As filed with the Securities and Exchange Commission on August 6, 2014.

Registration No. 333-197474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CITIZENS BANCSHARES, INC.

(Name of Registrant as specified in its charter)

Delaware	6023	56-1528994
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

4300 Six Forks Road, Raleigh, North Carolina 27609 (919) 716-7000

(Address and telephone number of principal executive offices)

Frank B. Holding, Jr.

Chairman and Chief Executive Officer

First Citizens BancShares, Inc.

4300 Six Forks Road, Raleigh, North Carolina 27609 (919) 716-7000

(Name, address and telephone number of agent for service)

With copies to:

Gerald F. Roach, Esq.

Jason L. Martinez, Esq.

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Phone: (919) 821-1220

Facsimile: (919) 821-6800

	Barry P. Harris, IV, Esq. Vice President & Chief Legal Officer First Citizens BancShares, Inc. 4300 Six Forks Road, Raleigh, North Carolina 27609 Phone: (919) 716-2206 Facsimile: (919) 716-7518	William R. Lathan, Jr., Esq. Ward and Smith, P.A. Wade II, Suite 400 5430 Wade Park Boulevard (27607) Raleigh, NC 27636-3009 Phone: (919) 277-9100 Facsimile: (919) 277-9177

Henry H. Ralston, Esq. Seth M. Huffstetler, Esq. Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, NC 28246 Phone: (704) 377-2536 Facsimile: (704) 378-4000	Jim B. Apple First Citizens Bancorporation, Inc. 1230 Main Street Columbia, South Carolina 29201 Phone: (803) 733-2025 Facsimile: (803) 931-1448	Suzanne Hulst Clawson, Esq. Haynsworth Sinkler Boyd, P.A. 1201 Main Street Suite 2200 Columbia, South Carolina 29201 Phone: (803) 540-7819 Facsimile: (803) 765-1243

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY-SUBJECT TO COMPLETION DATED AUGUST 6, 2014

To the Shareholders of First Citizens BancShares, Inc. and First Citizens Bancorporation, Inc.:

We are pleased to report that First Citizens BancShares, Inc. (“North”) and First Citizens Bancorporation, Inc. (“South”) have entered into a definitive merger agreement that provides for the combination of our two companies. Under the merger agreement, South will merge with and into North, with North as the surviving company in the merger. We cannot complete the merger transaction without your approval. Holders of shares of North Class A common stock and North Class B common stock will vote to approve (i) the merger agreement, (ii) the issuance of North common stock in connection with the merger pursuant to the requirements of NASDAQ Listing Rules and (iii) an amendment to the North Restated Certificate of Incorporation to authorize additional shares of North Class A common stock to enable the issuance of such shares in connection with the merger, each at a special meeting of stockholders to be held on September 16, 2014. Holders of shares of South voting and non-voting common stock will vote to approve the merger agreement at a special meeting of shareholders to be held on September 16, 2014. This document, which serves as a joint proxy statement for the special meetings of North and South and as a prospectus for the shares of North common stock to be issued in the merger to South shareholders, gives you detailed information about the special meetings and the merger.

Under the terms of the merger agreement, each share of South common stock will be converted into the right to receive 4.0 shares of North Class A common stock and $50.00 in cash, unless the holder of such share elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, for each share of such holder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock. Cash will be paid in lieu of issuing fractional shares of North common stock.

The value of the shares of North common stock to be issued in the merger will fluctuate between now and the closing date of the merger. We will not know the final value of the per share merger consideration payable to holders of South common stock until after such holders make their elections after closing of the merger; however, (i) based on the closing price of North Class A common stock and the last sale price of North Class B common stock on June 9, 2014, the last trading day before the public announcement of the signing of the merger agreement, the value of the aggregate merger consideration payable to holders of South common stock is between $607,010,000 and $644,715,000, depending on whether all South shareholders receive shares of North Class A common stock and cash or elect to receive shares of North Class A common stock and shares of North Class B common stock and excluding shares of South common stock held by North, and (ii) based on the closing price of North Class A common stock and the last sale price of North Class B common stock on August 4, 2014, the last practicable date before the date of this document, the value of the aggregate merger consideration payable to holders of South common stock is between $570,831,000 and $606,185,000, depending on whether all South shareholders receive shares of North Class A common stock and cash or elect to receive shares of North Class A common stock and shares of North Class B common stock and excluding shares of South common stock held by North. South shareholders should obtain current sale prices for North common stock. North Class A common stock trades on the NASDAQ Global Select Market under the symbol “FCNCA.” North Class B common stock trades on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “FCNCB.” South voting common stock trades on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “FCBN.” There is no established public trading market for South non-voting common stock.

Based on the current number of shares of South common stock outstanding, (i) if all South shareholders receive only North Class A common stock and cash, North currently expects to issue up to 2,605,004 shares of North Class A common stock upon completion of the merger and (ii) if all South shareholders elect to receive

North Class A common stock and North Class B common stock, North currently expects to issue up to 2,331,479 shares of Class A common stock and 273,526 shares of North Class B common stock upon completion of the merger. However, the number of shares actually issued upon completion of the merger could change depending on the actual elections of South shareholders.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, referred to as the “Internal Revenue Code” or the “Code.” Assuming the merger qualifies as a reorganization, a holder of South common stock who receives only North common stock in the merger generally will not recognize gain for tax purposes in the merger. A holder of South common stock who receives cash in the merger will recognize gain for tax purposes up to the amount of cash received. In addition, a holder of South common stock may recognize gain or loss for tax purposes from the receipt of cash in lieu of a fractional share of North common stock that such holder of South common stock would otherwise be entitled to receive.

Holders of North Class A common stock do not have a right to seek appraisal for their shares of North Class A common stock; however, holders of North Class B common stock do have the right to seek appraisal for their shares of North Class B common stock under Delaware law, provided they comply with each of the requirements under Delaware law, including not voting in favor of the merger agreement and providing notice to North. For more information regarding appraisal rights, please see “The Merger—Appraisal Rights of Holders of North Class B Common Stock” beginning on page 105 of this joint proxy statement/prospectus.

South shareholders have dissenters’ rights under South Carolina law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under South Carolina law, including not voting in favor of the merger agreement and providing notice to South. For more information regarding dissenters’ rights, please see “The Merger—Dissenters’ Rights of South Shareholders” beginning on page 109 of this joint proxy statement/prospectus.

Your vote is very important. To ensure your representation at the North or South special meeting, as applicable, please vote either electronically by telephone or through the Internet, or by completing, signing, dating and mailing the enclosed proxy card or broker’s instruction form in the enclosed envelope. Whether or not you expect to attend the North or South special meeting, as applicable, please vote promptly. If you are a record shareholder, submitting a proxy card or voting electronically now will not prevent you from being able to vote in person at the applicable special meeting. If you hold your shares through a broker or other nominee and wish to attend the special meeting and vote in person, you must present proof of ownership and appropriate voting documents from your broker or other nominee. Each of the North and South boards of directors has adopted and approved the merger agreement and the transactions contemplated by it, and recommends that its respective shareholders vote “FOR” approval of each of the proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the appendices and the documents incorporated into it by reference, carefully because it contains important information about the special meetings and the merger. In particular, you should read carefully the information under “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger.

On behalf of the North and South boards of directors, thank you for your prompt attention to this important matter.

Sincerely,

Frank B. Holding, Jr. Chairman and Chief Executive Officer First Citizens BancShares, Inc.	Jim B. Apple Chairman, Chief Executive Officer and President First Citizens Bancorporation, Inc.

The shares of North common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either North or South and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks, the South Carolina State Board of Financial Institutions nor any state securities commission or any other bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 6, 2014, and is being first mailed to North stockholders and South shareholders on or about August 13, 2014.

FIRST CITIZENS BANCSHARES, INC.

4300 Six Forks Road

Raleigh, North Carolina 27609

(919) 716-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2014

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First Citizens BancShares, Inc. (“North”) will be held at First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina on September 16, 2014, at 10:00 a.m. local time, for the following purposes:

1.	Approval of Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated June 10, 2014, as amended July 29, 2014 (the “merger agreement”), by and between First Citizens Bancorporation, Inc. (“South”) and North, pursuant to which South will merge with and into North, with North as the surviving company in the merger (the “North merger proposal”). You will find a copy of the merger agreement attached as Appendix A to the attached joint proxy statement/prospectus.

2.	Approval of Share Issuance. To consider and vote upon the issuance of up to 2,605,004 shares of North Class A common stock and up to 273,526 shares of North Class B common stock in connection with the merger agreement (the “North share issuance proposal”).

3.	Approval of Amendment to Restated Certificate of Incorporation. To consider and vote upon an amendment to North’s restated certificate of incorporation, as amended, that will increase the authorized number of shares of North Class A common stock from 11,000,000 to 16,000,000 shares to enable the issuance of shares of North Class A common stock in the merger (the “North charter amendment proposal”), and to provide additional authorized shares of North Class A common stock for other uses. You will find a copy of the form of proposed amendment to the North restated certificate of incorporation attached as Appendix F to the attached joint proxy statement/prospectus.

4.	Adjourn or Postpone the Special Meeting. To consider and vote upon a proposal of the North board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the North merger proposal, the North share issuance proposal or the North charter amendment proposal (the “North adjournment proposal”).

5.	Other Business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The North board of directors has set August 1, 2014 as the record date for the North special meeting. Only stockholders of record at the close of business on August 1, 2014 are entitled to notice of, and to vote at, the special meeting.

Holders of North Class A common stock do not have a right to seek appraisal for their shares of North Class A common stock; however, holders of North Class B common stock who comply with the provisions of Delaware law relating to appraisal rights applicable to the merger are entitled to seek appraisal under the Delaware appraisal rights law, a copy of which is attached as Appendix B to the attached joint proxy statement/prospectus.

The above proposals are described in more detail in the attached joint proxy statement/prospectus, which we urge you to read carefully in its entirety before you vote.

Your vote is very important. You are cordially invited to attend the North special meeting in person. However, even if you plan to attend the special meeting, to ensure your representation, please vote as promptly as possible, either electronically via telephone or the Internet, or by completing, signing, dating and mailing your proxy card or broker’s instruction form in the enclosed envelope. If you are a record stockholder and choose to attend the special meeting, then you may vote your shares in person if you wish to do so, even if you have previously signed and returned your proxy card or voted electronically via telephone or the Internet. If you hold your shares through a broker or other nominee (commonly referred to as held in “street name”) and wish to attend the special meeting and vote in person, you must present proof of ownership and appropriate voting documents from your broker or other nominee. You may revoke your proxy or broker’s voting instructions at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus or broker’s instructions. If you have questions about the proposals or about voting your shares, please call our Corporate Secretary, Kathy Klotzberger, at (919) 716-7000.

The North board of directors has approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and in the best interest of North and its stockholders. The North board of directors recommends that North stockholders vote “FOR” the North merger proposal, “FOR” the North share issuance proposal, “FOR” the North charter amendment proposal and “FOR” the North adjournment proposal.

By Order of the Board of Directors

Frank B. Holding, Jr.

Chairman and Chief Executive Officer

First Citizens BancShares, Inc.

Raleigh, North Carolina

August 6, 2014

FIRST CITIZENS BANCORPORATION, INC.

1230 Main Street

Columbia, South Carolina 29201

(803) 733-2025

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 16, 2014

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of First Citizens Bancorporation, Inc. (“South”) will be held at the Corporate Headquarters of South located at 1230 Main Street, Columbia, South Carolina, on September 16, 2014, at 10:00 a.m., local time, for the following purposes:

1.	Approval of Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated June 10, 2014, as amended July 29, 2014 (the “merger agreement”), by and between South and First Citizens BancShares, Inc. (“North”), pursuant to which South will merge with and into North, with North as the surviving company in the merger (the “South merger proposal”). You will find a copy of the merger agreement attached as Appendix A to the attached joint proxy statement/prospectus.

2.	Adjourn or Postpone the Special Meeting. To consider and vote upon a proposal of the South board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the South merger proposal (the “South adjournment proposal”).

3.	Other Business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The South board of directors has set August 4, 2014 as the record date for the South special meeting. Only shareholders of record of South common stock at the close of business on August 4, 2014 are entitled to notice of, and to vote at, the special meeting. Holders of South non-voting common stock as of the record date are entitled to notice of the special meeting and to vote on the South merger proposal, but are not entitled to vote on the South adjournment proposal.

Holders of South voting common stock or non-voting common stock who comply with the provisions of South Carolina law relating to dissenters’ rights applicable to the merger are entitled to assert dissenters’ rights under the South Carolina dissenters’ rights law, a copy of which is attached as Appendix C to the attached joint proxy statement/prospectus.

The above proposals are described in more detail in the attached joint proxy statement/prospectus, which we urge you to read carefully in its entirety before you vote.

Your vote is very important. You are cordially invited to attend the South special meeting in person. However, even if you plan to attend the special meeting, to ensure your representation, please vote as promptly as possible, either electronically via telephone or the Internet, or by completing, signing, dating and mailing your proxy card or broker’s instruction form in the enclosed envelope. If you are a record shareholder and choose to attend the special meeting, then you may vote your shares in person if you wish to do so, even if you have previously signed and returned your proxy card or voted electronically via telephone or the Internet. If you hold your shares through a broker or other nominee (commonly referred to as held in “street name”) and wish to attend the special meeting and vote in person, you must present proof of ownership and appropriate voting documents from your broker or other nominee. You may revoke your proxy or broker’s voting instructions at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus or broker’s instructions. If you have questions about the proposals or about voting your shares, please call our Corporate Secretary, Melissa A. Mendenall, at (803) 931-1320.

The South board of directors has approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and in the best interest of South and its shareholders. The South board of directors recommends that South shareholders vote “FOR” the South merger proposal and “FOR” the South adjournment proposal.

By Order of the Board of Directors

Jim B. Apple

Chairman, Chief Executive Officer and President

First Citizens Bancorporation, Inc.

Columbia, South Carolina

August 6, 2014

WHERE YOU CAN FIND MORE INFORMATION

First Citizens BancShares, Inc.

North files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that North files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, North files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from North by accessing North’s website at www.firstcitizens.com. Copies can also be obtained, free of charge, by directing a written request to:

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

Attn: Kathy A. Klotzberger, Corporate Secretary

Telephone: (919) 716-7000

In addition, if you are a North stockholder and you have any questions concerning the merger, the North special meeting or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of North common stock, please contact Kathy A. Klotzberger, Corporate Secretary, at the address above.

North has filed a Registration Statement on Form S-4 to register with the SEC up to 2,605,004 shares of North Class A common stock and up to 273,526 shares of North Class B common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and North or upon written or oral request to North at the address or telephone number set forth above.

Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4 or in North’s other SEC fillings. This joint proxy statement/prospectus incorporates important business and financial information about North that is not included in or delivered with this document, including incorporating by reference documents that North has previously filed with the SEC. These documents contain important information about North and its financial condition. See “Documents Incorporated by Reference” beginning on page 245 of this joint proxy statement/prospectus. These documents are available, free of charge, by accessing the websites of the SEC and North or upon written or oral request to North at the address or telephone number set forth above.

To obtain timely delivery of these documents, you must request them no later than September 9, 2014 in order to receive them before the special meeting of stockholders.

(i)

First Citizens Bancorporation, Inc.

South does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you are a South shareholder and have any questions concerning the merger, the South special meeting or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of South common stock, please contact South at:

First Citizens Bancorporation, Inc.

1230 Main Street

Columbia, South Carolina 29201

Attn: Melissa A. Mendenall, Corporate Secretary

Telephone: (803) 931-1320

Except where the context otherwise indicates, North supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to North, and South supplied all information contained in this joint proxy statement/prospectus relating to South.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or North or South that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus to North stockholders or South shareholders nor the issuance of North common stock or the payment of cash by North in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

CERTAIN DEFINED TERMS

Unless the context otherwise requires throughout this document, “North” refers to First Citizens BancShares, Inc., “South” refers to First Citizens Bancorporation, Inc. and “the parties,” “we,” and “our” refer collectively to North and South. The parties refer to the proposed merger of South with and into North as the “merger”; the merger of First Citizens Bank and Trust Company, Inc. (referred to as “South Bank”), with and into First-Citizens Bank & Trust Company (referred to as “North Bank”), as the “bank merger”; and the Agreement and Plan of Merger, dated June 10, 2014, as amended on July 29, 2014, by and between North and South as the “merger agreement.”

(ii)

(iii)

(iv)

INFORMATION ABOUT SOUTH	152

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2013, 2012 and 2011	162

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Quarter Ended March 31, 2014	201

Information about South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger	220

Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger	221

Security Ownership of South Management and Certain South Beneficial Owners	238

Certain Relationships and Related Party Transactions	242

LEGAL MATTERS	244

EXPERTS	244

STOCKHOLDER PROPOSALS	244

DOCUMENTS INCORPORATED BY REFERENCE	245

INDEX TO SOUTH FINANCIAL STATEMENTS	F-1

APPENDIX A: AGREEMENT AND PLAN OF MERGER, AS AMENDED	A-1

APPENDIX B: APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW	B-1

APPENDIX C: DISSENTERS’ RIGHTS UNDER THE SOUTH CAROLINA BUSINESS CORPORATION ACT	C-1

APPENDIX D: OPINION OF SANDLER O’NEILL + PARTNERS, L.P.	D-1

APPENDIX E: OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	E-1

APPENDIX F: CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF FIRST CITIZENS BANCSHARES, INC.	F-1

APPENDIX G: UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF FIRST CITIZENS BANCSHARES, INC.	G-1

(v)

QUESTIONS AND ANSWERS ABOUT THE

MERGER AND THE SPECIAL MEETINGS

The following are answers to some of the questions you may have regarding the special meetings. North and South urge you to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	North is sending these materials to its stockholders to help them decide how to vote their shares of North common stock with respect to the North merger proposal, the North share issuance proposal, the North charter amendment proposal and the other matters to be considered at the North special meeting described below.

South is sending these materials to its shareholders to help them decide how to vote their shares of South common stock with respect to the South merger proposal and the other matters to be considered at the South special meeting described below.

The merger cannot be completed unless South shareholders approve the merger agreement, and North stockholders approve the merger agreement, the issuance of North common stock in the merger and the related amendment to the North restated certificate of incorporation, as amended (the “North charter”). North is holding a special meeting of stockholders to vote on the merger agreement, the issuance of North common stock in the merger and the related amendment to the North charter, each as described in “Information about the North Special Meeting” beginning on page 51 of this joint proxy statement/prospectus. South is holding a special meeting of shareholders to vote on the merger agreement as described in “Information about the South Special Meeting” beginning on page 57 of this joint proxy statement/prospectus.

This joint proxy statement/prospectus constitutes a proxy statement and a prospectus of North and a proxy statement of South. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus because North will issue shares of its common stock in exchange for shares of South common stock in the merger.

Q:	Who are the members of the Holding family and what interests do they have in North and South?

A:	For purposes of this joint proxy statement/prospectus, the Holding family includes Frank B. Holding, his spouse, Ella Ann Holding, their five adult children and their children’s spouses, and their grandchildren. The five adult children of Frank B. Holding and Ella Ann Holding are Frank B. Holding, Jr., Hope H. Bryant, Olivia B. Holding, Claire H. Bristow and Carson H. Brice.

The Holding family beneficially owns shares representing a majority of the voting power of the outstanding shares of North common stock and a majority of the outstanding shares of South common stock. See “—What vote is required to approve the North proposals?,” “—What vote is required to approve the South proposals?,” and “The Merger—Information about South—Security Ownership of South Management and Certain Beneficial Owners.”

Frank B. Holding previously served as Executive Vice Chairman of North, Vice Chairman of South and a director of North and South.

Frank B. Holding, Jr. is Chairman and Chief Executive Officer of North and a director of North and South.

Hope H. Bryant is Vice Chairman and a director of North.

Claire H. Bristow’s spouse, Peter M. Bristow, is Executive Vice President and Chief Operating Officer and a director of South. Mr. Bristow is proposed to become President and Corporate Sales Executive of North and North Bank following the merger.

Q:	Have the terms of the merger been evaluated by directors who are independent from the Holding family?

A:	Yes. The North board of directors established an evaluation committee of the North board of directors comprised of independent directors Victor E. Bell, H. Lee Durham, Jr., and Lucius S. Jones (the “North Committee”) to consider and negotiate the terms and conditions of the merger and to make a recommendation to the North board of directors.

The South board of directors established a special committee of the South board of directors comprised of independent directors M. Craig Garner, Jr. (Chairman), Robert Hoppe, Allen McIntyre and Kevin Marsh (the “South Committee”) to consider and negotiate the terms and conditions of the merger and to make a recommendation to the South board of directors.

See “The Merger—Background of the Merger” beginning on page 62 of this joint proxy statement/prospectus.

Q:	What will South shareholders receive in the merger?

A:	Under the terms of the merger agreement, each South shareholder will receive 4.0 shares of North Class A common stock and $50.00 in cash for every share of South common stock the shareholder owns, unless such holder elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock for every share of South common stock that they own. If a shareholder does not make this election in the letter of transmittal, the shareholder will automatically receive 4.0 shares of North Class A common stock and $50.00 in cash for each share of South common stock owned. Cash will be paid in lieu of fractional shares.

Q:	May a South shareholder elect to receive some of the merger consideration in each of the two alternatives outlined in the question immediately above?

A:	No. Each shareholder may choose only one form of merger consideration for all of the shares owned by such shareholder.

Q:	What is the difference between the stockholder rights of the North Class A common stock and North Class B common stock?

A:	The shares of North Class A common stock are entitled to one vote for each share outstanding on all questions presented to stockholders, and the shares of North Class B common stock are entitled to 16 votes for each share outstanding on all questions presented to stockholders.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:	The value of the merger consideration described above may fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for North Class A common stock and North Class B common stock. Any fluctuation in the market price of North Class A common stock and North Class B common stock after the date of this joint proxy statement/prospectus will change the value of the shares of North common stock that South shareholders will receive.

Q:	When do North and South expect to complete the merger?

A:	North and South expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after approvals are received at the respective special meetings of North and South and all required regulatory approvals are received. North and South currently expect to complete the merger in the fourth quarter of 2014. It is possible, however, that, as a result of factors outside of either company’s control, the merger may be completed at a later time, or may not be completed at all.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, South shareholders will not receive any consideration for their shares of South common stock. Instead, South will remain a separate company and continue to be owned by its current shareholders.

Q:	How will the merger consideration received by South shareholders affect North stockholders?

A:	As a result of North’s issuance of new shares to South shareholders, current North stockholders other than the Holding family (who will also receive merger consideration for their shares of South common stock) will generally experience dilution in terms of percentage ownership of North and voting rights with respect to North. North stockholders who also own shares of South, including Holding family members, will experience less significant dilution or may actually experience an increase in voting control depending on the percentage of each entity owned.

Q:	What am I being asked to vote on?

A:	North Stockholders: Holders of North Class A common stock and North Class B common stock are being asked to vote on each of the following proposals:

•	a proposal to approve the merger agreement (the “North merger proposal”);

•	a proposal to approve the issuance of up to 2,605,004 shares of North Class A common stock and up to 273,526 shares of North Class B common stock in the merger (the “North share issuance proposal”);

•	a proposal to approve an amendment to the North charter to increase the authorized number of shares of North Class A common stock from 11,000,000 to 16,000,000 shares to enable the issuance of shares of North Class A common stock in the merger, and to provide additional authorized shares of North Class A common stock for other uses as determined by the North board of directors (the “North charter amendment proposal”); and

•	a proposal to approve one or more adjournments of the North special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals (the “North adjournment proposal”).

A more detailed description of each of these proposals can be found under “Information about the North Special Meeting” beginning on page 51 of this joint proxy statement/prospectus.

South Shareholders: South shareholders are being asked to vote on:

•	a proposal to approve the merger agreement (the “South merger proposal”); and

•	a proposal to approve one or more adjournments of the South special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposal (the “South adjournment proposal”).

Holders of South voting common stock will vote on both proposals. Holders of South non-voting common stock will vote only on the South merger proposal.

A more detailed description of each of these proposals can be found under “Information about the South Special Meeting” beginning on page 57 of this joint proxy statement/prospectus.

Q:	How do the boards of directors of North and South recommend that I vote?

A:

North: The North board of directors recommends that North stockholders vote “FOR” the North merger proposal, “FOR” the North share issuance proposal, “FOR” the North charter amendment proposal and “FOR” the North adjournment proposal. For a discussion of interests of North’s directors and executive officers in the merger that may be different from, or in addition to, the interests of North stockholders generally, see “The Merger—Interests of North and/or North Bank’s Directors and Executive Officers in the Merger,” beginning on page 112 of this joint proxy statement/prospectus.

South: The South board of directors recommends that South shareholders vote “FOR” the South merger proposal and “FOR” the South adjournment proposal. For a discussion of interests of South’s directors and executive officers in the merger that may be different from, or in addition to, the interests of South shareholders generally, see “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger,” beginning on page 114 of this joint proxy statement/prospectus.

Q:	Who can vote at the special meetings?

A:	North: Holders of North Class A common stock and holders of North Class B common stock as of August 1, 2014, the record date established by the North board of directors, can vote on all matters at the North special meeting.

South: Holders of South voting and non-voting common stock as of the close of business on August 4, 2014, the record date established by the South board of directors, can vote on the South merger proposal. Only holders of South voting common stock as of the close of business on the South record date can vote on the South adjournment proposal.

Q:	What constitutes a quorum for the North special meeting?

A:	The presence at the North special meeting, in person or by proxy, of the holders of shares representing a majority of the total votes entitled to be cast by holders of outstanding shares of North Class A common stock and North Class B common stock at its special meeting is necessary to constitute a quorum for the transaction of business at the North special meeting. In addition, the presence at the North special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of North Class A common stock is necessary to constitute a quorum for action on the North charter amendment proposal. Shares of North common stock represented at the special meeting but not voted, including shares that a stockholder abstains from voting and shares held in “street name” with a broker or other nominee for which a stockholder provides voting instructions for one or more, but not all, proposals to be voted on, will be counted for purposes of establishing a quorum. Once a share of North common stock is represented at the special meeting on any proposal, it will be counted for the purpose of determining a quorum for all proposals voted on, not only at the special meeting but also at any adjournment or postponement of the special meeting.

Q:	What constitutes a quorum for the South special meeting?

A:	The presence at the South special meeting, in person or by proxy, of the holders of a majority of the aggregate outstanding shares of the total South voting and non-voting common stock entitled to vote at its special meeting, as well as a majority of the outstanding shares of South voting common stock entitled to vote as a group at the special meeting and a majority of the outstanding shares of South non-voting common stock entitled to vote as a group at the meeting, is necessary to constitute a quorum for the transaction of business at the South special meeting. Shares of South common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a broker or other nominee for which a shareholder provides voting instructions for one, but not both, proposals to be voted on, will be counted for purposes of establishing a quorum. Once a share of South common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting.

Q:	What vote is required to approve the North proposals?

A:

The North merger proposal will be approved if a majority of the total votes entitled to be cast by holders of the outstanding shares of North Class A common stock and North Class B common stock, voting as a group, are cast in favor of such proposal. The North share issuance proposal will be approved if a majority of the total votes actually cast at the North special meeting by holders of the outstanding shares of North Class A common stock and North Class B common stock, voting as a group, are cast in favor of such proposal. The North charter amendment proposal will be approved if a majority of the total votes entitled to be cast by holders of the outstanding shares of: (i) North Class A common stock and North Class B common stock, voting as a group, and (ii) North Class A common stock, voting as a separate group, in each case are cast in favor of such proposal. The North adjournment proposal will be approved if a majority of the total votes entitled to be cast by holders of shares of North Class A common stock and North Class B common stock represented at the North special meeting, in person or by proxy, and voting as a group, are cast in favor of such proposal.

For the North merger proposal, the North charter amendment proposal and the North adjournment proposal, if a North stockholder fails to vote, responds by proxy with an “abstain” vote or fails to instruct his, her or its broker or other nominee with respect to any of such proposals, it will have the same effect as a vote cast “AGAINST” such proposal. If a North stockholder is not present in person at the North special meeting, does not respond by proxy or fails to instruct his, her or its broker or other nominee with respect to any of such proposals, it will have the same effect as a vote “AGAINST” the North merger proposal, the North charter amendment proposal and the North adjournment proposal.

For the North share issuance proposal, if a North stockholder fails to vote, responds by proxy with an “abstain” vote or fails to instruct his, her or its broker or other nominee with respect to such proposal, it will have no effect on the vote count for such proposal. If a North stockholder is not present in person at the North special meeting, does not respond by proxy or fails to instruct his, her or its broker or other nominee with respect to such proposal, it will have no effect on the vote count for such proposal.

Frank B. Holding, former Executive Vice Chairman and a former director of North and one of its stockholders, also is a shareholder, former Vice Chairman and a former director of South. Frank B. Holding, Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors of North and in management positions with North, and certain family entities, hold, in the aggregate, approximately 24.6% of the outstanding shares of North Class A common stock and approximately 66.5% of the outstanding shares of North Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock.

In addition to the above shares, (i) South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North Class A common stock and approximately 4.4% of the outstanding shares of North Class B common stock) and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of North Class A common stock and approximately 2.4% of the outstanding shares of North Class B common stock. Those shares held by South and the other entities amount to approximately 6.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock.

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock.

Q:	What vote is required to approve the South proposals?

A:

Under the provisions of the South Carolina Business Corporation Act, to be adopted, the South merger proposal must be approved by: (i) two-thirds of the South voting and non-voting common stock entitled to be cast on the merger, voting as a group, (ii) two-thirds of the South voting common stock entitled to be cast on the merger, voting as a separate group, and (iii) two-thirds of the South non-voting common stock entitled to be cast on the merger, voting as a separate group. In addition, it is a condition to the merger that a majority of the votes entitled to be cast on the merger by persons who are “minority holders” of South common stock not be cast against the South merger proposal. The term “minority holders” was negotiated by the North Committee and the South Committee, on the basis of South’s share records and related information, to include, generally, South shareholders who were not members of the Frank B. Holding family and South shareholders who were not affiliated with Mr. Holding or his family. The South adjournment proposal will be approved if the votes cast by South voting common stock in favor of the South adjournment proposal exceed the votes cast against the South adjournment proposal. The South non-voting common stock is not entitled to vote on the South adjournment proposal.

For the South merger proposal, if a South shareholder fails to vote, responds by proxy with an “abstain” vote or fails to instruct his, her or its broker or other nominee with respect to such proposal, it will have the same effect as a vote cast “AGAINST” such proposal. If a South shareholder is not present in person at the South special meeting, does not respond by proxy or fails to instruct his, her or its broker or other nominee with respect to such proposal, it will have the same effect as a vote “AGAINST” the South merger proposal.

For the South adjournment proposal, if a South shareholder fails to vote, responds by proxy with an “abstain” vote or fails to instruct his, her or its broker or other nominee with respect to such proposal, it will have no effect on the vote count for such proposal. If a South shareholder is not present in person at the South special meeting, does not respond by proxy or fails to instruct his, her or its broker or other nominee with respect to such proposal, it will have no effect on the vote count for such proposal.

Members of the Holding family, including those members who serve as directors of North and in management positions with North, and certain family entities, hold, in the aggregate, approximately 48.4% of the outstanding shares of South’s voting common stock and approximately 16.8% of the outstanding shares of South’s non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South’s common stock.

In addition to the above shares, (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting common stock) and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 8.8% of the outstanding shares of South voting common stock and approximately 14.1% of South non-voting common stock. Those shares held by North and the other entities amount to approximately 13.7% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

Q:	Is completion of the merger subject to any conditions?

A:

Yes. North and South are not required to complete the merger unless a number of conditions are satisfied or, where permissible, waived by the board of directors of the party or parties for whom the condition exists. These conditions include, among others, (i) the adoption of the merger agreement by North stockholders and South shareholders, (ii) the approval of the issuance of the North Class A common stock and North Class B common stock by North stockholders, (iii) the approval of the North charter amendment proposal by North stockholders, (iv) receipt of approval of various governmental authorities without the imposition of a burdensome condition, (v) the authorization for listing on the NASDAQ Global Select Market of the shares of North Class A common stock to be issued in the merger, (vi) the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of this registration statement (or proceedings for that purpose initiated or threatened by the SEC and not withdrawn), (vii) the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other material transactions contemplated by the merger agreement, (viii) the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger, the bank merger or any of the other material transactions contemplated by the merger agreement, (ix) the accuracy of the representations and warranties of each other party in the merger agreement as of the day on which the merger is completed, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect), (x) receipt by each party of an opinion of legal counsel as to certain tax matters, (xi) receipt by North of resignations of South and South Bank directors and executive officers, as requested by North, (xii) the absence of any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the other party, and (xiii) a majority of the shares held by the minority holders of South common stock must not have voted against the merger. For a more complete summary of the conditions that must be satisfied (or, where permissible, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 130 of this joint proxy statement/prospectus.

Q:	If my North or South shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	Your broker or other nominee will not vote your shares unless you give voting instructions to your broker or other nominee. If your shares are held in “street name” through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to North or South or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. All of the matters to be considered at the North and South special meetings are non-routine. Broker non-votes are shares held by a broker or other nominee that are represented at the applicable special meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

If you are a North stockholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the North merger proposal, the North share issuance proposal, the North charter amendment proposal or the North adjournment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” the North merger proposal, the North charter amendment proposal and the North adjournment proposal and no effect on the North share issuance proposal.

If you are a South shareholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the South merger proposal or the South adjournment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” the South merger proposal and no effect on the South adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you are a record shareholder and submit your proxy via the Internet, by telephone or by mail, the persons named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on any particular proposal, the shares of common stock represented by your proxy will be voted in favor of that proposal. Notwithstanding the foregoing, North and South urge their respective record shareholders to properly complete, date, and sign the enclosed proxy card and return it in the enclosed envelope to ensure that your shares will be represented at the special meetings.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, North stockholders should vote by telephone or on the Internet, or complete, sign and date the enclosed proxy card or broker’s voting instruction form and return it in the enclosed envelope as soon as possible so that their shares will be represented at North’s special meeting.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, South shareholders should vote by telephone or the Internet, or complete, sign and date the enclosed proxy card or broker’s voting instruction form and return it in the enclosed envelope as soon as possible so that their shares will be represented at South’s special meeting.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I cast my vote?

A:	North stockholders: If you are a stockholder of record of North as of the record date for the North special meeting, which is August 1, 2014 (the “North record date”), you may cast your vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

You may also cast your vote in person at North’s special meeting.

South shareholders: If you are a shareholder of record of South as of the record date for the South special meeting, which is August 4, 2014 (the “South record date”), you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

You may also cast your vote in person at South’s special meeting.

If your North or South shares are held in “street name” through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to North or South or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your broker or nominee.

Q:	What if I hold shares in both North and South?

A:	If you are both a North stockholder and a South shareholder, you will receive separate packages of proxy materials from each company. A vote as a North stockholder for any of the North proposals will not constitute a vote as a South shareholder for any South proposal, or vice versa. Therefore, please mark, sign, date and return all proxy cards and/or voting instructions that you receive from North or South, or vote over the Internet or by telephone.

Q:	When are the North special meeting and the South special meeting, and where will each be held?

A:	North: The special meeting of North stockholders will be held at First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 10:00 a.m., local time, on September 16, 2014. All stockholders of North as of the North record date, or their duly appointed proxies, may attend the North special meeting.

South: The special meeting of South shareholders will be held at South’s Corporate Headquarters located at 1230 Main Street, Columbia, South Carolina, at 10:00 a.m., local time, on September 16, 2014. All shareholders of South as of the South record date, or their duly appointed proxies, may attend the South special meeting.

Q:	What happens if I sell my North shares after the record date but before the North special meeting?

A:	The North record date is earlier than the date of the North special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of North Class A common stock or North Class B common stock after the record date but before the date of the North special meeting, you will retain your right to vote at the North special meeting.

Q:	What happens if I sell my South shares after the South record date but before the South special meeting?

A:	The South record date is earlier than the date of the South special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of South common stock after the record date but before the date of the South special meeting, you will retain your right to vote at the South special meeting; however, you will not have the right to receive the merger consideration to be received by South shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Can North stockholders exercise appraisal rights in connection with the merger?

A:	Under the Delaware General Corporation Law (“DGCL”), holders of North Class A common stock are not entitled to appraisal rights in connection with the merger. However, holders of North Class B common stock do have appraisal rights in the merger.

Under the DGCL, holders of North Class B common stock who want to seek appraisal of the fair value of their shares must provide North with a written demand for appraisal prior to the vote on the North merger proposal at the North special meeting, stating, among other things, that you will exercise your right to seek appraisal if the merger is completed. Also, you may not vote in favor of the North merger proposal and must follow other procedures, both before and after the North special meeting, as described in Appendix B to this joint proxy statement/prospectus. Note that, if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the North merger proposal, then your shares will automatically be voted in favor of the North merger proposal and you will lose all appraisal rights available under the DGCL. A summary of these provisions can be found under “The Merger—Appraisal Rights of Holders of North Class B Common Stock” beginning on page 105 of this joint proxy statement/prospectus. Due to the complexity of the procedures for exercising appraisal rights, holders of North Class B common stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable DGCL provisions will result in the loss of appraisal rights.

Q:	Can South shareholders exercise dissenters’ rights in connection with the merger?

A:

Yes. If you are a South shareholder and you want to exercise dissenters’ rights and obtain payment of the fair value of shares of South common stock in cash instead of the merger consideration, then you must provide South with written notice prior to the South special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the South merger proposal and must follow other procedures, both before and after the South special meeting, as described in Appendix C to this joint proxy statement/prospectus. Note that, if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the South merger proposal, then your shares will automatically be voted in favor of the South merger proposal and you will lose all dissenters’ rights available under South Carolina law. A summary of these provisions can be found under “The Merger—Dissenters’ Rights of South Shareholders” beginning on page 109 of this joint proxy statement/prospectus. Due to the complexity of the procedures for exercising dissenters’ rights, South shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable South Carolina law provisions will result in the loss of the right to dissent.

Q:	Can I attend the North or South special meeting and vote my shares in person, and, if so, do I need to bring identification or anything else with me?

A:	Yes. All shareholders of North and South, including shareholders of record and shareholders who hold their shares through brokers or other nominees or any other holder of record, are invited to attend their respective special meetings. Holders of record of North and South common stock can vote in person at the North special meeting and South special meeting, respectively. If you are not a shareholder of record, you must obtain a “legal proxy,” executed in your favor, from the record holder of your shares, such as a broker or other nominee, to be able to vote in person at the special meetings. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. North and South reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the North or South special meeting is prohibited without North or South’s express written consent, respectively.

Q:	Can I change my vote?

A:	North stockholders: Yes. If you are a holder of record of North common stock, you may revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to North’s corporate secretary, (iii) submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on September 15, 2014, or by mail that is received prior to the applicable special meeting or (iv) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by North after the vote will not affect the vote. North’s corporate secretary’s mailing address is: Corporate Secretary, First Citizens BancShares, Inc., 4300 Six Forks Road, Raleigh, North Carolina 27609.

If you hold your shares in “street name,” you should contact your broker or other nominee to revoke your proxy.

South shareholders: Yes. If you are a holder of record of South common stock, you may revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to South’s corporate secretary, (iii) submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on September 15, 2014, or by mail that is received prior to the applicable special meeting or (iv) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by South after the vote will not affect the vote. South’s corporate secretary’s mailing address is: Corporate Secretary, First Citizens Bancorporation, Inc., 1230 Main Street, Columbia, South Carolina 29201.

If you hold your shares in “street name,” you should contact your broker or other nominee to revoke your proxy.

Q:	Should South shareholders send in their South share certificates now?

A:	No. South shareholders SHOULD NOT send in any share certificates now. After the merger is completed, North will send you written instructions explaining how to exchange your South share certificates.

Q:	What should I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:	South shareholders and North stockholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of South and/or North common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of shares of South common stock or North common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards for each company. In addition, if you are a holder of record of shares of North Class A common stock and North Class B common stock, you will receive a separate proxy card or voting instruction card for each class of shares held. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of South common stock and/or North common stock that you own.

Q:	Whom should I call with questions?

A:	North stockholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of North common stock, please contact: Kathy A. Klotzberger, Corporate Secretary, First Citizens BancShares, Inc., 4300 Six Forks Road, Raleigh, North Carolina 27609 at (919) 716-8449.

South shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of South common stock, please contact: Melissa A. Mendenall, Corporate Secretary, First Citizens Bancorporation, Inc., 1230 Main Street, Columbia, South Carolina 29201, at (803) 931-1320.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. North and South encourage you to read the merger agreement because it is the legal document that governs the merger.

Information about North and South

North

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

(919) 716-7000

North was incorporated under the laws of Delaware on August 7, 1986, to become the holding company of North Bank, its banking subsidiary. North Bank opened in 1898 as the Bank of Smithfield in Smithfield, North Carolina, and later became North Bank. On April 28, 1997, North launched IronStone Bank, or “ISB,” a federally-chartered thrift institution that originally operated under the name Atlantic States Bank. Initially, ISB operated in the counties surrounding Atlanta, Georgia, but gradually expanded into other high-growth markets throughout the southeastern and western United States. On January 7, 2011, ISB was merged into North Bank resulting in a single banking subsidiary of North.

Prior to 2009, North Bank focused on organic growth, delivering its products and services to customers through de novo branch expansion. Beginning in 2009, leveraging on its strong capital and liquidity positions, North Bank participated in six FDIC-assisted transactions involving distressed financial institutions. These transactions allowed North Bank to enter new markets and expand its presence in other markets.

As of August 4, 2014, North Bank operated 397 branches in North Carolina, Virginia, West Virginia, Maryland, Tennessee, Washington, California, Florida, Georgia, Texas, Arizona, New Mexico, Oregon, Colorado, Oklahoma, Kansas, Missouri and Washington, DC.

North Class A common stock is traded on the NASDAQ Global Select Market under the symbol “FCNCA.”

North Class B common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “FCNCB.”

For more information about North, see “Information about North” beginning on page 150 of this joint proxy statement/prospectus.

South

First Citizens Bancorporation, Inc.

1230 Main Street

Columbia, South Carolina 29201

(803) 931-1320

South is a one-bank holding company incorporated in 1982 under the laws of the State of South Carolina whose principal subsidiary is South Bank. South Bank is a South Carolina-chartered state bank and is the successor to a South Carolina-chartered state bank organized in 1913. South Bank offers a complete array of commercial and retail banking services through its 157 offices in 102 communities in South Carolina and 20 offices in 17 communities in Georgia. South Bank also offers trust services. South Bank’s wholly-owned subsidiary, First Citizens Securities Corporation, offers brokerage, financial advisory and wealth management services, and South Bank’s wholly-owned subsidiary, First Citizens Asset Management, Inc. offers investment advisory services.

South voting common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “FCBN.” There is no established public trading market for the South non-voting common stock, it is only traded infrequently and it is not quoted on the OTC Bulletin Board or listed on any exchange.

For more information about South, see “Information about South” beginning on page 152 of this joint proxy statement/prospectus.

The Merger (see page 62)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger. This summary is intended to assist you in reviewing the proposed merger, but shall not under any circumstances be deemed a substitute for carefully reviewing the merger agreement in its entirety. In the event of any conflict between this summary and the merger agreement, the terms of the merger agreement will control.

In the merger, South will merge with and into North, with North as the surviving company. It is expected that, following the merger, South Bank will merge with and into North Bank, with North Bank as the surviving bank.

Closing and Effective Time of the Merger (see page 121)

The closing date is currently expected to occur in the fourth quarter of 2014. The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Secretary of State of the State of South Carolina. Neither North nor South can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholder approvals will be received.

Merger Consideration (see page 121)

Under the terms of the merger agreement, each share of South common stock will be converted into the right to receive 4.0 shares of North Class A common stock and $50.00 in cash, unless the holder of such share elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, for each share of such holder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock. An election for a shareholder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock must be made with respect to all shares of South common stock owned by the shareholder. A South shareholder may not elect for a portion of such holder’s shares to be converted pursuant to one alternative and the remainder pursuant to the other alternative. If a shareholder does not make this election in the letter of transmittal, the shareholder will automatically receive 4.0 shares of North Class A common stock and $50.00 in cash for each share of South common stock owned. Cash will be paid in lieu of issuing fractional shares of North common stock.

Exchange of Stock Certificates (see page 122)

Promptly after the effective time of the merger, North’s exchange agent will mail to each holder of record of South common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s South share certificate(s) for the merger consideration (including cash in lieu of any fractional North shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

Please do not send in your share certificate until you receive instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 100)

The merger is intended to qualify as a “reorganization” within the meaning of section 368(a) of the Code, and it is a condition to the respective obligations of North and South to complete the merger that each of North and South receives a legal opinion to that effect. Assuming such treatment applies, a holder of South common stock who receives only North common stock in the merger generally will not recognize gain in the merger. A holder of South common stock who receives cash in the merger will recognize gain up to the amount of cash received. In addition, a holder of South common stock may recognize gain or loss from the receipt of cash in lieu of a fractional share of North common stock that such holder of South common stock would otherwise be entitled to receive.

The United States federal income tax consequences described in this joint proxy statement/prospectus may not apply to all holders of shares of South common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Appraisal Rights of Holders of North Class B Common Stock (see page 105 and Appendix B)

If you are a holder of North Class B common stock and want to seek appraisal of the fair value of your shares, you must provide North with a written demand for appraisal prior to the vote on the North merger proposal at the North special meeting stating, among other things, that you will exercise your right to seek appraisal if the merger is completed. Also, you may not vote in favor of the North merger proposal and must follow other procedures, both before and after the special meeting, as described in Appendix B to this joint proxy statement/prospectus. Note that, if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the North merger proposal, then your shares will automatically be voted in favor of the North merger proposal and you will lose all appraisal rights available under the DGCL. A summary of these provisions can be found under “The Merger—Appraisal Rights of Holders of North Class B Common Stock” beginning on page 105 of this joint proxy statement/prospectus. Due to the complexity of the procedures for exercising appraisal rights, if you are considering exercising such rights, you are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable DGCL provisions will result in the loss of your appraisal rights.

Dissenters’ Rights of South’s Shareholders (see page 109 and Appendix C)

If you are a South shareholder and want to exercise dissenters’ rights and obtain payment of the fair value of your shares of South common stock in cash instead of the merger consideration, then you must provide South with written notice prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the South merger proposal and must follow other procedures, both before and after the special meeting, as described in Appendix C to this joint proxy statement/prospectus. Note that, if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the South merger proposal, then your shares will automatically be voted in favor of the South merger proposal and you will lose all dissenters’ rights available under South Carolina law. A summary of these provisions can be found under “The Merger—Dissenters’ Rights of South Shareholders” beginning on page 109 of this joint proxy statement/prospectus. Due to the complexity of the procedures for exercising dissenters’ rights, if you are considering exercising such rights, you are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable South Carolina law provisions will result in the loss of your right to dissent.

Opinion of North’s Financial Advisor (see page 77 and Appendix D)

On June 10, 2014, at a meeting of the North Committee, Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) delivered to the North Committee its oral opinion, which was subsequently confirmed in writing on June 10, 2014, that, as of June 10, 2014, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler O’Neill’s opinion, the merger consideration was fair to North and its stockholders from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Appendix D to this joint proxy statement/prospectus. The opinion outlines, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Holders of North Class A common stock and North Class B common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was addressed to the North Committee and is directed only to the fairness of the merger consideration to North and its stockholders from a financial point of view. It does not address the underlying business decision of North to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder of North or South as to how such shareholder should vote at their special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by South’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of South.

For further information, please see the section entitled “The Merger—Opinion of North’s Financial Advisor” beginning on page 77.

Opinion of South’s Financial Advisor (see page 89 and Appendix E)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), South’s financial advisor, delivered to the South Committee a written opinion, dated June 10, 2014, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration.

The full text of the written opinion, dated June 10, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix E to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the South Committee (in its capacity as such) for the benefit and use of the South Committee in connection with and for purposes of its evaluation of the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock from a financial point of view. BofA Merrill Lynch’s opinion does not address the fairness, from a financial point of view, of the merger consideration to be received by the minority holders of South common stock who elect to receive North Class A common stock and North Class B common stock. BofA Merrill Lynch’s opinion also does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to South or in which South might engage or as to the underlying business decision of South to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

Recommendation of the North Board of Directors (see page 73)

After careful consideration, the North board of directors recommends that North stockholders vote “FOR” the North merger proposal, “FOR” the North share issuance proposal, “FOR” the North charter amendment proposal and “FOR” the North adjournment proposal.

For a more complete description of North’s reasons for the merger and the recommendations of the North board of directors, please see the section entitled “The Merger—Recommendation of North’s Board of Directors and Reasons for the Merger” beginning on page 73 of this joint proxy statement/prospectus.

Recommendation of the South Board of Directors (see page 75)

After careful consideration, the South board of directors recommends that South shareholders vote “FOR” the South merger proposal and “FOR” the South adjournment proposal.

For a more complete description of South’s reasons for the merger and the recommendation of the South board of directors, please see the section entitled “The Merger—Recommendation of South’s Board of Directors and Reasons for the Merger” beginning on page 75 of this joint proxy statement/prospectus.

Interests of North and/or North Bank’s Directors and Executive Officers and South and/or South Bank’s Directors and Executive Officers (see pages 112 and 114)

In considering the recommendations of the North and South boards of directors with respect to the respective merger and other proposals, you should be aware that some of North’s and/or North Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of North’s stockholders generally, and some of South and/or South Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of South’s shareholders generally. Specifically, Frank B. Holding, former Executive Vice Chairman and a former director of North and one of its stockholders, also is a shareholder and former Vice Chairman and a former director of South. Frank B. Holding, Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors of North and are in management positions with North, and certain family entities hold, in the aggregate, (i) approximately 24.6% of the outstanding shares of North Class A common stock and approximately 66.5% of the outstanding shares of North Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 48.4% of the outstanding shares of South voting common stock and approximately 16.8% of the outstanding shares of South non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock. In addition to the above shares (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting common stock), and South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North Class A common stock and approximately 4.4% of the outstanding shares of North Class B common stock), and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of the North Class A common stock, approximately 2.4% of the outstanding shares of the North Class B common stock, approximately 8.8% of the outstanding shares of South voting common stock, and approximately 14.1% of South non-voting common stock. Those shares held by North, South and the other entities amount to approximately 6.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and approximately 13.7% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of (i) approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

Additionally, Victor E. Bell III, a director of North and member of the North Committee, holds 107 shares of South voting common stock in trust for his nieces and nephews, and 53 shares of South voting common stock are held by a family member as trustee for Mr. Bell’s children, which collectively amount to approximately 0.02% of the outstanding shares of South voting common stock.

The merger will be a triggering event under South Bank’s Retirement Agreement with Jim B. Apple, South Bank’s Chairman and Chief Executive Officer and South’s Chairman, Chief Executive Officer and President, which will entitle him to receive the payments and benefits provided for in that agreement. See “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger—Compensation to be Paid to South Executive Officer in Connection with the Merger.”

Members of both the North Committee and the South Committee were compensated for their service on the committees.

The North and South boards of directors were aware of, and considered, these interests, among other matters, when making their respective decisions to approve the merger agreement, and in recommending that North’s and South’s respective shareholders vote in favor of the merger agreement.

Finally, subsequent to execution of the merger agreement, North announced that (i) Peter M. Bristow, currently Executive Vice President and Chief Operating Officer of South, President and Chief Operating Officer of South Bank and brother-in-law to Mr. Holding, Jr., Chairman and Chief Executive Officer of North and North Bank, and Ms. Hope H. Bryant, Vice Chairman of North and North Bank, and son-in-law of Mr. Holding, former Executive Vice Chairman of North and former Vice Chairman of South, is proposed to become President and Corporate Sales Executive of North and North Bank at the effective time of the merger and (ii) Craig L. Nix, currently Executive Vice President and Chief Financial Officer of South and South Bank, is proposed to replace North and North Bank’s current Chief Financial Officer, Glenn D. McCoy, who will retire on a date to be determined following the merger.

These interests are discussed in more detail in the sections entitled “The Merger—Interests of North and/or North Bank’s Directors and Executive Officers in the Merger” beginning on page 112 of this joint proxy statement/prospectus, “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger” beginning on page 114 of this joint proxy statement/prospectus and “The Merger—Board of Directors and Management of North Following the Merger” beginning on page 112 of this joint proxy statement/prospectus.

Regulatory Approvals (see page 105)

Completion of the merger requires the prior approval of the Board of Governors of the Federal Reserve System, the South Carolina State Board of Financial Institutions, and the North Carolina Commissioner of

Banks. Completion of the bank merger requires the prior approval of the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks and the North Carolina State Banking Commission, and advance notice of the Bank merger must be given to the South Carolina State Board of Financial Institutions. Additionally, certain notices to or approvals of various non-bank regulatory agencies will be required related to South Bank’s insurance, broker-dealer and investment advisory subsidiaries.

The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals” beginning on page 105 of this joint proxy statement/prospectus.

Conditions to Completion of the Merger (see page 130)

The completion of the merger depends on a number of conditions being satisfied or, where permissible, waived, including:

•	receipt of North stockholder approval of the North merger proposal, the North share issuance proposal and the North charter amendment proposal;

•	receipt of South shareholder approval of the South merger proposal;

•	authorization for listing of North Class A common stock issuable as merger consideration on the NASDAQ Global Select Market;

•	receipt of regulatory approvals;

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part;

•	absence of an injunction preventing the merger or law prohibiting the merger;

•	accuracy of each party’s representations and warranties as of the signing and closing (or such other date specified in the merger agreement), subject to certain exceptions;

•	performance of all requisite obligations by North and South under the merger agreement in all material respects;

•	delivery of customary closing certificates and other deliverables by each party;

•	absence of a material adverse effect on either party between the date of the merger agreement and closing of the merger;

•	receipt by each party of an opinion that the merger qualifies as a tax-free reorganization;

•	receipt by North of resignations of directors and executive officers of South and South Bank, as requested by North; and

•	a majority of the votes entitled to be cast on the South merger proposal by minority holders of South (which minority holds approximately 37.0% of the aggregate outstanding voting common stock of South) must not have cast their votes against the South merger proposal. The term “minority holders” was negotiated by the North Committee and the South Committee, on the basis of South’s share records and related information, to include, generally, South shareholders who were not members of the Frank B. Holding family and South shareholders who were not affiliated with Mr. Holding or his family.

Third Party Proposals (see page 130)

South has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than North and to certain related matters. The merger agreement does not, however, prohibit South from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (see page 131)

The merger agreement may be terminated at any time prior to the effective time of the merger and, except as specified below, whether before or after adoption of the merger agreement by the respective shareholders of North or South:

•	by mutual written consent of North and South;

•	by either North or South if any governmental entity that must grant a requisite regulatory approval has (i) denied approval of the consummation of any of the material transactions contemplated by the merger agreement, including the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of any of the material transactions contemplated by the merger agreement, including the merger or the bank merger or (ii) granted the requisite regulatory approval, but such approval contains or results in the imposition of a materially burdensome regulatory condition and there is no meaningful possibility that such approval could be revised prior to the termination date of the merger agreement so as not to result in a materially burdensome regulatory condition, unless, in either case, the failure to obtain a requisite regulatory approval or to obtain a requisite regulatory approval without it containing or resulting in the imposition of a materially burdensome regulatory condition shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either North or South if the merger is not consummated on or before one year from the date of the merger agreement, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either North or South if there is a breach of any of the covenants or agreements or any of the representations or warranties in the merger agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions to North’s obligations or conditions to South’s obligations, respectively, set forth in the merger agreement would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach is not cured by the earlier of (a) the termination date of the merger agreement or (b) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained in the merger agreement such that any of the conditions to North’s or South’s obligations would not be satisfied;

•	by either North or South if (i) in the North special meeting (including any postponements or adjournments thereof) the proposals are correctly voted on and the requisite North vote is not obtained or (ii) in the South special meeting (including any postponements or adjournments thereof) the proposals are correctly voted on and the requisite South vote is not obtained; provided that the party seeking to terminate the merger agreement under this provision has complied in all material respects with its obligations under the shareholders’ approval section of the merger agreement (including by complying with an adjournment or postponement request as specified in the merger agreement);

•	by North, prior to South obtaining the requisite South vote, if (i) the board of directors of South has failed to recommend approval of the merger agreement by South shareholders, failed to include such recommendation in this joint proxy statement/prospectus or has withdrawn such recommendation (or modified it in a manner adverse to North), each a “change in board recommendation,” or (ii) South failed to comply in all material respects with its obligations to solicit its shareholders under the merger agreement (see “The Merger Agreement—Solicitation of Shareholders”) or the restrictions on acquisition proposals under the merger agreement (see “The Merger Agreement—Third Party Proposals”);

•	by South, prior to North obtaining the requisite North vote, if North failed to comply in all material respects with its obligations to solicit its stockholders under the merger agreement (see “The Merger Agreement—Solicitation of Shareholders”);

•	by South, prior to obtaining the requisite South vote, if the board of directors of South has effected a change in board recommendation; provided that South has complied with the requirements of the board of directors recommendation provision in the shareholders’ approval section of the merger agreement (see “The Merger Agreement—Solicitation of Shareholders”) and the restrictions on acquisition proposals under the merger agreement (see “The Merger Agreement—Third Party Proposals”);

•	by North if there are certain material defects with South’s real property and such defects individually or in the aggregate have a material adverse effect on South; or

•	by North if holders of 10% of the outstanding shares of South common stock are deemed “dissenting shares” pursuant to the terms of the merger agreement.

Termination Fees (see page 132)

If the merger agreement is terminated under specified circumstances, South has agreed to pay North a termination fee of $6,450,000, $10,000,000 or $22,574,000 (and in certain instances, North’s documented expenses), depending on the timing and circumstances of the termination.

Share Listing (see page 120)

North will cause the shares of North Class A common stock that are to be issued to the holders of South common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger. North Class B common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board. There are no current plans to list any of the North Class B common stock, including any shares that may be issued in connection with the merger, on any exchange.

Accounting Treatment (see page 105)

North will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (“GAAP”).

North Special Meeting (see page 51)

The special meeting of North stockholders will be held on September 16, 2014, at 10.00 a.m., local time, at First Citizens Center, 4300 Six Forks Road, Raleigh, North Carolina. At the special meeting, holders of North Class A common stock and North Class B common stock will be asked to vote on:

•	the North merger proposal;

•	the North share issuance proposal;

•	the North charter amendment proposal;

•	the North adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

See “Information about the North Special Meeting” beginning on page 51 of this joint proxy statement/prospectus for more information about the proposals to be considered at the North special meeting.

Holders of North Class A common stock and North Class B common stock as of August 1, 2014, the North record date, can vote on all proposals to be considered at the North special meeting. As of the North record date, there were an aggregate of 9,618,941 shares of North Class A and Class B common stock outstanding and entitled to notice and to vote, held by approximately 1,593 holders of record. Of that total, there were an aggregate of 8,586,058 shares of North Class A common stock outstanding and entitled to notice and to vote held by approximately 1,548 holders of record, and an aggregate of 1,032,883 shares of North Class B common stock outstanding and entitled to notice and to vote held by approximately 262 holders of record. Each holder of North Class A common stock can cast one vote for each share of North Class A common stock owned on the North record date. Each holder of North Class B common stock can cast 16 votes for each share of North Class B common stock owned on the North record date.

As of the North record date:

•	directors and executive officers of North and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 1,715,202 shares of North Class A common stock and 334,454 shares of North Class B common stock, representing approximately 20.0% of the shares of North Class A common stock and approximately 32.4% of the shares of North Class B common stock outstanding and entitled to vote on all proposals to be considered at the North special meeting on that date, respectively, and 7,066,466 total votes.

•	South and its subsidiaries held (other than as fiduciary, custodian or agent) 167,600 shares of North Class A common stock and 45,900 shares of North Class B common stock, representing approximately 2.0% of the shares of North Class A common stock and 4.4% of the shares of North Class B common stock outstanding and entitled to vote on all proposals to be considered at the North special meeting on that date, respectively, and 902,000 total votes.

•	directors and executive officers of South and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 355,768 shares of North Class A common stock and 306,376 shares of North Class B common stock, representing approximately 4.1% of the shares of North Class A common stock and 29.7% of the shares of North Class B common stock outstanding and entitled to vote on all proposals to be considered at the North special meeting on that date, respectively, and 5,257,784 total votes. These shares include shares of North common stock beneficially owned by Frank B. Holding, Jr. (who serves as a director of both North and South) which also are included in the shares listed above as beneficially owned by North’s directors and executive officers.

South Special Meeting (see page 57)

The special meeting of South shareholders will be held on September 16, 2014, at 10:00 a.m., local time, at South’s Corporate Headquarters located at 1230 Main Street, Columbia, South Carolina. At the special meeting, South shareholders will be asked to vote on:

•	the South merger proposal;

•	the South adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

See “Information about the South Special Meeting” beginning on page 57 of this joint proxy statement/prospectus for more information about the proposals to be considered at the South special meeting.

Holders of South voting and non-voting common stock as of the close of business on August 4, 2014, the South record date, can vote on the South merger proposal at the South special meeting. Only holders of South voting common stock can vote on the South adjournment proposal at the South special meeting. As of the South record date, there were an aggregate of 683,293 shares of South voting and non-voting common stock outstanding and entitled to notice and to vote held by approximately 148 holders of record. As of the South record date, there were an aggregate of 655,514 shares of South voting common stock outstanding and entitled to notice and to vote held by approximately 141 holders of record. As of the South record date, there were an aggregate of 27,779 shares of South non-voting common stock outstanding and entitled to notice and to vote held by approximately 7 holders of record. Each holder of South voting and non-voting common stock can cast one vote on the South merger proposal for each share of South voting or non-voting common stock owned on the South record date. Each holder of South voting common stock can cast one vote on the South adjournment proposal for each share of South voting common stock owned on the South record date. Holders of South non-voting common stock are not entitled to vote on the South adjournment proposal.

As of the South record date:

•	directors and executive officers of South and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 132,112 shares of South voting common stock and 8,579 shares of the South non-voting common stock, representing approximately 20.2% of the shares of South voting common stock and 30.9% of the shares of South non-voting common stock outstanding and entitled to vote on the South merger proposal on that date, respectively, and representing approximately 20.6% of the aggregate shares of South voting and non-voting common stock outstanding and entitled to vote on the South merger proposal on that date. These shares include shares of South voting common stock listed below that are held by North which may be considered to be beneficially owned by Frank B. Holding, Jr., who serves as a director of both North and South.

•	North and its subsidiaries held (other than as fiduciary, custodian or agent) 32,042 shares of South voting common stock and no shares of the South non-voting common stock, representing approximately 4.9% of the shares of South voting common stock outstanding and entitled to vote on the South merger proposal on that date, and approximately 4.7% of the aggregate shares of South voting and non-voting common stock outstanding and entitled to vote on the South merger proposal on that date.

•	directors and executive officers of North and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 257,123 shares of South voting common stock and 8,579 shares of the South non-voting common stock, representing approximately 39.2% of the shares of South voting common stock and 30.9% of the shares of South non-voting common stock outstanding and entitled to vote on the South merger proposal on that date, respectively, and representing approximately 38.9% of the aggregate shares of South voting and non-voting common stock outstanding and entitled to vote on the South merger proposal on that date. These shares include shares of South common stock beneficially owned by Frank B. Holding, Jr. (who serves as a director of both North and South) which also are included in the shares listed above as beneficially owned by South’s directors and executive officers.

Required Shareholder Votes (see pages 53 and 58)

The North merger proposal will be approved if a majority of the total votes entitled to be cast by holders of the outstanding shares of North Class A common stock and North Class B common stock, voting as a group, are cast in favor of such proposal. The North share issuance proposal will be approved if a majority of the total votes actually cast at the North special meeting by holders of the outstanding shares of North Class A common stock and North Class B common stock, voting as a group, are cast in favor of such proposal. The North charter amendment proposal will be approved if a majority of the total votes entitled to be cast by holders of the outstanding shares of: (i) North Class A common stock and North Class B common stock, voting as a group, and (ii) North Class A common stock, voting as a separate group, in each case are cast in favor of such proposal. The North adjournment proposal will be approved if a majority of the total votes entitled to be cast by holders of shares of North Class A common stock and North Class B common stock represented at the North special meeting, in person or by proxy, and voting as a group, are cast in favor of such proposal.

Under the provisions of the South Carolina Business Corporation Act, to be adopted, the South merger proposal must be approved by: (i) two-thirds of the South voting and non-voting common stock entitled to be cast on the merger, voting as a group, (ii) two-thirds of the South voting common stock entitled to be cast on the merger, voting as a separate group, and (iii) two-thirds of the South non-voting common stock entitled to be cast on the merger, voting as a separate group. In addition, it is a condition to the merger that a majority of the votes entitled to be cast on the merger by persons who are “minority holders” of South common stock not be cast against the merger. The term “minority holders” was negotiated by the North Committee and the South Committee, on the basis of South’s share records and related information, to include, generally, South shareholders who were not members of the Frank B. Holding family and South shareholders who were not affiliated with Mr. Holding or his family.

The South adjournment proposal will be approved if the votes cast by the South voting common stock in favor of the South adjournment proposal exceed the votes cast against the South adjournment proposal. The South non-voting common stock is not entitled to vote on the South adjournment proposal.

Members of the Holding family, including those members who serve as directors of North and are in management positions with North, and certain family entities, hold, in the aggregate, (i) approximately 24.6% of the outstanding shares of North’s Class A common stock and approximately 66.5% of the outstanding shares of North’s Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North’s common stock and (ii) approximately 48.4% of the outstanding shares of South’s voting common stock and approximately 16.8% of the outstanding shares of South’s non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South’s common stock.

In addition to the above shares, (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting common stock), and South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North’s Class A common stock and approximately 4.4% of the outstanding shares of North’s Class B common stock) and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of North’s Class A common stock, approximately 2.4% of the outstanding shares of North’s Class B common stock, approximately 8.8% of the outstanding shares of South voting common stock, and approximately 14.1% of South’s non-voting common stock. Those shares held by North, South and the other entities amount to approximately 6.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North’s common stock, and approximately 13.7% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South’s common stock.

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of (i) approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

No Restrictions on Resales

All shares of North common stock received by South shareholders in the merger will be freely tradable, except that shares of North received by persons who are or become affiliates of North for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, and will be subject to the reporting requirements and short swing trading prohibitions of Section 16 under the Exchange Act.

Changes in South Shareholders’ Rights as a Result of the Merger (see page 138)

The rights of South shareholders will change as a result of the merger due to differences in North’s and South’s governing documents and states of incorporation. The rights of South shareholders are governed by South Carolina law and by South’s articles of incorporation and bylaws, each as amended to date. The rights of North stockholders are governed by Delaware law and by the North charter and bylaws, each as amended to date. Upon the completion of the merger, South shareholders will become stockholders of North, as the continuing legal entity in the merger, and the rights of South shareholders will, therefore, be governed by Delaware law and the North charter and bylaws. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 138 of this joint proxy statement/prospectus.

Litigation Related to the Merger (see page 120)

On July 31, 2014, a purported stockholder of North filed a putative class action and derivative lawsuit against North and members of the North board of directors in the Delaware Court of Chancery, captioned City of Providence v. Holding, et al., CA No. 9988-CB. The plaintiff brings causes of action for breach of fiduciary duty and unjust enrichment and alleges, among other things, that the members of the North board of directors (a) failed to fully disclose material information regarding the merger, (b) caused North to dilute the value of North Class A common stock, (c) caused North to overpay for South, (d) structured the transaction in a way that primarily benefits South and further enriches the Holding family and enhances its controlling stake in North, and (e) failed to subject the proposed transaction to a vote of North stockholders that does not include the Holding family. The plaintiff seeks, among other things, injunctive relief enjoining the North stockholder vote and a declaration that North’s forum selection bylaw is not applicable to this action. North believes this lawsuit is without merit and, in any event, cannot be maintained in Delaware pursuant to North’s forum selection bylaw.

Risk Factors (see page 25)

Before voting at the North or South special meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus or described in North’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on page (i) and 245, respectively, of this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including North’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and the matters addressed under “Forward-Looking Statements,” North and South shareholders should consider the matters described below carefully in determining how to vote on the matters presented at their respective special meetings. Additional Risk Factors included in Part I, Item 1A in North’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Part II, Item 1A in North’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 are incorporated by reference. North and South shareholders should read and consider those Risk Factors in addition to the Risk Factors listed below.

Risk Factors Relating to the Merger

Because the market price of North common stock may fluctuate, South shareholders cannot be sure of the value of the merger consideration that they will receive in the merger.

Under the terms of the merger agreement, each share of South common stock outstanding immediately prior to the effective time of the merger (with certain exceptions) will be converted into the right to receive 4.0 shares of North Class A common stock and $50.00 in cash, unless the holder of such share elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, for each share of such holder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock. Cash will be paid in lieu of issuing fractional shares of North common stock. The value of the shares of North Class A common stock and North Class B common stock to be issued to South shareholders in the merger may fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of North and South. We make no assurances as to whether or when the merger will be completed. South shareholders should obtain current sale prices for shares of North common stock before voting their shares of South common stock at the special meeting.

The fairness opinions obtained by North and South from their respective financial advisors will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

The North Committee has obtained a fairness opinion dated June 10, 2014 from Sandler O’Neill, and the South Committee has obtained a fairness opinion dated June 10, 2014 from BofA Merrill Lynch, and such opinions have not been updated as of the date of this document and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of North or South, general market and economic conditions and other factors that may be beyond the control of North and South, and on which the fairness opinions were based, may alter the value of North or South or the prices of shares of North common stock or South common stock by the time the merger is completed. The fairness opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinions. The fairness opinions that the North Committee and the South Committee received from their respective financial advisors are attached as Appendix D and Appendix E to this joint proxy statement/prospectus. For a description of the opinions, see “The Merger—Opinion of North’s Financial Advisor” and “The Merger—Opinion of South’s Financial Advisor” beginning on pages 77 and 89 of this joint proxy statement/prospectus, respectively. For a description of the other factors considered by North’s board of directors in determining to approve the merger, see “The Merger—Recommendation of North’s Board of Directors and Reasons for the Merger” beginning on page 73 of this joint proxy statement/prospectus. For a description of the other factors considered by South’s board of directors in determining to approve the merger, see “The Merger—Recommendation of South’s Board of Directors and Reasons for the Merger” beginning on page 75 of this joint proxy statement/prospectus.

South’s financial advisor did not give an opinion with respect to the alternative merger consideration.

Each South shareholder will receive 4.0 shares of North Class A common stock and $50.00 in cash for each share of South common stock the shareholder owns, unless such holder elects to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock for each share of South common stock owned. The opinion of South’s financial advisor was limited to the fairness, from a financial point of view, of the merger consideration to be received in the merger by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration. South’s financial advisor did not give an opinion with respect to the fairness, from a financial point of view, of the alternative consideration of 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock for each share of South common stock owned. Accordingly, there has been no determination that such consideration is fair from a financial point of view, and South has not provided its shareholders with an opinion on which to base a decision whether to choose this alternative payment.

North may fail to realize all of the anticipated benefits and cost savings of the merger.

The success of the merger will depend on, among other things, North’s ability to realize anticipated cost savings and to combine the businesses of North and South in a manner that does not materially disrupt the existing customer relationships of either North or South or result in decreased revenues from customers of either of them. If North is not able to successfully achieve these objectives, then the anticipated benefits and cost savings of the merger may not be realized fully, if at all, or may take longer to realize than expected.

North and South have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either North’s or South’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of North or South to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect North’s ability to successfully conduct its business in the markets in which South now operates, which could have an adverse effect on North’s financial results and the value of its stock. Integration efforts by North and South will also divert management attention and resources. These integration matters could have an adverse effect on each of North and South during the transition period and on the combined company for an undetermined period following completion of the merger. Additionally, the actual benefits and cost savings of the merger could be less than anticipated.

Completion of the merger is subject to many conditions and if these conditions are not satisfied or, where permissible, waived, the merger will not be completed.

The obligations of North and South to complete the merger are subject to satisfaction or, where permissible, waiver of a number of conditions, including, among others: (i) the adoption of the merger agreement by North stockholders and South shareholders, (ii) the approval of the North share issuance proposal by North stockholders; (iii) the approval of the North charter amendment proposal by North stockholders, (iv) receipt of approval of various governmental authorities without the imposition of a burdensome condition, (v) the authorization for listing on the NASDAQ Global Select Market of the shares of North Class A common stock to be issued in the merger, (vi) the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of this registration statement (or proceedings for that purpose initiated or threatened by the SEC and not withdrawn), (vii) the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other material transactions contemplated by the merger agreement, (viii) the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger, the bank merger or any of the other material transactions contemplated by the merger agreement, (ix) the accuracy of the representations and warranties of each other party in the merger agreement as of the day on which the merger is completed, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect), (x) receipt by each party of an opinion of legal counsel as to certain tax matters, (xi) receipt by North of resignations of South and South Bank directors and executive officers, as requested by North; (xii) the absence of any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the other party (see “The Merger Agreement—Representations and Warranties” beginning on page 123 of this joint proxy statement/prospectus for the definition of material adverse effect), and (xiii) a majority of the shares held by the minority holders of South common stock must not have voted against the merger. For a more complete summary of the conditions that must be satisfied (or, where permissible, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 130 of this joint proxy statement/prospectus. There can be no assurance that the conditions to closing of the merger will be satisfied or, where permissible, waived, or that the merger will be completed. Further, it is possible that one or more of the conditions to closing the merger will not be met and that the board of directors of the party for whom the condition exists will waive the condition and the merger will be completed anyway.

The merger agreement limits South’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire South for greater consideration than North has agreed to pay.

The merger agreement contains provisions that make it more difficult for South to sell its business to a party other than North. These provisions include a general prohibition on South soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to South’s agreement that the South board of directors will not withdraw or modify in a manner adverse to North the recommendation of the South board of directors in favor of the adoption of the merger agreement. Notwithstanding the foregoing, at any time prior to the approval of the merger agreement by South shareholders, the South board of directors is permitted to withdraw or modify in a manner adverse to North the recommendation of the South board of directors in favor of the adoption of the merger agreement if it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to South shareholders under applicable law. See “The Merger Agreement—Third Party Proposals” beginning on page 130 of this joint proxy statement/prospectus.

While South believes these provisions and agreements are reasonable and customary and are not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of South from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration.

Termination of the merger agreement or failure to complete the merger after approval by South shareholders could negatively impact North or South.

If the merger agreement is terminated, there may be various consequences. For example, North’s or South’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of North’s or South’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under specified circumstances, South has agreed to pay North a termination fee of $6,450,000, $10,000,000 or $22,574,000 (and in certain instances, North’s documented expenses), depending on the timing and circumstances of the termination.

Furthermore, if the merger is approved by South shareholders, the approval will constitute a triggering event under GAAP that will require South to review the goodwill recorded in its financial statements for impairment. As a result, South could write down a portion of goodwill, which would result in a charge to earnings and corresponding reduction of South shareholders’ equity, and termination of the agreement or failure to consummate the merger will not reverse the charge to earnings.

South will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on South. These uncertainties may impair South’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with South to seek to change existing business relationships with South. Retention of certain employees by South may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with South or North. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with South or North, South’s business or South’s business assumed by North following the merger could be harmed. In addition, subject to certain exceptions, South has agreed to operate its business in the ordinary course prior to closing. See “The Merger Agreement—Covenants and Agreements—Forbearances of South” beginning on page 125 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to South.

North and South will incur significant transaction and merger-related costs in connection with the merger.

North and South expect to incur a number of costs associated with the merger and combining the operations of the two companies. The substantial majority of expenses will be comprised of transaction costs related to the merger. The significant costs associated with the merger include, among others, fees and expenses of financial advisors (which are described under “Opinion of North’s Financial Advisor” and “Opinion of South’s Financial Advisor” beginning on pages 77 and 89 of this joint proxy statement/prospectus, respectively) and other advisors and representatives, certain employment-related costs relating to employees of South (which are described under “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger” beginning on page 114 of this joint proxy statement/prospectus), filing fees due in connection with filings required under applicable law and filing fees and printing and mailing costs for this joint proxy statement/prospectus. Some of these costs have already been incurred or may be incurred regardless of whether the merger is consummated, including a portion of the fees and expenses of financial advisors and other advisors and representatives and filing fees for this joint proxy statement/prospectus. North also will incur transaction fees and costs related to formulating and implementing integration plans with respect to the two companies, including facilities and systems consolidation costs. North continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although North expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow North to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all.

We do not expect a trading market for the North Class B common stock to develop beyond the OTC Bulletin Board, and therefore any investment in North Class B common stock may be effectively illiquid.

There is currently a very limited public market for North Class B common stock. North Class B common stock trades on the over-the-counter market and is quoted on the OTC Bulletin Board. As a result, there can be no assurance that a secondary market will develop, and we do not expect any market makers to participate in a secondary market outside of the OTC Bulletin Board. Trading activity, if any, in the North Class B common stock will be very limited. Because the North Class B common stock will not be listed on a securities exchange or automated quotation system besides the OTC Bulletin Board, it may be difficult to obtain pricing information with respect to the shares. Accordingly, if you elect to receive North Class B common stock as merger consideration, there may be a limited number of buyers if you decide to sell your North Class B common stock. This may affect the price you receive upon such sale.

Members of the Holding family own shares of outstanding North and South common stock and will be in position to influence the outcome of matters submitted for North stockholder votes following the merger, and their interests may differ from North’s other stockholders.

Frank B. Holding, former Executive Vice Chairman and a former director of North and one of its stockholders, also is a shareholder and former Vice Chairman and a former director of South. Frank B. Holding,

Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors of North and are in management positions with North, and certain family entities, hold, in the aggregate, (i) approximately 24.6% of the outstanding shares of North Class A common stock and approximately 66.5% of the outstanding shares of North Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast by all outstanding shares of both classes of North common stock and (ii) approximately 48.4% of the outstanding shares of South voting common stock and approximately 16.8% of the outstanding shares of South non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast by all outstanding shares of both classes of South’s common stock. In addition to the above shares (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting stock), and South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North Class A common stock and approximately 4.4% of the outstanding shares of North Class B common stock), and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of the North Class A common stock, approximately 2.4% of the outstanding shares of the North Class B common stock, approximately 8.8% of the outstanding shares of South voting common stock, and approximately 14.1% of South non-voting common stock. Those shares held by North, South and the other entities amount to approximately 6.2% of the total votes entitled to be cast by all outstanding shares of both classes of North common stock and approximately 13.7% of the total votes entitled to be cast by all outstanding shares of both classes of South common stock.

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of (i) approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast by all outstanding shares of both classes of North common stock and (ii) approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast by all outstanding shares of both classes of South common stock.

Because such persons and entities will acquire North common stock in exchange for their South common stock in the merger, their ownership interests in North will increase. Therefore, after the merger certain members of the Holding family will continue to hold a significant amount of North Class A common stock and/or North Class B common stock and thus be able to more directly control or influence the outcome of matters submitted to North’s stockholders for approval, including the election of directors, approval of mergers or other business combinations, and acquisitions or dispositions of assets. Also, the interests of members of the Holding family may differ from or be opposed to the interests of North’s other stockholders and their level of ownership and voting power in North following the merger may have the effect of delaying or preventing a subsequent change in control that may be favored by other North stockholders.

The merger will result in an increase in the number of shares of North Class A common stock and North Class B common stock available for trading, which could depress the price of such shares and increase the volatility of the price of such shares, both before and after completion of the merger.

The merger will increase the number of shares of North Class A common stock and North Class B common stock available for sale in the public markets. As of August 4, 2014, 8,586,058 shares of North Class A common stock and 1,032,883 shares of North Class B common stock were outstanding.

Because South shareholders are entitled to elect whether to exchange their shares of South common stock for North Class A common stock and cash or a combination of North Class A common stock and North Class B common stock, the number of new shares of North Class A common stock and new shares of North Class B common stock that will be issued to holders of South common stock and become immediately available for sale following the merger is unknown.

Sales of large amounts of shares of North Class A common stock or North Class B common stock could depress the market price of North Class A common stock or North Class B common stock, respectively. In addition, the potential that such sales may occur could depress prices, even in advance of such sales. Neither North nor South can predict the effects that any such sales, or the perception that such sales could occur, will have on the price of North common stock, either before or after completion of the merger.

North stockholders who do not own South common stock will experience dilution in terms of percentage ownership and voting rights with respect to North as a result of the merger.

As a result of North’s issuance of new shares to South shareholders, current North stockholders other than the Holding family (who will also receive merger consideration for their shares of South common stock) will generally experience dilution in terms of percentage ownership of North and voting rights with respect to North. North stockholders who also own shares of South, including Holding family members, will experience less significant dilution or may actually experience an increase in voting control depending on the percentage of each entity owned.

The North charter amendment proposal will increase the number of shares of North Class A common stock North is authorized to issue by an amount higher than the number of shares of North Class A common stock that could be issued in the merger, and North’s issuance of such shares in the future would further dilute the percentage ownership and voting rights of North stockholders.

The maximum number of shares of North Class A common stock that could be issued in the merger is 2,605,004 shares. However, the North charter amendment proposal would authorize the issuance of an additional 5,000,000 shares of North Class A common stock. The additional authorized shares in excess of the shares to be issued in the merger could be issued by North without further authorization of the North stockholders, and issuance of such additional shares would further dilute the percentage ownership and voting rights of North stockholders. See “Information about the North Special Meeting—Matters to be Considered at the Meeting—North share issuance proposal” beginning on page 51 of the joint proxy statement/prospectus.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying consummation of the merger or of imposing additional costs or limitations on North following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

Shares of either class of North common stock to be received by South shareholders as a result of the merger will have rights different from shares of South common stock.

Upon completion of the merger, the rights of former South shareholders will be governed by the North charter and the North bylaws. The rights associated with South common stock are different from the rights associated with either class of North common stock, especially because South is a South Carolina corporation and North is a Delaware corporation. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 138 of this joint proxy statement/prospectus for a discussion of the different rights associated with both classes of North common stock.

Additionally, shares of North Class A common stock have one vote per share, while shares of North Class B common stock have 16 votes per share.

Trading in North Class B common stock is very limited.

North’s Class A common stock is listed on the NASDAQ Global Select Market under the symbol “FCNCA.” The North Class B common stock is traded on the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “FCNCB.” The market for North Class B common stock is extremely limited. On many days, there is no trading and, to the extent there is trading, it is generally low in volume. The average monthly trading volume for North Class A common stock was 549,544 shares for the first six months of 2014 and 279,383 shares for the year ended December 31, 2013. The average monthly trading volume for North Class B common stock was 2,524 shares in the first six months of 2014 and 2,225 shares for the year ended December 31, 2013.

Some executive officers and directors of North and/or North Bank and South and/or South Bank have financial interests in the merger that are different from, or in addition to, the interests of shareholders.

Certain independent directors of North and South negotiated the terms of the merger agreement, and each board of directors approved and recommended that their respective shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that certain executive officers and other directors of North, South, North Bank and South Bank have financial interests in the merger that are different from, or in addition to, the interests of shareholders generally. Specifically, Frank B. Holding, former Executive Vice Chairman and a former director of North and one of its stockholders, also is a shareholder, former Vice Chairman and a former director of South. Frank B. Holding, Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors of North and are in management positions with North, and certain family entities, hold, in the aggregate, (i) approximately 24.6% of the outstanding shares of North Class A common stock and approximately 66.5% of the outstanding shares of North Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 48.4% of the outstanding shares of South voting common stock and approximately 16.8% of the outstanding shares of South non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock. In addition to the above shares, (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting common stock), and South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North Class A common stock and approximately 4.4% of the outstanding shares of North Class B common stock) and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of the North Class A common stock, approximately 2.4% of the outstanding shares of the North Class B common stock, approximately 8.8% of the outstanding shares of South voting common stock and approximately 14.1% of South non-voting common stock. Those shares held by North, South and the other entities amount to approximately 6.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and approximately 13.7% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock. In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock. In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

Additionally, Victor E. Bell III, a director of North and member of the North Committee, holds 107 shares of South voting common stock in trust for his nieces and nephews, and 53 shares of South voting common stock are held by a family member as trustee for Mr. Bell’s children, which collectively amount to approximately 0.02% of the outstanding shares of South voting common stock.

The merger will be a triggering event under South Bank’s Retirement Agreement with Jim B. Apple, South Bank’s Chairman and Chief Executive Officer and South’s Chairman, Chief Executive Officer and President, which will entitle him to receive the payments and benefits provided for in that agreement. See “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger—Compensation to be Paid to South Executive Officer in Connection with the Merger.”

Members of both the North Committee and the South Committee were compensated for their service on the committees.

Finally, subsequent to entering into the merger agreement, North announced that (i) Peter M. Bristow, currently Executive Vice President and Chief Operating Officer of South, President and Chief Operating Officer of South Bank and brother-in-law to Mr. Holding, Jr., Chairman and Chief Executive Officer of North and North Bank, and Ms. Hope H. Bryant, Vice Chairman of North and North Bank, and son-in-law of Mr. Holding, former Executive Vice Chairman of North and former Vice Chairman of South, is proposed to become President and Corporate Sales Executive of North and North Bank at closing of the merger and (ii) Craig L. Nix, currently Executive Vice President and Chief Financial Officer of South and South Bank, is proposed to replace North and North Bank’s current Chief Financial Officer, Glenn D. McCoy, who will retire on a date to be determined following the merger. See “The Merger—Interests of North and/or North Bank’s Directors and Executive Officers in the Merger” and “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger” beginning on pages 112 and 114, respectively, of this joint proxy statement/prospectus for information about these financial interests.

An adverse ruling in a lawsuit against North and/or South may prevent the merger from being completed.

Following announcement of the merger, North received a shareholder demand from the City of Providence pursuant to Section 220 of the DGCL for access to certain books and records of North. The purported basis for the demand was to investigate potential breaches of fiduciary duty and other wrongdoing by North’s officers and directors in connection with the merger. The City of Providence concurrently filed a putative class action lawsuit in the Delaware Court of Chancery against North and its directors challenging Article X, Section 8 of North’s bylaws, which requires certain litigation to be brought only in North Carolina courts to the fullest extent permitted by law. The Delaware complaint, captioned City of Providence v. First Citizens BancShares, Inc., et al., CA No. 9795-CB, alleges that the bylaw violates the DGCL and that adoption of the bylaw constituted a breach of fiduciary duty by North’s directors. While not directly challenging the merger, the complaint contains allegations referencing the merger and seeks a declaration that any stockholder action regarding the merger may be brought in the Delaware Court of Chancery. North and its directors have moved to dismiss the complaint.

On July 31, 2014, the City of Providence filed in Delaware Court of Chancery litigation challenging the merger and seeking to enjoin the North stockholder vote, captioned City of Providence v. Holding, et al., CA No. 9988-CB. North and its directors intend to move to dismiss that action as well.

Additional lawsuits may be filed against North and/or South and their respective directors and officers. If the plaintiff in the City of Providence v. Holding action, or in any other action that may be brought challenging the merger, is successful, an order enjoining the shareholder votes may prevent the merger from being completed, or from being completed within the expected time frame.

Regardless of whether the City of Providence plaintiff or any other plaintiff’s claims were to succeed, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of North and South’s business.

The unaudited pro forma combined financial statements included in this joint proxy statement/prospectus are preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what North’s actual financial condition or results or operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the South identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of South as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Combined Financial Statements” beginning on page 38 of this joint proxy statement/prospectus.

Risk Factors Relating to North

North is, and following completion of the merger North will continue to be, subject to the risks described in Part I, Item 1A in the North Annual Report on Form 10-K for the year ended December 31, 2013 and in Part II, Item 1A in the North Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014. See “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus. Accordingly, shareholders of each of North and South should be aware of these risks in addition to the “Risks Related to the Merger.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NORTH

The following selected historical consolidated financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of North, and the interim selected historical consolidated financial data is derived from the unaudited consolidated financial statements of North. In North’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2014.

	Three months ended March 31,		Year ended December 31,
(dollars in thousands, except share data)	2014	2013	2013	2012	2011	2010	2009
SUMMARY OF OPERATIONS
Interest income	$173,394	$220,604	$796,804	$1,004,836	$1,015,159	$969,368	$738,159
Interest expense	12,463	15,722	56,618	90,148	144,192	195,125	227,644

Net interest income	160,931	204,882	740,186	914,688	870,967	774,243	510,515
Provision for loan and lease losses	(1,903)	(18,606)	(32,255)	142,885	232,277	143,519	79,364

Net interest income after provision for loan and lease losses	162,834	223,488	772,441	771,803	638,690	630,724	431,151
Gains on acquisitions	—	—	—	—	150,417	136,000	104,434
Noninterest income	61,181	57,513	263,603	189,300	313,949	270,214	299,017
Noninterest expense	191,030	194,355	771,380	766,933	792,925	733,376	651,503

Income before income taxes	32,985	86,646	264,664	194,170	310,131	303,562	183,099
Income taxes	10,619	31,061	96,965	59,822	115,103	110,518	66,768

Net income	$22,366	$55,585	$167,699	$134,348	$195,028	$193,044	$116,331

Net interest income, taxable equivalent	$161,694	$205,553	$742,846	$917,664	$874,727	$778,382	$515,446

PER SHARE DATA
Net income	$2.33	$5.78	$17.43	$13.11	$18.80	$18.50	$11.15
Cash dividends	0.30	0.30	1.20	1.20	1.20	1.20	1.20
Market price at period end (Class A)	240.75	182.70	222.63	163.50	174.99	189.05	164.01
Book value at period end	218.82	199.46	215.89	193.75	180.97	166.08	149.42

SELECTED PERIOD AVERAGE BALANCES
Total assets	$21,872,343	$21,150,143	$21,300,800	$21,077,444	$21,135,572	$20,841,180	$17,557,484
Investment securities	5,606,723	5,196,930	5,206,000	4,698,559	4,215,761	3,641,093	3,412,620
Loans and leases (acquired and originated)	13,459,945	13,289,828	13,163,743	13,560,773	14,050,453	13,865,815	12,062,954
Interest-earning assets	20,139,131	19,180,308	19,433,947	18,974,915	18,824,668	18,458,160	15,846,514
Deposits	18,492,310	17,922,665	17,947,996	17,727,117	17,776,419	17,542,318	14,578,868
Interest-bearing liabilities	14,189,227	14,140,511	13,910,299	14,298,026	15,044,889	15,235,253	13,013,237
Long-term obligations	500,805	444,539	462,203	574,721	766,509	885,145	753,242
Shareholders’ equity	$2,094,557	$1,877,445	$1,942,108	$1,915,269	$1,811,520	$1,672,238	$1,465,953
Shares outstanding	9,618,941	9,618,985	9,618,952	10,244,472	10,376,445	10,434,453	10,434,453

SELECTED PERIOD-END BALANCES
Total assets	$22,154,997	$21,351,012	$21,199,091	$21,283,652	$20,997,298	$20,806,659	$18,466,063
Investment securities	5,677,019	5,280,907	5,388,610	5,227,570	4,058,245	4,512,608	2,932,765
Loans and leases:
Acquired	1,270,818	1,621,327	1,029,426	1,809,235	2,362,152	2,007,452	1,173,020
Originated	12,200,226	11,509,080	12,104,298	11,576,115	11,581,637	11,480,577	11,644,999
Deposits	18,763,545	18,064,921	17,874,066	18,086,025	17,577,274	17,635,266	15,337,567
Long-term obligations	440,300	444,252	510,769	444,921	687,599	809,949	797,366
Shareholders’ equity	$2,104,830	$1,918,581	$2,076,675	$1,864,007	$1,861,128	$1,732,962	$1,559,115
Shares outstanding	9,618,941	9,618,941	9,618,941	9,620,914	10,284,119	10,434,453	10,434,453

	Three months ended March 31,		Year ended December 31,
(dollars in thousands, except share data)	2014	2013	2013	2012	2011	2010	2009
SELECTED RATIOS AND OTHER DATA
Rate of return on average assets (annualized)	0.41%	1.07%	0.79%	0.64%	0.92%	0.93%	0.66%
Rate of return on average shareholders’ equity (annualized)	4.33	12.01	8.63	7.01	10.77	11.54	7.94
Net yield on interest-earning assets (taxable equivalent)	3.26	4.35	3.82	4.84	4.65	4.22	3.25
Allowance for loan and lease losses to total loans and leases:
Acquired	3.54	5.95	5.20	7.74	3.78	2.55	0.30
Originated	1.46	1.53	1.49	1.55	1.56	1.54	1.45
Nonperforming assets to total loans and leases and other real estate at period end:
Acquired covered	9.34	8.46	7.02	9.26	17.95	12.87	16.59
Acquired not covered	3.36	—	—	—	—	—	—
Originated	0.66	1.10	0.74	1.15	0.89	1.14	0.85
Tier 1 risk-based capital ratio	14.56	14.72	14.92	14.27	15.41	14.86	13.34
Total risk-based capital ratio	16.05	16.41	16.42	15.95	17.27	16.95	15.59
Leverage capital ratio	9.66	9.53	9.82	9.23	9.90	9.18	9.54
Dividend payout ratio	12.88	5.19	6.88	9.15	6.38	6.49	10.76
Average loans and leases to average deposits	72.79	74.15	73.34	76.50	79.04	79.04	82.74

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOUTH

The following selected historical consolidated financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of South, and the interim selected historical consolidated financial data is derived from the unaudited consolidated financial statements of South. In South’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2014.

	Three months ended March 31,		Year ended December 31,
(dollars in thousands, except share data)	2014	2013	2013	2012	2011	2010	2009
SUMMARY OF OPERATIONS
Interest income	$54,490	$55,998	$225,329	$252,606	$287,862	$334,261	$332,746
Interest expense	4,848	5,944	21,814	29,935	47,600	81,861	98,902

Net interest income	49,642	50,054	203,515	222,671	240,262	252,400	233,844
Provision for loan losses	144	505	8,054	20,066	23,558	56,856	74,556

Net interest income after provision for loan losses	49,498	49,549	195,461	202,605	216,704	195,544	159,288
Gain on acquisition	—	—	—	—	—	—	107,903
Noninterest income	34,968	34,241	130,991	135,364	111,991	157,684	117,462
Noninterest expense	61,031	65,185	258,024	254,433	250,502	246,272	225,119

Income before income taxes	23,435	18,605	68,428	83,536	78,193	106,956	159,534
Income taxes	8,436	6,364	23,425	29,701	27,416	38,350	58,514

Net income	$14,999	$12,241	$45,003	$53,835	$50,777	$68,606	$101,020

Net interest income, taxable equivalent	$49,880	$50,303	$204,479	$223,842	$241,659	$254,070	$235,319

PER SHARE DATA
Net income	$21.89	$17.86	$65.62	$63.97	$59.91	$80.87	$118.91
Cash dividends	0.35	0.35	1.40	3.40	1.40	1.40	1.40
Market price at period end	689.66	623.37	674.32	499.91	407.79	505.96	401.96
Book value at period end	1,119.54	1,040.69	1,097.19	1,023.71	876.46	815.63	729.26

SELECTED PERIOD AVERAGE BALANCES
Total assets	$8,474,969	$8,325,997	$8,275,077	$8,229,993	$8,370,956	$8,606,520	$7,454,477
Investment securities	2,017,444	1,678,582	1,729,596	1,529,157	1,522,273	1,336,111	1,251,332
Loans and leases:
Acquired	160,648	261,434	222,676	354,222	450,377	667,216	244,589
Originated	4,340,277	4,050,567	4,154,179	4,099,309	4,229,383	4,533,226	4,853,234
Interest-earning assets	7,733,616	7,569,127	7,556,257	7,420,460	7,446,029	7,494,705	6,725,126
Deposits	7,263,425	7,137,900	7,076,807	6,950,571	7,105,433	7,353,469	6,263,728
Interest-bearing liabilities	5,637,525	5,804,876	5,633,836	5,738,951	6,172,119	6,604,183	5,803,181
Long-term debt	203,287	203,185	202,268	204,392	208,695	267,692	286,215
Shareholders’ equity	$764,022	$706,857	$722,837	$766,601	$721,670	$661,560	$551,848
Shares outstanding	683,293	683,293	683,293	838,625	844,884	846,292	848,125

SELECTED PERIOD-END BALANCES
Total assets	$8,532,136	$8,378,384	$8,374,101	$8,236,484	$8,153,895	$8,425,723	$8,436,868
Investment securities	2,031,947	1,725,179	2,000,022	1,606,149	1,575,540	1,452,878	1,298,353
Loans and leases:
Acquired	151,951	246,258	174,203	282,335	438,907	523,305	872,753
Originated	4,348,660	4,045,220	4,343,506	4,079,574	4,134,347	4,386,379	4,705,296
Interest-earning assets	7,785,442	7,655,433	7,594,532	7,447,106	7,300,760	7,357,259	7,413,823
Deposits	7,325,972	7,192,973	7,191,569	7,042,865	6,875,909	7,184,208	7,204,717
Interest-bearing liabilities	5,609,462	5,802,272	5,554,043	5,687,937	5,851,180	6,372,070	6,590,502
Long-term debt	203,303	203,202	203,278	203,176	208,694	208,593	308,492
Shareholders’ equity	$764,972	$711,094	$749,701	$699,494	$740,498	$689,921	$618,177
Shares outstanding (voting and non-voting)	683,293	683,293	683,293	683,293	844,871	845,871	847,680

	Three months ended March 31,		Year ended December 31,
(dollars in thousands, except share data)	2014	2013	2013	2012	2011	2010	2009
SELECTED RATIOS AND OTHER DATA
Rate of return on average assets (annualized)	0.72%	0.60%	0.54%	0.65%	0.61%	0.80%	1.36%
Rate of return on average shareholders’ equity (annualized)	7.96	7.02	6.23	7.02	7.04	10.37	18.31
Net yield on interest-earning assets (taxable equivalent)	2.60	2.68	2.69	3.00	3.23	3.37	3.48
Allowance for loan losses to total loans and leases	1.17	1.41	1.21	1.44	1.55	1.67	1.61
Allowance for loan losses to total loans and leases (excluding loss share)	1.21	1.49	1.26	1.54	1.72	1.88	1.90
Nonperforming assets to total assets at period end (excluding acquired loans and covered real estate owned)	1.44	1.73	1.49	1.83	2.20	2.05	1.58
Tier 1 risk-based capital ratio	16.15	15.80	15.53	15.33	15.50	13.33	10.94
Total risk-based capital ratio	18.03	18.17	17.41	17.69	18.21	16.29	14.09
Leverage capital ratio	8.31	7.85	8.32	7.78	8.12	7.28	6.50
Dividend payout ratio	1.60	1.96	2.13	5.31	2.34	1.73	1.18
Average loans and leases to average deposits	61.97	60.41	61.85	64.07	65.86	70.72	81.39

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and explanatory notes present how the combined financial statements of North and South may have appeared had the businesses actually been combined. The merger agreement provides two exchange options for South shareholders; however it is assumed for purposes of the pro forma financial information that at the effective date of the merger, each share of South common stock will be converted into the right to receive 4.0 shares of North Class A common stock and $50.00 in cash. The unaudited pro forma combined consolidated financial information shows the impact of the merger of North and South on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with North treated as the acquirer. Under this method of accounting, the assets and liabilities of South will be recorded by North at their estimated fair values as of the date the merger is completed. The unaudited pro forma combined consolidated balance sheet gives effect to the merger as if the transaction had occurred on March 31, 2014. The unaudited pro forma combined consolidated statements of income for the three months ended March 31, 2014 and for the year ended December 31, 2013, give effect to the merger as if these transactions had been completed on January 1, 2013. The unaudited pro forma combined selected financial data is derived from such balance sheets and statements of income.

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both North and South which are included or incorporated by reference in this joint proxy statement/prospectus as of and for the periods indicated. See “Where You Can Find More Information” on page (i) and the historical financial information that South has provided in this joint proxy statement/prospectus beginning on page F-1.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined consolidated financial information, the preliminary determination of fair values of South’s assets acquired and liabilities assumed reflected in the unaudited pro forma combined consolidated financial information are subject to adjustment and may vary from the actual fair values assigned that will be recorded upon completion of the merger. Subsequent to the completion of the merger, North will finalize its determination of the fair values of the acquired assets and assumed liabilities which could significantly change both the amount and the composition of these estimated accounting adjustments.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of March 31, 2014

(in thousands)

	North (as Reported)	South (as Reported)	Pro Forma adjustments	Notes	Pro Forma Combined
Assets
Cash and due from banks	$543,471	$1,455,258	$(36,047)	A, E	$1,962,682
Overnight investments	1,161,469	—			1,161,469
Investment securities available for sale	5,676,237	2,031,947	(74,764)	B, D, F	7,633,420
Investment securities held to maturity	782	—	—		782
Loans held for sale	53,361	20,209	—		73,570
Loans and leases
Acquired	1,270,818	4,480,402	(115,100)	G	5,636,120
Originated	12,200,226	—	—		12,200,226
Allowance for loan and lease losses	(222,942)	(52,573)	52,573	H	(222,942)

Net loans and leases	13,248,102	4,427,829	(62,527)		17,613,404
Premises and equipment	878,850	229,264	(8,743)	I	1,099,371
Other real estate owned
Covered under loss share agreements	41,855	23,596	(1,700)	J	63,751
Not covered under loss share agreements	44,504	28,398	(3,400)	J	69,502
Income earned not collected	49,668	16,699	—		66,367
FDIC loss share receivable	74,784	7,312	(300)	K	81,796
Goodwill	127,140	188,107	(154,985)	L	160,262
Other intangible assets	4,390	17,556	100,131	M	122,077
Other assets	250,384	85,961	4,902	B, N	341,247

Total assets	$22,154,997	$8,532,136	$(237,433)		$30,449,700

Liabilities
Deposits
Noninterest-bearing	$5,627,868	$2,108,182	$—		$7,736,050
Interest-bearing	13,135,677	5,217,790	1,647	O	18,355,114

Total deposits	18,763,545	7,325,972	1,647		26,091,164

Short-term borrowings	617,794	188,369	—		806,163
Long-term borrowings	440,300	203,303	4,200	P	647,803
FDIC loss share payable	111,339	—	—		111,339
Other liabilities	117,189	49,520	20,071	D, Q, S	186,780

Total liabilities	20,050,167	7,767,164	25,918		27,843,249

Shareholders’ Equity
Preferred stock	—	3,050	(3,050)	R	—
Common stock	—	3,416	(3,416)	R	—
Class A	8,586	—	2,391	C, D	10,977
Class B	1,033	—	—		1,033
Surplus	143,766	65,081	455,795	C, D, R	664,642
Retained earnings	1,968,039	685,533	(693,876)	B, R, S	1,959,696
Accumulated other comprehensive loss	(16,594)	7,892	(21,195)	B, R	(29,897)

Total shareholders’ equity	2,104,830	764,972	(263,351)		2,606,451

Total liabilities and shareholders’ equity	$22,154,997	$8,532,136	$(237,433)		$30,449,700

Notes

A	Adjustment reflects $50 per share of South common stock paid by North totaling $32.6 million.
B	Adjustment reflects the impact of North selling South common stock which includes removal of the investment at fair value totaling $22.1 million; $8.4 million reversal of the deferred tax associated with the unrealized gain (rate = 39%); $13.3 million reversal of the other comprehensive income component; and $21.7 million realized gain.
C	Adjustment reflects North issuance of common stock of $2.6 million at par value and $571.0 million of surplus.
D	Adjustment reflects retirement of North common stock owned by South which includes removal of the investment at fair value totaling $50.4 million; $16.4 reversal of the deferred tax associated with the unrealized gain (rate = 35%); and retirement of the shares consisting of $0.2 million par value and $50.1 million of surplus.
E	Adjustment reflects cash paid by South to repurchase and retire all South’s outstanding preferred stock of $3.5 million.
F	Adjustment reflects the fair value adjustment (discount) of South’s investment portfolio of $2.3 million.
G	Adjustment reflects the fair value adjustment (discount) based upon North’s evaluation of the acquired loan portfolio of $115.1 million.
H	Adjustment reflects the reversal of South’s allowance for loan and lease losses (ALLL) of $52.6 million.
I	Adjustment reflects the fair value adjustment of South’s acquired premises and equipment of $8.7 million.
J	Adjustment reflects the fair value adjustment of South’s other real estate owned (OREO) of $5.1 million.
K	Adjustment reflects the fair value adjustment of South’s Federal Deposit Insurance Corporation (FDIC) receivable of $0.3 million.
L	Adjustment reflects $33.1 million goodwill generated as a result of the consideration paid being greater than the net assets acquired (see page 41 for detail) and the elimination of South’s legacy goodwill totaling $188.1 million.
M	Adjustment reflects $96.9 million of core deposit intangible recorded by North for South deposits; fair value adjustment of South’s mortgage servicing rights totaling $5.0 million; and elimination of South’s legacy core deposit intangible of $1.8 million.
N	Adjustment reflects the recording of a $3.5 million deferred tax asset generated by the net pro forma adjustments (rate = 39%).
O	Adjustment reflects the fair value adjustment (premium) to South’s deposits of $1.6 million.
P	Adjustment reflects the fair value adjustment (premium) to South’s long-term borrowings of $4.2 million.
Q	Adjustment reflects the fair value adjustment to South’s pension plan assets of $2.5 million and fair value adjustments for South’s accrued liabilities of $4.0 million.
R	Adjustment reflects the reversal of South’s March 31, 2013 preferred stock at par totaling $3.1 million, common stock at par of $3.4 million, surplus of $65.1 million, retained earnings of $715.5 million and other comprehensive income of $7.9 million.
S	Adjustment reflects estimated merger-related expenses of $30.0 million.

The following table summarizes the calculation of the preliminary purchase price and the allocation of the purchase price to the estimated fair value of assets and liabilities (in thousands, except per share data):

South common shares outstanding at March 31, 2014		683,293
Less: Retire North common stock ownership in South		(32,042)

Net South common shares outstanding at March 31, 2014		651,251

Price per share, based upon North Class A common stock price of $220.20 as of August 4, 2014		$880.80

Value of shares of North Class A common stock issued to South shareholders		$573,622
Cash paid to South shareholders		32,563
Fair value of South common shares owned by North (as recorded by North at March 31, 2014)		22,109

Total pro forma purchase price		$628,294

Fair value of assets acquired:
Cash and due from banks	$1,451,774
Investment securities available for sale	1,979,292
Loans held for sale	20,209
Loans and leases	4,365,302
Premises and equipment	220,521
Other real estate owned	46,894
Income earned not collected	16,699
FDIC loss share receivable	7,012
Other intangible assets	117,687
Other assets	82,509

Total assets	8,307,899

Fair value of liabilities assumed:
Total deposits	7,327,619
Short-term borrowings	188,369
Long-term borrowings	207,503
Other liabilities	39,591

Total liabilities	7,763,082

Retirement of North common stock acquired from South	50,355

Net assets acquired		595,172

Preliminary pro forma goodwill		$33,122

Purchase Price Sensitivity

Preliminary pro forma goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The purchase price will not be finalized until the merger is consummated and will be based on the share price of North’s Class A common stock on that date. The above estimate is based on the closing price of North’s Class A common stock on August 4, 2014 of $220.20 per share. Based on preliminary fair values used herein, for every dollar increase or decrease in North’s Class A common stock price, the resulting goodwill will increase or decrease by approximately $2.6 million.

Unaudited Pro Forma Combined Consolidated Income Statement

For the Three Months Ended March 31, 2014

(in thousands)

	North (as Reported)	South (as Reported)	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans and leases	$161,034	$46,960	$4,313	A	$212,307
Investment securities interest and dividend income	11,748	6,752	192	B	18,692
Overnight investments	612	778	—		1,390

Total interest income	173,394	54,490	4,505		232,389
Interest expense
Deposits	6,825	1,721	(137)	C	8,409
Short-term borrowings	585	63	—		648
Long-term obligations	5,053	3,064	(96)	D	8,021

Total interest expense	12,463	4,848	(233)		17,078

Net interest income	160,931	49,642	4,738		215,311
Provision (credit) for loan and lease losses	(1,903)	144	—		(1,759)

Net interest income after provision for loan and lease losses	162,834	49,498	4,738		217,070
Noninterest income
Cardholder services	11,832	6,717	—		18,549
Merchant services	13,521	4,032	—		17,553
Service charges on deposit accounts	14,440	8,991	—		23,431
Wealth management services	14,880	4,827	—		19,707
Fees from processing services	4,861	—	(4,861)	E	—
Securities gains (losses)	—	5,753	—		5,753
Other service charges and fees	3,944	1,078	—		5,022
Mortgage income	955	1,583	—		2,538
Insurance commissions	3,287	507	—		3,794
ATM income	1,202	973	—		2,175
Adjustments to FDIC loss share receivable	(12,349)	176	—		(12,173)
Other	4,608	331	367	F, L	5,306

Total noninterest income	61,181	34,968	(4,494)		91,655
Noninterest expense
Salaries and wages	79,874	23,140	—		103,014
Employee benefits	20,100	7,903	—		28,003
Occupancy expense	20,425	4,311	87	H	24,823
Equipment expense	18,791	2,391	—		21,182
FDIC insurance expense	2,636	1,260	—		3,896
Foreclosure-related expenses	5,410	1,026	442	L	6,878
Other	43,794	21,000	(3,360)	G, I, N	61,434

Total noninterest expense	191,030	61,031	(2,831)		249,230

Income before income taxes	32,985	23,435	3,075		59,495
Provision for income taxes	10,619	8,436	1,199	J	20,254

Net income	22,366	14,999	1,876		39,241
Preferred dividends	—	39	(39)	K	—

Net income available to common shareholders	$22,366	$14,960	$1,915		$39,241

Net income per share
Net income per share—basic and diluted	$2.33	$21.89	$1.12		$3.27
Average shares outstanding	9,618,941	683,293	1,708,211	M	12,010,445

Notes

A	Adjusted loan interest income for purchased loans using the level yield method over the estimated lives of the acquired loan portfolio.
B	Adjustment reflects amortization of the investment portfolio discount over the estimated portfolio duration.
C	Adjustment reflects amortization of the deposit premium over the estimated average deposit lives.
D	Adjustment reflects amortization of the debt premium over the estimated duration of the debt obligations.
E	Adjustment reflects the elimination of processing fees received by North paid from South.
F	Adjustment reflects the elimination of North dividend income from South of $0.01 million and the elimination of South dividend income from North of $0.06 million.
G	Adjustment reflects the amortization of the core deposit intangible of $3.5 million and amortization of the mortgage servicing rights intangible of $0.2 million over their estimated lives.
H	Adjustment reflects the incremental depreciation expense of facilities acquired.
I	Adjustment reflects the elimination of South processing service fees paid to North of $7.6 million and the elimination of North expenses that were being offset by fees charged to South for other processing services of $0.6 million.
J	Adjustment reflects the income tax expense (rate = 39%) associated with the net pro forma adjustments.
K	Adjustment reflects the elimination of South preferred stock dividends.
L	Reclassification of South’s OREO related expenses from non-interest income to foreclosure related expenses to conform to North’s presentation.
M	Adjustment reflects net impact of common shares issued and retired totaling 1,708,211. The net impact consists of the following adjustments: North Class A shares issued, which is the weighted average of South’s outstanding common shares totaling 683,293 less common shares owned and retired by North of 32,042 multiplied by the exchange ratio of 4.0, resulting in 2,605,004 gross North Class A common shares. This amount is then reduced by the total South shares outstanding of 683,293 and the retirement of 213,500 North Class A common shares that are owned by South.
N	North expects to incur merger charges related to integration efforts, contract cancellations, severance, and other merger related charges; however, these charges are not reflected in these pro forma income statements.

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2013

(in thousands)

	North (as Reported)	South (as Reported)	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income
Loans and leases	$757,197	$202,040	$17,258	A	$976,495
Investment securities interest and dividend income	36,884	19,546	767	B	57,197
Overnight investments	2,723	3,743	—		6,466

Total interest income	796,804	225,329	18,025		1,040,158
Interest expense
Deposits	34,495	8,985	(549)	C	42,931
Short-term borrowings	2,724	510	—		3,234
Long-term obligations	19,399	12,319	(386)	D	31,332

Total interest expense	56,618	21,814	(935)		77,497

Net interest income	740,186	203,515	18,960		962,661
Provision (credit) for loan and lease losses	(32,255)	8,054	—		(24,201)

Net interest income after provision for loan and lease losses	772,441	195,461	18,960		986,862
Noninterest income
Cardholder services	48,360	25,445	—		73,805
Merchant services	56,024	15,460	—		71,484
Service charges on deposit accounts	60,661	38,660	—		99,321
Wealth management services	59,628	17,739	—		77,367
Fees from processing services	22,821	—	(20,400)	E	2,421
Securities gains (losses)	—	8,290	—		8,290
Other service charges and fees	15,696	4,009	—		19,705
Mortgage income	11,065	11,675	—		22,740
Insurance commissions	10,694	1,884	—		12,578
ATM income	5,026	3,915	—		8,941
Adjustments to FDIC loss share receivable	(72,342)	4,384	—		(67,958)
Other	45,970	(470)	2,726	F, L	48,226

Total noninterest income	263,603	130,991	(17,674)		376,920
Noninterest expense
Salaries and wages	308,941	96,431	—		405,372
Employee benefits	90,479	35,705	—		126,184
Occupancy expense	75,718	16,621	350	H	92,689
Equipment expense	75,545	9,403	—		84,948
FDIC insurance expense	10,175	5,494	—		15,669
Foreclosure-related expenses	17,134	8,955	3,027	L	29,116
Other	193,388	85,415	(5,724)	G, I, N	273,079

Total noninterest expense	771,380	258,024	(2,347)		1,027,057

Income before income taxes	264,664	68,428	3,633		336,725
Provision for income taxes	96,965	23,425	1,417	J	121,807

Net income	167,699	45,003	2,216		214,918
Preferred Dividends	—	162	(162)	K	—

Net income available to common shareholders	$167,699	$44,841	$2,378		$214,918

Net income per share
Net income per share—basic and diluted	$17.43	$65.62	$1.39		$17.89
Average shares outstanding	9,618,952	683,293	1,708,211	M	12,010,456

Notes

A	Adjusted loan interest income for purchased loans using the level yield method over the estimated lives of the acquired loan portfolio.
B	Adjustment reflects amortization of the investment portfolio discount over the estimated portfolio duration.
C	Adjustment reflects amortization of the deposit premium over the estimated average deposit lives.
D	Adjustment reflects amortization of the debt premium over the estimated duration of the debt obligations.
E	Adjustment reflects the elimination of processing fees received by North paid from South.
F	Adjustment reflects the elimination of North dividend income from South of $0.05 million and the elimination of South dividend income from North of $0.3 million.
G	Adjustment reflects the amortization of the core deposit intangible of $13.8 million and amortization of the mortgage servicing rights intangible of $0.8 million over their estimated lives.
H	Adjustment reflects the incremental depreciation expense of facilities acquired.
I	Adjustment reflects the elimination of South processing service fees paid to North of $25.7 million and the elimination of North expenses that were being offset by fees charged to South for other processing services of $5.3 million.
J	Adjustment reflects the income tax expense (rate = 39%) associated with the net pro forma adjustments.
K	Adjustment reflects the elimination of South preferred stock dividends.
L	Reclassification of South’s OREO related expenses from non-interest income to foreclosure related expenses to conform to North’s presentation.
M	Adjustment reflects net impact of common shares issued and retired totaling 1,708,211. The net impact consists of the following adjustments: North Class A common shares issued, which is the weighted average of South’s outstanding common shares totaling 683,293 less common shares owned and retired by North of 32,042 multiplied by the exchange ratio of 4.0, resulting in 2,605,004 gross North Class A common shares. This amount is then reduced by the total South shares outstanding of 683,293 and the retirement of 213,500 North Class A common shares that are owned by South.
N	North expects to incur merger charges related to integration efforts, contract cancellations, severance, and other merger related charges; however, these charges are not reflected in these pro forma income statements.

COMPARATIVE PER-SHARE DATA OF NORTH AND SOUTH (UNAUDITED)

The following table sets forth for North Class A common stock and South common stock certain historical, pro forma and pro forma equivalent per-share financial information. The pro forma and pro forma equivalent per-share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective on January 1, 2013 in the case of the earnings and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on the historical financial statements of each of North and South and should be read together with the historical financial information that North has presented in prior filings with the SEC and the historical financial information that South has provided in this joint proxy statement/prospectus beginning on page F-1. With respect to North, see “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

The unaudited pro forma adjustments are based upon available information and certain assumptions that North management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the mergers or consider any potential impacts of current market conditions of the mergers on revenues, expense efficiencies, or asset dispositions, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of South will be reflected in the consolidated financial statements of North on a prospective basis.

Unaudited Pro Forma Comparative Per-Share Data As of And For The Three Months Ended March 31, 2014

	North	South	Pro Forma Combined	Per Equivalent South Share (1)
Basic Income from Continuing Operations	$2.33	$21.89	$3.27	$13.08
Diluted Income from Continuing Operations	$2.33	$21.89	$3.27	$13.08
Cash Dividends	$0.30	$0.35	$0.30	$1.20
Book Value Per Common Share	$218.82	$1,119.54	$217.02	$868.06

Unaudited Pro Forma Comparative Per-Share Data As of And For The Year Ended December 31, 2013

	North	South	Pro Forma Combined	Per Equivalent South Share (1)
Basic Income from Continuing Operations	$17.43	$65.62	$17.89	$71.56
Diluted Income from Continuing Operations	$17.43	$65.62	$17.89	$71.56
Cash Dividends	$1.20	$1.40	$1.20	$4.80
Book Value Per Common Share	$215.89	$1,097.19	$217.47	$869.89

(1)	Reflects conversion of each South share into four shares of North Class A common stock.

MARKET PRICES AND DIVIDEND INFORMATION

North Class A common stock is listed and trades on The NASDAQ Global Select Market under the symbol “FCNCA.” The trading market for North Class B common stock is limited. It trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “FCNCB.” As of the North record date, there were 8,586,058 shares of North Class A common stock outstanding and 1,032,883 shares of North Class B common stock outstanding. As of the North record date, North had approximately 1,548 holders of record of its Class A common stock and 262 holders of record of its Class B common stock, as reported by its stock transfer agent, Broadridge Corporate Issuer Solutions, Inc. Holders of record are defined as those stockholders whose shares are registered in their names in North’s stock records. The term excludes “beneficial holders” whose shares are held for them in “street name” by a broker or other nominee.

South voting common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “FCBN.” There is no established public trading market for South’s non-voting common stock, it trades infrequently, and it is not quoted on the OTC Bulletin Board or listed on any exchange. As of the South record date, there were 655,514 shares of South voting common stock and 27,779 shares of South non-voting common stock outstanding, held of record by 141 holders and 7 holders, respectively.

The following tables show, for the indicated periods, the high and low sales prices per share for North Class A common stock, as reported on NASDAQ, and the high and low bid prices for North Class B common stock and South voting common stock, as reported in the OTC Bulletin Board. Shares of South voting common stock and North Class B common stock are not traded frequently. Over-the-counter bid prices for North Class B common stock and South voting common stock represent inter-dealer prices without retail markup, markdown or commissions, and may not represent actual transactions. South is not aware of any trades in South non-voting common stock during the past two years.

Cash dividends declared per share on North and South common stock are also shown for the periods indicated below.

	North Class A Common Stock			North Class B Common Stock			South Voting Common Stock			South Non-Voting Common Stock
	High	Low	Dividends	High	Low	Dividends	High	Low	Dividends	Dividends

2014
First Quarter	$240.46	$215.22	$0.30	$219.01	$198.01	$0.30	$690.00	$658.00	$0.35	$0.35
Second Quarter	$260.10	$214.93	$0.30	$244.50	$199.93	$0.30	$1,053.00	$689.00	$0.35	$0.35
Third Quarter (through August 4, 2014)	$242.50	$220.20	$0.30	$230.50	$206.00	$0.30	$990.00	$915.00	$0.35	$0.35

2013
First Quarter	$182.21	$166.49	$0.30	$173.57	$162.75	$0.30	$635.00	$510.00	$0.35	$0.35
Second Quarter	$204.76	$179.22	$0.30	$193.00	$171.00	$0.30	$640.00	$585.00	$0.35	$0.35
Third Quarter	$212.30	$194.39	$0.30	$197.50	$184.00	$0.30	$675.00	$635.00	$0.35	$0.35
Fourth Quarter	$226.07	$201.64	$0.30	$210.95	$185.50	$0.30	$670.00	$644.00	$0.35	$0.35

2012
First Quarter	$185.42	$164.70	$0.30	$183.00	$165.75	$0.30	$495.00	$400.00	$2.35	$2.35
Second Quarter	$181.62	$161.22	$0.30	$182.26	$162.00	$0.30	$491.00	$462.00	$0.35	$0.35
Third Quarter	$169.70	$160.89	$0.30	$166.05	$158.00	$0.30	$525.00	$466.00	$0.35	$0.35
Fourth Quarter	$174.03	$156.48	$0.30	$168.00	$157.00	$0.30	$526.00	$484.00	$0.35	$0.35

On June 9, 2014, the last full trading day before the announcement of the merger, (i) the high and low sales prices of shares of North Class A common stock as reported on the NASDAQ Global Select Market were $234.99 and $231.11, respectively, (ii) the high and low bid prices of shares of North Class B common stock as quoted on the OTC Bulletin Board were $216.20 and $214.20, respectively, and (iii) the high and low bid prices of shares of South voting common stock as quoted on the OTC Bulletin Board were $706.00 and $701.00, respectively. On August 4, 2014, the last practicable trading day prior to the printing of this joint proxy statement/prospectus, (a) the high and low sales prices of shares of North Class A common stock as reported on The NASDAQ Global Select Market were $224.73 and $219.41, respectively, (b) the high and low bid prices of shares of North Class B common stock as quoted on the OTC Bulletin Board were $206.00 and $206.00, respectively, and (c) the high and low bid prices of shares of South voting common stock as quoted in the OTC Bulletin Board were $916.00 and $916.00, respectively.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included in, or incorporated by reference into, this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits and costs of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “feel,” “indicate,” “strive,” “forecast,” “project,” “target,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or words of similar meaning. These forward-looking statements relating to North or the combined company are based on current beliefs and expectations of North’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond North’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of North with the SEC that are incorporated by reference into this joint proxy statement/prospectus, as well as the following:

•	the merger may not be completed when expected or at all because the requisite regulatory approvals for the merger, and/or the approval of the South merger proposal, the South adjournment proposal, the North merger proposal, the North share issuance proposal, the North charter amendment proposal, and the North adjournment proposal might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived, or because of litigation that might be instituted against North or South;

•	the sale price for the North common stock (Class A, Class B or both) could decline before the completion of the merger, including as a result of the financial performance of North or South, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which North and South operate;

•	South’s business may not be integrated into North’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, North’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus, as applicable.

All written and oral forward-looking statements regarding the merger or other matters addressed in this joint proxy statement/prospectus, and attributable to North or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section entitled “Forward-Looking Statements.” We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

INFORMATION ABOUT THE NORTH SPECIAL MEETING

This section contains information about the special meeting that North has called to allow North stockholders to vote on the North merger proposal and certain proposals related to the merger, as more fully described below. The North board of directors is mailing this joint proxy statement/prospectus to you, as a North stockholder, on or about August 13, 2014. Together with this joint proxy statement/prospectus, the North board of directors is also sending to you a notice of the special meeting of North stockholders and a form of proxy that the North board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on September 16, 2014 at 10:00 a.m., local time, at First Citizens Center, 4300 Six Forks Road, Raleigh, North Carolina.

Matters to Be Considered at the Meeting

At the special meeting, North stockholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement;

•	a proposal to approve the issuance of up to 2,605,004 shares of North Class A common stock and up to 273,526 shares of North Class B common stock in the merger in accordance with NASDAQ Listing Rules;

•	a proposal to approve an amendment to the North charter to increase the authorized number of shares of North Class A common stock from 11,000,000 to 16,000,000 shares to enable the issuance of shares in the merger;

•	a proposal of the North board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the North merger proposal, the North share issuance proposal or the North charter amendment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Completion of the merger is contingent on North stockholder approval of each of the North merger proposal, the North share issuance proposal and the North charter amendment proposal.

At this time, the North board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

North merger proposal. In the merger, South will merge with and into North, with North as the surviving company. It is expected that, following the merger, South Bank will merge with and into North Bank, with North Bank as the surviving bank. For a detailed description of the merger and the merger agreement, see the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 62 and 121, respectively, of this joint proxy statement/prospectus.

North share issuance proposal. Under the NASDAQ Listing Rules, a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company if such common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. As of August 4, 2014, there were an aggregate of 9,618,941 shares of North Class A common stock and North Class B common stock outstanding, for a total number of 25,112,186 votes. Based on the current number of shares of South common stock outstanding, (i) if all South shareholders receive only North Class A common stock and cash, North currently expects to issue up to 2,605,004 shares of North Class A common stock upon completion of the merger and (ii) if all South shareholders elect to receive North Class A common stock and North Class B common stock, North currently expects to issue up to 2,331,479 shares of Class A common stock and 273,526 shares of North Class B common stock upon completion of the merger. However, the number of shares (and corresponding number of votes) actually issued upon completion of the merger could change depending on the actual elections of South shareholders.

NASDAQ Listing Rules also require stockholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company if any director, officer or “substantial shareholder” (as defined by NASDAQ Listing Rules) has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. See “Information about South—Security Ownership of South Management and Certain South Beneficial Owners” beginning on page 238 of this joint proxy statement prospectus. For a description of North’s “substantial shareholders” and their interests in the merger, see the section entitled “The Merger—Interests of North and/or North Bank’s Directors and Executive Officers in the Merger” beginning on page 112 of this joint proxy statement prospectus.

North charter amendment proposal. North’s authorized capital stock currently consists of 23,000,000 shares divided into three classes: (i) 11,000,000 shares of North Class A common stock, (ii) 2,000,000 shares of North Class B common stock, and (iii) 10,000,000 shares of preferred stock. As of August 4, 2014, there were 8,586,058 shares of North Class A common stock, 1,032,883 shares of North Class B common stock, and no shares of preferred stock issued and outstanding. In connection with the merger, up to 2,605,004 shares of North Class A common stock may be issued to holders of South common stock (if all South shareholders choose North Class A common stock and cash as merger consideration). Accordingly, absent the adoption of the North charter amendment, North does not have a sufficient number of authorized shares of North Class A common stock to consummate the merger (if all South shareholders choose North Class A common stock and cash as merger consideration). For that reason, the obligations of both North and South to consummate the merger agreement are conditioned upon North’s stockholders approving North’s charter amendment. If North’s stockholders do not approve the charter amendment, North will be unable to consummate the merger.

If North’s stockholders approve the charter amendment, North could have approximately 4.8 million shares of North Class A common stock available for future issuance after giving effect to the issuance of North Class A common stock in connection with the merger. These additional authorized shares of North Class A common stock will be available for issuance at the discretion of North’s board of directors, and for such consideration as determined by the North board of directors, for any corporate purpose, including, among other things, stock splits, stock dividends, redemption and exchanges, public or private stock offerings or future acquisitions, without further action by North’s stockholders, except as may be required by applicable laws or regulations or the NASDAQ Listing Rules. Although North does not have any specific commitments for the issuance of the additional shares of North Class A common stock for which authorization is solicited beyond those shares required to consummate the merger, North’s board of directors believes that it is desirable for the stockholders to authorize such additional shares at this time so that North is prepared to meet possible future needs.

The additional shares of North Class A common stock to be authorized by adoption of the North charter amendment would have rights identical to the shares of North Class A common stock currently outstanding. Adoption of the North charter amendment and issuance of the North Class A common stock authorized thereby would not affect the rights of the holders of currently outstanding North Class A common stock or North Class B common stock. However, the issuance of additional shares of North Class A common stock could dilute the earnings per share, equity interest, book value per share and voting power of current holders of North Class A common stock and North Class B common stock.

North adjournment proposal. If the number of shares of North Class A common stock and/or North Class B common stock present or represented by proxy and voting in favor of the North merger proposal, the North share issuance proposal or the North charter amendment proposal, as applicable, is insufficient to approve any such proposal(s), North may move to adjourn the North special meeting in order to solicit additional proxies for such proposal(s). North does not intend to call a vote on the North adjournment proposal if each of the North merger proposal, the North share issuance proposal and the North charter amendment proposal has been approved at the North special meeting.

Recommendation of the North Board of Directors

The North board of directors recommends that North stockholders vote “FOR” the North merger proposal, “FOR” the North share issuance proposal, “FOR” the North charter amendment proposal and “FOR” the North adjournment proposal. See “The Merger—Recommendation of North’s Board of Directors and Reasons for the Merger” beginning on page 73 of this joint proxy statement prospectus.

Record Date and Quorum

August 1, 2014 has been fixed as the record date for the determination of North stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were (i) 8,586,058 shares of North Class A common stock outstanding and entitled to vote at the special meeting, held by 1,548 holders of record and (ii) 1,032,883 shares of North Class B common stock outstanding and entitled to vote at the special meeting, held by 262 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of shares representing a majority of the total votes entitled to be cast by holders of outstanding shares of North Class A common stock and North Class B common stock at the special meeting is necessary to constitute a quorum. In addition, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of North Class A common stock is necessary to constitute a quorum for action on the North charter amendment proposal. Shares of North Class A common stock and North Class B common stock represented at the special meeting but not voted, including shares that a stockholder abstains from voting and shares held in “street name” with a broker or other nominee for which a stockholder provides voting instructions for one or more, but not all, proposals to be voted on, will be counted for purposes of establishing a quorum. Once a share of North Class A common stock or North Class B common stock is represented at the special meeting on any proposal, it will be counted for the purpose of determining a quorum for all proposals voted on, not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

Pursuant to Delaware law, the North merger proposal will be approved if a majority of the total votes entitled to be cast by holders of the outstanding shares of North Class A common stock and North Class B common stock, voting as a group, are cast in favor of such proposal. The North charter amendment proposal will be approved if a majority of the total votes entitled to be cast by holders of the outstanding shares of: (i) North Class A common stock and North Class B common stock, voting as a group, and (ii) North Class A common stock, voting as a separate group, in each case are cast in favor of such proposal. Pursuant to NASDAQ Listing Rules, the North share issuance proposal will be approved if a majority of the total votes actually cast at the North special meeting by holders of the outstanding shares of North Class A common stock and North Class B common stock, voting as a group, are cast in favor of such proposal. The North adjournment proposal will be approved if a majority of total votes entitled to be cast by holders of shares of North Class A common stock and North Class B common stock represented at the North special meeting, in person or by proxy, and voting as a group, are cast in favor of such proposal. For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you vote to “ABSTAIN” with respect to the North merger proposal, the North charter amendment proposal or the North adjournment proposal or if you fail to vote on any such proposal, or fail to instruct your broker or other nominee how to vote with respect to any such proposal, this will have the same effect as voting “AGAINST” such proposal. If you vote to “ABSTAIN” with respect to the North share issuance proposal, if you fail to vote on such proposal or if you fail to instruct your broker or other nominee how to vote with respect to such proposal, this will have no effect on the vote count for such proposal.

Each share of North Class A common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting. Each share of North Class B common stock you own as of the record date for the special meeting entitles you to 16 votes at the special meeting on all matters properly presented at the meeting.

How to Vote—Shares Held of Record

Voting in Person. If you are a holder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the North merger proposal, “FOR” the North share issuance proposal, “FOR” the North charter amendment proposal and “FOR” the North adjournment proposal. At this time, the North board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.

Toll-Free number. You may use the toll-free number shown on your proxy card to vote your shares.

Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

How to Vote—Shares Held in “Street Name”

If you are a North stockholder and your shares are held in “street name” through a broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to North or by voting in person at the North special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. Further, brokers or other nominees who hold shares of North common stock on behalf of their customers may not give a proxy to North to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers and other nominees do not have discretionary voting powers on these matters. Therefore, if you are a North stockholder and you do not instruct your broker or other nominee on how to vote your shares:

•	your broker or other nominee may not vote your shares on the North merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal;

•	your broker or other nominee may not vote your shares on the North share issuance proposal, which broker non-votes, if any, will have no effect on the vote count for this proposal;

•	your broker or other nominee may not vote your shares on the North charter amendment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal; and

•	your broker or other nominee may not vote your shares on the North adjournment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, IF YOU ARE A RECORD HOLDER, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE ELECTRONICALLY VIA TELEPHONE OR THE INTERNET. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKER OR OTHER NOMINEE, PLEASE PROMPTLY COMPLETE YOUR BROKER VOTING INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE FROM YOUR BROKER. RECORD HOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

Shares Held of Record. You can revoke your proxy at any time before your shares are voted. If you are a holder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to 11:59 a.m EDT on September 15, 2014, the day before the special meeting, logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions on the proxy card;

•	attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

•	delivering prior to the special meeting a written notice of revocation to Kathy A. Klotzberger, Corporate Secretary, First Citizens BancShares, Inc., 4300 Six Forks Road, Raleigh, North Carolina 27609.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the North special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Shares Held in “Street Name.” If you hold your shares in street name with a broker or other nominee, you must follow the directions you receive from your broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Held by Directors and Executive Officers

As of the North record date:

•	directors and executive officers of North and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 1,715,202 shares of North Class A common stock and 334,454 shares of North Class B common stock, representing approximately 20.0% of the shares of North Class A common stock and approximately 32.4% of the shares of North Class B common stock outstanding and entitled to vote on all proposals to be considered at the North special meeting on that date, respectively, and 7,066,466 total votes. (Each holder of North Class A common stock can cast one vote for each share of North Class A common stock owned on the North record date and each holder of North Class B common stock can cast 16 votes for each share of North Class B common stock owned on the North record date on each proposal to be considered at the North special meeting.)

•	South and its subsidiaries held (other than as fiduciary, custodian or agent) 167,600 shares of North Class A common stock and 45,900 shares of North Class B common stock, representing approximately 2.0% of the shares of North Class A common stock and 4.4% of the shares of North Class B common stock outstanding and entitled to vote on all proposals to be considered at the North special meeting on that date, respectively, and 902,000 total votes.

•	directors and executive officers of South and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 355,768 shares of North Class A common stock and 306,376 shares of North Class B common stock, representing approximately 4.1% of the shares of North Class A common stock and 29.7% of the shares of North Class B common stock outstanding and entitled to vote on all proposals to be considered at the North special meeting on that date, respectively, and 5,257,784 total votes. These shares include shares of North common stock beneficially owned by Frank B. Holding, Jr. (who serves as a director of both North and South) which also are included in the shares listed above as beneficially owned by North’s directors and executive officers.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the North board of directors. North will bear the entire cost of soliciting proxies from you. North will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of North common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of North in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of North common stock, including holders of record and holders who hold their shares in street name through brokers or other nominees, are cordially invited to attend the special meeting. Holders of record can vote in person at the special meeting. If you are not a holder of record and would like to vote in person at the special meeting, you must produce a “legal proxy” executed in your favor by the record holder of your shares. If you plan to attend the special meeting, you must hold your shares of North common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. North reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without North’s express written consent.

Questions and Additional Information

If you have more questions about the merger or the other proposals to be voted on at the North special meeting, or about how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact North at:

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

Attn: Kathy A. Klotzberger, Corporate Secretary

(919) 716-7000

INFORMATION ABOUT THE SOUTH SPECIAL MEETING

This section contains information about the special meeting that South has called to allow South shareholders to vote on the South merger proposal and the South adjournment proposal, as more fully described below. The South board of directors is mailing this joint proxy statement/prospectus to you, as a South shareholder, on or about August 13, 2014. Together with this joint proxy statement/prospectus, the South board of directors is also sending to you a notice of the special meeting of South shareholders and a form of proxy that the South board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on September 16, 2014 at 10:00 a.m., local time, at South’s Corporate Headquarters located at 1230 Main Street, Columbia, South Carolina.

Matters to be Considered at the Meeting

At the special meeting, South shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement;

•	a proposal of the South board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the South merger proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of South voting and non-voting common stock at the close of business on the South record date can vote on the South merger proposal. Only holders of South voting common stock on the South record date can vote on the South adjournment proposal.

At this time, the South board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

South merger proposal. In the merger, South will merge with and into North, with North as the surviving company. It is expected that, following the merger, South Bank will merge with and into North Bank, with North Bank as the surviving bank. For a detailed description of the merger and the merger agreement, see the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 62 and 121, respectively, of this joint proxy statement/prospectus.

South adjournment proposal. If the number of shares of South common stock present or represented by proxy and voting in favor of the South merger proposal is insufficient to approve such proposal, South may move to adjourn the South special meeting in order to solicit additional proxies for such proposal. South does not intend to call a vote on the South adjournment proposal if the South merger proposal has been approved at the South special meeting.

Recommendation of the South Board of Directors

The South board of directors recommends that South shareholders vote “FOR” the South merger proposal and “FOR” the South adjournment proposal. See “The Merger—Recommendation of South’s Board of Directors and Reasons for the Merger” beginning on page 75 of this joint proxy statement, prospectus.

Record Date and Quorum

August 4, 2014 has been fixed as the record date for the determination of South shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were (i) 655,514 shares of South voting common stock outstanding and entitled to vote at the special meeting, held by approximately 141 holders of record, and (ii) 27,779 shares of South non-voting common stock outstanding and entitled to vote at the special meeting, held by approximately 7 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the total South voting and non-voting common stock entitled to vote at the special meeting, as well as a majority of the outstanding shares of the voting common stock entitled to vote at the special meeting and a majority of the outstanding shares of the non-voting common stock entitled to vote at the meeting, is necessary to constitute a quorum. Shares of South common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of South common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

Under the provisions of the South Carolina Business Corporation Act, to be adopted, the South merger proposal must be approved by: (i) two-thirds of the South voting and non-voting common stock entitled to be cast on the merger, voting as a group, (ii) two-thirds of the South voting common stock entitled to be cast on the merger, voting as a separate group, and (iii) two-thirds of the South non-voting common stock entitled to be cast on the merger, voting as a separate group. In addition, it is a condition to the merger that a majority of the votes entitled to be cast on the merger by persons who are “minority holders” of South common stock not be cast against the merger. The term “minority holders” was negotiated by the North Committee and the South Committee, on the basis of South’s share records and related information, to include, generally, South shareholders who were not members of the Frank B. Holding family and South shareholders who were not affiliated with Mr. Holding or his family. The South adjournment proposal will be approved if the votes cast by South voting common stock in favor of the South adjournment proposal exceed the votes cast against the South adjournment proposal. For each proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” The South non-voting common stock is not entitled to vote on the South adjournment proposal.

If you vote to “ABSTAIN” with respect to the South merger proposal or if you fail to vote on the South merger proposal, or fail to instruct your broker or other nominee how to vote with respect to the South merger proposal, this will have the same effect as voting “AGAINST” the South merger proposal.

If you vote to “ABSTAIN” with respect to the South adjournment proposal or if you fail to vote on the South adjournment proposal, or fail to instruct your broker or other nominee how to vote with respect to the South adjournment proposal, this will have no effect on the vote count for the South adjournment proposal.

Each share of South voting common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting. Each share of South non-voting common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on the South merger proposal.

How to Vote—Shares Held of Record

Voting in Person. If you are a holder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy or electronically via telephone or the Internet as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the South merger proposal and “FOR” the South adjournment proposal. At this time, the South board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your South stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your South stock certificates for the merger consideration.

Toll-Free number. You may use the toll-free number shown on your proxy card to vote your shares.

Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

How to Vote—Shares Held in “Street Name”

If you are a South shareholder and your shares are held in “street name” through a broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to South or by voting in person at the South special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. Further, brokers or other nominees who hold shares of South common stock on behalf of their customers may not give a proxy to South to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers and other nominees do not have discretionary voting power on these matters. Therefore, if you are a South shareholder and you do not instruct your broker or other nominee on how to vote your shares:

•	your broker or other nominee may not vote your shares on the South merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal; and

•	your broker or other nominee may not vote your shares on the South adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for this proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, IF YOU ARE A RECORD HOLDER, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE ELECTRONICALLY VIA TELEPHONE OR THE INTERNET. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKER OR OTHER NOMINEE, PLEASE PROMPTLY COMPLETE YOUR BROKER VOTING INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE FROM YOUR BROKER. RECORD HOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

Shares Held of Record. You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to 11:59 p.m. EDT on September 15, 2014, the day before the special meeting, logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

•	delivering prior to the special meeting a written notice of revocation to Melissa A. Mendenall, Corporate Secretary at the following address: First Citizens Bancorporation, Inc., 1230 Main Street, Columbia, South Carolina 29201.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the South special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Shares Held in “Street Name.” If you hold your shares in street name with a broker or other nominee, you must follow the directions you receive from your broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Held by Directors and Executive Officers

As of the South record date:

•	directors and executive officers of South and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 132,112 shares of South voting common stock and 8,579 shares of the South non-voting common stock, representing approximately 20.2% of the shares of South voting common stock and 30.9% of the shares of South non-voting common stock outstanding and entitled to vote on the South merger proposal on that date, respectively, and representing approximately 20.6% of the aggregate shares of South voting and non-voting common stock outstanding and entitled to vote on the South merger proposal on that date.

•	North and its subsidiaries held (other than as fiduciary, custodian or agent) 32,042 shares of South voting common stock and no shares of the South non-voting common stock, representing approximately 4.9% of the shares of South voting common stock outstanding and entitled to vote on the South merger proposal on that date, and approximately 4.7% of the aggregate shares of South voting and non-voting common stock outstanding and entitled to vote on the South merger proposal on that date.

•	directors and executive officers of North and their affiliates beneficially owned, and may be considered to have sole or shared voting power with respect to, 257,123 shares of South voting common stock and 8,579 shares of the South non-voting common stock, representing approximately 39.2% of the shares of South voting common stock and 30.9% of the shares of South non-voting common stock outstanding and entitled to vote on the South merger proposal on that date, respectively, and representing approximately 38.9% of the aggregate shares of South voting and non-voting common stock outstanding and entitled to vote on the South merger proposal on that date. These shares include shares of South common stock beneficially owned by Frank B. Holding, Jr. (who serves as a director of both North and South) which also are included in the shares listed above as beneficially owned by South’s directors and executive officers.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the South board of directors. South will bear the entire cost of soliciting proxies from you. South will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of South common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of South in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. South may also engage a proxy soliciting firm to assist with solicitation of proxies.

Attending the Meeting

All holders of South common stock, including holders of record and holders who hold their shares in street name through brokers or other nominees, are cordially invited to attend the special meeting. Holders of record can vote in person at the special meeting. If you are not a holder of record and would like to vote in person at the special meeting, you must produce a “legal proxy” executed in your favor by the record holder of your shares. If you plan to attend the special meeting, you must hold your shares of South common stock in your name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. South reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without South’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact South at:

First Citizens Bancorporation, Inc.

1230 Main Street

Columbia, South Carolina 29201

Attention: Melissa A. Mendenall, Corporate Secretary

(803) 931-1320

THE MERGER

Structure

The North board of directors and the South board of directors have approved and adopted the merger agreement and the transactions contemplated thereby including the merger. In the merger, South will merge with and into North, with North surviving the merger and South ceasing to exist. It is expected that following the merger, South’s wholly-owned subsidiary, South Bank, will merge with and into North’s wholly-owned subsidiary, North Bank, with North Bank surviving the merger and South Bank ceasing to exist.

Merger Consideration

Under the terms of the merger agreement, each share of South common stock will be converted into the right to receive 4.0 shares of North Class A common stock and $50.00 in cash, unless the holder of such share elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, for each share of such holder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock. All of a South shareholder’s merger consideration must be paid in one of these two alternatives. A South shareholder may not elect to be paid some of such shareholder’s merger consideration pursuant to one alternative and the remainder pursuant to the other alternative. If a shareholder does not make this election in the letter of transmittal, the shareholder will automatically receive 4.0 shares of North Class A common stock and $50.00 in cash for each share of South common stock owned. Cash will be paid in lieu of issuing fractional shares of North common stock. The total number of shares of North Class A common stock to be issued in the merger is expected to be between 2,331,479 and 2,605,004, and the total number of shares of North Class B common stock to be issued in the merger is expected to be between 0 and 273,526, which represents approximately 21.7% of the economic interest in North, and between approximately 9.7% and approximately 21.7% of the voting interest in North, depending on the number of South shareholders who elect to receive North Class B common stock as part of the merger consideration.

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term strategies, North senior management and the North board of directors regularly have reviewed and assessed business objectives and opportunities, including strategic opportunities, all with the goal of strengthening North and enhancing long-term stockholder value. In the summer of 2013, senior management of North identified the acquisition of South as a potential synergistic opportunity that would enhance long-term stockholder value.

Later in 2013, Mr. Holding, Jr. discussed the possibility of a combination of North and South with certain of his family members, including Frank B. Holding, Mr. Holding, Jr.’s father, Peter M. Bristow, President of South and Mr. Holding, Jr.’s brother-in-law, and Hope H. Bryant, Mr. Holding, Jr.’s sister and Vice Chairman of North, to ascertain whether they would be receptive to the two organizations exploring the possibility of a combination. Thereafter, Frank B. Holding, who owns shares of North and South stock, and is a former director of both North and South, did not participate in the events described herein. See “Questions and Answers about the Merger and the Special Meeting—Who are the members of the Holding family and what interests do they have in North and South?” beginning on page 1 of this joint proxy statement/prospectus, “—Interests of North and/or North Bank’s Directors and Executive Officers in the Merger” and “— Interests of South and/or South Bank’s Directors and Executive Officers in the Merger.” See also “Information about South—Security Ownership of South Management and Certain South Beneficial Owners” beginning on page 238 of this joint proxy statement prospectus.

Following the discussions among the Holding family, Mr. Bristow discussed with senior management of South the possibility of a combination of North and South. In late 2013, Mr. Holding, Jr. indicated to management of North that he believed various members of the Holding family would be receptive to the two organizations exploring the possibility of a combination. Thereafter, in early 2014, senior management of North and South each had preliminary internal discussions to assess their respective views of the feasibility of a combination of North and South. Based on a preliminary assessment, each management team separately concluded that a combination would be positive for both North and South, and their respective shareholders, and therefore, that it was desirable to discuss the opportunity with the respective boards of directors of North and South, with a view towards establishing an independent process to consider the opportunity further.

The management of North discussed its analysis of the potential opportunity with the North board of directors at an educational meeting held on January 27, 2014. At its regularly scheduled board meeting on January 28, 2014, the independent directors of North established the North Committee comprised of Victor E. Bell, H. Lee Durham, Jr., and Lucius S. Jones (Chairman), each of whom was deemed to be an independent director, and authorized it to act with the full authority of the board in considering whether to recommend a possible transaction with South. The North board of directors authorized the full group of independent directors to take final action with respect to any such recommendation by the North Committee. Directors Frank B. Holding, Jr. and Hope H. Bryant recused themselves from this portion of the meeting and did not participate.

On January 30, 2014, the South board of directors met with Haynsworth Sinkler Boyd, P.A. (“Haynsworth”), South’s outside legal counsel. Mr. Holding, Jr. and Mr. Bristow recused themselves from the meeting and did not participate. Jim Apple, South’s Chief Executive Officer, and C. S. McLaurin III, a former executive officer of South who provides consulting services to South, also recused themselves from the meeting and did not participate. The following directors participated in the meeting and are referred to by South as the independent directors of South: David E. Dukes, J. Earle Furman, Jr., M. Craig Garner, Jr., Robert B. Haynes, Wycliffe E. Haynes, Robert R. Hoppe, Floyd L. Keels, Kevin B. Marsh and Allen H. McIntyre. In addition to recusing himself from South board deliberations related to a potential transaction between North and South, Mr. Bristow also did not participate in his capacity as a member of South’s management in any matter related to the transaction. For purposes of the remainder of this discussion, references to South management do not include Mr. Bristow.

At the January 30, 2014 South board of directors meeting, South’s independent directors established the South Committee comprised of M. Craig Garner, Jr. (Chairman), Robert Hoppe, Allen McIntyre and Kevin Marsh. The independent directors of South determined that the members of the South Committee (i) were not employees of South or its subsidiaries, (ii) were not affiliated with North or the controlling shareholders of South or North and (iii) had no financial interest in the merger that is materially different from South’s minority shareholders, except for considerations arising from their positions as directors of South. The independent directors of South authorized the South Committee to act with the full authority of the board in considering a possible transaction with North. The independent directors of South authorized the South Committee to determine whether a combination between South and North is in the best interests of South and its shareholders and, if determined desirable, to make recommendations to the board about the terms and conditions of such combination.

In late January and early February, the North Committee engaged Smith Anderson, as special counsel, and Sandler O’Neill, as its financial advisor. The North Committee discussed its role and duties with Smith Anderson and confirmed the scope of its authority and the independence of each of its members. In connection with its engagement of Sandler O’Neill, the North Committee considered, among other things, that Sandler O’Neill had previously represented South in connection with the repurchase of South stock held by Carmen Holding Ames, and concluded that Sandler O’Neill was independent for purposes of advising the North Committee with respect to the potential transaction with South.

In early February, a representative of the North Committee also contacted members of North management, including Mr. Holding, Jr., to apprise them regarding communication policies established by the North Committee to ensure that the North Committee controlled any communications among the North Committee and members of North management or the Holding family and any relevant communications with South. A representative of the North Committee also inquired of Mr. Holding, Jr. whether he anticipated that he or his family members, as stockholders, would desire a three-party consideration of the transaction among the South Committee, the North Committee, and such Holding family stockholders. Mr. Holding, Jr. indicated that he did not desire three-party negotiations; but rather, desired that the possibility of a transaction be considered and recommended by two-party discussions between the South Committee and the North Committee.

On February 6, 2014, following a search process to identify independent legal counsel, the South Committee engaged Robinson, Bradshaw & Hinson, P.A. (“Robinson Bradshaw”). After a discussion and identification of potential candidates, the South Committee authorized Robinson Bradshaw to coordinate interviews with prospective financial advisors.

On February 12, 2014, the North Committee met with Mr. Holding, Jr. to discuss his views of the combined operations and management of North and South should these parties decide to pursue a transaction. Mr. Holding, Jr. shared his views with the North Committee and left the meeting. The North Committee then discussed whether to include the composition of the board of directors and management of the combined company as a term of any proposal to the South Committee. The North Committee decided that it would include, as part of any subsequent proposal, a term providing for limited South representation on the North board of directors because the likely level of equity owned by South shareholders would make such a provision customary and expected. Given the fact that North is much larger than South, however, the North Committee decided that it would not include a term concerning the composition of management of the combined company and that it was more favorable to North to remain silent on management composition thus leaving the decision within the authority of the North board of directors. Also on February 12, 2014, the North Committee discussed with its advisors the North Committee’s preliminary views of a combined organization. The North Committee concluded that pursuing a potential transaction with South would have the potential of providing long-term strategic benefits to North and its stockholders. Accordingly, the North Committee discussed alternatives for proceeding to engage in discussions with the South Committee and to pursue a potential transaction.

On February 13, 2014, the South Committee met with Robinson Bradshaw and discussed the role of a special committee in considering a transaction, such as the one proposed to be entered into by North and South, and various related matters, including matters of fiduciary duty, independence, process, and the role of legal and financial advisors. The South Committee also discussed a draft confidentiality agreement delivered to Robinson Bradshaw by Smith Anderson, at the request of the North Committee. The South Committee requested the removal of an exclusivity provision that would have prohibited South from soliciting other indications of interest for South and the North Committee accepted this revision.

On February 14, 2014, North and South entered into the revised confidentiality agreement and the North Committee provided a due diligence request list and requested that South schedule management interviews with North’s financial advisors so that the North Committee could better ascertain the potential for a transaction. Smith Anderson also provided to Robinson Bradshaw a draft merger agreement.

On February 18, 2014, the South Committee and Robinson Bradshaw met to interview potential financial advisors. The South Committee had numerous questions for each firm, including with respect to each firm’s and each proposed team member’s experience with special committee representations, experience with the banking industry, current and previous relationships with North, South, and their respective affiliates, and perspectives on the South Committee’s evaluation of the proposed transaction. After extensive discussion regarding the qualifications of each firm, the South Committee unanimously selected BofA Merrill Lynch as its financial advisor in connection with a potential transaction. BofA Merrill Lynch was engaged as of February 18, 2014 and the written engagement letter was entered into on March 3, 2014. Among the reasons for the selection of BofA Merrill Lynch were its recent experience in evaluating companies in the banking industry, its experience in advising special committees, its reputation in the investment community, the South Committee’s assessment of BofA Merrill Lynch’s independence from North and South, and the South Committee’s confidence in the capabilities of the members of the BofA Merrill Lynch team.

At its February 18, 2014 meeting, the South Committee authorized Haynsworth to establish an electronic data room and begin responding to the North Committee’s due diligence requests, other than requests for certain financial information.

On February 26, 2014, the South Committee met with its legal advisors, and the South Committee determined that it would provide information to the North Committee and its advisors sufficient to allow the

North Committee to formulate an offer of financial terms and then, after the receipt of that offer, the South Committee would determine whether to move forward with further discussions.

On March 3, 2014, the South Committee met with its legal and financial advisors. The South Committee authorized BofA Merrill Lynch to initiate discussions with South management regarding management’s development of financial projections for South. The South Committee determined to deny the North Committee’s pending request to interview South management and provide a markup of the draft merger agreement until the parties engaged in further discussions regarding economic terms.

Later on March 3, 2014, at a special meeting of the board of directors of South, the independent directors of South received an update from the South Committee on its progress and a report from Haynsworth regarding legal standards potentially applicable to directors considering a transaction such as the one proposed to be entered into by North and South. The South Committee informed the other independent directors of South that the South Committee had determined that it would be desirable to continue discussions with North regarding a possible combination. The independent directors of South adopted resolutions providing that the board of directors of South would not recommend any transaction to the South shareholders for approval that was not recommended by the South Committee.

Between March 4 and March 18, 2014, the North Committee and its advisors continued their due diligence review of South. Also during this period, South management developed financial projections for South.

On March 18, 2014 and March 20, 2014 the South Committee met with its legal and financial advisors and South management. South management reviewed in detail with the South Committee the financial projections for South prepared by South management. At its March 20 meeting, the South Committee directed BofA Merrill Lynch to provide the financial projections prepared by South management to the North Committee and its advisors.

At its meeting on March 24, 2014, the North Committee concluded that, at the right price, a transaction with South would be in the long-term strategic interest of North and its stockholders, and that the North Committee was prepared to move forward with a financial proposal as requested by the South Committee before the South Committee would make South management available for interviews. The North Committee discussed the form and substance of a potential proposal, including whether to propose an exchange of only North Class A common stock or whether to propose an exchange of an appropriate proportion of North Class A common stock and North Class B common stock. The North Committee decided to make a proposal based on a fixed exchange ratio of 3.4240 shares of North Class A common stock for each share of voting and non-voting South common stock. The proposal required South to redeem its preferred stock and provided that North would assume South’s trust preferred securities and subordinated debt.

On March 25, 2014, Sandler O’Neill delivered the North Committee’s non-binding proposal to BofA Merrill Lynch.

On March 26, 2014, the South Committee met with its legal and financial advisors to consider the proposal. The South Committee determined that although the exchange ratio proposed by the North Committee was not acceptable, the proposal provided a reasonable starting point for further discussions. The South Committee directed BofA Merrill Lynch to request from the North Committee financial projections for North.

Following the South Committee meeting on March 26, 2014, representatives of BofA Merrill Lynch contacted Sandler O’Neill and requested that the North Committee provide financial projections for North to the South Committee. The request was denied by the North Committee. The North Committee requested a response to its proposed exchange ratio, its request to interview South management and its request to receive a markup of the merger agreement, before it would provide financial projections for North.

On March 27, 2014, the South Committee met with its legal and financial advisors and decided to request from BofA Merrill Lynch a financial analysis that did not utilize financial projections for North. The South

Committee also agreed to facilitate interviews of South management by representatives of the North Committee and its advisors during the following week. The South Committee also determined that it was not prepared to make a counteroffer to the North Committee’s financial proposal.

On March 29, 2014, BofA Merrill Lynch contacted Sandler O’Neill and indicated that the South Committee was prepared to schedule management interviews, but was not prepared to make a counteroffer to the North Committee’s financial proposal. BofA Merrill Lynch indicated that the South Committee believed the offer was inadequate. The North Committee decided to proceed with management interviews of South and otherwise to defer responding to the South Committee.

On March 29, 2014, the South Committee met with its legal and financial advisors and BofA Merrill Lynch presented its preliminary financial analysis.

On April 2, 2014, South management and representatives of BofA Merrill Lynch met in person in Charlotte, North Carolina with representatives of each of North management, the North Committee and Sandler O’Neill for the purpose of the North Committee’s conducting interviews of South management.

On April 2 and 3, 2014, the North Committee further evaluated financial information, comparable transactions and participated in management interviews along with Sandler O’Neill. The North Committee also authorized providing the South Committee and its advisors with initial financial projections for North prepared by North management.

On April 3, 2014, the South Committee met with its legal and financial advisors and received a report from Robinson Bradshaw regarding certain legal and practical implications of requiring that a transaction be approved by a majority of the minority shareholders of South (in this case, shareholders unrelated to the Holding family). The South Committee also directed Robinson Bradshaw to contact Mr. Holding, Jr. to ask whether the Holding family would consider any transaction involving South other than a merger of South into North. In addition, the South Committee reviewed information provided by BofA Merrill Lynch at the request of the South Committee regarding investment, commercial and corporate banking relationships during the past two years between BofA Merrill Lynch and its affiliates, on the one hand, and North, on the other hand.

On April 7, 2014, on behalf of the South Committee, Robinson Bradshaw contacted Mr. Holding, Jr. and asked whether Mr. Holding, Jr. and his family would support any transaction involving South, other than a merger of South into North. Mr. Holding, Jr. stated that the Holding family would not support the sale of South to any other party, regardless of premium, and would not support alternative transactions such as a public offering or recapitalization. Mr. Holding, Jr. encouraged the South Committee to do anything it believed to be appropriate to maximize value for the South shareholders. In separate telephonic conversations, Robinson Bradshaw received a similar response from each of Mr. Holding, Jr.’s mother, Ella Ann Holding, and his sisters, Hope H. Bryant and Olivia B. Holding.

On April 10, 2014, the South Committee met with its legal and financial advisors and BofA Merrill Lynch presented its preliminary financial analysis. The South Committee determined that the terms of the North Committee’s March 25 proposal other than the exchange ratio (all stock, Class A shares of North common stock, fixed exchange ratio) would be acceptable. After extensive discussion among the members of the South Committee, including discussion of BofA Merrill Lynch’s preliminary financial analysis, the South Committee directed BofA Merrill Lynch to propose to Sandler O’Neill an exchange ratio of 4.6666, which implied a price to tangible book value multiple of 1.4x based on the then-current trading price for North Class A common stock and the tangible book value of South as of December 31, 2013.

On April 15, 2014, the North Committee received and considered the South Committee’s proposed exchange ratio of 4.6666, and after fulsome discussions decided to increase its proposed exchange ratio from 3.4240 to 3.5952.

On April 16, 2014, on behalf of the South Committee, Robinson Bradshaw spoke separately with Mr. Holding, Jr.’s sisters, Claire H. Bristow and Carson H. Brice, who each confirmed that she would not support any transaction involving South, other than a merger of South into North. Between April 7 and 16, 2014, members of the Holding family with more than 40% of the voting common stock of South represented to be in their control (enough to vote down a fundamental corporate transaction, such as a merger, under South Carolina law) indicated that they would not support any transaction involving South other than a merger into North.

On April 17, 2014, the South Committee met with its legal and financial advisors to consider the North Committee’s proposed exchange ratio of 3.5952, and directed BofA Merrill Lynch to request that the North Committee facilitate due diligence interviews of North management to be conducted on behalf of the South Committee. The South Committee also discussed that due to indications from members of the Holding family that they would not support any alternative transaction the only realistic options for South were to remain independent or to engage in a transaction with North.

On April 23, 2014, the South Committee met with its advisors and reviewed legal issues related to the draft merger agreement previously provided by Smith Anderson to Robinson Bradshaw. The North Committee provided to the South Committee and its advisors completed financial projections for North prepared by North management in anticipation of North management interviews on April 25, 2014.

On April 25, 2014, North management and representatives of Sandler O’Neill met in person in Charlotte, North Carolina, with South management and representatives of BofA Merrill Lynch for the purpose of South’s management conducting interviews of North management on behalf of the South Committee.

On April 28, 2014, the South Committee met with its legal and financial advisors and received an initial report from South management regarding South management’s review of the financial projections for North prepared by North management. BofA Merrill Lynch presented its preliminary financial analysis and the South Committee continued its review of legal issues with counsel. The South Committee determined to decrease its proposed exchange ratio by 5% (from 4.6666 to 4.4333) in response to the prior 5% increase by the North Committee (from 3.424 to 3.5952) and directed BofA Merrill Lynch to communicate this proposal to Sandler O’Neill.

Later on April 28, 2014, the board of directors of South held a regularly scheduled meeting and the independent directors received an update from the South Committee on the status of negotiations.

On April 29, 2014, in response to the South Committee’s proposed exchange ratio of 4.4333, the North Committee increased its offer from 3.5952 to 3.6979. In connection with the North Committee’s new proposal, Sandler O’Neill discussed with BofA Merrill Lynch the possibility of having representatives of the North Committee and the South Committee and their respective advisors meet in person for further negotiations. Sandler O’Neill indicated that the North Committee requested a response to its offer of an exchange ratio of 3.6979 before it would schedule such face-to-face meetings.

On April 30, 2014, the South Committee met with its legal and financial advisors to review the proposal and the South Committee determined that it would be agreeable to the proposed in-person meetings. The South Committee directed BofA Merrill Lynch to propose an exchange ratio of 4.3306 and discuss with Sandler O’Neill arrangements to meet in person with the North Committee and its advisors.

On May 1, 2014, the South Committee met with its legal and financial advisors to consider a new proposal from the North Committee conveyed by Sandler O’Neill to BofA Merrill Lynch earlier in the day. Sandler O’Neill indicated that the North Committee did not believe that face-to-face meetings were necessary at that time and proposed that it would increase its exchange ratio offer from 3.6979 to 3.800 if the South Committee would move from 4.3306 to 4.2000. The South Committee determined that it would be willing to propose an exchange ratio of 4.2285. The South Committee also determined at this time that it would not seek pricing collars because it expected a positive market reaction to the announcement of a merger between North and South and a collar could limit the benefit to South shareholders of an increase in the price of North stock.

At its May 1, 2014 meeting, the South Committee continued its review of legal issues and consulted with a nationally-recognized proxy solicitor regarding the feasibility of a majority of the minority vote from a solicitation point of view. The South Committee determined to include certain legal terms in its next proposal. The South Committee directed BofA Merrill Lynch to propose to Sandler O’Neill an exchange ratio of 4.2285 and condition that proposal on the inclusion in the merger agreement of a majority of the minority vote, a go shop provision and a requirement of voting agreements with certain members of the Holding family.

On May 3, 2014, Smith Anderson and Robinson Bradshaw discussed the legal terms included in the South Committee’s May 1 proposal. Smith Anderson stated that the North Committee opposed any go shop period and expressed reservations against a majority of the minority voting condition, citing the North Committee’s concern that South’s minority shareholder base includes retail shareholders with small holdings, some of whom are unknown, and all of whom generally are inactive and unlikely to attend any meeting to vote on a merger, either in person or by proxy.

On May 4, 2014, the South Committee met with its advisors to further discuss legal issues. The South Committee modified the legal terms included in its May 1 proposal to request a majority of the minority condition based on votes cast (rather than a majority of all minority shares), a window shop period of 30 days (rather than a go shop) and voting agreements with members of the Holding family. The South Committee also determined to propose that termination fees be set at 2.5% overall, with a 1% fee related to the window shop period. The South Committee directed Robinson Bradshaw to revise the draft merger agreement to include these terms and to provide to Smith Anderson a full markup of the agreement. The markup was provided on May 5, 2014.

On May 7, 2014, Robinson Bradshaw received from Smith Anderson a revised merger agreement, with many of the changes proposed by Robinson Bradshaw having been accepted, although certain key terms remained subject to further discussion. Also on May 7, 2014, on behalf of the South Committee, Robinson Bradshaw contacted Mr. Holding, Jr. regarding the request that members of the Holding family enter into voting agreements with North and South. During this telephonic meeting, Robinson Bradshaw disclosed to Mr. Holding, Jr. the current exchange ratio and the South Committee’s current proposal to the North Committee regarding certain other legal issues, including majority of the minority of votes cast and window shop.

During the morning of May 8, 2014, Mr. Holding, Jr. informed Robinson Bradshaw that the Holding family would like for South shareholders to have the option to receive shares of North Class B common stock as part of the merger consideration payable to South shareholders in any merger with North.

During the afternoon of May 8, 2014, the South Committee met with its legal and financial advisors to discuss the Holding family’s request, open legal issues and ongoing due diligence matters. The South Committee discussed that the North Class B common stock has the same rights as the North Class A common stock, except that the North Class B common stock has 16 votes per share and trades over-the-counter, currently at a discount to the trading price of the North Class A common stock. The South Committee noted that a choice between shares of North Class A common stock and North Class B common stock would be a choice between a more liquid and currently higher-priced stock (Class A) and a less liquid and currently lower-priced stock that has greater voting rights (Class B). The South Committee decided that it would be in favor of including shares of North Class B common stock as part of the merger consideration, so long as all South shareholders were given an option of which form of consideration to choose.

At the same meeting, the South Committee authorized Robinson Bradshaw and BofA Merrill Lynch to contact Mr. Holding, Jr. and the advisors to the North Committee to further explore the request to include shares of North Class B common stock as part of the merger consideration. The South Committee also authorized BofA Merrill Lynch to discuss with Mr. Holding, Jr. the current exchange ratio (3.800 to 4.2285, suggesting a midpoint of 4.0143) and the South Committee’s current proposal to the North Committee regarding certain legal issues (majority of the minority of votes cast, window shop, voting agreements), and inquire whether the controlling shareholders would support a transaction that included such terms. The South Committee noted that it was the

South Committee’s understanding, based upon prior communications with members of the Holding family, that Mr. Holding, Jr. and other members of his family would not support any alternative transaction. The South Committee then directed BofA Merrill Lynch to contact Mr. Holding, Jr. and ask him, in light of the proposed transaction terms, whether he and other members of his family still would not support any alternative transaction, in order to confirm whether the South Committee’s understanding was correct.

During the evening of May 8, 2014, the respective legal and financial advisors of the North and South Committees discussed the Holding family’s request that the merger consideration payable to South shareholders in any merger include shares of North Class B common stock. The North Committee’s advisors indicated that the North Committee previously had determined not to include North Class B common stock as part of the merger consideration. The North Committee’s advisors also stated that to the extent that North Class B common stock is introduced now, the North Committee would oppose any structure that did not limit the amount of North Class B common stock issuable to the South shareholders in the aggregate, and to any individual South shareholder. In addition, the North Committee’s advisors indicated that the North Committee did not believe that the currently lower trading price of the North Class B common stock relative to the North Class A common stock required a higher exchange ratio for North Class B common stock, since the two classes of stock had the same rights, except that the shares of North Class B common stock have more votes per share.

During the morning of May 9, 2014, BofA Merrill Lynch met by telephone with Mr. Holding, Jr. to discuss the Holding family’s request to include shares of North Class B common stock as part of the merger consideration. BofA Merrill Lynch informed Mr. Holding, Jr. that the North Committee had requested that any proposal involving shares of North Class B common stock include a mechanism to insure that (i) the aggregate voting interest of South shareholders in the surviving company would not exceed the aggregate pro forma economic interest of South shareholders in the surviving company and (ii) each South shareholder would be limited to the shareholder’s pro rata portion of the aggregate amount of North Class B common stock issuable. In addition, the same exchange ratio would apply to both classes of stock, even though the North Class B common stock currently trades at a discount to the North Class A common stock.

During the telephonic meeting with Mr. Holding, Jr., BofA Merrill Lynch also discussed, at the direction of the South Committee, certain terms under discussion between the North Committee and the South Committee (exchange ratio, majority of the minority, window shop, voting agreements) in order to ascertain whether the Holding family would support a transaction including such terms. BofA Merrill Lynch also reiterated a question previously posed to Mr. Holding, Jr. and other members of his family about their support for an alternative transaction. At the direction of the South Committee, BofA Merrill Lynch informed Mr. Holding, Jr. that it was the understanding of the South Committee, based upon prior communications with members of the Holding family, that the controlling shareholders would not support any alternative transaction, and that the South Committee wanted to test that understanding in light of the proposed transaction terms. Mr. Holding, Jr. told BofA Merrill Lynch that he, his mother and his four sisters would not support any alternative proposal, including a potential transaction with another buyer at a higher price, or other fundamental transactions, such as a stock offering or recapitalization. Mr. Holding, Jr. repeated that he and his family would not support a different transaction, even if an offer to sell South to a different buyer than North at a significantly higher price were proposed.

During the afternoon of May 9, 2014, the South Committee met with its legal and financial advisors to determine whether to make a proposal to the North Committee regarding the inclusion of shares of North Class B common stock as part of the merger consideration. The South Committee determined that it should propose that the South shareholders be given a choice to receive shares of North Class B common stock in the merger, subject to the limitations on the issuance of North Class B common stock requested by the North Committee. The South Committee directed its advisors to communicate such proposal to the advisors of the North Committee, and to reiterate that the South Committee’s proposal included a majority of minority of votes cast condition, voting agreements with members of the Holding family, a 30-day window shop period, a fiduciary out for intervening events, and termination fees to be set at 2.5% overall, with a 1% fee related to the window shop period.

During the evening of May 9, 2014, the respective legal and financial advisors of the North Committee and the South Committee met by telephone to discuss the South Committee’s proposal regarding the inclusion of shares of North Class B common stock as part of the merger consideration, as well as the other terms of the South Committee’s proposal.

The North Committee met the evening of May 9, 2014, to consider the proposal and to review all other open issues. The North Committee noted that the South Committee’s proposal would not enable one South shareholder to elect residual North Class B common stock not elected by another South shareholder. As a result of this element of the proposal, no South shareholder would be able to obtain a disproportionate interest in North Class B common stock. In light of this limitation and the fact that the South Committee’s proposal applied the same basis for determining the exchange ratio for North Class A common and North Class B common stock and would result in South shareholders owning a voting interest in North no greater than the economic interest it would be acquiring in North, the North Committee decided that the South Committee’s proposal was acceptable. The North Committee authorized Sandler O’Neill to communicate to the South Committee that its proposal regarding North Class A common stock and North Class B common stock was acceptable, assuming other issues were resolved.

Late in the evening of May 9, 2014, the advisors to the North Committee communicated to the advisors of the South Committee the North Committee’s response to the South Committee’s proposal made earlier in the evening. The North Committee accepted the South Committee’s proposal regarding the inclusion of shares of North Class B common stock as part of the merger consideration. In addition, the North Committee proposed an exchange ratio of 3.9857. The North Committee also (i) rejected the request for a majority of the minority of votes cast condition, (ii) rejected the request for voting agreements with the Holding family, which voting agreements would not have served their intended purpose in the absence of a majority of the minority condition, (iii) accepted the request for a 30-day window shop period, (iv) accepted a fiduciary out to withdraw the board’s recommendation due to an intervening event and (v) accepted a 1% termination fee related to the window shop and termination fees of 2.5% for other termination events.

On May 10, 2014, the South Committee met with its legal and financial advisors to discuss the revised proposal. The South Committee determined that it would not accept the proposed exchange ratio of 3.9857. In addition, in response to the rejection of the majority of the minority condition, the South Committee determined that it would propose further revisions to the draft merger agreement. The South Committee authorized its advisors to negotiate for the provision of a fiduciary out upon the occurrence of an intervening event, which fiduciary out would include an early termination right (as opposed to a right to withdraw the board’s recommendation) and a reasonably low termination fee.

On May 11, 2014, the North Committee and the South Committee reached agreement on all terms but the exchange ratio. The draft merger agreement was revised to include (i) a 30-day window shop period, with a 1% termination fee, (ii) a fiduciary out in response to an intervening event, with an early termination right and a termination fee of $10 million, and (iii) a 3.5% termination fee for terminations in response to superior proposals received after the window shop period.

By May 15, 2014, the draft merger agreement was in substantially final form, but negotiations regarding the exchange ratio had reached an impasse, with the North Committee and the South Committee unable to reach agreement between the North Committee’s offer of 3.9857 and the South Committee’s offer of 4.2285. On May 15, 2014, the South Committee met with its legal and financial advisors and determined that it would require further due diligence before making any further proposals regarding the exchange ratio.

On May 16, 2014, on behalf of the North Committee, Sandler O’Neill informed BofA Merrill Lynch that the North Committee remained committed to pursuing a transaction with South and would be willing to proceed with an exchange ratio within the range of 4.000 - 4.0143.

From May 16, 2014 through May 28, 2014 the North Committee and the South Committee continued discussions and conducted further due diligence.

On May 23, 2014, the South Committee met with its legal and financial advisors and members of South management in order for the South Committee to receive an update from South management on the additional due diligence being conducted by South management on behalf of the South Committee and the due diligence information being provided by South to the North Committee.

On May 28, 2014, the South Committee met with its legal and financial advisors and determined to propose an exchange ratio of 4.2150 as its best and final offer. The South Committee authorized one of its members, Robert Hoppe, to communicate this offer to Lee Durham, a member of the North Committee. The South Committee directed BofA Merrill Lynch, upon receiving confirmation from Mr. Hoppe that he had spoken to Mr. Durham, to contact Sandler O’Neill to communicate the South Committee’s offer and its rationale for that offer.

On May 30, 2014, on behalf of the North Committee, Sandler O’Neill communicated to BofA Merrill Lynch that the North Committee remained committed to a transaction based on an exchange ratio of 4.0000 and requested the South Committee’s reply. Later the same day, the South Committee met with its legal and financial advisors to consider the message from Sandler O’Neill. The South Committee directed BofA Merrill Lynch to reiterate to Sandler O’Neill that 4.2150 was the South Committee’s best and final offer. In order to bring the matter to a conclusion, the South Committee also directed BofA Merrill Lynch to request a response by 5:00 p.m. on Monday, June 2, 2014.

On June 1, 2014, Mr. Durham, representing the North Committee, and Mr. Hoppe, representing the South Committee, met in person to further discuss the positions of their respective committees.

The North Committee met several times over the weekend and on Monday, June 2, 2014 to consider alternatives. At its meeting on June 2, the North Committee concluded to make a proposal to the South Committee based on a 4.000 exchange ratio and the payment of cash.

During the early afternoon of June 2, 2014, the respective advisors to the North Committee and the South Committee met by telephone to discuss a revised proposal from the North Committee. The North Committee proposed to bridge the gap between the parties’ proposed exchange ratios by adding additional merger consideration in the form of cash and by reinserting in the merger agreement a variation on the majority of the minority voting condition previously requested by South. Specifically, the North Committee proposed that (i) South would not be required to close the merger if a majority of the shares held by the minority holders of South common stock (shareholders unrelated to the Holding family) were voted against the merger and (ii) each South shareholder would be allowed to choose to receive in exchange for each share of South common stock:

(A)	4.000 shares of North Class A common stock and $36.59 in cash

or

(B)	3.580 shares of North Class A common stock and 0.420 shares of North Class B common stock

Later on June 2, 2014, the South Committee met with its legal and financial advisors to review the North Committee’s proposal. The South Committee determined that it would be willing to accept the North Committee’s June 2 proposal with the following modification and clarification: (i) the per share cash consideration payable to South shareholders receiving shares of North Class A common stock and cash would be increased from $36.59 to $50.00 and (ii) the option to receive North Class A common stock and cash would be the default option, so that any holder would have to affirmatively elect to receive a mix of North Class A common stock and North Class B common stock.

During the evening of June 2, 2014, at the direction of the South Committee, the South Committee’s advisors met telephonically with the North Committee’s advisors to convey the South Committee’s requested modifications to the North Committee’s June 2 proposal.

In anticipation of its meeting on June 3, 2014, the North Committee instructed a representative to contact Mr. Holding, Jr. to describe to him the financial terms of the proposed transaction and ascertain whether Mr. Holding, Jr. would be supportive of it since it would be futile to submit a transaction that was likely to be opposed by controlling stockholders. Mr. Holding, Jr. indicated that he intended to support the transaction as described. Accordingly, the North Committee authorized giving notice of a meeting of the board of directors of North to be held on June 10, 2014, to be preceded immediately by a meeting of the North Committee to consider final action on a recommendation to the North board of directors in favor of the proposed transaction.

On June 3, 2014, the North Committee communicated its acceptance of the modifications proposed by the South Committee and the parties confirmed having reached agreement in principle. Also on June 3, 2014, the South Committee met with its legal and financial advisors and determined to make arrangements to present the proposed transaction for approval at a meeting of the South board of directors on June 10, 2014. The North Committee and the South Committee also agreed, solely for purposes of the majority of the minority voting condition in the merger agreement, that certain South shareholders owning in the aggregate approximately 37.0% of the South voting common stock constituted the minority holders of South common stock.

On June 6, 2014, the South Committee met with its legal and financial advisors and BofA Merrill Lynch presented its financial analysis. Robinson Bradshaw reviewed the final terms of the merger agreement and the approving resolutions and other materials to be distributed that afternoon to the South board of directors in preparation for the meeting of the South board of directors on June 10, 2014.

On June 10, 2014, the South Committee met with its legal and financial advisors. At this meeting, BofA Merrill Lynch reviewed with the South Committee its financial analysis of the merger consideration and delivered to the South Committee an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration in the merger was fair, from a financial point of view, to such minority holders of South common stock. See “—Opinion of South’s Financial Advisor.” The South Committee then unanimously (i) approved the merger agreement and the proposed merger of South into North and (ii) recommended that the board of directors of South approve and adopt the merger agreement, approve the proposed merger of South into North and recommend that the South shareholders approve the merger of South into North.

On June 10, 2014, the South board of directors met, with representatives of Haynsworth, Robinson Bradshaw and BofA Merrill Lynch in attendance. Mr. Bristow did not participate in the meeting, and following the conduct of business unrelated to the transaction, Mr. Holding, Jr. recused himself from the remainder of the meeting. The board received a report from the South Committee, which contained a summary of the proposed legal terms from Robinson Bradshaw and a summary of the financial analysis from BofA Merrill Lynch, all of which was supplementary to the written materials distributed to the board in advance of the meeting. After considering the proposed terms of the merger agreement and the recommendation of the South Committee, and taking into account the matters discussed during the meeting and at prior meetings of the board, the South directors in attendance unanimously determined that a merger of South into North was in the best interests of South and the South shareholders and voted unanimously to approve the merger agreement and the transactions contemplated thereby and to recommend that the South shareholders approve the merger.

On June 10, 2014, the North Committee met and reviewed again the proposed final merger agreement, previously delivered due diligence report and a current oral update and received reports from Smith Anderson and Sandler O’Neill, including the fairness opinion of Sandler O’Neill. At the conclusion of the deliberations, the North Committee unanimously recommended to the North board of directors that it approve the proposed transaction.

Thereafter, on June 10, 2014, the North board of directors held a special meeting. After the consideration of initial board of director business, Mr. Holding, Jr., Ms. Hope Holding Bryant and Mr. James M. Parker recused themselves so that only independent directors could consider the proposed transaction. At the meeting of independent directors:

•	the North Committee presented its report and recommendation regarding the proposed transaction;

•	representatives of Smith Anderson reviewed with the directors their duties in the context of an acquisition transaction and the terms and conditions of the proposed merger agreement;

•	representatives of Sandler O’Neill provided a detailed financial analysis of the proposed transaction; and

•	Sandler O’Neill delivered its oral opinion (subsequently confirmed in writing) that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in Sandler O’Neill’s written opinion, dated June 10, 2014, the consideration to be paid to the holders of South common stock pursuant to the merger was fair to North and its stockholders from a financial point of view. See “—Opinion of North’s Financial Advisor.”

The independent members of the North board of directors discussed the next steps to be taken in connection with the execution and announcement of the transaction. After posing questions to legal counsel, and after extensive discussion and deliberation, the independent members of the North board of directors determined that the merger is advisable and in the best interests of North and its stockholders and: (i) adopted and approved the merger agreement and the transactions contemplated thereby, (ii) authorized and approved the transactions contemplated by the merger agreement, including the merger and an amendment to the North charter to enable issuance of shares in the merger, and (iii) recommended that North stockholders approve and adopt the merger agreement, the issuance of shares in the merger, the amendment to the North charter to enable issuance of shares in the merger and all related actions and directed that such matters be submitted to North stockholders at a special meeting.

The parties executed the merger agreement later in the afternoon on June 10, 2014.

On June 10, 2014, after the closing of the U.S. markets, North and South issued a joint press release announcing the execution of the merger agreement.

Recommendation of North’s Board of Directors and Reasons for the Merger

As described above, after careful consideration, the independent members of the North board of directors, at a meeting held on June 10, 2014, acting upon the unanimous recommendation of the North Committee, determined that the merger agreement is in the best interests of North and its stockholders. Accordingly, the independent members of the North board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement, including the issuance of North common stock and related amendments to the North charter, and recommended that North stockholders vote “FOR” the North merger proposal, “FOR” the North share issuance proposal and “FOR” the North charter amendment proposal. In reaching their respective decisions, the North Committee and the independent members of the North board of directors consulted with North management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of North’s, South’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the North Committee and the independent members of the North board of directors considered their respective views that South’s business and operations complement those of North and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•	their respective understandings of the current and prospective environment in which North and South operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on North, both with and without the proposed transaction;

•	their respective reviews and discussions with North’s management concerning the due diligence investigation of South;

•	the potential cost savings that could be achieved as a result of operational efficiencies of the combined company;

•	the complementary nature of the credit cultures of the two companies and existing processing relationships, which management believes should facilitate integration and implementation of the transaction;

•	the complementary nature of the branch network of the two companies, which management believes should provide the combined company with greater market density and a greater national branch presence;

•	management’s expectation that the combined company will have a strong capital position and higher legal lending limits upon completion of the transaction;

•	South’s successful track record and the North Committee’s and the independent members of the North board of directors’ belief that the combined enterprise would benefit from South’s ability to take advantage of economies of scale and grow in the current economic environment, making South an attractive partner for North;

•	the opinion of Sandler O’Neill, North’s financial advisor, delivered to the North Committee, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the merger consideration in the proposed merger is fair to North and its stockholders from a financial point of view, as more fully described below in the section entitled “—Opinion of North’s Financial Advisor”;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio, which the North Committee and the independent members of the North board of directors believed was consistent with market practice for transactions of this type, the expected tax treatment and deal protection provisions, including the ability of South’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to South shareholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•	the fact that the merger consideration will consist of shares of North Class A common stock, and at the election of South shareholders, either cash or shares of North Class B common stock, which will allow South shareholders to participate in a significant portion of the future performance of the combined business and synergies resulting from the merger, to benefit from the greater liquidity in the trading market for North Class A common stock relative to the market for South common stock due to the listing of North Class A common stock on the NASDAQ Global Select Market, and the value to South shareholders represented by that consideration; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The North Committee and the independent members of the North board of directors also identified and considered, along with North management, as well as financial and legal advisors, the following potentially negative factors in its deliberations:

•	the requirement that South conduct its business in the ordinary course and the other restrictions on the conduct of South’s business prior to the completion of the merger, which may delay or prevent South from undertaking business opportunities that may arise pending completion of the merger;

•	the potential risk of diverting management attention and resources from the operation of North’s business and towards the completion of the merger;

•	the dilution to current North stockholders from the issuance of additional shares of North common stock in the merger;

•	the possible disruption to North’s and South’s business that may result from the announcement of the transaction;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating South’s business, operations and workforce with those of North;

•	the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied; and

•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of North and South and the transaction expenses arising from the merger.

The foregoing discussion of the factors considered by the North Committee and the independent members of the North board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the North Committee and the independent members of the North board of directors. In reaching their respective decisions to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, neither the North Committee nor the independent members of the North board of directors quantified or assigned any relative weights to the factors considered, and individual directors may have given different weights to different factors. The North Committee and the independent members of the North board of directors considered all these factors as a whole, including discussions with, and questioning of, North’s management and North’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the independent members of the North board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby and unanimously recommend that North stockholders vote “FOR” the North merger proposal, “FOR” the North share issuance proposal and “FOR” the North charter amendment proposal.

Recommendation of South’s Board of Directors and Reasons for the Merger

After careful consideration, the South board of directors at its meeting on June 10, 2014, acting upon the unanimous recommendation of the South Committee, (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interest of South and its shareholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and declared it advisable that South enter into the merger agreement and (iii) resolved to recommend that the South shareholders vote to approve the transactions contemplated by the merger agreement, including the merger.

In reaching their respective decisions to recommend the merger agreement, the merger, and the other transactions contemplated by the merger agreement, each of the South Committee and the South board of directors considered a number of factors, including the following:

•	its assessment of South’s business, operations, financial condition, asset quality, earnings and prospects, and of North’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the financial projections and other information presented to the South Committee, and the results of South’s due diligence review of North;

•	its assessment of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, the current environment for larger community banks, particularly in the Southeast, and current financial market conditions and the likely effects of these factors on the two companies’ potential growth, development, productivity and strategic options, and the historical market prices of South and North common stock;

•	the familiarity of South and North with each other, including management relationships and a number of shared resources and common operating systems, which should aid in the integration of the two companies in an efficient and cost-effective manner;

•	its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position;

•	the complementary aspects of South and North, including strong customer focus, adjacent geographic markets, business orientation and compatibility of the companies’ cultures and management and operating styles, and the potential expense-saving and revenue enhancing opportunities in connection with the merger and the related potential impact on the combined company’s earnings;

•	the fact that North is the exclusive owner of the service mark “First Citizens” outside of South Carolina;

•	the fact that the merger consideration consists primarily of North common stock, giving former South shareholders the opportunity to participate as North stockholders in the benefits of the combination and the future performance of the combined company generally;

•	the continued representation of three of South’s directors on the board of the resulting company, and the South Committee’s belief that this representation would reduce the integration risk in the combination;

•	its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	the financial terms of the merger, including the fact that, based on recent market prices for South and North stock, the per-share consideration to be received by shareholders of South common stock represents a substantial premium to its current market value;

•	the opinion of BofA Merrill Lynch, dated June 10, 2014, delivered to the South Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration, as more fully described in the section entitled “—Opinion of South’s Financial Advisor”;

•	the fact that the South Committee has not received an opinion regarding the fairness, from a financial point of view, of the consideration to be received in the merger by any holder who is related to the Holding family or any holder who elects to receive North Class B common stock as part of the merger consideration;

•	the greater market capitalization and anticipated trading liquidity of North Class A common stock after the transaction in the event South shareholders desired to sell the shares of North Class A common stock to be received by them upon completion of the merger;

•	the fact that South shareholders would have a choice to receive shares of North Class A common stock and cash or to receive a certain portion of their merger consideration in shares of North Class B common stock;

•	the fact that the South board of directors is permitted, subject to supervision by the South Committee, to change its recommendation that the South shareholders approve the merger agreement in certain circumstances;

•	the fact that South shareholders who do not vote to approve the merger agreement and who follow certain prescribed procedures are entitled to dissenters’ rights under South Carolina law;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio, deal protection and termination fee provisions, which it reviewed with its outside legal and financial advisors;

•	the fact that South may choose not to close the merger if a majority of the shares of South common stock held by South shareholders who are unrelated to the Holding family are voted against the merger;

•	the need to obtain approval by shareholders of South and North, as well as regulatory approvals, in order to complete the transaction and the risk that those or other conditions will not be satisfied;

•	the risks associated with the operations of the combined company, including the challenges both of integrating South’s businesses, operations and employees with those of North and of achieving the anticipated cost savings;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the fact that some of the directors and executive officers of South have interests in the merger and have arrangements that are different from or in addition to those of South shareholders generally;

•	the fact that South’s chief executive officer will retire no later than January 30, 2015;

•	the authority granted to the South Committee by the South board of directors to evaluate the proposed combination of South and North, and to negotiate the terms of the definitive merger agreement with respect to the North proposal, or to determine not to pursue any agreement with North;

•	the recognition by the South Committee that it had no obligation to recommend the approval of the merger or any other transaction; and

•	the lack of reasonable alternatives available to the South Committee and the South board of directors other than to reject the proposed transaction with North and for South to remain an independent company, given the South Committee’s belief (based on the Holding family’s communications to the South Committee that they would not vote in favor of any alternative transaction) that a transaction that did not involve North would not be successful.

The foregoing discussion of the information and factors considered by the South Committee and the South board of directors is not intended to be exhaustive, but includes the material factors considered by the South Committee and the South board of directors. In reaching their respective decisions to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the South Committee and the South board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The South Committee and the South board of directors considered all these factors as a whole, including discussions with, and questioning of, South’s management, South’s legal advisors, the South Committee’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the independent directors of the South board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of South and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.

The independent directors of the South board of directors unanimously recommend that the South shareholders vote “FOR” the approval of the merger proposal.

Opinion of North’s Financial Advisor

By letter dated February 4, 2014, the North Committee retained Sandler O’Neill to provide a fairness opinion in connection with a possible business combination transaction. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The North Committee selected Sandler O’Neill to provide a fairness opinion in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

At the June 10, 2014 meeting of the North Committee, Sandler O’Neill delivered to the North Committee its oral opinion, which was subsequently confirmed in writing on June 10, 2014, that, as of June 10, 2014, the merger consideration was fair to North and its stockholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of North Class A common stock and North Class B common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was addressed to the North Committee and is directed only to the fairness of the merger consideration to North and its stockholders from a financial point of view. It does not address the underlying business decision of North to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder of North or South as to how such shareholder should vote at their special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by South’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of South.

In connection with rendering its opinion on June 10, 2014, Sandler O’Neill reviewed and considered, among other things:

•	The merger agreement;

•	Certain financial statements and other historical financial information of South provided by management of South that Sandler O’Neill deemed relevant;

•	Certain publicly available financial statements and other historical financial information of North that Sandler O’Neill deemed relevant;

•	Certain internal financial information and other data relating to the business and financial prospects of South that were provided to Sandler O’Neill by and discussed with the management of South for the years ending December 31, 2014 through December 31, 2018 and not publicly available, including financial forecasts and estimates prepared by the management of South (the “South Forecasts”);

•	Certain internal financial information and other data relating to the business and financial prospects of North that were provided to Sandler O’Neill by and discussed with the management of North for the years ending December 31, 2014 through December 31, 2018 and not publicly available, including financial forecasts and estimates prepared by the management of North (the “North Forecasts”);

•	The pro forma financial impact of the merger on North, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as prepared by and reviewed with senior management of North;

•	A comparison of certain financial and other information for South and North including relevant stock trading information, with similar publicly available information for certain other commercial banks similar to each of South and North, the securities of which are publicly traded;

•	The financial terms and structures of certain recent business combinations involving other similar and related party transactions in the commercial banking industry, to the extent publicly available;

•	The current market environment generally and the financial services sector in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of North the business, financial condition, results of operations and prospects of North and held similar discussions with the senior management of South regarding the business, financial condition, results of operations and prospects of South.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by North or South or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the respective senior managements of North and South that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. With respect to the South Forecasts, publicly available median analyst estimates and a publicly available annual growth rate for North as discussed with senior management of North and certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies prepared by and reviewed with senior management of North, Sandler O’Neill assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of South and North, as to the future financial performance of South and North, respectively. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill assumes no responsibility or liability for the accuracy or completeness thereof.

In performing its analyses and in rendering its opinion, Sandler O’Neill assumed that there had not been any material change in the respective assets, financial condition, results of operations, business or prospects of South and North since the date of the most recent historical financial data made available to Sandler O’Neill. In addition, Sandler O’Neill assumed in all respects material to its review and analysis that each of South and North would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to the trading values at which the common stock of South or North may trade at any time. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated in connection therewith. Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its June 10, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but it is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to South or North and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of South and North and the companies to which they are being compared.

Transaction Multiples

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of South common stock, except for certain shares as described in the merger agreement, will be converted into the right to receive 4.0000 shares of North Class A common stock and $50.00 in cash, unless the holder of such share elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, for each share of such holders’ South common stock to be converted into the right to receive 3.5800 shares of North Class A common stock and 0.4200 shares of North Class B common stock.

Based upon the average per share closing price of $222.85 for North Class A common stock during the 30-day period ended June 5, 2014 plus $50.00 in cash and the average per share closing price of $206.16 for North Class B common stock during the 30-day trading period ended June 5, 2014, Sandler O’Neill calculated merger consideration values of $941.40 and $884.39 per share of South common stock, respectively. Based upon (i) 683,293 shares of South common stock outstanding, (ii) the assumption that there are no outstanding stock options of South, and (iii) the average per share closing price of $222.85 for North Class A common stock during the 30-day trading period ended June 5, 2014 plus $50.00 in cash and the average per share closing price of $206.16 for North Class B common stock during the 30-day trading period ended June 5, 2014, Sandler O’Neill calculated aggregate merger consideration values of $643.3 million and $604.3 million, respectively. Based upon financial information as of the period ended March 31, 2014, Sandler O’Neill calculated transaction ratios for each of the two merger consideration options.

For merger consideration consisting of 4.0000 shares of North Class A common stock and $50.00 in cash for each share of South common stock:

Pricing Multiples	Value
Price/Last Twelve Months Earnings Per Share	13.5x
Price/Book Value as of March 31, 2014	84%
Price/Tangible Book Value as of March 31, 2014	112%
Tangible Book Premium/Core Deposits	1.0%
Market Premium as of June 5, 2014	33.5%

For merger consideration consisting of 3.5800 shares of North Class A common stock and 0.4200 shares of North Class B common stock of each share of South common stock:

Pricing Multiples	Value
Price/Last Twelve Months Earnings Per Share	12.7x
Price/Book Value as of March 31, 2014	79%
Price/Tangible Book Value as of March 31, 2014	106%
Tangible Book Premium/Core Deposits	0.5%
Market Premium as of June 5, 2014	25.4%

Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for South with two peer groups of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The first peer group consisted of a group of publicly traded U.S. banks with assets between $2.5 billion and $25 billion and three-month average weekly trading volume to total shares outstanding of less than 0.50%. The following financial institutions were selected for the comparison:

First National of Nebraska, Inc.

Farmers & Merchants Bank of Long Beach

Carter Bank & Trust

W.T.B. Financial Corporation

Mechanics Bank

First National Bank Alaska

Burke & Herbert Bank & Trust Company

The analysis compared publicly available financial information for South and the high, mean, median and low financial and market trading data for the peer group as of or for the period ended March 31, 2014 with pricing data as of June 5, 2014. The results of these analyses are summarized in the following table.

	South	Comparable Company Ranges
Total Assets ($ in millions)	$8,532	$16,271 - $2,643
Tangible Common Equity/Tangible Assets	6.86%	14.38% - 6.84%
Leverage Ratio	8.31%	14.72% - 6.79%
Total Risk Based Capital Ratio	18.03%	25.36% - 14.12%
Return on Average Assets	0.58%	1.30% - 0.57%
Return on Average Equity	6.50%	11.94% - 6.69%
Net Interest Margin	2.68%	5.48% - 2.23%
Efficiency Ratio	74.7%	75.5% - 55.4%
Loan Loss Reserve/Gross Loans	1.17%	2.58% - 0.94%
Non-Performing Assets/Total Assets	1.68%	2.66% - 0.92%
Net Charge Offs/Average Loans	0.21%	1.58% - (0.04)%
Price/Tangible Book Value	84%	141% - 95%
Price/Last 12 Months Earnings Per Share	10.1x	17.8x - 11.1x
Price/2014 Est. Earnings Per Share	—	19.1x - 12.0x
Current Dividend Yield	0.20%	3.6% - 0.0%
Market Value ($ in millions)	$462	$1,909 - $291

The second peer group consisted of the following group of publicly traded U.S. banks with assets between $2.5 billion and $20 billion, tangible common equity to total assets of less than 8.0% and return on average assets of less than 0.75% over the twelve month period ended March 31, 2014:

Astoria Financial Corporation

Sterling Bancorp

Berkshire Hills Bancorp, Inc.

Bancorp, Inc.

Carter Bank & Trust

Simmons First National Corporation

Banc of California, Inc.

Century Bancorp, Inc.

First Bancorp

BNC Bancorp

Capital City Bank Group, Inc.

The analysis compared publicly available financial information for South and the high, mean, median and low financial and market trading data for the peer group as of or for the period ended March 31, 2014 with pricing data as of June 5, 2014. The results of these analyses are summarized in the following table.

	South	Comparable Company Ranges
Total Assets ($ in millions)	$8,532	$15,700 - $2,633
Tangible Common Equity/Tangible Assets	6.86%	7.97% - 5.05%
Leverage Ratio	8.31%	11.27% - 6.57%
Total Risk Based Capital Ratio	18.03%	18.10% - 11.16%
Return on Average Assets	0.58%	0.73% - 0.00%
Return on Average Equity	6.50%	11.81% - (0.03)%
Net Interest Margin	2.68%	5.03% - 2.21%
Efficiency Ratio	74.7%	92.1% - 56.1%
Loan Loss Reserve/Gross Loans	1.17%	2.05% - 0.59%
Non-Performing Assets/Total Assets	1.68%	4.74% - 0.25%
Net Charge Offs/Average Loans	0.21%	1.68% - (0.03)%
Price/Tangible Book Value	84%	219% - 95%
Price/Last 12 Months Earnings Per Share	10.1x	61.2x - 9.1x
Price/2014 Est. Earnings Per Share	—	35.2x - 14.1x
Current Dividend Yield	0.20%	4.3% - 0.6%
Market Value ($ in millions)	$462	$1,317 - $120
Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a group of comparable U.S. merger and acquisition transactions that were announced since January 1, 2010 and had a value between $250 million and $1.0 billion. These transactions involved target companies that (i) had total assets of less than $10.0 billion and (ii) had ratios of non-performing assets to assets that were between 1% and 4%. The group was composed of the following transactions:

Buyer/Target

Valley National Bancorp/1st United Bancorp Inc.

Yadkin Financial Corporation/VantageSouth Bancshares

ViewPoint Financial Group Inc./LegacyTexas Group Inc.

Heritage Financial Corp./Washington Banking Co.

Cascade Bancorp/Home Federal Bancorp

East West Bancorp Inc./MetroCorp Bancshares Inc.

MB Financial Inc./Taylor Capital Group Inc.

Home BancShares Inc./Liberty Bancshares Inc.

Union First Market Bankshares Corp./StellarOne Corp.

SCBT Financial Corp./First Financial Holdings Inc.

United Bankshares Inc./Virginia Commerce Bancorp Inc.

Columbia Banking System Inc./West Coast Bancorp

FirstMerit Corp./Citizens Republic Bancorp Inc.

Hilltop Holdings Inc./PlainsCapital Corp.

Cadance Bancorp LLC/Encore Bancshares, Inc.

Susquehanna Bancshares Inc./Tower Bancorp Inc.

Susquehanna Bancshares Inc./Abington Bancorp Inc.

Nara Bancorp Inc./Center Financial Corp.

Sandler O’Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months’ earnings; core deposit premium; transaction value as a premium over 1-day market value; and transaction price to tangible book value as a multiple of the buyer’s trading price to tangible book value. Sandler O’Neill then calculated the per share valuation of South imputed by the high, low, mean and median data for the transactions, and compared that to South’s actual data as of March 31, 2014. The results of these analyses are summarized in the following tables.

Nationwide M&A Transactions (Ranges)
Price / Last 12 Months Earnings	49.6x - 2.6x

Core Deposit Premium	17.6% - 3.3%
Transaction Value as a Premium over 1-day Market Value	40.6% - 5.2%
Transaction Price to Tangible Book Value over Buyer’s Trading Price to Tangible Book Value	1.77x - 0.59x

Imputed South Per Share Valuation for Precedent Nationwide M&A Transactions (Ranges)
Price / Last 12 Months Earnings	$3,455.14 - $181.12

Core Deposit Premium	$2,614 - $1,166
Transaction Value as a Premium over 1-day Market Value	$991 - $742
Transaction Price to Tangible Book Value over Buyer’s Trading Price to Tangible Book Value	$1,479 - $492

South Data as of March 31, 2014
Last 12 Months Earnings Per Share	Book Value Per Share	Tangible Book Value Per Share	Core Deposits
$69.66	$1,115.07	$837.19	$6,901,749

South - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of South common stock through December 31, 2018. Sandler O’Neill based the analysis on South’s projected earnings stream (as reflected in projections provided by South’s management) for the years ending December 31, 2014 through 2018, which projections assumed (i) tangible book value as of December 31, 2014 of $888.10 per share, (ii) a discount rate of 13.50% and (iii) 683,293 outstanding shares of common stock. South’s projections are summarized below in the section entitled “—Certain South Unaudited Prospective Financial Information.”

To approximate the terminal value of South’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 9.0x to 19.0x and multiples of tangible book value ranging from 50% to 150% as determined by Sandler O’Neill in its professional judgment and experience. Sandler O’Neill selected the price to earnings multiples based on price to earnings multiples of South’s first peer group. Sandler O’Neill selected the tangible book value multiples based on tangible book value multiples of the South peer group.

The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.3% to 15.3%. Sandler O’Neill determined the discount rate based on the 10-year treasury bond yield of 2.59%, an equity risk premium of 5.70%, a size premium of 3.81%, and an industry premium of 3.20%. These analyses resulted in the following reference ranges of implied present values per share of South common stock:

Range of Implied Earnings Per Share Based on Price/Earnings	Range of Implied Tangible Book Value Per Share Based on Tangible Book Value
$726.48 - $1,885.39	$348.73 - $1,278.06

Sandler O’Neill also considered and discussed with the North Committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming South’s net income varied from 40% above projections to 40% below projections. Using a discount rate of 12.8%, the midpoint of the range used in the prior analysis, for this analysis, Sandler O’Neill noted a range of $485.72 to $2,371.20 per share of South common stock.

During the June 10, 2014 meeting of the North Committee, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

North Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for North and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of publicly traded U.S. banks with total assets of between $15 billion and $25 billion, non-performing assets to total assets of less than 2% and tangible common equity to total assets greater than 8%.

The following financial institutions were selected for the comparison:

Signature Bank

Commerce Bancshares, Inc.

Hancock Holding Company

Susquehanna Bancshares, Inc.

EverBank Financial Corp

Fulton Financial Corporation

First National of Nebraska, Inc.

BankUnited, Inc.

The analysis compared publicly available financial information for North and the high, mean, median and low financial and market trading data for the peer group as of or for the period ended March 31, 2014 (with the exception of First National of Nebraska, Inc. for which financial data was as of December 31, 2013, the most recently publicly available data) with pricing data as of June 5, 2014. The results of these analyses are summarized in the following table.

	North	Comparable Company Ranges
Total Assets ($ in millions)	$22,155	$23,104 - $15,752
Tangible Common Equity/Tangible Assets	8.96%	12.18% - 8.22%
Leverage Ratio	9.66%	12.12% - 8.51%
Total Risk Based Capital Ratio	16.05%	20.27% - 13.20%
Return on Average Assets	0.63%	1.53% - 0.73%
Return on Average Equity	6.73%	13.79% - 6.30%
Net Interest Margin	3.55%	5.50% - 3.10%
Efficiency Ratio	77.4%	71.9% - 36.0%
Loan Loss Reserve/Gross Loans	1.65%	2.39% - 0.44%
Non-Performing Assets/Total Assets	0.83%	1.75% - 0.13%
Net Charge Offs/Average Loans	0.08%	1.58% - (0.01)%
Price/Tangible Book Value	112%	302% - 129%
Price/Last 12 Months Earnings Per Share	16.4x	23.9x - 11.5x
Price/2014 Consensus Estimated Earnings Per Share	—	20.7x - 12.9x
Price/2015 Consensus Estimated Earnings Per Share	—	18.1x - 12.2x
Current Dividend Yield	0.5%	3.1% - 0.0%
Market Value ($ in millions)	$2,193	$5,810 - $1,909

North – Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value of North through December 31, 2018. Sandler O’Neill based the analysis on North’s projected earnings stream as derived from median publicly available analyst estimates and long-term earnings growth rate for the years ending 2014 through 2018.

To approximate the terminal value of North’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 15.0x to 20.0x and multiples of tangible book value ranging from 100% to 200% as determined by Sandler O’Neill in its professional judgment and experience. Sandler O’Neill selected the price to earnings multiples of 15.0x to 20.0x based on the range of trades multiples in North’s peer group. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.1% to 12.6%. Sandler O’Neill determined the discount rate based on the 10-year treasury bond yield of 2.59%, an equity risk premium of 5.70%, a size premium of 1.12%, and an industry premium of 3.20%. These analyses resulted in the following reference ranges of implied earnings per share and implied tangible book value per share of North common stock:

Range of Implied Earnings Per Share Based on Price/Earnings	Range of Implied Tangible Book Value Per Share Based on Tangible Book Value
$197.77 - $291.35	$158.09 - $346.28

Sandler O’Neill also considered and discussed with the North Committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming North’s net income varied from 40% above median publicly available analyst estimates and long-term earnings growth rate for the years ending 2014 through 2018 to 40% below median publicly available analyst estimates and long-term earnings growth rate for the years ending 2014 through 2018. Using a discount rate of 11.4%, the midpoint of the range used in the prior analysis, for this analysis, Sandler O’Neill noted a range of $126.97 - $384.84 per share of North common stock.

At the June 10, 2014 meeting of the North Committee, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Results

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes in the fourth quarter of 2014; (ii) per share merger consideration value is $941.40 or $884.39 per share depending on the form of consideration elected; (iii) South’s performance is consistent with the financial forecasts and estimates prepared by its management; (iv) North’s performance is consistent with financial forecasts and estimates prepared by its management; (v) certain purchase adjustments occur, including that South’s loan portfolio gross credit mark of ($116.7) million (vi) core deposit intangibles are 1.37% of South’s core deposits amortized on a straight line basis over a 10-year period; (vii) North is able to achieve cost savings of $51.0 million per year, with 50% realization in 2015 and 100% realization thereafter (viii) pre-tax deal related costs total $30.5 million; and (ix) pre-tax cash opportunity cost is 1.00%. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

The tables below shows Sandler O’Neill’s projected accretion/dilution percentages for North for each of the two merger consideration options as of closing and for each of the years 2014-2017.

For merger consideration consisting of 4.0000 shares of North Class A common stock and $50.00 in cash for each share of South common stock:

	Closing 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017
North Earnings Per Share Accretion/(Dilution)—Excluding Transaction Expenses	—	42.1%	42.8%	37.9%
North Tangible Book Value Accretion/(Dilution)	(1.5%)	0.3%	3.1%	6.0%

For merger consideration consisting of 3.5800 shares of North Class A common stock and 0.4200 shares of North Class B common stock of each share of South common stock:

	Closing 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017
North Earnings Per Share Accretion/(Dilution)—Excluding Transaction Expenses	—	44.0%	44.8%	39.9%
North Tangible Book Value Accretion/(Dilution)	(0.1%)	1.7%	4.6%	7.5%

Other Information Reviewed By Sandler O’Neill

Stock Price Performance

Sandler O’Neill also reviewed for informational purposes the publicly reported trading prices of North’s common stock for the three-year period ended June 5, 2014. Sandler O’Neill then compared the relationship between the movements in the price of North’s common stock against the movements in the prices of an index of North’s peer group, the NASDAQ Bank Index and the S&P 500.

Three-Year Comparative Stock Performance

	Beginning Value	Ending Value
North Class A Common Stock	100%	123.2%
North Class B Common Stock	100%	109.8%
North Peers	100%	144.5%
NASDAQ Bank Index	100%	149.2%
S&P 500	100%	149.2%

Miscellaneous

Sandler O’Neill rendered a fairness opinion to the North Committee in connection with the merger and will receive a fee in an amount equal to $300,000, which became due and payable in immediately available funds at the time such written opinion was delivered to North. Sandler O’Neill will receive an additional fee of $600,000 upon and subject to closing of the merger. North has also agreed to reimburse Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under the securities laws.

Over the past three years, Sandler O’Neill received aggregate revenues from South and certain of its affiliates of approximately $175,000 for investment banking services. In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to South and North and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of South or North or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities.

Certain North Unaudited Prospective Financial Information

North does not as a matter of course make public projections as to future revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, North is including the unaudited prospective financial information to provide its stockholders access to information that was made available to the South Committee, the North Committee and North’s financial advisors in connection with the merger. This unaudited prospective financial information is referred to as the North Forecasts in the section “—Opinion of North’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that North or any of its representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market and financial conditions and matters specific to North’s business, all of which are difficult to predict and many of which are beyond North’s control. North can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Further, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive and less reliable with each successive year. Actual results are likely to differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to North’s business, industry performance, the interest rate and regulatory environment and general business and economic conditions. For other factors that could cause actual results to differ please see the sections entitled “Risk Factors” and “Forward-Looking Statements” beginning on page 25 and page 49, respectively, of this joint proxy statement/prospectus.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in North’s historical GAAP financial statements. Neither North’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. North can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. North does not intend to make publicly available any update or other revision to the unaudited prospective financial information. The unaudited prospective financial information represents North’s own evaluation of its potential future financial performance on a stand-alone basis, and does not take into account the possible financial and other effects of the merger and does not attempt to predict or suggest future results of the combined company. None of North or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any North stockholder, South shareholder or other person regarding North’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because it was considered in connection with the merger.

In light of the foregoing, and considering that the North and South special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, North stockholders and South shareholders are cautioned not to place unwarranted reliance on such information, and North urges all stockholders to review North’s most recent SEC filings for a description of North’s reported financial results. See “Where You Can Find More Information” on page (i) of this joint proxy statement/prospectus.

The following table presents selected North unaudited prospective financial data for the years 2014 through 2018:

	Year Ended December 31,
	2014	2015	2016	2017	2018
	(dollars in millions, except earnings per share)
Income Statement
Net Interest Income	$680.0	$671.9	$698.5	$768.0	$844.7
Noninterest Income	285.3	334.2	365.6	393.2	416.8
Noninterest Expense	814.6	827.5	837.9	853.0	867.9
Loan Loss Provisions	4.9	37.7	33.6	48.8	50.9
Net Income	93.4	89.5	122.4	164.8	217.7
Earnings Per Share	9.71	9.31	12.72	17.13	22.63

Balance Sheet
Gross Loans	$13,772.8	$14,370.5	$15,092.4	$15,844.1	$16,607.2
Total Assets	21,588.5	21,617.7	22,062.2	22,581.2	23,105.2
Deposits	17,884.1	17,898.2	18,132.1	18,399.4	18,673.0
Tangible Common Equity	2,040.2	2,119.5	2,231.0	2,384.6	2,591.0

Opinion of South’s Financial Advisor

South has retained BofA Merrill Lynch to act as the South Committee’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The South Committee selected BofA Merrill Lynch to act as the South Committee’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community.

On June 10, 2014, at a meeting of the South Committee held to evaluate the merger, BofA Merrill Lynch delivered to the South Committee an oral opinion, which was confirmed by delivery of a written opinion dated June 10, 2014, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration in the merger was fair, from a financial point of view, to such minority holders of South common stock.

The full text of BofA Merrill Lynch’s written opinion to the South Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix E to this document and is incorporated by reference herein in its entirety.

The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the South Committee for the benefit and use of the South Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address the fairness, from a financial point of view, of the merger consideration to be received by the minority holders of South common stock who elect to receive North Class A common stock and North Class B common stock. BofA Merrill Lynch’s opinion also does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to South or in which South might engage or as to the underlying business decision of South to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to South and North;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of South furnished to or discussed with BofA Merrill Lynch by the management of South, including certain financial forecasts relating to South prepared by the management of South, referred to herein as the “South management forecasts”;

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of North furnished to or discussed with BofA Merrill Lynch by the management of North, including certain financial forecasts relating to North prepared by the management of North, referred to herein as the “North management forecasts”, and such forecasts as adjusted by the management of South (such forecasts, as adjusted, the “Adjusted North management forecasts”), and discussed with the management of South its assessments as to the relative likelihood of achieving the future financial results reflected in the North management forecasts and the Adjusted North management forecasts;

(iv)	reviewed certain estimates as to the amount and timing of cost savings, revenue synergies and restructuring charges anticipated by the management of South to result from the merger, referred to herein as the “synergies”;

(v)	discussed the past and current business, operations, financial condition and prospects of South with members of the senior managements of South and North, and discussed the past and current business, operations, financial condition and prospects of North with members of the senior managements of South and North;

(vi)	reviewed the potential pro forma financial impact of the merger on the future financial performance of North, including the potential effect on North’s estimated earnings per share;

(vii)	reviewed the trading histories for South voting common stock and North common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(viii)	compared certain financial and stock market information of South and North with similar information of other companies BofA Merrill Lynch deemed relevant;

(ix)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(x)	reviewed the relative financial contributions of South and North to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft, dated June 3, 2014, of the merger agreement; and

(xii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of South and North that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the South management forecasts and the synergies, BofA Merrill Lynch was advised by the South Committee, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of South as to the future financial performance of South and the other matters covered thereby. With respect to the North management forecasts, BofA Merrill Lynch was advised by North, and assumed, with the consent of the South Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of North as to the future financial performance of North and other matters covered thereby. With respect to the Adjusted North management forecasts, BofA Merrill Lynch assumed, at the direction of the South Committee, that the management of South’s review of and adjustments to the North management forecasts were reasonably performed and that the Adjusted North management forecasts reflect the best currently available estimates and good faith judgments of the management of South as to the future financial performance of North and BofA Merrill Lynch relied, at the direction of the South Committee, on the Adjusted North management forecasts for purposes of its analysis and opinion. BofA Merrill Lynch relied, at the direction of the South Committee, on the assessments of the management of South as to North’s ability to achieve the synergies and was advised by the South Committee, and assumed, with the consent of the South Committee, that the synergies would be realized in the amounts and at the times projected.

BofA Merrill Lynch is not an expert in the evaluation of loan portfolios or allowances for losses with respect thereto and it was not requested to, and it did not, conduct a review of individual credit files or make an analysis of, nor did BofA Merrill Lynch express any opinion or view as to, the adequacy or sufficiency of South’s or North’s allowance for losses or any other matters with respect thereto. BofA Merrill Lynch was advised and therefore assumed that such allowances for losses for South and North were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of South, North or any other entity, nor did it make any physical inspection of the properties or assets of South, North or any other entity and BofA Merrill Lynch assumed, with the consent of the South Committee, that there were no material undisclosed liabilities of or related to South, North or any other entity for which appropriate reserves or other provisions have not been made. BofA Merrill Lynch did not evaluate the solvency or fair value of South, North or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the South Committee, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on South, North or any other entity or the merger (including the contemplated benefits of the merger). The South Committee advised BofA Merrill Lynch, and for purposes of its analysis and its opinion BofA Merrill Lynch assumed, at the direction of the South Committee, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch further assumed, at the direction of the South Committee, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to be received in the merger by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration in the merger to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger consideration or the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch was advised, and for purposes of its analysis and opinion assumed, at the direction of the South Committee, that certain of the holders of South common stock set forth in Section 3.25 of the South disclosure schedule (the “Holding Family Holders”) owning in the aggregate 40.87% of the outstanding South voting common stock informed the South Committee that such Holding Family Holders would not support an acquisition of all or any part of South by, or any alternative transaction involving South with, a party other than North. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of South or any alternative transaction involving South. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received in the merger by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration in the merger and no opinion or view was expressed with respect to (i) any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party, (ii) the allocation of the merger consideration among the holders of South voting common stock and South nonvoting common stock, (iii) the allocation of the merger consideration as between holders of South common stock who receive North Class A common stock and cash, North Class A common stock and North Class B common stock or any combination thereof, (iv) the fairness of the election to receive North Class A common stock and North Class B common stock or the relative fairness of the merger consideration consisting of North Class A common stock and cash and the merger consideration consisting of North Class A common stock and North Class B common stock or (v) the value of the voting rights associated with the South voting common stock or the value of the voting rights associated with the North Class B common stock relative to the value of the voting rights associated with the North Class A common stock. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to South or in which South might engage or as to the underlying business decision of South to proceed with or effect the merger. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, with the consent of the South Committee, upon the assessments of representatives of South regarding legal, regulatory, accounting, tax and similar matters relating to South, North or any other entity and the merger (including the contemplated benefits of the merger) as to which BofA Merrill Lynch understood that South obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch did not express any opinion as to what the value of North common stock actually would be when issued or the prices at which South common stock or North common stock would trade at any time, including following the announcement or consummation of the merger. Furthermore, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act or make any election in connection with the merger or any related matter, including, without limitation, whether such shareholder should make an election to receive North Class B common stock as part of the merger consideration in the merger. Except as described above, South imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the South Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses.

Dividend Discount Analysis. BofA Merrill Lynch performed separate dividend discount analyses of South and North.

South. In performing a dividend discount analysis of South, BofA Merrill Lynch calculated the estimated present value of distributable cash flow that South was forecasted to generate during calendar years ending December 31, 2014 through December 31, 2018 based upon the South management forecasts and assuming a target tangible common equity to tangible assets ratio of 8.0%. BofA Merrill Lynch then calculated terminal value ranges for South by applying an illustrative range of perpetuity growth rates of 3.0% to 4.0% to distributable cash flows, assuming a target tangible common equity to tangible asset ratio of 8.0%, and applying an illustrative range of discount rates of 11.75% to 14.00%, which resulted in an implied range of terminal value multiples of South’s calendar year ending December 31, 2018 estimated earnings of 7.0x to 10.1x. The distributable cash flows and terminal values were discounted to present values using discount rates ranging from 11.75% to 14.00%, derived from the median beta of the selected peer group companies. This analysis indicated the following approximate implied per share equity value reference range for South, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range for South based on:	Implied Per Share Merger Consideration
Dividend Discount Analysis
$697 - $1,055	$944.32

North. In performing a dividend discount analysis of North, BofA Merrill Lynch calculated the estimated present value of distributable cash flow that North was forecasted to generate during calendar years ending December 31, 2014 through December 31, 2018 based upon the Adjusted North management forecasts. BofA Merrill Lynch then calculated terminal value ranges for North by applying an illustrative range of perpetuity growth rates of 3.0% to 4.0% to distributable cash flows, assuming a target tangible common equity to tangible asset ratio of 8.0%, and applying an illustrative range of discount rates of 9.75% to 11.75%, which resulted in an implied range of terminal value multiples of South’s calendar year ending December 31, 2018 estimated earnings of 9.4x to 14.4x. The distributable cash flows and terminal values were discounted to present values using discount rates ranging from 9.75% to 11.75%, derived from North’s company beta. This analysis indicated the following approximate implied per share equity value reference range for North, as compared to the price per share of North Class A common stock as of the market close on June 2, 2014:

Implied Per Share Equity Value Reference Range for North based on:	North Class A Share Price
Dividend Discount Analysis: North’s Company Beta
$181 - $261	$223.58

BofA Merrill Lynch performed an additional dividend discount analysis of North using an illustrative beta derived from the selected peer group companies. BofA Merrill Lynch calculated the estimated present value of distributable cash flow that North was forecasted to generate during calendar years ending December 31, 2014 through December 31, 2018 based upon the Adjusted North management forecasts. BofA Merrill Lynch then calculated terminal value ranges for North by applying an illustrative range of perpetuity growth rates of 3.0% to 4.0% to distributable cash flows, assuming a target tangible common equity to tangible asset ratio of 8.0%, and applying an illustrative range of discount rates of 10.75% to 13.00%, which resulted in an implied range of terminal value multiples of South’s calendar year ending December 31, 2018 estimated earnings of 8.2x to 12.3x. The distributable cash flows and terminal values were discounted to present values using discount rates ranging from 10.75% to 13.00%, derived from the median beta of the selected peer group companies. This analysis indicated the following approximate implied per share equity value reference range for North, as compared to the price per share of North Class A common stock as of the market close on June 2, 2014:

Implied Per Share Equity Value Reference Range for North based on:	North Class A Share Price
Dividend Discount Analysis: Selected Peer Group Companies Beta
$160 - $224	$223.58

Based on implied per share equity value reference ranges for South and North calculated as described above, these analyses indicated the following implied exchange ratio reference range, as compared to the implied exchange ratio equivalent provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on:		Implied Exchange Ratio Equivalent
Dividend Discount Analysis: North’s Company Beta	Dividend Discount Analysis: Selected Peer Group Companies Beta
2.6656x - 5.8321x	3.1035x - 6.5982x	4.2236x (4.00x + $50.00 per share)

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

Selected Publicly Traded Companies Analysis – South. BofA Merrill Lynch reviewed publicly available financial and stock market information for South and the following 14 publicly traded commercial banks with $5 to $30 billion in total assets and headquarters in the Southeast:

•	Synovus Financial Corp.

•	First Horizon National Corporation

•	Hancock Holding Company

•	BankUnited, Inc.

•	BancorpSouth, Inc.

•	Trustmark Corporation

•	United Bankshares, Inc.

•	First Financial Holdings, Inc.

•	United Community Banks, Inc.

•	Home BancShares, Inc.

•	Capital Bank Financial Corp.

•	WesBanco, Inc.

•	Renasant Corporation

•	Pinnacle Financial Partners, Inc.

BofA Merrill Lynch reviewed, among other things, equity values of the selected companies, based on closing stock prices on June 2, 2014, as multiples of calendar years 2015 and 2016 estimated earnings per share, commonly referred to as EPS, and tangible book value per share, commonly referred to as TBV, as of March 31, 2014. The median calendar years 2015 and 2016 estimated EPS multiples observed for the selected peer companies were 14.6x and 12.9x, respectively, and the median tangible book value per share multiple as of March 31, 2014 observed for the selected peer companies was 1.38x. The selected peer companies used in the calculation of median multiples included Synovus Financial Corp., First Horizon National Corporation, Hancock Holding Company, BankUnited, Inc., BancorpSouth, Inc. United Community Banks, Inc. and Capital Bank Financial Corp. BofA Merrill Lynch then applied a selected range of multiples of calendar years 2015 and 2016 estimated EPS and tangible book value per share as of March 31, 2014 of 12.4x to 16.8x, 11.0x to 14.8x, and 1.17x to 1.59x, respectively, determined by applying a 15% discount and 15% premium to the median multiple of the selected peer companies, and discounted by a range of 30% - 45% based on the historical multiple differential between the selected peer companies and South and North, to the corresponding data of South. Estimated financial data of the selected peer companies were based on public filings and other publicly available information. Estimated financial data of South were based on the South management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for South, as compared to the implied per share merger consideration (calculated as the value of 4.0 shares of North Class A common stock as of the market close on June 2, 2014 plus $50.00 per share):

Implied Per Share Equity Value Reference Ranges for South			Implied Per Share Merger Consideration
2015E EPS	2016E EPS	TBV
$563 - $969	$583 - $1,003	$540 - $930	$944.32

Selected Publicly Traded Companies Analysis – North. BofA Merrill Lynch reviewed publicly available financial and stock market information for North and the following 14 publicly traded commercial banks with $5 to $30 billion in total assets and headquarters in the Southeast:

•	Synovus Financial Corp.

•	First Horizon National Corporation

•	Hancock Holding Company

•	BankUnited, Inc.

•	BancorpSouth, Inc.

•	Trustmark Corporation

•	United Bankshares, Inc.

•	First Financial Holdings, Inc.

•	United Community Banks, Inc.

•	Home BancShares, Inc.

•	Capital Bank Financial Corp.

•	WesBanco, Inc.

•	Renasant Corporation

•	Pinnacle Financial Partners, Inc.

BofA Merrill Lynch reviewed, among other things, equity values of the selected companies, based on closing stock prices on June 2, 2014, as multiples of calendar years 2015 and 2016 estimated earnings per share, commonly referred to as EPS, and tangible book value per share, commonly referred to as TBV, as of March 31, 2014. The median calendar years 2015 and 2016 estimated EPS multiples observed for the selected peer companies were 14.6x and 12.9x, respectively, and the median tangible book value per share multiple as of March 31, 2014 observed for the selected peer companies was 1.38x. The selected peer companies used in the calculation of median multiples included Synovus Financial Corp., First Horizon National Corporation, Hancock Holding Company, BankUnited, Inc., BancorpSouth, Inc. United Community Banks, Inc. and Capital Bank Financial Corp. BofA Merrill Lynch then applied a selected range of multiples of calendar years 2015 and 2016 estimated EPS and tangible book value per share as of March 31, 2014 of 12.4x to 16.8x, 11.0x to 14.8x, and 1.17x to 1.59x, respectively, determined by applying a 15% discount and 15% premium to the median multiple of the selected peer companies, and discounted by a range of 30% - 45% based on the historical multiple differential between the selected peer companies and North and South, to the corresponding data of North. Estimated financial data of the selected peer companies were based on public filings and other publicly available information. Estimated financial data of North were based on the Adjusted North management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for North, as compared to the price per share of North Class A common stock as of the market close on June 2, 2014:

Implied Per Share Equity Value Reference Ranges for North			North Class A Share Price
2015E EPS	2016E EPS	TBV
$63 - $108	$77 - $133	$132 - $228	$223.58

Based on implied per share equity value reference ranges for South and North calculated as described above, these analyses indicated the following implied exchange ratio reference ranges, as compared to the implied exchange ratio equivalent provided for in the merger (calculated as the implied per share merger consideration of $944.32, divided by the closing price of $223.58 of one share of North Class A common stock on June 2, 2014):

Implied Exchange Ratio Reference Ranges Based on:			Implied Exchange Ratio Equivalent
2015E EPS	2016E EPS	TBV
5.2169x - 15.4683x	4.3978x - 13.0395x	2.3700x - 7.0270x	4.2236x (4.00x + $50.00 per share)

No company used in this analysis is identical or directly comparable to South or North. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which South and North were compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 15 selected transactions involving commercial banks with headquarters in the Southeast and a transaction value of at least $75 million:

Announcement Date	Acquiror	Target
5/6/2014	Simmons First National Corporation	Community First Bancshares, Inc.
4/24/2014	Seacoast Banking Corporation of Florida	The BANKshares, Inc.
1/30/2014	Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
1/29/2014	CenterState Banks, Inc.	First Southern Bancorp, Inc.
1/27/2014	Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
7/30/2013	CenterState Banks, Inc.	Gulfstream Bancshares, Inc.
7/1/2013	First Federal Bancshares of Arkansas, Inc.	First National Security Company
6/25/2013	Home BancShares, Inc.	Liberty Bancshares, Inc.
6/10/2013	Union First Market Bankshares Corporation	StellarOne Corporation
2/20/2013	SCBT Financial Corporation	First Financial Holdings, Inc.
2/7/2013	Renasant Corporation	First M&F Corporation
5/14/2012	Park Sterling Corporation	Citizens South Banking Corporation
3/27/2012	Capital Bank Financial Corp.	Southern Community Financial Corporation
12/16/2010	United Bankshares, Inc.	Centra Financial Holdings, Inc.
3/30/2009	Union Bankshares Corporation	First Market Bank, FSB

BofA Merrill Lynch reviewed transaction values, calculated as the purchase prices paid for the outstanding common stock of the target companies in the selected transactions as a multiple, to the extent publicly available, of the target company’s tangible book value as of the most recent date publicly available prior to the announcement of the transaction. The overall low, median and high tangible book value multiples observed for the selected transactions were 0.96x, 1.38x and 1.80x, respectively. BofA Merrill Lynch then applied a selected range of tangible book value multiples of 0.96x to 1.59x, determined by taking the overall low and by applying a 15% premium to the median tangible book value multiple from the selected transactions, to South’s tangible book value as of March 31, 2014. Estimated financial data of the selected transactions were based on public filings and other publicly available information at the time of announcement of the relevant transaction. Estimated financial data of South were based on the South management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for South, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range for South based on:	Implied Per Share Merger Consideration
Tangible Book Value
$804 - $1,329	$944.32

No company, business or transaction used in this analysis is identical or directly comparable to South or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which South and the merger were compared.

BofA Merrill Lynch also reviewed and considered the following information:

•	the historical trading prices and trading volumes of South voting common stock and North Class A common stock during the one-year period ended June 2, 2014;

•	the relationship between movements in South common stock and North Class A common stock during the three-year period ended June 2, 2014, including the daily ratio of the closing price of South common stock to the closing price of North Class A common stock during such period, and the average of this ratio calculated over various periods ended June 2, 2014; and

•	the relative contributions of South and North to the pro forma combined company based on calendar years 2014 to 2018 estimated earnings, dividend discount analyses, tangible book values and adjusted tangible book values for calendar year 2013 and the quarter ended March 31, 2014, based on the South management forecasts and the Adjusted North management forecasts.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the South Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of South and North. The estimates of the future performance of South and North in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration to be received by the minority holders of South common stock who do not elect to receive North Class B common stock as part of the merger consideration in the merger and were provided to the South Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of South or North.

The type and amount of consideration payable in the merger was determined through negotiations between South and North, rather than by any financial advisor, and was approved by South’s board of directors. The decision to enter into the merger agreement was solely that of South’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the South Committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the South Committee or management with respect to the merger or the merger consideration.

South has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee which is based on a percentage of the aggregate transaction value of the merger, which will be determined by the average closing price of North common stock for the five trading days immediately prior to the closing date. Based upon the trading price of North Class A common stock as of the market close on July 8, 2014, the aggregate fee is currently estimated to be approximately $5 million, a portion of which was payable upon execution of BofA Merrill Lynch’s engagement letter, a portion of which was payable upon the rendering of BofA Merrill Lynch’s opinion, and a significant portion of which is contingent upon the consummation of the merger. South also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of South, North and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to North and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit and leasing facilities of North and certain of its affiliates, (ii) having provided or providing certain foreign exchange and other trading services to North and certain of its affiliates, and (iii) having provided or providing certain treasury management services and products to North and certain of its affiliates. From June 1, 2012 through May 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from North and certain of its affiliates of approximately $5 million for corporate, commercial and investment banking services.

Certain South Unaudited Prospective Financial Information

South does not as a matter of course make public projections as to future revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, South is including this unaudited prospective financial information to provide its shareholders access to information that was made available to the North Committee, the South Committee and South’s financial advisors in connection with the merger. This unaudited prospective financial information is referred to as the

South management forecasts in the section “—Opinion of South’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that South or any of its representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market and financial conditions and matters specific to South’s business, all of which are difficult to predict and many of which are beyond South’s control. South can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Further, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive and less reliable with each successive year. Actual results are likely to differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to South’s business, industry performance, the interest rate and regulatory environment and general business and economic conditions. For other factors that could cause actual results to differ please see the sections entitled “Risk Factors” and “Forward-Looking Statements” beginning on page 25 and page 49, respectively, of this joint proxy statement/prospectus.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in South’s historical GAAP financial statements. Neither South’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. South can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. South does not intend to make publicly available any update or other revision to the unaudited prospective financial information. The unaudited prospective financial information represents South’s own evaluation of its potential future financial performance on a stand-alone basis, and does not take into account the possible financial and other effects of the merger and does not attempt to predict or suggest future results of the combined company.

None of South or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any South shareholder, North stockholder or other person regarding South’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because it was considered in connection with the merger.

In light of the foregoing, and considering that the North and South special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, South shareholders and North stockholders are cautioned not to place unwarranted reliance on such information.

The following table presents selected South unaudited prospective financial data for the years 2014 through 2018:

	Year Ended December 31,
	2014	2015	2016	2017	2018
	(dollars in millions, except earnings per share)
Income Statement
Net interest income	$203	$225	$241	$275	$307
Noninterest income	135	139	148	161	176
Noninterest expense	255	264	274	287	301
Pre-tax pre-provision income	83	100	115	149	182
Loan loss provisions	6	13	14	15	16
Net income	50	56	66	88	108
Earnings per share	73.25	82.45	96.62	128.09	157.84

Balance Sheet
Cash and interest bearing balances with other banks	$1,275	$1,011	$1,003	$886	$708
Securities	2,138	2,335	2,393	2,638	2,949
Gross loans	4,695	4,889	5,091	5,292	5,499
Assets	8,608	8,725	8,969	9,292	9,627
Deposits	7,363	7,497	7,675	7,909	8,150
Equity	798	853	918	1,004	1,111

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of South common stock. The following discussion is based on the Code, Treasury regulations issued under the Code, judicial decisions, and published administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this joint proxy statement/prospectus all of which are subject to differing interpretations and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. In addition, tax consequences arising under state, local and non-U.S. laws or under U.S. federal laws other than U.S. federal income tax laws, are not addressed in this joint proxy statement/prospectus.

The following discussion applies only to U.S. holders who hold shares of South common stock as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment). Additionally, the discussion does not address all aspects of U.S. federal income taxation that may be applicable to South shareholders in light of their particular circumstances or to South shareholders who are subject to special treatment under U.S. federal income tax law, such as:

•	shareholders who are not U.S. persons;

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	S corporations or other pass-through entities or investors in such entities;

•	regulated investment companies;

•	real estate investment trusts;

•	former citizens or residents of the United States;

•	dealers or brokers in securities or currencies other than the U.S. dollar;

•	persons who are subject to the alternative minimum tax provisions of the Code;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold shares of South common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons who acquired their shares of South common stock through individual retirement or other tax-deferred accounts;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons who are “significant holders” of shares of South capital stock within the meaning of Treasury Regulations Section 1.368-3;

•	persons who acquired their shares of South common stock pursuant to the exercise of employee stock options or otherwise as compensation; or

•	holders of shares of South common stock who exercise dissenting shareholders’ rights.

For purposes of this section, the term “U.S. holder” means a beneficial owner of South common stock that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds shares of South common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

Holders of shares of South common stock are strongly urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, non-U.S. and other tax laws.

Tax Consequences of the Merger, Generally

North and South intend for the merger to qualify as a “reorganization” within the meaning of section 368(a) of the Code. It is a condition to North’s obligation to complete the merger that North receive an opinion from Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated the closing date of the merger, that the merger will qualify as a reorganization within the meaning of section 368(a) of the Code. It is a condition to South’s obligation to complete the merger that South receive an opinion from Haynsworth Sinkler Boyd, P.A., dated the closing date of the merger, that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code.

These opinions will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement and the registration statement. In rendering their tax opinions, each counsel will rely upon representations and covenants, including those contained in representation letters from South and North, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations will be true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of those representations, covenants or assumptions is inaccurate, tax counsel may be unable to render the required opinion and the merger may not be completed or the tax consequences of the merger could differ from those discussed here. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the Internal Revenue Service from adopting a contrary position. North and South have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The discussion set forth below under “—Consequences to North and South” and “—Consequences to Holders of South Common Stock” assumes that the merger qualifies as a “reorganization” within the meaning of section 368(a) of the Code for U.S. federal income tax purposes.

Consequences to North and South

Each of North and South will be a party to the merger within the meaning of section 368(b) of the Code, and neither North nor South will recognize any gain or loss as a result of the merger (except to the extent of any gain required to be recognized as a result of any actual or deemed satisfaction or extinguishment of debt between (a) South and any of its subsidiaries on one hand and (b) North and any of its subsidiaries on the other hand).

Consequences to Holders of South Common Stock

The U.S. federal income tax consequences of the merger to a U.S. holder of South common stock generally will depend on whether the U.S. holder exchanges its South common stock for a combination of North common stock and cash or solely for North common stock.

Exchange of South Common Stock for North Common Stock and Cash

A U.S. holder of shares of South common stock who exchanges such shares in the merger for a combination of North common stock and cash (other than cash received in lieu of a fractional share of North common stock) will not be permitted to recognize any loss for U.S. federal income tax purposes (other than as described below under “—Cash in Lieu of Fractional Shares”). If such a U.S. holder has any “realized” gain on the exchange of its South common stock for North common stock and cash, it will be required to recognize gain in amount equal to the lesser of (i) the amount of such U.S. holder’s “realized” gain and (ii) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of North common stock). (Such gain would be in addition to any gain required to be recognized as described below under “—Cash in Lieu of Fractional Shares.”) The amount of such a U.S. holder’s “realized” gain will equal the sum of the amount of cash received by such U.S. holder (other than cash received in lieu of a fractional share of North common stock) and the fair market value of the North common stock received by such U.S. holder (including any fractional share of North common stock that such U.S. holder is treated as receiving as described below under “—Cash in Lieu of Fractional Shares”), minus such U.S. holder’s adjusted tax basis in its shares of South common stock.

If a U.S. holder of shares of South common stock acquired different blocks of South common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of South common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. Any such U.S. holders should consult their tax advisors regarding the manner in which cash and North common stock received in the exchange should be allocated among different blocks of South common stock and with respect to identifying the bases or holding periods of the particular shares of North common stock received in the merger.

Except to the extent treated as a dividend as discussed below, any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the shares of South common stock exchanged for North common stock and cash in the merger exceeds one year.

Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

In some cases, if the U.S. holder actually or constructively owns North common stock other than North common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of accumulated earnings and profits of South (as calculated for U.S. federal income tax purposes). Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding the application of the foregoing rules. U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the North common stock received (including any fractional share interests deemed received and redeemed for cash as described below under “—Cash in Lieu of Fractional Shares”) by a U.S. holder that exchanges its shares of South common stock for a combination of North common stock and cash as a result of the merger will be the same as the aggregate tax basis of the shares of South common stock exchanged by such U.S. holder, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of North common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of North common stock). The holding period of the North common stock received (including any fractional shares deemed received and redeemed for cash as described below under “—Cash in Lieu of Fractional Shares”) will include the holding period of the shares of South common stock exchanged by the U.S. holder in the merger. U.S. holders who acquired different blocks of shares of South common stock at different times or at different prices should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of North common stock received in the merger.

Exchange of South Common Stock Solely for North Common Stock

U.S. holders of shares of South common stock who exchange all of their shares of South common stock in the merger solely for North common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except as discussed below with respect to cash received in lieu of a fractional share of North common stock.

The aggregate tax basis of the North common stock received (including any fractional share interests deemed received and redeemed for cash as described below under “—Cash in Lieu of Fractional Shares”) by a U.S. holder that exchanges its shares of South common stock solely for North Common Stock as a result of the merger will be the same as the aggregate tax basis of the shares of South common stock exchanged by such U.S. holder. The holding period of the North common stock received (including any fractional share deemed received and redeemed for cash as described below under “—Cash in Lieu of Fractional Shares”) will include the holding period of the shares of South common stock exchanged by the U.S. holder in the merger. U.S. holders who acquired different blocks of shares of South common stock at different times or at different prices should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of North common stock received in the merger.

Cash in Lieu of Fractional Shares

A U.S. holder of South common stock who receives cash in lieu of a fractional share of North common stock in the merger will be treated as having received such fractional share in the merger and then as having received the cash in redemption of such fractional share. As a result, such a U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of the fractional share of stock and the stockholder’s tax basis allocable to such fractional share of stock. The capital gain or loss will be long-term capital gain or loss if the holding period for shares of South common stock exchanged for cash instead of the fractional share of North common stock is more than one year as of the effective date of the merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Continuity of Proprietary Interest Requirement; Merger as a Taxable Exchange

One of the requirements that must be satisfied in order for the merger to qualify as a “reorganization” under section 368(a) of the Code is the continuity of proprietary interest requirement. The merger will satisfy this requirement if South shareholders exchange a substantial portion of the value of their proprietary interests in South for proprietary interests in North. The merger will satisfy the continuity of proprietary interest requirement if the value of the North common stock that South shareholders receive upon the merger is equal to at least 40% of the fair market value of the total consideration received in the merger by South shareholders.

If the merger is not treated as a “reorganization” within the meaning of section 368(a) of the Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the North common stock and the total amount of cash received in the merger (including any cash consideration and any cash received in lieu of a fractional share) and such holder’s adjusted tax basis in its shares of South common stock exchanged in the merger for North common stock and cash consideration.

Additional Medicare Tax

U.S. holders that are individuals, trusts or estates and whose modified adjusted gross income (or adjusted gross income in the case of a trust or estate) exceeds certain thresholds generally will be subject to an additional 3.8% tax with regard to dividends on and “net gains” from the disposition of South common stock pursuant to the merger. U.S. holders of South common stock should consult their tax advisors regarding the applicability of this tax.

Backup Withholding and Reporting Requirements

U.S. holders of shares of South common stock, other than certain exempt recipients, may be subject to information reporting and backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any U.S. holder that either (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (ii) otherwise proves to North and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

In addition, U.S. holders of shares of South common stock are required to retain permanent records and make such records available to any authorized Internal Revenue Service officers and employees. The records should include the number of shares of South common stock exchanged, the number of shares of North Class A common stock, or North Class A common stock and North Class B common stock, received therefor, the fair market value and tax basis of shares of South common stock exchanged and the U.S. holder’s tax basis in the North Class A common stock, or the North Class A common stock and the North Class B common stock, received.

The discussion of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any non-U.S., state or local tax consequences of the merger and does not address the tax consequences of any transaction other than the merger.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER TO YOU.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method of accounting, which requires (i) the recorded assets and liabilities of North to be carried forward at their recorded amounts, (ii) North’s historical operating results to be unchanged for the prior periods being reported on and (iii) the assets and liabilities of South to be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price exceeds the fair value of the net assets including identifiable intangibles of South at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill at the merger date will be reported as goodwill, will not be amortized and will be evaluated for impairment annually. Identifiable intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of South being included in the operating results of North beginning from the date of completion of the merger.

Regulatory Approvals

Under the federal Bank Holding Company Act of 1956, as amended, and Regulation Y promulgated under that Act, the merger must be approved by the Board of Governors of the Federal Reserve System (the “FRB”). Also, under applicable state banking laws in South Carolina and North Carolina, the merger must be approved by the South Carolina State Board of Financial Institutions and the North Carolina Commissioner of Banks. Under the Federal Deposit Insurance Act (“FDIA”) and applicable state banking laws in South Carolina and North Carolina, the bank merger must be approved by the FDIC, the North Carolina Commissioner of Banks and the North Carolina State Banking Commission, and advance notice of the bank merger must be given to the South Carolina State Board of Financial Institutions. Completion of the merger is conditioned on receipt of each of those required approvals and the expiration of required waiting periods following receipt of the approvals of the FRB and FDIC. In addition to approval by the above banking regulators, certain notices to and/or approvals by regulatory agencies having jurisdiction over subsidiaries of South Bank that hold various insurance and securities licenses will be required in connection with the bank merger.

As of the date of this joint proxy statement/prospectus, all of the required regulatory applications for the required approvals of all of the above banking regulators have been filed and are pending. There is no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition that would increase any of the minimum regulatory capital requirements of North following the bank merger or that otherwise are materially burdensome. Under the terms of the merger agreement, in connection with obtaining required regulatory approvals neither North nor South is obligated to take or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect on North, as the surviving company in the merger, and its subsidiaries, taken as a whole. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 130 of this joint proxy statement/prospectus.

Appraisal Rights of Holders of North Class B Common Stock

Any holder of North Class B common stock wishing to seek appraisal for his, her or its shares of North Class B common stock is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL (“Section 262”) may result in the loss of a stockholder’s statutory appraisal rights.

The following discussion is a summary of Section 262, which sets forth the procedures for holders of North Class B common stock to dissent from the merger and to seek appraisal for their shares under the DGCL. The following discussion is not a complete statement of the provisions of the DGCL relating to the rights of North stockholders to receive payment of the fair value of their shares and does not create any rights for stockholders. The only rights of stockholders are those provided by Section 262, the full text of which is provided in its entirety as Appendix B to this joint proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Unless otherwise required by context, all references in Section 262 and in this section to a “stockholder” are to the holder of record or the beneficial owner of the shares of North Class B common stock as to which appraisal rights are asserted.

Under Section 262, as more fully described below, if the merger is consummated, holders of North Class B common stock have the right to seek appraisal of their shares of North Class B common stock and to receive payment in cash for the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of shares of North Class B common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the price for such shares in an arm’s length transaction. These rights are known as appraisal rights. Holders of North Class B common stock who elect to exercise appraisal rights must not vote “FOR” the North merger proposal and must comply with the provisions of Section 262 to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. A holder of North Class B common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not sign and deliver a proxy card approving the merger, or sign and deliver a proxy card without indicating a decision on the North merger proposal. Any proxy card returned without indicating a decision on the North merger proposal will be counted as approving the North merger proposal.

Must Not Vote “FOR” the North Merger Proposal

In order to demand appraisal rights, you must not vote “FOR” the North merger proposal. Proxy cards that are signed and delivered without indicating a decision on the North merger proposal will be counted as approving the North merger proposal, which will also eliminate any appraisal rights. As described below, holders of North Class B common stock wishing to assert appraisal rights must also continue to hold their shares through the effective time of the merger.

Provide Written Notice of Intent to Demand Payment

If a holder of North Class B common stock elects to demand appraisal of his, her, or its shares of North Class B common stock, the holder must deliver to North a written demand for appraisal prior to the vote on the North merger proposal at the North special meeting. Any such written notices should be addressed to: Corporate Secretary, First Citizens BancShares, Inc., 4300 Six Forks Road, Raleigh, North Carolina 27609.

A holder of shares of North Class B common stock wishing to exercise appraisal rights must hold of record the shares of North Class B common stock on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger, because appraisal rights will be lost if the shares of North Class B common stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If the record holder fails to comply with all of the conditions required by Section 262 to perfect appraisal rights, and the merger is completed, the record holder (assuming that the record holder holds the subject shares through the effective date of the merger) will have no appraisal rights with respect to such shares.

In order to satisfy Section 262, a demand for appraisal in respect of shares of North Class B common stock must reasonably inform North of the identity of the stockholder of record and the stockholder’s intent to seek appraisal rights. The demand should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of North Class B common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of North Class B common stock. If the shares of North Class B common stock are held through a broker or other nominee and the beneficial owners wishes to exercise appraisal rights, the beneficial owners should consult with his, her or its broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of North Class B common stock are owned of record by a person other than the beneficial owner, including a broker or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of North Class B common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. If a stockholder holds shares of North Class B common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record holder, such as a broker, who holds shares of North Class B common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of North Class B common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of North Class B common stock as to which appraisal is sought. Where no number of shares of North Class B common stock is expressly mentioned, the demand will be presumed to cover all shares of North Class B common stock held in the name of the record holder.

Withdrawal of Appraisal Demand

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand by delivering to North a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of North. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If North does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the price such stockholder could obtain in an arm’s length transaction.

Appraisal Proceeding

Within 120 days after the effective time of the merger, but not thereafter, either North or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of North Class B common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition will be made upon North. North has no present intent to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that North will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the North merger proposal, upon written request, will be entitled to receive from North, a statement setting forth the aggregate number of shares of North Class B common stock not voted in favor of the North merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by North. A person who is the beneficial owner of shares of North Class B common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from North such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to North, then North will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of North Class B common stock and with whom agreements as to the value of their shares of North Class B common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of North Class B common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of North Class B common stock, the Delaware Court of Chancery will appraise the shares of North Class B common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of North Class B common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the price that could be obtained in an arm’s length transaction.

Fair Value

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of Appraisal Proceedings

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon North and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of North Class B common stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of North Class B common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of North Class B common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease.

Dissenters’ Rights of South’s Shareholders

Any South shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act (the “SCBCA”), which consists of Sections 33-13-101 through 33-13-310, may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive only the merger consideration under the merger agreement.

The following discussion is a summary of Sections 33-13-101 through 33-13-310 of the SCBCA, which set forth the procedures for South shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights under the SCBCA. The following discussion is not a complete statement of the provisions of the SCBCA relating to the rights of South shareholders to receive payment of the fair value of their shares and does not create any rights for shareholders. The only rights of shareholders are those provided by Sections 33-13-101 through 33-13-310 of the SCBCA, the full text of which is provided in its entirety as Appendix C to this joint proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their dissenters’ rights under Sections 33-13-101 through 33-13-310 of the SCBCA. Unless otherwise required by context, all references in Sections 33-13-101 to 33-13-310 of the SCBCA and in this section to a “shareholder” are to the holder of record or the beneficial owner of the shares of South common stock as to which dissenters’ rights are asserted.

Chapter 13 of the SCBCA provides South shareholders who (i) give South written notice, before the vote on the proposal to approve the merger agreement, of their intent to demand payment for their shares if the merger is effectuated and (ii) do not vote “FOR” the approval of the merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair value of the South shares owned by such shareholders as of the South record date. In accordance with Chapter 13 of the SCBCA, the fair value of South dissenters’ shares will be their value determined immediately prior to effectuation of the merger, exclusive of any appreciation or depreciation in the value of the shares in anticipation of the merger. The value of the shares is to be determined by techniques that are accepted generally in the financial community and may be more or less than the merger consideration.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions following the South special meeting to perfect his, her or its dissenters’ rights, if the merger is abandoned, no South shareholder will have the right to any payment from South. The following discussion is subject to the foregoing qualifications.

Provide Written Notice of Intent to Demand Payment

Any South shareholder who desires to exercise dissenters’ rights must give to South, before the vote on the South merger proposal at the South special meeting, written notice of his, her or its intent to demand payment for his, her or its shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the SCBCA). Any such written notices should be addressed to: Corporate Secretary, First Citizens Bancorporation, Inc., 1230 Main Street, Columbia, South Carolina 29201. The notice must be executed by the holder of record or the beneficial owner of the shares of South common stock as to which dissenters’ rights are to be exercised. A written notice is effective at the earliest of: (i) when it is received; (ii) five days after its deposit in the U.S. mail, as evidenced by the postmark, if mailed postpaid and correctly addressed; or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

A beneficial owner may assert dissenters’ rights only if he, she or it dissents with respect to all shares of South common stock of which he, she or it is the beneficial owner or over which he, she or it has power to direct the vote. A beneficial owner asserting dissenters’ rights to shares held on his, her or its behalf shall notify South in writing of the name and address of the record shareholder of the shares, if known to him, her or it. A record shareholder of South common stock may exercise dissenters’ rights with respect to fewer than all the shares registered in his, her or its name only if he, she or it dissents with respect to all shares of South common stock beneficially owned by any one person. In such case, the notice submitted by the record shareholder must set forth the name and address of each person on whose behalf the record owner is asserting dissenters’ rights.

Not Vote “FOR” the South Merger Proposal

Any South shareholder who desires to exercise dissenters’ rights must not have voted his, her or its shares “FOR” the South merger proposal. However, a vote in favor of the South merger proposal cast by the holder of a proxy solicited by South will not disqualify such shareholder from demanding payment for his, her or its shares under Chapter 13 of the SCBCA.

Notice of Approval by South

If the South merger proposal is approved by the South shareholders and the North merger proposal is approved by the North stockholders and the merger is consummated, within 10 days after the merger is consummated, North, as successor by merger to South, is required to provide to those South shareholders who have provided prior written notice of their intent to demand payment for their shares and who have not voted “FOR” approval of the South merger proposal, a written dissenters’ notice. Such dissenters’ notice will state where your payment demand must be sent and where certificates for shares of South common stock must be deposited; inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received; supply a form containing certain statutory information for demanding payment; set a date by which North must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is delivered) and a date by which certificates for certificated shares must be deposited (not earlier than 20 days after the demand date); and include a copy of Chapter 13 of the SCBCA.

Written Demand for Payment and Depositing of Shares

If you receive a dissenters’ notice, you must demand payment, certify whether you (or the beneficial shareholder on whose behalf you are asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice, and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under the SCBCA. Any written demands for payment and share certificates should be sent to the addresses set forth in the dissenters’ notice. Shares of South common stock held by shareholders who have properly perfected their dissenters’ rights in accordance with Chapter 13 of the SCBCA and who have not withdrawn their demands or otherwise lost their dissenters’ rights are referred to in this summary as dissenting shares.

Payment of Agreed Upon Price

Following the effective date of the merger, or upon receipt of a payment demand, North must pay each dissenting shareholder who substantially complied with the payment demand and share deposit requirements the amount it estimates to be the fair value of his, her or its dissenting shares, plus interest accrued from the date of the closing of the merger to the date of payment. The payment must be accompanied by:

•	South’s balance sheet, income statement, and statement of changes in shareholders’ equity as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	a statement of North’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand additional payment (as described below); and

•	a copy of Chapter 13 of the SCBCA.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, South must return your deposited certificates within the same 60-day period and release transfer restrictions on uncertificated shares. If after returning your deposited certificates and releasing transfer restrictions the merger is consummated, North must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Additional Payment

As dissenting shareholder, you may notify North in writing of your own estimate of the fair value of the dissenting shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of the dissenting shares over the amount previously paid by North if:

•	you believe that the amount paid is less than the fair value of your South common stock or that the interest is incorrectly calculated;

•	North fails to make payment of its estimate of fair value to you within 60 days after the date set for demanding payment; or

•	the merger not having been consummated, South does not return your deposited certificates, or release the transfer restrictions on uncertificated shares, within 60 days after the date set for demanding payment.

You waive the right to demand additional payment unless you notify North of your demand in writing within 30 days after North’s payment of its estimate of the fair value of your South common stock.

Appraisal Proceeding

If your demand for payment remains unsettled, North, as successor by merger to South, must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint in the circuit court of Richland County, South Carolina, where South’s principal office is located, to determine the fair value of the shares and accrued interest. If North does not commence the proceeding within such 60-day period, North must pay you the amount you demanded. In such appraisal proceeding, the court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. Each dissenting shareholder whose demand for additional payment remains unsettled shall be made a party to the proceeding, and each such dissenter is entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its dissenting shares, plus interest, exceeds the amount previously paid to the dissenting shareholder.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs against North, except the court may assess costs against some or all of the dissenting shareholders, in amounts the court finds equitable, to the extent the dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable: (a) against North or South if the court finds that they did not comply substantially with Chapter 13 of the SCBCA or (b) against North, South or the dissenting shareholders if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against North or South, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

Board of Directors and Management of North Following the Merger

The merger agreement requires, at the effective time of the merger, that North cause its board of directors to be set at 13 members, of which three directors will be from the board of directors of South designated by North (after consultation with South). Two of the three directors to be added from the South board of directors must be “independent directors,” as such term is defined under NASDAQ Listing Rules. North has not yet determined which three directors from the South board of directors will be added to the North board of directors.

The merger agreement does not require that any member of South management become a member of North management at the effective time of the merger and that decision remains within the authority of the North board of directors. Subsequent to execution of the merger agreement, the Executive Committee of the North board of directors considered the composition of the executive leadership team of the combined company and extended offers of employment to Peter M. Bristow, brother-in-law of Mr. Holding, Jr., Chairman and Chief Executive Officer of North and North Bank, and Hope H. Bryant, Vice Chairman of North and North Bank, son-in-law of Frank B. Holding, and currently Executive Vice President and Chief Operating Officer of South and President and Chief Operating Officer of South Bank, and Craig L. Nix, currently Executive Vice President and Chief Financial Officer of South and South Bank, each to be effective after closing of the merger. As a result, at the effective time of the merger, the combined company would be led by the following six-person executive leadership team: (i) Edward L. Willingham IV, currently the President of North and North Bank, will fill a newly created position as Chief Operating Officer of North and North Bank; (ii) Mr. Bristow will become President and Corporate Sales Executive of North and North Bank with a focus on North Bank’s legacy banking markets; (iii) Mr. Nix will replace North and North Bank’s current Chief Financial Officer, Glenn D. McCoy, who will retire on a date to be determined following the merger; (iv) Jeffery L. Ward, currently North Bank’s Regional Executive Vice President – Central Region, will fill a newly created position as Chief Strategy Officer of North and North Bank, (v) Mr. Holding, Jr., will continue to serve as Chairman and Chief Executive Officer of North and North Bank; and (vi) Mrs. Bryant will continue in her current position, with the additional role of Corporate Sales Executive with a focus on North Bank’s expansion markets and wealth management services.

Information about the current North directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus.

Interests of North and/or North Bank’s Directors and Executive Officers in the Merger

In considering the recommendation of the North board of directors with respect to the North merger proposal, the North share issuance proposal and the North charter amendment proposal, you should be aware that some of North’s and/or North Bank’s directors and executive officers have interests in the merger that may be considered different from, or in addition to, the interests of North’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of North’s stockholders include the fact that certain of North’s and/or North Bank’s directors and executive officers are members of the Holding family, various members of which (including such directors and executive officers) own shares of South common stock and thus will receive the same merger consideration for their shares of South common stock as other South shareholders.

Frank B. Holding, former Executive Vice Chairman and a former director of North and one of its stockholders, also is a shareholder and former Vice Chairman and a former director of South. Mr. Holding, Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors of North and in management positions with North, and certain family entities, hold, in the aggregate, (i) approximately 24.6% of the outstanding shares of North Class A common stock and approximately 66.5% of the outstanding shares of North Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 48.4% of the outstanding shares of South voting common stock and approximately 16.8% of the outstanding shares of South non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

In addition to the above shares, (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting common stock), and South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North Class A common stock and approximately 4.4% of the outstanding shares of North Class B common stock), and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of North Class A common stock, approximately 2.4% of the outstanding shares of North Class B common stock, approximately 8.8% of the outstanding shares of South voting common stock, and approximately 14.1% of South non-voting common stock. Those shares held by North, South and the other entities amount to approximately 6.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and approximately 13.7% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock .

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of (i) approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

Additionally, Victor E. Bell III, a director of North and member of the North Committee, holds 107 shares of South voting common stock in trust for his nieces and nephews, and 53 shares of South voting common stock are held by a family member as trustee for Mr. Bell’s children, which collectively amount to approximately 0.02% of the outstanding shares of South voting common stock.

Finally, for their work on the North Committee, the members of the North Committee were paid $1,500 for every North Committee meeting they attended in person and $1,000 for every North Committee meeting they attended telephonically.

The North board of directors was aware of these different or additional interests and considered them, among other matters, in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger. See “—Background of the Merger” and “—Recommendation of North’s Board of Directors and Reasons for the Merger.” North’s stockholders should take these interests into account in deciding whether to vote “FOR” the North merger proposal, the North share issuance proposal, the North charter amendment proposal and the North adjournment proposal.

Interests of South and/or South Bank’s Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of South and/or South Bank will receive the same merger consideration for their shares of South common stock as the other South shareholders. In considering the recommendation of the South board of directors with respect to the South merger proposal, you should be aware that some of the executive officers and directors of South and/or South Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of South shareholders generally, including:

•	Certain of South and/or South Bank’s directors and executive officers are members of the Holding family, various members of which (including such directors and executive officers) will receive the same merger consideration for their shares of South common stock as other South shareholders.

•	South and South Bank’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 128 of this joint proxy statement/prospectus.

•	Three members of the South board of directors will join the North board of directors and two South executive officers are expected to become North executive officers. See “—Board of Directors and Management of North Following the Merger.”

•	South’s Chairman, Chief Executive Officer and President will be entitled to payments under his Retirement Agreement with South Bank as a result of the merger. See “—Compensation to be Paid to South Executive Officer in Connection with the Merger.”

Frank B. Holding, former Executive Vice Chairman of North and a former director of North and one of its stockholders, also is a shareholder, former Vice Chairman and a former director of South. Mr. Holding, Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors of South and in management positions with South, and certain family entities, hold, in the aggregate, (i) approximately 24.6% of the outstanding shares of North Class A common stock and approximately 66.5% of the outstanding shares of North Class B common stock, together representing approximately 52.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 48.4% of the outstanding shares of South voting common stock and approximately 16.8% of the outstanding shares of South non-voting common stock, together representing approximately 47.2% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South’s common stock.

In addition to the above shares, (i) North’s investment securities available for sale include an equity investment in South (approximately 4.9% of the outstanding shares of South voting common stock), and South’s investment securities available for sale include an equity investment in North (approximately 2.0% of the outstanding shares of North Class A common stock and approximately 4.4% of the outstanding shares of North Class B common stock), and (ii) other entities in which members of the Holding family are shareholders and serve as directors and/or officers hold approximately 3.2% of the outstanding shares of North Class A common stock, approximately 2.4% of the outstanding shares of North Class B common stock, approximately 8.8% of the outstanding shares of South voting common stock, and approximately 14.1% of the outstanding shares of South non-voting common stock. Those shares held by North, South and the other entities amount to approximately 6.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and approximately 13.7% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

In total, members of the Frank B. Holding family and the other entities referred to above hold an aggregate of (i) approximately 29.7% of the outstanding shares of North Class A common stock and approximately 73.1% of the outstanding shares of North Class B common stock, together representing approximately 58.2% of the total votes entitled to be cast on all proposals to be considered at the North special meeting by all outstanding shares of both classes of North common stock and (ii) approximately 62.1% of the outstanding shares of South voting common stock and approximately 30.9% of the outstanding shares of South non-voting common stock, together representing approximately 60.8% of the total votes entitled to be cast on the South merger proposal by all outstanding shares of both classes of South common stock.

The merger will be a triggering event under South’s Retirement Agreement with Jim B. Apple, its Chairman, Chief Executive Officer and President, which will entitle him to receive the payments and benefits provided by that agreement. See “—Compensation to be Paid to South Executive Officer in Connection with the Merger.”

Finally, South paid a retainer of $10,000 to the chairman and $7,500 to each other member of the South Committee, as well as a meeting fee of $1,000 to each South Committee member for each meeting attended in person or telephonically.

The South board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that South shareholders vote in favor of approving the merger agreement. See “—Background of the Merger” and “—Recommendation of South’s Board of Directors and Reasons for the Merger.” South’s shareholders should take these interests into account in deciding whether to vote “FOR” the South merger proposal and the South adjournment proposal.

As described above under “— Board of Directors and Management of North Following the Merger,” subsequent to execution of the merger agreement, the Executive Committee of the North board of directors determined the post-merger executive leadership team, which will include (i) Mr. Bristow, currently Executive Vice President and Chief Operating Officer of South, President and Chief Operating Officer of South Bank and brother-in-law to Mr. Holding, Jr., Chairman and Chief Executive Officer of North and North Bank, and Ms. Bryant, Vice Chairman of North and North Bank, and son-in-law of Mr. Holding, former Executive Vice Chairman of North and former Vice Chairman of South, who is proposed to be President and Corporate Sales Executive of North and North Bank at the effective time of the merger, and (ii) Mr. Nix, currently Executive Vice President and Chief Financial Officer of South and South Bank, who is proposed to replace North’s and North Bank’s current Chief Financial Officer, Glenn D. McCoy, who will retire on a date to be determined following the merger. Proposed compensatory arrangements for Mr. Bristow and Mr. Nix (whose employment would be on an “at will” basis) include: (A) annual base salary ($625,000 for Mr. Bristow and $500,000 for Mr. Nix); (B) beginning in January 2015, eligibility for receipt of awards under North Bank’s Long Term Incentive Plan; (C) relocation allowances payable during their first regular pay periods after assuming their new positions ($100,000 for Mr. Bristow and $60,000 for Mr. Nix); and (D) North’s payment of various moving expenses, including the moving of household goods, realtors’ commissions (up to 6%) on sales of existing homes; reasonable and customary closing costs on purchases of new homes; reasonable and customary expenses incurred in up to two house-hunting trips; and temporary housing, storage costs and travel expenses during their transition periods of up to 180 days for Mr. Bristow and twelve months for Mr. Nix, which may be extended by 180 days for each of them based on delays in the timing of sales of existing homes and purchases of new homes due to residential real estate market conditions. Mr. Bristow and Mr. Nix would be required to reimburse North Bank for pro rata portions of their respective relocation allowances and amounts of expenses paid on their behalf if they voluntarily terminated their employment with North Bank within 24 months after assuming their new positions. Mr. Bristow and Mr. Nix will also be entitled to participate in the same benefit plans and arrangements as similarly situated North executive officers, subject to enrollment and waiting periods. In addition, North will assume South’s obligations to Mr. Bristow and Mr. Nix for their outstanding awards under the South Bank Long-Term Compensation Plan (the “South Bank Long-Term Plan”) for plan years 2011, 2012 and 2013, and under the 2014 South Bank Senior Executive Management Incentive Plan (“SEMIP”), and North will assume South’s obligations to Mr. Bristow and Mr. Nix under their Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreements. These plans and agreements are described under “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger” beginning on page 221 of this joint proxy statement/prospectus.

Compensation to be Paid to South Executive Officer in Connection with the Merger

In April, 2014, South Bank entered into a Retirement Agreement with Jim B. Apple, South’s Chairman, Chief Executive Officer and President, and South Bank’s Chairman and Chief Executive Officer (the “Retirement Agreement”), which is summarized below. The merger is one of the events that would constitute “retirement” for purposes of the Retirement Agreement, and triggers the payments to Mr. Apple outlined in the table below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash ($) (1)	Equity($)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (2)	Tax Reimbursement ($)	Other ($)	Total ($)
Jim B. Apple	$2,456,872	-0-	-0-	$14,909	-0-	-0-	$2,471,781

(1)	Includes $2.1 million payable over three years under the Retirement Agreement discussed below; and $356,872 payable under the SEMIP for 2014 bank-wide and individual performance based on goals set at the beginning of 2014. The SEMIP is discussed below under “Information about South—Information about South Bank’s Compensation of South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger—Compensation Discussion and Analysis—South Bank Senior Executive Management Incentive Plan” beginning on page 225 of this joint proxy statement/prospectus. Although the SEMIP award to Mr. Apple for 2014 is consistent with his awards in prior years, the Retirement Agreement waives the requirement that Mr. Apple be employed on February 28, 2015 to receive the 2014 award payment, and provides that he is entitled to payment as if and to the same extent as though he had remained employed with South for the entire year, without any reduction or pro-ration.
(2)	Medical insurance premiums for Mr. Apple and his wife for a period of twelve months following retirement.

Retirement Agreement

The following is a summary of certain terms of the Retirement Agreement, and does not create any rights in any person. For purposes of this discussion, payments that would be made by South Bank under the agreement before the merger will be made by North or North Bank, as South / South Bank’s successor, after the merger.

For purposes of the Retirement Agreement, Mr. Apple’s “retirement date” will be the close of business on the earliest to occur of the close of business on January 30, 2015, or the close of business on the business day immediately preceding effectiveness of the merger. It is currently anticipated that the merger will close before January 30, 2015. The single-trigger payment in connection with the merger was negotiated between Mr. Apple and South on the basis that his services as chief executive officer after the merger would no longer be required, and his intention to retire by January 30, 2015 regardless of whether the merger took place.

On the retirement date, Mr. Apple will retire from service to South and South Bank as an employee and as the Chairman and Chief Executive Officer of South and South Bank, as President of South, from all other appointments and offices that he holds with South or South Bank and from his position with any third-party organizations (other than the South Carolina State Board of Financial Institutions and Central SC Alliance) in

which he represents South or South Bank. After Mr. Apple’s retirement, he will not receive further payments or benefits from South or South Bank, and his participation in any South or South Bank benefit plans or programs (including without limitation any matching or other South Bank contributions under the South Bank 401(k) Plan or any ability to make deferrals of compensation into such plan, any service credit under the South Bank Pension Plan and any other personal benefits and perquisites) will cease, except as otherwise expressly provided in the Retirement Agreement or in the applicable South Bank employee benefit plan. Mr. Apple will be eligible for South Bank’s retiree health insurance coverage until he reaches age 65, and his wife will be eligible for South Bank’s retiree health insurance coverage until she reaches age 65. After his retirement, Mr. Apple (and his covered dependents) will be eligible for continued health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

For each of the three one-year periods following his retirement date, Mr. Apple will receive an annual payment of $700,000.00, as shown in the table above. For the first one-year period, no payment will be made until six months and one week have elapsed after his retirement date. On the first normal South Bank payroll date after the expiration of the six-month and one-week period, South Bank will pay $350,000.00 to Mr. Apple, and the remaining $350,000.00 for the first one-year period will be allocated equally among all of the normal South Bank payroll dates that fall over the balance of the one-year period in accordance with South Bank’s normal payroll procedures. For the second and third one-year periods, each annual payment will be allocated equally among all of the normal payroll dates that fall in such one-year period in accordance with South Bank’s normal payroll procedures. Each payment will be subject to all applicable state and federal wage withholding and payroll tax deductions.

South Bank has agreed to reimburse premiums paid by Mr. Apple and his wife for coverage under South Bank’s retiree health coverage plan for the twelve-month period immediately following his retirement date, with such reimbursements beginning six months and one week after his retirement date. After that period, South Bank will reimburse Mr. Apple for the first six months of premiums and will reimburse premiums on a monthly basis thereafter. These reimbursements will be treated and reported by South Bank and Mr. Apple as taxable wage income to Mr. Apple. These payments are reflected in the table above.

Until the end of the period after the merger for which directors’ and officers’ liability insurance is maintained for all of the incumbent directors of South Bank immediately prior to the merger (six years), South Bank will continue to maintain for Mr. Apple directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by South Bank’s directors’ and officers’ liability insurance as of his retirement date. Mr. Apple will be named as an insured in such insurance policies in such a manner as to provide him the same rights and benefits as are provided to the most favorably insured of South Bank’s directors and officers.

If South Bank terminates or materially modifies its retiree health insurance coverage program, South Bank will ensure that Mr. Apple continues to be eligible for health insurance coverage reasonably comparable to the health insurance coverage offered to its active employees, except that Mr. Apple will pay the full cost of such coverage on an after-tax basis (subject to any applicable reimbursement from South Bank for the twelve month period immediately following his retirement date), provided, however, that South Bank will reimburse Mr. Apple, on an after-tax basis, for any premiums paid by Mr. Apple in excess of the premiums he would have been required to pay under South Bank’s retiree health insurance coverage program prior to its termination or material modification. South Bank will have no obligation in this respect after both Mr. Apple and his current wife have reached age 65 (or, if earlier, have died).

In 2011, Mr. Apple and South Bank entered into an Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreement (the “Apple separation from service agreement”) pursuant to which Mr. Apple will provide consulting services following his retirement date. The Retirement Agreement provides that his retirement date under the Retirement Agreement will also constitute retirement for purposes of the Apple separation from service agreement, and further provides that such consulting agreement is amended so it is no longer subject to termination by South Bank. The Apple separation from service agreement provides, subject to the terms and conditions of the agreement, for monthly consulting payments to Mr. Apple of $5,785.31 and monthly non-competition payments of $17,355.94 for a period of ten years, beginning six months and one week following his retirement date. If Mr. Apple dies during the original ten-year period of consultation payments or non-competition payments, South Bank will pay $23,141.25 per month to such individual or individuals as Mr. Apple has designated as his beneficiary(ies) pursuant to the agreement or, in the absence of such designation, to his estate. These continuation payments will begin the first calendar month following the date of his death and continue thereafter until the expiration of the original ten-year period. The other terms of the Apple separation from service agreement are substantially the same as the terms of the separation from service agreements of Mr. Bristow and Mr. Nix discussed below under the caption “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger—Separation from Service Agreements” beginning on page 235 of this joint proxy statement/prospectus.

In connection with Mr. Apple’s consulting obligations under the consulting agreement, upon his written request, South Bank will provide him with an office in downtown Columbia until December 31, 2017.

Mr. Apple is a participant in the South Bank Long-Term Compensation Plan, which is described below under the caption “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger—Compensation Discussion and Analysis—South Bank Long-Term Compensation Plan” beginning on page 224 of this joint proxy statement/prospectus. Awards were made to Mr. Apple under the South Bank Long-Term Plan for plan years 2011, 2012 and 2013. The Retirement Agreement provides that these awards will be payable in accordance with the terms of the South Bank Long-Term Plan, as discussed under the caption above.

Mr. Apple is a participant in the South Bank Deferred Compensation Plan (“Deferred Compensation Plan”), which is described below under the caption “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger—Compensation Discussion and Analysis—South Bank Deferred Compensation Plan” beginning on page 232 of this joint proxy statement/prospectus. The Retirement Agreement provides that Mr. Apple’s retirement date will constitute “early retirement” as that term is defined in the Deferred Compensation Plan, and that his retirement benefits under that plan will be payable in accordance with the terms of the plan, as discussed under the caption above.

Mr. Apple is a participant in the 2013 amended and restated South Bank 409A Deferred Compensation Plan (“409A Plan”), which is described below under the caption “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger—Compensation Discussion and Analysis—South Bank 409A Deferred Compensation Plan” beginning on page 231 of this joint proxy statement/prospectus. The Retirement Agreement provides that Mr. Apple’s retirement date constitutes “early retirement” as that term is defined in the 409A Plan, and that his retirement benefits under that plan will be payable in accordance with the terms of the 409A Plan, as discussed below. Mr. Apple will not be eligible to make any additional compensation deferrals or to benefit from any South Bank discretionary allocations after his retirement.

Mr. Apple is a participant in the South Bank Senior Executive Management Incentive Plan (“SEMIP”), which is described below under the caption “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger—Compensation Discussion and Analysis—South Bank Senior Executive Management Incentive Plan” beginning on page 225 of this joint proxy statement/prospectus. The Retirement Agreement provides that, with respect to Mr. Apple, South Bank agrees to waive the requirement in the SEMIP that an individual be employed with South Bank on the payout date of February 28, 2015, in order to receive a payment under the SEMIP with respect to 2014, and if his retirement date occurs before the end of 2014, Mr. Apple nonetheless will be eligible to receive a payment under the SEMIP as if and to the same extent as though he had remained employed with South Bank for the entire year, without any reduction or pro-ration. The merger agreement permits South Bank to accelerate payments to Mr. Apple under the SEMIP for 2014 performance based on the 2014 bank-wide and individual goals. It is currently anticipated that such payments will be determined and paid at the earlier of effectiveness of the merger, or, in accordance with historical practice, in February of 2015.

If Mr. Apple determines that any of the payments received or to be received by him under the Retirement Agreement constitute “parachute payments” within the meaning of Section 280G of the Code that would be subject to the excise tax imposed under Section 4999 of the Code, then such payments will be reduced (by the minimum possible amounts, as determined by Mr. Apple) in a manner that is consistent with the requirements of Section 409A of the Code until no amount payable to him will be subject to such excise tax.

Release of Claims

In connection with the Retirement Agreement, Mr. Apple will be required to enter into a general release of claims against South and South Bank upon his retirement. In the release, Mr. Apple will forever release all liability or potential liability arising out of any and all claims he may have against South and South Bank, and their respective predecessors, successors, parents, subsidiaries and affiliates, and any of their respective officers, directors, employees, shareholders, plans, trusts or authorized agents, which claims arise out of his employment with South or South Bank or the termination of that employment. The term “claims” is defined in the release to mean any and all claims arising out of any alleged violation of Mr. Apple’s rights while employed by South or South Bank, including, but not limited to, claims for reinstatement, back pay, losses or other damages to Mr. Apple or his property resulting from any alleged violations of his civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, any state, local or federal statute (including, but not limited to, the South Carolina Human Affairs Law; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; and the Family and Medical Leave Act) or any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine relating to his employment. However, Mr. Apple expressly does not release or discharge South or South Bank from any claims, losses or expenses he may have for (i) workers’ compensation benefits, (ii) all promises, agreements and undertakings of South or South Bank in the Retirement Agreement, or (iii) any of his accrued and vested benefits under any tax-qualified retirement plan or under any nonqualified plan as determined through his retirement date under South or South Bank’s applicable and governing plan documents. Any rights to indemnification for third-party claims to which Mr. Apple is entitled, as of his retirement date, in his capacity as an officer or director (or former officer or director) of South or South Bank will be unaffected by the release.

Treatment of South Preferred Stock

South’s articles of incorporation authorize it to issue preferred stock in one or more series. At the date of the merger agreement, there were outstanding shares of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series E preferred stock, Series F preferred stock and Series G preferred stock. In accordance with the merger agreement, prior to the record date for the South special meeting, South was required to redeem all of the outstanding shares of South Series A preferred stock, South Series B preferred stock, South Series C preferred stock, South Series E preferred stock, South Series F preferred stock and South Series G preferred stock (collectively, the “South Preferred Stock”) for an amount in cash equal to $50.00, $50.00, $100.00, $200.00, $50.00 and $50.00 per share, respectively, plus any dividends accrued but unpaid thereon. Notice of redemption of each outstanding series of South preferred stock, to be effective as of August 1, 2014, was duly given pursuant to the terms of each such outstanding series, and a sum sufficient to redeem the shares was deposited under an irrevocable obligation to pay the holders of the preferred stock the redemption price on surrender of their shares. Under the SCBCA, redeemable shares are not entitled to vote after such notice has been given and such funds have been deposited. Upon redemption, shares of South preferred stock were automatically and immediately cancelled and retired and became authorized but unissued shares of the respective series of South preferred stock.

Because all of the South preferred shares were redeemed and cancelled prior to the South record date, none of such shares is outstanding or entitled to vote on any matter to be considered at the South special meeting.

Share Listing

North will cause the shares of North Class A common stock that are to be issued to the holders of South common stock in the merger to be authorized for listing on the NASDAQ Global Select market, subject to official notice of issuance, prior to the effective time of the merger.

Shares of North Class B common stock that are to be issued to the holders of South common stock that elect to receive shares of North Class B common stock in the merger will be quoted on the OTC Bulletin Board under the symbol “FCNCB.” See “Risk Factors—We do not expect a trading market for the North Class B common stock to develop beyond the OTC Bulletin Board, and therefore any investment in North Class B common stock may be effectively illiquid” on page 28 of this joint proxy statement/prospectus.

Litigation Related to the Merger

On July 31, 2014, a purported stockholder of North filed a putative class action and derivative lawsuit against North and members of the North board of directors in the Delaware Court of Chancery, captioned City of Providence v. Holding, et al., CA No. 9988-CB. The plaintiff brings causes of action for breach of fiduciary duty and unjust enrichment and alleges, among other things, that the members of the North board of directors (a) failed to fully disclose material information regarding the merger, (b) caused North to dilute the value of North Class A common stock, (c) caused North to overpay for South, (d) structured the transaction in a way that primarily benefits South and further enriches the Holding family and enhances its controlling stake in North, and (e) failed to subject the proposed transaction to a vote of North stockholders that does not include the Holding family. The plaintiff seeks, among other things, injunctive relief enjoining the North stockholder vote and a declaration that North’s forum selection bylaw is not applicable to this action. North believes this lawsuit is without merit and, in any event, cannot be maintained in Delaware pursuant to North’s forum selection bylaw.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, which is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger, the merger agreement is not intended to be a source of factual, business or operational information about the parties. The representations, warranties and covenants contained in the merger agreement and described below were made only for purposes of that agreement and as of specific dates, may be subject to a contractual standard of materiality different from what a shareholder might view as material, may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the merger agreement that were made to the other party in connection with the negotiation of the merger agreement and generally were solely for the benefit of the parties to that agreement. North and South shareholders should not rely on the representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts or condition of North, South or any of their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures.

You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger; however, the provisions of the merger agreement, including representations and warranties, or any description of such provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus, the documents incorporated by reference into this joint proxy statement/prospectus and the other reports, statements and filings that North publicly file with the SEC. See “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus.

The Merger

Each of the boards of directors of North and South has approved and adopted the merger agreement. The merger agreement provides for the merger of South with and into North, with North as the surviving corporation in the merger. The North charter will be amended at the effective time of the merger to increase the number of authorized shares of North common stock. It is expected that following the merger, South Bank will merge with and into North Bank, with North Bank as the surviving bank of such merger. We refer to the merger of North Bank and South Bank as the “bank merger.”

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or, where permissible, waived. See “— Conditions to Completion of the Merger.”

The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Secretary of State of the State of South Carolina. Unless both North and South agree to a later date, the closing of the merger will take place no later than two business days after the satisfaction or waiver of all closing conditions. We currently expect that the merger will be completed in the fourth quarter of 2014, subject to the approvals and other conditions set forth in the merger agreement, but neither North nor South can guarantee when, or if, the merger will be completed.

Merger Consideration

Under the terms of the merger agreement, each share of South common stock will be converted into the right to receive 4.0 shares of North Class A common stock and $50.00 in cash, unless the holder of such share elects, pursuant to a letter of transmittal that will be delivered after closing of the merger, for each share of such holder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock. An election for a shareholder’s South common stock to be converted into the right to receive 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock must be made with respect to all shares of South common stock owned by the shareholder. A South shareholder may not elect for a portion of such holder’s shares to be converted pursuant to one alternative and the remainder pursuant to the other alternative.

No fractional shares of North common stock will be issued in connection with the merger. Instead, each South shareholder who would otherwise receive a fractional share of North common stock will receive a cash payment (rounded to the nearest whole cent) determined by multiplying (i) the average, rounded to the nearest one ten-thousandth, of daily closing sales prices for the North Class A common stock during the 20-day trading period ending on (and including) the last complete trading day prior to the effective time of the merger, as reported in The Wall Street Journal, by (ii) the fraction of a share of North common stock such holder would otherwise be entitled to receive as merger consideration.

A South shareholder also has the right to obtain the fair value of the holder’s shares of South common stock in lieu of receiving the merger consideration by strictly following the dissenters’ rights procedure under the SCBCA. Shares of South common stock outstanding immediately prior to the effective time of the merger that are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the procedures under the SCBCA are referred to as “dissenting shares.” See “The Merger—Dissenters’ Rights of South’s Shareholders” beginning on page 109 of this joint proxy statement/prospectus.

Exchange of Stock Certificates

The conversion of South common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of South common stock for the merger consideration to be received under the merger agreement. The exchange agent will make appropriate arrangements to provide that shares of South common stock held in book-entry form will be transferred by means of an “agent’s message” or other means in order for shareholders holding shares in book-entry form to receive the merger consideration to be received under the merger agreement.

As soon as reasonably practicable (but within ten business days) after the effective time of the merger, the exchange agent will mail to each holder of record of shares of South common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for the surrender of the holder’s South share certificate(s) for the merger consideration the holder is entitled to receive under the merger agreement. The letter of transmittal will provide South shareholders the right to elect to receive as merger consideration for each share of South common stock owned 3.58 shares of North Class A common stock and 0.42 shares of North Class B common stock. If a shareholder does not make this election in the letter of transmittal, the shareholder will automatically receive as merger consideration for each share of South common stock owned 4.0 shares of North Class A common stock and $50.00 in cash.

South shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

If a certificate for South common stock has been lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by North, post a bond in such amount as North or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

After the effective time of the merger, there will be no transfers on the stock transfer books of South other than to settle transfers of shares of South common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for South common shares are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration (including cash in lieu of any fractional North shares).

No dividends or other distributions with respect to North common stock after completion of the merger will be paid to the holder of any unsurrendered South share certificates with respect to the shares of North common stock represented by those certificates until those certificates have been properly surrendered in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of North common stock represented by such certificates.

Representations and Warranties

The merger agreement contains representations and warranties made by South to North relating to a number of matters, including the following:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including the SEC;

•	financial statements;

•	absence of liabilities which would have a material adverse effect on South since December 31, 2013;

•	compliance with laws and the absence of regulatory agreements;

•	accuracy of the information supplied by South for inclusion or incorporation by reference in this joint proxy statement/prospectus;

•	fees paid to financial advisors;

•	litigation;

•	loss share agreements;

•	tax matters;

•	employee benefit matters;

•	labor matters;

•	material contracts;

•	risk management instruments;

•	investment adviser subsidiaries;

•	environmental matters;

•	investment securities and commodities;

•	ownership and other property rights;

•	related party transactions;

•	the inapplicability to the merger of state takeover laws;

•	loan matters;

•	insurance matters;

•	indemnification obligations; and

•	obstacles to regulatory approval.

The merger agreement contains representations and warranties made by North to South relating to a number of matters, including the following:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including the SEC;

•	financial statements;

•	absence of liabilities which would have a material adverse effect on North since March 31, 2014;

•	compliance with laws and the absence of regulatory agreements;

•	accuracy of the information supplied by North for inclusion or incorporation by reference in this joint proxy statement/prospectus;

•	fees paid to financial advisors;

•	litigation;

•	loss share agreements;

•	tax matters; and

•	obstacles to regulatory approval.

Certain of the representations and warranties of South and North are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to South or North, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement. However, material adverse effect does not include any material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of a party and its subsidiaries taken as a whole that results from or arises out of:

•	changes, after the date of the merger agreement, in GAAP or regulatory accounting requirements;

•	changes, after the date of the merger agreement, in laws of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•	changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war, hostilities or acts of terrorism or natural disasters) or in economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets) affecting the financial services industry generally;

•	changes, after the date of the merger agreement, in the banking industry, credit markets, any downgrades in the credit markets or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly-applied asset marks resulting therefrom;

•	a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof;

•	the public disclosure of the merger agreement or the transactions contemplated by the merger agreement;

•	any goodwill impairment charges incurred on the books of South through the effective time of the merger agreement solely as a result of the execution of the merger agreement; or

•	actions or omissions expressly required by the merger agreement or that are taken with the prior written consent of the other party.

Covenants and Agreements

Conduct of Business Pending the Merger

Pursuant to the merger agreement, South and North have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees;

•	comply with applicable laws in all material respects;

•	take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any regulatory agency or other governmental entity required to consummate the transactions contemplated by the merger agreement; and

•	perform its covenants and agreements under the merger agreement.

South has also agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of North, it will conduct its business in the ordinary course in all material respects and maintain its properties in customary repair, order and condition, ordinary wear and tear excepted.

Forbearances of South

South has agreed that, except as otherwise permitted by the merger agreement, as required by applicable law or a governmental entity, or with the prior written consent of North (not to be unreasonably withheld) it will not, and will not permit any of its subsidiaries, to do any of the following:

•	other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of South or its wholly-owned subsidiaries to South or any of its wholly-owned subsidiaries, deposit liabilities, federal funds purchased and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) or assume, guarantee or otherwise become responsible for the obligations of any person;

•	adjust, split, combine or reclassify any capital stock;

•	issue additional shares of capital stock;

•	declare special dividends;

•	grant stock options;

•	sell, encumber or lease any material asset (except for immaterial transactions);

•	acquire or invest in another business;

•	except in the ordinary course of business, terminate, materially amend or waive any material right under any South contract, as defined in the merger agreement, or enter into any contract that would constitute a South contract if it were in effect on the date of the merger agreement;

•	except as required under the terms of any South benefit plan, (i) enter into, adopt or terminate any material benefit or compensation plan, program, policy or arrangement relating to benefits, compensation, bonuses, or incentive compensation, (ii) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (iii) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (iv) fund any rabbi trust or similar arrangement, or (v) terminate the employment or services of any officer or any employee, other than for cause or for performance-related reasons;

•	hire officers or employees who will have an annual base salary greater than $250,000 or consultants who will receive annual compensation greater than $500,000;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements or compromises that (a) involve monetary remedies with a value not in excess of $250,000 with respect to any individual litigation, claim, suit, action or proceeding or $1,000,000 in the aggregate and (b) do not impose any material restriction on its business or the business of its subsidiaries and (ii) the commencement of any routine litigation, claim, suit, action or proceeding in the ordinary course of business consistent with past practice;

•	amend its organizational documents;

•	materially restructure or materially change its fixed income investment securities or derivatives portfolio or its interest rate exposure;

•	take any action that is intended or expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	adopt a change in accounting methods;

•	enter into any new line of business;

•	make any material changes in its policies and practices with respect to loans, as defined in the merger agreement, or its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

•	(i) except for loans or commitments for loans that have been made prior to the date of the merger agreement (a) make or acquire any individual loan or issue a commitment (or renew or extend an existing commitment) for any individual loan in excess of $8,000,000 or (b) make or acquire any loan or loans or issue a commitment (or renew or extend an existing commitment for a loan or loans) in each case, in excess of $250,000 that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $8,000,000 or (ii) except for sales of mortgage loans in the ordinary course of business consistent with past practice, enter into contracts relating to or, except pursuant to contracts in effect as of the date of the merger agreement, consummate purchases or sales of, whole individual loans in principal amount or purchase price in excess of (a) for individual loans, $1,000,000, or (b) in the aggregate, $3,000,000;

•	open, close, or relocate bank branches (unless required by regulatory authorities);

•	make any material, unplanned capital expenditure;

•	other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any existing insurance policies;

•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any permits;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	make, change or rescind any material election concerning taxes or tax returns, file any materially amended tax return, enter into any closing agreement with respect to any tax liability or settle or compromise any claim or assessment with respect to a material amount of taxes, except as required by applicable law or any regulatory agency;

•	make any material change in its deposit policies and procedures;

•	surrender its leasehold interest in any leased real property; or

•	agree to take, make any commitment to take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by these forbearances of South.

Forbearances of North

North has agreed that except as otherwise permitted by the merger agreement, as required by applicable law or a governmental entity, or with the prior written consent of South (not to be unreasonably withheld), it will not, and will not permit any of its subsidiaries, to do any of the following:

•	make, declare or pay any dividend, or make any other distribution or capital return on shares of North common stock, except for (i) regular quarterly cash dividends at a rate not in excess of 200% of the 2013 rate or (ii) dividends paid by any of the subsidiaries of North to North or any of its wholly-owned subsidiaries, respectively;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of section 368(a) of the Code;

•	amend the North charter, the North bylaws or comparable governing documents in a manner that would materially and adversely affect the holders of South common stock or that would materially impede North’s ability to consummate the transactions contemplated by the merger agreement;

•	except as otherwise provided in these forbearances of North, take any action that is intended to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	agree to take, make any commitment to take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by these forbearances of North.

Regulatory Matters

North and South have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file, and cause their subsidiaries to promptly prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities. In addition, North and South have agreed to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party has agreed to keep the other apprised of the status of matters relating to completion of the merger, including by delivery of a copy of any applications, notices, petitions or filings made by a party to the other party, subject to certain limitations. Wherever practicable under the circumstances, each of North and South have agreed to consult with each other in advance of any meeting or conference with any governmental entity scheduled in advance for the express purpose of discussing applications for approval of the transactions contemplated by the merger agreement and, to the extent permitted by such governmental entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences. However, the merger agreement does not require either party to take any action, or commit to take any action, or agree to any condition, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or third parties that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole (which we refer to as a “materially burdensome regulatory condition”), provided that the sale of one or more branches of North or South in a geographic banking market will not constitute, or be taken into account in determining whether there is a materially burdensome regulatory condition.

North and South have agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

Other than as described above under “The Merger—Board of Directors and Management of North Following the Merger” beginning on page 112 of this joint proxy statement/prospectus and “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger” beginning on page 114 of this joint proxy statement/prospectus, all employees of South at the time of the merger will become at-will employees of North in such position, at such location within North’s systems, and for such rate of compensation as determined by North in the ordinary course of business (the “continuing employees”). The continuing employees are generally entitled to participate in the same benefit plans and arrangements as similarly situated North employees, subject to enrollment and waiting periods, to the extent comparable South benefit plans are not continued by North. Additionally, continuing employees will be generally entitled to substantially the same pension and other retirement benefits as are currently provided under the South pension plan, but North may amend or modify the South pension plan in a manner substantially comparable to amendments or modifications to the North pension plan, or terminate the South pension plan if the North pension plan is terminated. North must also assume South’s obligation to pay amounts awarded to South employees prior to closing under the South Bank Long-Term Plan (described below under “Information about South—Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger” beginning on page 221 of this joint proxy statement/prospectus. With respect to South’s deferred compensation plans, North will not make any amendment or modification that would result in a participant being liable for an excise tax, interest charge or other adverse consequences under Code section 409A.

If, within 12 months after the closing date of the merger, any continuing employee is terminated by North or its subsidiaries, then North will pay severance to the continuing employee in an amount equal to the greater of those severance payments that (i) they would receive from North or (ii) they would have received from South if their employment with South had been terminated immediately prior to the closing of the merger; provided, however, that in no event shall any continuing employee be or become eligible to participate in North’s pension plan, which has been frozen to new participants. Additionally, participation by continuing employees in North’s health, dental and vision insurance plans and other programs that are part of North’s cafeteria plan will include the waiver of any waiting periods.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the completion of the merger, North will indemnify and hold harmless all present and former directors and officers of South against all liabilities arising out of the fact that such person is or was a director or officer of South if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the same extent as such persons are indemnified as of the date of the merger agreement by South pursuant to South’s governing documents.

The merger agreement requires North to maintain for a period of six years after completion of the merger South’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the existing policy (or, with the consent of South prior to the completion of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, North is not required to spend annually more than 300% of the annual premium payment on South’s current directors’ and officers’ liability insurance policy (the “premium cap”). If North is unable to maintain a policy as described for less than the premium cap, North will obtain as much comparable insurance as is available for the premium cap. In lieu of such a policy, South, with the consent of North, may obtain a six-year “tail” policy with terms no less favorable than South’s existing policy if such policy can be obtained for an amount that does not exceed the premium cap.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, the listing of the shares of North Class A common stock to be issued in the merger, access to information of the other company, coordination of dividends, the assumption by North of South’s trust preferred securities, real property matters and public announcements with respect to the transactions contemplated by the merger agreement.

Solicitation of Shareholders

Each of North and South has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Each of North and South has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement and, in the case of North, the North charter amendment, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby. However, the board of directors of South may (i) not recommend to its shareholders that they approve the merger agreement, (ii) not include such recommendation in this joint proxy statement/prospectus or (iii) otherwise withdraw or modify its recommendation in a manner adverse to North (each of which we refer to as a “change in board recommendation”), in each case in response to an intervening event or a superior proposal, if, after receiving the advice of its outside counsel, its board of directors determines in its good faith judgment that failure to effect a change in board recommendation would be inconsistent with its fiduciary duties under applicable law.

For purposes of the merger agreement:

•	an “intervening event” is a material event, fact, circumstance, development or occurrence, unrelated to a superior proposal, that is unknown and not reasonably foreseeable to or by the board of directors as of the date of the merger agreement but becomes known to or by the board of directors before the approval of the merger agreement; and

•	a “superior proposal” means a bona fide, unsolicited written acquisition proposal that is for 50% of the voting power of South’s stock or all or substantially all of the assets of South, on terms that the board of directors determines in its good faith judgment, after taking into account certain factors, are more favorable from a financial point of view to the South shareholders than the merger.

Prior to making a change in board recommendation, South must provide North with five business days’ written notice, which notice must disclose the intention to effect a change in board recommendation absent modification of the terms and conditions of the merger agreement and include a reasonable description of the event or circumstances giving rise to the decision. At the end of such five business day notice period (during which period South is required to negotiate with North in good faith (to the extent North desires to negotiate)), the South board of directors must take into account any amendment or modification to the merger agreement proposed by North and, if, after receiving the advice of outside legal counsel and, with respect to financial matters, a financial advisor of nationally recognized reputation, the South board of directors determines in good faith that it nevertheless would be inconsistent with its fiduciary duties under applicable law not to make the change in its board recommendation, it may do so; provided, however, that, following any material revision to an acquisition proposal, South must deliver a new written notice to North and again comply with the requirements set forth above.

Notwithstanding the foregoing, each of North and South is required to submit the merger agreement to its respective shareholders at their respective special meetings, and South is prohibited from submitting any acquisition proposal or alternative transaction to its shareholders during the term of the merger agreement. If it has changed its recommendation in accordance with the merger agreement (see “—Third Party Proposals”), the South board of directors is permitted to submit the merger agreement without recommendation and communicate the basis for its lack of a recommendation to shareholders.

Third Party Proposals

South and its employees and representatives may not solicit, facilitate, engage in negotiations regarding or furnish information related to an alternative acquisition proposal. However, South may furnish information and engage in negotiations regarding an alternative acquisition proposal if the South board of directors determines in good faith and after consultation with legal counsel and a financial advisor of nationally recognized reputation that not doing so would be inconsistent with its fiduciary duties under applicable law. Additionally, if South does receive an alternative acquisition proposal, then South must notify North within one business day of receipt, which notice must identify the acquirer and the material terms of the proposal.

An “acquisition proposal” is defined as any inquiry, request for nonpublic information, offer or proposal that contemplates or otherwise relates to or could reasonably be expected to lead to any alternative transaction. “Alternative transaction” means, with respect to South, other than the transactions contemplated by the merger agreement, (i) the acquisition (whether by merger, consolidation, equity investment, joint venture, issuance of securities, reorganization, tender offer, sale, license, disposition or otherwise) by any person or “group” as defined in the Exchange Act of 15% or more of the assets of South or any of its subsidiaries; (ii) the acquisition in any manner, directly or indirectly, by any person or “group” of 15% or more of any class of the issued and outstanding shares of capital stock of South or any of its Subsidiaries; (iii) the issuance of 15% or more of the current number of issued and outstanding shares of any class of capital stock of South or any of its subsidiaries; or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the stockholders of any person) or “group” becoming the beneficial owner of 15% or more of any class of equity or voting securities of South or any of its subsidiaries whose assets individually or in the aggregate, constitute 15% or more of the consolidated assets of South and its subsidiaries, taken as a whole.

Conditions to Completion of the Merger

The obligations of North and South to complete the merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

•	the approval by North stockholders of the merger agreement, the amendment to North’s certificate of incorporation, and the issuance of North Class A common stock and North Class B common stock in the merger, and the approval by South shareholders of the merger agreement;

•	the authorization for listing on the NASDAQ Global Select Market of the shares of North Class A common stock to be issued in the merger;

•	receipt of all of the regulatory approvals required to consummate the merger, with none of the approvals resulting in the imposition of any materially burdensome regulatory condition;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of this registration statement (or proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

•	the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other material transactions contemplated by the merger agreement;

•	the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger, the bank merger or any of the other material transactions contemplated by the merger agreement;

•	the accuracy of the representations and warranties of each other party in the merger agreement as of the day on which the merger is completed, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect);

•	receipt by each party of an opinion of legal counsel as to certain tax matters;

•	receipt by North of resignations of directors and executive officers of South and South Bank, as requested by North;

•	the absence of any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the other party; and

•	a majority of the votes entitled to be cast on the South merger proposal by minority shareholders of South must not have cast their votes against the South merger proposal. In connection with their negotiation of this provision of the merger agreement, the North Committee and the South Committee agreed that certain South shareholders owning in the aggregate approximately 37.0% of the South voting common stock would be the minority holders of South common stock. The percentage ownership of South common stock of the minority for purposes of this condition is the product of negotiations and is not based on the application of the SEC’s beneficial ownership rules. For information regarding certain beneficial owners of South common stock, see “Information about South—Security Ownership of South Management and Certain South Beneficial Owners” beginning on page 238 of this joint proxy statement/prospectus.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger and, except as specified below, whether before or after adoption of the merger agreement by the shareholders of North or South:

•	by mutual written consent of North and South;

•	by either North or South if any governmental entity that must grant a requisite regulatory approval has (i) denied approval of the consummation of any of the material transactions contemplated by the merger agreement, including the merger or bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of any of the material transactions contemplated by the merger agreement, including the merger or bank merger or (ii) granted the requisite regulatory approval but such requisite regulatory approval contains or results in the imposition of a materially burdensome regulatory condition and there is no meaningful possibility that such requisite regulatory approval could be revised prior to the termination date of the merger agreement so as not to result in a materially burdensome regulatory condition, unless, in either case, the failure to obtain a requisite regulatory approval or to obtain a requisite regulatory approval without it containing or resulting in the imposition of a materially burdensome regulatory condition shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either North or South if the merger is not consummated on or before one year from the date of the merger agreement (the “termination date”), unless the failure of the closing of the merger to occur by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either North or South if there is a breach of any of the covenants or agreements or any of the representations or warranties in the merger agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions to North’s obligations or conditions to South’s obligations, respectively, set forth in the merger agreement would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured by the earlier of (a) the termination date or (b) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained in the merger agreement such that any of the conditions to North’s or South’s obligations would not be satisfied;

•	by either North or South if (i) in the North special meeting (including any postponements or adjournments thereof) the proposals are correctly voted on and the requisite North vote is not obtained or (ii) in the South special meeting (including any postponements or adjournments thereof) the proposals are correctly voted on and the requisite South vote is not obtained; provided that the party seeking to terminate the merger agreement under this provision has complied in all material respects with its obligations under the shareholders’ approval section of the merger agreement (including by complying with an adjournment or postponement request as specified in the merger agreement);

•	by North, prior to South obtaining the required vote of its shareholders, if (i) the board of directors of South has effected a change in board recommendation or (ii) South failed to comply in all material respects with its obligations to solicit the approval of its shareholders under the merger agreement (see “—Solicitation of Shareholders”) or the restrictions on acquisition proposals under the merger agreement (see “—Third Party Proposals”);

•	by South, prior to North obtaining the required vote of its stockholders, if North failed to comply in all material respects with its obligations to solicit the approval of its stockholders under the merger agreement (see “—Solicitation of Shareholders”);

•	by South, prior to obtaining the required vote of its shareholders, if the board of directors of South has changed its board recommendation; provided that South has complied with the requirements of the board of directors recommendation provision in the shareholders’ approval section of the merger agreement (see “—Solicitation of Shareholders”) and the restrictions on acquisition proposals under the merger agreement (see “—Third Party Proposals”);

•	by North, if there are certain material defects with South’s real property and such defects individually or in the aggregate have a material adverse effect on South; or

•	by North, if holders of 10% of the shares of South common stock have exercised dissenters’ rights in accordance with the procedures under the SCBCA and are deemed “dissenting shares” pursuant to the terms of the merger agreement.

Termination Fees

If South terminates the merger agreement prior to obtaining the requisite vote of its shareholders to approve the merger agreement and as a result of an acquisition proposal (as defined above under “—Third Party Proposals”) received by South within the 30-day period following the date of the merger agreement, then South has agreed to pay North $6,450,000, plus an amount equal to North’s aggregate documented out-of-pocket expenses actually incurred in negotiating and preparing the merger agreement, performing due diligence and otherwise in connection with or attempting to consummate the merger (referred to herein as “documented expenses”).

If South terminates the merger agreement prior to obtaining the required vote of its shareholders to approve the merger agreement as a result of an intervening event (as defined above under “—Third Party Proposals”), then South has agreed to pay North an amount equal to $10,000,000, plus North’s documented expenses.

If, prior to the termination of the merger agreement, a bona fide acquisition proposal is made known to senior management of South or has been made directly to its shareholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to South and thereafter the merger agreement is terminated in one of the following ways:

•	by either North or South because the North stockholder meeting or the South shareholder meeting, respectively, has concluded without obtaining the respective required shareholder approvals;

•	by North, if South has breached any of its covenants or agreements or any of its representations or warranties set forth in the merger agreement, either individually or in the aggregate with all other breaches by South, such that any of the conditions to North consummating the merger would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured by the earlier of (a) the termination date of the merger agreement or (b) the date that is 30 days following written notice thereof to South;

•	by South or North, if the merger has not been consummated on or before the termination date (if the required South vote had not been obtained prior to termination and all other conditions to the merger had been satisfied or were capable of being satisfied prior to such termination);

•	by North, prior to South obtaining the required vote of its shareholders, if (i) the South board of directors has changed its recommendation or (ii) South failed to comply in all material respects with its obligations to solicit approval of its shareholders under the merger agreement (see “—Solicitation of Shareholders”) or the restrictions on acquisition proposals under the merger agreement (see “—Third Party Proposals”); or

•	by South, prior to obtaining the required vote of its shareholders, if the South board of directors has changed its recommendation; provided that South has complied with its obligations under the merger agreement to solicit approval of its shareholders (see “—Solicitation of Shareholders”) and the restrictions on acquisition proposals under the merger agreement (see “—Third Party Proposals”) and no fee is payable by South as a result of receipt of an acquisition proposal within the 30-day period following the date of the merger agreement (as described above),

South will be required to pay North an amount equal to (i) North’s documented expenses and (ii) if, prior to the date that is 12 months after the date of termination of the merger agreement, South enters into a definitive agreement with respect to, or consummates, (a) an acquisition of 50% or more of the assets or capital stock of South or any of its subsidiaries, (b) an issuance of 50% or more of the current number of its issued and outstanding shares of any class of capital stock or (c) a purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the shareholders of any person) or “group” becoming the beneficial owner of 50% or more of any class of equity or voting securities of South or any of its subsidiaries whose assets individually or in the aggregate, constitute 50% or more of the consolidated assets of South and its subsidiaries, taken as a whole, then South will be required, on the date of entry into such agreement, or on the date of consummation if the alternative transaction is consummated without entry into a definitive agreement, to pay North an amount equal to $22,574,000.

Amendments, Extensions and Waivers

Subject to compliance with applicable law, North and South may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the matters presented in connection with the merger by the shareholders of North and South; provided, however, that, after adoption and approval of the merger agreement by the respective shareholders of North or South, there may not be, without further approval of such shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the holders of South common stock or that otherwise requires the approval of such shareholders under applicable law. Additionally, the merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

At any time prior to the effective time of the merger agreement, North and South, through their respective board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions; provided, however, that, after adoption and approval of the merger agreement and the transactions contemplated by the merger agreement by the respective shareholders of North or South, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of South common stock or that otherwise requires the approval of such shareholders under applicable law. Any agreement on the part of a party to the merger agreement to any such extension or waiver will only be valid if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by it will be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by North and South.

DESCRIPTION OF NORTH’S CAPITAL STOCK

General

North’s current authorized capital stock consists of 23,000,000 shares divided into three classes. The following table reflects the designations, par value, and numbers of authorized and outstanding shares, of each class:

Class and Par Value per Share	Number of Authorized Shares	Number of Outstanding Shares
Class A common stock, par value $1.00 per share	11,000,000	8,586,058
Class B common stock, par value $1.00 per share	2,000,000	1,032,883
Preferred stock, par value $0.01 per share	10,000,000	-0-

See “Information About the North Special Meeting” beginning on page 51 of this joint proxy statement/prospectus for information regarding the North charter amendment proposal.

Common Stock

All shares of North Class A common stock and North Class B common stock, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no preemptive rights.

Voting Rights. Except as otherwise provided by law, each holder of North Class A common stock has one vote per share, and each holder of North Class B common stock has 16 votes per share, on all matters voted upon by stockholders. Except as provided from time to time in the North charter with respect to another class of North’s shares, or in a certificate of designation relating to a series of the preferred stock, or by applicable law, the holders of shares of North Class A common stock and North Class B common stock have the exclusive right to vote for the election of North’s directors and for all other purposes. In the election of North’s directors, cumulative voting is not available to stockholders.

Dividends and Other Distributions. Except as may be provided from time to time in a certificate of designation relating to a series of North’s preferred stock, or by applicable law, dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions are paid or distributed on the North Class A common stock and the North Class B common stock as and when declared from time to time by the North board of directors from funds legally available; provided, however, that dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions must be the same for each issued and outstanding share of North Class A common stock and North Class B common stock as of the record date.

Liquidation. As to the distribution of North’s assets in the event of liquidation, any amounts available, after the satisfaction of all corporate liabilities, and subject to the rights of any outstanding shares of preferred stock, must be distributed between the outstanding North Class A common stock and North Class B common stock pro rata, based upon the numbers of shares issued and outstanding of North Class A common stock and North Class B common stock.

Transfer Agent. Broadridge Corporate Issuer Solutions, Inc. is the transfer agent for North Class A common stock and North Class B common stock.

Preferred Stock

The North charter authorizes the issuance of up to 10,000,000 shares of undesignated preferred stock. North’s board of directors is authorized to issue shares of the preferred stock from time to time, to create series thereof, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other rights of the shares of each series, and any qualifications, limitations or restrictions thereon, all by its resolution, and without the approval of holders of shares of North’s other outstanding capital stock. Without limiting the generality of the foregoing authority, the North board of directors is authorized to fix and determine with respect to each separate series:

•	the designation of and the number of shares to constitute each series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the North board of directors unless otherwise provided by the board of directors;

•	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preferences over or relation which such dividends shall bear to the dividends payable on any other class or classes, or any other series, of capital stock, including the preferred stock; whether such dividends will be cumulative or non-cumulative; and whether the shares will be participating or nonparticipating with other shares with respect to dividends;

•	whether shares within a series will be redeemable (at the option of North or the holders of such shares or both, or upon the happening of a specified event), and, if so, the redemption prices (or the method of determining such prices) and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of North or of another corporation;

•	the terms and amount of any sinking, retirement, or purchase fund;

•	the conversion or exchange rights (at the option of North or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

•	the voting rights, if any, of the holders of shares of each series;

•	any restrictions on the issuance or reissuance of additional shares of the preferred stock;

•	the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of North; any preferences over any other class or classes, or any other series, of capital stock, including preferred stock; and whether the shares will be participating or nonparticipating with other shares with respect to distributions of North’s assets upon liquidation, dissolution or winding up of North’s affairs;

•	any limitations or restrictions on transfer; and

•	such other powers, rights and preferences, if any, for the benefit of the holders of, or other terms or limitations, qualifications or restrictions with respect to, the shares within that series as shall not be inconsistent with the provisions of the North charter or applicable law.

The number, designations, powers, preferences, and the relative, participating, optional or other rights of, and any qualifications, limitations or restrictions on, shares within any one series may differ from those of shares within any other series. Except as may otherwise be provided in the North charter, in a certificate of designation relating to a series of the preferred stock or by applicable law, holders of the preferred stock will not be entitled to vote, separately or as a class, at or receive notice of any meeting of stockholders.

Preferred stock may be issued in the future from time to time, in one or more series, in a variety of transactions, including without limitation public offerings or private sales of shares to increase North’s capital, or to the stockholders of other entities North acquires in exchange for their shares of those companies. The shares issued in each transaction could all be of one series, or North’s board of directors could establish a separate series of shares for each transaction. North’s board of directors is authorized to establish different series of preferred stock from time to time, and to issue shares from those series, without additional stockholder approval.

At the time North’s board of directors approved the issuance of any preferred stock, it could issue the shares from a previously established series, or it could establish a new series of shares within the class by its resolution and the filing of a certificate of designation with the Delaware Secretary of State. For each new series, the board would determine, and the certificate of designation would specify, the number of shares included in the new series, and the designation, powers, and preferences, and the relative, participating, optional and other rights of, and any qualifications, limitations or restrictions on, shares within the new series.

The terms and preferences of shares included in each separate series of preferred stock could differ materially. In general, any shares of preferred stock North issues likely would have one or more preferences over, or special terms that differed from, outstanding shares of North Class A common stock and North Class B common stock.

Issuing any shares of preferred stock would dilute the relative percentage equity interests of the holders of outstanding shares of North Class A common stock and North Class B common stock. Holders of North Class A common stock and North Class B common stock do not have preemptive rights to acquire any additional shares of capital stock, including preferred stock, issued by North, and they would have no right to purchase a proportionate share, or any portion, of any shares of preferred stock issued in the future.

The authority of North’s board of directors to issue shares of preferred stock, to establish one or more series of preferred stock, and to determine the provisions of each series of preferred stock, without stockholder approval, could be used for the purpose, or have the effect, of establishing barriers to a change of control or acquisition of North. For example, should a group that is friendly to North’s management be issued shares of a series of preferred stock having special voting rights or certain other preferential terms, that group could receive effective control over the election of North’s directors and that could deter or discourage efforts by another group or company to acquire control of North, even if North’s other stockholders favored a change of control.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of South common stock and South non-voting common stock will receive shares of North Class A common stock or a combination of North Class A common stock and North Class B common stock in exchange for their shares of South common stock and South non-voting common stock. In accordance with the merger agreement, all outstanding shares of South preferred stock were required to be redeemed by South for cash prior to the record date for the South special meeting. Notice of redemption of all of such shares was duly sent and redemption was effective August 1, 2014. Accordingly, no South preferred shares were outstanding on the record date for the South special meeting. North is organized under the laws of the State of Delaware and South is organized under the laws of the State of South Carolina. The following is a summary of the material differences between (i) the current rights of South shareholders under the SCBCA and the South articles of incorporation and bylaws and (ii) the current rights of North stockholders under the DGCL and the North charter and bylaws.

North and South believe that this summary describes the material differences between the rights of holders of North Class A common stock and North Class B common stock as of the date of this joint proxy statement/prospectus and the rights of holders of South common stock and non-voting common stock as of the date of this joint proxy statement/prospectus, however, it does not purport to be a complete description of those differences. Copies of North’s governing documents have been filed with the SEC. Copies of South’s governing documents have not been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus.

Authorized Capital Stock

North

The North charter authorizes it to issue up to 11,000,000 shares of Class A common stock, $1.00 par value per share, 2,000,000 shares of Class B common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of the North record date, there were 8,586,058 shares of North Class A common stock outstanding, 1,032,883 shares of North Class B common stock outstanding, and no shares of preferred stock outstanding. As of the North record date, there were no outstanding options, warrants or other rights to acquire any capital stock of North. See “Information About the North Special Meeting” beginning on page 51 of this joint proxy statement/prospectus for information regarding the North charter amendment proposal.

South

South’s articles of incorporation authorize it to issue 2,000,000 shares of common stock, $5.00 par value per share; 1,000,000 shares of non-voting common stock, $5.00 par value per share; 68,968 shares of preferred stock, $50.00 par value per share, consisting of 10,000 shares of Series A Cumulative Preferred Stock, 15,000 shares of Series B Cumulative Preferred Stock, 8,000 shares of Series D Cumulative Preferred Stock, and 35,968 shares of Series F Cumulative Preferred Stock; 8,077 shares of preferred stock, $20.00 par value per share, consisting of 8,077 shares of Series C Cumulative Preferred Stock; and 5,000,000 shares of preferred stock, no par value per share, designated as No-Par Preferred Stock, consisting of 590 shares of Series E Cumulative Preferred Stock, 11,659 shares of Series G Cumulative Preferred Stock, and 4,987,751 shares of No-Par Cumulative Preferred Stock not presently established as one or more series. The board of directors of South has the authority to establish from such No-Par shares one or more series and to fix and determine the relative rights and preferences of the shares of any series so established.

As of the South record date, there were 655,514 shares of South voting common stock and 27,779 shares of South non-voting common stock issued and outstanding. All shares of South Series A, B, C, E, F, and G Cumulative Preferred Stock outstanding at the time of execution of the merger agreement were required under the merger agreement to be redeemed prior to the record date for the South special meeting. Notice of redemption of each outstanding series of South preferred stock, to be effective as of August 1, 2014, was duly given pursuant to the terms of each such outstanding series, and a sum sufficient to redeem the shares was deposited under an irrevocable obligation to pay the holders of the preferred stock the redemption price on surrender of their shares. Under the SCBCA, redeemable shares are not entitled to vote after such notice has been given and such funds have been deposited. Under the SCBCA, outstanding shares that are redeemed by a corporation are automatically and immediately cancelled and retired, and once again become authorized but unissued shares, unless the corporation’s articles of incorporation provide otherwise. South’s articles of incorporation do not provide otherwise. As of the South record date, there were no outstanding options, warrants or other rights to acquire any capital stock of South.

Voting Rights of North Common Stock, South Common Stock and South Preferred Stock

North Common Stock

The North charter provides that holders of North Class A common stock have one vote for each share outstanding, and holders of North Class B common stock have 16 votes for each share outstanding. Except as otherwise provided from time to time in the North charter with respect to another class of North’s shares, or in a certificate of designation relating to a series of North preferred stock, or by applicable law, the holders of North Class A common stock and North Class B common stock have the exclusive right to vote for the election of North’s directors and for all other purposes. Holders of North common stock do not have the right to vote cumulatively in the election of directors, and do not have class voting privileges except as required by law.

The vote of the holders of North stock having a majority of the voting power present in person or represented by proxy at a meeting at which a quorum is present shall decide any question brought before such meeting, unless the question is one which by express provision of the North charter, the North bylaws, the rules or regulations of any stock exchange applicable to North, or applicable law or any regulation applicable to North or its securities a different vote is required, in which case such express provision will govern and control the decision of such question. Under the DGCL, because the North charter provides for North Class B common stock to have more than one vote per share, any references in the DGCL or the North bylaws to a majority or other proportion of stock or shares refers to such majority or other proportion of the votes of such stock or shares.

South Common Stock

Holders of South common stock have one vote for each share outstanding, and may vote cumulatively for the election of directors. Holders of South non-voting common stock do not have voting rights, except in such instances as South Carolina law requires, in which event holders of South non-voting common stock have one vote per share.

South’s bylaws provide that the vote of more shares voted for any matter than are voted against the matter at a meeting of the shareholders at which a quorum is present is required to approve the matter, unless the vote of a greater number is required by law or by South’s articles of incorporation.

South Preferred Stock

If shares of any such series are outstanding, holders of shares of South Series A, B, C, D, F and G Cumulative Preferred Stock have one vote for each share on all matters on which shareholders are entitled to vote, and may vote cumulatively for the election of South’s directors. Holders of shares of South Series E Cumulative Preferred Stock do not have voting rights, except as required by the SCBCA and except that if at any time the dividend is in arrears on such series, the holders thereof would have the right, in the election of the directors, to cast one vote per share. As noted above, no shares of any series of South cumulative preferred stock were outstanding at the South record date.

No Class Voting on South Common or Preferred Shares

Neither holders of South common stock nor holders of South preferred stock have any right to vote as a class, except in such cases as class voting may be required by law.

Voting Limitations

South

Section 35-2-101 et seq. of the SCBCA contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision. South has not opted out of the statute.

North

The DGCL does not contain a control share acquisition statute.

Preemptive Rights

North

Under the DGCL, North stockholders do not have preemptive rights to subscribe for an additional issue of stock by North unless, and except to the extent that, such right is expressly granted to the stockholders in the North charter. The North charter does not grant preemptive rights to North stockholders.

South

South’s articles of incorporation provide that none of its shares have preemptive rights to acquire additional shares of South.

Size of Board of Directors

North

North’s bylaws currently provide that North’s board of directors will consist of not less than five nor more than 30 directors, with the exact number within the range to be determined by the North board of directors. North’s board of directors currently has 12 directors.

South

South’s bylaws currently provide that South’s board of directors will consist of not less than seven nor more than 28 directors, with the exact number within the range to be set by the shareholders or the directors. South’s board of directors currently has 13 directors.

Cumulative Voting and Election of Directors

North

North stockholders do not have the right to cumulate their votes with respect to the election of directors. The persons who receive the highest number of votes cast at the North annual meeting of stockholders by holders of the North Class A common stock and the North Class B common stock, voting together, will be deemed to be elected.

South

South articles of incorporation provide that South shareholders have the right to cumulate their votes with respect to the election of directors. Under cumulative voting, a shareholder may cumulate votes either by giving one nominee as many votes as the number of directors to be elected multiplied by the number of shares the shareholder owns of record, or by distributing the shareholder’s votes on the same principle among any number of nominees. The persons who receive the highest number of votes cast at the South annual meeting of shareholders will be deemed to be elected.

Classes of Directors

Neither the North board of directors nor the South board of directors is divided into classes, and all directors are elected annually and serve until their successors are elected and qualify to serve.

Removal of Directors

North

Under North’s bylaws, any North director may be removed from office, with or without cause, if a majority of the total votes entitled to be cast by holders of North stock at an election of directors are cast in favor of the director’s removal.

South

Under South’s bylaws, any or all of the South directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, subject to the provisions of the SCBCA pertaining to the removal of directors. Because South has cumulative voting, the SCBCA provides that a South director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

Filling Vacancies on the Board of Directors

North

North’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the North directors then in office, though less than a quorum, or by a sole remaining director, and such directors hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders owning at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

South

South’s bylaws provide that vacancies on South’s board of directors, including any vacancy resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, or by the sole remaining director. Directors so elected serve until the next annual meeting of shareholders and until their successors are elected and qualify.

Special Meetings of Shareholders

North

North’s bylaws provide that special meetings of the North stockholders may be called at any time by the board of directors, the chairman of the board, the chief executive officer, the president, or the secretary, and must be called by any of them at the request in writing of a majority of the board of directors.

South

South’s bylaws provide that special meetings of the South shareholders may be called at any time by the president, the chairman of the board of directors, a majority of the members of the board of directors, or the holders of not less than ten percent of the shares entitled to vote at the meeting.

Quorum

North

Under North’s bylaws, the presence at a meeting of stockholders, in person or by proxy, of the holders of shares representing a majority of the total votes entitled to be cast by holders of outstanding North shares that may be voted at the meeting will constitute a quorum for the transaction of business, except as otherwise provided by the DGCL.

South

Under South’s bylaws, a majority of South shares entitled to vote at a meeting will constitute a quorum at all meetings of shareholders for the transaction of business.

Action by Written Consent

North

Under North’s bylaws, North’s stockholders may act without a stockholder meeting by written consent, without prior notice and without a vote. Such consent must set forth the action so taken and be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to North.

South

Under South’s bylaws, South shareholders may act without a meeting if a written consent, setting forth the action so taken, is signed by the holders of all outstanding shares entitled to vote on any such action, or their attorneys-in fact or a proxy holder thereof.

Dividends

North

Under the DGCL, North may declare and pay dividends upon the shares of its capital stock either: (i) out of its surplus; or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of North has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets, the directors of North may not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets shall have been repaired. In addition, the FRB has the authority to restrict dividends issued by bank holding companies, including North.

Dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions (except voting) will be paid or distributed on the North Class A common stock and the North Class B common stock as declared from time to time by the North board of directors. Such dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions will be the same for each issued and outstanding share of North Class A common stock and for each issued and outstanding share of North Class B common stock as of the record date.

South

Under the SCBCA, South may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as they become due in the ordinary course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time the dividend was declared, to satisfy the preferential rights of any holders of South preferred shares. In addition, the FRB has the authority to restrict dividends issued by bank holding companies, including South.

When dividends are declared by the South board of directors, holders of South preferred stock are entitled to be paid, without preference or priority as between classes or series, dividends before any dividend can be declared or paid in respect of the South common stock or the South non-voting common stock, as follows: each of Series A, B, D, F and G Cumulative Preferred — $2.50 per share annually, payable quarterly; and Series E Cumulative Preferred — $10.00 per share annually, payable semi-annually. The Series C Cumulative Preferred is entitled to be paid, when declared by the South board of directors, a regular dividend of $2.00 per share annually, payable quarterly. In addition to such regular dividends, holders of Series C Cumulative Preferred shares are entitled to be paid, when declared by the South board of directors, a special dividend in December of each year in which the regular dividend per share paid on Series C shares is less than twice the amount per share paid by South on its common shares. The special dividend will be the amount per share that equals the difference between the regular dividend paid per share on the Series C shares during such year and twice the amount of cash dividends per share paid on the South common stock during such year. Upon any increase in the number of South common shares outstanding as a result of a stock split or stock dividend, the amount of the special dividend will be adjusted to the extent necessary to avoid dilution of rights of holders of the Series C shares to such dividend. The preference as to dividends of Series A, B, C, D, E, F, and G over the South common stock is cumulative.

Rights on Liquidation, Dissolution or Winding Up

North

The North charter provides that, except as may be provided from time to time in a certificate of designation relating to a series of North preferred stock, in the event of liquidation of North any amounts available will be distributed between the outstanding North Class A common stock and the outstanding North Class B common stock pro rata, based upon the numbers of shares issued and outstanding of North Class A common stock and North Class B common stock.

South

South’s articles of incorporation provide that, in the event of any liquidation, dissolution or winding up of South, whether voluntary or involuntary, before any amount may be paid in respect of the common stock, or the non-voting common stock, the holders of any then outstanding preferred stock, without preference or priority as between class or series, are entitled to receive from assets available for distribution to shareholders all dividends accrued but unpaid as of the date of liquidation and for each such share having a par value an amount equal to the par value thereof, and for each share of Series G the sum of $50.00, and for each share of Series E the sum of $200.00.

Notice of Shareholders’ Meetings

North

North’s bylaws provide that written notice stating the time and place of any meeting of stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

South

South’s bylaws provide that written notice stating the time and place of any meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than ten nor more than 60 days before the date of the meeting.

Limitation of Personal Liability of Officers and Directors

North

The North charter provides that no director shall be personally liable to North or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except that a director may be liable (i) for any breach of the director’s duty of loyalty to North or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

South

South’s articles of incorporation provide that a director of the corporation shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for: (i) acts or omission not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (ii) any breach of the director’s duty of loyalty to South or its shareholders; (iii) any transaction from which the director derived an improper personal benefit; or (iv) liability for unlawful distributions imposed under Section 33-8-330 of the SCBCA.

Indemnification of Directors and Insurance

North

The North charter provides that North shall, to the full extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto. North’s bylaws further provide that North will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of North or, while a director, officer, or employee of North, is or was serving at the request of North as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, taxes, including under the Employee Retirement Income Security Act of 1974, as amended (ERISA), excise taxes, or penalties, and amounts paid in settlement) reasonably incurred by such person. Such indemnification will continue as to any person who has ceased to be such a director, officer, employee, or agent and inure to the benefit or his or her heirs, executors, and administrators.

North’s bylaws also provide that North will, to the fullest extent not prohibited by applicable law, advance expenses (including attorneys’ fees) incurred by any of the foregoing persons in defending any proceeding upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified.

The bylaw provision does not limit the right of North, to the extent and in the manner permitted by law, to indemnify and to advance expenses to other persons when and as authorized by appropriate corporate action.

South

South’s bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. South may advance reasonable expenses to directors to the fullest extent permitted by law. South’s bylaws also provide that, to the full extent and in the manner permitted or required by the SCBCA, South may advance expenses to and indemnify any present or former director, officer, agent, or employee of South (or any corporation which was merged into or acquired by South), or any of the foregoing persons who is or was serving at the request of South (or any corporation which was merged into or acquired by South) as a director, officer, partner, trustee, employee or agent of a foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, who by reason of the fact that he is or was acting in such capacity, is made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative.

South’s bylaws provide that South may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of South, or who is or was serving at the request of South as a director, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or incurred by him in such capacity, or arising out of his status as such, whether or not South would have the power to indemnify him against such liability.

Amendments to Articles of Incorporation and Bylaws

North

The DGCL provides that the North charter generally may be amended if the North board of directors adopts a resolution setting forth the proposed amendment and either calling a special meeting of stockholders for the consideration of the amendment or directing that the amendment be considered at the next annual meeting of stockholders, and if (i) a majority of the total votes entitled to be cast by holders of outstanding North shares entitled to vote thereon, and (ii) a majority of the total votes entitled to be cast by holders of outstanding shares of each class, if any, entitled to vote thereon as a class, in each case are cast in favor of the amendment. The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the North charter, if the amendment would increase or decrease the aggregate number of authorized shares or par value of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. However, under the North charter, an amendment to increase or decrease the number of authorized shares of the North preferred stock may be approved by the affirmative vote of the holders of a majority in voting power of North stock entitled to vote thereon without the vote of the holders of any of the North preferred stock voting separately as a class.

The North charter provides that the North board of directors shall have the power to make, adopt, alter, amend and repeal bylaws from time to time, subject to the rights of the North stockholders entitled to vote with respect thereto to alter or repeal bylaws made by the board of directors. North’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular meeting of the North board of directors or the North stockholders, or at any special meeting of the North board of directors or North stockholders if notice of such alteration, amendment, repeal or adoption is contained in the notice of said special meeting. Amendment of the bylaws by the directors at a meeting at which a quorum is present would require the vote of a majority of directors present. Approval of an amendment of the bylaws by stockholders would require that a majority of the total votes entitled to be cast by holders of North shares represented at the meeting, in person or by proxy, and entitled to be voted thereon, be cast in favor of the bylaw amendment.

South

The SCBCA provides that South’s articles of incorporation generally may be amended upon approval by the South board of directors and the holders of two-thirds of the South outstanding shares entitled to vote. South’s bylaws provide that the South board of directors by vote of a majority of directors then in office, may adopt, amend, or repeal the bylaws or adopt new bylaws, subject to the right of shareholders to alter, amend, repeal bylaws or adopt new bylaws in accordance with applicable provisions of the SCBCA. Any notice of a meeting of shareholders or of directors at which bylaws are to be adopted, amended, or repealed must include notice of such proposed action. Amendment of the South bylaws by shareholders would require that more shares vote for than vote against the matter at a meeting at which a quorum is present, or the unanimous written consent of all shares outstanding and entitled to vote.

Forum for Certain Shareholder Disputes

North

North’s bylaws provide that, unless North consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of North Carolina or, if such court lacks jurisdiction, any North Carolina state court that has jurisdiction, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of North, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of North to North or North’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, and (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of North will be deemed to have notice of and consented to the exclusive forum provisions.

South

South’s bylaws provide that, unless South consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of South, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of South to South or South’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the SCBCA, or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state or federal court located within Richland County, South Carolina, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any action by a South shareholder or any of its officers or directors that is based upon the right of any shareholder as a shareholder must be brought in a state or federal court located in Richland County, South Carolina. Any person or entity having any interest in shares of capital stock of South shall be deemed to have notice of and consented to the provisions of this by-law.

If any action the subject matter of which is within the scope of the paragraph above is filed in a court other than a court located within Richland County, South Carolina (a “Foreign Action”) in the name of any South shareholder, such shareholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within Richland County, South Carolina in connection with any action brought in any such court to enforce the paragraph above (a “Forum Selection Clause Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Forum Selection Clause Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

Right to Redeem South Cumulative Preferred Stock

Upon 20 days written notice, South may at its option at any time redeem all or part (by lot if in part) of any then outstanding cumulative preferred stock for cash in the following amounts, plus accrued and unpaid dividends: Series A — $50.00 per share; Series B — $50.00 per share; Series C — $100.00 per share; Series D — $100.00 per share; Series E — $200.00 per share; Series F — $50.00 per share; Series G —$50.00 per share. All outstanding shares of South preferred stock were redeemed effective August 1, 2014, and no South preferred stock is currently outstanding.

Rights of North Preferred Stock

The rights of the North Class A common stock and the North Class B common stock are subject to the terms of any North preferred stock outstanding.

Although no shares of North preferred stock are currently outstanding, North’s board of directors is authorized to issue shares of preferred stock from time to time, to create series of preferred stock, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other rights of the shares of each series, and any qualifications, limitations or restrictions thereon. The North board of directors’ authority includes, without limitation, the authority to fix and determine with respect to each separate series:

•	the designation of and the number of shares to constitute each series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the North board of directors unless otherwise provided by the North board of directors;

•	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preferences over or relation which such dividends bear to the dividends payable on any other class or classes, or any other series, of capital stock, including the preferred stock; whether such dividends will be cumulative or non-cumulative; and whether the shares will be participating or nonparticipating with other shares with respect to dividends;

•	whether shares within a series will be redeemable (at the option of North or the holders of such shares or both, or upon the happening of a specified event), and, if so, the redemption prices (or the method of determining such prices) and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of North or of another corporation;

•	the terms and amount of any sinking, retirement, or purchase fund;

•	the conversion or exchange rights (at the option of North or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

•	the voting rights, if any, of the holders of shares of each series;

•	any restrictions on the issuance or reissuance of additional shares of preferred stock;

•	the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of North; any preferences over any other class or classes, or any other series, of capital stock, including preferred stock; and whether the shares will be participating or nonparticipating with other shares with respect to distributions of North’s assets upon liquidation, dissolution or winding up of the affairs of North;

•	any limitations or restrictions on transfer; and

•	such other powers, rights and preferences, if any, for the benefit of the holders of, or other terms or limitations, qualifications or restrictions with respect to, the shares within that series as shall not be inconsistent with the provisions of the North charter or applicable law.

The number, designations, powers, preferences, and the relative, participating, optional or other rights of, and any qualifications, limitations or restrictions on, preferred shares within any one series may differ from those of preferred shares within any other series. Except as may otherwise be provided in the North charter, in a certificate of designation relating to a series of the preferred stock or by applicable law, holders of the preferred stock will not be entitled to vote, separately or as a class, at or to receive notice of any meeting of stockholders.

Anti-Takeover Provisions

North

Section 203 of the DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an “interested stockholder” (for purposes of Section 203 of the DGCL), that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies: (i) the corporation’s board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder; (ii) the person became an 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding for purposes of determining the voting stock outstanding those shares owned by directors who are also officers and certain employee stock plans; or (iii) the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of stockholders. Under the DGCL, the term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an “interested stockholder.” The merger does not constitute a prohibited business combination under this statute.

A Delaware corporation may elect not to be governed by Section 203. North has not made such an election and accordingly is subject to Section 203.

South

The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions, but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. South’s articles of incorporation specifically provide that South is not subject to the South Carolina business combinations statute.

See also “— Voting Limitations — South” above.

Appraisal Rights/Rights of Dissenting Shareholders

North

The right to seek appraisal for shares of North capital stock is governed by the DGCL. Under the DGCL, a holder of shares of any class or series of a corporation organized under Delaware law that is party to a merger or consolidation who does not vote in favor of or consent to the merger or consolidation, continues to hold such shares through the effective date of the merger or consolidation, and complies with applicable provisions of the DGCL (including the making of a demand in accordance with the statutes), will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares as described in the statutes. However, (i) no appraisal rights shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (a) listed on a national securities exchange, or (b) held of record by more than 2,000 holders, and (ii) no appraisal rights shall be available for any shares of stock of the corporation surviving a merger if the merger does not require for its approval the vote of the stockholders of the surviving corporation. Notwithstanding the above, appraisal rights will be available for the shares of any class or series of stock of a corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation;

•	shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•	cash in lieu of fractional shares; or

•	any combination of the shares of stock described above and cash in lieu of fractional shares.

Under the DGCL, stockholders of a corporation generally do not have appraisal rights as a result of an amendment to the corporation’s certificate of incorporation or the sale of all or substantially all of its assets unless the corporation’s certificate of incorporation provides for appraisal rights in those events. The North charter does not contain such a provision.

See “The Merger — Appraisal Rights of Holders of North Class B Common Stock” beginning on page 105 of this joint proxy statement/prospectus.

South

The dissenters’ rights of South shareholders are governed in accordance with the SCBCA. Under the SCBCA, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value, as defined by the SCBCA, of the shareholder’s shares in the event of (i) the consummation of a plan of merger if shareholder approval is required and the shareholder is entitled to vote on the plan, or if the corporation to be merged is a subsidiary that is merged with its parent; (ii) the consummation of a plan of share exchange if the shareholder is entitled to vote on the plan; (iii) the consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business if the shareholder is entitled to vote on the sale or exchange; (iv) an amendment to the corporation’s articles of incorporation in a way that materially and adversely affects the shareholder’s rights; (v) in certain circumstances, the conversion of a corporation into a limited liability company or a partnership; or (vi) a transaction, to the extent the corporation’s articles of incorporation, bylaws or a resolution of the corporation’s board of directors provides for dissenters’ rights relating to such transaction.

The SCBCA provides that a shareholder may not demand the fair value of the shareholder’s shares and is bound by the terms of the transaction if, among other things, the shares are listed on a national securities exchange on the record date for determining shareholders entitled to vote on the matter. Shares of South common stock are not currently listed on a national securities exchange.

See “The Merger — Dissenters’ Rights of South’s Shareholders” beginning on page 109 of this joint proxy statement/prospectus.

INFORMATION ABOUT NORTH

North was incorporated under the laws of Delaware on August 7, 1986, to become the holding company of North Bank, its banking subsidiary. North Bank opened in 1898 as the Bank of Smithfield in Smithfield, North Carolina, and later became North Bank. On April 28, 1997, North launched ISB, a federally-chartered thrift institution that originally operated under the name Atlantic States Bank. Initially, ISB operated in the counties surrounding Atlanta, Georgia, but gradually expanded into other high-growth markets throughout the southeastern and western United States. On January 7, 2011, ISB was merged into North Bank resulting in a single banking subsidiary of North.

Prior to 2009, North Bank focused on organic growth, delivering its products and services to customers through de novo branch expansion. Beginning in 2009, leveraging on its strong capital and liquidity positions, North Bank participated in six FDIC-assisted transactions involving distressed financial institutions. These transactions allowed North Bank to enter new markets and expand its presence in other markets.

As of August 4, 2014, North Bank operated 397 branches in North Carolina, Virginia, West Virginia, Maryland, Tennessee, Washington, California, Florida, Georgia, Texas, Arizona, New Mexico, Oregon, Colorado, Oklahoma, Kansas, Missouri and Washington, DC.

North Bank’s market areas enjoy a diverse employment base, including, in various locations, manufacturing, service industries, agricultural, wholesale and retail trade, technology and financial services. North Bank believes its current market areas will support future growth in loans and deposits. North Bank maintains a community bank approach to providing customer service, a competitive advantage that strengthens its ability to effectively provide financial products and services to individuals and businesses in its markets. However, like larger banks, North has the capacity to offer most financial products and services that its customers require.

During 2013, North Bank refreshed its brand and updated its company logo. The new brand line, Forever First®, symbolizes North Bank’s commitment to the people, businesses and communities who rely on North to be the best it can be. It is used in all North Bank’s branches, in print advertising and for its online presence. In certain North Carolina markets, television, radio and outdoor advertising share the North Bank brand story. North Bank has also developed two product bundles that are used to target specific customers. Your Family First was developed for financially-active families, while the Your Venture First package was developed for small business customers.

A substantial portion of North Bank’s revenue is derived from operations throughout North Carolina and Virginia, and in certain urban areas of Georgia, Florida, California and Texas. North Bank delivers products and services to its customers through its extensive branch network as well as online banking, telephone banking, mobile banking and various ATM networks. Business customers may conduct banking transactions through use of remote image technology.

North Bank seeks to meet the needs of both individuals and commercial entities in its market areas. Services offered at most offices include taking of deposits, cashing of checks and providing for individual and commercial cash needs; numerous checking and savings plans; commercial, business and consumer lending; a full-service trust department; and other activities incidental to commercial banking. North Bank’s wholly-owned subsidiary, First Citizens Investor Services, Inc. (“FCIS”), provides various investment products including annuities, discount brokerage services and third-party mutual funds to customers primarily through North Bank’s branch network. Other subsidiaries are not material to North’s consolidated financial position or to consolidated net income.

In prior years, North Bank provided processing and operational services to other banks. The scope of these services declined in 2012 due to client bank attrition, merger transactions involving client banks, and the conversion of certain clients to different systems, resulting in reduced revenues. In early 2013, North elected to sell nearly all processing service relationships to another servicer. Although North Bank provides processing services to South Bank, its largest client bank, the revenues generated from all other client banks significantly declined during 2013.

During July 2014, North purchased $25 million of FCB/SC Capital Trust II’s outstanding Trust Preferred Securities from an unaffiliated third party. North paid $23 million, plus unpaid accrued distributions on the securities for the current distribution period, for the Trust Preferred Securities. FCB/SC Capital Trust II is a trust subsidiary of South. The Trust Preferred Securities pay interest at a floating rate based on three month LIBOR plus 2.25 percent, reset quarterly, and mature on June 15, 2034. The securities represent preferred beneficial interests in a junior subordinated deferrable interest debenture in a like principal amount issued by South and held by FCB/SC Capital Trust II. Frank B. Holding, former Executive Vice Chairman and a former director of North and one of its stockholders, also is a shareholder, former Vice Chairman and a former director of South. Frank B. Holding, Jr., North’s Chairman and Chief Executive Officer, also is a shareholder and director of South. Members of the Holding family, including members who serve as directors and are in management positions with North, certain family entities, and other entities in which members of the Holding family are shareholders and serve as directors and/or officers, hold, in the aggregate, shares of North Class A common stock and North Class B common stock, and South voting common stock, representing more than 50% of the total votes entitled to be cast by all outstanding shares of both classes of North common stock and by all outstanding shares of South voting common stock, respectively. As a result, North historically has considered South and its subsidiaries to be related persons for purposes of North’s related person transaction approval policy. The Audit Committee of North’s board of directors reviewed and approved North’s purchase of the Trust Preferred Securities.

Additional information about North is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page (i) for a description of where you can find this information.

INFORMATION ABOUT SOUTH

Business of South and South Bank

Organization

South, headquartered in Columbia, South Carolina, is a bank holding company incorporated under the laws of South Carolina in 1982. South provides a full array of commercial and retail banking services through its wholly-owned bank subsidiary, South Bank, a South Carolina-chartered commercial bank with roots going back to The Homestead Bank (later renamed The Commercial Bank and Trust Company of South Carolina), which was organized in Columbia in 1913. In 1970, The Commercial Bank and Trust Company of South Carolina merged with the Citizens Bank of South Carolina and became First Citizens Bank and Trust Company, Inc. Over the next four decades, South Bank expanded its markets through acquisitions throughout South Carolina and Georgia, first entering the Georgia market in 2002 with the acquisition of Citizens Bank. South Bank’s most recent acquisitions, which were in 2009, 2010 and 2011, were FDIC-assisted acquisitions of Georgian Bank in Atlanta, Georgia, Williamsburg First National Bank in Kingstree, South Carolina and Atlantic Bank & Trust in Charleston, South Carolina. South Bank currently has 157 offices in 102 communities in South Carolina and 20 offices in 17 communities in Georgia.

South is a legal entity separate and distinct from South Bank. South coordinates the financial resources of the consolidated enterprise and thereby maintains financial, operations and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. South’s operating revenues and net income are derived primarily from cash dividends received from South Bank.

Deposit Services

South Bank’s deposit services include business and personal checking accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts, education savings accounts, health savings accounts, and other deposit services.

Lending

Commercial Lending

South Bank makes commercial real estate loans, generally secured by real estate in South Carolina or Georgia, to small and middle market businesses. Repayment of commercial real estate loans often depends on the successful operations and income stream of the borrowers, and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. South Bank’s underwriting criteria for commercial real estate loans include maximum loan-to-value ratios, debt coverage ratios, secondary sources of repayment, guarantor requirements, net worth requirements and quality of cash flow.

South Bank makes commercial and industrial loans to businesses, usually to provide working capital, expand physical assets or acquire assets. Commercial and industrial loans are generally limited to terms of five years or less. These loans are typically collateralized with a lien on commercial real estate or business assets and equipment, and a personal guarantee of the business owner is usually required. Commercial and industrial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. South Bank also makes commercial and industrial loans that are unsecured, but such loans are of short duration and made only to customers with demonstrated ability to pay.

Retail Lending

South Bank originates first and second mortgage loans for the acquisition, improvement or construction and development of residential and other properties. Residential real estate loans are secured by one-to-four family residential properties, primarily located in South Carolina and Georgia. South Bank originates mortgage loans at all branch locations, but uses a centralized processing location to reduce the underwriting risk. Mortgage loans may be fixed rate or adjustable rate. Fixed rate conforming mortgage loans are generally originated for resale into the secondary market on a servicing retained basis. The repayment of residential real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

South Bank also offers secured and unsecured, short-to-intermediate term loans and lines of credit, with floating and fixed interest rates for commercial, consumer and residential purposes. Consumer loans include, among others: car loans, home equity lines of credit, personal expenditure loans, education loans, overdraft lines of credit, and the like. Consumer loans tend to have a higher credit risk than residential mortgage loans because they may be secured by depreciable assets, or may be unsecured. South Bank’s consumer lending generally follows accepted industry standards, which include consideration of credit scores and debt to income ratios. South Bank also offers home equity lines of credit as a complement to one-to-four-family residential mortgage lending. The underwriting standards applicable to home equity credit lines are similar to those for one-to-four-family residential mortgage loans, except for slightly more stringent debt-to-income and credit score requirements.

Covered Loans

South Bank has also acquired loans in FDIC-assisted transactions (“covered loans”). Covered loans are generally consistent with the classes of commercial and retail loans discussed above. However, because these loans were acquired from the FDIC, they were underwritten by other institutions that may have had weaker lending standards. Therefore, there is a risk that the loans were not adequately supported by the paying capacity of the borrower or the values of underlying collateral at the time of origination. These loans were recorded at fair value at the date of acquisition, which includes an adjustment for credit deterioration and for the timing of cash flows. To the extent that the expected cash flows have decreased since the acquisition date, South Bank establishes an allowance for loan losses.

Concentrations of Credit and Monitoring of Credit Risk

South’s management believes South’s loan portfolio is adequately diversified. South’s management is not aware of any significant concentrations of loans made to any particular individuals, industries or groups of related individuals or industries, except for residential mortgage loans, commercial real estate loans, and construction and land development loans. The loan portfolio consists primarily of mortgage loans and extensions of credit to businesses and individuals in South Bank’s service areas within South Carolina and Georgia. The economy of these areas is diversified and does not depend on any single industry or group of related industries. South Bank does not make any foreign loans.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. South’s management has determined that there is no concentration of credit risk associated with its lending policies or practices with respect to these types of products and practices. Additionally, there are industry practices that could subject South to increased credit risk should economic conditions change over the course of a loan’s life. For example, South Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan’s being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, South’s management believes that these particular practices do not subject South to unusual credit risk.

Other Services

South Bank also has a trust department that offers a full range of trust services, including estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration.

South Bank’s wholly-owned subsidiary, First Citizens Securities Corporation, a registered broker-dealer, offers a full complement of brokerage, financial advisory and wealth management services. Wateree Life Insurance Company, also a wholly-owned subsidiary of South Bank, is a stock life insurance company domiciled in South Carolina that issues credit life insurance to South Bank’s customers.

South Bank also offers merchant banking services, cash management services, business retirement plan services, safe deposit boxes, business courier service, night depository service, electronic banking, mobile banking, VISA brand credit cards, tax deposits, and 24-hour automated teller machines.

Finally, through First Citizens Asset Management, Inc. (“FCAM”), a registered investment advisor currently registered with the SEC, South Bank provides investment advisory services to customers in its banking markets.

Employees

South does not have any employees. At June 30, 2014, South Bank employed a full-time staff of 1,530 and a part-time staff of 255 employees.

Competition

South Bank’s primary deposit markets are South Carolina and Georgia. Banks generally compete with other financial institutions through the products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. Commercial banking in South Carolina and Georgia is highly competitive. In addition to competing with commercial banks and savings and loan associations, in the conduct of certain areas of its business, South Bank also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restriction imposed upon South Bank.

The banking industry is significantly affected by prevailing economic conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, the housing industry and financial institutions. Deposits at banks are influenced by a number of economic factors, including interest rates, competing instruments, levels of personal income and savings, and the extent to which interest on retirement savings accounts is tax deferred. Lending activities are also influenced by a number of economic factors, including demand for and supply of housing, conditions in the construction industry, and availability of funds. Primary sources of funds for lending activities include savings deposits, income from investments, loan principal repayments, and proceeds from sales of loans to conventional participating lenders.

Supervision and Regulation

South and South Bank operate in a highly regulated environment, and their business activities are governed by statute, regulation, and administrative policies. Relevant information about the regulatory framework that applies to South and South Bank is provided below. This regulatory framework is intended primarily for the benefit and protection of South Bank’s depositors and the Deposit Insurance Fund of the FDIC (“DIF”), and not for the protection of South’s shareholders or creditors.

Financial institutions are being subjected to increased scrutiny and enforcement activity by state and federal banking agencies, the United States Department of Justice, the SEC, and other state and federal regulatory agencies. This increased scrutiny and enforcement activity entails significant potential increases in compliance requirements and associated costs.

The following discussion summarizes certain aspects of the laws and regulations that affect South and South Bank, and is qualified in its entirety by reference to such laws and regulations. Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, state legislatures, and before the various bank regulatory agencies, and such proposals have increased in the wake of the recent financial crisis. The likelihood and timing of any changes and the impact such changes might have on South and South Bank are difficult to determine. However, any change in applicable law or regulation could have a material effect on the business of South and South Bank.

General

As a financial holding company registered with the FRB under the Bank Holding Company Act (“BHCA”), South is subject to supervision, and to regular inspection by the FRB. South Bank is a state bank subject to regulation by the South Carolina State Board of Financial Institutions (“State Board”), the Georgia Department of Banking and Finance, and the FDIC. South is also subject to regulation by the State Board. South Bank is not a member of the Federal Reserve System (the “Federal Reserve”).

Under the BHCA, South’s activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits South from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. In making such determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

Additionally, the BHCA prohibits South from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

As noted above, South is also subject to regulation and supervision by the State Board. A South Carolina bank holding company must provide the State Board with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The State Board also may require such other information as is necessary to keep itself informed about whether the provisions of South Carolina law and the regulations and orders issued thereunder by the State Board have been complied with, and the State Board may examine any bank holding company and its subsidiaries.

Obligations of South to its Subsidiary Bank

A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the DIF in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the Federal Deposit Insurance Act (“FDIA”), and the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the “cross-guarantee” provisions of the FDIA require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in its best interest. The FDIC’s claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision gives depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of South Bank.

Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy Guidelines for Bank Holding Companies and State Banks

The various federal bank regulators, including the Federal Reserve and the FDIC have adopted risk-based and leverage capital adequacy guidelines for assessing bank holding company and bank capital adequacy. These standards define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. These guidelines were substantially revised in 2013 to increase the amounts of capital required. The revised requirements will be phased in beginning in 2015. See “—Basel Capital Standards” below.

Failure to meet capital guidelines could subject South Bank to a variety of enforcement remedies, ranging from, for example, a prohibition on the taking of brokered deposits to the termination of deposit insurance by the FDIC or the appointment of a receiver for South Bank.

The risk-based capital standards of both the Federal Reserve and the FDIC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agencies as a factor in evaluating a bank’s capital adequacy. The FRB also has issued additional capital guidelines for bank holding companies that engage in certain trading activities.

As set forth under the captions “—Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2013, 2012 and 2011” and “—Management’s Discussion and Analysis for Financial Condition and Results of Operations for the Quarter Ended March 31, 2014,” South and South Bank exceeded all applicable capital requirements at December 31, 2013 and March 31, 2014.

Payment of Dividends

Under South Carolina law, South is authorized to pay dividends such as are declared by its board of directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. However, South is a legal entity separate and distinct from South Bank, and the principal source of funds with which it can pay dividends to its shareholders is dividends it receives from South Bank and dividend and interest income on its investment securities portfolio. Therefore, South’s ability to pay dividends effectively is subject to the same limitations that apply to South Bank in general.

The payment of dividends by South Bank to South is subject to certain legal and regulatory limitations. The payment of dividends is authorized up to 100% of net income in any calendar year without obtaining the prior approval of the State Board, provided that the bank received a composite rating of one or two at the last examination conducted by its state or federal regulatory authority. Otherwise, specific approval is required from the State Board.

Under federal law, and as an insured bank, South Bank is prohibited from making any capital distributions, including paying a cash dividend, if it is, or after making the distribution it would become, “undercapitalized” as that term is defined in the FDIA. Additionally, if in the opinion of the FDIC an insured bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the FDIC may require, after notice and hearing, that the bank cease and desist from that practice. The federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The federal agencies have issued policy statements, which provide that insured banks generally should only pay dividends out of current operating earnings, and under the FDIA, no dividend may be paid by a FDIC-insured bank while it is in default on any assessment due the FDIC. The payment of dividends by South Bank also may be affected or limited by other factors, such as requirements that its regulators have authority to impose on it to maintain its capital above regulatory guidelines.

Certain Transactions by South with its Affiliates

Federal law regulates transactions among South and its affiliates, including the amount of South Bank’s loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

South Bank’s deposits are insured up to applicable limits by the DIF. The FDIC maintains the DIF by assessing depository institutions insurance premiums on FDIC insured institutions.

In November 2010, the FDIC approved a regulation, which was effective April 1, 2011, that implements a provision in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that changes the assessment base from one based on domestic deposits (as it had been since 1935) to one based on assets. The regulation changes the assessment base from adjusted domestic deposits to average consolidated total assets minus average tangible equity. Since the new base would be much larger than the current base, the FDIC will lower assessment rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. In December 2010, the FDIC voted to increase the required amount of reserves for the designated reserve ratio to 2.0%. The ratio is higher than the 1.35% set by the Dodd-Frank Act in July 2010 and is an integral part of the FDIC’s comprehensive, long-range management plan for the DIF.

Regulation of South Bank

As noted above, South Bank is subject to regulation and examination by the State Board, the Georgia Department of Banking and Finance and the FDIC. In addition, South Bank is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit laws and laws relating to branch banking. South Bank’s loan operations are also subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of South Bank are also subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services. South Bank is also subject to the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the USA Patriot Act, dealing with, among other things, requiring the establishment of anti-money laundering programs including standards for verifying customer information at account opening.

South Bank is also subject to the requirements of the Community Reinvestment Act, which imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution’s actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Other Safety and Soundness Regulations

Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”

A bank that is “undercapitalized” becomes subject to “prompt corrective action” provisions of the FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; prohibiting the acceptance of employee benefit plan deposits; restricting the growth of the bank’s assets and requiring prior approval of certain expansion proposals. A bank that is “significantly undercapitalized” is additionally subject to restrictions on compensation paid to senior management of the bank. A bank that is “critically undercapitalized” is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank, as well as a requirement that the bank be placed in receivership within 90 days in most cases. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

Brokered Deposits. Under current FDIC regulations, “well capitalized” banks may accept brokered deposits without restriction, “adequately capitalized” banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while “undercapitalized” banks may not accept brokered deposits. The regulations provide that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions described in the previous paragraph.

Interstate Banking

Under federal law, South and any other adequately capitalized bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws, but interstate branching is permitted to the same extent it would be permitted under state law if the branching bank’s home office were located in the state in which the branch will be located.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act (the “GLB Act”) expanded the activities in which a bank holding company and a bank can engage through affiliations created under a holding company structure or through a financial subsidiary if certain conditions are met. Significantly, the permitted financial activities for financial holding companies (which South elected to become) include authority to engage in merchant banking and insurance activities, including insurance portfolio investing. The GLB Act also established a minimum federal standard of privacy to protect the confidentiality of a consumer’s personal financial information and gives the consumer the power to choose how personal financial information may be used by financial institutions. The regulations adopted pursuant to the GLB Act govern the consumer’s right to opt-out of further disclosure of nonpublic personal financial information and require South Bank to provide initial and annual privacy notices. The GLB Act and regulations also required South Bank to develop and maintain a comprehensive plan for the safeguarding of customer information which encompasses all aspects of South Bank’s technological environment, business practices, and facilities.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act, adopted in 2010, significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act has had, and will continue to have, extensive effects on all financial institutions, and includes provisions that will affect how banks, and bank holding companies will be regulated in the future. The Dodd-Frank Act includes changes to the financial regulatory systems, enhanced bank capital requirements, creates the Financial Stability Oversight Council, provides for mortgage reform provisions regarding a customer’s ability to repay, changes the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, makes permanent the $250,000 limit for federal deposit insurance, implements corporate governance requirements for public companies with regard to executive compensation including providing shareholders the right to vote on executive compensation, repeals the federal prohibitions on the payment of interest on demand deposits, and amends the Electronic Funds Transfer Act to give the Federal Reserve the authority to establish rules regarding interchange fees charged for electronic debit transactions, among other measures. The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which has been given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting originator compensation, minimum repayment standards, and pre-payments.

The Dodd-Frank Act requires regulatory agencies to implement new regulations that establish the parameters of the new regulatory framework and provide a clearer understanding of the legislation’s effect on banks. South continues to evaluate proposed and final regulations related to the Dodd-Frank Act as they are implemented in order to determine the impact each will have on current and future operations. The majority of the resulting regulations affecting South have been implemented, and South has experienced a moderate loss of income associated with debit transactions and moderate increased compliance costs associated with other provisions of the Dodd-Frank Act.

Basel Capital Standards

In December 2010, the Basel Committee on Banking Supervision (the “BCBS”), an international forum for cooperation on banking supervisory matters, announced the “Basel III” capital standards, which substantially revised the existing capital requirements for banking organizations. Modest revisions were made in June 2011. The Basel III standards operate in conjunction with portions of standards previously released by the BCBS and commonly known as “Basel II” and “Basel 2.5.” On June 7, 2012, the Federal Reserve, FDIC, and the Office of the Comptroller of the Currency (the “OCC”) requested comment on these proposed rules that, taken together, would implement the Basel regulatory capital reforms through what is referred to herein as the “Basel III capital framework.”

On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the FDIC adopted the same provisions in the form of an “interim” final rule. The rule will apply to all national and state banks and savings associations and most bank holding companies (including South and South

Bank) and savings and loan holding companies, which are collectively referred to herein as “covered” banking organizations. The requirements in the rule begin to phase in on January 1, 2015 for covered banking organizations such as South and South Bank. The requirements in the rule will be fully phased in by January 1, 2019.

The rule imposes higher risk-based capital and leverage requirements for depository institutions, including bank holding companies with consolidated assets of $500 million or more (such as South), than those currently in place. Specifically, the rule imposes the following minimum capital requirements:

•	a new common equity Tier 1 risk-based capital ratio of 4.5%;

•	a Tier 1 risk-based capital ratio of 6% (increased from the current 4% requirement);

•	a total risk-based capital ratio of 8% (unchanged from current requirements); and

•	a leverage ratio of 4% (currently 3% for depository institutions with the highest supervisory composite rating and 4% for other depository institutions).

Under the rule, Tier 1 capital is redefined to include two components: Common Equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as non-cumulative perpetual preferred stock. The rule permits bank holding companies with less than $15 billion in total consolidated assets to continue to include trust preferred securities and cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not in Common Equity Tier 1 capital, subject to certain restrictions. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets.

The current capital rules require certain deductions from or adjustments to capital. The final rule retains many of these deductions and adjustments and also provides for new ones. As a result, deductions from Common Equity Tier 1capital will be required for goodwill (net of associated deferred tax liabilities); intangible assets such as non-mortgage servicing assets and purchased credit card relationships (net of associated deferred tax liabilities); deferred tax assets that arise from net operating loss and tax credit carryforwards (net of any related valuations allowances and net of deferred tax liabilities); any gain on sale in connection with a securitization exposure; any defined benefit pension fund net asset (net of any associated deferred tax liabilities) held by a bank holding company (this provision does not apply to a bank or savings association); the aggregate amount of outstanding equity investments (including retained earnings) in financial subsidiaries; and identified losses. Other deductions will be necessary from different levels of capital.

Additionally, the final rule provides for the deduction of three categories of assets: (i) deferred tax assets arising from temporary differences that cannot be realized through net operating loss carrybacks (net of related valuation allowances and of deferred tax liabilities), (ii) mortgage servicing assets (net of associated deferred tax liabilities) and (iii) investments in more than 10% of the issued and outstanding common stock of unconsolidated financial institutions (net of associated deferred tax liabilities). The amount in each category that exceeds 10% of Common Equity Tier 1 capital must be deducted from Common Equity Tier 1 capital. The remaining, non-deducted amounts are then aggregated, and the amount by which this total amount exceeds 15% of Common

Equity Tier 1 capital must be deducted from Common Equity Tier 1 capital. Amounts of minority investments in consolidated subsidiaries that exceed certain limits and investments in unconsolidated financial institutions may also have to be deducted from the category of capital to which such instruments belong.

Accumulated other comprehensive income (“AOCI”) is presumptively included in Common Equity Tier 1 capital and often would operate to reduce this category of capital. The final rule provides a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI. The final rule also has the effect of increasing capital requirements by increasing the risk weights on certain assets, including high volatility commercial real estate, mortgage servicing rights not includable in Common Equity Tier 1 capital, equity exposures, and claims on securities firms, that are used in the denominator of the three risk-based capital ratios.

The ultimate impact of the rule on South and South Bank is currently being reviewed and is dependent upon when certain requirements of the rule will be fully phased in. While the rule contains several provisions that would affect the mortgage lending business, at this point South cannot determine the ultimate effect that the rule will have upon earnings or financial position.

Volcker Rule

Section 619 of the Dodd-Frank Act, known as the “Volcker Rule,” prohibits any bank, bank holding company, or affiliate (referred to collectively as “banking entities”) from engaging in two types of activities: “proprietary trading” and the ownership or sponsorship of private equity or hedge funds that are referred to as “covered funds.” On December 10, 2013, South and South Bank’s primary federal regulators, the Federal Reserve Board and the FDIC, together with other federal banking agencies and the SEC and the Commodity Futures Trading Commission, finalized a regulation to implement the Volcker Rule. The deadline for compliance with the Volcker Rule is July 21, 2015. At December 31, 2013, South has evaluated its securities portfolio and has determined that it does not hold any covered funds.

Proprietary trading includes the purchase or sale as principal of any security, derivative, commodity future, or option on any such instrument for the purpose of benefitting from short-term price movements or realizing short-term profits. Exceptions apply, however. Trading in U.S. Treasuries, obligations or other instruments issued by a government sponsored enterprise, state or municipal obligations, or obligations of the FDIC, is permitted. A banking entity also may trade for the purpose of managing its liquidity, provided that it has a bona fide liquidity management plan. Trading activities as agent, broker or custodian; through a deferred compensation or pension plan; as trustee or fiduciary on behalf of customers; in order to satisfy a debt previously contracted; or in repurchase and securities lending agreements are permitted. Additionally, the Volcker Rule permits banking entities to engage in trading that takes the form of risk-mitigating hedging activities.

The covered funds that a banking entity may not sponsor or hold an ownership interest in are, with certain exceptions, funds that are exempt from registration under the Investment Company Act of 1940 because they either have 100 or fewer investors or are owned exclusively by “qualified investors” (generally, high net worth individuals or entities). Wholly owned subsidiaries, joint ventures and acquisition vehicles, foreign pension or retirement funds, insurance company separate accounts (including bank-owned life insurance), public welfare investment funds, and entities formed by the FDIC for the purpose of disposing of assets are not covered funds, and a bank may invest in them. Most securitizations also are not treated as covered funds.

The regulation as issued on December 10, 2013, treated collateralized debt obligations backed by trust preferred securities as covered funds and accordingly subject to divestiture. In an interim final rule issued on January 14, 2014, the agencies exempted from the Volcker Rule prohibition those collateralized debt obligations (“CDOs”) issued before May 19, 2010, that were backed by trust preferred securities issued before the same date by a bank with total consolidated assets of less than $15 billion or by a mutual holding company and that the bank holding the CDO interest had purchased before December 10, 2013. This exemption does not extend to CDOs backed by trust-preferred securities issued by an insurance company.

Legislative Proposals

Proposed legislation which could significantly affect the business of banking is introduced in Congress and the legislatures of South Carolina and Georgia from time to time. For example, numerous bills are pending in Congress and the South Carolina Legislature to provide various forms of relief to homeowners from foreclosure of mortgages as a result of publicity surrounding economic problems resulting from subprime mortgage lending and the economic adjustments in national real estate markets. Broader problems in the financial sector of the economy which became apparent in 2008 have led to numerous calls for legislative restructuring of the regulation of the sector. Management of South cannot predict the future course of such legislative proposals or their impact on South and South Bank should they be adopted.

Fiscal and Monetary Policy

Banking is a business that depends to a large extent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of South and South Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on South and South Bank cannot be predicted.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2013, 2012 and 2011

Management’s discussion and analysis of earnings and related financial data is presented to assist in understanding the financial condition and results of operations of South and its subsidiaries. This discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes included in this joint proxy statement/prospectus. Intercompany accounts and transactions have been eliminated. Although certain amounts for prior years have been reclassified to conform to statement presentations for 2013, the reclassifications have no material effect on stockholders’ equity or net income as previously reported. Unless otherwise noted, for purposes of this section, “South” refers to the consolidated financial position and consolidated results of operations for South.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this discussion and in the discussion for the quarter ended March 31, 2014 that follows that are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential,” and other similar words and expressions of the future identify forward-looking statements. We caution readers that forward-looking statements, including without limitation, those relating to South’s future business prospects, revenues, working capital, adequacy of the allowance for loan losses, liquidity, capital needs, interest costs, income, new offices, and the economy, are subject to certain risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, due to several important factors identified in this Management’s Discussion and Analysis, among others.

These forward-looking statements are based on South’s current expectations, estimates and projections about South’s industry, South management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, objectives, goals, anticipations, and intentions concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

•	future economic and business conditions;

•	pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets;

•	the financial success or changing strategies of customers;

•	lack of sustained growth and disruptions in the economies of South’s market areas, including, but not limited to, falling real estate values and increasing levels of unemployment;

•	government monetary and fiscal policies;

•	the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;

•	the effects of credit rating downgrades on the value of investment securities issued or guaranteed by various governments and government agencies, including the United States of America;

•	credit risks;

•	higher than anticipated levels of defaults on loans;

•	perceptions by depositors about the safety of their deposits;

•	the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;

•	changes in assumptions underlying valuation allowances on deferred tax assets;

•	changes in assumptions underlying, or accuracy of, analyses relating to other-than-temporary impairment of assets;

•	accuracy of fair value measurements and the methods and assumptions used to estimate fair value;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of South management’s assessment of goodwill impairment;

•	the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;

•	changes in requirements of regulatory authorities;

•	changes in laws and regulations, including tax, banking and securities laws and regulations and deposit insurance assessments;

•	changes in accounting policies, rules and practices;

•	changes in technology or products that may be more difficult or costly to implement, or less effective, than anticipated;

•	cybersecurity risk related to South’s dependence on internal security systems and the technology of outside service providers, as well as the potential impacts of third party security breaches;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence;

•	loss of consumer or investor confidence; and

•	other factors and information described in this discussion.

Table 1

Financial Summary and Selected Average Balances and Ratios

	2013	2012	2011	2010	2009
	(dollars in thousands, except share data)
SUMMARY OF OPERATIONS
Interest income	$225,329	$252,606	$287,862	$334,261	$332,746
Interest expense	21,814	29,935	47,600	81,861	98,902

Net interest income	203,515	222,671	240,262	252,400	233,844
Provision for loan losses	8,054	20,066	23,558	56,856	74,556

Net interest income after provision for loan losses	195,461	202,605	216,704	195,544	159,288
Gains on acquisitions	—	—	—	—	107,903
Noninterest income	130,991	135,364	111,991	157,684	117,462
Noninterest expense	258,024	254,433	250,502	246,272	225,119

Income before income taxes	68,428	83,536	78,193	106,956	159,534
Income taxes	23,425	29,701	27,416	38,350	58,514

Net income	$45,003	$53,835	$50,777	$68,606	$101,020

Net interest income, taxable equivalent	$204,479	$223,842	$241,659	$254,070	$235,319

PER SHARE DATA
Net income	$65.62	$63.97	$59.91	$80.87	$118.91
Cash dividends	1.40	3.40	1.40	1.40	1.40
Market price at period end	674.32	499.91	407.79	505.96	401.96
Book value at period end	1,097.19	1,023.71	876.46	815.63	729.26

SELECTED PERIOD AVERAGE BALANCES
Total assets	$8,275,077	$8,229,993	$8,370,956	$8,606,520	$7,454,477
Investment securities	1,729,596	1,529,157	1,522,273	1,336,111	1,251,332
Loans and leases:
Acquired	222,676	354,222	450,377	667,216	244,589
Originated	4,154,179	4,099,309	4,229,383	4,533,226	4,853,234
Interest-earning assets	7,556,257	7,420,460	7,446,029	7,494,705	6,725,126
Deposits	7,076,807	6,950,571	7,105,433	7,353,469	6,263,728
Interest-bearing liabilities	5,633,836	5,738,951	6,172,119	6,604,183	5,803,181
Long-term debt	202,268	204,392	208,695	267,692	286,215
Stockholders’ equity	$722,837	$766,601	$721,670	$661,560	$551,848
Shares outstanding	683,293	838,625	844,884	846,292	848,125

SELECTED PERIOD-END BALANCES
Total assets	$8,374,101	$8,236,484	$8,153,895	$8,425,723	$8,436,868
Investment securities	2,000,022	1,606,149	1,575,540	1,452,878	1,298,353
Loans and leases:
Acquired	174,203	282,335	438,907	523,305	872,753
Originated	4,343,506	4,079,574	4,134,347	4,386,379	4,705,296
Interest-earning assets	7,594,532	7,447,106	7,300,760	7,357,259	7,413,823
Deposits	7,191,569	7,042,865	6,875,909	7,184,208	7,204,717
Interest-bearing liabilities	5,554,043	5,687,937	5,851,180	6,372,070	6,590,502
Long-term debt	203,278	203,176	208,694	208,593	308,492
Stockholders’ equity	$749,701	$699,494	$740,498	$689,921	$618,177
Shares outstanding (voting and non-voting)	683,293	683,293	844,871	845,871	847,680

	2013	2012	2011	2010	2009
SELECTED RATIOS AND OTHER DATA
Rate of return on average assets	0.54%	0.65%	0.61%	0.80%	1.36%
Rate of return on average stockholders’ equity	6.23	7.02	7.04	10.37	18.31
Net yield on interest-earning assets (taxable equivalent)	2.69	3.00	3.23	3.37	3.48
Allowance for loan losses to total loans and leases	1.21	1.44	1.55	1.67	1.61
Allowance for loan losses to total loans and leases (excluding acquired loans)	1.26	1.54	1.72	1.88	1.90
Net charge-offs to average loan and leases	0.37	0.63	0.74	1.25	1.12
Net charge-offs to average loans and leases (excluding acquired loans)	0.38	0.65	0.76	0.86	1.02
Nonperforming assets to total assets (excluding acquired loans and covered real estate owned)	1.49	1.83	2.20	2.05	1.58
Tier 1 risk-based capital ratio	15.53	15.33	15.50	13.33	10.94
Total risk-based capital ratio	17.41	17.69	18.21	16.29	14.09
Leverage capital ratio	8.32	7.78	8.12	7.28	6.50
Dividend payout ratio	2.13	5.31	2.34	1.73	1.18
Equity to assets ratio	8.74	9.31	8.62	7.69	7.40
Average loans and leases to average deposits	61.85	64.07	65.86	70.72	81.39

Average loan and lease balances include nonaccrual loans and leases.

Critical Accounting Policies

The accounting and reporting policies of South are in accordance with GAAP and conform to general practices within the banking industry. South’s financial position and results of operations are affected by management’s application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in South’s consolidated financial position and/or consolidated results of operations. The more critical accounting and reporting policies include South’s accounting for the allowance for loan losses, fair values of acquired assets and assumed liabilities, loss estimates and estimated cash flows related to acquired loans and other real estate owned which are covered under loss sharing agreements with the FDIC, valuation of goodwill and intangible assets, benefit plan obligations and related expenses, and income tax related items. Significant accounting policies are discussed in Note 1 of the audited consolidated financial statements.

The following is a summary of South’s critical accounting policies that are material to the consolidated financial statements and are highly dependent on estimates and assumptions.

Allowance for loan losses. The allowance for loan losses (ALL) is management’s estimate of probable credit losses inherent in South’s loan portfolio at the balance sheet date. South determines the allowance for loan losses based on an ongoing estimation process. This estimation process is inherently subjective, as it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans and losses incurred as of the balance sheet date in South’s loan portfolio. Those estimates may be susceptible to significant change. Increases to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on an independent estimation process. All components of the allowance for loan losses represent estimates based on data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends, recent loan loss experience, collateral type, loan volumes, seasoning of the loan portfolio, economic conditions, and the findings of internal credit quality assessments and results from external bank regulatory examinations. All impaired commercial and consumer loans in excess of $500 thousand are analyzed for specific reserves on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan losses, future adjustments may become necessary if conditions differ substantially from the assumptions used in making the estimates. In addition, regulatory examiners may require adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Such adjustments to original estimates, as necessary, are made and reflected in the financial results in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

In the fourth quarter of 2013, South enhanced its loan loss methodology for its identified homogenous commercial and retail loan pools. South changed from a four quarter rolling average to an eight quarter rolling average for determining its historical loss rates used in the allowance for loan losses calculation for each pool. Given that credit quality trends have stabilized over the past three years, management believes that using a longer historical loss period to estimate loan losses is more reflective of the current lending cycle. The change in methodology resulted in an increase of approximately $4.2 million to South’s allowance for loan losses.

Acquired loans are recorded at fair value at the acquisition date based upon estimated cash flows discounted at the effective date. Amounts deemed uncollectible at the acquisition date become part of the fair value calculation and are excluded from the ALL. Following acquisition, South routinely reviews acquired loans to determine if changes in estimated cash flows have occurred. Subsequent decreases in the amount expected to be collected may result in a provision for loan losses with a corresponding increase in the ALL and a charge-off. Subsequent increases in the amount expected to be collected result in a reversal of any previously recorded provision for loan losses and related ALL, if any, or prospective adjustment to the accretable yield if no provision for loan losses had been recorded. Proportional adjustments are also recorded to the FDIC receivable for acquired loans if the timing of the projected loss will result in the loss being covered by loss share agreements.

Management continuously monitors and actively manages the credit quality of the entire loan portfolio and recognizes provision expense to maintain the allowance at an appropriate level. Specific allowances for impaired loans are determined by analyzing estimated cash flows discounted at a loan’s original rate or collateral values in situations where South believes repayment is dependent on collateral liquidation. Substantially all impaired loans are collateralized by real property.

Management considers the established ALL adequate to absorb losses that relate to loans and leases outstanding at December 31, 2013, although future additions may be necessary based on changes in economic conditions, collateral values, erosion of the borrower’s access to liquidity and other factors. If the financial condition of borrowers were to deteriorate, resulting in an impairment of their ability to make payments, South’s estimates would be updated and additions to the ALL may be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the ALL. These agencies may require the recognition of additions to the ALL based on their judgments of information available to them at the time of their examination.

Receivable from the FDIC for loss share agreements. The FDIC receivable for loss sharing agreements is measured and reported separately from the related covered loans and other real estate owned acquired as it is not contractually embedded in the assets covered by the loss sharing agreements and is not transferable should the assets be sold. A receivable from the FDIC is recorded based on the estimated losses on the covered loans and other real estate owned acquired using the applicable loss share percentages and the estimated true-up payment at the expiration of the loss sharing agreements. The loss share percentages and the true-up payment are specified and described in the loss sharing agreements with the FDIC as applicable. The FDIC receivable is recorded at the present value of the estimated cash flows at the date of the respective acquisition and is reviewed and updated prospectively as loss estimates related to covered loans and other real estate acquired through foreclosure change. Most third party expenses on other real estate owned and loans are covered under the loss sharing agreements and the cash flows from the reimbursable portion are included in the estimate of cash flows. The FDIC receivable is reviewed and updated prospectively as loss estimates related to indemnified assets change and as reimbursements are received or are expected to be received from the FDIC, with any adjustments recorded as charges or credits to noninterest income.

Pension plan assumptions. South offers a defined benefit pension plan to qualifying employees. In 2007, South approved an amendment to the pension plan to provide that any employee who is hired or rehired on or after September 1, 2007 will not be eligible to participate in the pension plan. The calculation of the benefit obligation, the future value of plan assets, funded status and related pension expense under the pension plan requires the use of actuarial valuation methods and assumptions. The valuations and assumptions used to determine the future value of plan assets and liabilities are subject to management judgment and may differ significantly depending upon the assumptions used. The discount rate used to estimate the present value of the benefits to be paid under the pension plan reflects the interest rate that could be obtained for a suitable investment used to fund the benefit obligation. For the calculation of pension expense, the assumed discount rate equaled 4.35% during 2013, and 5.25% during 2012. At December 31, 2013, South increased the assumed discount rate on its pension liability to 5.10% due to higher long-term interest rates. This rate increase reduced South’s calculated benefit obligation as of December 31, 2013, and will lower the 2014 pension expense.

South also estimates a long-term rate of return on pension plan assets that is used to estimate the future value of plan assets. South considers such factors as the actual return earned on plan assets, historical returns on the various asset classes in the plan and projections of future returns on various asset classes. The calculation of pension expense was based on an assumed expected long-term return on plan assets of 8.00% during 2013 and 2012.

The assumed rate of future compensation increases is reviewed annually based on actual experience and future salary expectations. South used an assumed rate of compensation increase of 3.00% to calculate pension expense during 2013 and 2012. Assuming other variables remain unchanged, an increase in the rate of future compensation increases results in higher pension expense for periods following the increase.

Goodwill. Goodwill represents the cost in excess of the fair value of net assets acquired in transactions considered business combinations and is not amortized but is assessed for impairment. Goodwill recorded in purchase acquisitions is subject to periodic impairment tests requiring estimates of fair value. South reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill exceeds its fair value.

Income taxes. South recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment.

Executive Overview

South is a one-bank financial holding company whose principal subsidiary is South Bank. South Bank offers a complete array of commercial and retail banking services through its 160 offices in 102 communities in South Carolina and 20 offices in 17 communities in Georgia. South Bank provides a full range of financial services including deposit acceptance, corporate cash management, IRA plans, trust services and secured and unsecured loans. Trust services provides estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. South Bank also originates and services mortgage loans and provides financing for small businesses. First Citizens Securities Corporation, a wholly-owned subsidiary of South Bank, is a registered broker-dealer in securities that provides investment services, including sales of annuities and third party mutual funds.

South has traditionally focused on acquisitions and leveraging its extensive branch network for growth. Beginning in 2009, leveraging on its strong capital and liquidity positions, South participated in three FDIC-assisted transactions involving distressed financial institutions. Each of the FDIC-assisted transactions include loss share agreements that give rise to indemnification assets that protect South from a substantial portion of the credit and asset quality risk it would otherwise incur. Under GAAP, acquired assets, assumed liabilities and the indemnification assets are recorded at their fair values as of the acquisition date. Subsequent to the acquisition dates, the amortization and accretion of premiums and discounts, the recognition of post-acquisition improvement and deterioration and the related accounting for the loss share agreements with the FDIC have contributed to income statement volatility. During 2013, in the aggregate, the net impact of assets acquired in the FDIC-assisted transactions has been favorable to current earnings, with recoveries of amounts previously charged off, the reversal of previously-identified impairment and accretion income. See further discussion under “—FDIC-Assisted Transactions” and Table 4.

South continues to experience downward pressure on net interest income resulting from the low interest rate environment. Improvement in economic conditions contributed to originated loan growth during 2013. Over the past three years, low interest rates and the competitive lending environment led to declining originated loan balances and have narrowed the net interest margin.

Improving economic conditions and favorable real estate prices contributed to significant credit quality improvement during 2013. Charge-offs among both acquired and originated loans declined during 2013, and nonperforming assets and delinquencies declined from 2012 and 2011. Despite these improvements, certain financially-distressed customers continue to experience difficulty meeting their debt service obligations.

Financial institutions continue to face challenges resulting from implementation of legislative and governmental reforms to stabilize the financial services industry and provide added consumer protection. In July 2013, bank regulatory agencies approved new global regulatory capital guidelines (Basel 3) aimed at strengthening existing capital requirements for bank holding companies through a combination of higher minimum capital requirements, new capital conservation buffers and more conservative definitions of capital and balance sheet exposure. South will be subject to the requirements of Basel 3 effective January 1, 2015, subject to a transition period for several aspects of the rule. Table 2 discloses the published minimum and well-capitalized requirements for the transitional period beginning during 2016 and the fully-phased-in requirements that become effective during 2019. As of December 31, 2013, South’s tier 1 common equity ratio was 12.9 percent, compared to the fully-phased in well-capitalized minimum of 9.0 percent, which includes the 2.5 percent minimum conservation buffer.

Table 2

Basel 3 Capital Requirements

Basel 3 final rules	Basel 3 minimum requirement 2016	Basel 3 well capitalized 2016	Basel 3 minimum requirement 2019	Basel 3 well capitalized 2019
Leverage ratio	4.00%	5.00%	4.00%	5.00%
Common equity tier 1	4.50	6.50	4.50	6.50
Common equity plus conservation buffer	5.13	7.13	7.00	9.00
Tier 1 capital ratio	6.00	8.00	6.00	8.00
Total capital ratio	8.00	10.00	8.00	10.00
Total capital ratio plus conservation buffer	8.63	10.63	10.50	12.50

Earnings Summary

Net income for the year ended December 31, 2013 and 2012 was $45.0 million and $53.8 million, respectively. Net income per common share was $65.62 and $63.97, respectively. The $8.8 million decrease in net income was primarily due to a $19.2 million decline in net interest income, a $3.6 million increase in noninterest expense and a $4.4 million decrease in noninterest income, partially offset by a $12.0 million decrease in provision expense.

Net interest income decreased $19.2 million, or 8.60%, from $222.7 million in 2012 to $203.5 million in 2013. The taxable-equivalent net yield on interest-earning assets decreased by 31 basis points from 3.00% in 2012 to 2.69% in 2013. The lower net interest margin was primarily due to loan yields declining faster than the decline in deposit costs. See further discussion under “—Net Interest Income” and Table 12.

Provision expense decreased by $12.0 million from $20.1 million in 2012 to $8.1 million in 2013. The net charge-off ratio declined from 0.63% in 2012 to 0.37% in 2013 representing a $12.0 million decline in net charge-offs. See further discussion under “—Allowance for Loan Losses” and Table 23.

Noninterest income decreased by $4.4 million from $135.4 million in 2012 to $131.0 million in 2013. The most significant components of the $4.4 million decrease were a $7.2 million decrease in gain on sale of investment securities, a $4.2 million decrease in mortgage income and a $2.6 million decrease in loss share income, partially offset by a $4.7 million increase in cardholder and merchant income and a $3.3 million increase in commissions and fees from fiduciary activities. See further discussion under “—Noninterest income” and Table 14.

Noninterest expense increased by $3.6 million to $258.0 million in 2013 from $254.4 million during 2012. The most significant components of the $3.6 million increase were a $3.7 million increase in salaries and employee benefits, a $3.5 million increase in bankcard processing fees, and a $2.3 million increase in data processing fees, partially offset by a $2.4 million decrease in professional services, a $1.9 million decrease in other general and administrative expenses, and a $1.2 million decrease in FDIC deposit insurance expense. See further discussion under “—Noninterest expense” and Table 15.

Return on average stockholders’ equity and average assets are key measures of earnings performance. Return on average stockholders’ equity for the years ended December 31, 2013 and December 31, 2012 was 6.23% and 7.02%, respectively. Return on average assets for the years ended December 31, 2013 and December 31, 2012 was 0.54% and 0.65%, respectively.

FDIC-Assisted Transactions

FDIC-assisted transactions provided South significant growth opportunities from 2009 through 2011 and have provided significant contributions to results of operations. These transactions allowed South to increase its presence in existing markets and to expand its banking presence to adjacent markets. Each of the FDIC-assisted transactions included loss share agreements that, for the term of the loss share agreement, protect South from a substantial portion of the credit and asset quality risk it would otherwise incur. Assets and loans acquired in these transactions are referred to as “covered assets” or “covered loans.”

Balance sheet impact. Table 3 provides information regarding the three FDIC-assisted transactions consummated during 2011, 2010 and 2009.

Table 3

FDIC-Assisted Transactions

Entity	Date of transaction	Fair value of loans acquired
		(dollars in thousands)
Atlantic Bank and Trust (“ABT”)	June 3, 2011	$112,238
Williamsburg First National Bank (“WFNB”)	July 23, 2010	55,054
Georgian Bank (“Georgian”)	September 25, 2009	979,485

Total		$1,146,777

Carrying value of acquired loans as of December 31, 2013		$174,203

Income statement impact. The Georgian FDIC-assisted transaction created an acquisition gain recognized at the time of the respective transaction while the ABT and WFNB FDIC-assisted transactions created goodwill.

The various components of net income impacted by accounting for loss sharing agreements are provided in Table 4. During 2013, declines in interest income and noninterest income were partially offset by lower provision for loan losses. Decreases in the income statement components since 2010 were driven by continuing loan payoffs and resolutions in the acquired loan portfolio. The 2009 results reflect a partial year related to the Georgian transaction. Due to various factors that affect income or expense related to acquired loans recognized in a given period, these components of net income are not easily predictable for future periods. Variations among these items may affect the comparability of various components of net income.

Table 4

Income Statement Impact of Loss Sharing Agreements

	For the years ended December 31
	2013	2012	2011	2010	2009
	(dollars in thousands)
Interest income	$9,400	$9,834	$16,960	$29,269	$8,588
Provision expense	517	1,780	2,545	25,199	8,392
Noninterest income	4,384	7,033	12,788	50,634	15,772

Interest income on acquired loans subject to loss sharing agreements is generally derived from two sources. The first source is from accretion of a liquidity discount (accretable yield) over the estimated remaining life of the loans at the time of acquisition. The second source is from reclassification of a non-accretable difference (initially applied to acquired impaired loans) to accretable yield where cash flows are expected to increase or have increased from the original estimates. Interest income has decreased since 2010 as acquired loans balances are repaid.

The amount of accretable yield related to acquired loans changes when the estimated cash flows expected to be collected change. The recognition of accretion income, which is included in interest income, may be accelerated in the event of unscheduled payments and various other post-acquisition events. For 2013, accretion income on acquired loans equaled $2.4 million, compared to $5.4 million during 2012 and $9.0 million in 2011. Accretion income continues to decline as acquired loan balances are repaid.

Total provision expense related to acquired loans has decreased each year since 2010 primarily due to improving economic and real estate conditions and a decline in acquired loan balances.

Noninterest income has declined since 2010 primarily due to the following factors: a) lower accretion income related to the discount on the FDIC receivable and b) lower levels of indemnification credits to noninterest income as covered loan losses and resolution expenses have substantially declined over the last three years.

Expenses related to personnel supporting South’s acquired loan portfolio, facility and equipment costs, and expenses associated with collection and resolution of acquired loans as well as all income and expenses associated with OREO property covered under loss share agreements are not segregated from corresponding expenses related to originated assets.

Receivable from FDIC for loss share agreements. The components of the receivable from the FDIC for loss share agreements are provided in Table 5. The timing of expected losses on acquired assets is monitored by management to ensure that losses will be submitted for reimbursement by the FDIC during the respective loss share terms.

Table 5

Loss Share Provisions for FDIC-Assisted Transactions

	Fair value at acquisition date	Losses/expenses incurred through 12/31/2013	Cumulative amount reimbursed by FDIC through 12/31/2013	Carrying value at December 31, 2013	Current portion of receivable due from (to) FDIC for 12/31/2013 filings
Entity				Net Receivable from FDIC
		(dollars in thousands)
ABT – combined losses	$14,531	$18,183	$11,961	$5,768	$2,348
WFNB – combined losses	6,225	7,824	4,684	2,964	486
Georgian – combined losses	279,310	918,164	487,283	2,740	(4,589)

Total	$300,066	$944,171	$503,928	$11,472	$(1,755)

•	Each FDIC-assisted transaction has a separate loss share agreement for Single-Family Residential loans (SFR) and non-Single-Family Residential loans (NSFR).

•	For ABT, combined losses are covered at 80 percent. The loss share agreements expire on June 3, 2016 for all ABT NSFR covered assets, and on June 3, 2021 for the SFR covered assets.

•	For WFNB, combined losses are covered at 80 percent. The loss share agreements expire on July 23, 2015 for all WFNB NSFR covered assets, and on July 23, 2020 for the SFR covered assets.

•	For Georgian, combined losses are covered at 80 percent incurred between $326.99 million and $853.00 million and 95 percent for losses above $853.00 million. The loss share agreements expire on September 25, 2014 for all Georgian NSFR covered assets and on September 25, 2019 for the SFR covered assets.

•	Fair value at acquisition date represents the initial fair value of the receivable from FDIC, excluding the payable to FDIC.

Interest-Earning Assets

Interest-earning assets include loans and leases, investment securities and interest bearing balances with other banks, all of which reflect varying interest rates based on the risk level and repricing characteristics of the underlying asset. Riskier investments typically carry a higher interest rate but expose South to higher levels of market risk.

South has historically focused on maintaining high-asset quality, which results in a loan and lease portfolio subjected to strenuous underwriting and monitoring procedures. South’s focus on asset quality also influences the composition of the investment securities portfolio. At December 31, 2013, U.S. government treasury and agency securities represented 57.4% of investment securities available-for-sale, compared to mortgage-backed securities, which represented 38.1% of the portfolio. The balance of the available-for-sale portfolio includes common stock of other financial institutions, municipal securities and a preferred stock issued by another financial institution. Overnight investments are with the Federal Reserve Bank and other financial institutions.

Average interest earning assets were $7.56 billion in 2013, up from $7.42 billion in 2012 and $7.45 billion in 2011.

The $25.6 million decrease in average interest earning assets from 2011 to 2012 was primarily due to declines in acquired and originated loans, partially offset by an increase in interest bearing balances with other banks. The decline in originated loans was due to low loan demand and the decline in acquired loans was due to payments, charge-offs and foreclosures.

The $135.8 million increase in average interest earning assets from 2012 to 2013 was primarily due to increases in originated loans and investment securities, partially offset by a decline in acquired loans. Originated loans increased primarily due to increased loan demand and improving economic conditions. Investment securities increased as excess interest bearing balances were invested to achieve a higher yield. Acquired loans declined for the same reasons cited in the previous paragraph.

Loans and Leases. Loans and leases totaled $4.52 billion at December 31, 2013, an increase of $155.8 million, or 3.6%, when compared to December 31, 2012. This follows a decrease of $211.3 million, or 4.6%, in total loans and leases from December 31, 2011 to December 31, 2012.

Total originated loans increased $263.9 million from $4.08 billion at December 31, 2012, to $4.34 billion at December 31, 2013, after declining $54.8 million from December 31, 2011 to December 31, 2012. The growth in originated loans in 2013 reflected an increase in general loan demand compared to 2012.

At December 31, 2013, acquired loans totaled $174.2 million compared to $282.3 million at December 31, 2012, and $438.9 million at December 31, 2011. The changes in acquired loan balances reflect continued reductions in outstanding loans from the FDIC-assisted transactions from payments, charge-offs and foreclosure.

Table 6 provides the composition of acquired and originated loans and leases for the past five years.

Table 6

Loans and Leases

	December 31
	2013	2012	2011	2010	2009
	(dollars in thousands)
Acquired loans:
Commercial real estate	$257,984	$398,872	$580,811	$700,524	$1,109,669
Commercial and industrial	26,164	48,821	93,328	178,381	282,565
1-4 Family real estate	22,572	35,351	71,903	69,750	110,488
Home equity line of credit	10,556	10,426	12,594	9,822	15,559
Consumer and all other loans	776	16,259	29,443	44,881	71,097

Total acquired loans	318,052	509,729	788,079	1,003,358	1,589,378

Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	140,502	219,410	330,276	442,192	597,145
Allowance for loan losses on covered loans	—	—	—	83	836
Liquidity discount (accretable yield)	3,347	7,984	18,896	37,861	119,480

Net acquired loans	174,203	282,335	438,907	523,222	871,917

Originated loans:
Commercial real estate	1,198,368	1,181,767	1,235,285	1,362,428	1,450,584
Commercial and industrial	453,543	399,063	396,088	451,514	554,787
1-4 Family real estate	1,162,715	1,080,341	1,068,978	1,112,717	1,193,626
Sales finance	556,113	449,988	424,523	389,648	418,632
Home equity line of credit	473,726	530,428	590,286	643,657	689,703
Consumer and all other loans	499,041	437,987	419,187	426,515	397,964

Total originated loans	4,343,506	4,079,574	4,134,347	4,386,379	4,705,296

Total loans	4,517,709	4,361,909	4,573,254	4,909,601	5,577,213
Less: Allowance for loan losses	54,565	62,759	70,970	82,033	89,187

Net loans	$4,463,144	$4,299,150	$4,502,284	$4,827,568	$5,488,026

South expects originated loan growth to continue in 2014 if overall economic conditions continue to improve. However, expectations for loan growth are subject to change should South encounter economic deterioration or some other unforeseen adverse events.

Investment Securities. Investment securities available-for-sale totaled $2.00 billion at December 31, 2013, compared to $1.60 billion at December 31, 2012. Available-for-sale securities are reported at fair value and unrealized gains and losses are included as a component of other comprehensive income, net of deferred taxes. As of December 31, 2013, investment securities available-for-sale had a net unrealized gain of $33.9 million, compared to a net unrealized gain of $49.1 million as of December 31, 2012. Market changes in interest rates and credit spreads will result in temporary unrealized losses as the market price of securities fluctuate. After evaluating the securities with unrealized losses, management concluded that no other than temporary impairment existed as of December 31, 2013.

During 2013, in an effort to increase earnings in the current rate environment and generate future cash flows to reinvest in earning assets, management increased the portion of the investment portfolio comprised of mortgage-backed securities. These mortgage-backed securities were issued by the U.S. government or government sponsored agencies and were generally backed by conforming mortgages with terms of 15 years or less. As a result of South’s purchases, the carrying value of mortgage-backed securities available-for-sale increased by $241.7 million or 46.5% during 2013, while U.S. government treasuries and agency securities increased $133.6 million or 13.2%.

Changes in the total balance of South’s investment securities portfolio result primarily from trends in the balance sheet including loans and leases, deposit balances and short-term borrowings. Generally, when inflows arising from deposits and short-term borrowings exceed loan and lease demand, South invests excess funds into the securities portfolio or in interest bearing balances with the Federal Reserve. Conversely, when loan demand exceeds growth in deposits and short-term borrowings, South allows interest bearing balances to decline and uses proceeds from maturing securities to fund loan demand. Details of investment securities at December 31, 2013, December 31, 2012 and December 31, 2011, are provided in Table 7.

Table 7

Investment Securities

	2013				2012		2011
	Cost	Fair value	Average maturity (Yrs./mos.)	Taxable equivalent yield	Cost	Fair value	Cost	Fair value
	(dollars in thousands)
Investment securities available-for-sale:
U.S. government treasuries and agencies:
Within one year	$629,594	$629,823	0/5	0.72%	$230,979	$231,327	$662,986	$663,988
One to five years	518,280	518,526	2/0	0.49	782,259	783,448	334,215	335,760

Total	1,147,874	1,148,349	1/2	0.62	1,013,238	1,014,775	997,201	999,748

Mortgaged-backed securities:
Within one year	4,361	4,376	0/10	0.15	236	235	—	—
One to five years	432,571	430,105	4/0	1.97	357,501	370,735	379,560	394,805
Five to ten years	335,425	326,684	5/10	2.37	147,106	148,456	88,813	89,573

Total	772,357	761,165	4/9	2.13	504,843	519,426	468,373	484,378

State, county and municipal:
Within one year	1,230	1,239	0/4	6.62	1,086	1,106	—	—
One to five years	1,003	1,026	2/4	5.97	1,200	1,218	2,989	3,083
Five to ten years	—	—	—	—	1,060	1,091	1,402	1,440
Over ten years	—	—	—	—	520	557	925	959

Total	2,233	2,265	1/3	6.33	3,866	3,972	5,316	5,482

Corporate bonds:
Within one year	999	1,017	0/5	5.83	—	—	25,284	25,489
One to five years	12,130	12,448	3/6	2.91	7,410	7,814	3,320	3,346
Five to ten years	8,844	8,483	7/3	3.46	5,215	5,343	4,039	4,066
Over ten years	5,999	5,746	14/10	5.92	3,466	3,384	4,412	4,270

Total	27,972	27,694	7/0	3.83	16,091	16,541	37,055	37,171

Other investment securities:
Over ten years	10,514	10,508	25/2	9.70	10,014	10,185	—	—
Equity securities	5,217	50,041	—	—	5,162	37,419	5,079	39,272

Total investment securities available-for-sale	1,966,167	2,000,022	—	—	1,553,214	1,602,318	1,513,024	1,566,051

Investment securities held to maturity:
U.S. government treasuries and agencies:
Within one year	—	—	—	—	3,831	3,834	5,549	5,573
One to five years	—	—	—	—	—	—	3,940	3,952
Total investment securities held to maturity	—	—	—	—	3,831	3,834	9,489	9,525

Total investment securities	$1,966,167	$2,000,022			$1,557,045	$1,606,152	$1,522,513	$1,575,576

Interest-Bearing Liabilities

Interest-bearing liabilities include interest-bearing deposits, short-term borrowings and long-term debt. Interest-bearing liabilities totaled $5.55 billion as of December 31, 2013, down $133.89 million from December 31, 2012, due to continued migration of time deposits to demand deposit products. Average interest-bearing liabilities decreased $105.1 million, or by 1.8% from 2012 to 2013 due primarily to a decline in time deposits. Average interest-bearing deposits decreased by $89.3 million, or by 1.7% from 2012 to 2013 due primarily to the same reason.

Deposits. At December 31, 2013, total deposits equaled $7.19 billion, an increase of $148.7 million since December 31, 2012. Demand deposits increased $234.6 million during 2013, following an increase of $298.5 million during 2012. Time deposits decreased $227.6 million and $311.0 million during 2013 and 2012, respectively. South has focused its deposit growth efforts on demand and NOW accounts due to net interest margin compression caused by declining earning asset yields. Consequently, the mix of deposits has shifted away from high cost time deposits. Table 8 provides deposit balances as of December 31, 2013, December 31, 2012 and December 31, 2011.

Table 8

Deposits

	December 31
	2013	2012	2011
	(dollars in thousands)
Demand	$2,020,190	$1,785,617	$1,487,112
NOW accounts	1,872,085	1,809,286	1,720,378
Money market accounts	1,778,976	1,742,359	1,694,638
Savings	483,990	441,703	398,875
Time	1,036,328	1,263,900	1,574,906

Total deposits	$7,191,569	$7,042,865	$6,875,909

Due to South’s focus on maintaining a strong liquidity position, core deposit retention remains a key business objective. South believes that traditional bank deposit products remain an attractive option for many customers, but as economic conditions improve, South recognizes that its liquidity position could be adversely affected as bank deposits are withdrawn and invested elsewhere. South’s ability to fund future loan growth is dependent on its success at retaining existing deposits and generating new deposits at a reasonable cost.

Table 9

Maturities of Time Deposits of $100,000 or More

December 31, 2013
Time deposits maturing in:	(dollars in thousands)
Three months or less	$55,289
Over three months through six months	47,850
Over six months through 12 months	95,054
More than 12 months	69,972

Total	$268,165

Short-Term Borrowings. At December 31, 2013, short-term borrowings totaled $179.4 million compared to $225.7 million at December 31, 2012. The decrease in short-term borrowings since December 31, 2012, is due to a decline in repurchase agreements resulting from general fluctuations in balances. Repurchase agreements are overnight borrowings with South’s customers and are secured by investment securities pledged from South Bank’s investment portfolio. Table 10 provides information on short-term borrowings.

Table 10

Short-Term Borrowings

	2013		2012		2011
	Amount	Rate	Amount	Rate	Amount	Rate
	(dollars in thousands)
Repurchase agreements
At December 31	$179,386	0.28%	$225,688	0.29%	$253,688	0.36%
Average during year	223,601	0.23	234,520	0.28	260,752	0.35
Maximum month-end balance during year	239,380		246,556		295,371
Other
At December 31	—	—	1,825	8.00	—	—
Average during year	1,405	8.00	4,214	8.00	—	—
Maximum month-end balance during year	—		—		—

Long-term debt. Long-term debt totaled $203.3 million at December 31, 2013, up $102 thousand from December 31, 2012. The increase since December 31, 2012, is a result of discount accretion of the subordinated debt. Table 11 provides information on long-term debt. South does not have plans to replace the subordinated debt maturing on April 1, 2015 and South Bank has sufficient liquidity to dividend cash to South to pay off the debt.

Table 11

Long-Term Debt

Components of long-term debt as of December 31 were as follows:

	2013	2012
	(dollars in thousands)
Guaranteed Preferred Beneficial Interest in South’s Junior Subordinated Deferrable Interest Debenture 8.25%, due March 15, 2028 (FCB/SC Capital Trust I)	$51,547	$51,547
Guaranteed Preferred Beneficial Interest in South’s Junior Subordinated Deferrable Interest Debenture Floating Rate, due June 15, 2034 (FCB/SC Capital Trust II)	51,547	51,547
Guaranteed Preferred Beneficial Interest in Junior Subordinated Deferrable Interest Debenture Floating Rate, due April 7, 2034 (SCB Capital Trust I)	10,310	10,310

	113,404	113,404

Subordinated notes payable:
6.80% maturing April 1, 2015	74,874	74,772
8.00% maturing June 1, 2018	15,000	15,000

	89,874	89,772

Total long-term debt	$203,278	$203,176

Net Interest Income

Net interest income for 2013 totaled $203.5 million, a $19.2 million, or 8.6%, decrease from 2012. Net interest income for 2012 totaled $222.7 million, a $17.6 million decrease from the $240.3 million recorded during 2011. The taxable-equivalent net yield on interest-earning assets decreased from 3.00% during 2012 to 2.69% during 2013, or by 31 basis points. The taxable-equivalent net yield was 3.23% during 2011. The declines in both years were primarily the result of lower earning asset yields, a decline in interest income related to loss share accounting adjustments, partially offset by lower deposit interest costs. The prolonged low interest rate environment has resulted in net interest margin compression as deposits costs have not declined at the same pace as earning asset yields. Loss share related interest income has decreased as the related loan balances have declined.

Interest income amounted to $225.3 million during 2013, a decrease of $27.3 million, or 10.8%, as compared to 2012. Interest income amounted to $252.6 million during 2012, a decrease of $35.3 million, or 12.2%, as compared to 2011. Interest-earning assets averaged $7.56 billion during 2013, an increase of $135.8 million, or 1.9%, from 2012. Interest-earning assets averaged $7.42 billion during 2012, a decrease of $25.6 million, or 3.4%, from 2011.

Interest income from loans and leases decreased $26.6 million, or by 11.7%, from $228.7 million in 2012, to $202.0 million in 2013. Interest income from loans and leases decreased $35.4 million, or by 13.4%, from $264.1 million in 2011, to 228.7 million in 2012. The 2013 decline is the combined result of a 52 basis-point decrease in the taxable-equivalent loan yield and a $76.7 million reduction in average loans and leases. The reduction in average loans represents continuing reductions in acquired loans, partially offset by originated loan growth. The 2012 decline is the combined result of a 45 basis-point decrease in the taxable-equivalent loan yield and a $226.2 million reduction in average loans and leases. The reduction in average loans represents a reduction in originated loan growth and acquired loans.

The taxable-equivalent loan yield decreased from 5.90% in 2009 and in each successive year to 4.61% during 2013. The declines from 2009 to 2013 are due to repricing of loans to lower interest rates and reductions in interest income resulting from the FDIC-assisted transactions. Loss share related interest income will continue to decline as acquired loan balances are repaid.

Interest income earned on investment securities totaled $19.5 million, $20.2 million and $23.6 million, respectively, during 2013, 2012 and 2011. During 2013, the benefit of a $200.4 million increase in average investment securities was largely offset by a 19 basis point reduction in the taxable-equivalent yield. During 2012, the taxable-equivalent yield declined by 23 basis points. The primary reason for the reductions in the taxable-equivalent yield on the investment portfolio during 2013 and 2012 was lower reinvestment rates on new securities compared to maturing and called securities.

Interest expense was $21.8 million in 2013, an $8.1 million, or 27.1% decrease from 2012, the result of a 13 basis point decrease in the rate paid on interest-bearing liabilities and a $105.1 million decrease in average interest-bearing liabilities. Interest expense was $29.9 million in 2012, a $17.7 million, or 37.1% decrease from 2011, the result of a 25 basis point decrease in the rate paid on interest-bearing liabilities and a $433.2 million decrease in average interest-bearing liabilities. Interest expense declined for the fourth consecutive year during 2013. The rate paid on interest-bearing liabilities fell to 0.39% during 2013 compared to 0.52% during 2012 and 0.77% during 2011.

The reduction in funding costs also resulted from a change in the deposit mix. Interest expense on interest-bearing deposits equaled $9.0 million in 2013, compared to $16.4 million in 2012, a $7.5 million decrease, compared to $33.9 million in 2011, a $17.5 million decrease. Average time deposits declined from $1.85 billion in 2011 to $1.41 billion in 2012 and $1.15 billion in 2013. While time deposit balances were falling, average NOW, money market and savings balances increased from $3.8 billion in 2011 to $3.9 billion in 2012 and $4.1 billion in 2013. Non-interest bearing demand deposits also experienced significant growth from 2011 to 2013.

Table 12

Average Balance Sheets

	2013			2012
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(dollars in thousands, taxable equivalent)
Assets
Total loans	$4,376,855	$202,936	4.61%	$4,453,531	$229,755	5.13%
Investment securities:
Taxable investment securities	1,726,490	19,427	1.13	1,524,413	20,063	1.32
Non-taxable investment securities	3,106	187	6.03	4,744	285	6.01

Total investment securities	1,729,596	19,614	1.13	1,529,157	20,348	1.33
Interest bearing balances with other banks	1,449,806	3,743	0.25	1,437,772	3,674	0.25

Total interest-earning assets	7,556,257	$226,293	2.98%	7,420,460	$253,777	3.40%
Cash and due from banks	180,619			181,522
Premises and equipment	234,727			236,094
Other, less allowance for loan losses	303,474			391,917

Total assets	$8,275,077			$8,229,993

Liabilities
Interest-bearing deposits:
NOW, money market, and savings	$4,059,782	$4,652	0.11%	$3,884,660	$7,188	0.19%
Time deposits	1,146,780	4,333	0.38	1,411,165	9,250	0.66

Total interest-bearing deposits	5,206,562	8,985	0.17	5,295,825	16,438	0.31
Securities sold under repurchase agreements	223,601	510	0.23	234,520	661	0.28
Short-term borrowings	1,405	112	8.00	4,214	337	8.00
Long-term debt	202,268	12,207	6.03	204,392	12,499	6.12

Total interest-bearing liabilities	5,633,836	$21,814	0.39%	5,738,951	$29,935	0.52%
Demand deposits	1,870,245			1,654,746
Other liabilities	48,159			69,695
Stockholders’ equity	722,837			766,601

Total liabilities and stockholders’ equity	$8,275,077			$8,229,993

Net interest spread(1)			2.59%			2.88%

Net interest income and net yield on interest-earning assets(2)		$204,479	2.69%		$223,842	3.00%

(1)	Total interest-earning assets yield less interest-bearing liabilities rate.
(2)	Net interest income divided by total interest-earning assets using the appropriate day count convention based on the type of interest-earning asset.

Loans and leases include acquired loans, originated loans, nonaccrual loans and loans held for sale. Loan fees are included in interest income computation, but are not material. Yields related to loans, leases and securities exempt from both federal and state income taxes are stated on a taxable-equivalent basis assuming income tax rates of 36.5% for each period. The taxable-equivalent adjustment was $964, $1,171, $1,397, $1,670 and $1,475 for the years 2013, 2012, 2011, 2010 and 2009, respectively.

Table 12

Average Balance Sheets (Continued)

	2011			2010			2009
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(dollars in thousands, taxable equivalent)
Assets
Total loans	$4,679,760	$262,340	5.58%	$5,200,442	$312,119	5.97%	$5,097,823	$302,295	5.90%
Investment securities:
Taxable investment securities	1,516,065	23,383	1.54	1,326,349	20,774	1.57	1,238,516	30,189	2.44
Non-taxable investment securities	6,208	370	5.95	9,762	598	6.12	12,816	792	6.18

Total investment securities	1,522,273	23,753	1.56	1,336,111	21,372	1.60	1,251,332	30,981	2.48
Interest bearing balances with other banks	1,243,996	3,166	0.25	958,152	2,440	0.25	375,971	945	0.25

Total interest-earning assets	7,446,029	$289,259	3.87%	7,494,705	$335,931	4.46%	6,725,126	$334,221	4.95%
Cash and due from banks	169,853			162,520			158,729
Premises and equipment	236,678			228,122			233,959
Other, less allowance for loan losses	518,396			721,173			336,663

Total assets	$8,370,956			$8,606,520			$7,454,477

Liabilities
Interest-bearing deposits:
NOW, money market, and savings	$3,848,210	$11,895	0.31%	$3,605,287	$23,559	0.65%	$2,870,085	$20,803	0.72%
Time deposits	1,854,462	22,045	1.19	2,483,427	42,834	1.72	2,351,435	58,834	2.50

Total interest-bearing deposits	5,702,672	33,940	0.60	6,088,714	66,393	1.09	5,221,520	79,637	1.53
Securities sold under repurchase agreements	260,752	903	0.35	246,975	797	0.32	288,054	832	0.29
Short term borrowings	—	—	—	802	62	7.75	7,392	504	6.82
Long-term debt	208,695	12,757	6.11	267,692	14,609	5.46	286,215	17,929	6.26

Total interest-bearing liabilities	6,172,119	$47,600	0.77%	6,604,183	$81,861	1.24%	5,803,181	$98,902	1.70%
Demand deposits	1,402,761			1,264,755			1,042,208
Other liabilities	74,406			76,022			57,240
Stockholders’ equity	721,670			661,560			551,848

Total liabilities and stockholders’ equity	$8,370,956			$8,606,520			$7,454,477

Net interest spread(1)			3.10%			3.22%			3.25%

Net interest income and net yield on interest-earning assets(2)		$241,659	3.23%		$254,070	3.37%		$235,319	3.48%

(1)	Total interest-earning assets yield less interest-bearing liabilities rate.
(2)	Net interest income divided by total interest-earning assets using the appropriate day count convention based on the type of interest-earning asset.

Table 13 isolates the changes in taxable-equivalent net interest income due to changes in volume and changes in interest rates for 2013 and 2012.

Table 13

Changes in Consolidated Taxable Equivalent Net Interest Income

	2013			2012
	Change from previous year due to:			Change from previous year due to:
	Volume	Yield/ Rate	Total Change	Volume	Yield/ Rate	Total Change
	(dollars in thousands)
Assets
Total loans	$(3,922)	$(22,897)	$(26,819)	$(11,571)	$(21,014)	$(32,585)
Investment securities:
Taxable investment securities	2,274	(2,910)	(636)	110	(3,430)	(3,320)
Non-taxable investment securities	(99)	1	(98)	(88)	3	(85)

Total investment securities	2,175	(2,909)	(734)	22	(3,427)	(3,405)
Interest bearing balances with other banks	22	47	69	503	5	508

Total interest-earning assets	$(1,725)	$(25,759)	$(27,484)	$(11,046)	$(24,436)	$(35,482)

Liabilities
Interest-bearing deposits:
NOW, money market, and savings	$200	$(2,736)	$(2,536)	$67	$(4,774)	$(4,707)
Time deposits	(354)	(4,563)	(4,917)	(1,330)	(11,465)	(12,795)

Total interest-bearing deposits	(154)	(7,299)	(7,453)	(1,263)	(16,239)	(17,502)
Securities sold under repurchase agreements	(25)	(126)	(151)	(73)	(169)	(242)
Short-term borrowings	(171)	(54)	(225)	258	79	337
Long-term debt	(127)	(165)	(292)	(264)	6	(258)

Total interest-bearing liabilities	$(477)	$(7,644)	$(8,121)	$(1,342)	$(16,323)	$(17,665)

Change in net interest income	$(1,248)	$(18,115)	$(19,363)	$(9,704)	$(8,113)	$(17,817)

Loans and leases include acquired loans, originated loans, nonaccrual loans and loans held for sale. The rate/volume variance is allocated equally between the changes in volume and rate. Loan fees are included in interest income computation, but are not material. Tax exempt income is stated on a taxable-equivalent basis assuming an income tax rate of 36.5% for each period, respectively.

During the year ended December 31, 2013, the overall decline in net interest income was primarily driven by earning asset yields declining more than deposit interest costs.

Noninterest Income

The primary sources of noninterest income have traditionally consisted of service charges on deposit accounts, cardholder and merchant income, commission and fees from fiduciary activities and mortgage income. Table 14 provides the components of noninterest income for the previous five years. Noninterest income for 2009 included a significant acquisition gain recorded in conjunction with the FDIC-assisted transaction for Georgian.

Adjustments to the FDIC receivable and FDIC-assisted acquired loan recoveries are other sources of noninterest income. These sources of noninterest income have declined each year since 2010 as South continues to experience a reduction in loss share assets due to repayment, charge-off, foreclosure or sale. As the Georgian loss share agreement expires in the third quarter of 2014, South expects the impact of covered assets on noninterest income to continue to decline going forward.

For 2013, noninterest income totaled $131.0 million, compared to $135.4 million for 2012, a $4.4 million decrease. Excluding the impact of loss share accounting, noninterest income decreased by $1.7 million. The most significant components of the $1.7 million decrease were a $7.2 million decrease in gain on sale of investment securities and a $4.2 million decrease in mortgage income, partially offset by a $4.7 million increase in cardholder and merchant income and a $3.3 million increase in commissions and fees from fiduciary activities. The primary components of the $4.2 million decline in mortgage income were a $6.9 million decrease related to lower mortgage production and pipeline, partially offset by a $1.5 million decrease in mortgage servicing rights impairment. The increase in cardholder and merchant income was primarily due to increased sales volume and the addition of new merchant customers. The increase in commissions and fees from fiduciary activities was primarily related to higher brokerage income.

For 2012, noninterest income totaled $135.4 million, compared to $112.0 million for 2011, a $23.4 million increase. Excluding the impact of loss share accounting, noninterest income increased by $27.5 million. The most significant components of the $27.5 million increase were a $14.0 million increase in gain on sale of investment securities, an $8.1 million increase in mortgage income, a $3.5 million increase in cardholder and merchant income, and a $2.1 million increase in commissions and fees from fiduciary activities. The increase in gain on sale of investment securities was primarily related to the sale of available-for-sale mortgage backed securities from South’s investment portfolio. The primary components of the $8.1 million increase in mortgage income were a $7.3 million increase related to higher mortgage production, and $2.1 million increase related to a decline in mortgage servicing rights impairment. The increase in cardholder and merchant income was primarily due to increased sales volume and the addition of new merchant customers. The increase in commissions and fees from fiduciary activities was primarily related to higher brokerage income.

Table 14

Noninterest Income

	Year ended December 31
	2013	2012	2011	2010	2009
	(dollars in thousands)
Service charges on deposits	$38,660	$38,090	$38,001	$41,456	$43,463
Cardholder and merchant income	40,905	36,225	32,762	28,535	24,974
ATM income	3,915	3,928	3,930	3,566	3,449
Commissions and fees from fiduciary activities	17,739	14,453	12,339	11,043	9,680
Mortgage income	11,675	15,856	7,743	12,778	12,685
Gain on sale of investment securities	8,290	15,450	1,507	2,867	3,918
Gain on Georgian transaction	—	—	—	—	107,903
Other-than-temporary impairment on equity securities	—	—	(1,179)	(398)	(4,110)
Other income related to FDIC loss sharing agreements	4,384	7,033	12,788	50,634	15,772
Loss on sale of other real estate	(3,027)	(3,749)	(2,853)	(1,045)	(588)
Other	8,450	8,078	6,953	8,248	8,219

Total noninterest income	$130,991	$135,364	$111,991	$157,684	$225,365

Noninterest Expense

The primary components of noninterest expense are salaries and employee benefits, third-party costs for data and bankcard processing, and occupancy costs for branch offices and support facilities.

Noninterest expense totaled $258.0 million for 2013, a $3.6 million or 1.4% increase from the $254.4 million recorded during 2012. The most significant components of the $3.6 million increase were a $3.7 million increase in salaries and employee benefits, a $3.5 million increase in bankcard processing fees, and a $2.3 million increase in data processing fees, partially offset by a $2.4 million decrease in professional services, a $1.9 million decrease in other expense, and a $1.2 million decrease in FDIC deposit insurance expense. The largest components of the $3.7 million increase in salaries and employee benefits were a $2.2 million increase in medical insurance claims and a $554 thousand increase in commissions paid on broker-dealer sales activity due to increased broker-dealer revenues. The increase in bankcard processing fees was primarily due to an increase in bankcard transaction volume relating to cardholder and merchant income. The decline in professional services was due to a reduction in legal expenses primarily related to a reduction in foreclosure activity. The increase in data processing fees was primarily attributable to the impact of increased volumes with South’s third party data processor, North Bank.

Noninterest expense totaled $254.4 million for 2012, a $3.9 million or 1.6% increase from the $250.5 million recorded during 2011. The most significant components of the $3.9 million increase were a $2.4 million increase in data processing fees, a $2.3 million increase in salaries and employee benefits, a $1.3 million increase in bankcard processing fees, partially offset by a $2.0 million decrease in other real estate expense. The $2.4 million increase in data processing fees was primarily attributable to the impact of increased deposit volume with South’s third party data processor, North Bank. The $2.3 million increase in salaries and employee benefits was primarily related to an increase in commissions related to mortgage and fiduciary activities. The remainder of the increase is spread among various categories. The $1.3 million increase in bankcard processing fees was primarily due to an increase in bankcard transaction volume. The $2.0 million decrease in other real estate expense was primarily due to a decline in foreclosure related costs.

Income Taxes

South monitors and evaluates the potential impact of current events on the estimates used to establish income tax expenses and income tax liabilities. On a periodic basis, South evaluates its income tax positions based on current tax law and positions taken by various tax auditors within the jurisdictions where South is required to file income tax returns.

For 2013, income tax expense totaled $23.4 million compared to $29.7 million during 2012, reflecting effective tax rates of 34.2% and 35.6% during the respective periods. The decrease in the effective tax rate results from the impact of permanent differences on lower pre-tax earnings.

Table 15

Noninterest Expense

	Year ended December 31
	2013	2012	2011	2010	2009
	(dollars in thousands)
Salaries and employee benefits	$132,136	$128,400	$126,117	$127,972	$114,435
Data processing fees	27,420	25,111	22,759	20,335	19,486
Bankcard processing fees	18,700	15,157	13,836	12,407	11,249
Net occupancy expense	16,621	17,526	18,130	18,471	17,325
Professional services	7,064	9,508	8,541	7,468	4,454
FDIC deposit insurance expense	5,494	6,687	7,687	12,184	11,676
Furniture and equipment expense	9,403	9,627	10,280	11,041	11,359
Other real estate expense	8,955	8,076	10,061	3,267	798
Amortization expense	1,817	2,021	2,427	5,398	7,156
Other	30,414	32,320	30,664	27,729	27,181

Total noninterest expense	$258,024	$254,433	$250,502	$246,272	$225,119

Stockholders’ Equity and Capital Adequacy

South is committed to effectively managing its capital to protect depositors, creditors and shareholders. South continually monitors the capital levels and ratios for South and South Bank to ensure they comfortably exceed the minimum requirements imposed by regulatory authorities and to ensure they are appropriate, given growth projections, risk profile and potential changes in the regulatory environment. Failure to meet certain capital requirements may result in actions by regulatory agencies that could have a material impact on South’s consolidated financial statements.

Table 16 provides information on capital adequacy for South as of December 31, 2013, 2012, and 2011.

Table 16

Analysis of Capital Adequacy

	December 31, 2013	December 31, 2012	December 31, 2011	Regulatory minimum	Well- capitalized requirement
	(dollars in thousands)
Tier 1 capital	$670,385	$623,417	$649,887
Tier 2 capital	80,952	95,940	113,605

Total capital	$751,337	$719,357	$763,492

Risk-adjusted assets	$4,315,818	$4,067,461	$4,192,707
Risk-based capital ratios
Tier 1 capital	15.53%	15.33%	15.50%	4.00%	6.00%
Total capital	17.41	17.69	18.21	8.00	10.00
Tier 1 leverage ratio	8.32	7.78	8.12	4.00	5.00

South continues to exceed minimum capital standards, and South Bank remains well-capitalized.

South had $113.1 million of trust preferred capital securities included in tier 1 capital at December 31, 2013, December 31, 2012 and December 31, 2011.

Tier 2 capital of South and South Bank includes qualifying subordinated debt that was issued in 2005 with a scheduled maturity date of April 1, 2015 and qualifying subordinated debt issued in 2008 with a scheduled maturity date of June 1, 2018. Under current regulatory guidelines, when subordinated debt is within five years of its scheduled maturity date, issuers must discount the amount included in tier 2 capital by 20 percent for each year until the debt matures. The amount of subordinated debt that qualifies as tier 2 capital totaled $27.0 million as of December 31, 2013, compared to $44.9 million at December 31, 2012. Subordinated debt will be completely removed from tier 2 capital in the second quarter of 2017, one year prior to the scheduled maturity of the subordinated debt.

In July 2013, bank regulatory agencies approved the Basel 3 capital guidelines, which are aimed at strengthening existing capital requirements for bank holding companies through a combination of higher minimum capital requirements, new capital conservation buffers and more conservative definitions of capital and balance sheet exposure. When fully implemented in January 2019, the rule requires a minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5 percent. The rule also requires a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets, resulting in a total capital ratio of 7.0 percent. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4.0 percent to 6.0 percent and includes a minimum leverage ratio of 4.0 percent.

Management continues to monitor Basel 3 developments and remains committed to managing capital levels in a prudent manner. South’s tier 1 common equity ratio based on the current tier 1 capital and risk-weighted assets calculations, excluding trust preferred securities, is 12.91% percent at December 31, 2013, compared to the fully phased-in requirement of 7.00 percent. The proposed tier 1 common equity ratio is calculated in Table 17.

Table 17

Tier 1 Common Equity Under Basel 3 Capital Requirements

December 31, 2013
(dollars in thousands)
Tier 1 capital	$670,385
Less: restricted core capital	113,050

Tier 1 common equity	$557,335

Risk-adjusted assets	$4,315,818
Tier 1 common equity ratio	12.91%

Under GAAP, the unrealized gains and losses on certain assets and liabilities, net of deferred taxes, are included in accumulated other comprehensive income (AOCI) within stockholders’ equity. In the aggregate, these items represented a net increase in stockholders’ equity of $7.3 million at December 31, 2013, compared to $1.0 million at December 31, 2012. The $6.3 million improvement in AOCI from December 31, 2012, reflects an improvement in the funded status of the defined benefit plan, net of a decrease in net unrealized gains on investment securities available-for-sale arising due to interest rate changes during 2013.

Risk Management

Effective risk management is critical to South’s success. The Dodd-Frank Act required that banks with total assets in excess of $10 billion establish an enterprise-wide risk committee consisting of members of its board of directors. Although South does not have total assets in excess of $10 billion, it has established a Risk Committee that provides oversight of enterprise-wide risk management by combining this function with the Audit Committee. In its risk oversight role, the Audit and Risk Committee: annually reviews and, where appropriate, recommends approval by the board of directors of the risk appetite statement prepared by management; reviews periodic reports from management related to South’s activities to monitor and mitigate significant risks related to South’s business; monitors management’s execution of risk management practices in accordance with the risk appetite of the company; reviews supervisory examination reports of state and federal agencies together with management’s response to such examinations; and discusses with attorneys legal matters that may have a material impact on the financial statements or South’s compliance policies. With guidance from and oversight by the Audit and Risk Committee, management continually refines and enhances its risk management policies and procedures to maintain effective risk management programs and processes.

Mortgage reform rules mandated by the Dodd-Frank Act became effective in January 2014, requiring lenders to make a reasonable, good faith determination of a borrower’s ability to repay any consumer credit transaction secured by a dwelling and to limit prepayment penalties. Increased risks of legal challenge, private right of action and regulatory enforcement are presented by these rules. South implemented the required system, process, procedural and product changes prior to the effective date of the new rules. South has modified its underwriting standards to help assure compliance with the ability to repay requirements and has determined that it will continue to offer both qualified and non-qualified mortgage products. Historical performance and conservative underwriting of impacted loan portfolios mitigates the risks of non-compliance.

Credit risk management. The maintenance of excellent asset quality has historically been one of South’s key performance measures. Loans and leases not acquired by loss share agreements with the FDIC were underwritten in accordance with South’s credit policies and procedures and are subject to periodic ongoing reviews. Acquired loans were recorded at fair value as of the acquisition date and are subject to periodic reviews to identify any further credit deterioration. South’s independent credit review function conducts risk reviews and analyses of both acquired and originated loans to help assure compliance with credit policies and to monitor asset quality trends. The risk reviews include portfolio analysis by geographic location, industry, collateral type and product.

South strives to identify potential problem loans as early as possible, to record charge-offs or write-downs as appropriate and to maintain adequate allowances for loan losses that are inherent in the loan and lease portfolio.

South maintains a well-diversified loan and lease portfolio and seeks to minimize the risk associated with large concentrations within specific geographic areas, collateral types or industries. Despite South’s focus on diversification, several characteristics of the loan portfolio subject South to significant risk, such as concentrations of real estate secured loans.

South has historically carried a significant concentration of real estate secured loans. Within the originated loan portfolio, South mitigates that exposure through underwriting policies that primarily rely on borrower cash flow rather than underlying collateral values. When South does rely on underlying real property values, it favors financing secured by owner-occupied real property and, as a result, a large percentage of real estate secured loans are owner occupied. At December 31, 2013, loans secured by real estate totaled $3.25 billion, or 71.9%, of total loans and leases compared to $3.26 billion, or 74.7%, of loans and leases at December 31, 2012, and $3.48 billion, or 76.0%, at December 31, 2011.

Table 18

Geographic Distribution of Real Estate Collateral

December 31, 2013
Collateral location	Percent of total originated loans with collateral located in the state
South Carolina	85.2%
Georgia	11.0
All other locations	3.8

Among real estate secured loans, home equity lines of credit loans present a heightened risk due to long commitment periods during which the financial position of individual borrowers or collateral values may deteriorate significantly. In addition, a large percentage of revolving mortgage loans are secured by junior liens. Substantial declines in collateral values could cause junior lien positions to become effectively unsecured. Home equity lines of credit secured by real estate amounted to $473.7 million, or 10.9%, of originated loans at December 31, 2013, compared to $530.4 million, or 13.0%, at December 31, 2012, and $590.3 million, or 14.3%, at December 31, 2011.

Interest rate risk management. Interest rate risk results principally from assets and liabilities maturing or repricing at different points in time, from assets and liabilities repricing at the same point in time but in different amounts and from short-term and long-term interest rates changing in different magnitudes. Market interest rates also have an impact on the interest rate and repricing characteristics of loans and leases that are originated as well as the rate characteristics of interest-bearing liabilities.

South assesses interest rate risk by forecasting net interest income under various interest rate scenarios and comparing those results to forecasted net interest income assuming stable rates. Certain variable rate products, including revolving mortgage loans, have interest rate floors. Due to the existence of contractual floors on certain loans, competitive pressures that constrain South’s ability to reduce deposit interest rates and the current historically low level of interest rates, it is highly unlikely that the rates on most interest-earning assets and interest-bearing liabilities can decline materially from current levels. South’s rate shock simulation indicates that, over a 12-month period, net interest income is estimated to decrease by 0.9 percent with rates rising 200-basis points. This is due to nonmaturity deposits repricing immediately while fixed rate loans and investments reprice based on expected cash flows. However, the rate shock simulations indicate that, over a 24-month period, net interest income is estimated to increase by 1.7 percent with rates rising 200-basis points. The increase in net interest income is primarily due to nonmaturity deposits reaching interest rate caps while fixed rate loans and investment yields continue to increase. South also utilizes the economic value of equity (EVE) as a tool in measuring and managing interest rate risk. As of December 31, 2013, the EVE calculated with a 200-basis point shock up in rates increases by 0.7 percent from the base case EVE value.

Table 19 provides the impact on net interest income resulting from various interest rate scenarios as of December 31, 2013 and 2012. Table 20 provides loan maturity distribution and information regarding the sensitivity of loans and leases to changes in interest rates.

Table 19

Net Interest Income Sensitivity Simulation Analysis

	Estimated increase (decrease) in net interest income
Change in interest rate (basis point)	December 31, 2013	December 31, 2012
+100	(1.09)%	0.33%
+200	(0.90)	1.48
+300	(0.57)	2.72

South does not utilize interest rate swaps, floors, collars or other derivative financial instruments to attempt to hedge our overall balance sheet rate sensitivity and interest rate risk.

Table 20

Loan Maturity Distribution and Interest Rate Sensitivity

	At December 31, 2013, maturing
	Within One Year	One to Five Years	After Five Years	Total
	(dollars in thousands)
Loans:
Commercial real estate	$177,298	$638,871	$382,199	$1,198,368
Commercial and industrial	107,543	239,823	106,177	453,543
1-4 Family real estate	134,988	500,913	526,814	1,162,715
Sales finance	9,545	359,365	187,203	556,113
Home equity line of credit	45,967	296,782	130,977	473,726
Consumer and all other loans	139,649	101,665	257,727	499,041
Acquired loans	108,556	41,456	24,191	174,203

Total loans	$723,546	$2,178,875	$1,615,288	$4,517,709

Loans maturing after one year with:
Fixed interest rates		$1,736,974	$1,288,535	$3,025,509
Floating or adjustable rates		441,901	326,753	768,654

Total loans		$2,178,875	$1,615,288	$3,794,163

Liquidity risk management. Liquidity risk is the risk that an institution is unable to generate or obtain sufficient cash or its equivalents on a cost-effective basis to meet commitments as they fall due. The most common sources of liquidity risk arise from mismatches in the timing and value of on-balance sheet and off-balance sheet cash inflows and outflows. In general, on-balance sheet mismatches generate liquidity risk when the effective maturity of assets exceeds the effective maturity of liabilities. A commonly cited example of a balance sheet liquidity mismatch is when long-term loans (assets) are funded with short-term deposits

(liabilities). Other forms of liquidity risk include market constraints on the ability to convert assets into cash at expected levels, an inability to access funding sources at sufficient levels at a reasonable cost, and changes in economic conditions or exposure to credit, market, operational, legal and reputation risks that can affect an institution’s liquidity risk profile.

South utilizes various limit-based measures to monitor, measure and control liquidity risk across three different types of liquidity:

•	Tactical liquidity measures the risk of a negative cash flow position whereby cash outflows exceed cash inflows over a short-term horizon;

•	Structural liquidity measures the amount by which illiquid assets are supported by long-term funding; and

•	Contingent liquidity utilizes cash flow stress testing across three crisis scenarios to determine the adequacy of South’s liquidity.

South aims to maintain a diverse mix of existing and potential liquidity sources to support the liquidity management function. At its core is a reliance on the retail deposit book, due to the generally stable balances and low cost it offers. Other sources of liquidity include asset-based liquidity in the form of cash and unencumbered securities, as well as access to wholesale funding from external counterparties, primarily advances from the FHLB of Atlanta, Federal Funds lines and other borrowing facilities. South aims to avoid funding concentrations by diversifying external funding with respect to maturities, counterparties and nature (i.e. secured versus unsecured).

At December 31, 2013, South had access to $872 million in secured borrowings and $155 million in unsecured borrowings through various sources.

Free liquidity includes cash on deposit at various banks, overnight investments and the unpledged portion of investment securities available for sale, all of which can be easily converted to cash. Free liquidity totaled $1.84 billion at December 31, 2013, compared to $1.92 billion at December 31, 2012.

Table 21

Nonperforming Assets

	December 31
	2013	2012	2011	2010	2009
	(dollars in thousands, except ratios)
Nonaccrual loans (excluding acquired loans)	$87,428	$95,642	$125,536	$111,316	$97,519
Other real estate owned not covered under FDIC loss sharing agreements	28,059	44,251	42,050	45,987	17,314

Total nonperforming assets (excluding acquired loans and covered other real estate owned)	$115,487	$139,893	$167,586	$157,303	$114,833

Accruing loans and leases 90 days or more past due (excluding acquired loans)	$9,616	$11,096	$11,661	$15,818	$18,710

Loans at December 31,	$4,517,709	$4,361,909	$4,573,254	$4,909,601	$5,577,213
Total assets at December 31,	8,374,101	8,236,484	8,153,895	8,425,723	8,436,868

Nonaccrual loans to total loans (excluding acquired loans)	1.94%	2.19%	2.75%	2.27%	1.75%
Ratio of nonperforming assets to total assets (excluding acquired loans and covered real estate owned)	1.49	1.83	2.20	2.05	1.58

Nonperforming assets include nonaccrual loans and leases and OREO resulting from originated loans. No acquired loans are classified as nonaccrual assets due to the application of the accretable yield method. The accrual of interest on originated loans and leases is discontinued when South deems that collection of additional principal or interest is doubtful. Originated loans and leases are returned to accrual status when both principal and interest are current and the asset is determined to be performing in accordance with the terms of the loan instrument. Accretion of income for acquired loans is discontinued when South is unable to estimate the amount or timing of cash flows. This designation may be made at acquisition date or subsequent to acquisition date, including at maturity when no formal repayment plan has been established. Acquired loans may begin or resume accretion of income if information becomes available that allows South to estimate the amount and timing of future cash flows. Table 21 provides details on nonperforming assets and other risk elements.

Gross interest income that would have been recorded in 2013 if loans had been current in accordance with original terms and outstanding throughout the year or since origination, if held for part of the period, and the amount of interest income on nonaccrual loans and troubled debt restructurings that was included in net income for 2013 was not material.

At December 31, 2013, South’s nonperforming assets amounted to $115.5 million or 1.49% of total loans and leases plus OREO, compared to $139.9 million or 1.83% at December 31, 2012, and $167.6 million or 2.20% at December 31, 2011.

Nonaccrual loans (excluding acquired loans) totaled $87.4 million as of December 31, 2013, compared to $95.6 million at December 31, 2012, and $125.5 million at December 31, 2011. The 2013 reduction in nonaccrual loans (excluding acquired loans) was primarily due to lower nonaccrual commercial loans as a result of workout efforts and charge-off of the loans.

OREO includes foreclosed property and branch facilities that South has closed but not sold. Noncovered OREO totaled $28.1 million at December 31, 2013, compared to $44.3 million at December 31, 2012, and $42.1 million at December 31, 2011.

Once acquired, net book values of OREO are reviewed at least annually to evaluate whether write-downs are required. Real estate appraisals are reviewed by the appraisal review department to ensure the quality of the appraised value in the report. The level of review is dependent on the value and type of the collateral, with higher value and more complex properties receiving a more detailed review. In a market of declining property values, as South has experienced in recent years, South utilizes resources in addition to appraisals to obtain the most current market value. Changes to the value of the assets between scheduled valuation dates are monitored through continued communication with brokers and monthly reviews by the asset manager assigned to each asset. The asset manager uses the information gathered from brokers and other market sources to identify any significant changes in the market or the subject property as they occur. Valuations are then adjusted or new appraisals are ordered to ensure the reported values reflect the most current information. Decisions regarding write-downs are based on factors that include appraisals, broker opinions, previous offers received on the property, market conditions and the number of days the property has been on the market.

Total loans (excluding acquired impaired loans) classified as troubled debt restructurings (TDRs) as of December 31, 2013, totaled $52.0 million, $25.6 million of which are performing under their modified terms. Table 22 provides further details on performing and nonperforming TDRs (excluding acquired impaired loans) for the last five years.

Table 22

Troubled Debt Restructurings

	December 31
	2013	2012	2011	2010	2009
	(dollars in thousands)
Accruing TDRs (excluding acquired impaired loans)	$25,583	$27,257	$32,505	$8,828	$603
Nonaccruing TDRs (excluding acquired impaired loans)	26,452	30,043	36,471	36,870	—

Total TDRs	$52,035	$57,300	$68,976	$45,698	$603

TDRs are selectively made to provide relief to customers experiencing liquidity challenges or other circumstances that could affect their ability to meet their debt obligations. Typical modifications include short-term deferral of interest or modification of payment terms. Nonperforming TDRs (excluding acquired impaired loans) are not accruing interest and are included as nonperforming assets within nonaccrual loans and leases in Table 21. Table 21 does not include performing TDRs, which are accruing interest based on the restructured terms.

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are internally risk graded substandard or below but which are not included in nonaccrual status and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises serious doubts as to the ability of such borrower to comply with the current loan repayment terms. Potential problem loans totaled $68.3 million and $92.0 million, respectively, as of December 31, 2013 and December 31, 2012. As the majority of potential problem loans are real estate secured, management closely tracks the current values of real estate collateral when assessing the collectability of these loans.

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of probable credit losses inherent in South’s loan portfolio at the balance sheet date. South determines the allowance for loan losses based on an ongoing estimation process. This estimation process is inherently subjective, as it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans and losses incurred as of the balance sheet date in South’s loan portfolio. Those estimates may be susceptible to significant change. Increases to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on an independent estimation process. All components of the allowance for loan losses represent estimates based on data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends, recent loan loss experience, collateral type, loan volumes, seasoning of the loan portfolio, the findings of internal credit quality assessments and results from external bank regulatory examinations. All impaired commercial and consumer loans in excess of $500 thousand are analyzed for specific reserves on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan losses, future adjustments may become necessary if conditions differ substantially from the assumptions used in making the estimates. In addition, regulatory examiners may require adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Such adjustments to original estimates, as necessary, are made and reflected in the financial results in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

In the fourth quarter of 2013, South enhanced its loan loss methodology for its identified homogenous commercial and retail loan pools. South changed from a four quarter rolling average to an eight quarter rolling average for determining its historical loss rates used in the allowance for loan losses calculation for each pool. Given that credit quality trends have stabilized over the past three years, management believes that using a longer historical loss period to estimate loan losses is more reflective of the current lending cycle. The change in methodology resulted in an increase of approximately $4.2 million to South’s allowance for loan losses.

Acquired loans are recorded at fair value at acquisition date based upon estimated cash flows discounted at the effective date. Amounts deemed uncollectible at acquisition date become part of the fair value calculation and are excluded from the ALL. Following acquisition, South routinely reviews acquired loans to determine if changes in estimated cash flows have occurred. Subsequent decreases in the amount expected to be collected may result in a provision for loan losses with a corresponding increase in the ALL and a charge-off. Subsequent increases in the amount expected to be collected result in a reversal of any previously recorded provision for loan losses and related ALL, if any, or prospective adjustment to the accretable yield if no provision for loan losses had been recorded. Proportional adjustments are also recorded to the FDIC receivable for acquired loans if the timing of the projected loss will result in the loss being covered by loss share agreements.

Management continuously monitors and actively manages the credit quality of the entire loan portfolio and recognizes provision expense to maintain the allowance at an appropriate level. Specific allowances for impaired loans are determined by analyzing estimated cash flows discounted at a loan’s original rate or collateral values in situations where South believes repayment is dependent on collateral liquidation. Substantially all impaired loans are collateralized by real property.

Management considers the established allowance adequate to absorb losses that relate to loans and leases outstanding at December 31, 2013, although future additions may be necessary based on changes in economic conditions, collateral values, erosion of the borrower’s access to liquidity and other factors. If the financial condition of borrowers were to deteriorate, resulting in an impairment of their ability to make payments, South’s estimates would be updated and additions to the allowance may be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. These agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

At December 31, 2013, the allowance for loan losses allocated to loans totaled $54.6 million or 1.21% of loans and leases, compared to $62.8 million or 1.44% at December 31, 2012, and $71.0 million or 1.55% at December 31, 2011. There was no allowance related to acquired loans at December 31, 2013, December 31, 2012 and December 31, 2011.

South recorded provision for loan losses during 2013 of $8.1 million, compared to provision expense of $20.1 million during 2012 and $23.6 million during 2011. Provision expense for originated loans totaled $7.5 million for 2013, compared to $18.3 million during 2012, a reduction of $10.8 million, resulting from improved credit quality trends and lower net charge-offs on the originated loan portfolio.

Loan net charge-offs were $16.2 million during 2013, compared to $28.3 million during 2012 and $34.7 million during 2011. Net charge-offs represented 0.37% of average loans and leases during 2013, compared to 0.63% during 2012 and 0.74% during 2011. Loan net charge-offs were down in most loan classes during 2013, with significant reductions noted in commercial real estate and 1-4 family real estate.

Table 23 provides details concerning the allowance for loan losses for the past five years. Table 24 details the allocation of the allowance for originated loan losses among the various loan types.

Table 23

Allowance for Loan Losses

	2013	2012	2011	2010	2009
	(dollars in thousands)
Allowance for loan losses at beginning of period	$62,759	$70,970	$82,116	$90,023	$72,381
Provision for loan losses	8,054	20,066	23,558	56,856	74,556
Charge-offs:
Commercial real estate	(4,545)	(10,522)	(12,391)	(14,254)	(13,275)
Commercial and industrial	(570)	(1,252)	(1,648)	(3,312)	(3,609)
1-4 family real estate	(6,947)	(9,950)	(12,508)	(12,193)	(13,240)
Sales finance	(641)	(565)	(836)	(928)	(1,295)
Home equity line of credit	(5,639)	(6,261)	(6,187)	(7,399)	(10,884)
Consumer and all other loans	(3,189)	(4,292)	(4,827)	(5,848)	(9,410)
Acquired loans	(1,305)	(2,840)	(3,736)	(25,952)	(7,556)

Total charge-offs	(22,836)	(35,682)	(42,133)	(69,886)	(59,269)

Recoveries:
Commercial real estate	1,859	2,637	2,235	1,248	501
Commercial and industrial	518	865	806	781	280
1-4 family real estate	1,238	945	1,544	1,193	348
Sales finance	296	206	292	133	171
Home equity line of credit	544	288	298	345	100
Consumer and all other loans	1,345	1,404	1,146	1,423	955
Acquired loans	788	1,060	1,108	—	—

Total recoveries	6,588	7,405	7,429	5,123	2,355

Net charge-offs	(16,248)	(28,277)	(34,704)	(64,763)	(56,914)

Allowance for loan losses at end of period	$54,565	$62,759	$70,970	$82,116	$90,023

Average loans and leases:
Acquired	$222,676	$354,222	$450,377	$667,216	$244,589
Originated	4,154,179	4,099,309	4,229,383	4,533,226	4,853,234

Loans and leases at end of period:
Acquired	174,203	282,335	438,907	523,305	872,753
Originated	4,343,506	4,079,574	4,134,347	4,386,379	4,705,296

Allowance for loan losses allocated to loans and leases:
Acquired	$—	$—	$—	$83	$836
Originated	54,565	62,759	70,970	82,033	89,187

Total	$54,565	$62,759	$70,970	$82,116	$90,023

Provision for loan losses related to balances:
Acquired	$517	$1,780	$2,545	$25,199	$8,392
Originated	7,537	18,286	21,013	31,657	66,164

Total	$8,054	$20,066	$23,558	$56,856	$74,556

Net charge-offs of loans and leases:
Acquired	$517	$1,780	$2,628	$25,952	$7,556
Originated	15,731	26,497	32,076	38,811	49,358

Total	$16,248	$28,277	$34,704	$64,763	$56,914

Net charge-offs to average loans and leases	0.37%	0.63%	0.74%	1.25%	1.12%

Net charge-offs to average loans and leases (excluding acquired loans)	0.38	0.65	0.76	0.86	1.02

Allowance for loan losses to total loans and leases	1.21	1.44	1.55	1.67	1.61

Allowance for loan losses to total loans and leases (excluding acquired loans)	1.26	1.54	1.72	1.88	1.90

Table 24

Allocation of Allowance For Loan Losses

	December 31
	2013		2012		2011		2010		2009
	Allowance for loan losses	Percent of loans to total loans	Allowance for loan losses	Percent of loans to total loans	Allowance for loan losses	Percent of loans to total loans	Allowance for loan losses	Percent of loans to total loans	Allowance for loan losses	Percent of loans to total loans
	(dollars in thousands)
Allowance for loan losses allocated to:
Commercial real estate	$12,902	26.5%	$17,485	27.1%	$21,997	27.0%	$33,581	27.8%	$31,753	26.0%
Commercial and industrial	1,725	10.0	2,692	9.2	3,266	8.7	6,011	9.2	4,078	10.0
1-4 Family real estate	18,244	25.7	20,548	24.8	20,710	23.4	17,109	22.7	22,694	21.4
Sales finance	1,960	12.3	1,395	10.3	1,412	9.3	1,539	7.9	2,134	7.5
Home equity line of credit	9,016	10.5	11,592	12.2	13,247	12.9	14,045	13.1	17,333	12.4
Consumer and all other loans	10,718	11.1	9,047	10.0	10,338	9.2	9,748	8.7	11,195	7.1

Total allowance for originated loan losses	54,565	96.1	62,759	93.6	70,970	90.5	82,033	89.4	89,187	84.4

Acquired loans	—	3.9	—	6.4	—	9.5	83	10.6	836	15.6

Total allowance for loan losses	$54,565	100.0%	$62,759	100.0%	$70,970	100.0%	$82,116	100.0%	$90,023	100.0%

Effect of Inflation and Changing Prices

The consolidated financial statements have been prepared in accordance with GAAP, which requires the measure of financial position and results of operations in terms of historical dollars, without consideration of changes in the relative purchasing power over time due to inflation. Unlike most other industries, the majority of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on a financial institution’s performance than does the effect of inflation. Interest rates do not necessarily change in the same magnitude as the prices of goods and services.

While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses. Inflation also affects South Bank’s customers and may result in an indirect effect on South Bank’s business.

Fourth Quarter Analysis

For the quarter ended December 31, 2013, South reported net income of $7.1 million, compared to $8.7 million for the corresponding period of 2012, a decrease of $1.6 million, or 18.3%. Excluding the after tax impact of accounting for loss share agreements, net income would have been $5.1 million for the quarter ended December 31, 2013 compared to $6.0 million for the quarter ended December 31, 2012. The decrease, adjusted for loss share impact, was primarily due to a $1.9 million increase in provision expense and a $1.1 million decline in net interest income, partially offset by a $1.3 million decrease in noninterest expense and a $961 thousand increase in noninterest income.

Per share income for the fourth quarter 2013 totaled $10.28, compared to $10.45 for the same period a year ago. The annualized return on average assets equaled 0.34% for the fourth quarter of 2013, compared to 0.42% for the fourth quarter of 2012. The annualized return on average equity was 3.76% during the fourth quarter of 2013, compared to 4.45% for the same period of 2012.

Net interest income totaled $50.1 million during the fourth quarter of 2013, a decrease of $3.7 million or 6.9% from the fourth quarter of 2012 due to loan and investment yields declining faster than the decline in deposit costs during the quarter. The taxable-equivalent net yield on interest-earning assets equaled 2.62% during the fourth quarter of 2013, down from 2.87% during the fourth quarter of 2012. During the fourth quarter of 2013, the impact of growth in loans and investment securities was not sufficient to offset the impact of reductions in yields earned on loans which contributed to a $6.6 million unfavorable rate variance.

Interest-earning assets averaged $7.57 billion during the fourth quarter of 2013, up $113.4 million from the fourth quarter of 2012. Average loans and leases increased by $94.1 million, or 2.1%, since the fourth quarter of 2012 due to originated loan growth partially offset by continued payoffs and resolution of the acquired loans. Average investment securities grew by $352.0 million, or 23.0%, as a result of additions to the investment securities portfolio to increase interest income on earning assets.

Average interest-bearing liabilities decreased by $109.8 million, or 2.0%, during the fourth quarter of 2013, due to a decrease in average interest-bearing deposits as customer migration away from time deposit products continue. The rate on interest-bearing liabilities decreased by 11 basis points from 0.47% during the fourth quarter of 2012 to 0.36% during the fourth quarter of 2013, as market interest rates remained low and maturing time deposits migrated to non-time products or were reinvested at lower rates.

South recorded provision expense of $4.3 million during the fourth quarter of 2013, compared to $2.9 million during the fourth quarter of 2012. The increase in provision expense was primarily due to the enhanced ALL methodology and increased loan growth of $123.3 million during the fourth quarter of 2013 compared to the fourth quarter of 2012. In the fourth quarter of 2013, South enhanced its ALL methodology by changing to an eight quarter rolling average for determining its historical loss rates from a four quarter rolling average to more precisely estimate losses in the current lending cycle. This change in methodology resulted in an increase of approximately $4.2 million in ALL.

Net charge-offs were $5.0 million during the fourth quarter of 2013, compared to $7.2 million during the fourth quarter of 2012. On an annualized basis, net charge-offs represented 0.45% of average loans and leases during the fourth quarter of 2013, compared to 0.65% in 2012.

Total noninterest income increased by $2.3 million, or 7.8%, from the fourth quarter of 2012, due to a $1.3 million increase in income related to FDIC loss sharing agreements which resulted from the continued resolution of acquired loans. The most significant components of the remainder of the increase were a $1.3 million increase in cardholder and merchant income, a $1.1 million decline in loss on sale of other real estate owned, and an $826 thousand increase in commissions and fees from fiduciary activities, partially offset by a $2.5 million decrease in mortgage income. The increase in cardholder and merchant income was primarily due to increased sales volume and the addition of new merchant customers. The increase in commissions and fees from fiduciary activities was primarily related to higher brokerage income. The decrease in mortgage income was primarily due to lower mortgage production.

Noninterest expense totaled $66.9 million during the fourth quarter of 2013, down $1.3 million, or 1.8%. The most significant components of the $1.3 million decrease were a $945 thousand decrease in other expenses, an $878 thousand decrease in FDIC deposit insurance expense, and a $772 thousand decrease in professional services, all partially offset by a $968 thousand increase in data processing fees, and a $922 thousand increase in bankcard processing fees.

Table 25 provides quarterly information for each of the quarters in 2013 and 2012. Table 26 analyzes the components of changes in net interest income between the fourth quarter of 2013 and 2012.

Table 25

Financial Summary and Selected Average Balances and Ratios

	2013				2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands, except share data and ratios)
SUMMARY OF OPERATIONS
Interest income	$55,106	$59,697	$54,528	$55,998	$60,404	$63,217	$62,929	$66,056
Interest expense	5,024	5,291	5,555	5,944	6,619	7,186	7,768	8,362

Net interest income	50,082	54,406	48,973	50,054	53,785	56,031	55,161	57,694
Provision for loan losses	4,273	3,061	215	505	2,867	3,117	9,833	4,249

Net interest income after provision for loan losses	45,809	51,345	48,758	49,549	50,918	52,914	45,328	53,445
Noninterest income	31,920	29,724	35,106	34,241	29,616	36,431	35,746	33,571
Noninterest expense	66,889	63,952	61,998	65,185	68,142	63,691	61,517	61,083

Income before income taxes	10,840	17,117	21,866	18,605	12,392	25,654	19,557	25,933
Income taxes	3,774	5,852	7,435	6,364	3,740	9,150	7,239	9,572

Net income	$7,066	$11,265	$14,431	$12,241	$8,652	$16,504	$12,318	$16,361

Net interest income, taxable equivalent	$50,315	$54,654	$49,207	$50,303	$54,094	$56,336	$55,436	$57,976

PER SHARE DATA
Net income	$10.28	$16.43	$21.06	$17.86	$10.45	$19.51	$14.54	$19.32
Cash dividends	0.35	0.35	0.35	0.35	0.35	0.35	0.35	2.35
Market price at period end	674.32	648.01	628.71	623.37	499.91	503.40	483.46	503.04
Book value at period end	1,097.19	1,079.56	1,044.20	1,040.69	1,023.71	920.71	903.10	893.62

SELECTED PERIOD AVERAGE BALANCES
Total assets	$8,279,118	$8,195,603	$8,305,655	$8,325,997	$8,248,577	$8,217,644	$8,204,901	$8,248,785
Investment securities	1,884,759	1,744,439	1,608,174	1,678,582	1,532,744	1,498,746	1,532,728	1,552,705
Loans and leases
Acquired	185,457	212,811	231,945	261,434	295,348	338,418	376,672	407,270
Originated	4,291,254	4,196,088	4,075,704	4,050,567	4,087,261	4,103,119	4,084,935	4,122,011
Interest-earning assets	7,574,989	7,491,217	7,590,347	7,569,127	7,461,570	7,426,438	7,392,213	7,401,100
Deposits	7,070,972	6,995,217	7,104,774	7,137,900	6,955,160	6,929,455	6,930,718	6,987,135
Interest-bearing liabilities	5,505,575	5,528,643	5,700,696	5,804,876	5,615,371	5,649,527	5,780,264	5,912,986
Long-term debt	203,260	203,236	203,210	203,185	203,160	203,134	204,962	208,703
Stockholders’ equity	$745,880	$720,062	$718,152	$706,857	$773,531	$774,898	$765,691	$752,117
Shares outstanding	683,293	683,293	683,293	683,293	821,400	844,127	844,259	844,843

SELECTED PERIOD-END BALANCES
Total assets	$8,374,101	$8,202,628	$8,271,144	$8,378,384	$8,236,484	$8,267,015	$8,240,135	$8,283,446
Investment securities	2,000,022	1,869,264	1,674,723	1,725,179	1,606,149	1,522,410	1,546,906	1,650,854
Loans and leases:
Acquired	174,203	194,211	229,388	246,258	282,335	324,314	360,079	399,032
Originated	4,343,506	4,244,719	4,130,015	4,045,220	4,079,574	4,104,132	4,093,213	4,089,068
Interest-earning assets	7,594,532	7,466,977	7,547,143	7,655,433	7,447,106	7,488,502	7,417,362	7,454,630
Deposits	7,191,569	7,007,514	7,079,790	7,192,973	7,042,865	6,930,927	6,971,452	7,014,879
Interest-bearing liabilities	5,554,043	5,499,611	5,640,490	5,802,272	5,687,937	5,657,992	5,755,174	5,891,130
Long-term debt	203,278	203,252	203,227	203,202	203,176	203,151	203,126	208,719
Stockholders’ equity	$749,701	$737,659	$713,492	$711,094	$699,494	$777,194	$762,332	$754,929
Shares outstanding (voting and non-voting)	683,293	683,293	683,293	683,293	683,293	844,127	844,127	844,795

	2013				2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
SELECTED RATIOS AND OTHER DATA
Rate of return on average assets (annualized)	0.34%	0.55%	0.70%	0.60%	0.42%	0.80%	0.61%	0.80%
Rate of return on average stockholders’ equity (annualized)	3.76	6.21	8.06	7.02	4.45	8.47	6.47	8.75
Net yield on interest-earning assets (taxable equivalent)	2.62	2.88	2.59	2.68	2.87	3.00	2.99	3.13
Allowance for loan losses to total loans and leases	1.21	1.25	1.30	1.41	1.44	1.51	1.55	1.55
Allowance for loan losses to total loans and leases (excluding acquired loans)	1.26	1.30	1.36	1.49	1.54	1.63	1.68	1.70
Net charge-offs (annualized) to average loans and leases	0.45	0.35	0.42	0.27	0.65	0.45	0.95	0.49
Net charge-offs (annualized) to average loans and leases (excluding acquired loans)	0.43	0.38	0.44	0.26	0.67	0.45	0.96	0.51
Nonperforming assets to total assets (excluding acquired loans and covered real estate owned)	1.49	1.66	1.69	1.73	1.83	1.91	1.95	2.11

Tier 1 risk-based capital ratio	15.53	15.83	15.98	15.80	15.33	16.90	16.35	16.00

Total risk-based capital ratio	17.41	17.73	17.90	18.17	17.69	19.25	18.69	18.72

Leverage capital ratio	8.32	8.31	8.07	7.85	7.78	8.68	8.50	8.24

Dividend payout ratio	3.40	2.13	1.66	1.96	3.35	1.79	2.41	12.16

Average loans and leases to average deposits	63.31	63.03	60.63	60.41	63.01	64.10	64.37	64.82

Average loan and lease balances include nonaccrual loans and leases.

Table 26

Consolidated Taxable Equivalent Rate/Volume Variance Analysis - Fourth Quarter

	2013			2012			Increase (decrease) due to:
	Average Balance	Income Interest/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Volume	Yield/ Rate	Total Change
	(dollars in thousands)
Assets
Total loans	$4,476,711	$48,747	4.30%	$4,382,609	$54,971	4.96%	$1,013	$(7,237)	$(6,224)
Investment securities:
Taxable investment securities	1,882,185	5,759	1.22	1,528,759	4,683	1.22	1,080	(4)	1,076
Non-taxable investment securities	2,573	39	6.04	3,985	60	5.98	(21)	—	(21)

Total investment securities	1,884,758	5,798	1.23	1,532,744	4,743	1.24	1,059	(4)	1,055
Interest bearing balances with other banks	1,213,520	793	0.26	1,546,217	999	0.25	(862)	656	(206)

Total interest-earning assets	7,574,989	$55,338	2.89%	7,461,570	$60,713	3.22%	$1,210	$(6,585)	$(5,375)
Cash and due from banks	181,529			182,181
Premises and equipment	231,146			234,403
Other, less allowance for loan losses	291,454			370,423

Total assets	$8,279,118			$8,248,577

Liabilities
Interest-bearing deposits:
NOW, money market, and savings	$4,031,499	$1,070	0.11%	$3,873,000	$1,678	0.18%	$43	$(651)	$(608)
Time deposits	1,056,825	802	0.31	1,299,198	1,589	0.50	(74)	(713)	(787)

Total interest-bearing deposits	5,088,324	1,872	0.15	5,172,198	3,267	0.25	(31)	(1,364)	(1,395)
Securities sold under repurchase agreements	213,991	84	0.16	234,930	164	0.28	(8)	(72)	(80)
Short-term borrowings	—	—	—	5,083	101	8.00	(77)	(24)	(101)
Long-term debt	203,260	3,067	6.04	203,160	3,087	6.08	2	(22)	(20)

Total interest-bearing liabilities	5,505,575	$5,023	0.36%	5,615,371	$6,619	0.47%	$(114)	$(1,482)	$(1,596)
Demand deposits	1,982,649			1,782,962
Other liabilities	45,014			76,713
Stockholders’ equity	745,880			773,531

Total liabilities and stockholders’ equity	$8,279,118			$8,248,577

Net interest spread			2.53%			2.75%

Net interest income and net yield on interest-earning assets		$50,315	2.62%		$54,094	2.87%	$1,324	$(5,103)	$(3,779)

Contractual Obligations

Table 27 identifies significant contractual obligations as of December 31, 2013.

Table 27

Contractual Obligations

	Payments due by period
Type of obligation	Less than 1 year	1-3 years	4-5 years	Thereafter	Total
	(dollars in thousands)
Contractual obligations:
Deposits	$797,884	$209,805	$28,639	$—	$1,036,328
Short-term borrowings	179,386	—	—	—	179,386
Long-term debt	—	74,874	15,000	113,404	203,278
Operating leases	925	1,269	737	976	3,907
Estimated payment to FDIC due to claw-back provisions under loss share agreements	—	101	—	—	101

Total contractual obligations	$978,195	$286,049	$44,376	$114,380	$1,423,000

Off Balance Sheet Risk

South makes contractual commitments to extend credit and issues standby letters of credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. In addition to commitments to extend credit, South also issues standby letters of credit which are assurances to a third party that it will not suffer a loss if the customer fails to meet a contractual obligation to the third party. As of December 31, 2013, South had issued commitments to extend credit of approximately $937.0 million and letters of credit of approximately $15.7 million through various types of commercial lending arrangements. Table 28 identifies significant commitments as of December 31, 2013.

Based on historical experience, many of the commitments and letters of credit will expire unfunded. Through its various sources of liquidity, South believes it will be able to fund these obligations as they arise. South evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on South’s credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

Table 28

Off Balance Sheet Risk

	Payments due by period
Type of obligation	Less than 1 year	1-3 years	4-5 years	Thereafter	Total
Commitments:
Loan commitments	$447,576	$156,081	$132,286	$201,020	$936,963
Standby letters of credit	12,706	2,879	73	—	15,658

Total commitments	$460,282	$158,960	$132,359	$201,020	$952,621

Current Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (“FASB”) issued an update to the accounting standards relating to subsequent measurement of indemnification assets recognized as part of a federally assisted acquisition. This guidance provides for the alignment of the accounting for a subsequent change in the measurement of the indemnification asset with the change in the assets subject to indemnification. Any amortization of changes in the value of the indemnification asset would be recorded over the lesser of the remaining term of the loss sharing agreement or the life of the indemnified assets. This update was effective for fiscal years beginning after December 15, 2012. The adoption of this standard did not have a material impact on South’s financial position and results of operations.

In February 2013, the FASB issued an update to improve the reporting of amounts reclassified out of accumulated other comprehensive income. The updated guidance requires an entity to present, either on the face of the statement where net income is presented or in the notes, the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity must cross-reference to other required disclosures that provide additional details about those amounts. This update is effective for annual reporting periods beginning after December 15, 2012. Because this updated guidance impacts only disclosures in financial statements and does not change the current requirements for reporting net income or other comprehensive income in financial statements, its implementation did not impact South’s financial condition or results of operations.

In July 2013, the FASB issued an update that applies to companies that have unrecognized tax benefits when net operating losses (NOL) or similar tax loss carry-forwards or tax credit carry-forwards exist at the reporting date. Under the updated guidance, an entity should present its unrecognized tax benefits net against the deferred tax assets for all same jurisdiction NOL or similar tax loss carry-forwards, or tax credit carry-forwards that are available to and would be used by the entity to settle additional income taxes resulting from disallowance of the uncertain tax position. This update is effective for annual reporting periods beginning after December 15, 2013. Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Quarter Ended March 31, 2014

This quarterly discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and related notes along with South’s audited annual financial statements and related notes, both of which are included herewith, and the immediately preceding section “—Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2013, 2012 and 2011” (the “Annual MD&A”). Intercompany accounts and transactions have been eliminated. Although certain amounts for prior years have been reclassified to conform to statement presentations for 2014, the reclassifications have no material effect on stockholders’ equity or net income as previously reported.

Critical Accounting Policies

South’s significant accounting policies are discussed under “Critical Accounting Policies” in the Annual MD&A.

Executive Overview and Earnings Summary

The following discussion describes South’s results of operations for the quarter ended March 31, 2014 as compared to the quarter ended March 31, 2013 and also analyzes South’s financial condition as of March 31, 2014 as compared to December 31, 2013 and March 31, 2013.

Net income for the quarters ended March 31, 2014 and 2013 was $15.0 million and $12.2 million, respectively. Net income per common share was $21.89 and $17.86, respectively. The increase in net income was primarily due to a $4.2 million decrease in noninterest expense and a $727 thousand increase in noninterest income, partially offset by a $412 thousand decrease in net interest income.

For the first quarter of 2014, net interest income decreased by $412 thousand or by 0.82% over the comparable quarter in 2013. The net interest margin decreased from 2.68% for the quarter ended March 31, 2013 to 2.60% for the quarter ended March 31, 2014. The lower net interest margin was primarily due to loan yields declining faster than the decline in deposit costs during the quarter partially offset by increased investment yields. While net interest margin declined 8 basis points for the comparable first quarters, it declined by 2 basis points during the first quarter of 2014 compared to the fourth quarter of 2013. See further discussion under “—Net Interest Income” and Table 6.

For the first quarter of 2014, noninterest income increased by $727 thousand, or by 2.12% over the comparable quarter in 2013. The most significant components of the $727 thousand increase were a $1.4 million increase in cardholder and merchant income, a $1.2 million increase in commissions and fees from fiduciary activities, a $1.2 million increase in gain on sale of investment securities, partially offset by a $3.5 million decrease in mortgage income. See further discussion under “—Noninterest income” and Table 8.

Provision expense for the quarter ended March 31, 2014 was $144 thousand, a decrease of $361 thousand from $505 thousand for the comparable quarter in 2013. The decrease in provision expense was primarily due to a decline in the net charge-off ratio, partially offset by increased loan growth for the comparable quarters.

For the first quarter of 2014, noninterest expense decreased by $4.2 million, or by 6.37% compared to the first quarter of 2013. The most significant components of the $4.2 million decrease were a $2.4 million decrease in salaries and employee benefits and a $2.0 million decrease in other real estate expense, partially offset by a $753 thousand increase in bankcard processing fees and a $601 thousand increase in data processing fees. See further discussion under “—Noninterest expense” and Table 9.

Return on average stockholders’ equity and average assets are key measures of earnings performance. Return on average stockholders’ equity for the quarters ended March 31, 2014 and March 31, 2013 was 7.96% and 7.02%, respectively. Return on average assets for the quarters ended March 31, 2014 and March 31, 2013 was 0.72% and 0.60%, respectively.

Table 1

Financial Summary and Selected Average Balances and Ratios

	2014	2013
(Dollars in thousands, except share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
SUMMARY OF OPERATIONS
Interest income	$54,490	$55,106	$59,697	$54,528	$55,998
Interest expense	4,848	5,024	5,291	5,555	5,944

Net interest income	49,642	50,082	54,406	48,973	50,054
Provision for loan losses	144	4,273	3,061	215	505

Net interest income after provision for loan losses	49,498	45,809	51,345	48,758	49,549
Noninterest income	34,968	31,920	29,724	35,106	34,241
Noninterest expense	61,031	66,889	63,952	61,998	65,185

Income before income taxes	23,435	10,840	17,117	21,866	18,605
Income taxes	8,436	3,774	5,852	7,435	6,364

Net income	$14,999	$7,066	$11,265	$14,431	$12,241

Net interest income, taxable equivalent	$49,880	$50,315	$54,654	$49,207	$50,303

PER SHARE DATA
Net income	$21.89	$10.28	$16.43	$21.06	$17.86
Cash dividends	0.35	0.35	0.35	0.35	0.35
Market price at period end	689.66	674.32	648.01	628.71	623.37
Book value at period end	1,119.54	1,097.19	1,079.56	1,044.20	1,040.69

SELECTED PERIOD AVERAGE BALANCES
Total assets	$8,474,969	$8,279,118	$8,195,603	$8,305,655	$8,325,997
Investment securities	2,017,444	1,884,759	1,744,439	1,608,174	1,678,582
Loans and leases:
Acquired	160,648	185,457	212,811	231,945	261,434
Originated	4,340,277	4,291,254	4,196,088	4,075,704	4,050,567
Interest-earning assets	7,733,616	7,574,989	7,491,217	7,590,347	7,569,127
Deposits	7,263,425	7,070,972	6,995,217	7,104,774	7,137,900
Interest-bearing liabilities	5,637,525	5,505,575	5,528,643	5,700,696	5,804,876
Long-term debt	203,287	203,260	203,236	203,210	203,185
Stockholders’ equity	$764,022	$745,880	$720,062	$718,152	$706,857
Shares outstanding	683,293	683,293	683,293	683,293	683,293

SELECTED PERIOD-END BALANCES
Total assets	$8,532,136	$8,374,101	$8,202,628	$8,271,144	$8,378,384
Investment securities	2,031,947	2,000,022	1,869,264	1,674,723	1,725,179
Loans and leases:
Acquired	151,951	174,203	194,211	229,388	246,258
Originated	4,348,660	4,343,506	4,244,719	4,130,015	4,045,220
Interest-earning assets	7,785,442	7,594,532	7,466,977	7,547,143	7,655,433
Deposits	7,325,972	7,191,569	7,007,514	7,079,790	7,192,973
Interest-bearing liabilities	5,609,462	5,554,043	5,499,611	5,640,490	5,802,272
Long-term debt	203,303	203,278	203,252	203,227	203,202
Stockholders’ equity	$764,972	$749,701	$737,659	$713,492	$711,094
Shares outstanding (voting and non-voting)	683,293	683,293	683,293	683,293	683,293

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
SELECTED RATIOS AND OTHER DATA
Rate of return on average assets (annualized)	0.72%	0.34%	0.55%	0.70%	0.60%
Rate of return on average stockholders’ equity (annualized)	7.96	3.76	6.21	8.06	7.02
Net yield on interest-earning assets (taxable equivalent)	2.60	2.62	2.88	2.59	2.68
Allowance for loan losses to total loans and leases	1.17	1.21	1.25	1.29	1.41
Allowance for loan losses to total loans and leases (excluding acquired loans)	1.21	1.26	1.30	1.36	1.49
Net charge-offs (annualized) to average loans and leases	0.19	0.45	0.35	0.42	0.27
Net charge-offs (annualized) to average loans and leases (excluding acquired loans)	0.21	0.43	0.38	0.44	0.26
Nonperforming assets to total assets (excluding acquired loans and covered real estate owned)	1.44	1.49	1.66	1.69	1.73
Tier 1 risk-based capital ratio	16.15	15.53	15.83	15.98	15.80
Total risk-based capital ratio	18.03	17.41	17.73	17.90	18.17
Leverage capital ratio	8.31	8.32	8.31	8.07	7.85
Dividend payout ratio	1.60	3.40	2.13	1.66	1.96
Average loans and leases to average deposits	61.97	63.31	63.03	60.63	60.41

Average loan and lease balances include nonaccrual loans and leases.

Loss Sharing Agreements

One of the loss share agreements discussed under “—FDIC-Assisted Transactions” in the Annual MD&A expires during the third quarter of 2014. South will process all necessary filings in accordance with the agreements before expiration to collect the applicable loss share receivables from the FDIC.

Income statement impact. The various components of net income impacted by accounting for loss sharing agreements are provided in Table 2. South experienced declines in interest income and noninterest income, partially offset by lower provision for loan losses. The decreases in the net income components for the first quarter of 2014 compared to the same quarter in the prior year are driven by continuing loan payoffs and resolutions in the acquired loan portfolio and covered other real estate owned. Due to various factors that affect income or expense related to acquired loans recognized in a given period, these components of net income are not easily predictable for future periods. Variations among these items may affect the comparability of various components of net income.

Table 2

Income Statement Impact of Loss Sharing Agreements

	Three months ended March 31
	2014	2013
	(dollars in thousands)
Interest income	$865	$1,129
Provision expense	(145)	190
Noninterest income	176	668

Receivable from the FDIC for loss share agreements. The components of the receivable from the FDIC for loss share agreements are provided in Table 3. Generally, losses on single family residential loans are covered for ten years. All other loans are generally covered for five years. During the third quarter of 2014, loss share protection will expire for non-single family residential loans acquired from Georgian. During the second quarter of 2015, loss share protection will expire for non-single family residential loans acquired from WFNB. Protection for all other covered assets extends beyond December 31, 2015.

Table 3

Loss Share Provisions for FDIC-Assisted Transactions

	Fair value at acquisition date	Losses/expenses incurred through March 31, 2014	Cumulative amount reimbursed by FDIC through March 31, 2014	Carrying value at March 31, 2014	Current portion of receivable due from (to) FDIC for March 31, 2014 filings
Entity				Net Receivable from FDIC
	(dollars in thousands)
ABT-combined losses	$14,531	$18,217	$14,309	$2,670	$(4)
WFNB-combined losses	6,225	8,522	5,169	2,484	363
Georgian-combined losses	279,310	915,884	482,694	2,158	(2,165)

Total	$300,066	$942,623	$502,172	$7,312	$(1,806)

Fair value at acquisition date represents the initial fair value of the receivable from FDIC, excluding the payable to FDIC.

Interest-Earning Assets

Interest-earning assets include loans and leases, investment securities and interest bearing balances with other banks, all of which reflect varying interest rates based on the risk level and repricing characteristics of the underlying asset. Riskier investments typically carry a higher interest rate but expose South to potentially higher levels of default.

As discussed in the Annual MD&A, South has historically focused on maintaining high-asset quality, which results in a loan and lease portfolio subjected to strenuous underwriting and monitoring procedures and corresponding tighter margins. The credit department actively monitors all loan concentrations to ensure potential risks are identified timely and managed accordingly. South’s focus on asset quality also influences the composition of the investment securities portfolio. At March 31, 2014, mortgage-backed securities represented 42.4% of investment securities available-for-sale compared to U.S. government treasury and agency securities, which represented 52.6 % of the portfolio. Investments in mortgage-backed securities primarily represent securities issued by government entities. The balance of the available-for-sale portfolio includes common stock of other financial institutions, municipal securities and a preferred stock issued by another financial institution. Overnight investments include interest-bearing deposits at the Federal Reserve Bank and other financial institutions.

Interest-earning assets averaged $7.73 billion for the first quarter of 2014, compared to $7.57 billion for the first quarter of 2013. The increase was primarily due to higher levels of investment securities and originated loans and leases, partially offset by a decrease in interest bearing balances with other banks.

Loans and Leases

At March 31, 2014, total acquired loans decreased $22.3 million, or by 12.8%, compared to the fourth quarter of 2013 and $94.3 million, or by 38.3%, compared to March 31, 2013, due to continued loan payoffs and resolutions. At March 31, 2014, total originated loans increased $5.2 million, or by 0.1%, compared to December 31, 2013. Total originated loans for the first quarter of 2014 increased $303.4 million, or by 7.5%, compared to March 31, 2013, driven primarily by increases in sales finance, 1-4 family real estate, commercial and industrial loans, and offset by a decrease in home equity line of credit loans. Details of loans and leases at March 31, 2014, December 31, 2013 and March 31, 2013 are provided in Table 4.

Table 4

Loans and Leases

(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Acquired loans:
Commercial real estate	$228,023	$257,984	$353,410
Commercial and industrial	23,789	26,164	45,078
1-4 Family real estate	20,162	22,572	33,607
Home equity line of credit	9,331	10,556	15,178
Consumer and all other loans	442	776	1,539

Total acquired loans	281,747	318,052	448,812
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	126,712	140,502	195,642
Allowance for loan losses on acquired loans	—	—	—
Accretable yield	3,084	3,347	6,912

Net acquired loans	151,951	174,203	246,258

Originated loans:
Commercial real estate	1,208,498	1,198,368	1,173,481
Commercial and industrial	445,715	453,543	391,060
1-4 Family real estate	1,157,079	1,162,715	1,068,608
Sales finance	563,937	556,113	451,983
Home equity line of credit	466,743	473,726	515,045
Consumer and all other loans	506,688	499,041	445,043

Total originated loans	4,348,660	4,343,506	4,045,220

Total loans and leases	$4,500,611	$4,517,709	$4,291,478

While management recognizes that economic conditions continue to suppress loan demand, South believes the loan growth points to general improvement in consumer confidence, and expects originated loan growth to continue for the remainder of 2014. However, these expectations are subject to change should South encounter economic deterioration or other unforeseen events.

Investment Securities

Investment securities available-for-sale totaled $2.03 billion at March 31, 2014, compared to $2.00 billion at December 31, 2013. Available-for-sale securities are reported at their aggregate fair value, and unrealized gains and losses are included as a component of other comprehensive income, net of deferred taxes. As of March 31, 2014, investment securities available-for-sale had a net unrealized gain of $38.5 million, compared to a net unrealized gain of $33.9 million as of December 31, 2013 and $48.5 million as of March 31, 2013. Market changes in interest rates and credit spreads will result in temporary unrealized losses as the market price of securities fluctuate. After evaluating the securities with unrealized losses, management concluded that no other than temporary impairment existed as of March 31, 2014.

Changes in the amount of South’s investment securities portfolio result primarily from balance sheet trends including loans and leases, deposit balances and short-term borrowings. When inflows arising from deposits and short-term borrowings exceed loan and lease demand, South invests excess funds in the securities portfolio or in interest bearing balances with other banks. Conversely, when loan demand exceeds growth in deposits and short-term borrowings, South allows interest bearing balances with other banks to decline and uses proceeds from maturing securities to fund loan demand. Details of investment securities at March 31, 2014, December 31, 2013 and March 31, 2013 are provided in Table 5.

Table 5

Investment Securities

	March 31, 2014		December 31, 2013		March 31, 2013
(Dollars in thousands)	Cost	Fair value	Cost	Fair value	Cost	Fair value
Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,071,988	$1,069,633	$1,147,874	$1,148,349	$1,112,526	$1,113,818
Mortgage-backed securities	868,843	861,447	772,357	761,165	521,579	532,004
State, county and municipal	9,246	9,308	2,233	2,265	3,629	3,711
Corporate bonds	27,925	28,021	27,972	27,694	19,885	20,031
Equity securities	4,815	53,030	5,217	50,041	5,161	41,401
Other	10,639	10,508	10,514	10,508	10,139	10,400

Total investment securities available-for-sale	1,993,456	2,031,947	1,966,167	2,000,022	1,672,919	1,721,365
Investment securities held to maturity:
U.S. government treasuries and agencies	—	—	—	—	3,804	3,814

Total investment securities	$1,993,457	$2,031,947	$1,966,167	$2,000,022	$1,676,723	$1,725,179

Interest-Bearing Liabilities

Interest-bearing liabilities include interest-bearing deposits, short-term borrowings and long-term debt. Interest-bearing liabilities totaled $5.61 billion as of March 31, 2014, an increase of $55.4 million since December 31, 2013 and a decrease of $192.8 million from March 31, 2013. The increase in the first quarter of 2014 since December 31, 2013 is the result of increases in interest-bearing deposits and short-term borrowings. The decrease from March 31, 2013 to March 31, 2014 is the result of decreases in interest-bearing deposits and short-term borrowings.

Deposits

At March 31, 2014, total deposits were $7.33 billion, an increase of $134.4 million, or 1.9%, since December 31, 2013 and an increase of $133.0 million, or 1.8%, since March 31, 2013.

Due to South’s focus on maintaining a strong liquidity position, core deposit retention remains a key business objective. South believes that traditional bank deposit products remain an attractive option for many customers, but as economic conditions improve, South recognizes that its liquidity position could be adversely affected as bank deposits are withdrawn and invested elsewhere. South’s ability to fund future loan growth is dependent on its success at retaining existing deposits and generating new deposits at a reasonable cost.

Short-Term Borrowings

At March 31, 2014, short-term borrowings totaled $188.4 million compared to $179.4 million at December 31, 2013 and $228.4 million at March 31, 2013.

Long-Term Debt

Long-term debt totaled $203.3 million at March 31, 2014, down $25 thousand from December 31, 2013, and $101 thousand from March 31, 2013. The decrease since December 31, 2013 is a result of discount accretion of the subordinated debt. There have been no significant changes in long-term debt since December 31, 2013.

Net Interest Income

Net interest income for the first quarter of 2014 totaled $49.6 million, a $412 thousand decrease from the first quarter of 2013. This reduction was primarily due to a $3.1 million reduction in interest income on loans, partially offset by $1.8 million increase in interest income from the investment portfolio, as well as a $1.1 million reduction in interest expense when comparing the first quarter of 2014 to the same quarter of the prior year.

The taxable-equivalent net interest margin for the first quarter of 2014 was 2.60%, a decrease of 2 basis points compared to the fourth quarter of 2013, and an 8 basis point decrease compared to the first quarter of 2013. The lower net interest margin was primarily due to loan yields declining faster than the decline in deposit costs during the quarter partially offset by increased investment yields and loan volume.

Interest-earning assets averaged $7.73 billion in the first quarter of 2014, an increase of $158.6 million and $164.5 million since the fourth and first quarter of 2013, respectively. When comparing the first quarter of 2014 to both the fourth and first quarters of 2013, average earning assets growth was in investment securities and originated loans. Interest income totaled $54.5 million for the first quarter of 2014, a $616 thousand and a $1.5 million decrease from the fourth and first quarters of 2013, respectively. The taxable-equivalent yield on earning assets was 2.85% for the first quarter of 2014, declining 14 basis points since the first quarter of 2013 and by 4 basis points since the fourth quarter of 2013. The decrease in the yield on earning assets was primarily due to maturing loans being replaced by loans at lower interest rates, partially offset by the increase in the investment portfolio balance and higher yields earned on the investment portfolio.

Average loans and leases increased $24.2 million and $188.9 million comparing the first quarter of 2014 to the fourth and first quarters of 2013, respectively. However, interest income earned from loans and leases for the first quarter of 2014 decreased $1.6 million and $3.1 million, respectively, when compared to the sequential quarter and the same quarter in the prior year. The taxable-equivalent yield for total loans also decreased during the first quarter of 2014 by 8 basis points and by 48 basis points compared to the sequential quarter and the same quarter in the prior year. The yield reduction in total loans was primarily due to matured loans being replaced by loans at lower interest rates.

Interest income earned on the investment securities portfolio totaled $6.8 million during the first quarter of 2014 compared to $5.8 million and $4.9 million during the fourth and first quarters of 2013, respectively. This increase is the result of an increase in average balances and improvement in yields. Average investment securities increased $132.7 million and $338.9 million since the fourth and first quarters of 2013, respectively, with a 12 and 17 basis point increase in the taxable-equivalent yield for the respective periods. Average investment balances continue to increase as cash provided by acquired loan repayments and increased deposits are redeployed from interest bearing balances with other banks to the investment portfolio.

Interest expense totaled $4.8 million during the first quarter of 2014, a $175 thousand and $1.1 million decrease from the fourth and first quarters of 2013, respectively. The rate on average interest-bearing liabilities equaled 0.35% during the first quarter of 2014, a 1 and 6 basis point decrease from the fourth and first quarter of 2013, respectively. Average interest-bearing liabilities increased $132.0 million from the fourth quarter of 2013 to $5.64 billion during the first quarter of 2014 and decreased $167.4 million from the first quarter of 2013 to the first quarter of 2014.

Average interest-bearing deposits totaled $5.24 billion during the first quarter of 2014, an increase of $37.2 million and a decrease of $133.9 million from the fourth and first quarter of 2013, respectively. These fluctuations are due to recurring seasonal trends in deposits and short-term borrowings.

Table 6

Average Balance Sheets - Three Months

	March 31,
	2014			2013
	Average Balance	Income Interest/ Expense	Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Yield/ Rate
	(dollars in thousands)
Assets
Total loans	$4,500,925	$47,172	4.22%	$4,312,001	$50,316	4.70%
Investment securities:
Taxable investment securities	2,012,498	6,706	1.34	1,674,871	4,876	1.17
Non-taxable investment securities	4,946	72	5.80	3,711	55	5.97

Total investment securities	2,017,444	6,778	1.35	1,678,582	4,931	1.18
Interest bearing balances with other banks	1,215,247	778	0.26	1,578,544	1,000	0.25

Total interest-earning assets	7,733,616	$54,728	2.85%	7,569,127	$56,247	2.99%
Cash and due from banks	194,816			190,672
Premises and equipment	231,655			236,982
Other, less allowance for loan losses	314,882			329,216

Total assets	$8,474,969			$8,325,997

Liabilities
Interest-bearing deposits:
NOW, money market, and savings	$4,224,006	$991	0.10%	$4,145,816	$1,375	0.13%
Time deposits	1,019,774	730	0.29	1,231,895	1,321	0.43

Total interest-bearing deposits	5,243,780	1,721	0.13	5,377,711	2,696	0.20
Securities sold under repurchase agreements	190,458	63	0.13	222,155	137	0.25
Short-term borrowings	—	—	—	1,825	37	8.00
Long-term debt	203,287	3,064	6.03	203,185	3,074	6.05

Total interest-bearing liabilities	5,637,525	$4,848	0.35%	5,804,876	$5,944	0.41%
Demand deposits	2,019,645			1,760,189
Other liabilities	53,777			54,075
Stockholders’ equity	764,022			706,857

Total liabilities and stockholders’ equity	$8,474,969			$8,325,997

Net interest spread (2)			2.50%			2.58%

Net interest income and net yield on interest-earning assets (3)		$49,880	2.60%		$50,303	2.68%

(1)	Annualized
(2)	Total interest-earning assets yield less interest-bearing liabilities rate.
(3)	Net interest income divided by total interest-earning assets using the appropriate day count convention based on the type of interest-earning asset.

Loans and leases include acquired loans, originated loans, nonaccrual loans and loans held for sale. Loan fees are included in interest income computation, but are not material. Yields related to loans, leases and securities exempt from both federal and state income taxes are stated on a taxable-equivalent basis assuming an income tax rate of 36.50% for each period, respectively. The taxable-equivalent adjustment was $238 and $249 for 2014 and 2013, respectively.

Table 7

Changes in Consolidated Taxable Equivalent Net Interest Income

	2014			2013
	Change from previous three months ended March 31 due to:			Change from previous three months ended March 31 due to:
	Volume	Yield/ Rate	Total Change	Volume	Yield/ Rate	Total Change
	(dollars in thousands)
Assets
Total loans	$1,944	$(5,088)	$(3,144)	$(2,554)	$(6,823)	$(9,377)
Investment securities:
Taxable investment securities	1,133	697	1,830	345	(1,201)	(856)
Non-taxable investment securities	19	(2)	17	(23)	(2)	(25)

Total investment securities	1,152	695	1,847	322	(1,203)	(881)
Interest bearing balances with other banks	(233)	11	(222)	164	1	165

Total interest-earning assets	$2,863	$(4,382)	$(1,519)	$(2,068)	$(8,025)	$(10,093)

Liabilities
Interest-bearing deposits:
NOW, money market, and savings	$19	$(403)	$(384)	$66	$(571)	$(505)
Time deposits	(63)	(528)	(591)	(121)	(1,645)	(1,766)

Total interest-bearing deposits	(44)	(931)	(975)	(55)	(2,216)	(2,271)
Securities sold under repurchase agreements	(11)	(63)	(74)	(5)	(30)	(35)
Short-term borrowings	(28)	(9)	(37)	29	8	37
Long-term debt	1	(11)	(10)	(85)	(64)	(149)

Total interest-bearing liabilities	$(82)	$(1,014)	$(1,096)	$(116)	$(2,302)	$(2,418)

Change in net interest income	$2,945	$(3,368)	$(423)	$(1,952)	$(5,723)	$(7,675)

Loans and leases include acquired loans, originated loans, nonaccrual loans and loans held for sale. The rate/volume variance is allocated equally between the changes in volume and rate. Loan fees are included in interest income computation, but are not material. Tax exempt income is stated on a taxable-equivalent basis assuming an income tax rate of 36.5% for each period, respectively.

Noninterest Income

The primary sources of noninterest income have traditionally consisted of cardholder services income, merchant services income, service charges on deposit accounts and commissions and fees from fiduciary activities.

Another source of noninterest income is accretion income related to the discount on the FDIC receivable and indemnification credits resulting from the resolution of acquired loans. As the Georgian loss share agreement expires in the third quarter of 2014, South expects the impact on noninterest income to continue to be reduced going forward.

Table 8

Noninterest Income

	Three months ended March 31		Change
(Dollars in thousands)	2014	2013	$	%
Service charges on deposits	$8,991	$9,370	$(379)	(4.0)%
Cardholder and merchant income	10,750	9,314	1,436	15.4
ATM income	973	910	63	6.9
Commissions and fees from fiduciary activities	4,827	3,642	1,185	32.5
Mortgage income	1,583	5,093	(3,510)	(68.9)
Gain on sale of investment securities	5,753	4,597	1,156	25.2
Other income related to FDIC loss sharing agreements	176	668	(492)	(73.7)
Loss on sale of other real estate	(443)	(1,134)	691	(60.9)
Other	2,358	1,781	577	32.4

Total noninterest income	$34,968	$34,241	$727	2.1%

During the first three months of 2014, noninterest income amounted to $35.0 million compared to $34.2 million during the first quarter of 2013.

The most significant components of the $727 thousand increase in noninterest income from the first quarter of 2013 to the first quarter of 2014 were a $1.4 million increase in cardholder and merchant income, a $1.2 million increase in commissions and fees from fiduciary activities, a $1.2 million increase in gain on sale of investment securities, all partially offset by a $3.5 million decrease in mortgage income. The increase in cardholder and merchant income was primarily due to increased sales volume and the addition of new merchant customers. The increase in commissions and fees from fiduciary activities was primarily related to higher brokerage income. The decrease in mortgage income was primarily due to lower mortgage refinancing activity caused primarily by higher mortgage interest rates.

The increase in noninterest income from the first quarter of 2014 compared to the sequential quarter is primarily driven by a $5.6 million increase in gain on sale of investment securities, partially offset by a $1.9 million reduction of other income related to FDIC loss sharing agreements and a $1.0 million reduction in service charges on deposits.

Noninterest Expense

The primary components of noninterest expense are salaries and related employee benefits, third-party costs related to data and bankcard processing, and occupancy costs for branch offices and support facilities.

Table 9

Noninterest Expense

	Three months ended March 31		Change
(Dollars in thousands)	2014	2013	$	%
Salaries and employee benefits	$31,043	$33,449	$(2,406)	(7.2)%
Data processing fees	6,288	5,687	601	10.6
Bankcard processing fees	5,013	4,260	753	17.7
Net occupancy expense	4,311	4,312	(1)	NM
Professional services	1,700	1,779	(79)	(4.4)
FDIC deposit insurance expense	1,260	1,612	(352)	(21.8)
Furniture and equipment expense	2,391	2,502	(111)	(4.4)
Other real estate expense	1,026	3,011	(1,985)	(65.9)
Amortization expense	420	459	(39)	(8.5)
Other	7,579	8,114	(535)	(6.6)

Total noninterest expense	$61,031	$65,185	$(4,154)	(6.4)%

Noninterest expense decreased $5.9 million in the first quarter of 2014 to $61.0 million when compared to $66.9 million in the sequential quarter, and decreased $4.2 million when compared to $65.2 million in the first quarter of 2013. The $5.9 million decrease in first quarter 2014 compared to the fourth quarter 2013, is primarily driven by decreases in salaries and employee benefits, data processing fees and other real estate expense.

When comparing the first quarter of 2014 to the first quarter of 2013, the most significant components of the $4.2 million decrease were a $2.4 million decrease in salaries and employee benefits and a $2.0 million decrease in other real estate expense, partially offset by a $753 thousand increase in bankcard processing fees and a $601 thousand increase in data processing fees. The $2.4 million decline in salaries and employee benefits was primarily due to a $1.0 million decline in pension expense and an $844 thousand decline in salaries and wages. The $2.0 million decline in other real estate expense was primarily due to a decline in write-downs and related expenses on other real estate owned. The $753 thousand increase in bankcard processing fees was primarily due to an increase in bankcard transaction volume discussed in the previous section relating to cardholder and merchant income. The $601 thousand increase in data processing fees was primarily due to expenses totaling $206 thousand related to the upgrade of South’s loan system and the remainder attributable to the impact of increased pricing with the third party data processor, North Bank.

Income Taxes

South monitors and evaluates the potential impact of current events on the estimates used to establish income tax expenses and income tax liabilities. On a periodic basis, South evaluates its income tax positions based on current tax law and positions taken by various tax auditors within the jurisdictions where South is required to file income tax returns.

Income tax expense totaled $8.4 million, $3.8 million and $6.4 million for the first quarter of 2014 and the fourth and first quarters of 2013, respectively, representing effective tax rates of 36.0%, 34.8% and 34.2% during the respective periods. The increase in the effective tax rate for the first quarter 2014 results from the impact of permanent differences on higher pre-tax earnings.

Stockholders’ Equity and Capital Adequacy

South and South Bank are required to meet minimum requirements imposed by regulatory authorities. Failure to meet certain capital requirements may result in actions by regulatory agencies that could have a material impact on South’s consolidated financial statements.

Under GAAP, unrealized gains and losses on certain assets and liabilities and adjustment for pension funded status, net of deferred taxes, are included in accumulated other comprehensive income within stockholder’s equity and directly impact the calculation of South’s capital ratios. In the aggregate, these items represented a net increase in stockholders’ equity of $7.9 million at March 31, 2014, compared to $7.3 million at December 31, 2013, and $651 thousand at March 31, 2013. The $550 thousand increase in stockholders’ equity from December 31, 2013, resulted from an increase in net unrealized gains on investment securities available-for-sale and changes in the funded status of the pension plan. The $7.2 million increase in stockholders’ equity from March 31, 2013 was primarily due to a change in the funded status of the pension plan partially offset by the reduction in net unrealized gains on investment securities available-for-sale arising due to interest rate changes during 2013.

Table 10

Analysis of Capital Adequacy

	March 31, 2014	December 31, 2013	March 31, 2013	Regulatory minimum	Well-capitalized requirement
South
Risk-based capital ratios
Tier 1 capital	16.15%	15.53%	15.80%	4.00%	6.00%
Total capital	18.03	17.41	18.17	8.00	10.00
Tier 1 leverage ratio	8.31	8.32	7.85	4.00	5.00

South Bank
Risk-based capital ratios
Tier 1 capital	17.73%	17.09%	17.45%	4.00%	6.00%
Total capital	18.98	18.34	18.70	8.00	10.00
Tier 1 leverage ratio	9.10	9.12	8.67	4.00	5.00

South continues to exceed minimum capital standards and South Bank remains well-capitalized.

In July 2013, bank regulatory agencies approved the Basel 3 capital guidelines, which are aimed at strengthening existing capital requirements for bank holding companies through a combination of higher minimum capital requirements, new capital conservation buffers and more conservative definitions of capital and balance sheet exposure. South and South Bank will be subject to the requirements of Basel 3 effective January 1, 2015, subject to a transition period for several aspects of the rule.

Under the revised rules, South’s tier 1 common equity ratio based on the current tier 1 capital and risk-weighted assets calculations, excluding trust preferred securities, would be 13.48% at March 31, 2014, compared to the fully phased-in, well-capitalized minimum of 9.0 percent, which includes the 2.5 percent minimum conservation buffer. Management continues to monitor Basel 3 developments and remains committed to managing South’s capital levels in a prudent manner. The proposed tier 1 common equity ratio is calculated in Table 11.

Table 11

Tier 1 Common Equity Under Basel 3 Capital Requirements

(Dollars in thousands)	March 31, 2014
Tier 1 capital	$685,527
Less: restricted core capital	113,050

Tier 1 common equity	$572,477

Risk-adjusted assets	$4,245,374
Tier 1 common equity ratio	13.48%

Table 12 discloses the minimum and well-capitalized requirements for the transitional period beginning during 2016 and the fully phased-in requirements that become effective during 2019.

Table 12

Basel 3 Capital Requirements

Basel final rules	Basel 3 minimum requirement	Basel 3 well-capitalized 2016	Basel 3 minimum requirement	Basel 3 well-capitalized 2019
Leverage ratio	4.00%	5.00%	4.00%	5.00%
Common equity tier 1	4.50	6.50	4.50	6.50
Common equity plus conservation buffer	5.13	7.13	7.00	9.00
Tier 1 capital ratio	6.00	8.00	6.00	8.00
Total capital ratio	8.00	10.00	8.00	10.00
Total capital ratio plus conservation buffer	8.63	10.63	10.50	12.50

Risk Management

Effective risk management is critical to South’s success. The Dodd-Frank Act required that banks with total assets in excess of $10 billion establish an enterprise-wide risk committee consisting of members of its board of directors. Although South does not have total assets in excess of $10 billion, it has established a Risk Committee that provides oversight of enterprise-wide risk management by combining this function with the Audit Committee. In its risk oversight role, the Audit and Risk Committee: annually reviews and, where appropriate, recommends approval by the board of directors of the risk appetite statement prepared by management; reviews periodic reports from management related to South’s activities to monitor and mitigate significant risks related to South’s business; monitors management’s execution of risk management practices in accordance with the risk appetite of the company; reviews supervisory examination reports of state and federal agencies together with management’s response to such examinations; and discusses with attorneys legal matters that may have a material impact on the financial statements or South’s compliance policies. With guidance from and oversight by the Audit and Risk Committee, management continually refines and enhances its risk management policies and procedures to maintain effective risk management programs and processes.

Mortgage reform rules mandated by the Dodd-Frank Act became effective in January 2014, requiring lenders to make a reasonable, good faith determination of a borrower’s ability to repay any consumer credit transaction secured by a dwelling and to limit prepayment penalties. Increased risks of legal challenge, private right of action and regulatory enforcement are presented by these rules. South implemented the required system, process, procedural and product changes prior to the effective date of the new rules. South has modified its underwriting standards to help assure compliance with the ability to repay requirements and has determined that it will continue to offer both qualified and non-qualified mortgage products.

Credit risk management. Credit risk is the risk of not collecting payments pursuant to the contractual terms of loans, leases and investment securities. Loans and leases not covered by loss share agreements with the FDIC were underwritten in accordance with South’s credit policies and procedures and are subject to periodic ongoing reviews. Acquired loans were recorded at fair value as of the acquisition date and are subject to periodic reviews to identify any further credit deterioration. South’s independent credit review function conducts risk reviews and analyses of both acquired and originated loans to help assure compliance with credit policies and to monitor asset quality trends. The risk reviews include portfolio analysis by geographic location, industry, collateral type and product. South strives to identify potential problem loans as early as possible, to record charge-offs or write-downs as appropriate and to maintain adequate allowances for loan losses that are inherent in the loan and lease portfolio.

Interest rate risk management. Interest rate risk results principally from assets and liabilities maturing or repricing at different points in time, from assets and liabilities repricing at the same point in time but in different amounts and from short-term and long-term interest rates changing in different magnitudes. Market interest rates also have an impact on the interest rate and repricing characteristics of loans and leases that are originated as well as the rate characteristics of interest-bearing liabilities.

Short term interest rate risk is assessed by forecasting net interest income under various interest rate scenarios and comparing those results to forecasted net interest income assuming stable rates. Rate shock scenarios represent an instantaneous and parallel shift in rates, up or down, from a base yield curve. Various other interest rate risk scenarios are modeled to supplement the shock scenarios, including changes in the shape of the yield curve and changes in the relationships of internal rates to market rates.

Table 13 provides the impact on net interest income resulting from various interest rate scenarios as of March 31, 2014 and December 31, 2013.

Table 13

Net Interest Income Sensitivity Simulation Analysis

	Estimated increase (decrease) in net interest income
Change in interest rate (basis point)	March 31, 2014	December 31, 2013
+100	(0.84)%	(1.09)%
+200	(0.59)	(0.90)
+300	(0.22)	(0.57)

Long-term interest rate risk exposure is measured using the EVE sensitivity analysis to study the impact of long-term cash flows on capital. EVE involves discounting present values of all cash flows of balance sheet items under different interest rate scenarios. EVE represents the difference between the sum of the present value of all asset cash flows and the sum of the present value of the liability cash flows. Cash flows will vary by interest rate scenario, resulting in variations in EVE. The amount of base-case measurement and its sensitivity to shifts in the yield curve allow management to measure longer-term repricing and option risk in the balance sheet. Table 14 presents the EVE profile as of March 31, 2014 and December 31, 2013.

Table 14

Economic Value of Equity Modeling Analysis

	Estimated increase (decrease) in EVE
Change in interest rate (basis point)	March 31, 2014	December 31, 2013
+100	(0.70)%	0.20%
+200	(0.95)	0.69
+300	(1.11)	1.17

South does not typically utilize interest rate swaps, floors, collars or other derivative financial instruments to attempt to hedge overall balance sheet rate sensitivity and interest rate risk.

Liquidity risk management. Liquidity risk is the risk that an institution is unable to generate or obtain sufficient cash or its equivalents on a cost-effective basis to meet commitments as they fall due. The most common sources of liquidity risk arise from mismatches in the timing and value of on-balance sheet and off-balance sheet cash inflows and outflows. In general, on-balance sheet mismatches generate liquidity risk when the effective maturity of assets exceeds the effective maturity of liabilities. A commonly cited example of a balance sheet liquidity mismatch is when long-term loans (assets) are funded with short-term deposits (liabilities). Other forms of liquidity risk include market constraints on the ability to convert assets into cash at expected levels, an inability to access funding sources at sufficient levels at a reasonable cost, and changes in economic conditions or exposure to credit, market, operational, legal and reputation risks that can affect an institution’s liquidity risk profile.

South utilizes various limit-based measures to monitor, measure and control liquidity risk across three different types of liquidity:

•	Tactical liquidity measures the risk of a negative cash flow position whereby cash outflows exceed cash inflows over a short-term horizon;

•	Structural liquidity measures the amount by which illiquid assets are supported by long-term funding; and

•	Contingent liquidity utilizes cash flow stress testing across three crisis scenarios to determine the adequacy of South’s liquidity.

South aims to maintain a diverse mix of existing and potential liquidity sources to support the liquidity management function. At its core is a reliance on the retail deposit book, due to the generally stable balances and low cost it offers. Other sources of liquidity include asset-based liquidity in the form of cash and unencumbered securities, as well as access to wholesale funding from external counterparties, primarily advances from the FHLB of Atlanta, Federal Funds lines and other borrowing facilities. South aims to avoid funding concentrations by diversifying external funding with respect to maturities, counterparties and nature (i.e. secured versus unsecured).

At March 31, 2014, South had access to $1.10 billion in secured borrowings and $155.0 million in unsecured borrowings through various sources.

Free liquidity includes cash on deposit at various banks, overnight investments and the unpledged portion of investment securities available-for-sale, all of which can be easily converted to cash. Free liquidity totaled $1.97 billion at March 31, 2014 compared to $1.84 billion at December 31, 2013 and $2.03 billion at March 31, 2013.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and leases and OREO resulting from originated loans. No acquired loans are classified as nonaccrual assets due to the application of the accretable yield method. At March 31, 2014, South’s nonperforming assets amounted to $113.6 million, or 1.44%, of total loans and leases plus OREO, compared to $115.5 million, or 1.49%, at December 31, 2013.

Nonaccrual loans (excluding acquired loans) decreased $2.3 million from December 31, 2013 to $85.2 million at March 31, 2014, due to lower nonaccrual commercial loans.

At March 31, 2014, total OREO not covered under FDIC loss share agreements was $28.4 million, compared to $28.1 million at December 31, 2013. OREO includes foreclosed property and branch facilities that South has closed but not sold.

Table 15

Nonperforming Assets

	2014	2013
	First	Fourth	Third	Second	First
(Dollars in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter
Nonaccrual loans (excluding acquired loans)	$85,157	$87,428	$94,589	$94,734	$92,491
Other real estate owned not covered under FDIC loss share agreements	28,398	28,059	30,096	33,073	39,037

Total nonperforming assets (excluding acquired loans and covered other real estate owned)	$113,555	$115,487	$124,685	$127,807	$131,528

Accruing loans greater than 90 days past due (excluding acquired loans)	$9,025	$9,616	$11,105	$11,620	$13,483
Nonaccrual loans to total loans (excluding acquired loans)	1.89%	1.94%	2.13%	2.17%	2.16%
Ratio of nonperforming assets to total assets (excluding acquired loans and covered real estate owned)	1.44	1.49	1.66	1.69	1.73

Troubled Debt Restructurings

TDRs are selectively made to provide relief to customers experiencing liquidity challenges or other circumstances that could affect their ability to meet their debt obligations. Typical modifications include short-term deferral of interest or modification of payment terms. Nonperforming TDRs are not accruing interest and are included as nonperforming assets within nonaccrual loans and leases. TDRs, which are accruing interest based on the restructured terms, are considered performing.

Table 16

Troubled Debt Restructurings

(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Accruing TDRs (excluding acquired impaired loans)	$25,080	$25,583	$26,969
Nonaccruing TDRs (excluding acquired impaired loans)	26,357	26,452	29,982

Total TDRs	$51,437	$52,035	$56,951

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are internally risk graded substandard or below but which are not included in nonaccrual status and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises serious doubts as to the ability of such borrower to comply with the current loan repayment terms. Potential problem loans totaled $65.9 million and $96.7 million, respectively, as of March 31, 2014 and March 31, 2013. As the majority of potential problem loans are real estate secured, management closely tracks the current values of real estate collateral when assessing the collectability of these loans.

Allowance for Loan Losses

At March 31, 2014, the allowance for loan losses allocated to loans totaled $52.6 million, or 1.17%, of loans and leases compared to $54.6 million, or 1.21%, at December 31, 2013.

Management considers the allowance adequate to absorb estimated inherent losses that relate to loans and leases outstanding at March 31, 2014, although future adjustments may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require adjustments to the allowance based on information available to them at the time of their examination.

The provision for loan losses recorded during the first quarter of 2014 equaled $144 thousand compared to $505 thousand during the first quarter of 2013. Excluding the impact of loss share accounting, provision expense decreased by $26 thousand for the quarter ended March 31, 2014. The decrease in provision expense was primarily due to a decline in the net charge-off ratio.

Net charge-offs equaled $2.1 million during the first quarter of 2014, compared to $2.9 million during the first quarter of 2013. On an annualized basis, net charge-offs represented 0.19% of average loans and leases during the first quarter of 2014 compared to 0.27% during the first quarter of 2013. Loss estimates for most acquired loans are made at the individual loan level using loan-specific information. Therefore, fluctuations in charge-off levels on acquired loans are indicative of updated cash flow information but are not indicative of future performance of other acquired loans.

Table 17 provides details concerning the allowance for loan losses during the past five quarters.

Table 17

Allowance for Loan Losses (ALL)

	2014	2013
	First	Fourth	Third	Second	First
(Dollars in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses at beginning of period	$54,565	$55,302	$56,098	$60,403	$62,759
Provision for loan losses:
Acquired loans	(145)	(182)	447	62	190
Originated loans	289	4,455	2,610	153	315
Net charge-offs of loans and leases:
Charge-offs:
Commercial real estate	(597)	(1,342)	(1,856)	(863)	(484)
Commercial and industrial	(81)	(267)	(88)	(140)	(75)
1-4 Family real estate	(1,273)	(1,252)	(1,646)	(1,967)	(2,082)
Sales finance	(169)	(152)	(219)	(147)	(123)
Home equity line of credit	(1,131)	(2,015)	(1,045)	(2,095)	(484)
Consumer and all other loans	(761)	(921)	(594)	(723)	(951)
Acquired loans	(27)	(528)	(77)	(218)	(482)

Total charge-offs	(4,039)	(6,477)	(5,525)	(6,153)	(4,681)

Recoveries:
Commercial real estate	728	293	493	398	675
Commercial and industrial	73	63	120	127	208
1-4 Family real estate	372	437	345	297	159
Sales finance	73	82	64	63	87
Home equity line of credit	117	147	144	184	69
Consumer and all other loans	368	303	303	409	330
Acquired loans	172	142	199	155	292

Total recoveries	1,903	1,467	1,668	1,633	1,820

Net charge-offs of loans and leases	(2,136)	(5,010)	(3,857)	(4,520)	(2,861)

Allowance for loan losses at end of period	$52,573	$54,565	$55,302	$56,098	$60,403

Allowance for loan losses at end of period allocated to loans and leases:
Acquired	$—	$—	$569	$—	$—
Originated	52,573	54,565	54,733	56,098	60,403

Total	$52,573	$54,565	$55,302	$56,098	$60,403

Net charge-offs of loans and leases:
Acquired	$(145)	$385	$(122)	$62	$190
Originated	2,281	4,625	3,979	4,458	2,671

Total net charge-offs	$2,136	$5,010	$3,857	$4,520	$2,861

Average loans and leases:
Acquired	$160,648	$185,457	$212,811	$231,945	$261,434
Originated	4,340,277	4,291,254	4,196,088	4,075,704	4,050,567
Loans and leases at period-end:
Acquired	151,951	174,203	194,211	229,388	246,258
Originated	4,348,660	4,343,506	4,244,719	4,130,015	4,045,220

	2014	2013
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ratios
Net charge-offs (annualized) to average loans and leases	0.19%	0.45%	0.35%	0.42%	0.27%
Net charge-offs (annualized) to average loans and leases (excluding acquired loans)	0.21	0.43	0.38	0.44	0.26
Allowance for loan losses to total loans and leases	1.17	1.21	1.25	1.29	1.41
Allowance for loan losses to total loans and leases (excluding acquired loans)	1.21	1.26	1.30	1.36	1.49

Off Balance Sheet Risk

South makes contractual commitments to extend credit and issues standby letters of credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. In addition to commitments to extend credit, South also issues standby letters of credit which are assurances to a third party that it will not suffer a loss if the customer fails to meet a contractual obligation to the third party. At March 31, 2014, South had issued commitments to extend credit of approximately $961.9 million and letters of credit of approximately $14.2 million through various types of commercial lending arrangements.

Based on historical experience, many of the commitments and letters of credit will expire unfunded. Through its various sources of liquidity, South believes it will be able to fund these obligations as they arise. South evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on South’s credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

Quantitative and Qualitative Disclosures about Market Risk

Information about market risk is set forth in “—Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2013, 2012 and 2011—Risk Management” and related tables and in “— Management’s Discussion and Analysis for Financial Condition and Results of Operations for the Quarter Ended March 31, 2014—Risk Management” and related tables.

Information about South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger

Peter M. Bristow (age 48), currently Executive Vice President and Chief Operating Officer of South and President and Chief Operating Officer of South Bank, is proposed to become President and Corporate Sales Executive of North and North Bank, with a focus on North Bank’s legacy banking markets. Mr. Bristow has been employed by South and South Bank since 1991 and has served in his current positions since 2001. Mr. Bristow is the brother-in-law of Mr. Holding, Jr., North and North Bank’s Chairman and Chief Executive Officer and a director of South and South Bank, and of Hope H. Bryant, North and North Bank’s Vice Chairman.

Craig L. Nix (age 42), currently Executive Vice President and Chief Financial Officer of South and South Bank, is proposed to replace North and North Bank’s current Chief Financial Officer, Glenn D. McCoy, who will retire on a date to be determined following the merger. Mr. Nix has been employed by South and South Bank since 1999 and has served in his current positions since 2001.

The compensation arrangements between North and North Bank and Mr. Bristow and Mr. Nix following the merger are discussed above under “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger” beginning on page 114 of this joint proxy statement/prospectus.

Information about South Bank’s Compensation of South and South Bank Executive Officers who will become Executive Officers of North and North Bank following the Merger

Compensation Discussion and Analysis

The following discussion describes generally the components of South Bank’s executive compensation arrangements, and specifically discusses compensation paid to Mr. Bristow, Executive Vice President and Chief Operating Officer of South and President and Chief Operating Officer of South Bank, and Mr. Nix, Executive Vice President and Chief Financial Officer of South and South Bank, who are each proposed to become executive officers of North after the merger. See “The Merger—Interests of South and/or South Bank’s Directors and Executive Officers in the Merger” beginning on page 114 of this joint proxy statement/prospectus. This section also provides an overview of South Bank’s compensation philosophy and objectives and explains how and why the compensation committee of the South Bank board of directors arrived at specific compensation policies and decisions involving Mr. Bristow and Mr. Nix. South’s executive officers are also executive officers of South Bank and are compensated by South Bank for their services as its officers. They do not receive separate compensation from South.

South Bank’s Executive Compensation Philosophy and Objectives

South Bank’s executive compensation program is administered by the compensation committee of the South Bank board of directors (the “compensation committee”). The compensation committee is comprised of all independent directors. The compensation committee provides overall guidance relating to executive compensation and other significant compensation and benefit programs of South Bank, and makes specific recommendations with respect to compensation of South Bank’s chief executive officer and its five other next most highly compensated executives.

The compensation committee endeavors to both align executive officers’ compensation with South Bank’s long-term business philosophy and to achieve its objectives of:

•	rewarding year-over-year performance and long-term loyalty;

•	balancing business risk with sound financial policy;

•	enabling South Bank to attract, motivate and retain qualified executive officers; and

•	providing compensation to South Bank’s executive officers that is competitive with comparable financial services companies.

The Process of Evaluating Executive Officer Compensation

Each year, the compensation committee evaluates and sets executive compensation in three phases. The compensation committee reviews recommendations for base salary adjustments in January of each year, with adjustments to be effective March 1 of the same year. The compensation committee also reviews recommendations for incentive compensation awards under the SEMIP in January of each year with respect to performance in the prior year for payout in February of the current year. For discretionary bonus awards under the South Bank Long-Term Plan, the compensation committee generally waits to make a recommendation until the middle of the year following the year for which the award is to be granted in order to assess not only performance for the prior year, but also year-to-date performance in the year in which such an award is granted. After receiving the compensation committee’s recommendations for each phase of compensation, the South Bank board of directors approves executive officer compensation, with such adjustments as the board deems appropriate.

In reviewing executive officer compensation, the compensation committee considers:

•	the scope of the officers’ responsibilities;

•	market analyses prepared in previous years by management’s compensation consultant that compare South’s executive officers’ salaries to compensation paid to persons in each officer’s position in similar financial services organizations;

•	South and South Bank’s overall financial and operating performance;

•	general individual performance as well as individual performance with respect to specific goals; and

•	internal equity of South and South Bank’s executive officers’ current compensation.

Compensation Consultant

In 2010, South Bank’s management engaged the services of Mercer, a national compensation consultant, to provide a comprehensive review and analysis of South Bank’s executive compensation, including an assessment of the program’s competitiveness with the market and an evaluation of South Bank’s incentive plans. In connection with its analysis, Mercer:

•	Interviewed members of the compensation committee and executives to acquire an understanding of South Bank’s business and current executive compensation programs;

•	Developed a peer group of 19 publicly traded companies to provide a reference point and relevant market comparisons, and discussed the key differences in public and private company pay structures;

•	Developed market values for the six top executive positions by analyzing data from the peer groups as well as market surveys;

•	Reviewed South Bank’s incentive programs in comparison to peers, the broader market, and emerging trends and best practices;

•	Assessed the competitiveness of South Bank’s executive compensation in comparison to the market data and recent trends; and

•	Developed directional recommendations for managing executive compensation in 2011 and beyond.

The peer group selected by Mercer was comprised of the following financial institutions located in the following states: First Citizens Bancshares, Inc, North Carolina; Cullen/Frost Bankers, Inc., Texas; Fulton Financial Corp, Pennsylvania; Valley National Bancorp, New Jersey; BancorpSouth Inc, Mississippi; FirstMerit Corp, Ohio; Whitney Holding Corp, Louisiana; UMB Financial Corp, Missouri; IberiaBank Corp, Louisiana; MB Financial Inc, Illinois; TrustMark Corp, Mississippi; Prosperity Bancshares Inc, Texas; Hancock Holding Co, Mississippi; United Community Banks Inc, Georgia; Old National Bancorp, Indiana; United Bankshares Inc, West Virginia; First Midwest Bancorp Inc, Illinois; Wesbanco Inc, West Virginia; and Sterling Bancshares Inc, Texas. Approximately 68 percent of the companies included in the peer group survey had revenues between 60 percent and 140 percent of South’s consolidated revenues, and all of the companies included in the peer group survey had revenues ranging from approximately 49 percent to approximately 181 percent of South’s revenues.

The Mercer study concluded that South Bank’s executive salary compensation was below market competitive rates and recommended a three-year approach as a way to provide for salary increases over time, rather than making an all-inclusive, one-time correction. Based on the Mercer recommendation, the compensation committee approved a phased implementation of base salary and incentive compensation over the three-year period from 2011 to 2013, but deferred consideration of changes to long-term discretionary bonus compensation.

In 2013, based on changes in responsibilities for two of the top six executive positions, South Bank management requested that Mercer assess the then current state of South Bank’s executive salaries with respect to implementation of the previously adopted phased in salary increases for these six positions, and to conduct a market pay analysis for one newly created executive officer position. Among other findings, the Mercer update determined that, based on additional responsibilities, increases in compensation for Mr. Bristow and Mr. Nix were warranted. The compensation committee used the results of Mercer’s updated assessment to determine 2013 salary increases for the six positions, including Mr. Bristow and Mr. Nix.

In late 2013, management decided not to pursue a further executive compensation study. Instead, the compensation committee used the data from the 2013 Mercer assessment update, together with information used to determine the pool for merit compensation adjustments for all employees, to determine increases in the compensation of the six top executive positions for 2014.

Executive Compensation Components

For 2013, South Bank’s executive compensation program was comprised of the components below. Management believes that all of these components have a low risk profile for South Bank.

Compensation Component	Component Elements	Purpose

• Base Salary	—Cash	To provide fixed annual compensation that is comparable with other financial institutions and help attract and retain associates.

• Cash Bonus	—Cash (under the South Bank Long-Term Plan)	To help retain key decision-makers and producers and to reward for annual company and individual performance.

• Senior Executive Management Incentive Plan	—Cash	To reward for annual company and individual performance.

• Retirement Benefits	—Defined benefit pension plan —Matching and profit-sharing contributions to Section 401(k) defined contribution plans	To provide competitive levels of retirement income for all employees.
	—Deferred Compensation Plans	To provide for deferral of a portion of compensation until after retirement for certain highly compensated employees.

• Non-qualified Separation from Service Agreements	—Cash —Death Benefit	To help retain and reward the long-term loyalty of certain key decision makers and producers, and to assure their continued loyalty following a separation from service.

• Perquisites	·	To provide limited personal benefits to certain executive officers in furtherance of South’s risk management program and for the officers’ convenience.

Base Salaries

Base salaries have historically represented the primary component of South Bank’s executive compensation program. In making its recommendations regarding 2013 and 2014 base salaries for Mr. Bristow and Mr. Nix, the compensation committee considered South Bank’s 2012 and 2013 financial and operating performance and their individual performance.

More specifically, in considering the 2013 adjustment in base salary rate for each of Mr. Bristow and Mr. Nix, the compensation committee took into account their 2012 total compensation, their scope of responsibility, their general individual performance, South Bank’s 2012 financial and operating performance, the recommendations of South Bank’s chairman and chief executive officer, and the results of the Mercer three-year study and follow-up assessment. Consideration for a 2014 adjustment in their base salary rates again took into account the same factors for 2013, as well as their 2013 performance awards under the South Bank Long-Term Plan and SEMIP.

The following table shows the base salary rates and year-to-year percentage increases for Mr. Bristow and Mr. Nix for 2012, 2013 and 2014. The 2012 and 2013 base salary rates reflect their annual base salary rates approved by the South Bank board of directors that became effective on March 1 of each year. Because these base salary rates did not become effective until March 1, the salary rates in the table below are higher than the dollar amounts of the base salaries they actually received during 2012 and 2013 as reflected in the Summary Compensation Table below.

	2012 Base Salary Rate	Percentage Increase	2013 Base Salary Rate	Percentage Increase	2014 Base Salary Rate
Peter M. Bristow,	$484,218	9.3%	$529,218	4.0%	$550,387
Executive Vice President and Chief Operating Officer

Craig L. Nix,	$388,080	11.6%	$433,080	4.0%	$450,403
Executive Vice President and Chief Financial Officer

South Bank Long-Term Compensation Plan

The South Bank Long-Term Compensation Plan is a discretionary bonus plan, the purpose of which is to reward and retain qualified management-level employees and to encourage them to contribute to South and South Bank’s long-term success. Awards are made under the South Bank Long-Term Plan each year based on bank-wide and individual participant performance in the prior year (the year as to which the award is granted is referred to as the “plan year”), and also take into consideration performance to date during the year in which the award is granted. Awards are payable during the first two months of the fourth calendar year after the close of the plan year for which the award is granted. Participants in the South Bank Long-Term Plan are not advised in advance of any goals that must be met to receive the awards, and awards are completely discretionary.

Members of South Bank senior executive management confer with each other annually to recommend to the compensation committee employees for participation in the South Bank Long-Term Plan for the plan year. Mid-year of the year following the close of each plan year, senior executive management of South Bank recommends to the compensation committee, using such rules and methodologies as the compensation committee in its discretion approves, awards for the completed plan year for each participant other than a member of senior executive management. The compensation committee reviews such recommendations, makes such modifications as it deems appropriate, and approves the final awards. Awards for senior executive management, including, Mr. Bristow and Mr. Nix, are determined in the discretion of the compensation committee upon recommendation of the chairman and chief executive officer and approval of the South Bank board of directors.

Payment of the awards is conditioned upon the participant’s (i) being employed by South Bank for the three years following the December 31 immediately preceding the date of grant (except in the event of termination of employment without cause or due to death, disability or retirement); (ii) maintaining strict confidentiality as to the amount of the award; and (iii) executing an agreement, or confirming an existing agreement, containing restrictive covenants generally prohibiting the participant from participating in any competing enterprise or business and from soliciting South Bank’s employees, customers, and prospective customers at any time during the participant’s employment with South Bank and during a period after cessation of employment. If a participant’s employment is terminated without cause or due to disability, death or retirement, the participant will be paid outstanding awards on the date that he or she would otherwise have been paid had such event not occurred. If, during a plan year, a participant’s employment is terminated without cause, a participant is no longer covered under the South Bank Long-Term Plan because of sale or other divestiture of South Bank, or a participant’s employment assignment so changes that the compensation committee determines it is no longer relevant to the participant’s continued participation, the participant will receive only such portion, if any, of any resulting award for the plan year as the compensation committee determines and the South Bank board of directors approves.

In making the awards for the 2013 plan year, the compensation committee took into consideration the fact that South Bank had exceeded all five of its 2013 bank-wide goals relating to increases in net income, average core checking growth, average loan growth, and performing better than forecasted or budgeted with regard to net charge-offs and noninterest expense, and had significantly exceeded four of these five goals. The compensation committee further considered the following specific factors with respect to 2013 performance: South Bank has been profitable every quarter since the beginning of the economic downturn in 2009; improvement in regulatory capital ratios due to strong earnings, including increases in total capital ratio, tier 1 capital ratio and tier 1 leverage ratio, all of which continued to be significantly above regulatory minimum requirements; decline in adversely classified assets ratio; commercial and consumer loan growth, making 2013 the highest loan growth year since 2008; mortgage loan servicing portfolio growth; growth in personal trust and retirement services revenue, growth in capital management assets under management in the wealth management group; growth in revenues and assets under management at First Citizens Securities; and growth in bankcard and merchant sales volume and fee income and net income in the bankcard/merchant services division. The compensation committee further considered that, as of the end of the first quarter of 2014, South Bank was exceeding four of its five 2014 performance goals with respect to bank-wide factors. The compensation committee considered the following specific factors with respect to first quarter 2014 performance: net income significantly exceeded planned net income for the period; net charge-off ratio was below the planned ratio and below the ratio for 2013; growth in annualized core checking balances; improvement in capital ratios due to strong earnings; decline in adversely classified assets ratio; decline in assets subject to loss share; decline in the FDIC receivable; loan growth and servicing portfolio growth; consumer loan growth; growth in personal trust and retirement services revenue and capital management assets under management in the wealth management group; and growth in revenues and assets under management at First Citizens Securities.

For each of Mr. Bristow and Mr. Nix, the committee also took into consideration their individual performance in meeting substantially the same goals as those set for them under the South Bank Senior Executive Management Incentive Plan as discussed below under “—South Bank Senior Executive Management Incentive Plan,” as well as prior awards and percentage of awards to their salaries. Awards to Messrs. Bristow and Nix for plan years 2011, 2012 and 2013 that were granted in 2012, 2013, and 2014, respectively, for payment in 2015, 2016 and 2017, respectively, are shown in the “Bonus” column of the “Summary Compensation Table.” The merger agreement provides that these outstanding awards to Mr. Bristow and Mr. Nix will be paid in accordance with the terms of the South Bank Long-Term Plan, and there is no current agreement to accelerate the awards as a result of the merger. It is not anticipated that any awards under the South Bank Long-Term Plan will be made to Mr. Bristow or Mr. Nix in connection with 2014 performance.

South Bank Senior Executive Management Incentive Plan

The SEMIP provides annual cash incentive compensation for key leaders of South Bank. Under the SEMIP, each participant is eligible for a discretionary maximum payout equal to a percentage of base salary as of the last day of the calendar year. The SEMIP has two components, which consist of bank-wide goals and individual goals. The bank-wide and individual goals are established annually and recommended for the plan year to the compensation committee by the chairman/chief executive officer or president/chief operating officer, as applicable to the participant’s reporting status, and are described in each participant’s individual goals document. After the end of each plan year, executive management provides the compensation committee data as to annual corporate performance (based in part on the bank-wide goals established for the year and other factors as determined by executive management) and each participant’s attainment of the individual goals. Payouts, if any, are then made in February following the end of the plan year upon approval of the compensation committee and the board of directors. To support the SEMIP’s retention goal, a participant must be employed with South Bank on the plan year payout date to receive any payment.

For 2013, the component weightings for Mr. Bristow were 50% bank-wide goals and 50% individual goals, and the weightings for Mr. Nix were 40% bank-wide goals and 60% individual goals. If 100% of their respective bank-wide and individual goals were met, Mr. Bristow would be entitled to a maximum payout equal to 45% of his base salary as of December 31, 2013, and Mr. Nix would be entitled to a maximum payout equal to 40% of his base salary as of December 31, 2013. Payouts, if any, would be based on approval of the compensation committee and South board of directors based on supporting documentation supplied to the compensation committee by executive management as to assessment of 2013 corporate and bank-wide performance and Mr. Bristow and Mr. Nix’s contributions and attainment of individual goals.

The 2013 corporate and bank-wide goals were as follow: South—net income of $30.47 million and net charge-off ratio limited to 0.55%, or $22.63 million; South Bank—core checking growth of 5.0%; and non-interest expense at or below $259.52 million.

Mr. Bristow’s 2013 individual goals and weightings were as follow: 25% based on retail banking goals relating to developing a business plan for the Brennan building and household acquisition goals, efficient teller staffing, and developing a community banking strategy; 15% based on revenue generation and operational efficiency relating to branch optimization, ensuring sufficient staffing while reducing administrative support salaries, and achieving savings in salary and staff in targeted departments; 20% based on commercial banking strategy relating to hiring a commercial banking executive leader, continuing to develop and refine the redesigned credit model to maximize efficiency and effectiveness with the goal of increasing quality loans, and executing on expanded lending opportunities in the agricultural and government portfolios; 15% based on leadership of technology development initiatives; 15% based on customer outreach in the Greenville, South Carolina, Charleston, South Carolina, and Atlanta, Georgia, markets and other markets as approved by the chief executive officer; and 10% based on subjective factors relating to executive leadership. The sub-goals in each category were equally weighted, and partial credit could be considered based on the subjective assessment of the chairman/chief executive officer as to the quality and completeness of goal attainment.

Mr. Nix’s 2013 individual goals and weightings were as follow: 30% based on leading South Bank’s three-year program to increase pre-tax income; 15% based on developing and executing on comprehensive learning plans for new areas of responsibility; 10% based on achieving targeted savings in staff and salary in his department; 15% based on proposing and executing on strategies to improve the performance of the investment portfolio with the goal of increasing pre-tax income by a targeted amount without significantly increasing the risk profile of the portfolio; 10% based on providing leadership and support in the design, implementation and execution of a commercial strategy; 10% based on clarifying targeted divisions’ performance and measuring performance; and 10% based on subjective factors relating to working with leadership team on bank initiatives, supporting the chief information officer on a technology project, helping the chief executive officer organize and develop an agenda for the 2013 strategic retreat to set 2014 business goals, leading acquisition due diligence efforts, performing financial modeling on potential acquisition targets, performing ad hoc projects for the chief executive officer and the chief operating officer on strategic matters, and ensuring sound loss share administration. The sub-goals in each category were equally weighted.

For 2013, the compensation committee determined, based on information from executive management, that 2013 bank-wide goals had been met, and that Mr. Bristow had met 98% of his individual goals and Mr. Nix had met 100% of his individual goals. Accordingly, upon recommendation of executive management, in February of 2014, Mr. Bristow received 99% of the maximum award under the SEMIP and Mr. Nix received 100% of the maximum award under the SEMIP. These awards are reflected below in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

For 2014, the weightings for Mr. Bristow are 60% bank-wide goals and 40% individual goals, and the weightings for Mr. Nix are 50% bank-wide goals and 50% individual goals. Maximum payout as a percentage of salary remained the same as in 2013. Although the merger agreement permits South to accelerate payments under the SEMIP for 2014 performance based on the 2014 bank-wide and individual goals, there is currently no agreement to do so. If paid in accordance with historical practice, such payments would be made in February of 2015.

Retirement Plans

South Bank provides retirement benefits to officers and employees under three qualified plans which include:

•	a defined benefit pension plan;

•	a section 401(k) defined contribution plan; and

•	an enhanced Section 401(k) defined contribution plan.

During 2007, South Bank’s board of directors approved changes to the retirement plan program with a fully effective date of January 1, 2008. These changes were recommended by the compensation committee and were designed to reduce the volatility of South Bank’s pension plan expense, while preserving the competitive retirement benefits South Bank provides to employees. The changes included the retention of the pension and Section 401(k) plans as they existed at that time (now referred to as the “legacy plans”), and the addition of an “enhanced” Section 401(k) plan. New employees hired after September 1, 2007, participate only in the enhanced Section 401(k) plan and do not become participants in the pension plan. Eligible employees hired on or before September 1, 2007, made a one-time election during 2007 to:

•	continue to participate in both legacy plans; or

•	participate only in the enhanced Section 401(k) plan rather than the legacy Section 401(k) plan, in which case they would continue to be participants in the pension plan, but their pension plan benefits accrued through December 31, 2007, would be frozen and no further benefits would accrue.

Mr. Bristow and Mr. Nix both elected to continue their participation in the legacy plans.

A brief description of South Bank’s three qualified plans is set forth in the table below.

Benefit	Description
Defined Benefit Pension Plan	Provides a monthly retirement benefit based on a formula that takes into account a participant’s compensation covered by the plan and his or her years of service.

Legacy Section 401(k) Defined Contribution Plan (for employees electing to continue participation in the defined benefit pension plan)	Provides a matching employer contribution to each participant’s account of up to 4.5% of the participant’s eligible compensation. The 2013 maximum matching contribution was $11,475.

Enhanced Section 401(k) Defined Contribution Plan (for employees not participating in the defined benefit pension plan)	Provides a matching employer contribution to each participant’s account of up to 6% of the participant’s eligible compensation. The 2013 maximum matching contribution was $15,300. In addition, a discretionary profit sharing contribution may be made to each participant’s account equal to a percentage of the participant’s eligible compensation as approved by the compensation committee and the South board of directors. The 2013 maximum profit sharing contribution was 3%, or $7,650.

Further information about the terms of the pension plan (including the calculation of benefits under the plan), as well as the legacy and enhanced Section 401(k) plans (including the calculation of matching contributions), is set forth below under the caption “—Retirement Plans.”

Deferred Compensation Plans

The South Bank 409A Plan is a nonqualified deferred compensation plan that provides for deferral of a portion of compensation until after retirement for certain highly compensated employees. The South Bank Deferred Compensation Plan, which was also a nonqualified deferred compensation plan that provided for deferral of a portion of compensation until after retirement for certain highly compensated employees, was the predecessor to the South Bank 409A Plan. The Deferred Compensation Plan was frozen, effective December 31, 2004, but continues to govern the nonqualified compensation benefits accrued under that plan up to and including December 31, 2004, plus any earnings on such benefits after December 31, 2004. The South Bank 409A Plan is designed (and the Deferred Compensation Plan was designed) to permit a select group of management or highly compensated employees to defer compensation in amounts greater than the applicable limits under South’s tax-qualified Section 401(k) plans. The South Bank 409A Plan and Deferred Compensation Plan are discussed below under “—South Bank 409A Deferred Compensation Plan” and “—South Bank Deferred Compensation Plan.”

Non-Qualified Separation from Service Agreements

South Bank has entered into non-qualified separation from service agreements with certain of its executive officers, including Mr. Bristow and Mr. Nix, that provide for payments to them for a period of ten years following retirement (as defined in the agreements). The agreements are intended to help South Bank retain and reward officers who are key decision makers, and to limit their availability to other employers or entities that are in competition with South Bank following their retirement. Because payments will be made to the officers only if they continue in South Bank’s employment until retirement, the committee believes the agreements are consistent with the objective of encouraging and rewarding long-term loyalty. These agreements are described below under “—Separation from Service Agreements.”

Personal Benefits

South Bank does not provide an extensive array of perquisites or personal benefits to its executive officers, other than benefits (including individual and family group insurance coverage) that are available generally to all our employees. The additional benefits provided to executive officers are limited to automobile allowances, home security systems, and enhanced disability insurance.

No Employment Agreements or Equity-Based Compensation

South Bank executive officers are employed on an “at will” basis and are subject to re-appointment as officers each year, and none of them have employment agreements with South or South Bank. South does not have any plans under which stock options or grants or other equity awards are made to executive officers. During 2013, base salary was the largest component of each current executive officer’s cash compensation.

SUMMARY COMPENSATION TABLE

The following table summarizes information about compensation paid or accrued during 2013, 2012 and 2011 for Messrs. Bristow and Nix.

Name and Principal Position During 2013	Year	Salary(1)	Bonus(2)	Non-equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Peter M. Bristow, Executive Vice President and Chief Operating Officer	2013 2012 2011	$521,719 480,380 455,485	$125,000 85,000 100,000	$235,767 217,898 202,853	$66,107 165,778 239,257	$24,634 37,521 77,736	$973,227 986,577 1,075,332

Craig L. Nix, Executive Vice President and Chief Financial Officer	2013 2012 2011	$425,580 385,000 364,058	$125,000 72,250 85,000	$173,232 155,232 147,840	$37,976 89,262 160,682	$22,917 30,632 22,955	$784,706 732,375 780,535

(1)	Salary amounts include the portion of each officer’s salary deferred at the officer’s election under the 401(k) defined contribution savings plan and the 409A Plan. Base salary increases for Messrs. Bristow and Nix are discussed under “—Compensation Discussion and Analysis—Base Salaries.”
(2)	Represents awards under the South Bank Long-Term Plan that are payable during the first two months of the fourth calendar year after the close of the plan year for which the award is granted. These awards are discussed under “—Compensation Discussion and Analysis—South Bank Long-Term Compensation Plan.”
(3)	Represents payouts under the 2013 SEMIP based on South Bank meeting 100% of its corporate and bank-wide goals, Mr. Bristow meeting 98% of his individual goals and Mr. Nix meeting 100% of his individual goals. The SEMIP is discussed under “—Compensation Discussion and Analysis—South Bank Senior Executive Management Incentive Plan.”
(4)

“Change in Pension Value” amounts do not represent payments actually received by officers. They represent the aggregate change in the actuarial present value of each executive officer’s accumulated benefits under the South Bank Pension Plan and the Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreements from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the covered fiscal year shown, determined using interest rate and mortality rate assumptions consistent with those used in South’s financial statements. As further described below under the caption “—Retirement Benefits and Separation from Service Payments,” “—Retirement Plans” and “—Separation from Service Agreements,” present values of those benefits and payments are separately determined each year as of December 31 in order to reflect the amounts of South’s future obligations to the named officers under the pension plan and the separation from service agreements in South’s consolidated financial statements. Such amounts are calculated based on a number of assumptions, including assumptions regarding future events, as well as a rate of interest used to discount future benefits and payments to present values. Under financial and pension accounting principles, those assumptions and the discount rate change from time to time, which can result in increases or decreases in present values. The discount rates used for calculating the present values for each year covered in the table above with respect to the pension plan were 5.10% for 2013, 4.35% for 2012 and 5.25% for 2011, and with respect to the Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreements were 4.35% for 2013, 5.25% for 2012 and 5.50% for 2011. Present value amounts could change in future years if discount rates change or there are changes in other assumptions. The portions of the amounts in the table attributable to change in pension value under the Pension Plan for each of 2013, 2012 and 2011 for Mr. Bristow were $(27,452), $118,211, and $50,313, respectively, and for Mr. Nix were $(15,882), $66,273, and $26,795, respectively. The portions of the amounts in the table attributable to change in pension value under the Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreements for each of 2013, 2012 and 2011 for Mr. Bristow were $55,291, $14,723, and $160,949, respectively, and for Mr. Nix were $37,983, $10,114, and $123,196, respectively. These plans are discussed under “—Retirement Plans and Separation from Service Agreements— Pension Plan,” and “—Separation from Service Agreements.” “Nonqualified Deferred Compensation Earnings” represents above-market or preferential earnings on compensation deferred under the 409A Plan and the Deferred Compensation Plan, and represents the difference between the applicable federal long-term rate of 3.25% and the 8.20% accrued under these plans. The portions of the amounts in the table attributable to such above-market earnings for each of 2013, 2012 and 2011 for Mr. Bristow were $38,267, $32,845, and $27,995, respectively, and for Mr. Nix were $15,875, $12,875, and $10,691, respectively.
(5)	“All Other Compensation” for each of Messrs. Bristow and Nix in 2013 included the following: South 401(k) matching contributions—Mr. Bristow—$11,475, Mr. Nix— $11,475; and automobile or automobile allowance, home security system monitoring, and enhanced disability insurance premiums—Mr. Bristow $13,159, Mr. Nix—$11,442.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about grants of awards to Mr. Bristow and Mr. Nix under the SEMIP, which is discussed above under “—South Bank Senior Executive Management Incentive Plan.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Target
Peter M. Bristow	1/30/14	$238,148
Craig L. Nix	1/30/14	$173,232

The amounts in the target column above represent the amounts that could have been paid under the SEMIP if performance criteria were met. For 2013, the component weightings for Mr. Bristow were 50% bank-wide goals and 50% individual goals, and the weightings for Mr. Nix were 40% bank-wide goals and 60% individual goals. If 100% of their respective bank-wide and individual goals were met, Mr. Bristow would be entitled to a maximum payout equal to 45% of his base salary as of December 31, 2013, and Mr. Nix would be entitled to a maximum payout equal to 40% of his base salary as of December 31, 2013. South Bank met its corporate and bank-wide goals for 2013 and Mr. Bristow met 98% of his individual goals for 2013 and Mr. Nix met 100% his individual goals for 2013. Accordingly, awards were earned at 100% on the corporate and bank-wide goals (50% of target award shown for Mr. Bristow and 40% of target award shown for Mr. Nix) and 98% for Mr. Bristow and 100% for Mr. Nix on individual goals (50% of target award shown for Mr. Bristow and 60% of target award shown for Mr. Nix). These payouts are reflected above in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to the 409A Plan and its predecessor the South Bank Deferred Compensation Plan, which are described below the table.

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter M. Bristow	$52,172	-0-	$61,846	-0-	$815,983
Craig L. Nix	$42,558	-0-	$25,657	-0-	$349,730

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table.
(2)	The above-market portion of the earnings in this column are included in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Participation in, and further deferrals to, the South Bank Deferred Compensation Plan were frozen in December 31, 2004, but deferrals prior to that time continue to accrue interest.

South Bank 409A Deferred Compensation Plan

Mr. Bristow and Mr. Nix both participate in the 409A Plan. The 409A Plan is an unfunded nonqualified deferred compensation plan in which certain members of South Bank’s management team may participate if they choose to do so, and allows participants to defer the receipt of a portion of their compensation. Although South Bank may also use the 409A Plan to provide additional deferred compensation in the form of individually determined discretionary allocations for the benefit of certain management team members, it has never done so. The 409A Plan was originally adopted by South Bank in 2005 to comply with requirements of Code Section 409A. South Bank’s previous nonqualified deferred compensation plan, the Deferred Compensation Plan of South Bank, which is discussed below under “—South Bank Deferred Compensation Plan,” was frozen effective December 31, 2004, but still governs the nonqualified deferred compensation benefits accrued under that plan up to and including December 31, 2004, plus any earnings on such benefits after December 31, 2004. Mr. Bristow and Mr. Nix also participated in the Deferred Compensation Plan of South Bank.

Participants in the 409A Plan may defer up to 10% of salary and 10% of performance-based compensation, both as defined in the 409A Plan, in each plan year. Participant retirement accounts in the 409A Plan accrue interest. For participants who began participating in the 409A Plan on or before December 31, 2009 (as did Mr. Bristow and Mr. Nix), interest accrues at a fixed or floating rate, as elected by the participant. The floating rate of interest is a rate that may be changed prospectively from time to time, by written action of the South board of directors, and the fixed interest rate was a rate fixed when the employee first became a participant under the 409A Plan. The 409A Plan’s initial interest rate under both alternatives was 8.20%, and this rate will remain in effect for pre-January 1, 2010 participants (including Mr. Bristow and Mr. Nix) and their beneficiaries until these individuals receive their benefits under the 409A Plan. For participants who began participating in the 409A Plan on or after January 1, 2010, the interest rate will be set on the first day of each quarter and will be equal to the sum of the prime rate of interest published in The Wall Street Journal on the last business day of the preceding quarter plus one percent. However, the interest rate may not at any time be less than 3.5 percent nor more than 8 percent per annum.

A participant’s retirement account will be paid out upon the participant’s retirement. The participant may elect to be paid in one of the following methods: (i) lump sum equal to the participant’s retirement account; (ii) 5-year annuity; (iii) 10-year annuity; (iv) 15-year annuity; or (v) 20-year annuity. If a participant dies before or after retirement account payments commence, payments will be made to the participant’s designated beneficiary in the manner elected by the participant, or if no election is made, in a lump-sum payment as provided in the 409A Plan. If a participant terminates employment for reasons other than retirement, the participant’s retirement account will be paid in a lump sum as provided in the 409A Plan. In the event of an unforeseen emergency, upon a participant’s request, a distribution of all or part of the participant’s retirement account may be made in the discretion of the plan administrator, as approved by the compensation committee, and subject to applicable law.

The merger agreement provides that North will pay the retirement accounts of each participant in the 409A Plan as such accounts exist as of closing of the merger, plus interest accrued after the merger, in accordance with the terms of the 409A Plan at the time and in the manner provided for by the 409A Plan.

South Bank Deferred Compensation Plan

As noted above, Mr. Bristow and Mr. Nix also both participate in the Deferred Compensation Plan, which was the predecessor to the 409A Plan. Although they may no longer make deferrals under the Deferred Compensation Plan, interest continues to accrue in accordance with the terms of the Deferred Compensation Plan on previous deferrals.

The Deferred Compensation Plan is an unfunded plan that allowed certain members of the South Bank management team to defer the receipt of a portion of their compensation in excess of the amount the eligible individual may otherwise be permitted to contribute to South Bank’s tax-qualified 401(k) plan.

Participants in the Deferred Compensation Plan could defer up to 10% of salary, as defined in the Deferred Compensation Plan, in each plan year. Participant retirement accounts in the Deferred Compensation Plan accrue interest at a fixed or floating rate, as elected by the participant within 60 days following the employee’s becoming a participant in the Deferred Compensation Plan. The floating rate of interest is a rate that may be changed prospectively from time to time, by written action of the South board of directors, and the fixed interest rate was a rate fixed when the employee first became a participant under the Deferred Compensation Plan. The Deferred Compensation Plan’s initial interest rate under both alternatives was 8.20%. Mr. Bristow and Mr. Nix’s accounts in the Deferred Compensation Plan accrue interest at the fixed rate of 8.20%.

A participant’s retirement account will be paid out upon the participant’s retirement. The normal form of payment of a participant’s retirement account is in equal payments in the form of a 10-year annuity. In lieu of the normal form of payment, upon approval of the committee administering the plan and prior to retirement, a participant may elect to be paid in one of the following methods: (i) lump sum equal to the participant’s retirement account; (ii) 5-year annuity; (iii) 15-year annuity; (iv) 20-year annuity; or (v) delayed annuity (which may include delayed lump-sum payment). If a participant dies before or after retirement account payments commence, payments will be made to the participant’s designated beneficiary in the manner elected by the participant, or if no election is made, in a lump-sum payment as provided in the Deferred Compensation Plan. If a participant terminates employment for reasons other than retirement, the participant’s retirement account will be paid in a lump sum as provided in the Deferred Compensation Plan. In the event a participant incurs a “financial hardship” as a result of an “unforeseeable emergency” upon a participant’s request, a distribution of all or part of the participant’s retirement account may be made in the discretion of the committee that administers the Deferred Compensation Plan, as approved by the compensation committee, and subject to applicable law.

The merger agreement provides that North will pay the retirement accounts of each participant in the Deferred Compensation Plan as such accounts exist as of closing of the merger, plus interest accrued after the merger, in accordance with the terms of the Deferred Compensation Plan at the time and in the manner provided for by the Deferred Compensation Plan.

Retirement Plans and Separation from Service Agreements

South Bank has a noncontributory defined benefit pension plan under which benefits are provided to plan participants following their retirement, and two separate Section 401(k) defined contributory savings plans under which plan participants may defer a pre-tax portion of their compensation for retirement and receive an employer matching contribution of a portion of their voluntary deferral. In addition, South Bank has Employee Consultation, Separation from Service and Death Benefit Agreements (“separation from service agreements”) with certain of its executive officers, including Mr. Bristow and Mr. Nix, which provide for payments to them for a period of ten years following their retirements. The following table provides information about benefits under the South Bank Pension Plan and the separation from service agreements for each of Messrs. Bristow and Nix.

PENSION BENEFITS AND SEPARATION FROM SERVICE AGREEMENTS

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2) (3)	Payments During Last Fiscal Year
Peter M. Bristow, Executive Vice President and Chief Operating Officer	—South Bank Pension Plan —Separation from Service Agreement	22 N/A	$373,727 1,286,632	-0- -0-

Craig L. Nix, Executive Vice President and Chief Financial Officer	—South Bank Pension Plan —Separation from Service Agreement	14 N/A	$173,522 883,869	-0- -0-

(1)	Years of credited service under the South Bank Pension Plan are as of December 31, 2013. Payments under the separation from service agreements are not determined on the basis of years of credited service.
(2)	The amounts shown for the South Bank Pension Plan reflect the actuarial present value of each officer’s accumulated benefit as of December 31, 2013. Those amounts were determined using the same interest rate and mortality rate assumptions as were used in South’s consolidated financial statements. Assumptions include: (i) a discount rate of 5.10%; (ii) that each officer will remain an active employee until, and will retire at, normal retirement age under the plan (65); and (iii) that each officer will elect to receive benefits based on a single life annuity. No pre-retirement decrements were applied.
(3)	The amounts shown for the separation from service agreements reflect the present values, as of December 31, 2013, of future payments under those agreements. Those amounts were determined using the same assumptions as were used in South’s consolidated financial statements. Assumptions include: (i) a discount rate of 4.35%; (ii) the monthly payment amounts called for by each officer’s agreement (as in effect on December 31, 2013) that would be made to him (or his or her beneficiary) in the future over the ten-year payment term that begins six months and one week following retirement; (iii) that each officer will remain an active employee until, and his or her payments will begin after, retirement. As described in the discussion of these agreements under the heading “—Separation from Service Agreements,” amounts of payments generally are calculated as a percentage of each officer’s base salary at the time his agreement is approved and, from time to time, the agreements may be amended to adjust payment amounts (to reflect the officers’ then-current base salary amounts) and the percentages of base salary used in the computation. The monthly payment amounts provided for under Mr. Bristow and Mr. Nix’s agreements as of December 31, 2013 were as follows: Mr. Bristow—$13,450.50; Mr. Nix—$9,240.00.

The South Bank Pension Plan and separation from service agreements, as well as the 401(k) plans are described below, and further information about them is provided above under “—Compensation Discussion and Analysis.”

Retirement Plans

South Bank Pension Plan. The South Bank Pension Plan is a non-contributory final average pay plan. Monthly retirement benefits under the South Bank Pension Plan are computed as straight life annuities beginning at age 65 and are not subject to deductions for Social Security benefits or any other offset amounts. Normal retirement age under the South Bank Pension Plan is the later of age 65 or completion of five years of service. Early retirement is permitted for participants who have reached age 50 with at least 15 years of service, or age 55 with at least 10 years of service.

As described under the heading “—Compensation Discussion and Analysis—Retirement Plans,” participants in the South Bank Pension Plan include only those eligible employees who were hired on or before September 1, 2007, when South Bank restructured the South Bank Pension Plan and the Section 401(k) plan. South Bank Pension Plan participants at that time could choose to continue to participate in the South Bank Pension Plan and South Bank’s “legacy” Section 401(k) plan, or they could choose to participate in an “enhanced” Section 401(k) plan.

If they chose the enhanced Section 401(k) plan, they would continue to be participants in the South Bank Pension Plan, but their accrued benefits were frozen and no further benefits would accrue.

A participant’s benefit under the South Bank Pension Plan is based on his or her:

•	“average monthly compensation,” which is the participant’s highest average monthly compensation for any five consecutive plan years of service within the last ten completed years of service prior to retirement;

•	years of “creditable service,” which is the number of calendar years in which the participant completes 1,000 or more hours of service; and

•	“covered compensation,” which is the average of the participant’s Social Security taxable wage base for each year during the 35-year period ending with the year in which the employee attains Social Security retirement age.

South Bank does not grant extra years of service to participants in the South Bank Pension Plan for purposes of calculating benefits.

A participant’s annual compensation for purposes of the South Bank Pension Plan includes base salary, overtime, and any regular bonuses. However, under regulations promulgated under the Code, the maximum amount of compensation considered for 2013 in determining a participant’s benefit was $255,000.

A participant’s actual monthly benefit amount following retirement will be calculated as follows:

•	1.2% of average monthly compensation multiplied by total plan years of service, not to exceed 35 years if hired on or after January 1, 2005, or 40 years if hired before that date; plus

•	0.65% of average monthly compensation in excess of one-twelfth of covered compensation multiplied by total plan years of service, not to exceed 35 years.

The maximum annual benefit that could be paid to a retiring participant during 2013 was $205,000. Participants may elect to receive retirement benefits in a joint and survivor annuity rather than a single life annuity. In those cases, the amount of the annual retirement benefit will be actuarially reduced. In cases of early retirement, a participant’s annual retirement benefits are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participant’s normal retirement date, unless the participant elects to defer receipt of benefits until he or she reaches age 65. In the case of participants whose employment continues after age 65, the annual retirement benefits, as well as the maximum permitted benefit amount, are actuarially increased to reflect the continuing accrual of benefits during their extended employment and the projected reduction in the number of their benefit payments.

Section 401(k) Plans. As described above under “—Compensation Discussion and Analysis—Retirement Plans,” South Bank’s legacy and enhanced Section 401(k) plans both are voluntary savings plans that provide vehicles for employees to defer a pre-tax portion of their compensation for retirement and receive an employer matching contribution on a portion of the voluntary deferral. Employees who were hired on or before September 1, 2007, are participants in one of the two Section 401(k) plans, depending on elections they made at that time when South Bank restructured the South Bank Pension Plan and Section 401(k) plan. In the case of employees who elected to participate in the enhanced Section 401(k) plan, account balances under the legacy plan were transferred to the employees’ accounts under the enhanced plan. Employees who were hired after September 1, 2007, may participate only in the enhanced plan. Currently, newly-hired employees become eligible to participate for purposes of their own voluntary contributions as of the first day of the first quarter after employment, and they become eligible to receive employer matching contributions immediately thereafter.

The maximum 2013 voluntary deferral was $17,500 for a participant under the age of 50, and $23,000 for a participant age 50 or older. Under the legacy plan, South Bank makes a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 3%, of the participant’s compensation that he or she defers, up to and including a maximum matching contribution of 6% of the participant’s eligible compensation. The matching funds contributed by South Bank are 100% vested immediately. Under the enhanced plan, South Bank makes a matching contribution to each participant’s account equal to 100% of up to 6% of the participant’s compensation that he or she defers. In addition, following the close of each plan year, South Bank has historically made a profit-sharing contribution under the enhanced plan to each eligible participant’s account equal to 3% of the participant’s eligible compensation, without regard to the amount of the participant’s voluntary deferrals. The matching funds contributed by South Bank are 100% vested immediately. During 2013 the maximum matching contribution under the legacy plan was $11,475, and under the enhanced plan was $15,300, and the maximum profit-sharing contribution under the enhanced plan was $7,650. Under both plans, South Bank has the discretion to change, amend or forego its contributions, subject to compliance with applicable tax requirements. South Bank’s matching contributions during 2013 for the accounts of Mr. Bristow and Mr. Nix are included in the “All Other Compensation” column of the Summary Compensation Table above, and are quantified in a footnote to the table.

Eligibility requirements for participation and matching contributions, as well as investment opportunities, are the same in both the legacy and enhanced Section 401(k) plans.

Treatment of Retirement Plans after the Merger. The merger agreement provides that North will provide participants in South Bank’s defined benefit pension plan with substantially the same pension and other retirement benefits as currently provided under such plan, provided, however that North may amend or modify such plan in a manner substantially comparable to amendments or modifications to North’s defined benefit pension plan, or terminate South Bank’s defined benefit pension plan if the North plan is terminated. South Bank employees who become employees of North or North Bank after the merger will be given the opportunity to participate in the North 401(k) Plan on the same basis and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other new employees of North. However, for purposes of determining eligibility to participate, and vesting under North’s 401(k) plan, such employees will be given credit for time of service with South Bank prior to the merger based on the date of hire reflected in South Bank’s employment records.

Separation from Service Agreements

South Bank has entered into an Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreement with each of Mr. Bristow and Mr. Nix, which provides for payments to them following retirement or death. The agreements define “retirement” as a termination of the employee’s employment with South Bank that is treated as a “retirement” under the terms of the South Bank Pension Plan, and that occurs no later than the last day of the calendar month in which the employee reaches the age of 65, or such other termination of the employee’s employment as South Bank and the employee agree in writing to treat as retirement for purposes of the agreement. North or North Bank will assume these agreements in connection with the merger, accordingly, references to “South Bank” in the discussion below would refer to North or North Bank after the merger.

Consultation Payments. Following their respective retirements from employment with South Bank, South Bank will, subject to the terms and conditions of the agreements, pay Mr. Bristow $3,362.62 per month and Mr. Nix $2,310.00 per month, beginning six months and one week after retirement, for a period of 10 years or until death, whichever occurs first. These monthly payments will be paid in consideration of the employee’s availability for and provision of support, sponsorship, advisory and other services to South Bank, and will be paid whether or not the employee’s consultation services are used by South Bank.

The agreements provide that each of Mr. Bristow and Mr. Nix will provide consultation services as an independent contractor to South Bank, as and when South Bank requests, which services may be provided with respect to all phases of South Bank’s business and particularly those phases in which the employee has particular expertise and knowledge. The employee’s services will be limited to those of an independent consultant, will not be on a day-to-day regularly scheduled operational basis, and will be provided only when the employee is reasonably available and willing, which willingness will not be unreasonably withheld. South Bank will make available to the employee such office space and equipment as are reasonably necessary for him to carry out his obligations under the agreement and will reimburse the employee for any extraordinary expenses incurred in carrying out his obligations. The employee will bear all other costs associated with his provision of services under the agreement.

If Mr. Bristow or Mr. Nix dies during the ten-year period during which consultation payments are being made, then the consultation payments will terminate and future payments, if any, will be made to his designated beneficiary or to his estate in accordance with the provisions discussed below under “—Continuation of Payments.” The agreements provide that the employee’s level of service will be permanently reduced after retirement and that the employee will not provide a level of consultation services that exceeds 20% of the average level of services provided by the employee to South Bank during the 36-month period (or the full period if less than 36 months) immediately preceding retirement.

Non-competition Payments. Following their respective retirements, South Bank will, subject to the terms and conditions of the agreements, pay Mr. Bristow $10,087.88 and Mr. Nix $6,930.00 per month, beginning six months and one week after retirement for a period of ten years or until death, whichever occurs first. These monthly payments will be paid in consideration of the employee’s covenant not to compete. In consideration of the payments, Mr. Bristow and Mr. Nix agree not to become an officer or employee of, provide any consultation to, nor participate in any manner with, any other entity of any type or description involved in any major element of business that South Bank is performing at the time of his retirement, nor will perform or seek to perform any consultation or other type of work or service with any other firm, person or entity, directly or indirectly, in any such business which competes with South Bank, whether done directly or indirectly, in ownership, consultation, employment or otherwise. Mr. Bristow and Mr. Nix further agree not to reveal to outside sources, without the consent of South Bank, any matters, the revealing of which could, in any manner, adversely affect or disclose South Bank’s business or any part thereof, unless required by law to do so. The covenant not to compete is limited to the geographic area consisting of each county or like jurisdictional entity in which either South Bank or any banking or investment entity owned directly or indirectly by South maintains a banking or other business office at the time of the employee’s retirement, will exist for and during the term of all payments to be made under the covenant not to compete, and will not prevent the employee from purchasing or acquiring, as an investor only, a financial interest of less than 5% in a business or other entity that is in competition with South Bank.

Continuation of Payments. If Mr. Bristow or Mr. Nix dies during the original ten-year period of consultation payments or non-competition payments, South Bank will pay, with respect to Mr. Bristow $13,450.50 and with respect to Mr. Nix $9,240.00, per month to such individual or individuals as Mr. Bristow or Mr. Nix has designated as his beneficiary(ies) pursuant to the agreement or, in the absence of such designation, to his estate. These continuation payments will begin the first calendar month following the date of the employee’s death and continue thereafter until the expiration of the original ten-year period.

Death Benefits. If Mr. Bristow or Mr. Nix dies while employed by South Bank prior to his retirement date or dies within six months and one week after his retirement date, South Bank will pay, in the case of Mr. Bristow $13,450.50 and in the case of Mr. Nix $9,240.00 per month for a period of ten years, to such individual or individuals as Mr. Bristow or Mr. Nix has designated as his beneficiary(ies) pursuant to the agreement, in the absence of such designation, to his estate. The first payment will be made not later than two months following the employee’s death.

Forfeiture of Benefits. The agreements are subject to termination by South Bank at any time and without stated cause. In the event South Bank terminates the agreement, the employee will forfeit all rights to receive any payment provided for in the agreement. Likewise, in the event the employee’s employment is terminated, either voluntarily or involuntarily, for reasons other than his death or retirement, the employee will forfeit all rights to receive any payment provided for in the agreement.

Binding Effect. The agreements provide that they are binding on Mr. Bristow and Mr. Nix and their respective heirs, personal representatives and assigns, and on South Bank and its successors and assigns.

Potential Payments upon Termination of Employment

The only contracts, agreements, plans or arrangements currently in effect under which payments or other benefits will be made or provided to Mr. Bristow or Mr. Nix in connection with a termination of their employment or a change in their responsibilities are:

•	the South Bank Pension Plan and Section 401(k) plans which cover all of our eligible employees;

•	the 409A Plan and the Deferred Compensation Plan;

•	the Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreements discussed above under “—Separation from Service Agreements”; and

•	South’s group insurance plans under which disability and death benefits are provided to all of our eligible employees.

There are no agreements with Mr. Bristow or Mr. Nix under which payments would be made as a result of a merger or similar event affecting South or South Bank.

The amounts that would have been payable to Messrs. Bristow and Nix under the South Bank Pension Plan, the 409A Plan and the Deferred Compensation Plan if their employment had terminated on December 31, 2013 are set forth in the Nonqualified Deferred Compensation table and the Pension Benefits and Separation from Service Agreements table. The amounts that would have been payable under the Employee Consultation, Post-Retirement, Non-Competition and Death Benefit Agreements to each of Messrs. Bristow and Nix if they had become eligible for benefits as of December 31, 2013, or to their designated beneficiaries if they had died December 31, 2013, are described above under “—Separation from Service Agreements.”

Discussion of Compensation Agreements and Plans are Summaries Only

The discussions of South’s compensation agreements and plans in this “—Compensation of South Executive Officers who will become Executive Officers of North following the Merger” section are summaries only and do not create any rights in any person.

Security Ownership of South Management and Certain South Beneficial Owners

South Directors and Executive Officers

The following table and footnotes set forth, as of August 4, 2014, the beneficial ownership of South common stock by South’s current directors and certain of South’s executive officers, individually, and by all of South’s current directors and executive officers as a group.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares	Percentage of Class
Jim B. Apple (1)	487	*
Peter M. Bristow (2)	41,534	6.34%
David E. Dukes (3)	100	*
J. Earle Furman, Jr.	3	*
M. Craig Garner, Jr.	15	*
Robert B. Haynes (4)	9,840	1.50%
Wycliffe E. Haynes (5)	7,763	1.18%
Frank B. Holding, Jr. (6)	73,242	11.17%
Robert R. Hoppe	3	*
Floyd L. Keels	3	*
Kevin B. Marsh	2	*
Allen H. McIntyre	3	*
Charles S. McLaurin III (7)	118	*
Craig L. Nix	—	—
Melissa A. Mendenall	—	—
Jay D. Weir	—	—
All directors and executive officers as a group (17 persons) (8)	132,112	20.15%

*	Less than 1%
(1)	Includes (i) 387 shares owned of record by Mr. Apple, (ii) 50 shares held by Mr. Apple in his individual retirement account and (iii) 50 shares owned by his spouse.
(2)	Mr. Bristow’s beneficial ownership is described in the table and footnotes below under the caption “—Principal South Shareholders.”
(3)	Excludes 100 shares held by a family member as trustee of an irrevocable trust for the benefit of Mr. Dukes’ children, as to which shares Mr. Dukes disclaims beneficial ownership.
(4)	Includes (i) 8,839 shares held by Mr. R. Haynes and (ii) 1,001 shares held by a corporation of which he is a shareholder, officer and director.
(5)	Includes (i) 6,653 shares held by Mr. W. Haynes, (ii) 109 shares held jointly with his wife and (iii) 1,001 shares held by a corporation of which he is a shareholder, officer and director.
(6)	Mr. Holding, Jr.’s beneficial ownership is described in the table and footnotes below under the caption “—Principal South Shareholders.”
(7)	Includes (i) 114 shares owned of record by Mr. McLaurin and (ii) 4 shares owned by his spouse.
(8)	The aggregate beneficial ownership of the officers and directors as a group does not equal the sum of the shares listed as beneficially owned by each individual, because certain shares are listed as beneficially owned by more than one person, due to shared voting or investment power.

Principal South Shareholders

The following table and footnotes set forth, as of August 4, 2014, information with respect to persons believed by South to own beneficially more than 5% of South’s common stock. Each person included in the table is a member of a group under Section 13(d) of the Exchange Act.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Carson H. Brice (1) P.O. Box 1352 Smithfield, NC 27577	29,715	4.53%

Claire H. Bristow (2) 1230 Main Street Columbia, SC 29201	26,803	4.09%

Peter M. Bristow (3) 1230 Main Street Columbia, SC 29201	41,534	6.34%

Hope H. Bryant (4) 4300 Six Forks Road Raleigh, NC 27609	108,028	16.48%

Frank B. Holding (5) 409 East Market Street Smithfield, NC 27577	109,594	16.72%

Ella Ann L. Holding (6) 409 East Market Street Smithfield, NC 27577	87,259	13.31%

Frank B. Holding, Jr. (7) 4300 Six Forks Road Raleigh, NC 27609	73,242	11.17%

Olivia B. Holding (8) P. O. Box 1352 Smithfield, NC 27577	57,866	8.83%

Holding Family Group (9)	406,983	62.09%

(1)	Includes (i) 26,107 shares owned of record by Mrs. Brice; (ii) 1,363 shares held by Mrs. Brice as beneficiary of a trust; and (iii) 2,245 shares held by Mrs. Brice as custodian for her children. Excludes 285 shares held by the Ella Ann L. & Frank B. Holding Foundation, where Mrs. Brice serves as one of five directors, and as to which shares Mrs. Brice disclaims beneficial ownership. Excludes 108 shares held by Mrs. Brice’s sister, Olivia Holding, as trustee of irrevocable trusts for the benefit of Mrs. Brice’s children, as to which shares Mrs. Brice disclaims beneficial ownership. Excludes the following shares that are held by corporations of which Mrs. Brice or her spouse is a shareholder but not a director or officer, and as to which shares Mrs. Brice disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; (iii) 22,409 shares held by Southern BancShares (N.C.), Inc.; (iv) 1,079 shared held by Twin States Farming, Inc.; and (v) 50 shares held by E&F Properties, Inc.
(2)

All listed shares also are shown as beneficially owned by Peter Bristow, Mrs. Bristow’s spouse. Includes (i) 25,441 shares owned of record by Mrs. Bristow and (ii) 1,362 shares held by Mrs. Bristow as beneficiary of a trust. Excludes an aggregate of 14,731 shares owned of record by her spouse, held by her spouse as custodian and trustee for the benefit of their children, or held by a limited liability company managed by her spouse and beneficially owned by their children. Excludes 285 shares held by the Ella Ann L. & Frank B. Holding Foundation, where Mrs. Bristow serves as one of five directors, and as to which shares Mrs. Bristow disclaims beneficial ownership. Excludes the following shares that are held by corporations of which Mrs. Bristow or her spouse is a shareholder but not a director or officer, and as to which shares Mrs. Bristow disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; (iii) 22,409 shares held by Southern BancShares (N.C.), Inc.; (iv) 1,079 shared held by Twin States Farming, Inc.; and (v) 50 shares held by E&F Properties, Inc.
(3)	Includes (i) 1,779 shares owned of record by Mr. Bristow; (ii) 26,803 shares beneficially owned by Claire Bristow, Mr. Bristow’s spouse; (iii) 10,787 shares held by Mr. Bristow as custodian or trustee for his children; and (iv) 2,165 shares held by limited liability companies managed by Mr. Bristow and beneficially owned by his children. Excludes the following shares that are held by corporations of which Mr. Bristow or his spouse is a shareholder but not a director or officer, and as to which shares Mr. Bristow disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; (iii) 22,409 shares held by Southern BancShares (N.C.), Inc.; (iv) 1,079 shared held by Twin States Farming, Inc.; and (v) 50 shares held by E&F Properties, Inc.
(4)	Includes (i) 22,704 shares owned of record by Mrs. Bryant; (ii) 1,363 shares held by Mrs. Bryant as beneficiary of a trust; (iii) 12,539 shares held by Mrs. Bryant as custodian for her children; (iv) 40 shares held by Mrs. Bryant’s children; and (v) 2,926 shares held by Mrs. Bryant as trustee for her nephews. Includes 285 shares held by the Ella Ann L. & Frank B. Holding Foundation, as to which shares Mrs. Bryant may be considered to have shared voting or investment power due to her service as an officer and one of five directors of the foundation. Includes the following shares as to which Mrs. Bryant may be considered to have shared voting or investment power due to her status as a shareholder, officer and director of each of the named corporations: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; (iii) 1,079 shared held by Twin States Farming, Inc.; and (iv) 50 shares held by E&F Properties, Inc. Excludes the following shares as to which Mrs. Bryant disclaims beneficial ownership: (i) an aggregate of 1,941 shares held by Mrs. Bryant’s former spouse as custodian for their children and (ii) 22,409 shares held by Southern BancShares (N.C.), Inc., of which Mrs. Bryant is a shareholder and a director.
(5)	Includes (i) 7,971 shares owned of record by Mr. Holding; (ii) 12,400 shares held in a grantor retained annuity trust; (iii) 300 shares held as trustee of a revocable trust; and (iv) 87,259 shares owned by Ella Ann Holding, Mr. Holding’s spouse. Includes the following shares as to which Mr. Holding may be considered to have shared voting or investment power due to his status as an officer, director or equity holder, or due to some other relationship with each of the named entities: (i) 1,079 shared held by Twin States Farming, Inc.; (ii) 285 shares held by the Ella Ann L. & Frank B. Holding Foundation; (iii) 250 shares held by Holding Properties, LLC; and (iv) 50 shares held by E&F Properties, Inc. Excludes the following shares that are held by corporations of which Mr. Holding or his spouse is a shareholder but not a director or officer, and as to which shares Mr. Holding disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; and (iii) 22,409 shares held by Southern BancShares (N.C.), Inc.
(6)	All listed shares also are shown as beneficially owned by Frank B. Holding, Mrs. E. Holding’s spouse. Includes (i) 44,239 shares owned of record by Mrs. E. Holding; (ii) 42,899 shares held in a grantor retained annuity trust; and (iii) 121 shares held as trustee of a revocable trust. Excludes an aggregate of 22,335 shares listed as beneficially owned by her spouse, Frank B. Holding, as to which shares Mrs. E. Holding disclaims beneficial ownership. Excludes the following shares that are held by corporations of which Mrs. E. Holding or her spouse is a shareholder but not a director or officer, and as to which shares Mrs. E. Holding disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; and (iii) 22,409 shares held by Southern BancShares (N.C.), Inc.
(7)

Includes (i) 26,338 shares owned of record by Mr. Holding, Jr.; (ii) 1,435 shares held by Mr. Holding, Jr. as beneficiary of a trust; and (iii) 13,142 shares held by his spouse and their children. Includes 285 shares held by the Ella Ann L. & Frank B. Holding Foundation, as to which shares Mr. Holding, Jr. may be considered to have shared voting or investment power due to his service as an officer and one of five directors of the foundation. Includes 32,042 shares held by First Citizens BancShares, Inc., as to which shares Mr. Holding, Jr. may be considered to have shared voting or investment power due to his status as a shareholder, officer and director of the named corporation. Excludes 2,826 shares held by Mr. Holding, Jr.’s sister, Hope Bryant, as trustee of an irrevocable trust for the benefit of Mr. Holding, Jr.’s son, as to which shares Mr. Holding, Jr. disclaims beneficial ownership. Excludes the following shares that are held by corporations of which Mr. Holding, Jr. or his spouse is a shareholder but not a director or officer, and as to which shares Mr. Holding, Jr. disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 22,409 shares held by Southern BancShares (N.C.), Inc.; (iii) 1,079 shared held by Twin States Farming, Inc.; and (iv) 50 shares held by E&F Properties, Inc.
(8)	Includes (i) 36,533 shares owned of record by Ms. O. Holding; (ii) 1,361 shares held by Ms. O. Holding as beneficiary of a trust; (iii) 18,200 shares held by a limited liability company controlled by Ms. O. Holding; and (iv) 108 shares held by Ms. O. Holding as trustee for the children of her sister, Carson Brice. Includes 285 shares held by the Ella Ann L. & Frank B. Holding Foundation, as to which shares Ms. O. Holding may be considered to have shared voting or investment power due to her service as an officer and one of five directors of the foundation. Includes 250 shares held by Holding Properties, LLC, as to which shares Ms. O. Holding may be considered to have shared voting or investment power due to her service as a manager of the limited liability company. Includes the following shares as to which Ms. O. Holding may be considered to have shared voting or investment power due to her status as an officer and director of each of the named corporations: (i) 1,079 shared held by Twin States Farming, Inc. and (ii) 50 shares held by E&F Properties, Inc. Excludes the following shares that are held by corporations of which Ms. O. Holding is a shareholder but not a director or officer, and as to which shares Ms. O. Holding disclaims beneficial ownership: (i) 35,000 shares held by Yadkin Valley Company; (ii) 32,042 shares held by First Citizens BancShares, Inc.; and (iii) 22,409 shares held by Southern BancShares (N.C.), Inc.
(9)	Presents the aggregate beneficial ownership of the persons listed as a group. The aggregate beneficial ownership of the group does not equal the sum of the shares listed as beneficially owned by each member of the group, because certain shares are listed as being beneficially owned by more than one person, due to shared voting or investment power. For example, the 50 shares of South common stock owned by E&F Properties, Inc. are included in the individual ownership information reported in the table for Frank B. Holding, Hope Bryant and Olivia Holding, due to their relationships with E&F Properties, Inc. However, for purposes of determining the aggregate shares of South common stock beneficially owned by the group, the 50 shares owned by E&F Properties, Inc. are counted only once. In addition, although each person listed in the table individually disclaims beneficial ownership of the 22,409 shares of South common stock held by Southern BancShares (N.C.), Inc., those 22,409 shares have been included in the total number of shares of South common stock beneficially owned by the Holding family as a group, because certain members of the Holding family are shareholders and Mrs. Bryant is a director of Southern BancShares (N.C.).

South Non-Voting Common Stock

The South non-voting common stock ordinarily has no voting rights, but the SCBCA provides such shares with a right to vote on the merger. On August 4, 2014 there were 27,779 shares of South non-voting common stock outstanding and owned of record by seven holders. The seven record holders of South non-voting common stock include four charitable organizations, two educational institutions and one private company. Two of the seven holders, owning an aggregate of 8,579, or 30.88%, of the outstanding shares of South non-voting common stock, are affiliated with the Holding family.

The Robert P. Holding Foundation, Inc. owns 4,673, or 16.82%, of the outstanding South non-voting common stock. Frank B. Holding, Jr. and Olivia Holding, each of whom is an officer and one of five directors of the foundation, may be considered to have shared voting or investment power over the shares of South non-voting common stock owned by the foundation.

Yadkin Valley Company owns 3,906, or 14.06%, of the outstanding South non-voting common stock. Hope Bryant may be considered to have shared voting or investment power over these shares due to her status as a shareholder, officer and director of Yadkin Valley Company.

Certain Relationships and Related Party Transactions

Related Party Transaction Policy

South’s board of directors has adopted a written related party transaction policy, under which its Audit and Risk Committee, on an ongoing basis, reviews and approves certain transactions and relationships in which South or any of its subsidiaries are a participant and in which any of South’s “related parties” has a material interest. South’s related parties include its directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of its voting stock, and the members of the immediate families of any of these related parties.

South’s policy covers any business transaction or series of transactions to which South or any of its subsidiaries was or will be a party and in which the dollar amount involved exceeded or will exceed $60,000 (including all periodic installments in the case of any lease or other agreement that provides for periodic payments or installments). South’s policy also covers business relationships involving South or any of its subsidiaries, and any other business, professional or other entity in which a director or nominee for election as a director of South or one of its subsidiaries is an executive officer of the other entity or owns in excess of a 10% equity interest in the other entity, and in connection with which:

•	the other entity is making or proposes to make payments to South or any of its subsidiaries for property or services during any fiscal year in excess of 5% of South’s consolidated gross revenues for its last full fiscal year, or in excess of 5% of the other entity’s consolidated gross revenues for its last full fiscal year;

•	South or any of its subsidiaries are making or propose to make payments to the other entity (including legal services and investment banking services) for property or services during any fiscal year in excess of 5% of South’s consolidated gross revenues for its last full fiscal year, or in excess of 5% of the other entity’s consolidated gross revenues for its last full fiscal year;

•	South or any of its subsidiaries are becoming or propose to become indebted to the other entity in an aggregate amount in excess of 5% of South’s consolidated total assets; or

•	there exists any other relationship between South or any of its subsidiaries and a director or nominee for election substantially similar in nature and scope to those set forth above.

South’s policy also covers indebtedness to South or any of its subsidiaries in excess of $60,000 over the projected life of the agreement, unless the indebtedness is to South Bank related to a loan or other extension of credit that is made in the ordinary course of South Bank’s business and in conformity with the Federal Reserve Board’s Regulation O and South Bank’s “insider loan” policies and procedures; is made on substantially the same terms, including repayment terms, collateral and interest rates, as those prevailing at the time for comparable transactions with other persons; does not involve more than a normal risk of collectability or present other unfavorable features (including the restructuring of an extension of credit or a delinquency as to the payment of interest or principal); and is not disclosed as nonaccrual, past due, restructured, or potential problem under Industry Guide 3, Statistical Disclosure by Bank Holding Companies.

In performing its duties, South’s Audit and Risk Committee conducts an appropriate review of all related party transactions as reported by management for potential conflicts of interest and will not approve such transactions unless and until the committee has determined to its satisfaction that the proposed transaction is to be made on terms that are fair and reasonable to, and that the transaction will serve the interests of, South, or its subsidiary. In discharging its responsibilities, the committee is authorized to retain outside counsel or other consultants in accordance with procedures established by the committee, and the committee has the authority to approve all terms of the engagement of those consultants, including their fees or other compensation. The committee may conduct such investigation and request and consider such information (from management or otherwise) as the committee shall consider necessary, relevant or helpful in its deliberations and decisions. In connection with any such investigation, the committee may rely on information provided to it by management without any further verification. However, whenever the committee takes an action, it exercises its independent judgment on an informed basis and in a manner the committee considers to be in the best interests of South and its shareholders.

The Audit and Risk Committee’s prior approval of a related party transaction does not eliminate the need, or stand as a substitute, for approval of the transaction by the full board of directors or a designated board committee of South for the subsidiary proposing to engage in that transaction to the extent that such approval is required by any applicable law or regulation or by any other policy of South or of that subsidiary. The Audit and Risk Committee recommends approval, by South’s executive committee of the board of directors, of all related party transactions where the dollar amount involved annually exceeds $60,000 and is less than $500,000. All related party transactions where the dollar amount involved exceeds $500,000 requires the approval from the full board of directors of South.

Related Party Transactions during 2013

South Bank has banking transactions in the ordinary course of its business with certain of its and South’s directors, nominees for director, executive officers, principal shareholders, and other related parties. All loans included in those transactions during 2013 were made in the ordinary course of South Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with parties not related to South or South Bank, and those loans did not involve more than the normal risk of collectability or present other unfavorable features. On December 31, 2013, the aggregate committed balance, representing funded and unfunded balances under approved lines of credit, of South Bank loans and leases to South’s related parties was approximately $2.3 million (exclusive of credit card lines of $15,000 or less and overdraft checking lines of $5,000 or less). No loans to such persons have been classified as nonaccrual, past due, restructured or problem loans at any time.

South Bank obtains data processing and other services, including item processing, deposit and loan processing, general ledger and investment processing, and statement rendering from North Bank pursuant to various agreements between South and North Bank. Total payments to North Bank for these services in 2013 totaled approximately $26.2 million. Pursuant to an agreement with North Bank, South Bank reimburses North Bank for the services of Mr. Frank Holding, Sr. (a principal shareholder of North and South and a former director of North and North Bank and South and South Bank). Fees paid to North Bank for Mr. Holding’s services in 2013 totaled approximately $133,963. South Bank also obtains insurance brokerage services from First Citizens Insurance Services, a division of North Bank. Fees for the insurance brokerage services in 2013 totaled $200,000. South’s investment securities available-for-sale included an investment in North with a carrying value of $46.7 million and $34.7 million at December 31, 2013 and 2012, respectively.

Beginning in 2011, South Bank began providing certain accounting and processing services to Southern Bank and Trust Company, a North Carolina banking corporation, in connection with its FDIC-assisted acquisition of the Bank of Commonwealth in Norfolk, Virginia. South’s Audit and Risk Committee considers Southern Bank and Trust Company a related party under the Related Party Transactions Policy because members of the Holding family are shareholders and one family member is a director of Southern Bank and Trust Company. Fees received by South Bank for these services totaled $206,775 for 2013.

LEGAL MATTERS

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina, and Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina, have delivered their opinions to North and South, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of this joint proxy statement/prospectus. The validity of the shares of North common stock to be issued in connection with the merger has been passed upon by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

EXPERTS

The consolidated balance sheets of North appearing in its Annual Report on Form 10-K as of December 31, 2013, and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2013, 2012 and 2011, and the effectiveness of its internal control over financial reporting as of December 31, 2013, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of South as of December 31, 2013, and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, included herein have been audited by Dixon Hughes Goodman LLP as set forth in its reports thereon, included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Any proposal of a stockholder, other than a nomination for election as a director, that is intended to be presented for action at the North 2015 Annual Meeting must be received by the North Corporate Secretary in writing at the address listed below no later than November 17, 2014, to be considered timely received for inclusion in the proxy statement and proxy card that North will distribute in connection with that meeting. In order to be included in the North proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of North stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the stockholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the SEC.

Written notice of a stockholder proposal (other than a nomination) intended to be presented at the North 2015 Annual Meeting but which is not intended to be included in the North proxy statement and proxy card, or of a stockholder’s intent to nominate a person for election as a director at the North 2015 Annual Meeting, must be received by the North Corporate Secretary at the address listed below no earlier than December 17, 2014, and no later than January 31, 2015, in order for that proposal or nomination to be brought before that annual meeting. The same notice requirements apply in the case of a stockholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the proxies’ discretionary authority to vote on other matters presented for action by stockholders at the North 2015 Annual Meeting. However, if, effective after the deadline for a stockholder’s written notice of a nomination, the North Board of Directors increases the number of directors, and if there is no public announcement naming the nominee to fill the additional directorship at least 100 days prior to the first anniversary of the North 2014 Annual Meeting, then a stockholder’s written notice of a nomination to fill the additional directorship will be treated as timely if it is delivered to North’s Corporate Secretary at the address listed below not later than the close of business on the tenth day following the day on which a public announcement actually is made by North. To be effective, notices of stockholder proposals or nominations are required to contain certain information specified in the North bylaws. Stockholder proposals or nominations not made as provided in the North bylaws will not be considered at Annual Meetings.

The notices described above should be mailed to:

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

Attention: Corporate Secretary

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows North to “incorporate by reference” information into this joint proxy statement/prospectus, which means that North can disclose important information to you by referring you to another document filed separately by North with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by any information in this joint proxy statement/prospectus. This document incorporates by reference the following documents that North has previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Those portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 2014, that are deemed incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	Current Reports on Form 8-K filed on January 2, 2014, February 21, 2014, May 2, 2014, June 10, 2014, June 23, 2014 and July 30, 2014 (other than the portions of those documents not deemed to be filed).

A description of North’s capital stock can be found in this joint proxy statement/prospectus under “Description of North’s Capital Stock” beginning on page 135 of this joint proxy statement/prospectus.

In addition, North is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the North and South special meetings, provided, however, that North is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

North files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials North files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

First Citizens Bancorporation, Inc.

Columbia, South Carolina

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of First Citizens Bancorporation, Inc. and subsidiaries (the “Company”), which comprise the consolidated statements of condition as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Bancorporation, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

March 13, 2014

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	As of December 31,
	2013	2012
	(dollars in thousands, except per share data)
ASSETS
Cash and due from banks	$235,526	$213,538
Interest bearing balances with other banks	1,076,801	1,479,048
Investment securities:
Held-to-maturity, at amortized cost (fair value of $3,834 in 2012)	—	3,831
Available-for-sale, at fair value	2,000,022	1,602,318

Total investment securities	2,000,022	1,606,149

Loans and leases not covered under FDIC loss sharing agreements	4,343,506	4,079,574
Less: Allowance for loan losses	(54,565)	(62,759)

Net loans and leases not covered under FDIC loss sharing agreements	4,288,941	4,016,815
Loans covered under FDIC loss sharing agreements, net of allowance for loan losses of $0 in 2013 and 2012	174,203	282,335

Net loans and leases	4,463,144	4,299,150
Other real estate owned:
Not covered under FDIC loss sharing agreements	28,059	44,251
Covered under FDIC loss sharing agreements	12,850	31,424
Premises and equipment, net	230,217	234,232
Interest receivable	15,805	15,671
Intangible assets	18,104	16,721
Goodwill	188,107	188,107
FDIC receivable for loss sharing agreements	11,472	53,593
Other assets	93,994	54,600

Total assets	$8,374,101	$8,236,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$2,020,190	$1,785,617
Time and savings	5,171,379	5,257,248

Total deposits	7,191,569	7,042,865
Securities sold under agreements to repurchase	179,386	225,688
Short-term borrowings	—	1,825
Long-term debt	203,278	203,176
Other liabilities	50,167	63,436

Total liabilities	7,624,400	7,536,990

Commitments and contingencies (Note 17)
Stockholders’ equity
Preferred stock (Note 15)	3,050	3,056
Non-voting common stock—$5.00 par value, authorized 1,000,000; 27,779 issued and outstanding at December 31, 2013 and December 31, 2012	139	139
Voting common stock—$5.00 par value, authorized 2,000,000; 655,514 issued and outstanding at December 31, 2013 and December 31, 2012	3,277	3,277
Surplus	65,081	65,081
Undivided profits	670,812	626,927
Accumulated other comprehensive income, net of deferred tax liability of $3,296 at December 31, 2013 and net deferred tax asset of $60 at December 31, 2012	7,342	1,014

Total stockholders’ equity	749,701	699,494

Total liabilities and stockholders’ equity	$8,374,101	$8,236,484

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31,
	2013	2012	2011
	(dollars in thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$202,040	$228,688	$264,078
Interest on investment securities:
Taxable	19,427	20,063	23,383
Non-taxable	119	181	235
Interest on interest bearing balances with other banks	3,743	3,674	3,166

Total interest income	225,329	252,606	287,860

INTEREST EXPENSE:
Interest on deposits	8,985	16,438	33,940
Interest on securities sold under agreements to repurchase	510	661	903
Interest on borrowings	12,319	12,836	12,757

Total interest expense	21,814	29,935	47,600

Net interest income	203,515	222,671	240,260
Provision for loan losses	8,054	20,066	23,558

Net interest income after provision for loan losses	195,461	202,605	219,704

NONINTEREST INCOME:
Service charges on deposits	38,660	38,090	38,001
Cardholder and merchant income	40,905	36,225	32,762
ATM income	3,915	3,928	3,930
Commissions and fees from fiduciary activities	17,739	14,453	12,339
Mortgage income	11,675	15,856	7,743
Gain on sale of investment securities	8,290	15,450	1,507
Other-than-temporary impairment on equity securities	—	—	(1,179)
Other income related to FDIC loss sharing agreements	4,384	7,033	12,788
Loss on sale of other real estate owned	(3,027)	(3,749)	(2,853)
Other	8,450	8,078	6,955

Total noninterest income	130,991	135,364	111,993

NONINTEREST EXPENSE:
Salaries and employee benefits	132,136	128,400	126,117
Data processing fees	27,420	25,111	22,759
Bankcard processing fees	18,700	15,157	13,836
Net occupancy expense	16,621	17,526	18,130
Professional services	7,064	9,508	8,541
FDIC deposit insurance expense	5,494	6,687	7,687
Furniture and equipment expense	9,403	9,627	10,280
Amortization expense	1,817	2,021	2,427
Other real estate expense	8,955	8,076	10,061
Other	30,414	32,320	30,664

Total noninterest expense	258,024	254,433	250,502

Income before income tax expense	68,428	83,536	78,193
Income tax expense	23,425	29,701	27,416

Net income	$45,003	$53,835	$50,777

Net income per common share	$65.62	$63.97	$59.91

Weighted average common shares outstanding	683,293	838,625	844,884

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
NET INCOME	$45,003	$53,835	$50,777

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains on securities:
Net unrealized (losses) gains on investment securities available-for-sale	(6,959)	11,527	9,180
Tax effect	2,592	(4,120)	(3,370)
Reclassification adjustment for impairment losses included in net income	—	—	1,179
Tax effect	—	—	(433)
Reclassification adjustment for gains on securities available-for-sale included in net income	(8,290)	(15,450)	(1,507)
Tax effect	3,091	5,523	553

Total change in unrealized gains on investment securities available-for-sale, net of taxes	(9,566)	(2,520)	5,602

Change in pension obligation:
Net actuarial gains (losses) on pension plan	21,070	(18,489)	(7,874)
Tax effect	(7,639)	6,702	2,877
Reclassification adjustment for change related to employee benefit plan	3,863	2,588	1,669
Tax effect	(1,400)	(938)	(610)

Change related to employee benefit plan, net of taxes	15,894	(10,137)	(3,938)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	6,328	(12,657)	1,664

TOTAL COMPREHENSIVE INCOME	$51,331	$41,178	$52,441

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Common Stock Shares	Preferred Stock	Non- Voting Common Stock	Voting Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Stock- holders’ Equity
	(dollars in thousands, except per share data)
Balance at December 31, 2010	845,871	$3,104	$142	$4,087	$65,081	$605,500	$12,007	$689,921
Net income	—	—	—	—	—	50,777	—	50,777
Reacquired preferred stock	—	(6)	—	—	—	(5)	—	(11)
Reacquired voting common stock	(1,000)	—	—	(5)	—	(500)	—	(505)
Common stock dividends ($1.40 per share)	—	—	—	—	—	(1,183)	—	(1,183)
Preferred stock dividends	—	—	—	—	—	(165)	—	(165)
Other comprehensive income	—	—	—	—	—	—	1,664	1,664

Balance at December 31, 2011	844,871	$3,098	$142	$4,082	$65,081	$654,424	$13,671	$740,498
Net income	—	—	—	—	—	53,835	—	53,835
Reacquired preferred stock	—	(42)	—	—	—	14	—	(28)
Reacquired voting common stock	(160,910)	—	—	(805)	—	(78,041)	—	(78,846)
Reacquired non-voting common stock	(668)	—	(3)	—	—	(247)	—	(250)
Common stock dividends ($3.40 per share)	—	—	—	—	—	(2,872)	—	(2,872)
Preferred stock dividends	—	—	—	—	—	(186)	—	(186)
Other comprehensive loss	—	—	—	—	—	—	(12,657)	(12,657)

Balance at December 31, 2012	683,293	$3,056	$139	$3,277	$65,081	$626,927	$1,014	$699,494
Net income	—	—	—	—	—	45,003	—	45,003
Reacquired preferred stock	—	(6)	—	—	—	1	—	(5)
Common stock dividends ($1.40 per share)	—	—	—	—	—	(957)	—	(957)
Preferred stock dividends	—	—	—	—	—	(162)	—	(162)
Other comprehensive income	—	—	—	—	—	—	6,328	6,328

Balance at December 31, 2013	683,293	$3,050	$139	$3,277	$65,081	$670,812	$7,342	$749,701

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45,003	$53,835	$50,777
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	8,054	20,066	23,558
Depreciation and amortization	18,807	21,251	23,779
Net amortization of premiums and discounts on investment securities	11,573	5,424	3,812
Accretion of discount on long-term debt	102	101	101
Deferred income tax benefit	(206)	(26,808)	(16,112)
Gain on sales of premises and equipment	(403)	(258)	37
Decrease in FDIC receivable for loss sharing agreements	42,121	54,876	155,431
(Increase) decrease in interest receivable	(134)	2,243	3,605
Decrease in interest payable	(595)	(1,614)	(3,193)
Origination of mortgage loans held-for-sale, net of principal collected	(567,099)	(708,373)	(450,531)
Proceeds from sales of mortgage loans held-for-sale	598,749	717,555	462,789
Gain on sale of mortgage loans held-for-sale	(7,753)	(13,904)	(10,470)
Gain on sale of investment securities	(8,290)	(15,450)	(1,507)
Other-than-temporary impairment on investments securities available-for-sale	—	—	1,179
Net accretion of fair market value adjustments related to acquisitions	(2,421)	(5,405)	(7,478)
(Increase) decrease in other assets	(31,010)	9,221	19,451
Loss on sale of non-covered other real estate owned	3,027	3,749	2,853
Write-down of non-covered other real estate owned	7,662	7,030	9,302
(Gain) loss on sale of covered other real estate owned	(1,599)	4,416	(3,501)
Write-down of covered other real estate owned	4,211	3,814	39,347
(Decrease) increase in other liabilities	(1,606)	16,752	(251)

Net cash provided by operating activities	118,193	148,521	302,978

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of covered other real estate owned	26,785	40,694	72,019
Proceeds from sale of non-covered other real estate owned	21,854	22,794	24,581
Net (increase) decrease in non-covered loans and leases	(324,712)	(7,860)	181,987
Decrease in covered loans and leases	99,214	134,222	160,184
Calls, maturities and prepayments of investment securities held-to-maturity	3,750	5,500	6,250
Purchases of investment securities held-to-maturity	—	—	(6,541)
Proceeds from maturities and calls of investment securities available-for-sale	444,340	898,570	949,759
Proceeds from sales of investment securities available-for-sale	559,538	320,988	255,570
Purchases of investment securities available-for-sale	(1,420,033)	(1,249,564)	(1,321,469)
Proceeds from sales of premises and equipment	1,366	321	538
Purchases of premises and equipment	(12,337)	(14,270)	(18,787)
Increase in intangible assets	—	—	(1,500)
Decrease in investment in Federal Home Loan Bank stock	2,330	4,092	6,337
Net cash received from acquisitions	—	—	56,515

Net cash (used) provided by investing activities	(597,905)	155,487	365,443

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	148,704	166,956	(491,457)
(Decrease) increase in securities sold under agreements to repurchase	(46,302)	(28,000)	3,542
Net repayments of Federal Home Loan Bank advances	—	—	(10,091)
Repayment of short-term borrowings	(1,825)	(3,794)	—
Dividends paid	(1,119)	(3,058)	(1,348)
Acquisition of preferred stock	(5)	(28)	(11)
Acquisition of voting and non-voting common stock	—	(79,096)	(505)

Net cash provided by financing activities	99,453	52,980	(499,870)

Net (decrease) increase in cash and due from banks	(380,259)	356,988	168,551
Cash and due from banks at beginning of year	1,692,586	1,335,598	1,167,047

Cash and due from banks at end of year	$1,312,327	$1,692,586	$1,335,598

CASH PAYMENTS FOR:
Interest	$22,409	$31,549	$50,793
Income taxes	54,541	38,678	31,164

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Transfer of covered and non-covered loans to other real estate	27,173	61,749	77,142
Unrealized securities (losses) gains, net of tax	(9,566)	(2,520)	5,602
Unrealized gains (losses) related to employee benefit plan, net of tax	15,894	(10,137)	(3,938)
Acquisitions:
Assets acquired	—	—	192,265
Liabilities assumed	—	—	(195,288)
Net assets acquired	—	—	(3,023)

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES (“Bancorporation”)

FIRST CITIZENS BANCORPORATION, INC. (“Parent”)

FIRST CITIZENS BANK AND TRUST COMPANY, INC. AND SUBSIDIARIES (“First Citizens”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

Nature of Operations:

First Citizens Bancorporation, Inc. is a one-bank financial holding company whose principal subsidiary is First Citizens Bank and Trust Company, Inc. (“First Citizens” or “the Bank”). Founded in 1964, First Citizens offers a complete array of commercial and retail banking services through its 160 offices in 102 communities in South Carolina and 20 offices in 17 communities in Georgia. The Bank provides a full range of financial services including deposit acceptance, corporate cash management, IRA plans, trust services and secured and unsecured loans. Trust services provides estate planning, estate and trust administration, IRA trust and personal investment, and pension and profit sharing administration. The Bank also originates and services mortgage loans and provides financing for small businesses. First Citizens Securities Corporation, a wholly-owned subsidiary of the Bank, is a registered broker-dealer in securities that provides investment services, including sales of annuities and third party mutual funds.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Bancorporation and those subsidiaries that are majority-owned by Bancorporation and over which Bancorporation exercises control. In consolidation, all significant intercompany accounts and transactions have been eliminated. Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements.

Bancorporation evaluates variable interests in entities for which voting interests are not an effective means of identifying controlling financial interests. Variable interests are those in which the value of the interest changes with the fair value of the net assets of the entity exclusive of variable interests. If the results of the evaluation indicate the existence of a primary beneficiary and the entity does not effectively disperse risks among the parties involved, that primary beneficiary is required to consolidate the entity. Likewise, deconsolidation of an entity is required if the evaluation indicates the conditions for consolidation are not met. Bancorporation has variable interests in certain entities including low-income housing partnership interests and trust preferred securities, none of which were required to be consolidated.

Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, determination of fair values of acquired assets and assumed liabilities, loss estimates and estimated cash flows related to acquired loans and other real estate owned which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”), valuation of goodwill and intangible assets, benefit plan obligations and related expenses, and income tax related items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Acquisitions:

Bancorporation accounts for all business combinations under the acquisition method of accounting. An acquirer must be identified for each business combination, and the acquisition date is the date the acquirer achieves control. US GAAP requires the acquirer to recognize the fair value of assets acquired, liabilities assumed, and any controlling interest in the acquiree at the acquisition date as well as recognize either goodwill or a gain from a bargain purchase. In addition, acquisition-related costs and restructuring costs are recognized as period expenses as incurred.

Goodwill and Other Intangible Assets:

Goodwill represents the cost in excess of the fair value of net assets acquired in transactions considered business combinations and is not amortized but is assessed for impairment. Goodwill recorded in purchase acquisitions is subject to periodic impairment tests requiring estimates of fair value. Bancorporation reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill exceeds its fair value. Bancorporation recorded no impairment charges related to its goodwill in 2013, 2012, or 2011. Other intangible assets consist primarily of core deposit intangibles, which represent the excess of the fair value of deposits acquired over their carrying values and are amortized over the period in which Bancorporation expects to derive benefit from the deposits. Intangible assets other than goodwill, which are determined to have finite lives, are amortized over the period benefited, generally five to fifteen years and are periodically reviewed for reasonableness. The recoverability of other intangibles is evaluated if events or circumstances indicate possible impairment.

Investment Securities:

Bancorporation defines held-to-maturity securities as debt securities that management has the positive intent and ability to hold to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are defined as equity securities and debt securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of deferred taxes, presented as a separate component of stockholders’ equity in accumulated other comprehensive income. Bancorporation determines the appropriate classification of debt securities at the time of purchase.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale equity securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. For debt securities, an impairment loss is recognized in earnings only when: (1) Bancorporation intends to sell the debt security (2) it is more likely than not that Bancorporation will be required to sell the security before recovery of its amortized cost basis or (3) Bancorporation does not expect to recover the entire amortized cost basis of the security. In situations where Bancorporation intends to sell or when it is more likely than not that Bancorporation will be required to sell the security, the entire impairment loss would be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss would be recognized in earnings, with the remaining portion being recognized in stockholders’ equity as a component of other comprehensive income, net of deferred taxes.

In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

issuer, and (3) the intent and ability of Bancorporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Bancorporation recorded no other-than-temporary impairment losses in 2013, 2012, or 2011. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans and Leases:

Bancorporation’s accounting methods for loans differ depending on whether the loans are originated or acquired as a result of a business combination.

Originated Loans and Leases

Loans are recorded at their principal amount outstanding, net of deferred loan fees and costs. Interest is accrued and recognized in operating income based upon the principal amount outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the estimated lives of the related loans as an adjustment to yield.

In many lending transactions, collateral is obtained to provide an additional measure of security. Generally, the cash flow and earnings power of the borrower represent the primary source of repayment and collateral is considered as an additional safeguard on an acceptable credit risk. The need for collateral is determined on a case-by-case basis after considering the current and prospective creditworthiness of the borrower, terms of the lending transaction and economic conditions.

Bancorporation classifies all loans and leases past due when the payment of principal and interest based upon contractual terms is greater than 30 days delinquent. Charge-offs on commercial loans are recorded when available information confirms the loan is not fully collectible and the loss is reasonably quantifiable. Consumer loans are subject to mandatory charge-off at a specified delinquency date consistent with regulatory guidelines.

Acquired Loans

Acquired loans are recorded at fair value at the date of acquisition. The fair values of loans with evidence of credit deterioration (acquired impaired loans) are recorded net of a non-accretable difference and, if appropriate, a liquidity discount (accretable yield). The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included as a reduction of the carrying amount of acquired loans. The accretable yield is derived by discounting the cash flows expected to be collected to present value. The difference between the present value of the expected cash flows and the undiscounted expected cash flows is the accretable yield which reduces the carrying amount of acquired loans. The accretable yield is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. If expected cash flows to be collected on acquired impaired loans cannot be reasonably estimated, the accretable yield will be recognized when cash payments are received or when the loan is transferred to other real estate owned.

Subsequent decreases to the expected cash flows will generally result in a provision for loan losses and an increase in the allowance for loans losses. For acquired loans covered under loss sharing agreements with the FDIC (“Covered Loans”), a proportional adjustment is made to the FDIC Receivable for the estimated amount to be reimbursed with a corresponding amount recorded as noninterest income in the Consolidated Statements of Income. Subsequent increases to the expected cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reclassification of the difference from nonaccretable difference to accretable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

yield. Credit losses on acquired performing loans are estimated based on an analysis of the performing portfolio. Such estimated credit losses are recorded as a non-accretable difference in a manner similar to purchased impaired loans.

Covered loans are reported exclusive of expected reimbursement cash flows from the FDIC (see “FDIC Receivable for Loss Sharing Agreements” section below). The term for loss sharing agreements on residential real estate loans is ten years with respect to losses and recoveries. The term for loss sharing agreements on non-residential real estate loans is five years with respect to losses and eight years with respect to the recoveries. Under FDIC loss sharing agreements, up to 90 days of accrued interest on covered loans is reimbursable. Payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected.

Nonaccrual Loans, Impaired Loans and Restructured Loans:

The accrual of interest is generally discontinued, except for installment and credit card loans, when substantial doubt exists as to the collectability of principal and interest or when a loan is 90 days past due as to interest or principal unless the loan is both adequately secured and in the process of collection. Generally, accrual of income on installment and credit card loans is discontinued and the loans are charged off after a delinquency of 120 days for unsecured installment and credit card loans and 180 days for secured installment loans. Loans secured by real estate remain in accrual status until foreclosure is consummated, unless impairment is evident, in which case they are placed in nonaccrual status and written down accordingly.

Loans are considered impaired if, based on current information and events, it is probable that Bancorporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses a comparison of the recent selling price of similar assets, which is consistent with those that would be utilized by unrelated third parties.

Impaired loans also include loans that Bancorporation may elect to formally restructure due to the weakening credit status of a borrower such that the restructuring may facilitate a repayment plan that minimizes the potential losses that Bancorporation may have to otherwise incur. Some restructured loans continue as accruing loans after restructuring due to the borrower not being past due, adequate collateral valuations supporting the restructured loans and/or the cash flows of the underlying business appearing adequate to support the restructured debt service.

Unfunded Commitment Reserve:

The reserve for unfunded commitments represents the estimated probable losses related to unfunded credit facilities. The reserve is calculated in a manner similar to the loans evaluated collectively for impairment and taking into account the likelihood that the available credit will be utilized as well as the exposure to default. The reserve for unfunded commitments is presented within other liabilities on the consolidated statements of condition separately from the allowance for loan and lease losses and adjustments to the reserve for unfunded commitments are included in other noninterest expense in the consolidated statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Allowance for Loan Losses:

The allowance for loan losses is management’s estimate of probable credit losses inherent in Bancorporation’s loan portfolio at the balance sheet date. Bancorporation determines the allowance for loan losses based on an ongoing estimation process. This estimation process is inherently subjective, as it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans and losses incurred as of the balance sheet date in Bancorporation’s loan portfolio. Those estimates may be susceptible to significant change. Increases to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The allowance is the accumulation of various components that are calculated based on an independent estimation process. All components of the allowance for loan losses represent estimates based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends, recent loan loss experience, collateral type, loan volumes, seasoning of the loan portfolio, the findings of internal credit quality assessments and results from external bank regulatory examinations. All impaired commercial and consumer loans in excess of a defined threshold are analyzed for specific reserves on a loan-by-loan basis based on management’s evaluation of the exposure for each credit, the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan losses, future adjustments may become necessary if conditions differ substantially from the assumptions used in making the estimates. In addition, regulatory examiners may require adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Such adjustments to original estimates, as necessary, are made and reflected in the financial results in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

Accounting standards require the presentation of certain disclosure information at the portfolio segment level, which represents the level at which an entity develops and documents a systematic methodology to determine its allowance for loan losses. Bancorporation concluded that its loan and lease portfolio comprises three broad portfolio segments: commercial, retail, and covered and other acquired loans. The commercial portfolio segment primarily includes commercial real estate and commercial and industrial loans (“C&I”) loans. The commercial segment is segregated into pools based on the internal credit grade assigned to each borrower. The retail portfolio segment includes first and second mortgage loans secured by one-to-four-family residential properties, home equity lines of credit, sales finance, and other consumer loans, and are grouped by homogenous loan pools based on similar risk characteristics. Historical loss rates are applied to each identified commercial and retail loan pool, and are adjusted for current trends and economic conditions to estimate the allowance for loans losses. The covered and other acquired loan portfolio segment represents loans acquired in FDIC-assisted and other transactions. If expected cash flows decline subsequent to the acquisition date based on an analysis of estimated cash flows, an allowance for loan losses may be established on these loans.

In the fourth quarter of 2013, Bancorporation modified its loan loss methodology for its identified homogenous commercial and retail loan pools. Bancorporation changed to an eight quarter rolling average for determining its historical loss rates for each pool from a four quarter rolling average. The purpose was to more precisely estimate losses in the current lending cycle. The change in methodology resulted in a nonrecurring addition of approximately $4,182 in Bancorporation’s reserve on loans not considered impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following provides an overall assessment of Bancorporation’s underwriting risks and related portfolio segments:

Bancorporation has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a periodic basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing credit risk associated with fluctuations in economic conditions. Bancorporation maintains an independent loan review function that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as Bancorporation’s policies and procedures.

Commercial

Commercial real estate loans are generally made by Bancorporation to business entities and are secured by properties in South Carolina and Georgia. Repayment of commercial real estate loans often depends on the successful operations and income stream of the borrowers, and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. Bancorporation’s underwriting criteria for commercial real estate loans include maximum loan-to-value ratios, debt coverage ratios, secondary sources of repayment, guarantor requirements, net worth requirements and quality of cash flow.

Bancorporation’s C&I loans are generally limited to terms of five years or less. Management typically collateralizes these loans with a lien on commercial real estate or with a lien on business assets and equipment. Management also generally requires the personal guarantee of the business owner. C&I loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower.

Retail

Bancorporation originates first and second mortgage loans secured by one-to-four-family residential properties primarily located in South Carolina and Georgia. Management currently originates mortgages at all branch locations, but utilizes a centralized processing location to reduce the underwriting risk. Bancorporation originates both fixed rate and adjustable rate one-to-four-family residential mortgage loans. Fixed rate conforming mortgage loans are generally originated for resale into the secondary market on a servicing retained basis.

The majority of Bancorporation’s non-mortgage loans include home equity lines of credit, auto loans and various installment loans. Consumer loans tend to have a higher credit risk than residential mortgage loans because they may be secured by depreciable assets, or may be unsecured. Bancorporation’s consumer lending generally follows accepted industry standards which includes credit scores and debt to income ratios. Bancorporation also offers home equity lines of credit as a complement to one-to-four-family residential mortgage lending. The underwriting standards applicable to home equity credit lines are similar to those for one-to-four-family residential mortgage loans, except for slightly more stringent debt-to-income and credit score requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Covered Loans

Covered loans are generally consistent with the classes of loans within the commercial and retail segments discussed above. Since these loans were acquired from the FDIC, they were underwritten by other institutions with weaker lending standards. Therefore, there is a risk that the loans were not adequately supported by the paying capacity of the borrower or the values of underlying collateral at the time of origination. These loans were recorded at fair value at the date of acquisition which includes an adjustment for credit deterioration (non-accretable difference) and for the timing of cash flows (accretable yield). To the extent that the expected cash flows have decreased since the acquisition date, Bancorporation establishes an allowance for loan losses.

FDIC Receivable for Loss Sharing Agreements:

The FDIC Receivable for loss sharing agreements is measured separately from the related covered loans and other real estate owned acquired as it is not contractually embedded in the assets covered by the loss sharing agreements and is not transferable should the assets be sold. A receivable from the FDIC is recorded based on the estimated losses on the covered loans and other real estate owned acquired using the applicable loss share percentages and the estimated true-up payment at the expiration of the loss sharing agreements. The loss share percentages and the true-up payment are specified and described in the loss sharing agreements with the FDIC as applicable. The receivable is recorded at the present value of the estimated cash flows at the date of the respective acquisition and is reviewed and updated prospectively as loss estimates related to covered loans and other real estate acquired through foreclosure change. Most third party expenses on other real estate owned and loans are covered under the loss sharing agreements and the cash flows from the reimbursable portion are included in the estimate of cash flows. The FDIC receivable is reviewed and updated prospectively as loss estimates related to indemnified assets change and as reimbursements are received or are expected to be received from the FDIC, with any adjustments recorded as charges or credits to noninterest income.

Mortgage Banking Activities:

Mortgage loans held-for-sale are stated at the lower of aggregate cost or market, net of discounts and deferred loan fees. Mortgage loans held-for-sale were $25,239 and $50,610 as of December 31, 2013 and 2012, respectively, and are included in loans in the Consolidated Statements of Condition. Nonrefundable origination fees and costs and discount points collected at loan closing are deferred and recognized in mortgage income at the time of sale of the mortgage loans. Gain or loss on the sale of mortgage loans is recognized based upon the difference between the selling price and the carrying amount of the mortgage loans sold.

Other fees earned during the loan origination process are also included in net gain or loss on sale of mortgage loans. Gain or loss on the sale of mortgage loans is a component of mortgage income in the Consolidated Statements of Income.

Bancorporation uses mandatory forward and “best efforts” commitments to protect its mortgage loans held for sale from interest rate risk from the time of origination to the time of sale. These commitments are carried on the Consolidated Statements of Condition at fair market value. Unfunded residential mortgage loan commitments for loans to be sold are also accounted for at fair market value. These fair market value adjustments are included in mortgage income in the Consolidated Statements of Income and were insignificant as of and for the years ended December 31, 2013, 2012, and 2011.

After a transfer of loans held-for-sale to a third party under a sale contract (when control has been surrendered), Bancorporation recognizes the mortgage servicing rights (“MSRs”) it retains and derecognizes the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

loans held-for-sale. The initial value of the MSR is included as a component of gain on sale within mortgage income. Any other related financial assets and liabilities would be recognized at that point as well. Currently, all transfers of loans held-for-sale are accounted for as sales of those loans as control over those loans is surrendered to a third party.

MSRs are included in intangible assets in the Consolidated Statements of Condition. The amount capitalized represents the discounted present value of future net cash flows that are expected to be received from the mortgage servicing portfolio. Fair value is determined using analyses of discounted anticipated future net cash flows, considering estimates of loan prepayments, interest rates and other economic factors. The amortization method is used to measure each class of servicing asset. Amortization of MSRs is based on a method which approximates the proportion of current net servicing income to the total estimated net servicing income expected to be recognized over the average remaining lives of the underlying loans. Servicing income, net of related amortization expense, is included as a component of mortgage income in the Consolidated Statements of Income. For purposes of impairment evaluation and measurement, MSRs are stratified based on predominant risk characteristics of the underlying loans; these are primarily loan type, amortization type (fixed or adjustable), and note rate. To the extent that the carrying value of the MSRs exceeds fair value by individual stratum, a valuation allowance is established which may be adjusted in the future as the value of MSRs increases or decreases. Changes in the valuation allowance are recognized as a component of mortgage income in the Consolidated Statements of Income. Mortgage income is when a valuation allowance is reduced only to the extent of previous amounts charged to the valuation allowance. Bancorporation’s portfolio of loans serviced for third parties was $1.99 billion and $1.89 billion at December 31, 2013 and 2012, respectively. Loans serviced for third parties are not included as assets in the accompanying consolidated financial statements.

Premises and Equipment:

Bank premises and equipment are reported at cost less accumulated depreciation. Depreciation is included in noninterest expense over the estimated useful lives of the assets (generally fifteen to forty years for buildings and improvements, and three to ten years for furniture and equipment). Leasehold improvements are capitalized and amortized to noninterest expense over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization are calculated using straight-line methods. Maintenance, repairs and minor improvements are included in noninterest expense as incurred. Major improvements are capitalized. Gains or losses upon retirement or other disposition are included in other noninterest income in the Consolidated Statements of Income.

Other Real Estate Owned:

Other real estate owned consists of real property acquired through foreclosure or in lieu of foreclosure. At the time of acquisition, other real estate owned is carried at the current fair value of the property, less estimated selling costs. Subsequent to acquisition, gains or losses on sale are recorded to noninterest income and the periodic revaluation of other real estate owned are credited only to the extent of previous losses recognized or charged to noninterest expense. Net costs of maintaining and operating acquired properties are expensed as incurred.

Other real estate owned acquired through foreclosure or in lieu of foreclosure covered under loss sharing agreements with the FDIC are carried at the current fair value, less estimated selling costs, exclusive of expected reimbursement cash flows from the FDIC. Subsequent declines to the estimated recoverable value of covered other real estate owned result in a reduction of covered other real estate owned and an increase in the FDIC Receivable for the estimated amount to be reimbursed, both amounts recorded as noninterest income in the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Consolidated Statements of Income. Any remaining accretable yield upon transfer of a loan into other real estate owned is recognized as noninterest income in the Consolidated Statements of Income.

Securities Sold Under Agreements to Repurchase:

Securities sold under agreements to repurchase represent overnight borrowings with the Bank’s customers and are secured by investment securities. The terms of the repurchase agreements may require Bancorporation to provide additional collateral if the fair value of the securities underlying the borrowings declines during the term of the agreement.

Income Taxes:

Bancorporation recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment.

Statement of Cash Flows:

For purposes of the Consolidated Statements of Cash Flows, Bancorporation has defined cash on hand, amounts due from banks and interest bearing balances with other banks as cash and cash equivalents.

Earnings Per Share:

Earnings per share are computed by dividing net income less preferred dividends noted in the Consolidated Statements of Changes in Stockholders’ Equity by the weighted average number of voting and non-voting common shares outstanding. The premium or discount paid on redemption of preferred stock is treated as dividends on preferred stock and is included in the determination of net income available for common stockholders. As Bancorporation has no dilutive securities, there is no difference between basic and diluted earnings per share.

Comprehensive Income:

Comprehensive income consists of net income for the period, unrealized gains and losses on investment securities available-for-sale and the net unrecognized prior service costs and actuarial losses relating to Bancorporation’s pension plan, net of deferred income taxes.

Segment Information:

US GAAP requires that certain entities disclose information about products and services provided by operating segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity’s general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Operating segments are components of an entity about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in evaluating performance. Bancorporation has determined that its one operating segment is providing general financial services to customers located in South Carolina and Georgia. The various products are those generally offered by community banks and the allocation of resources is based on the overall performance of the institution rather than individual branches or products.

Changes in Accounting Principles and Effects of New Accounting Pronouncements:

In October 2012, the Financial Accounting Standards Board (“FASB”) issued an update to the accounting standards relating to subsequent measurement of indemnification assets recognized as part of a federally assisted acquisition. This guidance provides for the alignment of the accounting for a subsequent change in the measurement of the indemnification asset with the change in the assets subject to indemnification. Any amortization of changes in the value of the indemnification asset would be recorded over the lesser of the remaining term of the loss sharing agreement or the life of the indemnified assets. This update was effective for annual fiscal years beginning after December 15, 2012. The adoption of this standard did not have a material impact on Bancorporation’s financial position and results of operations.

In February 2013, the FASB issued an update to improve the reporting of amounts reclassified out of accumulated other comprehensive income. The updated guidance requires an entity to present, either on the face of the statement where net income is presented or in the notes, the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the amount reclassified is required under US GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income, an entity must cross-reference to other required disclosures that provide additional details about those amounts. This update is effective for annual reporting periods beginning after December 15, 2012. Because this updated guidance impacts only disclosures in financial statements and does not change the current requirements for reporting net income or other comprehensive income in financial statements, its implementation did not impact Bancorporation’s financial position or results of operations.

In July 2013, the FASB issued an update that applies to companies that have unrecognized tax benefits when net operating losses (NOL) or similar tax loss carry-forwards or tax credit carry-forwards exist at the reporting date. Under the updated guidance, an entity should present its unrecognized tax benefits net against the deferred tax assets for all same jurisdiction NOL or similar tax loss carry-forwards, or tax credit carry-forwards that are available to and would be used by the entity to settle additional income taxes resulting from disallowance of the uncertain tax position. This update is effective for annual reporting periods beginning after December 15, 2013. Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

Reclassifications:

Certain items in prior year financial statements have been reclassified to conform to the 2013 presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.

Subsequent Events:

Companies must consider events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. For the financial statements and footnotes included herein, subsequent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

events occurring prior to the date of the issuance of these consolidated financial statements have been considered. See Note 21 for management’s evaluation of subsequent events.

NOTE 2—FEDERALLY ASSISTED ACQUISITION

On June 3, 2011, First Citizens purchased substantially all of the assets and assumed substantially all of the liabilities of AB&T from the FDIC, as Receiver of AB&T. AB&T operated three banking branches located in the cities of Charleston and Myrtle Beach, South Carolina and Savannah, Georgia. First Citizens and the FDIC entered into loss sharing agreements regarding future losses (including certain expenses) incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. The FDIC will reimburse First Citizens for 80 percent of net losses incurred on covered loans and other real estate acquired.

The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to the recoveries. As a result of the loss sharing agreements with the FDIC, First Citizens recorded a receivable of $14,531 at the time of acquisition. The receivable was discounted by $612 for the expected timing of receipt of cash flows. As of December 31, 2011, First Citizens identified $3,417 in net losses to submit to the FDIC under such loss sharing agreements since the acquisition date.

The AB&T Purchase and Assumption Agreement between First Citizens and the FDIC includes a true-up payment at the end of year 10. On August 14, 2021, the true-up measurement date, First Citizens is required to make a true-up payment to the FDIC equal to 50 percent of the excess, if any, of (i) 20 percent of the intrinsic loss estimate of $37.82 million, less (ii) the sum of (a) 25 percent of the asset discount, plus (b) 20 percent of the cumulative loss share payments plus (c) 3.50 percent of total covered assets at the closing of AB&T. Current projections estimate a true-up payment of $312 payable under the AB&T loss sharing agreements. This estimate is subject to change over the term of the agreements.

The acquisition of AB&T was accounted for under the acquisition method of accounting. The statement of net assets acquired and goodwill are presented in the following tables. As explained in the explanatory notes that accompany the following tables, the purchased assets and assumed liabilities were recorded at their respective acquisition date fair values. Fair values are preliminary and subject to refinement for up to one year after the closing date if additional information regarding the closing date fair values become available.

At December 31, 2011, First Citizens purchased from the FDIC two of the branch buildings and certain furniture and equipment previously owned by AB&T. The total purchase price of $2,219 was based on fair market value indicated by current appraisals.

The Consolidated Statements of Condition includes goodwill of $3,023 that resulted from the AB&T acquisition. The amount of goodwill is equal to the excess of the fair value of the recorded liabilities assumed over the fair value of assets acquired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents the assets acquired and liabilities assumed, as recorded by AB&T on the acquisition date and as adjusted for purchase accounting adjustments.

	June 3, 2011
	As recorded by AB&T	Fair value adjustments		As recorded by First Citizens
Assets:
Cash and due from banks	$32,110	$—		$32,110
Investment securities, at fair value	4,395	—		4,395
Loans covered under FDIC loss sharing agreements	133,075	(23,677)	a	109,398
Loans not covered under FDIC loss sharing agreements	2,939	(99)	a	2,840
Other real estate owned	3,182	(629)	b	2,553
FDIC receivable for loss sharing agreements	—	14,531	c	14,531
Intangible assets	—	1,369	d	1,369
Other assets	2,033	—		2,033

Total assets	$177,734	$(8,505)		$169,229

Liabilities:
Deposits:
Noninterest-bearing	$140,580	$—		$140,580
Interest-bearing	42,810	—		42,810

Total deposits	183,390	—		183,390
Securities sold under agreements to repurchase	1,700	—		1,700
Long-term debt	10,024	67	e	10,091
Other liabilities	107	—		107

Total liabilities	195,221	67		195,288

Excess of assets acquired over liabilities assumed	$17,487

Aggregate fair value adjustments		$(8,572)

Cash received from the FDIC				$23,036
Goodwill on acquisition of AB&T				$3,023

Explanation of fair value adjustments:

a – Adjustment reflects the fair value adjustments based on First Citizens’ evaluation of the acquired loan portfolio.

b – Adjustment reflects the estimated OREO losses based on First Citizens’ evaluation of the acquired OREO portfolio.

c – Adjustment reflects the estimated fair value of payments First Citizens will receive from the FDIC under the loss sharing agreements.

d – Adjustment reflects core deposit intangible on deposits acquired as of the acquisition date.

e – Adjustment arises since the rates on long-term obligations are higher than rates available on similar borrowings as of the acquisition date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Results of operations for AB&T prior to the acquisition date are not included in the consolidated statements of income. Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the coverage resulting from the FDIC loss sharing agreements, historical results of AB&T are not relevant to Bancorporation’s results of operations. Therefore, no pro forma information is presented.

Accounting standards prohibit carrying over an allowance for loan losses on acquired loans. However, the fair value adjustments recorded on the loan portfolio at the date of acquisition take into consideration estimated losses inherent in the loan portfolio.

NOTE 3—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income (loss) (“AOCI”) is reported as a component of stockholders’ equity. AOCI can include, among other items, unrealized holding gains and losses on available-for-sale securities and gains and losses associated with pension benefits that are not recognized immediately as a component of net periodic benefit cost. The components of AOCI are reported net of related tax effects. The components of AOCI and changes in those components are presented in the following table.

	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan gains (losses)	Total
Balance, January 1, 2012	$34,229	$(20,558)	$13,671
Accumulated other comprehensive income (loss) before income taxes:
Net change in unrealized gains (losses)	11,527	(18,489)	(6,962)
Amounts reclassified from accumulated other comprehensive income	(15,450)	2,588	(12,862)
Income tax expense	1,403	5,764	7,167

Net comprehensive loss	(2,520)	(10,137)	(12,657)

Ending balance at December 31, 2012	$31,709	$(30,695)	$1,014

Accumulated other comprehensive income (loss) before income taxes:
Net change in unrealized (losses) gains	(6,959)	21,070	14,111
Amounts reclassified from accumulated other comprehensive income	(8,290)	3,863	(4,427)
Income tax expense (benefit)	5,683	(9,039)	(3,356)

Net comprehensive (loss) gain	(9,566)	15,894	6,328

Ending balance at December 31, 2013	$22,143	$(14,801)	$7,342

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table shows the line items in the consolidated income statements affected by amounts reclassified from AOCI:

	Increase (decrease) in affected line item in the income statement
	Securities gains	Employee benefits*	Income taxes	Net Income
For the year ended December 31, 2012:

Amount reclassified from AOCI:
Unrealized gains on available-for-sale securities	$15,450	$—	$5,523	$9,927
Amortization of prior service credits	—	(173)	63	110
Amortization of actuarial loss	—	2,761	(1,001)	(1,760)

Total reclassifications as of December 31, 2012	$15,450	$2,588	$4,585	$8,277

For the year ended December 31, 2013:

Amount reclassified from AOCI:
Unrealized gains on available-for-sale securities	$8,290	$—	$3,091	$5,199
Amortization of prior service credits	—	(173)	63	110
Amortization of actuarial loss	—	4,036	(1,463)	(2,573)

Total reclassifications as of December 31, 2013	$8,290	$3,863	$1,691	$2,736

*	These AOCI components are included in the computation of net pension expense disclosed in Note 15 – Employee Benefits.

NOTE 4—CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances with the Federal Reserve or in vault cash. As of December 31, 2013, the required balance was $115,791 compared to $103,795 as of December 31, 2012. Of the required balance, $92,006 and $91,132 was met by vault cash and $23,785 and $12,663 was met with deposits at the Federal Reserve at December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, approximately $6,075 in cash and due from bank balances was restricted as to use as compensating balances with other financial institutions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 5—INVESTMENT SECURITIES

The cost and the estimated fair value of investment securities held-to-maturity and available-for-sale at December 31 along with gross unrealized gains and losses determined on an individual security basis was as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held-to-maturity at December 31, 2013:
U.S. government treasuries and agencies	$—	$—	$—	$—

Total	$—	$—	$—	$—

Held-to-maturity at December 31, 2012:
U.S. government treasuries and agencies	$3,831	$3	$—	$3,834

Total	$3,831	$3	$—	$3,834

Available-for-sale at December 31, 2013:
U.S. government treasuries and agencies	$1,147,874	$1,450	$975	$1,148,349
GNMA, FNMA and FHLMC mortgage-backed securities	772,357	2,926	14,118	761,165
Obligations of states and political subdivisions	2,233	32	—	2,265
Corporate bonds	27,972	399	677	27,694
Preferred stock	10,514	—	6	10,508
Equity securities	5,217	44,859	35	50,041

Total	$1,966,167	$49,666	$15,811	$2,000,022

Available-for-sale at December 31, 2012:
U.S. government treasuries and agencies	$1,013,238	$1,779	$242	$1,014,775
GNMA, FNMA and FHLMC mortgage-backed securities	504,843	15,102	519	519,426
Obligations of states and political subdivisions	3,866	106	—	3,972
Corporate bonds	16,091	585	135	16,541
Preferred stock	10,014	171	—	10,185
Equity securities	5,162	32,257	—	37,419

Total	$1,553,214	$50,000	$896	$1,602,318

Investments in corporate bonds, preferred stock and equity securities are primarily concentrated in the financial institutions industry.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table provides maturity information for investment securities at December 31, 2013. Mortgage-backed and equity securities are shown separately as they are either not due at a single maturity date or have no maturity date.

	2013
	Cost	Estimated Fair Value
Investment securities available-for-sale maturing in:
One year or less	$148,942	$149,108
One through five years	989,766	990,807
Five to 10 years	32,859	32,119
Over 10 years	6,512	6,274
GNMA, FNMA and FHLMC mortgage-backed securities	772,357	761,165
Equity securities and preferred stock	15,731	60,549

Total investment securities available-for-sale	$1,966,167	$2,000,022

Securities with unrealized losses at December 31, 2013 were as follows:

	Less than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government treasuries and agencies	$829	$230,315	$146	$50,204
GNMA, FNMA and FHLMC mortgage-backed securities	12,793	512,149	1,325	31,214
Corporate bonds	406	9,411	271	5,343
Preferred stock	6	10,508	—	—
Equity securities	31	72	4	147

Total securities with unrealized losses	$14,065	$762,455	$1,746	$86,908

Securities with unrealized losses at December 31, 2012 were as follows:

	Less than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government treasuries and agencies	$242	$136,983	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	368	36,322	151	7,981
Corporate bonds	52	4,020	78	2,365
Equity securities	5	146	—	—

Total securities with unrealized losses	$667	$177,471	$229	$10,346

At December 31, 2013, Bancorporation had 30 investments having a continuous unrealized loss position for more than 12 months. Market changes in interest rates and credit spreads will result in temporary unrealized losses as the market price of securities fluctuate. Bancorporation has the intent and ability to hold these securities until maturity and has reviewed them for other than temporary impairment (“OTTI”) in accordance with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

accounting policies outlined in Note 1, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements. Bancorporation recorded no OTTI write-downs related to its investment portfolio in 2013 or 2012.

Proceeds from the sale of available-for-sale investments were $559,538, $320,988, and $255,570 in 2013, 2012, and 2011, respectively. Gross realized gains (losses) on sales and calls of available-for-sale investments were as follows:

	2013	2012	2011
Gross realized gains of sales of available-for-sale investments	$8,409	$15,443	$2,220
Gross realized losses of sales of available-for-sale investments	(139)	—	(714)
Gross realized gains of calls of available-for-sale investments	20	7	1

Total	$8,290	$15,450	$1,507

Investment securities with an amortized cost of $1.46 billion and $1.35 billion at December 31, 2013 and 2012, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase and for other purposes as required by law.

NOTE 6—LOANS AND LEASES

Loans and leases, net of deferred fees and costs, was as follows:

	As of December 31,
	2013	2012
Commercial real estate	$1,198,368	$1,181,767
Commercial and industrial	453,543	399,063
1-4 Family real estate	1,162,715	1,080,341
Sales finance	556,113	449,988
Home equity line of credit	473,726	530,428
Consumer and all other loans	499,041	437,987

Loans and leases not covered, net	4,343,506	4,079,574
Covered loans, net	174,203	282,335

Total loans and leases, net	$4,517,709	$4,361,909

Covered loans represent loans acquired from the FDIC subject to loss sharing agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Bancorporation evaluated acquired loans for impairment. Acquired loans with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered impaired. The carrying value of all acquired impaired and non-impaired loans and leases as of December 31, 2013 and 2012 are included in the tables below. As of December 31, 2013 and 2012, all loans presented below were covered under loss share agreements:

	As of December 31, 2013
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
Commercial real estate	$198,466	$59,518	$257,984
Commercial and industrial	16,932	9,232	26,164
1-4 Family real estate	4,974	17,598	22,572
Home equity line of credit	45	10,511	10,556
Consumer and all other loans	—	776	776

Loans and leases, gross	220,417	97,635	318,052
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	138,988	1,514	140,502
Allowance for loan losses on covered loans	—	—	—
Liquidity discount (accretable yield)	3,110	237	3,347

Total carrying value of acquired loans	$78,319	$95,884	$174,203

	As of December 31, 2012
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
Commercial real estate	$298,441	$100,431	$398,872
Commercial and industrial	28,145	20,676	48,821
1-4 Family real estate	4,696	30,655	35,351
Home equity line of credit	—	10,426	10,426
Consumer and all other loans	417	15,842	16,259

Loans and leases, gross	331,699	178,030	509,729
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	210,579	8,831	219,410
Allowance for loan losses on covered loans	—	—	—
Liquidity discount (accretable yield)	6,376	1,608	7,984

Total carrying value of acquired loans	$114,744	$167,591	$282,335

The loss sharing term on commercial real estate, commercial and industrial and other commercial acquired loans with respect to losses for the Georgian Bank transaction will expire on September 30, 2014. As of December 31, 2013, the contractual principal outstanding for loans and other real estate owned subject to this expiration date was $111,685 and the carrying value was $100,161. The loss sharing terms for the remaining loss share agreements have expiration dates ranging from July 31, 2015 to June 30, 2021. As of December 31, 2013, the contractual principal outstanding for these loans and other real estate owned was $95,496 and the carrying value was $86,892.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The change in the contractual principal outstanding for all acquired impaired and non-impaired loans and leases for the year ended December 31, 2013 was as follows:

	Acquired Impaired Loans	Acquired Non-impaired Loans
Balance, December 31, 2012	$331,699	$178,030
Reductions resulting from repayments, charge-offs and foreclosures	(111,282)	(80,395)

Balance, December 31, 2013	$220,417	$97,635

The change in the liquidity discount (accretable yield) for all acquired impaired and non-impaired loans and leases for the year ended December 31, 2013 was as follows:

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2012	$6,376	$1,608	$7,984
Loan accretion	—	(2,421)	(2,421)
Reclass from non-accretable to accretable difference	—	1,342	1,342
Adjustments in estimated cash flows	(2,272)	—	(2,272)
Reductions resulting from repayments, charge-offs, and foreclosures	(994)	(292)	(1,286)

Balance, December 31, 2013	$3,110	$237	$3,347

The change in the estimate of contractual principal not expected to be collected (non-accretable difference) for all acquired impaired and non-impaired loans and leases for the year ended December 31, 2013 was as follows:

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2012	$210,579	$8,831	$219,410
Reclass from non-accretable to accretable difference	—	(1,342)	(1,342)
Adjustments in estimated cash flows	2,272	—	2,272
Reductions resulting from repayments, charge-offs, and foreclosures	(73,863)	(5,975)	(79,838)

Balance, December 31, 2013	$138,988	$1,514	$140,502

At December 31, 2013 and 2012 no acquired loans were classified as nonaccrual assets due to the application of the accretable yield method. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, may be available to be recognized on purchased loans. However, in accordance with the acquired loan policy relating to acquired impaired loans, no accretable yield has been accreted into income to date on acquired loans where the expected cash flows cannot be reasonably estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Nonaccrual loans, excluding acquired impaired loans, were as follows:

	As of December 31,
	2013	2012
Commercial real estate	$37,092	$47,347
Commercial and industrial	1,868	2,389
1-4 Family real estate	41,717	38,780
Sales finance	393	300
Home equity line of credit	—	—
Consumer and all other loans	6,358	6,826

Total	$87,428	$95,642

Average impaired loans, excluding acquired impaired loans, were as follows:

	For the Year Ended December 31,
	2013	2012
Commercial real estate	$56,432	$73,317
Commercial and industrial	2,597	2,801
1-4 Family real estate	52,115	48,010
Sales finance	557	274
Home equity line of credit	553	833
Consumer and all other loans	6,598	11,398

Total	$118,852	$136,633

The amount of interest that has been recognized as income on impaired loans for the years presented was not material.

NOTE 7—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses related to loans not covered under FDIC loss sharing was as follows:

	For the Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$62,759	$70,970	$82,033
Loans charged off	(21,531)	(32,842)	(38,397)
Recoveries on loans previously charged off	5,800	6,345	6,321
Provision for loan losses	7,537	18,286	21,013

Balance at end of year	$54,565	$62,759	$70,970

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Roll-forward and allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of December 31, 2013 was as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759
Loans charged off	(4,545)	(570)	(6,947)	(641)	(5,639)	(3,189)	(21,531)
Recoveries on loans previously charged off	1,859	518	1,238	296	544	1,345	5,800
Provision for loan losses	(1,897)	(915)	3,405	910	2,519	3,515	7,537

Balance at December 31, 2013	$12,902	$1,725	$18,244	$1,960	$9,016	$10,718	$54,565

Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$11,820	$1,724	$18,244	$1,960	$8,864	$10,273	$52,885
Allowance for loan losses related to loans individually evaluated for impairment	1,082	1	—	—	152	445	1,680

Balance at December 31, 2013	$12,902	$1,725	$18,244	$1,960	$9,016	$10,718	$54,565

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,167,010	$452,365	$1,158,866	$556,113	$472,291	$492,517	$4,299,162
Loans individually evaluated for impairment	31,358	1,178	3,849	—	1,435	6,524	44,344

Balance at December 31, 2013	$1,198,368	$453,543	$1,162,715	$556,113	$473,726	$499,041	$4,343,506

Roll-forward and allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of December 31, 2012 was as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2011	$21,997	$3,266	$20,710	$1,412	$13,247	$10,338	$70,970
Loans charged off	(10,522)	(1,252)	(9,950)	(565)	(6,261)	(4,292)	(32,842)
Recoveries on loans previously charged off	2,637	865	945	206	288	1,404	6,345
Provision for loan losses	3,373	(187)	8,843	342	4,318	1,597	18,286

Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759

Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$15,552	$2,357	$20,117	$1,395	$11,576	$8,942	$59,939
Allowance for loan losses related to loans individually evaluated for impairment	1,933	335	431	—	16	105	2,820

Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,144,806	$398,072	$1,070,218	$449,988	$528,363	$436,622	$4,028,069
Loans individually evaluated for impairment	36,961	991	10,123	—	2,065	1,365	51,505

Balance at December 31, 2012	$1,181,767	$399,063	$1,080,341	$449,988	$530,428	$437,987	$4,079,574

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Roll-forward and allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of December 31, 2011 were as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2010	$33,581	$6,011	$17,109	$1,539	$14,045	$9,748	$82,033
Loans charged off	12,391	1,648	12,508	836	6,187	4,827	38,397
Recoveries on loans previously charged off	2,235	806	1,544	292	298	1,146	6,321
Provision for loan losses	(1,428)	(1,903)	14,565	417	5,091	4,271	21,013

Balance at December 31, 2011	$21,997	$3,266	$20,710	$1,412	$13,247	$10,338	$70,970

Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$18,839	$3,027	$20,086	$1,412	$13,247	$9,009	$65,620
Allowance for loan losses related to loans individually evaluated for impairment	3,158	239	624	—	—	1,329	5,350

Balance at December 31, 2011	$21,997	$3,266	$20,710	$1,412	$13,247	$10,338	$70,970

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,180,377	$391,854	$1,067,557	$424,523	$589,588	$410,022	$4,063,921
Loans individually evaluated for impairment	54,908	4,234	1,421	—	698	9,165	70,426

Balance at December 31, 2011	$1,235,285	$396,088	$1,068,978	$424,523	$590,286	$419,187	$4,134,347

Activity in the allowance for loan losses related to loans covered under FDIC loss sharing was as follows:

	For the Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$—	$—	$83
Loans charged off	(1,305)	(2,840)	(3,736)
Recoveries on loans previously charged off	788	1,060	1,108
Provision for loan losses	517	1,780	2,545

Balance at end of year	$—	$—	$—

Bancorporation recognized $517, $1,780, and $2,545 for the years ended December 31, 2013, 2012, and 2011, respectively, in provision expense for the decline in expected cash flows since the acquisition date on certain covered loans, upon transfer of certain covered loans to other real estate owned, and executed short sales or incurred charge-offs on certain covered loans. Use of the accretable yield to absorb all or a portion of the adjustment to expected cash flows, the proceeds received, or the amount charged-off resulted in the recognition of $1,521, $2,914, and $9,493 for the years ended December 31, 2013, 2012, and 2011, respectively, in noninterest income, offset by an increase in the FDIC receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

As part of the ongoing monitoring of the credit quality of Bancorporation’s loan portfolio, management tracks certain credit quality indicators including the level of classified loans, net charge-offs, and the general economic conditions in its market areas.

Bancorporation utilizes a risk grading matrix to assign a risk grade to each of its loans. An asset may be subject to a split classification whereby two or more portions of the same asset are given separate classifications. A description of the general characteristics of the risk grades are as follows:

Pass—A pass rated loan is not adversely classified because it does not display any of the characteristics for adverse classification.

Special Mention—A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the Bank’s credit position at a future date. Special mention loans should include loans where repayment is highly probable, but timeliness of repayment is uncertain due to unfavorable developments. Special mention loans are not adversely classified and do not expose Bancorporation to sufficient risk to warrant adverse classification. Loans that could be included in this category include loans that have potential credit weaknesses that could evolve into well-defined weaknesses. Special mention is not used to identify a loan that has as its sole weakness credit data exceptions or collateral documentation exceptions that are not material to the timely repayment of the loans.

Substandard—A substandard loan is inadequately protected by current sound worth and paying capacity of the borrower or of collateral pledged. Substandard loans have a well-defined weakness or well-defined weaknesses that jeopardize the liquidation of the debt. Loans in this category are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected. Substandard loans have sufficient risk to warrant an adverse classification. The main characteristic of a substandard loan is the loss of the primary source of repayment, generally cash flow, and the reliance on collateral for repayment.

Doubtful—A loan classified doubtful possesses all the characteristics of substandard loans with the addition that full collection is improbable based on existing facts, values, and conditions. Possibility of loss is high; however, due to important or reasonably specific pending factors that may work to the loan’s advantage, a precise indication of estimated loss is deferred until a more exact status can be determined. The doubtful classification is not used to defer the full recognition of an expected loss.

Loss—That portion of an asset classified Loss is considered uncollectible and of such little value that its continuance as an asset, without establishment of a specific valuation allowance or charge-off is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset (or a portion thereof) even though partial recovery may be effected in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The risk grades of the loan portfolio not covered under FDIC loss sharing agreements as of December 31, 2013 were as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Pass	$1,105,262	$446,108	$1,035,006	$554,574	$431,462	$495,633	$4,068,045
Special Mention	25,555	2,312	66,635	479	24,237	1,508	120,726
Substandard	67,551	5,123	61,074	1,060	18,027	1,900	154,735
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$1,198,368	$453,543	$1,162,715	$556,113	$473,726	$499,041	$4,343,506

The risk grades of the loan portfolio not covered under FDIC loss sharing agreements as of December 31, 2012 was as follows as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Pass	$1,051,560	$386,962	$941,759	$447,667	$483,929	$435,181	$3,747,058
Special Mention	40,885	6,010	70,441	631	26,404	1,569	145,940
Substandard	89,322	6,091	68,141	1,690	20,095	1,237	186,576
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$1,181,767	$399,063	$1,080,341	$449,988	$530,428	$437,987	$4,079,574

An aging analysis of past due loans not covered under FDIC loss sharing agreements as of December 31, 2013 was as follows:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans and Leases, Excluding Covered Loans	90 Days Or More Past Due and Still Accruing
Commercial real estate	$9,202	$20,637	$29,839	$1,168,529	$1,198,368	$1,040
Commercial and industrial	854	423	1,277	452,266	453,543	24
1-4 Family real estate	16,503	28,380	44,883	1,117,832	1,162,715	949
Sales finance	1,802	151	1,953	554,160	556,113	122
Home equity line of credit	3,397	6,867	10,264	463,462	473,726	6,867
Consumer and all other loans	3,165	4,309	7,474	491,567	499,041	614

Total	$34,923	$60,767	$95,690	$4,247,816	$4,343,506	$9,616

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

An aging analysis of past due loans not covered under FDIC sharing agreements as of December 31, 2012 was as follows:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans and Leases, Excluding Covered Loans	90 Days Or More Past Due and Still Accruing
Commercial real estate	$12,732	$22,642	$35,374	$1,146,393	$1,181,767	$233
Commercial and industrial	1,539	812	2,351	396,712	399,063	—
1-4 Family real estate	22,700	27,509	50,209	1,030,132	1,080,341	2,383
Sales finance	1,769	226	1,995	447,993	449,988	131
Home equity line of credit	4,585	8,019	12,604	517,824	530,428	8,019
Consumer and all other loans	4,681	3,948	8,629	429,358	437,987	330

Total	$48,006	$63,156	$111,162	$3,968,412	$4,079,574	$11,096

Covered loans have been excluded from this aging analysis because they are covered by FDIC loss sharing agreements, and their related allowance is determined by loan pool performance due to the application of the accretion method.

The following tables provide information on impaired loans, excluding acquired impaired loans:

	As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans, excluding acquired impaired loans, with no related allowance recorded:
Commercial real estate	$24,091	$27,505	$—
Commercial and industrial	831	878	—
1-4 Family real estate	6,342	6,412	—

Subtotal	$31,264	$34,795	$—

Impaired loans, excluding acquired impaired loans, with related allowance recorded:
Commercial real estate	$26,924	$37,334	$2,165
Commercial and industrial	2,395	2,769	125
1-4 Family real estate	49,859	57,564	1,725
Home equity line of credit	505	518	2
Sales finance	487	487	23
Consumer and all other loans	7,931	8,146	380

Subtotal	$88,101	$106,818	$4,420

Total	$119,365	$141,613	$4,420

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

	As of December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans, excluding acquired impaired loans, with no related allowance recorded:
Commercial real estate	$18,099	$22,676	$—
Commercial and industrial	262	296	—
1-4 Family real estate	6,858	6,890	—
Home equity line of credit	958	958	—

Subtotal	$26,177	$30,820	$—

Impaired loans, excluding acquired impaired loans, with related allowance recorded:
Commercial real estate	$44,677	$53,672	$3,373
Commercial and industrial	2,267	2,672	436
1-4 Family real estate	46,808	57,487	2,495
Home equity line of credit	1,601	1,601	54
Sales finance	300	300	1
Consumer and all other loans	7,685	7,998	262

Subtotal	$103,338	$123,730	$6,621

Total	$129,515	$154,550	$6,621

The tables above include $75,022 and $78,010, of impaired loans that were not individually evaluated at December 31, 2013 and December 31, 2012, respectively, because these loans did not meet the Bank’s threshold for individual impairment evaluation. The recorded allowance above includes $2,740 and $3,801 related to these loans that were not individually evaluated at December 31, 2013 and December 31, 2012, respectively.

At December 31, 2013, Bancorporation had 274 loans totaling $52,035 that were identified as troubled debt restructurings (“TDR’s”) and considered impaired. At December 31, 2012, Bancorporation had 260 loans totaling $57,300 that were identified as TDR’s and considered impaired. None of these loans had unfunded commitments at December 31, 2013 or 2012.

Bancorporation had $25,583 and $27,257 in loans that were accruing interest under the terms of TDR’s at December 31, 2013 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the year ended December 31, 2013 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 12 months ended December 31, 2013			Defaults of loans restructured within the 12 months ended December 31, 2013
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at Year End
Below market interest rate:
Commercial real estate	1	$429	$429	—	$—
1-4 Family real estate	6	973	973	1	132
Sales finance	1	18	18	—	—
Consumer and all other loans	1	83	83	—	—

Subtotal	9	$1,503	$1,503	1	$132

Extended payment terms:
Commercial real estate	1	$960	$960	—	$—
Sales finance	1	12	12	—	—

Subtotal	2	$972	$972	—	$—

Multiple concessions:
Commercial real estate	5	$1,957	$1,961	—	$—
1-4 Family real estate	8	806	806	4	551
Sales finance	4	55	55	—	—
Consumer and all other loans	1	5	5	—	—

Subtotal	18	$2,823	$2,827	4	$551

Total	29	$5,298	$5,302	5	$683

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the year ended December 31, 2012 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 12 months ended December 31, 2012			Defaults of loans restructured within the 12 months ended December 31, 2012
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at year end
Below market interest rate:
1-4 Family real estate	9	$1,969	$1,969	6	$1,406
Home equity line of credit	2	188	188	—	—
Consumer and all other loans	4	3,733	3,733	2	2,681

Subtotal	15	$5,890	$5,890	8	$4,087

Extended payment terms:
Commercial real estate	4	$1,776	$1,776	1	$423
1-4 Family real estate	1	26	26	1	26
Consumer and all other loans	1	105	107	—	—

Subtotal	6	$1,907	$1,909	2	$449

Multiple concessions:
Commercial real estate	1	$1,687	$1,687	1	$1,687
1-4 Family real estate	13	2,387	2,387	5	342
Home equity line of credit	1	389	389	1	257
Consumer and all other loans	1	195	195	1	193

Subtotal	16	$4,658	$4,658	8	$2,479

Total	37	$12,455	$12,457	18	$7,015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the year ended December 31, 2011 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 12 months ended December 31, 2011			Defaults of loans restructured within the 12 months ended December 31, 2011
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at year end
Below market interest rate:
1-4 Family real estate	21	$3,170	$3,171	4	$985
Home equity line of credit	1	47	47	—	—
Consumer	2	2,488	2,488	2	2,497

Subtotal	24	$5,705	$5,706	6	$3,482

Extended payment terms:
Commercial real estate	31	$12,730	$12,741	5	$2,607
Commercial and industrial	5	3,278	3,278	—	—
1-4 Family real estate	4	596	596	2	1,073

Subtotal	40	$16,604	$16,615	7	$3,680

Multiple concessions:
Commercial real estate	1	$343	$343	—	$—
1-4 Family real estate	31	5,761	5,761	3	349
Home equity line of credit	2	567	567	—	—
Consumer	3	115	115	1	16

Subtotal	37	$6,786	$6,786	4	$365

Total	101	$29,095	$29,107	17	$7,527

Qualitative factors are used in determining whether or not a loan should be classified as a TDR. Factors include whether or not the borrower is experiencing financial difficulty, whether or not the borrower can access funds at market rate for similar loan characteristics, and whether or not a concession was granted.

The majority of troubled debt restructurings are included in the substandard grading category which results in more elevated loss expectations when determining the expected cash flows that are used to determine the allowance for loan losses associated with these loans. When a restructured loan subsequently defaults, it is evaluated and downgraded if appropriate or is liquidated or charged off. The more severely graded the loan, the lower the estimated expected cash flows and the greater the allowance recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 8—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	As of December 31,
	2013	2012
Land	$98,533	$98,454
Buildings and improvements	213,034	210,536
Furniture and equipment	58,185	55,830
Leasehold improvements	1,381	1,501
Construction in progress	1,914	3,592

Total	373,047	369,913
Less: Accumulated depreciation and amortization	(142,830)	(135,681)

Total premises and equipment	$230,217	$234,232

Provisions for depreciation and amortization included in noninterest expense were $15,389, $15,587, and $16,391 for the years ended December 31, 2013, 2012, and 2011, respectively.

Bancorporation has entered into various noncancellable operating leases for land and buildings used in its operations. The leases expire over the next nine years, and most contain renewal options from one to 15 years. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by Bancorporation. Rental expense, including month-to-month leases, reported in net occupancy expense in the Consolidated Statements of Income was $1,002, $1,301, and $1,806 for the years ended December 31, 2013, 2012, and 2011, respectively. Bancorporation recognized rental income of $4,202, $3,910, and $3,843 for the years ended December 31, 2013, 2012, and 2011, respectively.

At December 31, 2013, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are summarized as follows:

2014	$925
2015	770
2016	499
2017	404
2018	333
2019 and thereafter	976

Total minimum obligation	$3,907

NOTE 9—GOODWILL AND OTHER INTANGIBLES

In accordance with US GAAP, no goodwill amortization was recorded for the years ended December 31, 2013, 2012, and 2011. Goodwill is tested for impairment on an annual basis to determine if the fair value of the reporting unit is below its carrying amount. Bancorporation completed its annual impairment analysis during the fourth quarter of 2013 and determined there was no impairment of goodwill. There were no changes in the carrying amount for goodwill for the years ended December 31, 2013 and December 31, 2012. The carrying amount for goodwill for the year ended December 31, 2013 and 2012 was $188,107.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Changes in the carrying amount for goodwill for the year ended December 31, 2011 were as follows:

Balance at December 31, 2010	$184,953
AB&T transaction (previously discussed in Note 2)	3,023
Adjustment related to prior year acquisition	131

Balance at December 31, 2011	$188,107

The changes in the carrying amounts of core deposit and other intangibles and mortgage servicing rights for the years ended December 31, 2013, 2012, and 2011 were as follows:

	Core Deposit and Other Intangibles	Mortgage Servicing Rights*	Total
Balance at December 31, 2010	$7,086	$12,546	$19,632
Amortization	(2,427)	(4,961)	(7,388)
AB&T transaction (previously discussed in Note 2)	1,369	—	1,369
Servicing rights originated	—	3,688	3,688

Balance at December 31, 2011	$6,028	$11,273	$17,301
Amortization	(2,021)	(3,643)	(5,664)
Servicing rights originated	—	5,084	5,084

Balance at December 31, 2012	$4,007	$12,714	$16,721
Amortization	(1,817)	(1,601)	(3,418)
Servicing rights originated	—	4,801	4,801

Balance at December 31, 2013	$2,190	$15,914	$18,104

*	Valuation allowance for MSRs was $594 and $2,350 as of December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, the fair market values of MSRs were $21,161 and $13,075, respectively. Contractually specified mortgage servicing fees, late fees and ancillary fees earned for the year ended December 31, 2013, 2012, and 2011 were $5,523, $5,445, and $5,921, respectively. These amounts are included in mortgage income in the Consolidated Statements of Income.

The amortization expense related to mortgage servicing rights, included as a reduction of mortgage income in the Consolidated Statements of Income, was $1,601, $3,643, and $4,961 for the years ended December 31, 2013, 2012, and 2011, respectively. Amortization expense was reduced by a net recapture of mortgage servicing rights impairment of $1,756 and $236 for the years ended December 31, 2013 and 2012, respectively. Amortization expense included impairment of $1,854 for the year ended December 31, 2011.

Key economic assumptions used to value mortgage servicing rights as of December 31, 2013 was as follows:

Weighted-average remaining life	5.68 years
Weighted-average discount rate	8.06%
Weighted-average prepayment speed	12.72%
Weighted-average coupon	4.19%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Amortization expense on core deposit intangibles was $1,817, $2,021, and $2,427 for the years ended December 31, 2013, 2012, and 2011, respectively. Bancorporation projects the following aggregate amortization expense based on existing core deposit and other intangibles for each of the next five years:

For the year ended December 31:

2014	1,378
2015	267
2016	267
2017	196
2018	82

NOTE 10—FDIC RECEIVABLE FOR LOSS SHARING AGREEMENTS

First Citizens has entered into loss share agreements with the FDIC that provide significant protection regarding certain acquired assets. The expected reimbursements under the loss share agreements were recorded as an indemnification asset at the time of each acquisition.

The following table presents the changes in the FDIC receivable for loss sharing agreements:

	For the Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$53,593	$108,469	$249,369
AB&T transaction (previously discussed in Note 2)	—	—	14,531
Accretion of discounts	1,279	2,441	8,319
Change in clawback adjustment	367	(162)	(306)
Receipt of payments from FDIC	(26,560)	(65,334)	(223,119)
Post-acquisition adjustments	(17,207)	8,179	59,675

Balance at end of year	$11,472	$53,593	$108,469

NOTE 11—FEDERAL HOME LOAN BANK STOCK

First Citizens is a member of the Federal Home Loan Bank of Atlanta (“FHLB”). As a condition of membership, First Citizens purchased capital stock of the FHLB. The capital stock cannot be sold but may be redeemed if First Citizens is not a member of the FHLB. The amount of the investment will increase or decrease based upon the level of borrowings from the FHLB as well as First Citizens’ asset size. Due to the redemptive provisions of the FHLB, this stock is carried at cost and approximates fair value. As of December 31, 2013 and December 31, 2012, an investment in FHLB of $9,826 and $12,156, respectively, is reflected in other assets in the Consolidated Statements of Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 12—DEPOSITS

Deposits and related interest expense are summarized as follows:

	Deposits December 31,		Interest Expense For the Year Ended December 31,
	2013	2012	2013	2012	2011
Demand	$2,020,190	$1,785,617	$—	$—	$—
NOW accounts	1,872,085	1,809,286	1,338	1,787	4,383
Money market accounts	1,778,976	1,742,359	3,233	5,039	6,994
Savings	483,990	441,703	82	362	518
Time	1,036,328	1,263,900	4,332	9,250	22,045

Total	$7,191,569	$7,042,865	$8,985	$16,438	$33,940

Time deposits with a minimum denomination of one hundred thousand dollars totaled $268,165 and $340,296 at December 31, 2013 and 2012, respectively.

At December 31, 2013 the scheduled maturities of time deposits were:

2014	$797,884
2015	158,203
2016	51,602
2017	19,976
2018	8,663

Total time deposits	$1,036,328

NOTE 13—INCOME TAXES

As of December 31, 2013, Bancorporation had no unrecognized tax benefits related to federal or state income tax matters. It is Bancorporation’s policy to recognize any accrued interest and penalties related to unrecognized tax benefits in tax expense.

The components of consolidated income tax expense are as follows:

	For the Year Ended December 31,
	2013	2012	2011
Current:
Federal	$20,934	$53,255	$41,667
State	2,697	3,254	1,861

	23,631	56,509	43,528

Deferred:
Federal	(194)	(25,430)	(16,112)
State	(12)	(1,378)	—

	(206)	(26,808)	(16,112)

Total income tax expense	$23,425	$29,701	$27,416

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The significant components of Bancorporation’s deferred tax assets and liabilities, which are included in other liabilities in the Consolidated Statements of Condition, are as follows:

	As of December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$518	$14,353
Employee benefits	16,880	24,261
Other reserves	7,382	6,408
Amortization—intangibles	3,173	4,233
Book depreciation over tax	6,469	6,560
Other	5,876	5,735

Total deferred tax assets	40,298	61,550

Deferred tax liabilities:
Deferred acquisition gain	9,817	27,226
Mark-to-market of available-for-sale investments	11,712	17,395
Pension costs	19,702	15,316
Mortgage servicing rights	5,032	4,261
Other	2,749	2,917

Total deferred tax liabilities	49,012	67,115

Net deferred tax liability	$(8,714)	$(5,565)

Bancorporation has no valuation allowance for deferred tax assets based on management’s belief that it is more likely than not that the deferred tax assets will be realized.

Total income tax expense differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate (35%) to pretax income as a result of the following differences:

	For the Year Ended December 31,
	2013	2012	2011
Tax expense at statutory rate	$23,950	$29,238	$27,368
Increase (decrease) in taxes resulting from:
Non-taxable interest	(589)	(717)	(854)
State income taxes, net of federal income tax benefit	1,753	2,115	1,718
Tax credits	(1,535)	(935)	—
Other, net	(154)	—	(816)

Total income tax expense	$23,425	$29,701	$27,416

Years 2010 through 2013 are subject to audit by Federal and State tax authorities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 14—SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-term borrowings

Bancorporation had no advances outstanding from the FHLB as of December 31, 2013 or December 31, 2012. FHLB advances are borrowings from the FHLB pursuant to a line of credit collateralized by a blanket lien on qualifying loans secured by first mortgages on 1-4 family residences, home equity lines of credit, multi-family real estate, and commercial real estate. Advances have various maturity dates, terms and repayment schedules with fixed or variable rates of interest, payable monthly on maturities of one year or less and payable quarterly on maturities over one year. Total qualifying loans of First Citizens available to pledge to the FHLB for advances and letters of credit at December 31, 2013 were approximately $526,585. Additional borrowings are available by pledging more collateral and purchasing additional stock in the FHLB. Advances are subject to prepayment penalties and convertible advances are subject to call at the option of the FHLB.

As of December 31, 2013 and 2012, there were $0 and $1,825, respectively, of subordinated notes payable due within the next twelve months.

Long-term debt

Components of long-term debt as of December 31 was as follows:

	2013	2012
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture 8.25%, due March 15, 2028 (FCB/SC Capital Trust I)	$51,547	$51,547
Guaranteed Preferred Beneficial Interest in Bancorporation’s Junior Subordinated Deferrable Interest Debenture Floating Rate (2.49% as of December 31, 2013), due June 15, 2034 (FCB/SC Capital Trust II)	51,547	51,547
Guaranteed Preferred Beneficial Interest in Junior Subordinated Deferrable Interest Debenture Floating Rate (3.09% as of December 31, 2013), due April 7, 2034 (SCB Capital Trust I)	10,310	10,310

	113,404	113,404

Subordinated notes payable:
6.80% maturing April 1, 2015 (issued 2005)	74,874	74,772
8.00% maturing June 1, 2018 (issued 2008)	15,000	15,000

	89,874	89,772

Total long-term debt	$203,278	$203,176

Principal amounts due for the next five years on short–term and long-term debt at December 31, 2013 are: 2014—none; 2015—$75,000; 2016—none; 2017—none; and 2018—$15,000.

FCB/SC Capital Trust I, a statutory business trust (“Cap Trust I”) created by Bancorporation, had outstanding at December 31, 2013, $50,000 (par value) of 8.25% Capital Securities which will mature on March 15, 2028. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after March 15, 2008 subject to a premium until on or after March 15, 2018. Additionally, Cap Trust I issued $1,547 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to Bancorporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

FCB/SC Capital Trust II, a statutory business trust (“Cap Trust II”) created by Bancorporation, had outstanding at December 31, 2013, $50,000 (par value) of floating rate Capital Securities based on three month LIBOR plus 2.25% which resets quarterly. The principal assets of Cap Trust II will mature on June 15, 2034. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after June 15, 2009. Additionally, Cap Trust II issued $1,547 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to Bancorporation.

The Capital Securities and the Common Securities of Cap Trust I and Cap Trust II are included in Tier 1 capital for regulatory capital adequacy purposes. The obligations of Bancorporation with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by Bancorporation of the Trust’s obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, Bancorporation may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

SCB Capital Trust I, a statutory business trust (“SCB Cap Trust I”) acquired by First Citizens in an acquisition, had outstanding at December 31, 2013, $10,000 (par value) of floating rate Capital Securities based on three month LIBOR plus 2.85% which resets quarterly. The principal assets of SCB Cap Trust I will mature on April 7, 2034. The balance of the securities can be prepaid, subject to regulatory approval, in whole or part at any time on or after April 7, 2009. Additionally, SCB Cap Trust I issued $310 in liquidation amount of its Common Securities, which constitute all of its outstanding Common Securities to First Citizens.

The Capital Securities and the Common Securities of SCB Cap Trust I are included in Tier 1 capital for regulatory capital adequacy purposes. The obligations of First Citizens with respect to the issuance of the Capital Securities and the Common Securities constitute a full and unconditional guarantee by First Citizens of the Trust’s obligations with respect to the Capital Securities and Common Securities. Subject to certain exceptions and limitations, First Citizens may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Common Securities.

The subordinated notes are unsecured obligations of Bancorporation and are junior to existing and future senior indebtedness and obligations to depositors and general or secured creditors.

NOTE 15—STOCKHOLDERS’ EQUITY

Each share of voting common and voting preferred stock is entitled to one vote on all matters on which stockholders vote. In certain cases, South Carolina law provides for class voting of shares and for voting rights for non-voting shares. Holders of shares of non-voting common stock have no right to vote on any matter on which stockholders are entitled to vote except in such instances as South Carolina law may require that they vote as a class, in which event, holders of non-voting shares have one vote for each share. In all other respects, holders of non-voting common stock have the same rights, privileges and limitations (including lack of preemptive rights) as holders of voting common stock. Dividend rights of each series of preferred stock are cumulative, and upon liquidation, each preferred stockholder is entitled to payment of par value or call amount for each share owned before any distribution to holders of common stock.

Holders of Series C preferred stock are entitled to be paid, when declared by the Board of Directors, cash dividends (the “regular dividend”) at the rate of $2.00 per share annually, payable quarterly. In addition to such regular dividends, holders of Series C preferred stock are entitled to be paid when declared by the Board of Directors, a special dividend (the “special dividend”) in December of each year in which the regular dividend per

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

share paid on Series C preferred stock is less than twice the amount per share paid by Bancorporation on its common shares. The special dividend shall be that amount per share which equals the difference between the regular dividend paid per share on the Series C preferred stock during such year and twice the amount of cash dividends per share paid on the common stock during such year.

Series A, B, and F preferred stock may be redeemed by Bancorporation, at its option, at par or stated value. Series C, Series E, and G preferred stock may be redeemed by Bancorporation, at its option, at a call price of $100, $200 and $50 per share, respectively. Series E preferred stock has no par value and is considered non-voting. Par value, number of shares authorized and outstanding, and dividends paid for each series of redeemable preferred stock at December 31, 2013 and 2012 follows:

		2013			2012
Series	Par Value	Authorized And Outstanding	Amount	Cash Dividend Per Share (1)	Authorized And Outstanding	Amount	Cash Dividend Per Share (1)
	(dollars in thousands, except per share and par value data)
A	$50	6,490	$324	$2.50	6,490	$324	$2.50
B	50	11,126	556	2.50	11,226	562	2.50
C	20	5,426	110	2.80	5,458	110	6.80
E	N/A	498	100	10.00	498	100	10.00
F	50	31,365	1,567	2.50	31,365	1,567	2.50
G	N/A	7,855	393	2.50	7,855	393	2.50

			$3,050			$3,056

(1)	The cash dividend amounts represent annual dividend payments which are paid on a quarterly basis.

Under South Carolina law, Bancorporation is authorized to pay dividends such as are declared by its Board of Directors subject to certain legal and regulatory restrictions. The Bank is subject to dividend limitations mandated by the South Carolina State Board of Financial Institutions.

NOTE 16—EMPLOYEE BENEFITS

The Bank has a noncontributory defined benefit pension plan (the “Plan”) which covered substantially all of its employees. On July 19, 2007, First Citizens’ Board of Directors approved an amendment to the Plan to provide that any employee who is hired or rehired on or after September 1, 2007 will not be eligible to participate in the Plan. Retirement benefits under the Plan are based on an employee’s length of service and highest average annual compensation for five consecutive years during the last ten years of employment. Contributions to the Plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes. Employees had to be employed by the Bank for at least one year to participate in the Plan. The employees fully vest in the Plan after five years of service. The Bank uses a December 31 measurement date for this Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The following table details the changes both in the actuarial present value of the projected pension benefit obligation and in the Plan’s assets, presents the funded status of the Plan at each year end and identifies the related amounts recognized and unrecognized in Bancorporation’s Consolidated Statements of Condition. The table also presents the weighted-average assumptions used to determine the benefit obligation at each year end.

	December 31,
	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of year	$124,186	$101,704
Service cost	3,662	3,368
Interest cost	5,289	5,374
Actuarial (gain) loss	(14,304)	17,490
Benefits paid	(4,147)	(3,750)

Benefit obligation at end of year	$114,686	$124,186

The accumulated benefit obligation was $106,126 and $112,911 at December 31, 2013 and 2012, respectively. These accumulated benefit obligations differ from the projected benefit obligations above in that they reflect no assumptions about future compensation levels.

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Change in plan assets:
Fair value of plan assets at beginning of year	$113,323	$104,477
Actual return on plan assets	16,682	7,596
Employer contribution	15,000	5,000
Benefits paid	(4,147)	(3,750)

Fair value of plan assets at end of year	$140,858	$113,323

Funded status at end of year (if negative recognized as other liabilities and if positive recognized as other assets in the Consolidated Statements of Condition)	$26,172	$(10,863)

Accumulated other comprehensive loss, excluding income taxes:
Actuarial loss	$(23,912)	$(49,018)
Less prior service cost	693	866

Accumulated other comprehensive loss, excluding income taxes	$(23,219)	$(48,152)

Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	5.10%	4.35%
Rate of future compensation increases	3.00%	3.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Expected Cash Flows

Information regarding the expected cash flows for the Plan is as follows:

Employer Contributions
2014 (expected)	$5,000

Expected Benefit Payments
2014	$4,487
2015	4,858
2016	5,250
2017	5,745
2018	6,211
2019—2023	37,652

Expected Amortization in 2014 (to be included in net periodic pension cost):
Amortization of loss	$1,404
Amortization of prior service credits	(173)

The following table details the components of pension expense recognized in Bancorporation’s Consolidated Statements of Income:

	For the Year Ended December 31,
	2013	2012	2011
Service costs	$3,662	$3,369	$3,305
Interest costs	5,289	5,373	5,020
Expected return on plan assets	(9,916)	(8,595)	(8,104)
Recognized net actuarial loss	4,036	2,761	1,842
Amortization of prior service credits	(173)	(173)	(173)

Net pension expense	$2,898	$2,735	$1,890

Bancorporation used the following weighted-average assumptions in determining the net pension expense for the years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011
Discount rate	4.35%	5.25%	5.50%
Rate of future compensation increases	3.00%	3.00%	3.00%
Expected long-term return on plan assets	8.00%	8.00%	8.00%

The following table presents the percentage allocation of Plan assets by investment category at December 31, 2013 and 2012:

	2013	2012
Equity securities	57.2%	53.9%
Debt securities	24.1%	29.5%
Other securities	4.4%	5.0%
Cash and equivalents	14.3%	11.6%

Total	100.00%	100.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The fair values of pension plan assets carried at December 31, 2013 by asset category are as follows:

	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension plan assets:
Equity securities	$86,702	$86,702	$—	$—
Debt securities	33,928	23,739	10,189	—
Cash equivalents	20,228	20,228	—	—

Total	$140,858	$130,669	$10,189	$—

The fair values of pension plan assets carried at December 31, 2012 by asset category are as follows:

	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension plan assets:
Equity securities	$66,716	$66,716	$—	$—
Debt securities	33,401	24,572	8,829	—
Cash equivalents	13,206	13,206	—	—

Total	$113,323	$104,494	$8,829	$—

The investment policy for this Plan establishes an asset allocation whereby fixed income securities including cash and cash equivalents should comprise no less than 50% of Plan assets and whereby equity securities should not exceed 50% of Plan assets. Because the investment policy grants a 10% of Plan market value variance when assessing overall asset allocation percentage, equity securities can comprise up to 60% of Plan assets before action is required. Debt securities include $1,886 and $1,881 of Cap Trust I’s Capital Securities and equity securities include $5,451 and $4,050 of Bancorporation’s common stock as of December 31, 2013 and 2012, respectively.

Bancorporation’s pension investment committee establishes investment policies and strategies and regularly monitors the performance of the funds. Bancorporation’s investment strategy with respect to pension assets is to invest the assets in accordance with the Employee Retirement Security Act and fiduciary standards. The long-term primary objectives for the Plan are to provide for a reasonable amount of long-term growth of capital, without undue exposure to risk, and to provide investment results that meet or exceed the Plan’s expected long-term rate of return.

The weighted average expected long-term rate of return on Plan assets represents the average rate of return expected to be earned on Plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, Bancorporation considers the actual historical and current returns on Plan assets. Using this reference information, Bancorporation develops forward-looking return expectations for the Plan.

The Plan was amended to provide that any employee who is hired or rehired on or after September 1, 2007 will not be eligible to participate in the Plan. In addition, all current participants as of the Plan amendment were

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

eligible to irrevocably opt out of accruing further benefits in the Plan in order to participate in an enhanced contributory savings plan discussed below. Participants who did not elect the enhanced contributory savings plan will continue to accrue benefits in the Plan and the existing contributory savings plan.

Bancorporation has a contributory savings plan covering employees who elected to participate prior to September 1, 2007. Bancorporation matches 100% of the employees’ contribution of up to 3% of compensation and 50% of the employees’ contribution over 3% but not to exceed 6% of compensation. The matching funds contributed by Bancorporation are 100% vested immediately.

Bancorporation has an enhanced contributory savings plan covering employees hired or rehired on or after September 1, 2007 and which provided for benefits beginning January 1, 2008. Bancorporation matches 100% of the employees’ contributions of up to 6% of compensation and has historically contributed a profit sharing contribution equal to 3% of a participant’s compensation regardless of whether the participant is making contributions. The matching funds and profit sharing contributions contributed by Bancorporation are 100% vested immediately.

Under both of the foregoing savings plans, Bancorporation has the discretion to change, amend, or forego the described contributions subject to compliance with applicable tax requirements.

Matching contributions provided by Bancorporation were $5,709, $5,569, and $5,691 for the years ended December 31, 2013, 2012, and 2011, respectively, and are included in salaries and employee benefits in the Consolidated Statements of Income.

NOTE 17—COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale. Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

A summary of the significant financial instruments with off-balance sheet risk follows:

	Contract Amount at December 31,
	2013	2012
Commitments to extend credit	$936,963	$899,453
Letters of credit and financial guarantees	15,658	19,956

Total	$952,621	$919,409

Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower’s credit worthiness on a case-by-case basis using the same credit policies for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

based on management’s credit evaluation of the borrower. The type of collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.

Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. As of December 31, 2013, Bancorporation had issued $15,658 in such guarantees predominantly for terms of one year or less and represent the maximum exposure under such instruments. These guarantees are primarily issued to support public and private borrowing arrangements. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

Most of Bancorporation’s business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of December 31, 2013, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation’s counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation’s financial condition or results of operations.

NOTE 18—RELATED PARTY TRANSACTIONS

Bancorporation has, and expects to have in the future, transactions in the ordinary course of business with its directors, officers, principal stockholders and their associates on substantially the same terms (including interest rates and collateral on loans) as those prevailing for comparable transactions with others. However, subject to the completion of length of service requirements and credit approval, all employees are eligible to receive reduced interest rates on extensions of credit. The transactions do not involve more than the normal risk of collectability.

Aggregate balances and activity related to extensions of credit to officers, directors and their associates was as follows:

December 31, 2013
Balance at beginning of year	$1,778
New loans and additions	636
Payments and other deductions	(33)

Balance at end of year	$2,381

First-Citizens Bank & Trust Company, Raleigh, North Carolina (“FCBNC”) is the wholly-owned subsidiary of First Citizens BancShares, Inc. (“BancShares”). Bancorporation’s Vice Chairman is a director and executive officer of BancShares and FCBNC and a Bancorporation director is the Chairman and executive officer of Bancshares and FCBNC. Bancorporation has a contract with FCBNC for the purpose of outsourcing data processing and other services to include item processing, deposits, loans, general ledger, investments and statement rendering functions. Total expenses paid under this contract as well as reimbursements to FCBNC for services provided by Bancorporation’s Vice Chairman were $26,348, $26,055, and $23,352 for the years ended December 31, 2013, 2012, and 2011, respectively. FCBNC also provides insurance broker services to Bancorporation and fees paid for this service were $200, $180, and $138 for the years ended December 31, 2013, 2012, and 2011, respectively. Investment securities available-for-sale includes an investment in FCBNC with a carrying value of $46,681 and $34,701 at December 31, 2013 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

In 2012, Bancorporation consummated transactions to purchase from a former director of Bancorporation and FCBNC, 160,834 shares of Bancorporation’s voting common stock, at a purchase price of $490 per share, and 554 and 129 shares of Bancorporation’s Preferred Series B and G shares, respectively, at a purchase price of $33.33 per share, for total cash consideration of $78.83 million.

NOTE 19—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2013 and December 31, 2012. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The carrying amounts and estimated fair values of Bancorporation’s financial instruments at December 31, 2013 are as follows:

	December 31, 2013		Fair Value Measurements at December 31, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$1,312,327	$1,312,327	$1,312,327	$—	$—
Investment securities	2,000,022	2,000,022	1,198,390	801,632	—
Loans not covered by loss sharing agreements, net	4,288,941	4,315,768	—	—	4,315,768
Loans covered by loss sharing agreements	174,203	174,203	—	—	174,203
Interest receivable	15,805	15,805	—	15,805	—
FDIC receivable for loss sharing agreements	11,472	11,472	—	—	11,472
Federal Home Loan Bank stock	9,826	9,826	—	9,826	—
Financial liabilities:
Deposits	7,191,569	7,195,138	6,155,241	1,039,897	—
Securities sold under agreements to repurchase	179,386	179,386	—	179,386	—
Interest payable	3,107	3,107	—	3,107	—
Long-term debt	203,278	195,892	—	195,892	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The carrying amounts and estimated fair values of Bancorporation’s financial instruments at December 31, 2012 are as follows:

	December 31, 2012		Fair Value Measurements at December 31, 2012
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$1,692,586	$1,692,586	$1,692,586	$—	$—
Investment securities	1,606,149	1,606,152	1,056,028	550,124	—
Loans not covered by loss sharing agreements, net	4,016,815	4,099,031	—	—	4,099,031
Loans covered by loss sharing agreements	282,335	282,335	—	—	282,335
Interest receivable	15,671	15,671	—	15,671	—
FDIC receivable for loss sharing agreements	53,593	53,593	—	—	53,593
Federal Home Loan Bank stock	12,156	12,156	—	12,156	—
Financial liabilities:
Deposits	7,042,865	7,044,994	5,778,965	1,266,029	—
Securities sold under agreements to repurchase	225,688	225,688	—	225,688	—
Interest payable	3,702	3,702	—	3,702	—
Short-term borrowings	1,825	1,834	—	1,834	—
Long-term debt	203,176	194,008	—	194,008	—

It is Bancorporation’s policy to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Statements of Condition.

Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation’s financial instruments:

Short-term financial instruments:

Short-term financial instruments are valued at their carrying amounts reported in the Consolidated Statements of Condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, interest receivable and interest payable.

Investment securities:

Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Loans not covered under FDIC loss sharing agreements:

For mortgage loans held for resale, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of loans is estimated by discounting the expected future cash flows using Bancorporation’s current interest rates at which loans would be made to borrowers with similar credit risk.

Loans covered under FDIC loss sharing agreements:

The fair value of loans covered under the FDIC loss sharing agreements is based on recent external appraisals or valuations. If recent appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information. The fair value for loans covered under FDIC loss sharing agreements approximates their carrying value. Fair value estimates also consider the impact of liquidity discounts appropriate as of the measurement date.

FDIC receivable for loss sharing agreements:

The fair value for the FDIC receivable for loss sharing agreements approximates its carrying value.

Federal Home Loan Bank stock:

FHLB stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB which continues to repurchase stock. This investment is not considered impaired at December 31, 2013.

Deposits:

Deposits with no defined maturity such as demand deposits, NOW, Money Market, and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow that applies current interest rates to a schedule of aggregated remaining maturities.

Securities sold under agreements to repurchase:

Securities sold under agreements to repurchase are valued at their carrying amounts reported in the Consolidated Statements of Condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

Short-term borrowings:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Long-term debt:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

Commitments to extend credit and standby letters of credit:

The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of Bancorporation’s commitments to extend credit and standby letters of credit is nominal.

Bancorporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair values. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

Among Bancorporation’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Bancorporation reports no liabilities at their fair values on a recurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

For assets carried at fair value, the following table provides fair value information as of December 31, 2013:

		Fair value measurements at December 31, 2013
	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value

Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,148,349	$1,148,349	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	761,165	—	761,165	—
Obligations of states and political subdivisions	2,265	—	2,265	—
Corporate bonds	27,694	—	27,694	—
Preferred stock	10,508	—	10,508	—
Equity securities	50,041	50,041	—	—

Total investment securities available-for-sale	$2,000,022	$1,198,390	$801,632	$—

For assets carried at fair value, the following table provides fair value information as of December 31, 2012:

		Fair value measurements at December 31, 2012
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value

Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,014,775	$1,014,775	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	519,426	—	519,426	—
Obligations of states and political subdivisions	3,972	—	3,972	—
Corporate bonds	16,541	—	16,541	—
Preferred stock	10,185	—	10,185
Equity securities	37,419	37,419	—	—

Total investment securities available-for-sale	$1,602,318	$1,052,194	$550,124	$—

Fair value measurement of investment securities available-for-sale is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Some assets are carried at fair value on a nonrecurring basis. Bancorporation reports no liabilities at their fair values on a nonrecurring basis. Loans held for sale are carried at the lower of aggregate cost or fair value and are therefore carried at fair value only when fair value is less than the asset cost.

Certain impaired loans, other real estate owned and mortgage servicing rights are also carried at fair value when fair value is less than the amortized cost.

The values of mortgage loans held for resale are based on prices observed for similar pools of loans, appraisals provided by third parties and prices determined based on terms of investor purchase commitments.

Bancorporation does not record loans at fair value on a recurring basis. However, from time to time a loan is considered impaired and a specific reserve is established or the loan is partially charged off. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with applicable accounting guidance. The fair value of impaired loans is estimated using either the collateral value or by the discounted present value of the expected cash flows (“DCF”). Collateral values are determined using appraisals or other third-party value estimates of the subject property with 7 to 11 percent reductions for estimated holding and selling costs. Impaired loans are assigned to an asset manager and monitored periodically for significant changes since the last valuation. If significant changes are noted, the asset manager orders a new valuation or adjusts the valuation accordingly. Expected cash flows are determined using expected loss rates developed from historic experience for loans with similar risk characteristics. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2013 and 2012, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Bancorporation’s standards, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, Bancorporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Bancorporation records the impaired loan as nonrecurring Level 3. Loans, using the DCF method of evaluation, whose fair value is below the recorded balance, are recorded as nonrecurring Level 3.

Other real estate owned includes certain foreclosed assets that are measured and reported at fair value using Level 3 inputs for valuations based on non-observable criteria. The values of OREO are determined by collateral valuations. Collateral values are determined using appraisals or other third-party value estimates of the subject property with 7 to 11 percent reductions for estimated holding and selling costs. Changes to the value of the assets between scheduled valuation dates are monitored through continued communication with brokers and monthly reviews by the asset manager assigned to each asset. The asset manager uses the information gathered from brokers and other market sources to identify any significant changes in the market or the subject property as they occur. Valuations are then adjusted or new appraisals are ordered to ensure the reported values reflect the most current information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

The fair values of MSRs are determined by using models which depend on estimates of prepayment rates, the weighted average lives, and the weighted average coupon rate of the MSRs. The significant unobservable inputs used in the fair value measurement of Bancorporation’s MSRs are the weighted average constant prepayment rate and weighted average discount rate. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement. Although the constant prepayment rate and the discount rate are not directly interrelated, they will generally move in opposite directions. Bancorporation’s estimates the fair value of MSRs through use of a discounted cash flow model to calculate the present value of estimated future net servicing income based on observable and unobservable inputs into the model to arrive at an estimated fair value. To assess the reasonableness of the fair value measurement, the fair value and constant prepayment rates are compared to an independent valuation report on an annual basis. See Note 8 for more information on MSRs.

For assets carried at fair value on a nonrecurring basis, the following table provides fair value information as of December 31, 2013:

		Fair value measurements at December 31, 2013 using:
	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage loans held for resale	$25,239	$—	$25,239	$—
Mortgage servicing rights	2,421	—	—	2,421
Impaired loans not covered by loss sharing agreements	41,667	—	—	41,667
Other real estate owned not covered by loss sharing agreements	28,059	—	—	28,059
Other real estate owned covered by loss sharing agreements	12,850	—	—	12,850

For assets carried at fair value on a nonrecurring basis, the following table provides fair value information as of December 31, 2012:

		Fair value measurements at December 31, 2012 using:
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage loans held for resale	$50,610	$—	$50,610	$—
Mortgage servicing rights	12,579	—	—	12,579
Impaired loans not covered by loss sharing agreements	40,465	—	—	40,465
Other real estate owned not covered by loss sharing agreements	44,251	—	—	44,251
Other real estate owned covered by loss sharing agreements	31,424	—	—	31,424

NOTE 20—CAPITAL MATTERS

Bancorporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Bancorporation and its banking subsidiaries’ consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Bancorporation and its banking subsidiaries’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bancorporation and its banking subsidiaries’ capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bancorporation and its banking subsidiaries to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets (leverage ratio). Management believes, as of December 31, 2013, that Bancorporation and its banking subsidiary meet all capital adequacy requirements to which it is subject.

To be categorized as “well-capitalized”, Bancorporation and its banking subsidiaries must maintain minimum Total risk-based and Tier I risk-based ratios as set forth in the table below. As seen below, Bancorporation and its banking subsidiaries are considered to be “well-capitalized” institutions per regulatory definitions. There are no conditions or events subsequent to December 31, 2013 that management believes would materially change the capital amounts and ratios presented below for Bancorporation and the Bank.

	Actual		Required For Capital Adequacy Purposes		Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
	As of December 31, 2013
Total capital to risk-weighted assets:
Bancorporation	$751,337	17.41%	$345,265	8.00%	N/A	N/A
Bank	787,962	18.34	343,759	8.00	429,699	10.00
Tier I capital to risk-weighted assets:
Bancorporation	670,385	15.53	172,633	4.00	N/A	N/A
Bank	734,218	17.09	171,879	4.00	257,819	6.00
Tier I capital to average assets:
Bancorporation	670,385	8.32	322,306	4.00	N/A	N/A
Bank	734,218	9.12	321,907	4.00	402,384	5.00

	As of December 31, 2012
Total capital to risk-weighted assets:
Bancorporation	$719,357	17.69%	$325,397	8.00%	N/A	N/A
Bank	741,041	18.30	323,952	8.00	404,940	10.00
Tier I capital to risk-weighted assets:
Bancorporation	623,417	15.33	162,698	4.00	N/A	N/A
Bank	690,233	17.05	161,976	4.00	242,964	6.00
Tier I capital to average assets:
Bancorporation	623,417	7.78	320,606	4.00	N/A	N/A
Bank	690,233	8.64	319,538	4.00	399,423	5.00

N/A-not subject to prompt corrective action.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

NOTE 21—SUBSEQUENT EVENTS

The Board of Directors of Bancorporation declared a quarterly common stock dividend of $.35 per share for shareholders of record as of February 7, 2014, payable February 21, 2014.

As of the date of these financial statements, First Citizens paid $1,756 to the FDIC related to fourth quarter 2013 net recoveries under the loss sharing agreements.

Management has evaluated subsequent events through March 13, 2014, which is the date the financial statements were available to be issued, and there were no subsequent events to disclose or recognize except as noted above.

NOTE 22—BANCORPORATION (PARENT COMPANY INFORMATION ONLY)

Bancorporation’s principal asset is its investment in its wholly-owned subsidiary, the Bank, and its principal source of income is dividends from the Bank. As discussed in Note 14, the Bank has dividend limitations regulated by the applicable state regulatory agencies.

Bancorporation’s condensed Statements of Condition and the related condensed Statements of Income and of Cash Flows are as follows:

STATEMENTS OF CONDITION

	As of December 31,
	2013	2012
Assets:
Cash	$5,984	$2,039
Investments in subsidiaries	887,831	850,296
Investment securities	61,327	48,433
Other assets	5,691	6,766

Total assets	$960,833	$907,534

Liabilities and stockholders’ equity:
Long-term debt	$192,968	$192,866
Other liabilities	18,164	15,174
Stockholders’ equity	749,701	699,494

Total liabilities and stockholders’ equity	$960,833	$907,534

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

STATEMENTS OF INCOME

	For the Year Ended December 31,
	2013	2012	2011
Income:
Dividends received from banking subsidiaries	$11,167	$96,500	$11,650
Other	1,724	1,069	374

	12,891	97,569	12,024

Expenses:
Interest	11,956	12,050	11,975
Other	520	965	910

	12,476	13,015	12,885
Income before equity in undistributed (overdistributed) earnings of subsidiaries and income taxes	415	84,554	—
Loss before equity in undistributed earnings of subsidiaries and income taxes	—	—	(861)
Equity in undistributed (overdistributed) earnings of the subsidiaries and associated companies	40,883	(34,900)	47,259

Income before income taxes	41,298	49,654	46,398
Applicable income tax benefit	(3,705)	(4,181)	(4,379)

Net income	$45,003	$53,835	$50,777

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$45,003	$53,835	$50,777
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of the subsidiaries and associated companies	(40,883)	34,900	(47,259)
Accretion of discount on long-term debt	102	101	101
Accretion of discount on investment securities	(500)	(250)	—
Gain on sale of investment securities	—	(129)	—
Decrease in other assets	1,199	874	928
Other-than-temporary impairment	—	—	196
Increase (decrease) in other liabilities	148	164	(71)

Net cash provided by operating activities	5,069	89,495	4,672

Cash flows from investing activities:
Purchase of available-for-sale securities	—	(15,851)	—
Sale of available-for-sale securities	—	6,097	—

Net cash used by investing activities	—	(9,754)	—

Cash flows from financing activities:
Acquisition of common and preferred stock	(5)	(79,124)	(516)
Cash dividends paid	(1,119)	(3,058)	(1,348)

Net cash used by financing activities	(1,124)	(82,182)	(1,864)

Net increase (decrease) in cash	3,945	(2,441)	2,808
Cash at beginning of year	2,039	4,480	1,672

Cash at end of year	$5,984	$2,039	$4,480

Supplemental disclosure of cash flows information:
Interest paid	$11,791	$11,886	$11,802

Item 1. Financial Statements (Unaudited)

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	March 31, 2014	December 31, 2013
	(unaudited)
	(dollars in thousands)
ASSETS
Cash and due from banks	$202,374	$235,526
Interest bearing balances with other banks	1,252,884	1,076,801
Investment securities available-for-sale, at fair value	2,031,947	2,000,022
Loans and leases not covered under FDIC loss sharing agreements	4,348,660	4,343,506
Less: Allowance for loan losses	(52,573)	(54,565)

Net loans and leases not covered under FDIC loss sharing agreements	4,296,087	4,288,941
Loans covered under FDIC loss sharing agreements, net of allowance for loan losses	151,951	174,203

Net loans and leases	4,448,038	4,463,144
Other real estate owned:
Not covered under FDIC loss sharing agreements	28,398	28,059
Covered under FDIC loss sharing agreements	23,596	12,850
Premises and equipment, net	229,264	230,217
Interest receivable	16,699	15,805
Intangible assets	17,556	18,104
Goodwill	188,107	188,107
FDIC receivable for loss sharing agreements	7,312	11,472
Other assets	85,961	93,994

Total assets	$8,532,136	$8,374,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$2,108,182	$2,020,190
Time and savings	5,217,790	5,171,379

Total deposits	7,325,972	7,191,569
Securities sold under agreements to repurchase	188,369	179,386
Long-term debt	203,303	203,278
Other liabilities	49,520	50,167

Total liabilities	7,767,164	7,624,400

Stockholders’ equity
Preferred stock	3,050	3,050
Non-voting common stock—$5.00 par value, authorized 1,000,000; 27,779 issued and outstanding at March 31, 2014 and December 31, 2013	139	139
Voting common stock—$5.00 par value, authorized 2,000,000; 655,514 issued and outstanding at March 31, 2014 and December 31, 2013	3,277	3,277
Surplus	65,081	65,081
Undivided profits	685,533	670,812
Accumulated other comprehensive income	7,892	7,342

Total stockholders’ equity	764,972	749,701

Total liabilities and stockholders’ equity	$8,532,136	$8,374,101

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2014	2013
	(dollars in thousands, except per share data, unaudited)
INTEREST INCOME:
Interest and fees on loans	$46,960	$50,087
Interest on investment securities:
Taxable	6,706	4,876
Non-taxable	46	35
Interest on interest bearing balances with other banks	778	1,000

Total interest income	54,490	55,998

INTEREST EXPENSE:
Interest on deposits	1,721	2,696
Interest on securities sold under agreements to repurchase	63	137
Interest on borrowings	3,064	3,111

Total interest expense	4,848	5,944

Net interest income	49,642	50,054
Provision for loan losses	144	505

Net interest income after provision for loan losses	49,498	49,549

NONINTEREST INCOME:
Service charges on deposits	8,991	9,370
Cardholder and merchant income	10,750	9,314
ATM income	973	910
Commissions and fees from fiduciary activities	4,827	3,642
Mortgage income	1,583	5,093
Gain on sale of investment securities	5,573	4,597
Other income related to FDIC loss sharing agreements	176	668
Loss on sale of other real estate owned	(443)	(1,134)
Other	2,358	1,781

Total noninterest income	34,968	34,241

NONINTEREST EXPENSE:
Salaries and employee benefits	31,043	33,449
Data processing fees	6,288	5,687
Bankcard processing fees	5,013	4,260
Net occupancy expense	4,311	4,312
Professional services	1,700	1,779
FDIC deposit insurance expense	1,260	1,612
Furniture and equipment expense	2,391	2,502
Amortization expense	420	459
Other real estate expense	1,026	3,011
Other	7,579	8,114

Total noninterest expense	61,031	65,185

Income before income tax expense	23,435	18,605
Income tax expense	8,436	6,364

Net income	$14,999	$12,241

Net income per common share	$21.89	$17.86

Weighted average common shares outstanding	683,293	683,293

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2014	2013
	(dollars in thousands, unaudited)
NET INCOME	$14,999	$12,241

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains on securities:
Net unrealized gains on investment securities available-for-sale	10,389	3,948
Tax effect	(3,675)	(1,743)
Reclassification adjustment for gains on securities available-for-sale included in net income	(5,753)	(4,597)
Tax effect	2,035	2,029

Total change in unrealized gains on investment securities available-for-sale, net of taxes	2,996	(363)
Change in pension obligation:
Net actuarial gains (losses) on pension plan	(4,145)	(966)
Tax effect	1,502	—
Reclassification adjustment for change related to employee benefit plan	308	966
Tax effect	(111)	—

Change related to employee benefit plan, net of taxes	(2,446)	—

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	550	(363)

TOTAL COMPREHENSIVE INCOME	$15,549	$11,878

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	Number of Common Stock Shares	Preferred Stock	Non- Voting Common Stock	Voting Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total Stock- holders’ Equity
	(dollars in thousands, except per share data, unaudited)
Balance at December 31, 2012	683,293	$3,056	$139	$3,277	$65,081	$626,927	$1,014	$699,494
Net income	—	—	—	—	—	12,241	—	12,241
Common stock dividends ($0.35 per share)	—	—	—	—	—	(239)	—	(239)
Preferred stock dividends	—	—	—	—	—	(39)	—	(39)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(363)	(363)

Balance at March 31, 2013	683,293	$3,056	$139	$3,277	$65,081	$638,890	$651	$711,094

Balance at December 31, 2013	683,293	$3,050	$139	$3,277	$65,081	$670,812	$7,342	$749,701
Net income	—	—	—	—	—	14,999	—	14,999
Common stock dividends ($0.35 per share)	—	—	—	—	—	(239)	—	(239)
Preferred stock dividends	—	—	—	—	—	(39)	—	(39)
Other comprehensive income, net of tax	—	—	—	—	—	—	550	550

Balance at March 31, 2014	683,293	$3,050	$139	$3,277	$65,081	$685,533	$7,892	$764,972

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2014	2013
	(dollars in thousands, unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,999	$12,241
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	144	505
Depreciation and amortization	4,992	3,917
Net amortization of premiums and discounts on investment securities	2,824	2,601
Accretion of discount on long-term debt	25	26
Deferred income tax expense (benefit)	2,570	(5,171)
(Gain) loss on sales of premises and equipment	(380)	28
Decrease in FDIC receivable for loss sharing agreements	4,160	10,257
Increase in interest receivable	(894)	(817)
Decrease in interest payable	(2,381)	(2,387)
Origination of mortgage loans held-for-sale, net of principal collected	(76,292)	(159,700)
Proceeds from sales of mortgage loans held-for-sale	82,452	165,376
Gain on sale of mortgage loans held-for-sale	(918)	(3,026)
Gain on sale of investment securities	(5,753)	(4,597)
Net accretion of fair market value adjustments related to acquisitions	(167)	(720)
Decrease (increase) in other assets	4,243	(688)
Loss on sale of non-covered other real estate owned	443	1,134
Write-down of non-covered other real estate owned	1,102	2,810
Loss on sale of covered other real estate owned	152	1,229
Write-down of covered other real estate owned	62	809
Decrease in other liabilities	(3,479)	(14,145)

Net cash provided by operating activities	27,904	9,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of covered other real estate owned	2,324	9,429
Proceeds from sale of non-covered other real estate owned	2,558	5,616
Net increase (decrease) in non-covered loans and leases	(17,682)	23,417
Decrease in covered loans and leases	9,280	35,579
Calls, maturities and prepayments of investment securities held-to-maturity	—	3,831
Proceeds from maturities and calls of investment securities available-for-sale	361,326	177,035
Proceeds from sales of investment securities available-for-sale	936,865	102,730
Purchases of investment securities available-for-sale	(1,322,550)	(401,278)
Proceeds from sales of premises and equipment	460	—
Purchases of premises and equipment	(3,008)	(2,514)
Decrease in investment in Federal Home Loan Bank stock	2,346	2,330

Net cash used by investing activities	(28,081)	(43,825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	134,403	150,108
Increase in securities sold under agreements to repurchase	8,983	902
Dividends paid	(278)	(278)

Net cash provided by financing activities	143,108	150,732

Net increase in cash and due from banks	142,931	116,589
Cash and due from banks at beginning of year	1,312,327	1,692,586

Cash and due from banks at end of year	$1,455,258	$1,809,175

CASH PAYMENTS FOR:
Interest	$7,230	$8,331
Income taxes	425	12,225

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Transfer of covered and non-covered loans to other real estate	17,726	5,375
Unrealized securities (losses) gains, net of tax	2,996	(363)
Unrealized gains (losses) related to employee benefit plan, net of tax	(2,446)	—

The accompanying notes are an integral part of these consolidated financial statements.

FIRST CITIZENS BANCORPORATION, INC. AND SUBSIDIARIES (“Bancorporation”)

FIRST CITIZENS BANCORPORATION, INC. (“Parent”)

FIRST CITIZENS BANK AND TRUST COMPANY, INC. AND SUBSIDIARIES (“First Citizens”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Bancorporation and those subsidiaries that are majority-owned by Bancorporation and over which Bancorporation exercises control. In consolidation, all significant intercompany accounts and transactions have been eliminated. Assets held by the Bank in trust or in other fiduciary capacities are not assets of the Bank and are not included in the accompanying consolidated financial statements.

Bancorporation evaluates variable interests in entities for which voting interests are not an effective means of identifying controlling financial interests. Variable interests are those in which the value of the interest changes with the fair value of the net assets of the entity exclusive of variable interests. If the results of the evaluation indicate the existence of a primary beneficiary and the entity does not effectively disperse risks among the parties involved, that primary beneficiary is required to consolidate the entity. Likewise, deconsolidation of an entity is required if the evaluation indicates the conditions for consolidation are not met. Bancorporation has variable interests in certain entities including low-income housing partnership interests and trust preferred securities, none of which were required to be consolidated.

Reclassifications:

Certain items in prior year financial statements have been reclassified to conform to the current financial statement presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.

Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, determination of fair values of acquired assets and assumed liabilities, loss estimates and estimated cash flows related to acquired loans and other real estate owned which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”), valuation of goodwill and intangible assets, benefit plan obligations and related expenses, and income tax related items.

Recent Accounting Pronouncements:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance which will determine when an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance will be effective in the first quarter of

2018 and early adoption is not permitted. The guidance allows for either full retrospective or modified retrospective adoption. Management is currently evaluating the transition method that will be elected and the potential effects of the adoption on our financial statements.

In January 2014, the FASB issued an update to provide guidance on when an in-substance repossession or foreclosure occurs, which requires the mortgage loan to be derecognized and the related real estate be recognized. This guidance clarifies that an in-substance repossession or foreclosure occurs upon either (a) a creditor obtaining legal title to the residential real estate or (b) the borrower conveying all interest in the residential real estate through a deed in lieu of foreclosure (or a similar legal agreement). Creditors must disclose the amount of foreclosed residential real estate held as well as the amount of collateralized loans for which foreclosure is in process. This update is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

In October 2012, FASB issued an update to the accounting standards relating to subsequent measurement of indemnification assets recognized as part of a federally assisted acquisition. This guidance provides for the alignment of the accounting for a subsequent change in the measurement of the indemnification asset with the change in the assets subject to indemnification. Any amortization of changes in the value of the indemnification asset would be recorded over the lesser of the remaining term of the loss sharing agreement or the life of the indemnified assets. This update was effective for annual fiscal years beginning after December 15, 2012. The adoption of this standard did not have a material impact on Bancorporation’s financial position and results of operations.

In February 2013, the FASB issued an update to improve the reporting of amounts reclassified out of accumulated other comprehensive income. The updated guidance requires an entity to present, either on the face of the statement where net income is presented or in the notes, the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the amount reclassified is required under US GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income, an entity must cross-reference to other required disclosures that provide additional details about those amounts. This update is effective for annual reporting periods beginning after December 15, 2012. Because this updated guidance impacts only disclosures in financial statements and does not change the current requirements for reporting net income or other comprehensive income in financial statements, its implementation did not impact Bancorporation’s financial position or results of operations.

In July 2013, the FASB issued an update that applies to companies that have unrecognized tax benefits when net operating losses (NOL) or similar tax loss carry-forwards or tax credit carry-forwards exist at the reporting date. Under the updated guidance, an entity should present its unrecognized tax benefits net against the deferred tax assets for all same jurisdiction NOL or similar tax loss carry-forwards, or tax credit carry-forwards that are available to and would be used by the entity to settle additional income taxes resulting from disallowance of the uncertain tax position. This update is effective for annual reporting periods beginning after December 15, 2013. The adoption of this standard did not have a material impact on Bancorporation’s financial position and results of operations.

NOTE 2—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income (loss) (“AOCI”) is reported as a component of stockholders’ equity. AOCI can include, among other items, unrealized holding gains and losses on available-for-sale securities and gains and losses associated with pension benefits that are not recognized immediately as a component of net periodic benefit cost. The components of AOCI are reported net of related tax effects. The components of AOCI and changes in those components for the three months ended March 31, 2014 and for the year ended December 31, 2013 are presented in the following table.

	Unrealized gains (losses) on available-for-sale securities	Defined benefit pension plan gains (losses)	Total
Balance, January 1, 2014	$22,143	$(14,801)	$7,342
Accumulated other comprehensive income (loss) before income taxes:
Net change in unrealized gains (losses)	10,389	(4,145)	6,244
Amounts reclassified from accumulated other comprehensive income	(5,753)	308	(5,445)
Income tax (expense )benefit	(1,640)	1,391	(249)

Net comprehensive (loss) gain	2,996	(2,446)	550

Ending balance at March 31, 2014	$25,139	$(17,247)	$7,892

Balance, January 1, 2013	$31,709	$(30,695)	$1,014
Accumulated other comprehensive income (loss) before income taxes:
Net change in unrealized gains (losses)	(6,959)	21,070	14,111
Amounts reclassified from accumulated other comprehensive income	(8,290)	3,863	(4,427)
Income tax benefit (expense)	5,683	(9,039)	(3,356)

Net comprehensive loss	(9,566)	15,894	6,328

Ending balance at December 31, 2013	$22,143	$(14,801)	$7,342

The following table shows the line items in the consolidated income statements affected by amounts reclassified from AOCI:

	Increase (decrease) in affected line item in the income statement
	Securities gains	Employee benefits*	Income taxes	Net Income
For the three months ended March 31, 2014:

Amount reclassified from AOCI:
Unrealized gains on available-for-sale securities	$(5,753)	$—	$2,035	$(3,718)
Amortization of prior service credits	—	(43)	16	(27)
Amortization of actuarial loss	—	351	(127)	224

Total reclassifications for the three months ended March 31, 2014	$(5,753)	$308	$1,924	$(3,521)

For the three months ended March 31, 2013:

Amount reclassified from AOCI:
Unrealized gains on available-for-sale securities	$(4,597)	$—	$2,026	$(2,571)
Amortization of prior service credits	—	(43)	—	(43)
Amortization of actuarial loss	—	1,009	—	1,009

Total reclassifications for the three months ended March 31, 2013	$(4,597)	$966	$2,026	$(1,605)

NOTE 3—INVESTMENT SECURITIES

The cost and the estimated fair value of investment securities available-for-sale at March 31, 2014 and December 31, 2013 along with gross unrealized gains and losses determined on an individual security basis was as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale at March 31, 2014:
U.S. government treasuries and agencies	$1,071,988	$221	$2,576	$1,069,633
GNMA, FNMA and FHLMC mortgage-backed securities	868,843	1,917	9,313	861,447
State, county and municipal	9,246	62	—	9,308
Corporate bonds	27,925	458	362	28,021
Preferred stock	10,639	—	131	10,508
Equity securities	4,815	48,244	29	53,030

Total	$1,993,456	$50,902	$12,411	$2,031,947

Available-for-sale at December 31, 2013:
U.S. government treasuries and agencies	$1,147,874	$1,450	$975	$1,148,349
GNMA, FNMA and FHLMC mortgage-backed securities	772,357	2,926	14,118	761,165
State, county and municipal	2,233	32	—	2,265
Corporate bonds	27,972	399	677	27,694
Preferred stock	10,514	—	6	10,508
Equity securities	5,217	44,859	35	50,041

Total	$1,966,167	$49,666	$15,811	$2,000,022

Investments in corporate bonds, preferred stock and equity securities are primarily concentrated in the financial institutions industry.

The following table provides maturity information for investment securities at March 31, 2014 and December 31, 2013. Mortgage-backed and equity securities are shown separately as they are either not due at a single maturity date or have no maturity date.

	March 31, 2014		December 31, 2013
	Cost	Estimated Fair Value	Cost	Estimated Fair Value
Investment securities available-for-sale maturing in:
One year or less	$105,637	$105,743	$148,942	$149,108
One through five years	993,141	990,990	989,766	990,807
Five to 10 years	—	—	32,859	32,119
Over 10 years	10,381	10,229	6,512	6,274
GNMA, FNMA and FHLMC mortgage-backed securities	868,843	861,447	772,357	761,165
Equity securities and preferred stock	15,454	63,538	15,731	60,549

Total investment securities available-for-sale	$1,993,456	$2,031,947	$1,966,167	$2,000,022

Securities with unrealized losses at March 31, 2014 were as follows:

	Less than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government treasuries and agencies	$2,571	$734,699	$5	$13,497
GNMA, FNMA and FHLMC mortgage-backed securities	6,628	545,008	2,685	96,852
Corporate bonds	—	—	—	—
Preferred stock	8	1,053	354	8,388
Trust preferred	131	10,508	—	—
Equity securities	—	—	29	3

Total securities with unrealized losses	$9,338	$1,291,268	$3,073	$118,740

Securities with unrealized losses at December 31, 2013 were as follows:

	Less than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. government treasuries and agencies	$829	$230,315	$146	$50,204
GNMA, FNMA and FHLMC mortgage-backed securities	12,793	512,149	1,325	31,214
Corporate bonds	406	9,411	271	5,343
Preferred stock	6	10,508	—	—
Equity securities	31	72	4	147

Total securities with unrealized losses	$14,065	$762,455	$1,746	$86,908

At March 31, 2014 and December 31, 2013, Bancorporation had 37 and 30 investments, respectively, having a continuous unrealized loss position for more than 12 months. Market changes in interest rates and credit spreads will result in temporary unrealized losses as the market price of securities fluctuate. Bancorporation has the intent and ability to hold these securities until maturity and has reviewed them for other than temporary impairment.

Proceeds from the sale of available-for-sale investments were $936,865 and $ 102,730 for the three months end March 31, 2014 and March 31, 2013, respectively. Gross realized gains (losses) on sales and calls of available-for-sale investments were as follows:

	Three Months Ended
	March 31, 2014	March 31, 2013
Gross realized gains of sales of available-for-sale investments	$5,791	$4,597
Gross realized losses of sales of available-for-sale investments	86	—
Gross realized gains of calls of available-for-sale investments	48	—

Total	$5,753	$4,597

Investment securities with an amortized cost of $1.53 billion and $1.46 billion at March 31, 2014 and December 31, 2013, respectively, were pledged to secure public deposits as collateral for securities sold under agreements to repurchase and for other purposes as required by law.

NOTE 4—LOANS AND LEASES

Loans and leases, net of deferred fees and costs, was as follows:

	March 31, 2014	December 31, 2013
Commercial real estate	$1,208,498	$1,198,368
Commercial and industrial	445,715	453,543
1-4 Family real estate	1,157,079	1,162,715
Sales finance	563,937	556,113
Home equity line of credit	466,743	473,726
Consumer and all other loans	506,688	499,041

Loans and leases not covered, net	4,348,660	4,343,506
Covered loans, net	151,951	174,203

Total loans and leases, net	$4,500,611	$4,517,709

Covered loans represent loans acquired from the FDIC subject to loss sharing agreements.

Bancorporation evaluated acquired loans for impairment. Acquired loans with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered impaired. The carrying value of all acquired impaired and non-impaired loans and leases as of March 31, 2014 and December 31, 2013 are included in the tables below. As of March 31, 2014 and December 31, 2013, all loans presented below were covered under loss share agreements:

	March 31, 2014
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
Commercial real estate	$171,495	$56,528	$228,023
Commercial and industrial	16,668	7,121	23,789
1-4 Family real estate	4,079	16,083	20,162
Home equity line of credit	45	9,286	9,331
Consumer and all other loans	—	442	442

Loans and leases, gross	192,287	89,460	281,747
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	125,698	1,014	126,712
Allowance for loan losses on covered loans	—	—	—
Liquidity discount (accretable yield)	2,926	158	3,084

Total carrying value of acquired loans	$63,663	$88,288	$151,951

	December 31, 2013
	Acquired Impaired Loans	Acquired Non-impaired Loans	Total
Commercial real estate	$198,466	$59,518	$257,984
Commercial and industrial	16,932	9,232	26,164
1-4 Family real estate	4,974	17,598	22,572
Home equity line of credit	45	10,511	10,556
Consumer and all other loans	—	776	776

Loans and leases, gross	220,417	97,635	318,052
Less:
Estimate of contractual principal not expected to be collected (non-accretable difference)	138,988	1,514	140,502
Allowance for loan losses on covered loans	—	—	—
Liquidity discount (accretable yield)	3,110	237	3,347

Total carrying value of acquired loans	$78,319	$95,884	$174,203

The loss sharing term on commercial real estate, commercial and industrial and other commercial acquired loans with respect to losses for the Georgian Bank transaction will expire on September 30, 2014. As of March 31, 2014, the contractual principal outstanding for loans and other real estate owned subject to this expiration date was $214,104 and the carrying value was $ 97,902. As of December 31, 2013, the contractual principal outstanding for loans and other real estate owned subject to this expiration date was $228,142 and the carrying value was $100,161. The loss sharing terms for the remaining loss share agreements have expiration dates ranging from July 31, 2015 to June 30, 2021. As of March 31, 2014, the contractual principal outstanding for these loans and other real estate owned was $91,239 and the carrying value was $77,645. As of December 31, 2013, the contractual principal outstanding for these loans and other real estate owned was $102,760 and the carrying value was $86,892.

The change in the contractual principal outstanding for all acquired impaired and non-impaired loans and leases for the three months ended March 31, 2014 and 2013 was as follows:

	Acquired Impaired Loans	Acquired Non-impaired Loans
Balance, December 31, 2013	$220,417	$97,635
Reductions resulting from repayments, charge-offs and foreclosures	(28,130)	(8,175)

Balance, March 31, 2014	$192,287	$89,460

	Acquired Impaired Loans	Acquired Non-impaired Loans
Balance, December 31, 2012	$331,699	$178,030
Reductions resulting from repayments, charge-offs and foreclosures	(35,008)	(25,909)

Balance, March 31, 2013	$296,691	$152,121

The change in the liquidity discount (accretable yield) for all acquired impaired and non-impaired loans and leases for the three months ended March 31, 2014 and 2013 was as follows:

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2013	$3,110	$237	$3,347
Loan accretion	—	(167)	(167)
Reclass from non-accretable to accretable difference	—	91	91
Adjustments in estimated cash flows	(131)	—	(131)
Reductions resulting from repayments, charge-offs, and foreclosures	(53)	(3)	(56)

Balance, March 31, 2014	$2,926	$158	$3,084

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2012	$6,376	$1,608	$7,984
Loan accretion	—	(720)	(720)
Reclass from non-accretable to accretable difference	—	254	254
Adjustments in estimated cash flows	(409)	—	(409)
Reductions resulting from repayments, charge-offs, and foreclosures	(92)	(103)	(195)

Balance, March 31, 2013	$5,875	$1,039	$6,914

The change in the estimate of contractual principal not expected to be collected (non-accretable difference) for all acquired impaired and non-impaired loans and leases for the three months ended March 31, 2014 and 2013 was as follows:

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2013	$138,988	$1,514	$140,502
Reclass from non-accretable to accretable difference	—	(91)	(91)
Adjustments in estimated cash flows	131	—	131
Reductions resulting from repayments, charge-offs, and foreclosures	(13,421)	(409)	(13,830)

Balance, March 31, 2014	$125,698	$1,014	$126,712

	Acquired Impaired	Acquired Non-impaired	Total
Balance, December 31, 2012	$210,579	$8,831	$219,410
Reclass from non-accretable to accretable difference	—	(254)	(254)
Adjustments in estimated cash flows	409	—	409
Reductions resulting from repayments, charge-offs, and foreclosures	(21,182)	(2,742)	(23,924)

Balance, March 31, 2013	$189,806	$5,835	$195,641

At March 31, 2014 and December 31, 2013, no acquired loans were classified as nonaccrual assets due to the application of the accretable yield method. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, may be available to be recognized on purchased loans. However, in accordance with the acquired loan policy relating to acquired impaired loans, no accretable yield has been accreted into income to date on acquired loans where the expected cash flows cannot be reasonably estimated.

Nonaccrual loans, excluding acquired impaired loans, were as follows:

	March 31, 2014	December 31, 2013
Commercial real estate	$35,926	$37,092
Commercial and industrial	1,664	1,868
1-4 Family real estate	41,095	41,717
Sales finance	354	393
Home equity line of credit	—	—
Consumer and all other loans	6,118	6,358

Total	$85,157	$87,428

Average impaired loans, excluding acquired impaired loans, were as follows:

	Three Months Ended March 31,
	2014	2013
Commercial real estate	$49,375	$59,841
Commercial and industrial	1,952	2,801
1-4 Family real estate	52,384	49,044
Sales finance	460	544
Home equity line of credit	552	801
Consumer and all other loans	6,901	7,148

Total	$111,624	$120,179

The amount of interest that has been recognized as income on impaired loans for the years presented was not material.

NOTE 5—ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses related to loans not covered under FDIC loss sharing was as follows:

	Three Months Ended March 31,
	2014	2013
Balance at beginning of year	$54,565	$62,759
Loans charged off	(4,012)	(4,199)
Recoveries on loans previously charged off	1,731	1,528
Provision for loan losses	289	315

Balance at March 31	$52,573	$60,403

Roll-forward of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of March 31, 2014 and March 31, 2013 was as follows:

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2013	$12,902	$1,725	$18,244	$1,960	$9,016	$10,718	$54,565
Loans charged off	(597)	(81)	(1,273)	(169)	(1,131)	(761)	(4,012)
Recoveries on loans previously charged off	728	73	372	73	117	368	1,731
Provision for loan losses	(632)	(110)	(567)	89	1,060	449	289

Balance at March 31, 2014	$12,401	$1,607	$16,776	$1,953	$9,062	$10,774	$52,573

	Commercial		Retail
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans	Total
Roll-forward of allowance for loan losses:
Balance at December 31, 2012	$17,485	$2,692	$20,548	$1,395	$11,592	$9,047	$62,759
Loans charged off	(484)	(75)	(2,082)	(123)	(484)	(951)	(4,199)
Recoveries on loans previously charged off	675	208	159	87	69	330	1,528
Provision for loan losses	(490)	(950)	1,543	(71)	(1,298)	1,581	315

Balance at March 31, 2013	$17,186	$1,875	$20,168	$1,288	$9,879	$10,007	$60,403

Allocation of the allowance for loan losses on loans not covered under FDIC loss sharing agreements as of March 31, 2014 and December 31, 2013 was as follows:

	Commercial		Retail				Total
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans
Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$11,063	$1,607	$16,722	$1,953	$8,934	$10,302	$50,581
Allowance for loan losses related to loans individually evaluated for impairment	1,338	—	54	—	128	472	1,992

Balance at March 31, 2014	$12,401	$1,607	$16,776	$1,953	$9,062	$10,774	$52,573

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,178,043	$444,562	$1,153,751	$563,937	$465,322	$500,182	$4,305,797
Loans individually evaluated for impairment	30,454	1,153	3,328	—	1,421	6,507	42,863

Balance at March 31, 2014	$1,208,497	$445,715	$1,157,079	$563,937	$466,743	$506,689	$4,348,660

	Commercial		Retail				Total
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans
Allocation of allowance for loan losses:
Allowance for loan losses related to loans collectively evaluated for impairment	$11,820	$1,724	$18,244	$1,960	$8,864	$10,273	$52,885
Allowance for loan losses related to loans individually evaluated for impairment	1,082	1	—	—	152	445	1,680

Balance at December 31, 2013	$12,902	$1,725	$18,244	$1,960	$9,016	$10,718	$54,565

Loans evaluated for impairment in allowance for loan losses:
Loans collectively evaluated for impairment	$1,167,010	$452,365	$1,158,866	$556,113	$472,291	$492,517	$4,299,162
Loans individually evaluated for impairment	31,358	1,178	3,849	—	1,435	6,524	44,344

Balance at December 31, 2013	$1,198,368	$453,543	$1,162,715	$556,113	$473,726	$499,041	$4,343,506

Activity in the allowance for loan losses related to loans covered under FDIC loss sharing was as follows:

	Three Months Ended March 31,
	2014	2013
Balance at beginning of year	$—	$—
Loans charged off	(27)	(482)
Recoveries on loans previously charged off	172	292
Provision for loan losses	(145)	190

Balance at March 31	$—	$—

Bancorporation recognized negative provision expense of $145 for the three months ended March 31, 2014 and $190 in provision expense for the three months ended March 31, 2013, respectively, for the improvement or decline in expected cash flows since the acquisition date on certain covered loans, upon transfer of certain covered loans to other real estate owned, and executed short sales or incurred charge-offs on certain covered loans. Use of the accretable yield to absorb all or a portion of the adjustment to expected cash flows, the proceeds received, or the amount charged-off resulted in the recognition of $11 and $409 for the three months ended March 31, 2014 and 2013, respectively, in noninterest income, offset by an increase in the FDIC receivable.

As part of the ongoing monitoring of the credit quality of Bancorporation’s loan portfolio, management tracks certain credit quality indicators including the level of classified loans, net charge-offs, and the general economic conditions in its market areas.

Bancorporation utilizes a risk grading matrix to assign a risk grade to each of its loans. An asset may be subject to a split classification whereby two or more portions of the same asset are given separate classifications. A description of the general characteristics of the risk grades are as follows:

Pass—A pass rated loan is not adversely classified because it does not display any of the characteristics for adverse classification.

Special Mention—A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the Bank’s credit position at a future date. Special mention loans should include loans where repayment is highly probable, but timeliness of repayment is uncertain due to unfavorable developments. Special mention loans are not adversely classified and do not expose Bancorporation to sufficient risk to warrant adverse classification. Loans that could be included in this category include loans that have potential credit weaknesses that could evolve into well-defined weaknesses. Special mention is not used to identify a loan that has as its sole weakness credit data exceptions or collateral documentation exceptions that are not material to the timely repayment of the loans.

Substandard—A substandard loan is inadequately protected by current sound worth and paying capacity of the borrower or of collateral pledged. Substandard loans have a well-defined weakness or well-defined weaknesses that jeopardize the liquidation of the debt. Loans in this category are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected. Substandard loans have sufficient risk to warrant an adverse classification. The main characteristic of a substandard loan is the loss of the primary source of repayment, generally cash flow, and the reliance on collateral for repayment.

Doubtful—A loan classified doubtful possesses all the characteristics of substandard loans with the addition that full collection is improbable based on existing facts, values, and conditions. Possibility of loss is high; however, due to important or reasonably specific pending factors that may work to the loan’s advantage, a precise indication of estimated loss is deferred until a more exact status can be determined. The doubtful classification is not used to defer the full recognition of an expected loss.

Loss—That portion of an asset classified Loss is considered uncollectible and of such little value that its continuance as an asset, without establishment of a specific valuation allowance or charge-off is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset (or a portion thereof) even though partial recovery may be effected in the future.

The risk grades of the loan portfolio not covered under FDIC loss sharing agreements as of March 31, 2014 were as follows:

	Commercial		Retail				Total
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans
Pass	$1,116,420	$437,863	$1,033,598	$562,530	$425,406	$503,727	$4,079,544
Special Mention	26,541	2,966	65,038	461	23,460	1,296	119,762
Substandard	65,536	4,886	58,443	946	17,877	1,666	149,354
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$1,208,497	$445,715	$1,157,079	$563,937	$466,743	$506,689	$4,348,660

The risk grades of the loan portfolio not covered under FDIC loss sharing agreements as of December 31, 2013 were as follows:

	Commercial		Retail				Total
	Commercial Real Estate	C&I	1-4 Family Real Estate	Sales Finance	Home Equity Line of Credit	Consumer and all Other Loans
Pass	$1,105,262	$446,108	$1,035,006	$554,574	$431,462	$495,633	$4,068,045
Special Mention	25,555	2,312	66,635	479	24,237	1,508	120,726
Substandard	67,551	5,123	61,074	1,060	18,027	1,900	154,735
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$1,198,368	$453,543	$1,162,715	$556,113	$473,726	$499,041	$4,343,506

An aging analysis of past due loans not covered under FDIC sharing agreements as of March 31, 2014 was as follows:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans and Leases, Excluding Covered Loans	90 Days Or More Past Due and Still Accruing
Commercial real estate	$11,493	$16,233	$27,726	$1,180,771	$1,208,497	$112
Commercial and industrial	1,055	391	1,446	444,269	445,715	35
1-4 Family real estate	12,871	28,777	41,648	1,115,431	1,157,079	1,214
Sales finance	1,401	68	1,469	562,468	563,937	59
Home equity line of credit	1,976	7,059	9,035	457,708	466,743	7,059
Consumer and all other loans	1,695	4,198	5,893	500,796	506,689	546

Total	$30,491	$56,726	$87,217	$4,261,443	$4,348,660	$9,025

An aging analysis of past due loans not covered under FDIC loss sharing agreements as of December 31, 2013 was as follows:

	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans and Leases, Excluding Covered Loans	90 Days Or More Past Due and Still Accruing
Commercial real estate	$9,202	$20,637	$29,839	$1,168,529	$1,198,368	$1,040
Commercial and industrial	854	423	1,277	452,266	453,543	24
1-4 Family real estate	16,503	28,380	44,883	1,117,832	1,162,715	949
Sales finance	1,802	151	1,953	554,160	556,113	122
Home equity line of credit	3,397	6,867	10,264	463,462	473,726	6,867
Consumer and all other loans	3,165	4,309	7,474	491,567	499,041	614

Total	$34,923	$60,767	$95,690	$4,247,816	$4,343,506	$9,616

Covered loans have been excluded from this aging analysis because they are covered by FDIC loss sharing agreements, and their related allowance is determined by loan pool performance due to the application of the accretion method.

The following tables provide information on impaired loans, excluding acquired impaired loans:

	As of March 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans, excluding acquired impaired loans, with no related allowance recorded:
Commercial real estate	$24,429	$29,252	$—
Commercial and industrial	860	1,048	—
1-4 Family real estate	5,706	5,761	—
Home equity line of credit	—	—	—

Subtotal	$30,995	$36,061	$—

Impaired loans, excluding acquired impaired loans, with related allowance recorded:
Commercial real estate	$26,029	$35,632	$2,406
Commercial and industrial	1,394	1,695	77
1-4 Family real estate	49,242	52,226	1,323
Home equity line of credit	2,038	2,038	161
Sales finance	419	442	1
Consumer and all other loans	6,586	6,664	253

Subtotal	$85,708	$98,697	$4,221

Total	$116,703	$134,758	$4,221

	As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans, excluding acquired impaired loans, with no related allowance recorded:
Commercial real estate	$24,091	$27,505	$—
Commercial and industrial	831	878	—
1-4 Family real estate	6,342	6,412	—

Subtotal	$31,264	$34,795	$—

Impaired loans, excluding acquired impaired loans, with related allowance recorded:
Commercial real estate	$26,924	$37,334	$2,165
Commercial and industrial	2,395	2,769	125
1-4 Family real estate	49,859	57,564	1,725
Home equity line of credit	487	487	23
Sales finance	505	518	2
Consumer and all other loans	7,931	8,146	380

Subtotal	$88,101	$106,818	$4,420

Total	$119,365	$141,613	$4,420

The tables above include $73,840 and $75,022, of impaired loans that were not individually evaluated at March 31, 2014 and December 31, 2013, respectively, because these loans did not meet the Bank’s threshold for individual impairment evaluation. The recorded allowance above includes $2,229 and $2,740 related to these loans that were not individually evaluated at March 31, 2014 and December 31, 2013, respectively.

At March 31, 2014, Bancorporation had 277 loans totaling $26,357 that were identified as TDR’s and considered impaired. At December 31, 2013, Bancorporation had 274 loans totaling $26,452 that were identified as troubled debt restructurings (“TDR’s”) and considered impaired. None of these loans had unfunded commitments at March 31, 2014 and December 31, 2013.

Bancorporation had $25,080 and $25,583 in loans that were accruing interest under the terms of TDR’s at March 31, 2014 and December 31, 2013, respectively.

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the three months ended March 31, 2014 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 3 months ended March 31, 2014			Defaults of loans restructured within the 12 months ended March 31, 2014
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at quarter End
Below market interest rate:
Commercial real estate	—	$—	$—	—	$—
1-4 Family real estate	—	—	—	1	132
Sales finance	—	—	—	—	—
Consumer and all other loans	—	—	—	—	—

Subtotal	—	$—	$—	1	$132

Extended payment terms:
Commercial real estate	—	$—	$—	—	$—
Sales finance	—	—	—	—	—

Subtotal	—	$—	$—	—	$—

Multiple concessions:
Commercial real estate	—	$—	$—	—	$—
1-4 Family real estate	2	731	731	2	438
Sales finance	—	—	—	—	—
Consumer and all other loans	—	—	—	—	—

Subtotal	2	$731	$731	2	$438

Total	2	$731	$731	3	$570

The following table presents a breakdown of the types of concessions made by loan class for TDR’s for the three months ended March 31, 2013 as well as the respective defaults of those loans. The type labeled “Multiple concessions” primarily includes loans modified through a combination of below market interest rates and extended payment terms.

	All Restructurings occurring within the 3 months ended March 31, 2013			Defaults of loans restructured within the 12 months ended March 31, 2013
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Recorded Investment at quarter end
Below market interest rate:
Commercial real estate	1	$429	$429	—	$—
1-4 Family real estate	2	325	325	—	—
Home equity line of credit	—	—	—	—	—
Consumer and all other loans	—	—	—	—	—

Subtotal	3	$754	$754	—	$—

Extended payment terms:
Commercial real estate	—	$—	$—	—	$—
1-4 Family real estate	—	—	—	—	—
Consumer and all other loans	—	—	—	—	—

Subtotal	—	$—	$—	—	$—

Multiple concessions:
Commercial real estate	4	$1,867	$1,871	—	$—
1-4 Family real estate	3	433	433	3	439
Home equity line of credit	—	—	—	—	—
Consumer and all other loans	—	—	—	—	—

Subtotal	7	$2,300	$2,304	3	$439

Total	10	$3,054	$3,058	3	$439

Qualitative factors are used in determining whether or not a loan should be classified as a TDR. Factors include whether or not the borrower is experiencing financial difficulty, whether or not the borrower can access funds at market rate for similar loan characteristics, and whether or not a concession was granted.

The majority of troubled debt restructurings are included in the substandard grading category which results in more elevated loss expectations when determining the expected cash flows that are used to determine the allowance for loan losses associated with these loans. When a restructured loan subsequently defaults, it is evaluated and downgraded if appropriate or is liquidated or charged off. The more severely graded the loan, the lower the estimated expected cash flows and the greater the allowance recorded.

NOTE 6—MORTGAGE SERVICING RIGHTS

The changes in the carrying amounts of mortgage servicing rights for the three months ended March 31, 2014 and March 31, 2013 were as follows:

Mortgage Servicing Rights*
Balance at December 31, 2012	$12,714
Amortization recapture (expense)	639
Servicing rights originated	1,272

Balance at March 31, 2013	$14,625

Balance at December 31, 2013	$15,914
Amortization expense	(690)
Servicing rights originated	563

Balance at March 31, 2014	$15,787

*	Valuation allowance for MSRs was $594 as of March 31, 2014 and December 31, 2013.

Contractually specified mortgage servicing fees, late fees and ancillary fees earned for the three months ended March 31, 2014 and March 31, 2013 were $1,355 and $1,427, respectively. These amounts are included in mortgage income in the Consolidated Statements of Income.

The amortization expense (recapture) related to mortgage servicing rights, included as a reduction (increase) of mortgage income in the Consolidated Statements of Income, was $690 and $(639) for the three months ended March 31, 2014 and March 31, 2013, respectively. Amortization expense was reduced by a net recapture of mortgage servicing rights impairment of $-0- and $1,650 for the three months ended March 31, 2014 and March 31, 2013, respectively.

NOTE 7—FDIC RECEIVABLE FOR LOSS SHARING AGREEMENTS

First Citizens has entered into loss share agreements with the FDIC that provide significant protection regarding certain acquired assets. The expected reimbursements under the loss share agreements were recorded as an indemnification asset at the time of each acquisition.

The following table presents the changes in the FDIC receivable for loss sharing agreements:

	Three Months Ended March 31,
	2014	2013
Balance at beginning of year	$11,472	$53,593
Accretion of discounts	139	288
Change in clawback adjustment	—	—
Receipt of payments from FDIC	1,756	(9,846)
Post-acquisition adjustments	(6,055)	(699)

Balance at March 31	$7,312	$43,336

NOTE 8—EMPLOYEE BENEFITS

Pension expense is a component of salaries and employee benefits expense.

The following table details the components of pension expense recognized in Bancorporation’s Consolidated Statements of Income for the three months ended March 31, 2014 and March 31, 2013:

	Three Months Ended March 31,
	2014	2013
Service costs	$812	$916
Interest costs	1,434	1,322
Expected return on plan assets	(2,849)	(2,479)
Recognized net actuarial loss	351	1,009
Amortization of prior service credits	(43)	(43)

Net pension expense	$(295)	$725

Bancorporation used the following weighted-average assumptions in determining the net pension expense:

	2014	2013
Discount rate	5.10%	4.35%
Rate of future compensation increases	3.00%	3.00%
Expected long-term return on plan assets	8.00%	8.00%

NOTE 9—COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Financial instruments with off-balance sheet risk include commitments to extend credit, standby letters of credit and commitments on mortgage loans held for resale. Generally, Bancorporation charges a fee to the customer to extend these commitments as part of its normal banking activities. These fees are initially deferred and included in loans in the Consolidated Statements of Condition. Ultimately, such fees are recorded as an adjustment to yield over the life of the loan or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

A summary of the significant financial instruments with off-balance sheet risk follows:

	Contract Amount at
	March 31, 2014	December 31, 2013
Commitments to extend credit	$961,917	$936,963
Letters of credit and financial guarantees	14,194	15,658

Total	$976,111	$952,621

Commitments to extend credit are agreements to lend to a borrower as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Bancorporation evaluates each borrower’s credit worthiness on a case-by-case basis using the same credit policies for on-balance sheet financial instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the borrower. The type of collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing property.

Letters of credit and financial guarantees are conditional commitments issued by Bancorporation to guarantee the performance of a borrower to a third party. As of March 31, 2014 and December 31, 2013, Bancorporation had issued $14,194 and $15,658, respectively, in such guarantees predominantly for terms of one year or less and represent the maximum exposure under such instruments. These guarantees are primarily issued to support public and private borrowing arrangements. The evaluations of credit worthiness, consideration of need for collateral, and credit risk involved in issuing letters of credit are essentially the same as that involved in extending loans to borrowers.

Most of Bancorporation’s business activity is with customers located in South Carolina. A significant economic downturn in South Carolina could have a material adverse impact on the operations of Bancorporation. As of March 31, 2014 and December 31, 2013, Bancorporation had no other significant concentrations of credit risk in the loan portfolio.

Bancorporation is a defendant in litigation arising out of normal banking activities. In the opinion of management and Bancorporation’s counsel, the ultimate resolution of these matters will not have a material effect on Bancorporation’s financial condition or results of operations.

NOTE 10—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2014 and December 31, 2013. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The carrying amounts and estimated fair values of Bancorporation’s financial instruments at March 31, 2014 are as follows:

	March 31, 2014		Fair Value Measurements at March 31, 2014
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$1,455,258	$1,455,258	$1,455,258	$—	$—
Investment securities	2,031,947	2,031,947	1,347,398	684,549	—
Loans not covered by loss sharing agreements, net	4,296,087	4,299,243	—	—	4,299,243
Loans covered by loss sharing agreements	151,951	151,951	—	—	151,951
Interest receivable	16,699	16,699	—	16,699	—
FDIC receivable for loss sharing agreements	7,312	7,312	—	—	7,312
Federal Home Loan Bank stock	7,481	7,481	—	7,481	—
Financial liabilities:
Deposits	7,325,972	7,330,173	6,327,748	1,002,425	—
Securities sold under agreements to repurchase	188,369	188,369	—	188,369	—
Interest payable	726	726	—	726	—
Long-term debt	203,303	195,917	—	195,917	—

The carrying amounts and estimated fair values of Bancorporation’s financial instruments at December 31, 2013 are as follows:

	December 31, 2013		Fair Value Measurements at December 31, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$1,312,327	$1,312,327	$1,312,327	$—	$—
Investment securities	2,000,022	2,000,022	1,198,390	801,632	—
Loans not covered by loss sharing agreements, net	4,288,941	4,315,768	—	—	4,315,768
Loans covered by loss sharing agreements	174,203	174,203	—	—	174,203
Interest receivable	15,805	15,805	—	15,805	—
FDIC receivable for loss sharing agreements	11,472	11,472	—	—	11,472
Federal Home Loan Bank stock	9,826	9,826	—	9,826	—
Financial liabilities:
Deposits	7,191,569	7,195,138	6,155,241	1,039,897	—
Securities sold under agreements to repurchase	179,386	179,386	—	179,386	—
Interest payable	3,107	3,107	—	3,107	—
Long-term debt	203,278	195,892	—	195,892	—

It is Bancorporation’s policy to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Statements of Condition.

Following is a description of the methods and assumptions used to estimate the fair value of each class of Bancorporation’s financial instruments:

Short-term financial instruments:

Short-term financial instruments are valued at their carrying amounts reported in the Consolidated Statements of Condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, interest receivable and interest payable.

Investment securities:

Fair value is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans not covered under FDIC loss sharing agreements:

For mortgage loans held for resale, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of loans is estimated by discounting the expected future cash flows using Bancorporation’s current interest rates at which loans would be made to borrowers with similar credit risk.

Loans covered under FDIC loss sharing agreements:

The fair value of loans covered under the FDIC loss sharing agreements is based on recent external appraisals or valuations. If recent appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information. The fair value for loans covered under FDIC loss sharing agreements approximates their carrying value. Fair value estimates also consider the impact of liquidity discounts appropriate as of the measurement date.

FDIC receivable for loss sharing agreements:

The fair value for the FDIC receivable for loss sharing agreements approximates its carrying value.

Federal Home Loan Bank stock:

FHLB stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB which continues to repurchase stock. This investment is not considered impaired at March 31, 2014 or December 31, 2013.

Deposits:

Deposits with no defined maturity such as demand deposits, NOW, Money Market, and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow that applies current interest rates to a schedule of aggregated remaining maturities.

Securities sold under agreements to repurchase:

Securities sold under agreements to repurchase are valued at their carrying amounts reported in the Consolidated Statements of Condition, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

Short-term borrowings:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Long-term debt:

Rates currently available to Bancorporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit:

The fair values of commitments to extend credit and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of Bancorporation’s commitments to extend credit and standby letters of credit is nominal.

Bancorporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair values. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

Among Bancorporation’s assets and liabilities, investment securities available for sale are reported at their fair values on a recurring basis. Bancorporation reports no liabilities at their fair values on a recurring basis.

For assets carried at fair value, the following table provides fair value information as of March 31, 2014:

		Fair value measurements at March 31, 2014
	Fair Value at March 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value

Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,069,633	$1,069,633	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	861,447	—	861,447	—
State, county and municipal	9,308	—	9,308	—
Corporate bonds	28,021	—	28,021	—
Preferred stock	10,508	—	10,508	—
Equity securities	53,030	53,030	—	—

Total investment securities available-for-sale	$2,031,947	$1,122,663	$909,284	$—

For assets carried at fair value, the following table provides fair value information as of December 31, 2013:

		Fair value measurements at December 31, 2013
	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value

Investment securities available-for-sale:
U.S. government treasuries and agencies	$1,148,349	$1,148,349	$—	$—
GNMA, FNMA and FHLMC mortgage-backed securities	761,165	—	761,165	—
Obligations of states and political subdivisions	2,265	—	2,265	—
Corporate bonds	27,694	—	27,694	—
Preferred stock	10,508	—	10,508	—
Equity securities	50,041	50,041	—	—

Total investment securities available-for-sale	$2,000,022	$1,198,390	$801,632	$—

Fair value measurement of investment securities available-for-sale is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Some assets are carried at fair value on a nonrecurring basis. Bancorporation reports no liabilities at their fair values on a nonrecurring basis. Loans held for sale are carried at the lower of aggregate cost or fair value and are therefore carried at fair value only when fair value is less than the asset cost.

Certain impaired loans, other real estate owned and mortgage servicing rights are also carried at fair value when fair value is less than the amortized cost.

The values of mortgage loans held for resale are based on prices observed for similar pools of loans, appraisals provided by third parties and prices determined based on terms of investor purchase commitments.

Bancorporation does not record loans at fair value on a recurring basis. However, from time to time a loan is considered impaired and a specific reserve is established or the loan is partially charged off. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with applicable accounting guidance. The fair value of impaired loans is estimated using either the collateral value or by the discounted present value of the expected cash flows (“DCF”). Collateral values are determined using appraisals or other third-party value estimates of the subject property with 7 to 11 percent reductions for estimated holding and selling costs. Impaired loans are assigned to an asset manager and monitored periodically for significant changes since the last valuation. If significant changes are noted, the asset manager orders a new valuation or adjusts the valuation accordingly. Expected cash flows are determined using expected loss rates developed from historic experience for loans with similar risk characteristics. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investment in such loans. At March 31, 2014 and December 31, 2013, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with Bancorporation’s standards, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, Bancorporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, Bancorporation records the impaired loan as nonrecurring Level 3. Loans, using the DCF method of evaluation, whose fair value is below the recorded balance, are recorded as nonrecurring Level 3.

Other real estate owned includes certain foreclosed assets that are measured and reported at fair value using Level 3 inputs for valuations based on non-observable criteria. The values of OREO are determined by collateral valuations. Collateral values are determined using appraisals or other third-party value estimates of the subject property with 7 to 11 percent reductions for estimated holding and selling costs. Changes to the value of the assets between scheduled valuation dates are monitored through continued communication with brokers and monthly reviews by the asset manager assigned to each asset. The asset manager uses the information gathered from brokers and other market sources to identify any significant changes in the market or the subject property as they occur. Valuations are then adjusted or new appraisals are ordered to ensure the reported values reflect the most current information.

The fair values of MSRs are determined by using models which depend on estimates of prepayment rates, the weighted average lives, and the weighted average coupon rate of the MSRs. The significant unobservable inputs used in the fair value measurement of Bancorporation’s MSRs are the weighted average constant prepayment rate and weighted average discount rate. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement. Although the constant prepayment rate and the discount rate are not directly interrelated, they will generally move in opposite directions. Bancorporation’s estimates the fair value of MSRs through use of a discounted cash flow model to calculate the present value of estimated future net servicing income based on observable and unobservable inputs into the model to arrive at an estimated fair value. To assess the reasonableness of the fair value measurement, the fair value and constant prepayment rates are compared to an independent valuation report on an annual basis. See Note 6 for more information on MSRs.

For assets carried at fair value on a nonrecurring basis, the following table provides fair value information as of March 31, 2014:

		Fair value measurements at March 31, 2014 using:
	Fair Value at March 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage loans held for resale	$20,238	$—	$20,238	$—
Mortgage servicing rights	2,262	—	—	2,262
Impaired loans not covered by loss sharing agreements	41,023	—	—	41,023
Other real estate owned not covered by loss sharing agreements	28,398	—	—	28,398
Other real estate owned covered by loss sharing agreements	23,596	—	—	23,596

For assets carried at fair value on a nonrecurring basis, the following table provides fair value information as of December 31, 2013:

		Fair value measurements at December 31, 2013 using:
	Fair Value at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mortgage loans held for resale	$25,239	$—	$25,239	$—
Mortgage servicing rights	2,421	—	—	2,421
Impaired loans not covered by loss sharing agreements	41,667	—	—	41,667
Other real estate owned not covered by loss sharing agreements	28,059	—	—	28,059
Other real estate owned covered by loss sharing agreements	12,850	—	—	12,850

NOTE 11—SUBSEQUENT EVENTS

The Board of Directors of Bancorporation declared a quarterly common stock dividend of $.35 per share for shareholders of record as of May 16, 2014, payable May 30, 2014.

On June 10, 2014, First Citizens BancShares, Inc. (NASDAQ: FCNCA) (“BancShares”) and Bancorporation signed a definitive merger agreement which provides for the merger of Bancorporation and its banking subsidiary, First Citizens Bank and Trust Company, Inc., into Raleigh, N.C.-based First Citizens BancShares, Inc. and its banking subsidiary, First Citizens Bank.

Under the terms of the definitive merger agreement, at closing each share of Bancorporation will convert automatically into the right to receive 4.0 shares of BancShares Class A common stock and $50 in cash, unless the holder elects for each share of such holder’s Bancorporation common stock to be converted into 3.58 shares of BancShares Class A common stock and 0.42 shares of BancShares Class B common stock. The transaction is expected to close in the fourth quarter of 2014, subject to the receipt of regulatory approvals and the approval of shareholders from both companies.

If the merger transaction is approved by the shareholders, the approval will constitute a triggering event in which Bancorporation will review goodwill for impairment as discussed in Note 1 of the audited consolidated financial statements—Summary of Significant Accounting Policies.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

FIRST CITIZENS BANCORPORATION, INC.

and

FIRST CITIZENS BANCSHARES, INC.

DATED AS OF JUNE 10, 2014

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-1
1.3	Effects of the Merger	A-1
1.4	Conversion of South Common Stock	A-1
1.5	North Common Stock	A-2
1.6	Dissenting Shares	A-3
1.7	Certificate of Incorporation of Surviving Corporation	A-3
1.8	Bylaws of Surviving Corporation	A-3
1.9	Directors of Surviving Corporation	A-3
1.10	Tax Consequences	A-3
1.11	Bank Merger	A-3
1.12	Headquarters of Surviving Corporation; Name	A-4

ARTICLE II EXCHANGE OF SHARES		A-4
2.1	North to Make Shares and Cash Available	A-4
2.2	Exchange of Shares	A-4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SOUTH		A-6
3.1	Corporate Organization	A-6
3.2	Capitalization	A-8
3.3	Authority; No Violation	A-9
3.4	Consents and Approvals	A-9
3.5	Reports	A-10
3.6	Financial Statements	A-10
3.7	Broker’s Fees	A-12
3.8	Absence of Certain Changes or Events	A-12
3.9	Legal Proceedings	A-12
3.10	Taxes and Tax Returns	A-12
3.11	Employee Benefit Matters	A-14
3.12	Labor Matters	A-16
3.13	Compliance with Applicable Law	A-16
3.14	Certain Contracts	A-17
3.15	Agreements with Regulatory Agencies	A-19
3.16	Risk Management Instruments	A-19
3.17	Investment Adviser Subsidiaries	A-19
3.18	Environmental Liability	A-19
3.19	Investment Securities and Commodities	A-20
3.20	Property	A-20
3.21	Intellectual Property	A-22
3.22	Related Party Transactions	A-23
3.23	State Takeover Laws	A-23
3.24	Reorganization	A-23
3.25	Opinion	A-23
3.26	South Information	A-23
3.27	Loan Accounts, Notes and Other Receivables	A-23
3.28	Insurance	A-25
3.29	Indemnification Obligations	A-25
3.30	Obstacles to Regulatory Approval	A-25
3.31	No Other Representations or Warranties	A-25

A-i

(cont.)

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NORTH		A-26
4.1	Corporate Organization	A-26
4.2	Capitalization	A-27
4.3	Authority; No Violation	A-27
4.4	Consents and Approvals	A-28
4.5	Reports	A-28
4.6	Financial Statements	A-29
4.7	Broker’s Fees	A-30
4.8	Absence of Changes	A-30
4.9	Legal Proceedings	A-30
4.10	Taxes and Tax Returns	A-30
4.11	North Loss Share Agreements	A-30
4.12	Compliance with Applicable Law	A-30
4.13	Agreements with Regulatory Agencies	A-31
4.14	Reorganization	A-31
4.15	SEC Reports	A-31
4.16	North Information	A-31
4.17	Obstacles to Regulatory Approval	A-31
4.18	Opinion	A-32
4.19	No Other Representations or Warranties.	A-32

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-32
5.1	Conduct of Business Prior to the Effective Time	A-32
5.2	Forbearances of South	A-32
5.3	Forbearances of North	A-35
5.4	Accruals for Expenses and Other Accounting Matters	A-36
5.5	Loan Loss Reserve, Loan Repurchase Reserve and Loan Charge-Offs	A-36
5.6	Pricing of Deposits and Loans	A-36
5.7	Consents to Assignment of Contracts	A-36
5.8	No Control of Other Party	A-36

ARTICLE VI ADDITIONAL AGREEMENTS		A-37
6.1	Regulatory Matters	A-37
6.2	Access to Information	A-38
6.3	Stockholders’ Approvals	A-38
6.4	Legal Conditions to Merger	A-40
6.5	Stock Exchange Listing	A-40
6.6	Employees; Employee Benefits	A-40
6.7	Indemnification; Directors’ and Officers’ Insurance	A-42
6.8	Additional Agreements	A-43
6.9	Advice of Changes	A-43
6.10	Dividends	A-43
6.11	Acquisition Proposals	A-43
6.12	Public Announcements	A-45
6.13	Real Property Matters	A-45
6.14	Trust Preferred Securities	A-46
6.15	Redemption of Preferred Stock	A-47
6.16	Subordinated Debt	A-47

A-ii

(cont.)

ARTICLE VII CONDITIONS PRECEDENT		A-47
7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-47
7.2	Conditions to Obligations of North	A-48
7.3	Conditions to Obligations of South	A-49

ARTICLE VIII TERMINATION AND AMENDMENT		A-50
8.1	Termination	A-50
8.2	Effect of Termination	A-51
8.3	Amendment	A-53
8.4	Extension; Waiver	A-53

ARTICLE IX GENERAL PROVISIONS		A-53
9.1	Closing	A-53
9.2	Nonsurvival of Representations, Warranties and Agreements	A-53
9.3	Expenses	A-53
9.4	Notices	A-53
9.5	Interpretation	A-54
9.6	Disclosure Schedule	A-55
9.7	Counterparts	A-55
9.8	Entire Agreement	A-55
9.9	Governing Law; Jurisdiction	A-55
9.10	Assignment; Third Party Beneficiaries	A-56
9.11	Specific Performance	A-56
9.12	Severability	A-56
9.13	Delivery by Facsimile or Electronic Transmission	A-56

A-iii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.11
affiliate	9.5
Agreement	Preamble
Alternative Transaction	6.11(a)
Articles of Merger	1.2
Bank Call Reports	3.6(b)
Bank Merger	1.11
Bank Merger Agreement	1.11
Bank Merger Certificates	1.11
BHC Act	3.1(a)
Board Recommendation	6.3(b)
business day	2.2(a)
Change in Board Recommendation	6.3(b)
Class B Election	1.4(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employee	6.6(a)
Contract	3.1(a)
Delaware Secretary	1.2
Derivative Contract	3.16
DGCL	1.1
Disclosure Schedules	9.6(a)
Dissenting Shares	1.4(a)
Documented Expenses	8.2(b)
Effective Time	1.2
Enforceability Exceptions	3.3(a)
Environmental Laws	3.18(a)
Environmental Survey	6.13(a)
ERISA	3.11(a)
Exchange Act	3.4
Exchange Agent	2.1
Exchange Fund	2.1
FDIC	3.1(b)
Federal Reserve Board	3.4
GAAP	3.1(a)
Governmental Entity	3.4
Hazardous Substance	3.18(a)
Intellectual Property	3.21
Intervening Event	6.3(b)
IRS	3.10(o)
Joint Proxy Statement	3.4
knowledge	9.5
Law	3.13(a)
Lease Agreements	3.20(d)
Liens	3.2(c)
Loan Collateral	3.27(b)
Loan Loss Reserve	3.27(g)

A-iv

Loan Repurchase Reserve	3.27(h)
Loans	5.2(n)
Material Adverse Effect	3.1(a)
Material Defect	6.13(b)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(a)
MEWA	3.11(f)
Minority Holders	3.25
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
NASDAQ	2.2(e)
North	Preamble
North Bank	1.11
North Benefit Plans	6.6(f)
North Carolina Commissioner	3.4
North Carolina Courts	9.9(b)
North Charter	1.7
North Charter Amendment	1.7
North Class A Common Stock	4.2(a)
North Class B Common Stock	4.2(a)
North Closing Price	2.2(e)
North Common Stock	4.2(a)
North Disclosure Schedule	9.6(a)
North ERISA Affiliate	6.6(f)
North Evaluation Committee	Recitals
North Financial Statements	4.6(a)
North Loss Share Agreement	4.11
North Meeting	6.3(a)
North Pension Plan	6.6(b)
North Reports	4.5(a)
North SEC Disclosure	Article 4
North SEC Reports	4.15
North Share Certificates	2.1
North Subsidiary	4.1(b)
Permitted Encumbrances	3.20(a)
person	9.5
Premium Cap	6.7(b)
Previously Disclosed	9.6(b)
Property Examination	6.13(a)
Regulatory Agencies	3.5(a)
Representative	6.11
Requisite North Vote	4.3(a)
Requisite Regulatory Approvals	7.1(c)
Requisite South Vote	3.3(a)
S-4	3.4
Sarbanes-Oxley Act	3.13(a)
SCBCA	1.11
SEC	3.4
Securities Act	3.2(b)
South	Preamble
South Bank	1.11

A-v

South Benefit Plans	3.11(a)
South Carolina Commissioner	3.4
South Carolina Secretary	1.2
South Charter	3.1(a)
South Common Stock	1.4(a)
South Contract	3.14(a)
South Disclosure Schedule	9.6(a)
South ERISA Affiliate	3.11(a)
South Financial Statements	3.6(a)
South Indemnified Parties	6.7(a)
South Leased Properties	3.20(b)
South Loss Share Agreement	3.14(c)
South Meeting	6.3(a)
South Nonvoting Stock	1.4(a)
South Owned Properties	3.20(b)
South Pension Plan	6.6(c)
South Preferred Stock	6.15
South Qualified Plans	3.11(d)
South Real Property	3.20(b)
South Reports	3.5(a)
South Share Certificate	1.4(b)
South Special Committee	Recitals
South Subsidiary	3.1(b)
South Voting Stock	1.4(a)
SRO	3.5(a)
Subordinated Debt	6.16
Subsidiary	3.1(a)
Superior Proposal	6.3(c)
Surviving Corporation	Recitals
Tax or Taxes	3.10(m)
Tax Return	3.10(n)
Termination Date	8.1(c)
Termination Fee	8.2(d)
Third Party Shares	1.4(a)
Trust Preferred Securities	6.14
Trust Preferred Securities I	6.14
Trust Preferred Securities II	6.14
Trust Preferred Securities III	6.14

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2014 (this “Agreement”), by and between First Citizens Bancorporation, Inc., a South Carolina corporation (“South”), and First Citizens BancShares, Inc., a Delaware corporation (“North”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of South, upon the recommendation of a special committee consisting of certain independent members of the Board of Directors of South (the “South Special Committee”), and the Board of Directors of North, upon the recommendation of an evaluation committee consisting of certain independent members of the Board of Directors of North (the “North Evaluation Committee”), have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which South will, subject to the terms and conditions set forth in this Agreement, merge with and into North (the “Merger”), with North as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), and the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, South shall merge with and into North. North shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of South shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the South Carolina Secretary of State (the “South Carolina Secretary”) and the certificate of merger to be filed with the Delaware Secretary of State (the “Delaware Secretary”), respectively, on the Closing Date, each of which shall be in form and substance reasonably satisfactory to North and South (collectively, the “Articles of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the SCBCA and the DGCL.

1.4 Conversion of South Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of North, South or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of South common stock, $5.00 par value per share (the “South Voting Stock”) and South nonvoting common stock, $5.00 par value per share (the “South Nonvoting Stock” and collectively with the South Voting Stock, the “South Common Stock”) issued and outstanding immediately prior to the Effective Time, except for (i) shares of South Common Stock owned by South as treasury stock or owned, directly or indirectly, by South or North or any of their respective wholly-owned Subsidiaries (excluding (A) any such shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity on behalf of third parties or (B) shares held, directly or indirectly, in respect of a debt previously contracted (the shares referred to in clauses (i)(A) and (i)(B), the “Third Party Shares”)), and (ii) any shares of South Common Stock the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to be paid the fair value of such shares in accordance with Chapter 13 of the SCBCA and (C) has not effectively withdrawn or lost its rights to be paid the fair value of such shares of South Common Stock (such shares, “Dissenting Shares”), shall be converted into the right to receive 4.00 shares of North Class A Common Stock and $50.00, unless a holder elects (the “Class B Election”) in the holder’s letter of transmittal for each share of such holder’s South Common Stock to be converted into (x) 3.58 shares of North Class A Common Stock and (y) 0.42 shares of North Class B Common Stock (for clarity, South and North agree that no cash (other than cash in lieu of fractional shares) shall be payable with respect to shares of South Common Stock for which the holder thereof made a Class B Election). The cash payable, and the shares of North Common Stock issuable, upon conversion of the South Common Stock, together with any cash in lieu of fractional shares payable pursuant to this Section 1.4 and Section 2.2(e), are referred to as the “Merger Consideration”.

(b) All of the shares of South Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “South Share Certificate”, it being understood that any reference herein to “South Share Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of South Common Stock, and it being further understood that provisions herein relating to South Share Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a South Share Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) previously representing any such shares of South Common Stock shall thereafter represent, subject to Section 2.2(b), only the right to receive a certificate or certificates representing the number of whole shares of North Common Stock which such shares of South Common Stock have been converted into the right to receive pursuant to Section 1.4(a) and cash (including any cash in lieu of fractional shares) which the shares of South Common Stock represented by such South Share Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon. South Share Certificates previously representing shares of South Common Stock shall, subject to Section 2.2(b), be exchanged for certificates representing whole shares of North Common Stock upon the surrender of such South Share Certificates in accordance with Section 2.1, without any interest thereon. If, prior to the Effective Time, the outstanding shares of North Common Stock or South Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend or stock distribution, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration (it being understood that any dividend or distribution permitted under Section 5.2(b)(ii) or 5.3(a) shall not be deemed to constitute an extraordinary dividend or distribution and shall not result in any adjustment to the Merger Consideration hereunder).

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of South Common Stock that are owned, directly or indirectly, by South or North or any of their respective wholly-owned Subsidiaries (excluding any Third Party Shares) and all Dissenting Shares shall be cancelled and shall cease to exist, and no stock of North or, except to the extent required by Chapter 13 of the SCBCA in the case of Dissenting Shares, other consideration shall be delivered in exchange therefor.

1.5 North Common Stock. At and after the Effective Time, each share of North Class A Common Stock and North Class B Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of North Class A Common Stock and North Class B Common Stock, as applicable, of the Surviving Corporation and shall not be affected by the Merger.

1.6 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the Merger Consideration. By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Chapter 13 of the SCBCA. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder, member or equity owner of the Surviving Corporation.

(b) Notwithstanding the provisions of this Section 1.6, if any holder of shares of South Common Stock for which such holder has demanded dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of South Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to this Article I.

(c) South shall give North (i) prompt written notice of any notice received by South of any stockholder’s intent to demand the fair value of any shares of South Common Stock, any demand received by South for payment of the fair value of any shares of South Common Stock, withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the SCBCA and received by South which relate to any such demand for dissenters’ rights and (ii) the opportunity to reasonably participate in negotiations and proceedings with respect to demands for dissenters’ rights under Chapter 13 of the SCBCA. Unless required by applicable Law, South will not, except with the prior written consent of North, make any payment with respect to demands for dissenters’ rights or offer to settle or settle any such demands.

1.7 Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of North (the “North Charter”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation except that Article IV shall be amended at the Effective Time in connection with the Merger to increase the number of authorized shares of North Class A Common Stock to 16,000,000 (the “North Charter Amendment”).

1.8 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of North, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.9 Directors of Surviving Corporation. At or prior to the Effective Time, North’s Board of Directors shall take all appropriate action to cause the number of directors that will constitute the full Board of Directors of the Surviving Corporation at the Effective Time to be 13, of which three shall be current members of the South Board of Directors designated by North prior to the Effective Time (after consultation with South), provided that at least two of such three shall be “independent directors” as defined by NASDAQ Listing Rules.

1.10 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11 Bank Merger. On the Closing Date and immediately following the Merger, First Citizens Bank and Trust Company, Inc., a South Carolina state-chartered bank and a wholly-owned Subsidiary of South (“South Bank”), will merge (the “Bank Merger”) with and into First-Citizens Bank & Trust Company, a North Carolina state-chartered bank and a wholly-owned Subsidiary of North (“North Bank”). North Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the Laws of the State of North Carolina, and, following the Bank Merger, the separate corporate existence of South Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time or such later date as determined by North. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by North and reasonably acceptable to South (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) South shall cause

South Bank to adopt the Bank Merger Agreement, South, as the sole stockholder of South Bank, shall approve the Bank Merger Agreement and South shall cause the Bank Merger Agreement to be duly executed by South Bank and delivered to North Bank and (b) North shall cause North Bank to adopt the Bank Merger Agreement, North, as the sole stockholder of North Bank, shall approve the Bank Merger Agreement and North shall cause the Bank Merger Agreement to be duly executed by North Bank and delivered to South Bank. South shall cause South Bank, and North shall cause North Bank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to North and South) as are necessary to make the Bank Merger effective (“Bank Merger Certificates”).

1.12 Headquarters of Surviving Corporation; Name. From and after the Effective Time until changed by action of the Board of Directors of the Surviving Corporation, (a) the location of the headquarters and principal executive offices of the Surviving Corporation shall be Raleigh, North Carolina, (b) the name of the Surviving Corporation shall be “First Citizens BancShares, Inc.” and (c) the name of the surviving entity in the Bank Merger shall be “First-Citizens Bank & Trust Company.”

ARTICLE II

EXCHANGE OF SHARES

2.1 North to Make Shares and Cash Available. At or prior to the Effective Time, North shall deposit, or shall cause to be deposited, with a bank, trust company or stock transfer services provider designated by North and reasonably acceptable to South (the “Exchange Agent”), for the benefit of the holders of South Share Certificates, for exchange in accordance with this Article II, certificates or, at North’s option, evidence of shares in book-entry form (collectively, referred to herein as “North Share Certificates”), representing the shares of North Common Stock sufficient to pay the portion of the Merger Consideration to be paid in shares of North Common Stock, and cash sufficient to pay the portion of the Merger Consideration to be paid in cash (including the amount of cash to be paid in lieu of any fractional shares) (such cash and North Share Certificates for shares of North Common Stock, together with any dividends or distributions payable with respect thereto pursuant to Section 2.2(b), being hereinafter referred to as the “Exchange Fund”), to be issued and paid pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of South Common Stock. North shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.2(b). For the avoidance of doubt, the Exchange Fund shall not include any amounts to be paid to Dissenting Shares. Prior to the Effective Time, North will enter into an exchange agent agreement on customary terms with the Exchange Agent, which terms shall be in form and substance reasonably acceptable to South.

2.2 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time (and in any event within ten business days thereafter), the Exchange Agent shall mail to each holder of record of one or more South Share Certificates representing shares of South Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the South Share Certificates shall pass, only upon proper delivery of the South Share Certificates (or affidavits of loss in lieu of such South Share Certificates) to the Exchange Agent), that, among other things, permits each holder to make the Class B Election, and (ii) instructions for use in effecting the surrender of the South Share Certificates in exchange for the Merger Consideration that the shares of South Common Stock represented by such South Share Certificate or South Share Certificates shall have been converted into the right to receive pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). Upon proper surrender of a South Share Certificate or South Share Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed, duly executed letter of transmittal, the holder of such South Share Certificate or South Share Certificates shall be entitled to receive in exchange therefor, as applicable, (A) a North Share Certificate representing that number of whole shares of North Class A Common Stock to which such holder of South Common Stock shall have become entitled pursuant to the provisions of Article I, (B) a North Share Certificate representing that number of whole shares of North Class B Common Stock to which such holder of South Common Stock shall have become entitled pursuant to the provisions of Article I, if such holder makes a Class B Election and (C) a check representing the amount of cash (including cash in lieu of fractional shares) which such holder has the right to receive in respect of the South Share Certificate or South Share Certificates surrendered pursuant to Section 1.4(a) and the provisions of this Article II and any dividends or distributions that are then payable pursuant to Section 2.2(b), and the South Share Certificate or South Share Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash paid or payable in respect of the Merger Consideration. Until surrendered as contemplated by this Section 2.2, except as set forth in Section 1.6, each South Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any dividends or distributions payable under Section 2.2(b). For purposes of this Agreement, “business day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Raleigh, North Carolina are authorized or required by Law to close.

(b) No dividends or other distributions declared with respect to North Common Stock shall be paid to the holder of any unsurrendered South Share Certificate until the holder thereof shall surrender such South Share Certificate in accordance with this Article II. After the surrender of a South Share Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and previously paid or payable on the date of such surrender with respect to the whole shares of North Common Stock which the shares of South Common Stock represented by such South Share Certificate have been converted into the right to receive (which amounts shall be paid at the time the Merger Consideration is paid in respect of such South Share Certificate) and (ii) at the appropriate payment date, any such dividends or other distributions with a record date after the Effective Time (but prior to such surrender date) which thereafter become payable with respect to the whole shares of North Common Stock which the shares of South Common Stock represented by such South Share Certificate have been converted into the right to receive.

(c) If any North Share Certificate representing shares of North Common Stock is to be issued in, or cash is to be paid to, a name other than that in which the South Share Certificate or South Share Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the South Share Certificate or South Share Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a North Share Certificate representing shares of North Common Stock or the payment of cash in respect of the Merger Consideration (including cash in lieu of fractional shares) in any name other than that of the registered holder of the South Share Certificate or South Share Certificates surrendered or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of South of the shares of South Common Stock that were issued and outstanding immediately prior to the Effective Time, other than to settle transfers of such South Common Stock that occurred prior to the Effective Time. If, after the Effective Time, South Share Certificates representing shares of South Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no North Share Certificates or scrip representing fractional shares of North Common Stock shall be issued upon the surrender for exchange of South Share Certificates, no dividend or distribution with respect to North Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of North. In lieu of the issuance of any such fractional share, North shall pay to each former stockholder of South who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the North Closing Price by (ii) the fraction of a share (after taking into account all shares of South Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of North Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4. “North Closing Price” means the average, rounded to the nearest one ten thousandth, of daily closing sales prices for the North Class A Common Stock on the NASDAQ Global Select Market (“NASDAQ”) during the 20-day trading period ending on (and including) the last complete trading day prior to the Effective Time, as reported in The Wall Street Journal.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of South for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation, and any former stockholders of South who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on the North Common Stock deliverable in respect of each former share of South Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of North, South, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of South Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) North shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of South Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by North or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of South Common Stock in respect of which the deduction and withholding was made by North or the Exchange Agent, as the case may be.

(h) In the event any South Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such South Share Certificate to be lost, stolen or destroyed and, if reasonably required by North, the posting by such person of a bond in such form and amount as North or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such South Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed South Share Certificate the Merger Consideration and any dividends or distributions payable under Section 2.2(b) deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SOUTH

Except as Previously Disclosed by South, South hereby represents and warrants to North as follows:

3.1 Corporate Organization.

(a) South is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). South has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted and to perform its obligations under all Contracts by which it is bound. As used in this Agreement, the term “Contract” means, any written, oral or other agreement, plan, contract, subcontract, lease, understanding, instrument, note, bond, loan, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature. South is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. As used in this Agreement, the term “Material Adverse Effect” means, with respect to South or North, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include any material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of a party and its Subsidiaries taken as a whole that results from or arises out of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, (B) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, hostilities or acts of terrorism or natural disasters) or in economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets) affecting the financial services industry generally, (D) changes after the date hereof in the banking industry, credit markets, any downgrades in the credit markets or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly-applied asset marks resulting therefrom, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated by this Agreement, (G) any goodwill impairment charges incurred on the books of South through the Effective Time solely as a result of the execution of this Agreement, or (H) actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate. As used in this Agreement, the word “Subsidiary”, when used with respect to any person, means any corporation, partnership, limited liability company, bank or other entity or organization, whether incorporated or unincorporated, of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such person. True and complete copies of the Articles of Incorporation of South, as amended through the date hereof (the “South Charter”) and the Bylaws of South, as in effect as of the date of this Agreement, have previously been delivered by South to North.

(b) Each Subsidiary of South (a “South Subsidiary”) (i) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of South to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of South that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of South, threatened. Section 3.1(b) of the South Disclosure Schedule sets forth a true and complete list of all Subsidiaries of South as of the date hereof and any material joint ventures, partnerships formed pursuant to written partnership agreements or similar arrangements in which South or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of South other than the South Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of South consists of 2,000,000 shares of voting common stock, $5.00 par value per share, 1,000,000 shares of non-voting common stock, $5.00 par value per share and 10,000 shares of Series A preferred stock, $50.00 par value per share, 15,000 shares of Series B preferred stock, $50.00 par value per share, 8,077 shares of Series C preferred stock, $20.00 par value per share, 590 shares of Series E preferred stock, no par value, 35,968 shares of Series F preferred stock, $50.00 par value per share and 11,659 shares of Series G preferred stock, no par value. There are 655,514 shares of South voting common stock and 27,779 shares of South non-voting common stock issued and outstanding, all of which have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof. As of the date hereof, there are, and as of the date immediately preceding the redemption of the Preferred Stock in accordance with Section 6.15 there were, 6,490 shares of South Series A preferred stock, 11,126 shares of South Series B preferred stock, 5,426 shares of South Series C preferred stock, 498 shares of South Series E preferred stock, 31,365 shares of South Series F preferred stock and 7,855 shares of South Series G preferred stock issued and outstanding, all of which have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof. There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in South (except for the South Common Stock and, for the period prior to the date of the redemption of the South Preferred Stock in accordance with Section 6.15 hereof only, the South Preferred Stock, in each case as disclosed in the preceding sentences), or (ii) subscriptions, options, warrants or other rights to acquire from South or any South Subsidiary, or other obligation of South or any South Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of South or any South Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, South or any South Subsidiary. There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of the South Common Stock or other shares of capital stock of South or any of its Subsidiaries, in each case, to which South or any of its Subsidiaries is a party. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of South may vote. Since December 31, 2013 through the date hereof, South has not issued or repurchased any shares of its capital stock. No South Subsidiary owns any capital stock of South other than any Third Party Shares.

(b) There is no Contract by which either South or its Subsidiaries are bound pursuant to which (i) South or its Subsidiaries is or could be required to register shares of the capital stock or other securities of South or its Subsidiaries under the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”), or (ii) under which South or its Subsidiaries is or could be obligated to repurchase, redeem or otherwise acquire the capital stock or other securities of South or its Subsidiaries. Section 3.2(b) of the South Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of South or its Subsidiaries that are issued or outstanding. South is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(c) Except for the Trust Preferred Securities, South owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the South Subsidiaries, free and clear of any liens, pledges, charges, mortgages, claims, options, rights of first refusal, preemptive rights, community property interests, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof. No South Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or Contracts of any character that require the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) South has full corporate power and authority to execute and deliver this Agreement, and subject to receipt of the Requisite South Vote and the Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of South. Subject to Section 6.3, the Board of Directors of South has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of South and its stockholders, has adopted this Agreement, and has recommended the adoption of this Agreement and approval of the Merger to South’s stockholders and directed that this Agreement and the transactions contemplated hereby be submitted to South’s stockholders for adoption and approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption and approval of this Agreement and the transactions contemplated hereby by (i) two-thirds of the votes entitled to be cast on the Merger by the holders of the South Common Stock, (ii) two-thirds of the votes entitled to be cast on the Merger by the holders of the South Voting Stock, voting as a separate voting group, and (iii) two-thirds of the votes entitled to be cast on the Merger by the holders of the South Nonvoting Stock, voting as a separate voting group (the preceding clauses (i) through (iii) being referred to collectively as the “Requisite South Vote”), and the adoption and approval of the Bank Merger Agreement by South Bank and South as its sole stockholder, no other corporate proceedings on the part of South or South Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by South and (assuming due authorization, execution and delivery by North) constitutes a valid and binding obligation of South, enforceable against South in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) Neither the execution and delivery of this Agreement by South nor the consummation by South of the transactions contemplated hereby, nor compliance by South with any of the terms or provisions hereof, will (i) violate any provision of the South Charter or South’s Bylaws or any governing documents of any South Subsidiary or of South Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, as applicable, (x) violate any Law applicable to South or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of South or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which South or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

3.4 Consents and Approvals. Except for (a) the filing of any required applications and notices with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, (ii) the FDIC under the Bank Merger Act, (iii) the South Carolina State Board of Financial Institutions (the “South Carolina Commissioner”) and (iv) the North Carolina Commissioner of Banks (the “North Carolina Commissioner”), and approval of the foregoing applications, filings and notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of South’s and North’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4 by the SEC, (d) the filing of the Articles of Merger (which shall include the North Charter Amendment) with the South Carolina Secretary pursuant to the SCBCA and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (e) such filings as are required to be made under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder

(the “Exchange Act”), and (f) such other consents, licenses, permits, approvals, waivers, authorization, registrations, declarations, or filings the failure of which to be obtained or made is not reasonably likely to materially and adversely affect the ability of South or any of its Subsidiaries to carry on their respective businesses as now conducted or to consummate the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any federal, state, local, municipal, foreign or other court, administrative agency, commission, governmental authority, instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by South of this Agreement or (ii) the consummation by South of the Merger, the Bank Merger and the other transactions contemplated hereby.

3.5 Reports.

(a) South and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (“South Reports”) with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory agency (an “SRO”) ((i)—(vi), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of South and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of South, investigation into the business or operations of South or any of its Subsidiaries, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any South Report relating to any examinations or inspections of South or any of its Subsidiaries and (ii) has been no unresolved formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of South or any of its Subsidiaries, except in the case of each of clauses (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(b) Each South Report complied in all material respects with all statutes applicable thereto, and to all rules and regulations enforced or promulgated by the Regulatory Agencies with which it was filed, and, at the time it was filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of that subsequent filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. South has, to the extent permitted by applicable Law, provided to North copies of all comment letters received by it or its Subsidiaries from any Regulatory Agency since January 1, 2010, regarding any South Report, together with South’s or any South Subsidiary’s responses to such comment letters. Except as described in those comment letters, neither South nor any of the South Subsidiaries has been notified by any Regulatory Agency that any such South Report was deficient in any material respect as to form or content.

3.6 Financial Statements.

(a) South has furnished to North copies of the audited consolidated balance sheets of South as of December 31, 2013, 2012 and 2011, the audited consolidated statements of income and changes in stockholders’ equity for the years ended December 31, 2013, 2012 and 2011, and statements of cash flows for the years ended December 31, 2013, 2012 and 2011, and the unaudited consolidated balance sheets and statements of income for the quarter ended March 31, 2014 (such balance sheets and the related statements of income, changes in stockholders’ equity and cash flows are collectively referred to herein as the “South Financial Statements”). The South Financial Statements (including the related notes) (i) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be indicated in such statements or in the notes thereto, (iii) are based on the books and records of South and its Subsidiaries, (iv) fairly present, in all material respects, the consolidated financial condition of South and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not, individually or in the aggregate, material in amount or effect.) The South Financial Statements do not contain any material items of extraordinary or nonrecurring income or any other material income not earned in the ordinary course of business, except as expressly specified therein.

(b) South has furnished North with true and complete copies of the Reports of Condition and Income as of December 31, 2013, 2012 and 2011, and March 31, 2014 (the “Bank Call Reports”) for South Bank. The Bank Call Reports fairly present, in all material respects, the financial position of South Bank and the results of its operations at the date and for the period indicated in the Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein. South Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for Loan losses account for South Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses incurred, net of recoveries relating to Loans previously charged off, on all outstanding Loans of South Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, neither South nor any of its Subsidiaries have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise, whether due or to become due and whether or not required to be reflected in South’s financial statements in accordance with GAAP) except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of South included in the South Financial Statements for December 31, 2013, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice, and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(d) The records, systems, controls, data and information of South and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of South or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of South. The books of account and other financial records of South and its Subsidiaries, all of which have been made available to North, (i) are complete and correct in all material respects; (ii) represent actual, bona fide transactions; (iii) have been maintained in accordance with sound business practices; and (iv) reflect the basis for the financial position, results of operations, cash flows and changes in stockholders’ equity of South as set forth in the South Financial Statements. South and its Subsidiaries have implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(e) Since January 1, 2011, neither South nor any of its Subsidiaries or, to the knowledge of South, any director, officer, employee, auditor, accountant or Representative of South or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including, with respect to loan loss reserves, write-downs, charge-offs and accruals) of South or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that South or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.7 Broker’s Fees. With the exception of the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither South nor any South Subsidiary nor any of their respective Representatives on behalf of South or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. On or prior to the date hereof, South has disclosed to North the aggregate fees provided for in connection with the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the South Disclosure Schedule, or as expressly permitted by this Agreement, since December 31, 2013:

(a) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South;

(b) South and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice;

(c) neither South nor any of its Subsidiaries has made, declared or paid any dividend or other distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than dividends by wholly owned Subsidiaries;

(d) South and its Subsidiaries have not materially changed any of their respective methods of accounting or accounting practices, except as required by concurrent changes in GAAP;

(e) South has not made any material Tax election;

(f) neither South nor any of its Subsidiaries have commenced or settled any material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations;

(g) there has been no amendment to the South Charter, the Bylaws of South or any governing documents of any South Subsidiary; and

(h) there has been no material loss, damage, or destruction to, or any material interruption in the use of, any of the assets of South or any Subsidiary of South (whether or not covered by insurance).

3.9 Legal Proceedings. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, neither South nor any of its Subsidiaries is a party to any and there are no pending or, to South’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of a material nature against South or any of its Subsidiaries or, to the knowledge of South, any of their current or former directors or executive officers. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon South, any of its Subsidiaries or the assets of South or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to North, the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of South and its Subsidiaries has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete in all material respects. No written claim has ever been made by a taxing authority in a jurisdiction where South or any Subsidiary of South does not file Tax Returns that South or such Subsidiary of South is or may be subject to taxation by that jurisdiction.

(b) Neither South nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return which has not been filed.

(c) All material Taxes of each of South and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(d) Each of South and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(e) Neither South nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(f) Neither South nor any of its Subsidiaries has received written notice from any taxing authority of assessment or proposed assessment in connection with any material Taxes or any written notice indicating an intent to open an audit or other review, and to the knowledge of South, there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax with respect to South and its Subsidiaries or any assets of South or any of its Subsidiaries.

(g) Neither South nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement, Contract or arrangement (other than such an agreement or arrangement exclusively between or among South and its Subsidiaries). Neither South nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was South) or (ii) has any liability for the Taxes of any person (other than South or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h) Neither South nor any of its Subsidiaries has been, within the past three years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither South nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five years has South been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither South nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); or (vi) election under Section 108(i) of the Code.

(k) South and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) South and each of its Subsidiaries is an accrual basis taxpayer.

(m) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, disability, withholding, duties, excise, stamp, registration, occupation, environmental, franchise, premium, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other Taxes, charges, levies or like assessments of any kind together with all penalties and additions to Tax and interest thereon, whether disputed or not.

(n) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(o) As used in this Agreement, the term “IRS” means the Internal Revenue Service.

3.11 Employee Benefit Matters.

(a) Section 3.11(a) of the South Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory Contracts to or with respect to which South or any Subsidiary or any trade or business of South or any of its Subsidiaries, whether or not incorporated, all of which together with South would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “South ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by South or any of its Subsidiaries or any of their respective South ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of South or any of its Subsidiaries or any of their respective South ERISA Affiliates, in each case to the extent material (all such plans, programs, arrangements and Contracts, collectively, the “South Benefit Plans”).

(b) South has heretofore made available to North true and complete copies of each of the South Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any South Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS opinion, advisory, or determination letter, if any, relating to a South Benefit Plan, (iv) the most recently prepared actuarial report for each South Benefit Plan (if applicable) for each of the last two years, (v) the most recent financial statements for each South Benefit Plan and (vi) all related trust agreements, funding agreements or arrangements and insurance Contracts now in effect.

(c) Each South Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d) With respect to each South Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “South Qualified Plans”) and the related trust, the IRS has issued a favorable opinion, advisory, or determination letter, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of South, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any South Qualified Plan or the related trust.

(e) Except as would not reasonably be likely to result in material liability to South or its Subsidiaries, each South Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. All South stock options have been granted with an exercise price at least equal to the fair market value of South Common Stock as of the date of the option grant.

(f) None of South and its Subsidiaries nor any of their respective South ERISA Affiliates has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a single employer plan (as defined in Section 4001(a)(15) of ERISA) that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and (iii) a multiple employer welfare arrangement a (“MEWA”) as defined in Section 3(40) of ERISA, and none of South and its Subsidiaries nor any of their respective South ERISA Affiliates has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a

Multiemployer Plan or Multiple Employer Plan. No trust funding any South Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g) Other than for the routine provision of benefits under the South Benefit Plans, meeting statutory funding requirements, and for PBGC premiums, neither South nor any South ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to any South Benefit Plans. No legal action has been initiated by the Pension Benefit Guaranty Corporation (PBGC) to terminate any South Benefit Plan or to appoint a trustee for any South Benefit Plan. Except as set forth in Section 3.11(g) of the South Disclosure Schedule, no South Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no South Benefit Plan listed in Section 3.11(a) of the South Disclosure Schedule has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Furthermore, no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any South Benefit Plan, other than reportable events for which the notice requirement has been waived under applicable PBGC regulations or those arising directly as a consequence of the transactions contemplated by this Agreement. No South Benefit Plan has, within the three years prior to the date hereof, been the subject of an examination or audit by the PBGC, the IRS, the Department of Labor or any other Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Except as set forth in Section 3.11(h) of the South Disclosure Schedule, neither South nor any of its Subsidiaries’ sponsors has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or other applicable Laws.

(i) All material contributions required to be made to any South Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any South Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of South. All benefits accrued under any unfunded South Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, there are no pending or, to the knowledge of South, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to South’s knowledge, no such claim or lawsuit is threatened against the South Benefit Plans, any fiduciaries thereof with respect to their duties to the South Benefit Plans or the assets of any of the trusts under any of the South Benefit Plans which could reasonably be expected to result in any liability of South or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a South Benefit Plan or any other party.

(k) Neither South nor any South ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject South or any of its ERISA Affiliates or any person that South or any of its ERISA Affiliates has an obligation to indemnify in respect thereof to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of South or any of its Subsidiaries, or result in any limitation on the right of South or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any South Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by South or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither South nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require South or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No South Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

3.12 Labor Matters. Neither South nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the knowledge of South, threatened material labor dispute, work stoppage or strike involving South or any South Subsidiary and any of their respective employees, or any pending or, to the knowledge of South, material threatened proceeding in which it is asserted that South or South Bank has committed an unfair labor practice; and to the knowledge of South, there is no activity involving South, any South Subsidiary or South Bank or any of their respective employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.13 Compliance with Applicable Law.

(a) South and each of its Subsidiaries hold, and have at all times, held, all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold any such licenses, registrations, franchises, permits or authorizations or the failure to pay any such fees or assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, and, to the knowledge of South, no suspension or cancellation of any such material license, registration, franchise, permit or authorization is threatened in writing. South and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, judgment, injunction, decree, policy or guideline of any Governmental Entity (each, a “Law”) relating to South or any of its Subsidiaries, including without limitation all applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X and any other applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. There is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the knowledge of South, threatened alleging that South or any of its Subsidiaries is not in compliance with any applicable Law, except for any action, demand or investigation that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(b) Without limitation, except as is reasonably likely to be material to South and its Subsidiaries, taken as a whole, none of South or its Subsidiaries or, to South’s knowledge, any director, officer, employee, agent or other person acting on behalf of South or any of its Subsidiaries has, directly or indirectly, (i) used any funds of South or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of South or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of South or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of South or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for South or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for South or any of its Subsidiaries; or (vii) is currently the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) South and each of its Subsidiaries has properly administered all accounts for which South or any of its Subsidiaries acts as a fiduciary, including accounts for which South or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. None of South or any of its Subsidiaries or, to South’s knowledge, any director, officer or employee of South or its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(d) South and South Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations), and South Bank’s rating under the Community Reinvestment Act of 1977 is no less than “satisfactory.”

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the South Disclosure Schedule, and with the exception of Loans made and deposit accounts accepted by South Bank in the ordinary course of business consistent with past practice, neither South nor any of its Subsidiaries is a party to or bound by any Contract:

(i) with respect to the employment of any directors, officers or employees, (A) other than in the ordinary course of business consistent with past practice, (B) requiring payments of base salary in excess of $250,000 on an annual basis to any person, (C) the terms of which obligate or may in the future obligate South or any of its Subsidiaries to make any material severance, termination or similar payment to any person, or (D) pursuant to which South or any of its Subsidiaries is obligated to make any bonus payment in excess of $100,000 to any person;

(ii) which, upon the execution or delivery of this Agreement, stockholder approval of the Merger or the consummation of the transactions contemplated by this Agreement will result in any material payment (whether of severance pay or otherwise) becoming due from North, South, the Surviving Corporation or any of their respective Subsidiaries to any person;

(iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv) that contains a non-compete or client or customer non-solicit requirement or any other similar provision that, in any such case, restricts the conduct of any line of business by South or any of its Subsidiaries or, upon consummation of the Merger, will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business;

(v) that obligates South or its Subsidiaries or, following the Closing, the Surviving Corporation or its Subsidiaries, to conduct any material business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;

(vi) with or to a labor union or guild (including any collective bargaining agreement);

(vii) that relates to the incurrence of indebtedness by South or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $250,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of South or its Subsidiaries;

(ix) that relates to the acquisition or disposition of any assets (other than real property and acquisitions or dispositions of assets in the ordinary course of business consistent with past practice) or any business, in either case for a purchase price in excess of $250,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement;

(x) that involves the payment of more than $250,000 per annum by South or one or more of its Subsidiaries, taken as a whole (other than any such Contracts which are terminable by South or any of its Subsidiaries on 30 days’ or less notice without any required payment, material penalty or other conditions, other than the condition of notice);

(xi) that limits the payment of dividends by South or any of its Subsidiaries;

(xii) that otherwise is material to it and was not entered into in the ordinary course of business consistent with past practice;

(xiii) that involves hedging, options or any similar trading activity or interest rate exchanges or swaps (other than contracts to sell mortgage Loans in the ordinary course of business consistent with past practice);

(xiv) with any director or principal stockholder of South or any of its Subsidiaries;

(xv) that involves any purchase or sale of real property, in either case for a purchase price in excess of $1,000,000;

(xvi) that involves the purchase, sale, issuance, redemption or transfer of any capital stock of South or any of its Subsidiaries or other securities; or

(xvii) that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third parties.

Each Contract of the type described in this Section 3.14(a), whether or not set forth in the South Disclosure Schedule, is referred to herein as a “South Contract”. South has made available to North prior to the date hereof true, correct and complete copies of each written South Contract and has provided North with an accurate summary of each oral South Contract.

(b) (i) Each South Contract is valid and binding on South or one of its Subsidiaries (subject to the Enforceability Exceptions), as applicable, and in full force and effect, (ii) South and each of its Subsidiaries has performed all obligations required to be performed by it to date under each South Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (iii) to South’s knowledge no third-party counterparty to any South Contract is in material breach or material violation of any provision of any South Contract, (iv) no event or condition exists which constitutes or, with or without notice or lapse of time or both, will constitute a material default on the part of South or any of its Subsidiaries under any such South Contract, except where such default would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (v) neither South nor any South Subsidiary has received any written notice of cancellation or termination in connection with any South Contract, and (vi) Section 3.14(b) of the South Disclosure Schedule identifies those South Contracts that require the consent, notification or approval of third parties to the transactions contemplated by this Agreement.

(c) South and each of its Subsidiaries has performed all obligations required to be performed by it to date under each loss share agreement between South or any South Subsidiary and the FDIC for loss sharing (each a “South Loss Share Agreement”), except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. To South’s knowledge no third-party counterparty to any South Loss Share Agreement is in material breach or material violation of any provision of any South Loss Share Agreement. No event or condition exists which constitutes or, with or without notice or lapse of time or both, will constitute a material default on the part of South or any of its Subsidiaries under any such South Loss Share Agreement, except where such default would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. Neither South nor any South Subsidiary has received any written notice of cancellation or termination in connection with any South Loss Share Agreement.

3.15 Agreements with Regulatory Agencies. Neither South nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has South or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such agreement.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of South, any of its Subsidiaries or for the account of a customer of South or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of South or one of its Subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions) and are in full force and effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, to South’s knowledge, no party to any Derivative Contract to which South or any South Subsidiary is a party is in breach or violation of any provision thereof or default thereunder.

3.17 Investment Adviser Subsidiaries. No South Subsidiary is required to be registered, licensed or qualified as an investment adviser.

3.18 Environmental Liability.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, South and its Subsidiaries are in compliance and, since January 1, 2011, have complied with all Laws, regulations, orders, decrees, permits, authorizations, common law and Governmental Entity requirements relating to: (i) the protection or restoration of the environment or natural resources or to human health and safety as it relates to Hazardous Substance exposure; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; (iii) public or worker health and safety; or (iv) noise, odor, wetlands, indoor air, pollution, contamination, or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). As used in this Agreement, “Hazardous Substance” means any materials, substances, wastes, chemical substances or mixtures (i) presently listed, defined, designated, classified or regulated as hazardous, toxic, pollutant or contaminant, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether or radioactive material, and (ii) the handling of, use of, disposal of or exposure to which is prohibited, limited or regulated by any Environmental Laws.

(b) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on South or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of South, threatened against South or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. To the knowledge of South, there is no reasonable basis for any proceeding, claim, action, cause of action or investigation that would impose any liability or obligation arising under any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. Neither South nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, or third party imposing any material liability or obligation arising under any applicable Environmental Law or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, under, from or relating to any of the South Real Property or by any person or entity.

(c) South has Previously Disclosed to North all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the South Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the South Real Property or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the South Real Property or involving South, any South Subsidiary or South Bank.

(d) To the knowledge of South, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release or threatened release of any Hazardous Substances by any person on or from any of the South Real Property which constitutes a violation of any Environmental Laws, and there has been no removal, clean-up or remediation of any Hazardous Substances from, on or relating to any of the South Real Property. Neither South, South Bank nor any South Subsidiary has received any notice of any release or discharge of Hazardous Substances in, on, under or adjacent to any South Real Property.

(e) To the knowledge of South, there are no facts, events or conditions relating to any of the South Real Property, or the operations of South, any South Subsidiary or South Bank at any of their office locations, that would reasonably be expected to give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, except for such facts, events or conditions that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(f) To the knowledge of South, (i) there are no underground storage tanks located at, on or under any South Real Property, (ii) there is no lead-based paint or asbestos contained in, forming part of or contaminating any part of the South Real Property or improvements and structures located thereon, and (iii) no polychlorinated biphenyls have been used, stored, released, located at or contaminate any part of the South Real Property or improvements and structures located thereon, except for any presence of such materials that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

3.19 Investment Securities and Commodities.

(a) Each of South and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of South or its Subsidiaries. Such securities and commodities are valued on the books of South in accordance with GAAP in all material respects.

(b) South and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that South believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, South has made available to North the material terms of such policies, practices and procedures. During the period from December 31, 2013 to the date of this Agreement, there has been no material deterioration or adverse change in the credit quality or fair market value of South’s securities portfolio as a whole.

3.20 Property.

(a) Except as set forth on Section 3.20(a) of the South Disclosure Schedule, South, South Bank or a South Subsidiary (i) owns all of the material personal property and assets purported to be owned by it as set forth in the latest audited balance sheet included in the South Financial Statements as being owned by South or a South Subsidiary or acquired after the date thereof (except (x) property and assets sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) property or assets related to real property categorized as “other real estate owned” in the latest audited balance sheet included in the South Financial Statements), free and clear of all Liens, except (A) statutory Liens or Liens otherwise imposed by Law securing payments not yet delinquent or being contested in good faith, (B) Liens for property Taxes and assessments not yet delinquent or being contested in good faith for which adequate reserves have been established in accordance with GAAP, (C) Liens reflected on the South Financial Statements, (D) any Liens that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (E) as to any leased assets or properties, rights of the lessors thereof, (F) easements, rights of way and other encumbrances and matters of record that do not materially affect the use of the properties or assets subject thereto for the business operations at such properties as currently conducted, (G) matters that would be disclosed by a current survey and inspection, (H) any and all leases of property by South, South Bank or a South Subsidiary to a third party, and (I) such other imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto for the business operations at such properties as currently conducted (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all material personal property purported to be leased by it as reflected in the latest audited financial statements included in such South Financial Statements or leased after the date thereof (except for leases that have expired by their terms since the date thereof or otherwise been terminated in the ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances, and to South’s knowledge there is no default by the lessor or lessee under the leases of such property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(b) Except as Previously Disclosed to North, South, South Bank or a South Subsidiary (i) owns the real property described in Section 3.20(b)(i) of the South Disclosure Schedule (the “South Owned Properties”), free and clear of all Liens, except the Permitted Encumbrances, and (ii) is the lessee of the real property described in Section 3.20(b)(ii) of the South Disclosure Schedule (the “South Leased Properties” and, collectively with the South Owned Properties, the “South Real Property”), free and clear of all Liens, except for Permitted Encumbrances. None of South, South Bank or a South Subsidiary has committed a default under any Lease Agreement that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. There are no pending or, to the knowledge of South, threatened condemnation proceedings against any South Real Property. To South’s knowledge, there are no actions, suits, proceedings or governmental investigations pending or threatened against the South Real Property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(c) The copies of leases and amendments made available to North for the South Leased Properties are true and correct in all material respects.

(d) With respect to each parcel of the South Leased Properties, except for such matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (i) the lessee has unconditionally accepted occupancy of and currently is occupying that parcel; (ii) the lease term, commencement date, expiration date, renewal terms and current rent applicable to that parcel is as set forth in the lease or other rental agreement (“Lease Agreement”) pertaining to it; (iii) the Lease Agreement pertaining to that parcel is in full force and effect and has not been modified or amended; (iv) the terms and conditions of the Lease Agreement pertaining to that parcel will continue without modification notwithstanding the Merger, and the Merger will not be deemed to be a transfer or assignment in violation of or otherwise to violate the Lease Agreement, to require the approval, notice to or consent of the landlord under the Lease Agreement, or to prevent the exercise of, or result in the loss of, any right or option to renew or extend the Lease Agreement or to purchase that parcel; (v) the lessee has performed all of the lessee’s obligations (including the payment of rent) under the Lease Agreement pertaining to that parcel, and no event of default by it exists or has occurred under that Lease Agreement (including without limitation any default that would prevent the exercise of or result in the loss of any right or option to renew or extend the Lease Agreement or to purchase that parcel); and (vi) to the knowledge of South, the lessor of that parcel has performed all of the lessor’s obligations under the Lease Agreement pertaining to that parcel, and no event of default by the lessor exists or has occurred under that Lease Agreement.

(e) Each parcel of South Real Property, and all buildings, structures and other improvements located thereon, complies in all material respects with all applicable certificates of occupancy, except for any such failure to comply that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(f) None of South, any South Subsidiary or South Bank has received any written notice from any Governmental Entity with respect to a violation of Law relating to the ownership, operation or use of the South Real Property, except for notices regarding matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(g) No person other than South, any South Subsidiary or South Bank has any right to use, occupy or lease any of the South Real Property, except for any such rights as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(h) The owner of each South Owned Property has paid all Taxes, assessments, charges, fees, levies and impositions owing with respect to such South Owned Property, except for any failure to pay such items as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(i) None of South, any South Subsidiary or South Bank has received written notice of any defects or inadequacies in any of the South Real Property which, if not corrected, would result in termination of any insurance coverage therefor or an increase in the cost thereof, except for notices regarding matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(j) None of South, any South Subsidiary or South Bank has received written notice from a utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the South Real Property, except for notices regarding matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

3.21 Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South: (a) South and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of South, the use of any Intellectual Property by South and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any person and, to the extent applicable, is in accordance with any applicable license pursuant to which South or any South Subsidiary acquired the right to use such Intellectual Property; (c) no person has asserted in writing that South or any of its Subsidiaries has infringed on, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to the knowledge of South, no person is challenging, infringing on or otherwise violating any right of South or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to South or its Subsidiaries; (e) neither South nor any South Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by South or any South Subsidiary; and (f) no Intellectual Property owned or exclusively licensed by South or any South Subsidiary is being used or enforced by South or any South or any South Subsidiary in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

3.22 Related Party Transactions. Except (a) as set forth in Section 3.22 of the South Disclosure Schedule, (b) “compensation” as defined in Item 402 of the SEC’s Regulation S-K, (c) ordinary course bank deposit, trust and asset management services on arms’ length terms, (d) other transactions or arrangements of a type available to employees of South or its Subsidiaries generally, (e) transactions, agreements, arrangements or understandings that were entered into in the ordinary course of business on arms’ length terms with a portfolio company of a person owning 5% or more of the outstanding South Common Stock (or of any of such person’s affiliates) or (f) transactions, agreements, arrangements or understandings between South and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of South, there are no transactions or series of related transactions, agreements, arrangements or understandings between South or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of South or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding South Common Stock (or, to the knowledge of South, any of such person’s immediate family members or affiliates) (other than Subsidiaries of South) on the other hand.

3.23 State Takeover Laws. The Board of Directors of South has approved this Agreement and the transactions contemplated hereby and has taken all other actions that may be required to render inapplicable to such agreement and transactions Chapter 2 of Title 35 of the South Carolina Code of Laws and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law under the Laws of the State of South Carolina.

3.24 Reorganization. South has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion. Prior to the execution of this Agreement, the South Special Committee has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid in the Merger to the Minority Holders (as defined below) of South Common Stock who do not make a Class B Election is fair to such Minority Holders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. For purposes of this Agreement, “Minority Holders” means the holders of South Common Stock other than the holders of South Common Stock set forth on Section 3.25 of the South Disclosure Schedule.

3.26 South Information. The information relating to South and its Subsidiaries that is provided by South or its Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, including at the time: (a) such document is filed with the Regulatory Agency, (b) such document is amended or supplemented, (c) such document is mailed to the stockholders of South or (d) of the South Meeting. The portions of the Joint Proxy Statement relating to South and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. For the avoidance of doubt, no representation or warranty is made by South with respect to statements made or incorporated by reference in the S-4 or Joint Proxy Statement based on information supplied by or on behalf of North or any of its Representatives specifically for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement.

3.27 Loan Accounts, Notes and Other Receivables.

(a) All Loans reflected as assets on the books and records of South and its Subsidiaries or which have been sold by either of them (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) were made in all material respects in accordance with the respective entity’s standard practices and procedures and (iii) in the case of Loans reflected as assets on their books, are owned by them free and clear of all Liens, encumbrances, assignments, repurchase agreements or other exceptions to title, or the ownership or collection rights of any other person or entity, except for Liens granted to the Federal Home Loan Bank of Atlanta to secure advances in the ordinary course of business.

(b) All records of South and its Subsidiaries regarding all outstanding Loans (including Loans reflected as assets on their books and records and Loans which have been sold by any of them), and all foreclosed South Real Property and other collateral for Loans owned by South and its Subsidiaries, are accurate in all material respects, and each Loan which their Loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable Liens on all such Loan Collateral having the priority described in the records of such Loan (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws).

(c) Each Loan reflected as an asset on the books and records of South and its Subsidiaries or which has been sold by any of them, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws), and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty.

(d) South has Previously Disclosed to North written listings reflecting:

(i) with respect to Loans on the books of South and its Subsidiaries as of December 31, 2013, each Loan made by South and its Subsidiaries to a borrower, or commitment by South or its Subsidiaries to make, issue or extend any Loan to a borrower; in excess of $1,000,000;

(ii) with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, Loans in excess of $1,000,000 that are past due as to principal or interest for more than 90 days and accruing interest;

(iii) with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, Loans in excess of $1,000,000 in nonaccrual status;

(iv) with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, all troubled debt restructurings for Loans in excess of $1,000,000;

(v) with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, classified, potential problem or “watch list” Loans in excess of $1,000,000, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such Loan;

(vi) all Loans charged off during the first calendar quarter of 2014;

(vii) all Loans charged off during April 2014; and

(viii) all foreclosed real property or other real estate owned as of March 31, 2014.

(e) With respect to Loans previously sold by South or its Subsidiaries, South has Previously Disclosed to North written listings reflecting:

(i) each Loan on the balance sheet that has been repurchased from investors;

(ii) each Loan which is in the process of being repurchased or which South or its Subsidiaries has been requested to repurchase by any investor;

(iii) each Loan that South or its Subsidiaries has identified as having a risk of repurchase from any investor; and

(iv) each Loan as to which any investor has requested indemnification from South or its Subsidiaries, or as to which there is any outstanding mortgage insurance claim, together with a statement as to whether South or its Subsidiaries has agreed to or rejected the indemnification request, and, in the case of each Loan as to which South or its Subsidiaries has agreed to a request for indemnification, a description of the terms of that indemnification.

(f) To the knowledge of South, each of the Loans on the books of, or previously sold by, South or its Subsidiaries (with the exception of those Loans Previously Disclosed to North as described in Sections 3.27(d)

and (e) above) is collectible in the ordinary course of their business or the business of the investor that purchased the loan in an amount which is not less than the amount at which it is carried on their books or should be carried in accordance with GAAP on their books and records.

(g) South’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable rules, requirements and policies of Regulatory Agencies and, in the best judgment of management and the Boards of Directors of South and its Subsidiaries, is reasonable in view of the size and character of the loan portfolio of South and its Subsidiaries, current economic conditions and other relevant factors and is adequate in all material respects to provide for losses incurred relating to or the risk of loss inherent in their loan portfolio and foreclosed South Real Property owned by them. South and its Subsidiaries have complied with all orders, comments and directives provided to it by any Regulatory Agency relating to the Loan Loss Reserve since inception.

(h) South’s reserves for possible loan repurchases (the “Loan Repurchase Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable rules, requirements and policies of Regulatory Agencies and, in the best judgment of management and the Boards of Directors of South and its Subsidiaries, is reasonable in view of the amount and character of (i) Loans which have been sold, (ii) Loans which have been repurchased or are in process of being repurchased, (iii) Loans which have been identified as being at risk of repurchase, (iv) potential losses related to current and future repurchased Loans and (v) current economic conditions, and other relevant factors.

3.28 Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (a) South and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of South reasonably has determined to be prudent and consistent with industry practice, and South and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of South and its Subsidiaries, South or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in a due and timely fashion.

3.29 Indemnification Obligations. Except to the extent provided by their respective Articles of Incorporation or Bylaws in effect on the date of this Agreement or in a Contract Previously Disclosed to North, or as required by the SCBCA, or as otherwise required by applicable Law, neither South nor any of its Subsidiaries has any obligation to indemnify or hold harmless any of its current or former directors, officers, employees or stockholders or, except as would not reasonably be expected to have a Material Adverse Effect on South, any other person, against or from any costs or expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. No claim, demand or request for payment of indemnification has been made or currently is pending or, to the knowledge of South, threatened against or with respect to South or its Subsidiaries, and, to the knowledge of South, no facts or circumstances exist which reasonably could be expected to result in such.

3.30 Obstacles to Regulatory Approval. To the knowledge of South, there exists no fact or condition pertaining to South or its Subsidiaries or their respective businesses or operations that may reasonably be expected to prevent or materially impede or materially delay South and North from obtaining all approvals of Regulatory Agencies required in order to consummate the transactions described in this Agreement.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by South in this Article III, neither South nor any other person makes any express or implied representation or warranty with respect to South, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and South hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither South nor any other person makes or has made any representation or warranty to North or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to South, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by South in this Article III, any oral or written information presented to North or any of its affiliates or Representatives in the course of their due diligence investigation of South, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) South acknowledges and agrees that neither North nor any other person has made or is making any express or implied representation or warranty with respect to North other than those contained in Article IV.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NORTH

Except (a) as Previously Disclosed by North or (b) as disclosed in any North SEC Reports publicly filed under Section 13, 14(a) or 15(d) of the Exchange Act by North with the SEC, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (any such disclosure, a “North SEC Disclosure”), North hereby represents and warrants to South as follows:

4.1 Corporate Organization.

(a) North is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is a financial holding company duly registered under the BHC Act. North has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted and to perform its obligations under all Contracts by which it is bound. North is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. True and complete copies of the North Charter and Bylaws of North, in each case as in effect as of the date of this Agreement, have previously been made available by North to South.

(b) Each Subsidiary of North (a “North Subsidiary”) (i) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of North to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of North that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of North, threatened. Section 4.1(b) of the North Disclosure Schedule sets forth a true and complete list of all Subsidiaries of North as of the date hereof and any material joint ventures, partnerships formed pursuant to written partnership agreements or similar arrangements in which North or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of North other than the North Subsidiaries.

4.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of North consists of 11,000,000 shares of Class A common stock, $1.00 par value per share (“North Class A Common Stock”), of which 8,586,058 shares are issued and outstanding, 2,000,000 shares of Class B common stock, $1.00 par value per share (“North Class B Common Stock” and together with the North Class A Common Stock, the “North Common Stock”), of which 1,032,883 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which zero shares are issued and outstanding. All of the shares of North Common Stock that (i) are issued and outstanding have been and are and (ii) will be issued as part of the Merger Consideration will be, when issued and delivered in accordance with the terms hereof, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof. There are no outstanding (A) shares of capital stock or other voting securities or ownership interests in North (except as disclosed in the preceding sentences) or (B) subscriptions, options, warrants or other rights to acquire from North or any North Subsidiary, or other obligation of North or any North Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of North or any North Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, North. There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of the North Common Stock, in each case, to which North or any of its Subsidiaries is a party. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of North may vote. Since December 31, 2013 through the date hereof, North has not issued or repurchased any shares of its capital stock. No North Subsidiary owns any capital stock of North other than any Third Party Shares.

(b) There is no Contract by which either North or its Subsidiaries are bound pursuant to which (i) North or its Subsidiaries is or could be required to register shares of the capital stock or other securities of North or its Subsidiaries under the Securities Act, or (ii) except as relates to trust preferred securities, under which North or its Subsidiaries is or could be obligated to repurchase, redeem or otherwise acquire the capital stock or other securities of North or its Subsidiaries. Section 4.2(b) of the North Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of North or its Subsidiaries that are issued or outstanding. North is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(c) North owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the North Subsidiaries (except for Subsidiaries formed in connection with the issuance of trust preferred securities), free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof. No North Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or Contracts of any character that require the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) North has full corporate power and authority to execute and deliver this Agreement, and subject to receipt of the Requisite North Vote and the Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of North. The Board of Directors of North has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of North and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to North’s stockholders for adoption and approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the issuance of the North Common Stock by the affirmative vote of a majority of the total votes cast by holders of North Class A Common Stock and North

Class B Common Stock, (ii) the approval of this Agreement and the North Charter Amendment by the affirmative vote of a majority of the votes entitled to be cast by the outstanding North Class A Common Stock and North Class B Common Stock, voting together as one group and (iii) the approval of the North Charter Amendment by the affirmative vote of a majority of the votes entitled to be cast by the outstanding North Class A Common Stock, voting separately as a separate class (subparagraphs (i), (ii) and (iii), collectively, the “Requisite North Vote”) and (iii) the adoption and approval of the Bank Merger Agreement by North Bank and North as its sole stockholder, no other corporate proceedings on the part of North are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by North and (assuming due authorization, execution and delivery by South) constitutes a valid and binding obligation of North, enforceable against North in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by North, nor the consummation by North of the transactions contemplated hereby, nor compliance by North with any of the terms or provisions hereof, will (i) subject to the North Charter Amendment, violate any provision of the North Charter or Bylaws of North or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, as applicable, (x) violate any Law applicable to North, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of North or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which North or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of subparagraph (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act, (ii) the FDIC under the Bank Merger Act, (iii) the South Carolina Commissioner, (iv) the Georgia Department of Banking and Finance, as applicable and (v) the North Carolina Commissioner, and approval of the foregoing applications, filings and notices, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus and declaration of effectiveness of the S-4 by the SEC, (d) the filing of the Articles of Merger (which shall include the North Charter Amendment) with the South Carolina Secretary pursuant to the SCBCA and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (e) such filings as are required to be made under the Exchange Act, and (f) such other consents, licenses, permits, approvals, waivers, authorization, registrations, declarations, or filings the failure of which to be obtained or made is not reasonably likely to materially and adversely affect the ability of North or any of its Subsidiaries to carry on their respective businesses as now conducted or to consummate the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by North of this Agreement or (ii) the consummation by North of the Merger, the Bank Merger and the other transactions contemplated hereby.

4.5 Reports.

(a) North and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (“North Reports”) with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of North and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of North, investigation into the business or operations of North or any of its Subsidiaries, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any North Report relating to any examinations or inspections of North or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of North or any of its Subsidiaries, except in the case of each of clauses (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.

(b) Each North Report complied in all material respects with all statutes applicable thereto and to all rules and regulations enforced or promulgated by the Regulatory Agencies with which it was filed and at the time it was filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of that subsequent filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. North has, to the extent permitted by applicable Law, provided to South copies of all comment letters received by it or its Subsidiaries from any Regulatory Agency since January 1, 2010, regarding any North Report, together with North’s or any North Subsidiary’s responses to such comment letters. Except as described in those comment letters, neither North nor any of the North Subsidiaries has been notified by any Regulatory Agency that any such North Report was deficient in any material respect as to form or content.

4.6 Financial Statements.

(a) The financial statements of North and its Subsidiaries included (or incorporated by reference) in the North SEC Reports filed by North with the SEC since January 1, 2012 (the “North Financial Statements”) (including the related notes, where applicable) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP (except as may be indicated in the notes thereto), are based on the books and records of North, fairly present, in all material respects, the consolidated financial condition of North and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect). The North Financial Statements do not contain any material items of extraordinary or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North, neither North nor any of its Subsidiaries have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise, whether due or to become due and whether or not required to be reflected in North’s financial statements in accordance with GAAP) except for (i) those liabilities that are fully reflected or reserved for on the consolidated balance sheet of North and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto) and/or in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, (ii) liabilities incurred since March 31, 2014 in the ordinary course of business consistent with past practice, and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(c) The records, systems, controls, data and information of North and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of North or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of North.

(d) Since January 1, 2011, neither North nor any of its Subsidiaries or, to the knowledge of North, any director, officer, employee, auditor, accountant or Representative of North or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of North or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that North or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.7 Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither North nor any North Subsidiary nor any of their respective Representatives on behalf of North or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. On or prior to the date hereof, North has disclosed to South the aggregate fees provided for in connection with the engagement of Sandler O’Neill + Partners, L.P., relating to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Changes. Except as permitted in this Agreement, since March 31, 2014, (a) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North, and (b) North and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

4.9 Legal Proceedings. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North, neither North nor any of its Subsidiaries is a party to any and there are no pending or, to North’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of a material nature against North or any of its Subsidiaries or, to the knowledge of North, any of their current or former directors or executive officers. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon North, any of its Subsidiaries or the assets of North or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to North, the Surviving Corporation or any of its affiliates).

4.10 Taxes and Tax Returns. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on North, each of North and its Subsidiaries (a) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (b) has fully and timely paid all Taxes required to have been paid by it that are due (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the North Financial Statements.

4.11 North Loss Share Agreements. North and each of its Subsidiaries has performed all obligations required to be performed by it to date under each loss share agreement between North or any North Subsidiary and the FDIC for loss sharing (each a “North Loss Share Agreement”), except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. To North’s knowledge no third-party counterparty to any North Loss Share Agreement is in material breach or material violation of any provision of any North Loss Share Agreement. No event or condition exists which constitutes or, with or without notice or lapse of time or both, will constitute a material default on the part of North or any of its Subsidiaries under any such North Loss Share Agreement, except where such default would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. Neither North nor any North Subsidiary has received any written notice of cancellation or termination in connection with any North Loss Share Agreement.

4.12 Compliance with Applicable Law. North and each of its Subsidiaries have complied with and are not in default or violation under any applicable Law relating to North or any of its Subsidiaries, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. There is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the knowledge of North, threatened alleging that North or any of its Subsidiaries is not in compliance with any applicable Law, except for any action, demand or investigation that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.

4.13 Agreements with Regulatory Agencies. Neither North nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has North or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such agreement.

4.14 Reorganization. North has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 SEC Reports. North has previously made available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation) to South an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2011, by North pursuant to the Securities Act or the Exchange Act (the “North SEC Reports”) and (b) communication mailed by North to its stockholders since January 1, 2011 and prior to the date hereof, and no such North Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2011, as of their respective dates, all North SEC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of North has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the North SEC Reports.

4.16 North Information. The information relating to North and its Subsidiaries that is provided by North or its Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, including at the time: (a) such document is filed with the Regulatory Agency, (b) such document is amended or supplemented, (c) such document is mailed to the stockholders of North or (d) of the North Meeting. The portions of the Joint Proxy Statement relating to North and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. For the avoidance of doubt, no representation or warranty is made by North with respect to statements made or incorporated by reference in the S-4 or Joint Proxy Statement based on information supplied by or on behalf of South or any of its Representatives specifically for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement.

4.17 Obstacles to Regulatory Approval. To the knowledge of North, there exists no fact or condition pertaining to North or its Subsidiaries or their respective businesses or operations that may reasonably be expected to prevent or materially impede or materially delay South and North from obtaining all approvals of Regulatory Agencies required in order to consummate the transactions described in this Agreement.

4.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of North and the North Evaluation Committee have received an opinion from Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of South Common Stock in the Merger is fair to North and its stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by North in this Article IV, neither North nor any other person makes any express or implied representation or warranty with respect to North, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and North hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither North nor any other person makes or has made any representation or warranty to South or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to North, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by North in this Article IV, any oral or written information presented to South or any of its affiliates or Representatives in the course of their due diligence investigation of North, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) North acknowledges and agrees that neither South nor any other person has made or is making any express or implied representation or warranty with respect to South other than those contained in Article III.

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement (including as set forth on Section 5.1(a) of the South Disclosure Schedule), or as required by applicable Law or as consented to in writing by North (such consent not to be unreasonably withheld), South shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, (iii) maintain its properties in customary repair, order and condition, ordinary wear and tear excepted, (iv) comply with applicable Laws in all material respects, (v) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any Regulatory Agency or other Governmental Entity required to consummate the transactions contemplated hereby, and (vi) perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, except as included in any North SEC Disclosure or as expressly required or permitted by this Agreement (including as set forth on Section 5.1(b) of the North Disclosure Schedule), or as required by applicable Law or as consented to in writing by South (such consent not to be unreasonably withheld), North shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, (ii) comply with applicable Laws in all material respects, (iii) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any Regulatory Agency or other Governmental Entity required to consummate the transactions contemplated hereby, and (iv) perform its covenants and agreements under this Agreement.

5.2 Forbearances of South. During the period from the date of this Agreement to the Effective Time, except as set forth on Section 5.2 of the South Disclosure Schedule or as required by applicable Law, and, except as expressly required or permitted by this Agreement, South shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of North (such consent not to be unreasonably withheld and in the case of subsection (o), North will attempt, in good faith, to provide such input in one business day and, in any event within two business days):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of South or any of its wholly-owned Subsidiaries to South or any of its wholly-owned Subsidiaries, deposit liabilities, federal funds purchased and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) or assume, guarantee or otherwise become responsible for the obligations of any person;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution or capital return on, or except as provided in Section 6.14 and Section 6.15, directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, equity interests, trust preferred securities or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) regular quarterly cash dividends at a rate not in excess of the 2013 rate, (B) dividends paid by any of the Subsidiaries of South to South or any of its wholly-owned Subsidiaries, respectively, (C) the acceptance of shares of South Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements or (D) the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities;

(iii) grant any stock options, warrants, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity interests; or

(iv) issue, sell, or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock;

(c) sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its material properties or assets or any South Owned Property to any person other than a wholly-owned Subsidiary of South, or cancel, release or assign any material indebtedness of any person owed to it or any claims held by it against any person, in each case other than (i) transactions with a value not in excess of $2,500,000, (ii) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 3.14(a) of the South Disclosure Schedule or (iii) as set forth on Section 5.2(c) of the South Disclosure Schedule;

(d) (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any other person or business or any material assets, deposits or properties of any other person, in each case other than a wholly-owned Subsidiary of South, or (ii) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly-owned Subsidiary of South, in each case other than loans and purchases of investment securities in the ordinary course of South’s business and in accordance with existing loan and investment policies of South;

(e) except in the ordinary course of business, terminate, materially amend or waive any material right under any South Contract or enter into any Contract that would constitute a South Contract, if it were in effect on the date of this Agreement;

(f) except (i) for retention agreements requiring payments in the aggregate not to exceed $5,000,000 in accordance with South’s retention agreement policy described in Section 3.11(a) of the South Disclosure

Schedule, (ii) as required under the terms of any (A) other South Benefit Plan existing as of the date hereof or (B) other arrangement set forth on Section 3.11(a) of the South Disclosure Schedule, or (iii) as expressly permitted under the terms of this Agreement, (1) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (2) materially amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant (except as a result of changes in Law or market conditions for the applicable benefits in connection with the renewal of a plan), (3) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or consultant (other than any annual salary, wage or benefit increases in the ordinary course of business and consistent with past practice), (4) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice (except that South may, other than in the ordinary course of business, accelerate the timing for payments or awards to precede the Closing Date or adjust the basis for payment or awards, so long as the amount of the payments or awards is consistent with past practice), (5) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (6) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (7) fund any rabbi trust or similar arrangement, (8) terminate the employment or services of any officer or any employee, other than for cause or for performance-related reasons, (9) hire any officer or employee who has an annual base salary greater than $250,000, or (10) hire any individual independent contractor or consultant who will receive annual compensation greater than $500,000;

(g) commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of $250,000 with respect to any individual litigation, claim, suit, action or proceeding or $1,000,000 in the aggregate and (B) do not impose any material restriction on its business or the business of its Subsidiaries and (ii) the commencement of any routine litigation, claim, suit, action or proceeding in the ordinary course of business consistent with past practice

(h) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents;

(j) materially restructure or materially change its fixed income investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case, except as required by Law or requested by a Regulatory Agency or in the ordinary course of business consistent with past practice and in accordance with South’s current asset liability management policies;

(k) except as otherwise provided in Section 6.3 or Section 6.11, take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by concurrent changes in GAAP;

(m) enter into any new line of business or, other than in the ordinary course of business and after consultation with the other party, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in any such case, as required by applicable Law or requested by a Regulatory Agency;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans and other extensions of credit (including commitments to extend credit) (collectively, “Loans”) or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Regulatory Agency;

(o) (i) except for Loans or commitments for Loans that have been made prior to the date of this Agreement, without prior consultation with North (A) make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan in excess of $8,000,000 or (B) make or acquire any Loan or Loans or issue a commitment (or renew or extend an existing commitment for a Loan or Loans) in each case, in excess of $250,000 that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $8,000,000 or (ii) except for sales of mortgage Loans in the ordinary course of business consistent with past practice, or without prior consultation with North, enter into Contracts relating to, or except pursuant to Contracts in effect as of the date hereof, consummate purchases or sales of, whole individual Loans in principal amount or purchase price in excess of (A) for individual Loans, $1,000,000, or (B) in the aggregate, $3,000,000;

(p) make an application for the opening, relocation or closing of any, or open, relocate or close any branch office, loan production office or other office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities, except to the extent required to obtain any Requisite Regulatory Approvals;

(q) make any capital expenditures other than (i) capital expenditures in its 2014 capital expenditure budget, as disclosed to North prior to the date hereof, (ii) payments made to North or North Subsidiaries, (iii) as a result of casualty loss and (iv) any other capital expenditures in an amount not in excess of $1,500,000 in the aggregate;

(r) other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any existing insurance policies;

(s) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any permits;

(t) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(u) make, change or rescind any material election concerning Taxes or Tax Returns, file any materially amended Tax Return, enter into any closing agreement with respect to any Tax liability or settle or compromise any claim or assessment with respect to a material amount of Taxes, except as required by applicable Law or any Regulatory Agency;

(v) make any material change in its current deposit policies and procedures, or take any actions designed to materially increase or decrease the aggregate level of its deposits, or any category of its deposits, as of the date of this Agreement, other than changes that are consistent with its asset-liability management policies and based on competition, market rates or changes in applicable Law;

(w) surrender its leasehold interest in any parcel of South Leased Property, or seek or agree to the termination of the Lease Agreement pertaining to any such parcel, other than at the end of the term of a Lease Agreement under the terms of which it does not have an option to renew, or modify or amend the Lease Agreement pertaining to any parcel of South Leased Property other than in connection with the renewal of a Lease Agreement at the end of its term; or

(x) agree to take, make any commitment to take or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Forbearances of North. During the period from the date of this Agreement to the Effective Time, except as set forth on Section 5.3 of the North Disclosure Schedule or as required by applicable Law, and, except as expressly required or permitted by this Agreement or as included in any North SEC Disclosure, North shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of South (such consent not to be unreasonably withheld):

(a) make, declare or pay any dividend, or make any other distribution or capital return on shares of North Common Stock, except for (i) regular quarterly cash dividends at a rate not in excess of 200% of the 2013 rate or (ii) dividends paid by any of the Subsidiaries of North to North or any of its wholly-owned Subsidiaries, respectively

(b) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c) amend its certificate of incorporation, its bylaws or comparable governing documents in a manner that would materially and adversely affect the holders of South Common Stock or that would materially impede North’s ability to consummate the transactions contemplated by this Agreement;

(d) except as otherwise provided in Section 6.3, take any action that is intended to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(e) agree to take, make any commitment to take or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Accruals for Expenses and Other Accounting Matters. South will make such appropriate accounting entries in its and its Subsidiaries’ books and records and take such other actions as North deems to be required by GAAP, or which North otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of completion of the Merger and which are not in violation of GAAP or applicable Law, including without limitation the establishment of accruals for fees, costs and other expenses incurred in connection with the Merger, additional provisions to South’s or any of South Subsidiary’s Loan Loss Reserve or Loan Repurchase Reserve or accruals or the creation of reserves for any purpose; provided, however, that, notwithstanding any provision of this Agreement to the contrary, except as otherwise agreed to by South and North, South and its Subsidiaries shall not be required to make any such accounting entries (i) that its Chief Executive Officer and Chief Financial Officer believe, in good faith, would not be permissible under GAAP, applicable banking regulations, or other applicable Law, (ii) until immediately prior to the Closing Date and (iii) only following receipt of written confirmation from North that it is not aware of any fact or circumstance that would prevent completion of the Merger.

5.5 Loan Loss Reserve, Loan Repurchase Reserve and Loan Charge-Offs. Following the date of this Agreement, and prior to the Closing Date, South and its Subsidiaries will make such appropriate accounting entries in their books and records and take such other actions as are necessary or appropriate to:

(a) charge-off any Loans on the books of South or its Subsidiaries, or any portions thereof, that it, or North in its sole discretion, consider to be losses, or that it, or North, otherwise believe, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or other applicable Law, or that otherwise would be charged off by North after the Effective Time in accordance with its loan administration and charge-off policies and procedures; provided, however, that South and its Subsidiaries shall not be required to record any charge-off that its Chief Executive Officer and Chief Financial Officer believe, in good faith, would not be permissible under GAAP, applicable banking regulations, or other applicable Law; and

(b) maintain their Loan Loss Reserve and Loan Repurchase Reserve in a manner, and provide funds to their Loan Loss Reserve and Loan Repurchase Reserve in amounts, consistent with their past practices and as required by applicable banking regulations, GAAP and their loan policies and procedures.

5.6 Pricing of Deposits and Loans. Following the date of this Agreement and to and including the Effective Time, South and its Subsidiaries will make pricing decisions with respect to deposit accounts and Loans in a manner consistent with their past practices based on competition and prevailing market rates in their banking markets.

5.7 Consents to Assignment of Contracts. With respect to each Contract identified on Section 3.14(b) of the South Disclosure Schedule, South will use commercially reasonable efforts to obtain, prior to the Closing, the written consent of that other party in a form reasonably satisfactory to North.

5.8 No Control of Other Party. Nothing contained in this Agreement shall be deemed to give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) South and North shall promptly prepare the Joint Proxy Statement, and North shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of South and North shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and South and North shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file and cause their Subsidiaries to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Without limiting the generality of the foregoing, the parties hereto agree to use reasonable best efforts to prepare and file and cause their Subsidiaries to prepare and file all necessary documentation, and to file all applications, notices, petitions and filings, in connection with obtaining all Requisite Regulatory Approvals as promptly as practicable after the date of this Agreement. South and North shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all information relating to South or North, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including by delivery of a copy of any applications, notices, petitions or filings made by a party to the other party, subject to the limitations set forth above. Wherever practicable under the circumstances, each party shall consult with the other in advance of any meeting or conference with any Governmental Entity scheduled in advance for the express purpose of discussing applications for approval of the transactions contemplated herein and, to the extent permitted by such Governmental Entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing contained herein shall be deemed to require either party to, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties, take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation (assuming for this purpose that the Surviving Corporation consists of South and North and their respective Subsidiaries taken as a whole) (a “Materially Burdensome Regulatory Condition”), provided that the sale of one or more branches of South or North in a geographic banking market shall not constitute, or be taken into account in determining whether there would be, a Materially Burdensome Regulatory Condition.

(c) In furtherance and not in limitation of the foregoing, with respect to permits, consents, approvals and authorizations of Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, each of South and North shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require South or North to take any actions specified in this Section 6.1(c) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(d) South and North shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of North, South or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of North and South agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of South and North and at the time of the South Meeting and the North Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of North and South further agrees that, if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e) North and South shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, each of North and South, for the purposes of verifying the representations and warranties of the other and the compliance of the other with its covenants and of preparing for the Merger and the Bank Merger and other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, employees, systems, Representatives, agents, books, Contracts, commitments and records, and, during such period, each of North and South shall, and shall cause their respective Subsidiaries to, make available (it being understood that documents available via the SEC’s EDGAR system are deemed to have been made available for purposes of this covenant) (i) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents not permitted to be disclosed under applicable Law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(b) Each of North and South shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 14, 2014, between North and South (as amended, the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3 Stockholders’ Approvals.

(a) Each of North and South shall take all action necessary in accordance with applicable Law and their respective articles of incorporation, certificate of incorporation, bylaws or similar organizational documents to duly call, give notice of, convene and, as soon as reasonably practicable after the S-4 is declared effective, hold a meeting of its stockholders or, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant stockholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite North Vote, in the case of North, and the Requisite South Vote, in the case of South (each such meeting or any adjournment or postponement thereof, the “North Meeting” and the “South Meeting”, respectively) but subject to Section 6.3(e). Without the prior written consent of the other party, neither party hereto shall submit any proposal to its stockholders at the North Meeting or the South Meeting, as applicable, except as contemplated by this Agreement. North shall solicit, and use its reasonable best efforts to obtain, the Requisite North Vote at the North Meeting, and South shall solicit, and use its reasonable best efforts to obtain, the Requisite South Vote at the South Meeting.

(b) Except as expressly provided in this Section 6.3(b), the Board of Directors of North and South shall (i) recommend to its respective stockholders the adoption and approval of this Agreement and the transactions contemplated herein, as applicable (including, in the case of North, the North Charter Amendment) (the “Board Recommendation”), (ii) include the Board Recommendation in the Joint Proxy Statement and (iii) with respect to South, not approve, agree to or recommend any Acquisition Proposal or Alternative Transaction. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of South shall be permitted (x) not to recommend to its stockholders that they give the Requisite South Vote, (y) not to include the Board Recommendation in the Joint Proxy Statement, or (z) to otherwise withdraw or modify in a manner adverse to North the Board Recommendation (the actions described in clauses (x), (y) and (z), each a “Change in Board Recommendation”), in each case, in response to (i) a material event, fact, circumstance, development or occurrence that does not relate to a Superior Proposal (which is addressed in the following clause (ii)) and is unknown to and not reasonably foreseeable by the South Board of Directors as of the date of this Agreement but becomes known to or by the South Board of Directors prior to South obtaining the Requisite South Vote (an “Intervening Event”), or (ii) the receipt of an unsolicited bona fide Acquisition Proposal from a third party that the Board of Directors of South determines in its good faith judgment, after receiving the advice of outside legal counsel and a financial advisor of nationally recognized reputation, is a Superior Proposal, in each case, if, and only if, the Board of Directors of South determines in its good faith judgment, after receiving the advice of outside legal counsel, that failure to make a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law. The Board of Directors of South may not make a Change in Board Recommendation unless (A) five business days (subject to extension as set forth below in this sentence) shall have elapsed following delivery by South to North of written notice advising North that South’s Board of Directors intends to resolve to effect a Change in Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall include a reasonable description of the event or circumstances giving rise to the decision to effect a Change in Board Recommendation (including, the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof), (B) at the end of such five business day notice period (during which period South shall have negotiated with North in good faith (to the extent North desires to negotiate)) the Board of Directors of South takes into account any amendment or modification to this Agreement proposed by North and (C) after receiving the advice of outside legal counsel and, with respect to financial matters, a financial advisor of nationally recognized reputation, the Board of Directors of South determines in good faith that it nevertheless would be inconsistent with its fiduciary duties under applicable Law not to make the Change in Board Recommendation; provided, however, that, following any material revision to an Acquisition Proposal, South shall be required to deliver a new written notice to North in accordance with this sentence and to again comply with the requirements of this sentence. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated in accordance with its terms, (1) nothing in this Agreement shall be interpreted to excuse either party from complying with its obligation to submit this Agreement to its stockholders at the North Meeting or the South Meeting, as applicable, or from complying with the obligations set forth in Section 6.3(e), and (2) South shall not submit to the vote of its stockholders any Acquisition Proposal or Alternative Transaction other than the Merger. Without limiting the foregoing, if the Board of Directors of South has effected a Change in Board Recommendation as expressly permitted by this Section 6.3(b), then the Board of Directors of South may submit this Agreement to its stockholders without the Board Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of South may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto.

(c) For purposes of this Agreement, “Superior Proposal” means, with respect to South, a bona fide, unsolicited written offer made by a third party that, if consummated, would result in such person (or, in the case of a direct merger between such person and South, the stockholder or stockholders of such person) acquiring, directly or indirectly, 50% of the voting power of the capital stock of South or all or substantially all the assets of South and its Subsidiaries, taken as a whole, and which offer, the Board of Directors of South determines in its good faith judgment (after taking into account all of the terms and conditions of the offer and this Agreement (including any proposal by North to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement) is more favorable from a financial point of view to its stockholders than the Merger.

(d) South and North shall cooperate to schedule and convene the South Meeting and the North Meeting on the same date.

(e) Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party. If at any time following the dissemination of the Joint Proxy Statement (i) South reasonably determines in good faith that the Requisite North Vote is unlikely to be obtained at the North Meeting, or (ii) North reasonably determines in good faith that the Requisite South Vote is unlikely to be obtained at the South Meeting, then prior to the vote contemplated having been taken such party may request that the other party adjourn or postpone its meeting for up to 45 days from the then-scheduled date, and the other party shall comply with such request. During such period of adjournment or postponement, the parties shall continue in all respects to comply with their obligations under this Section 6.3 and shall in good faith use reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its stockholders) and, subject to this Section 6.3, seek to obtain the Requisite North Vote or the Requisite South Vote, as the case may be. Except as set forth in this Section 6.3(e), no party shall have the obligation to postpone or adjourn its stockholder meeting.

6.4 Legal Conditions to Merger. Subject in all respects to Sections 6.1, 6.3 and 6.11, each of North and South shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by South or North or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. North shall cause the shares of North Class A Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employees; Employee Benefits.

(a) At the Effective Time, each employee of South who is then currently employed by South automatically shall become an employee of North (a “Continuing Employee”) without any action by that employee, South or North. Except to the extent otherwise provided in a written agreement with a Continuing Employee which is entered into or assumed by North, the employment of each Continuing Employee will be on an “at will” basis in such position, at such location within North’s system and for such rate of compensation as shall be determined by North in the ordinary course of its business, and nothing in this Agreement shall be deemed to constitute an employment agreement between North and any such person, to obligate North to continue to employ any such person for any specific term or period of time in any specific position or at any specific salary or rate of compensation, or at all, or to restrict North’s right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to North.

(b) Following the Effective Time, except for any period while the comparable South Benefit Plans are continued, each Continuing Employee shall be entitled to participate in employee benefit plans provided generally by North to its employees from time to time on the same basis and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other new employees of North; provided, for purposes of determining eligibility to participate, and vesting under North’s Section 401(k) plan, and participation in North’s employee benefits generally, as well as for purposes of benefit accrual under North’s paid time off and position elimination policies, each Continuing Employee will be given credit for his or her time of service with South prior to the Effective Time based on his or her date of hire reflected in South’s employment records; provided further, that Continuing Employees whose employment with North is terminated within 12 months after the Closing Date will receive severance payments equal to the greater of those severance payments that (i) they would receive from North or (ii) they would have received from South if their employment with South had been terminated immediately prior to the Closing Date; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, in no event shall any Continuing Employee be or become eligible to participate in, or for benefits under, North’s defined benefit pension plan (which has been frozen to new participants) (the “North Pension Plan”). The terms of participation by Continuing Employees in North’s health, dental and vision insurance plans and other programs that are part of North’s Cafeteria Plan shall include the waiver of any waiting periods.

(c) Following the Effective Time, North agrees to provide participants in South’s defined benefit pension plan as described in Section 3.11(a) of the South Disclosure Schedule (the “South Pension Plan”) with substantially the same pension and other retirement benefits as currently provided under the South Pension Plan, provided, however that North may amend or modify the South Pension Plan in a manner substantially comparable to amendments or modifications to the North Pension Plan, or terminate the South Pension Plan if the North Pension Plan is terminated.

(d) With respect to the First Citizens Long-Term Compensation Plan described in Section 3.11(a) of the South Disclosure Schedule and awards issued thereunder prior to the Closing, North shall assume the obligations of South to pay the amounts awarded prior to the Closing at the time and in the manner provided by such South Benefit Plan (without making any amendment to such South Benefit Plan or awards or accelerating or deferring the timing of any payment) and to observe the administrative provisions of such South Benefit Plan, but North shall have no obligation to make any additional awards under such South Benefit Plan.

(e) With respect to the Deferred Compensation Plan of First Citizens Bank and Trust Company of South Carolina and the 409A Deferred Compensation Plan of First Citizens Bank and Trust Company, Inc. described in Section 3.11(a) of the South Disclosure Schedule, North shall pay the retirement accounts of each participant as such retirement accounts exist as of Closing plus interest accrued subsequent to Closing on such retirement accounts in accordance with such South Benefit Plans at the time and in the manner provided by such South Benefit Plan. North shall not make any amendment or modification to such South Benefit Plan that results in the participant being liable for the excise tax, interest charge or other adverse consequences imposed by Section 409A of the Code.

(f) Prior to the Effective Time, South and each of its Subsidiaries shall cooperate with North to allow North, in its reasonable discretion, to (i) arrange and conduct for Continuing Employees an open enrollment period for the North Benefit Plans (to the extent any such plans will be made available to the applicable Continuing Employee) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by North and South), and (ii) meet with employees of South and its Subsidiaries at reasonable times as mutually agreed to by North and South.

(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of North or South or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, South, North or any Subsidiary or affiliate thereof or shall interfere with or restrict in any way the rights of the Surviving Corporation, South, North or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of North or South or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any South Benefit Plan, North Benefit Plan or any other benefit or employment plan, program, agreement, Contract or arrangement, or (ii) except as expressly provided herein, alter or limit the ability of North, the Surviving Corporation or any of their Subsidiaries or affiliates to amend, modify or terminate any particular South Benefit Plan, North Benefit Plan or any other benefit or employment plan, program, agreement, Contract or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of North or South or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6.

(h) As used in this Agreement, the term “North Benefit Plans” means all employee benefit plans (as defined in ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory Contracts to or with respect to which North or any Subsidiary or any trade or business of North or any of its Subsidiaries, whether or not incorporated, all of which together with North would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “North ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by North or any of its Subsidiaries or any of their respective North ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of North or any of its Subsidiaries or any of their respective North ERISA Affiliates, in each case to the extent material.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of South or any of its Subsidiaries and any person who is or was serving at or prior to the Effective Time as a director or officer (or in a like capacity) of another person at the request of South or any of its Subsidiaries (collectively, the “South Indemnified Parties”) as and to the extent each such South Indemnified Party would have had a right to be indemnified by South (or any of its Subsidiaries), under their respective articles of incorporation and bylaws in existence as of the date hereof against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out the fact that such person is or was a director or officer of South or any of its Subsidiaries or serving as a director or officer (or in a like capacity) of another person at the request of South or any of its Subsidiaries and in respect of any acts or omissions (or alleged acts or omissions) of or by any such South Indemnified Party occurring (or alleged to have occurred) at or prior to the Effective Time, including the transactions contemplated by this Agreement; and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted by Law, provided that the South Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if its ultimately determined that such South Indemnified Party is not entitled to indemnification.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by South (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by South for such insurance

(the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, South, in consultation with, but only upon the consent of North, may obtain at or prior to the Effective Time a six-year “tail” policy under South’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Premium Cap.

(c) If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall also assume the obligations set forth in this Section 6.7. The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each South Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of North, on the one hand, and a Subsidiary of South, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of South and North, execute and deliver such deeds, bills of sale, assignments or assurances and take all such other action as may be necessary in connection therewith.

6.9 Advice of Changes. North and South shall each promptly advise the other party of (a) any change or event (i) that has had or would reasonably be likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, (b) any action, suit, claim, investigation or proceeding commenced, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement, and (c) any notice or other communication from any person or Governmental Entity alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; provided that nothing disclosed pursuant to this Section 6.9 shall affect or be deemed to modify or waive the representations and warranties set forth herein, and provided further that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Dividends. After the date of this Agreement, each of North and South shall coordinate with the other the declaration of any dividends in respect of North Common Stock and South Common Stock and the record dates and payment dates relating thereto, it being the agreement of the parties hereto that holders of South Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of South Common Stock and any shares of North Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Acquisition Proposals. South agrees that it will not, and will cause each of its Subsidiaries and controlled affiliates not to, and will use its reasonable best efforts to cause each of its respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, requests for nonpublic information, offers or proposals that contemplate or otherwise relate to or could reasonably be expected to lead to any Alternative Transaction (any of the foregoing being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an

Alternative Transaction or Acquisition Proposal or (iii) furnish any information regarding itself or any of its Subsidiaries to any person in connection with or in response to any Acquisition Proposal. Notwithstanding the preceding sentence, prior to receipt of the Requisite South Vote, in the event that South receives an Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of or any action inconsistent with this Section 6.11, and that the Board of Directors of South determines, in its good faith judgment, after receiving the advice of outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn), if and only if, the Board of Directors of South determines, in its good faith judgment, after receiving the advice of outside counsel and a financial advisor of nationally recognized reputation, that failure to take any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties under applicable Law, South and its Representatives may (A) furnish information with respect to it and its Subsidiaries to the party making such Acquisition Proposal and its Representatives and financing sources pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Acquisition Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is provided simultaneously to North (if not previously provided), and (B) participate in discussions and negotiations regarding such Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions contained in this Section 6.11 by any Subsidiary or Representative of South, shall be deemed a breach of this Section 6.11 by South.

(a) As used in this Agreement, “Alternative Transaction” shall mean, with respect to South, other than the transactions contemplated by this Agreement, (i) the acquisition (whether by merger, consolidation, equity investment, joint venture, issuance of securities, reorganization, tender offer, sale, license, disposition or otherwise) by any person or “group” as defined in the Exchange Act of 15% or more of the assets of South or any of its Subsidiaries; (ii) the acquisition in any manner, directly or indirectly, by any person or “group” of 15% or more of any class of the issued and outstanding shares of capital stock of South or any of its Subsidiaries; (iii) the issuance of 15% or more of the current number of issued and outstanding shares of any class of capital stock of South or any of its Subsidiaries; or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the stockholders of any person) or “group” becoming the beneficial owner of 15% or more of any class of equity or voting securities of South or any of its Subsidiaries whose assets individually or in the aggregate, constitute 15% or more of the consolidated assets of South and its Subsidiaries, taken as a whole.

(b) South shall notify North promptly (but in no event later than one business day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to South or any of its Subsidiaries or for access to the properties, books or records of South or any of its Subsidiaries by any person that has made, or to South’s knowledge is considering making, an Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of South or any of its Subsidiaries and shall include a copy of any written Acquisition Proposal and the material terms of any oral Acquisition Proposal or modification or amendment to an Acquisition Proposal. South shall keep North fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c) South shall and shall cause its Subsidiaries and their respective Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than North) conducted heretofore with respect to or that relate to any Acquisition Proposal. South has not and, unless the Board of Directors of South determines in its good faith judgment, after receiving the advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, agrees not to, and to cause its Subsidiaries not to, release any third party from, and also agrees to enforce, the confidentiality and standstill provisions of any Contract to which it or its Subsidiaries is a party that remains in effect as of the date hereof.

(d) Nothing contained in this Agreement shall prohibit the Board of Directors of South from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and, provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Board Recommendation in a manner adverse to North unless the Board of Directors of South expressly and concurrently reaffirms the Board Recommendation.

6.12 Public Announcements. South and North shall consult with and provide each other with the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except if such issuance, statement or comment is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange and compliance with this Section 6.12 is not practicable.

6.13 Real Property Matters.

(a) At its option and expense, following the date of this Agreement, North may cause to be conducted (i) a title examination, physical survey, zoning compliance review and structural inspection of any or all of the South Real Property and improvements thereon (collectively, the “Property Examination”) and (ii) site inspections, environmental assessments, historic reviews and regulatory analyses of any or all of the South Real Property, together with such other studies, testing and intrusive sampling and analyses as North shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that any investigation or reviews conducted by or on behalf of North shall be performed in such a manner as will not interfere unreasonably with the normal operations of South or any of its Subsidiaries, and no sampling or invasive investigations may be undertaken without the prior written consent of South (such consent not to be unreasonably withheld).

If, in the course of the Property Examination or Environmental Survey, North identifies one or more Material Defects, North will give prompt written notice thereof to South describing the facts or conditions constituting each such Material Defect.

(b) For purposes of this Agreement, a “Material Defect” shall include, except as Previously Disclosed:

(i) the existence of any Lien (other than Permitted Encumbrances) relating to any of the South Real Property, including without limitation the existence of any facts or circumstances that adversely affect South’s, South Bank’s or any South Subsidiary’s ability to enforce any lease agreement or its rights in any leasehold interest thereunder;

(ii) the existence of any zoning restriction, easement, encroachment, covenant, restriction or other defects or exceptions to title, or the existence of any facts or conditions that constitute a breach of representations and warranties (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) relating or with respect to any of the South Real Property, in either such case that North reasonably believes will materially and adversely affect (A) its use of the South Real Property for the purpose for which and in the manner in which it currently is used or (B) the value or marketability of the South Real Property;

(iii) the existence of any structural defects or conditions of disrepair in the improvements on any parcel of the South Real Property (including any equipment, fixtures or other components related thereto);

(iv) the existence of facts or circumstances relating to any of the South Real Property and indicating that (A) there likely has been a discharge, disposal, release, threatened release or emission by any person of any Hazardous Substance on, from, under, at or relating to the South Real Property or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the South Real Property (including, without limitation, any removal or disposal of materials from the South Real Property) which constitutes or would constitute a violation of any Environmental Law or any Contract between South, South Bank or any South Subsidiary and any other person or entity, as to which, in either such case, North reasonably believes, based on the advice of legal counsel or other consultants, that, before or after the

Effective Time, South, South Bank, any South Subsidiary or North, respectively, could incur costs or become responsible or liable for assessment, removal, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury) or civil, criminal or administrative penalties or other corrective action; or

(v) the existence of any “recognized environmental condition” on any parcel of the South Real Property, as identified by any Environmental Survey.

(c) In the event that North reasonably believes that (A) the total of the costs and expenses that South, South Bank, the South Subsidiaries, North or North Bank could incur in fully correcting all Material Defects identified by North that are described in Section 6.13(b), plus (B) all other amounts for which South, South Bank, the South Subsidiaries, North or North Bank could become responsible or liable related to all of those Material Defects as described in Section 6.13(b)(iv), would reasonably be expected to have a Material Adverse Effect on South, then North shall have the right and option, as its sole remedy, exercisable upon written notice to South, to terminate this Agreement. In the event that, following its investigation of any such Material Defects, North concludes that it will terminate this Agreement as provided in the preceding sentence, it will give prompt notice of termination to South; provided, however, that North shall not be obligated to give any such notice while it continues in good faith to investigate, or to determine the nature and cost of potential corrective actions, if any, to remedy, any such Material Defect. In no event shall South be required to cure or remedy any defect, including without limitation any Material Defect.

(d) It is contemplated that North will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and South, South Bank and the South Subsidiaries understand and agree that, upon completion of the Property Examination and Environmental Survey, if any of the facts, conditions, circumstances or other matters revealed by the Property Examination or Environmental Survey reveal a Material Defect, then North may exercise its rights under this Section 6.13 without regard to any actual knowledge on or prior to the date of this Agreement on the part of North or its officers or advisers of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto and without regard to any matters Previously Disclosed to North, or any other communication to North or any of its officers or advisers, prior to the date of this Agreement, or otherwise.

(e) North shall not disclose the results of its investigations to any other person except (i) as required by Law or (ii) to its attorneys, accountants, or other consultants assisting it in connection with this transaction, and in the case of subclause (ii), then only upon making each such person aware of the confidentiality restrictions set forth herein and procuring such person’s agreement to be bound thereby. North shall promptly repair any damage to any property of South, South Bank or any South Subsidiary, and be responsible for any claims for personal injury or property damage, resulting from North’s investigations. Upon request, North shall provide to South a copy of all written reports received by North from consultants or other third parties engaged by North to perform such investigations.

6.14 Trust Preferred Securities. Upon the Effective Time, North shall assume the due and punctual performance and observance of the covenants to be performed by South under (a) the Junior Subordinated Indenture, dated as of March 24, 1998, between South and Deutsche Bank Trust Company Americas, as trustee, relating to trust preferred securities issued by FCB/SC Capital Trust I, a Delaware business trust (the “Trust Preferred Securities I”), (b) the Junior Subordinated Indenture, dated as of May 7, 2004, between South and Deutsche Bank Trust Company Americas, as trustee, relating to trust preferred securities issued by FCB/SC Capital Trust II, a Delaware business trust (the “Trust Preferred Securities II”), and (c) the Indenture, dated as of March 10, 2004, between Community Bankshares, Inc. (succeeded by South by acquisition) and Wells Fargo Bank, as trustee, relating to trust preferred securities issued by SCB Capital Trust I, a Delaware trust (the “Trust Preferred Securities III” and, together with the Trust Preferred Securities I and the Trust Preferred Securities II, the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, North and South shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel, in each case reasonably requested by the trustee thereof, to the trustee thereof, required to make such assumptions effective.

6.15 Redemption of Preferred Stock. Prior to the Effective Time, South shall take all necessary action to effect the redemption of all of the outstanding shares of South Series A preferred stock, South Series B preferred stock, South Series C preferred stock, South Series E preferred stock, South Series F preferred stock and South Series G preferred stock (collectively, the “South Preferred Stock”) for an amount in cash equal to $50.00, $50.00, $100.00, $200.00, $50.00 and $50.00 per share, respectively, plus any dividends accrued but unpaid thereon. Upon redemption, shares of South Preferred Stock shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither South nor any South Subsidiary may exercise any voting or other rights granted to the holders of South Preferred Stock following redemption.

6.16 Subordinated Debt. Upon the Effective Time, North shall assume the due and punctual performance and observance of the covenants to be performed by South under, and the due and punctual payment of the principal of and interest on: (a) the 6.80% Notes due April 1, 2015 issued in the original aggregate principal amount of $75,000,000 pursuant to an Indenture and a First Supplemental Indenture, each dated as of April 5, 2005, and each between South and Deutsche Bank Trust Company Americas, (b) the 8.00% Subordinated Note due June 1, 2018 by South in favor of Louise T. Adams in the original aggregate principal amount of $5,000,000, (c) the 8.00% Subordinated Note due June 1, 2018 by South in favor of Greta T. Covington in the original aggregate principal amount of $5,000,000, and (d) the 8.00% Subordinated Note due June 1, 2018 by South in favor of John H. Terrell III in the original aggregate principal amount of $5,000,000 (the debt described in the foregoing clauses (a)–(d), is referred to collectively as the “Subordinated Debt”). In connection with the assumption by North of the Subordinated Debt, North and South shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel, in each case reasonably requested by the trustee or holder thereof, to the trustee or holder thereof, required to make such assumptions effective.

ARTICLE VII CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Requisite North Vote and the Requisite South Vote shall have been obtained.

(b) NASDAQ Listing. The shares of North Class A Common Stock to be issued to the stockholders of South upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition. “Requisite Regulatory Approvals” means the approval of (A) the Federal Reserve Board, (B) the FDIC, (C) the South Carolina Commissioner, (D) the North Carolina Commissioner, and (E) any other federal or state banking regulator or agency whose approval is required in connection with the transaction, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement.

7.2 Conditions to Obligations of North. The obligation of North to effect the Merger is also subject to the satisfaction or waiver by North, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of South set forth in Sections 3.2(a) shall be true and correct (other than such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of South set forth in Sections 3.1, 3.2(b), 3.2(c), 3.3(a), 3.7 and 3.23 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date). All other representations and warranties of South set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on South. North shall have received a certificate signed on behalf of South by the Chief Executive Officer and the Chief Financial Officer of South to the foregoing effect.

(b) Performance of Obligations of South. South shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and North shall have received a certificate signed on behalf of South by the Chief Executive Officer and the Chief Financial Officer of South to such effect.

(c) Other Documents and Information. As of the Closing Date, North shall have received the following documents with respect to South:

(i) a certificate of its corporate existence issued by the State of South Carolina as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii) a true and complete copy of the South Charter and all amendments thereto, certified by the State of South Carolina as of a recent date;

(iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv) a certificate from its Secretary or an Assistant Secretary certifying that the South Charter has not been amended since the date of the certificate described in subparagraph (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subparagraph (i) above that would adversely affect its existence;

(v) a true and complete copy of the resolutions of its board of directors and stockholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

(vi) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(vii) a certificate of the Federal Reserve Bank with respect to South; and

(viii) such other certificates and documents of officers of South, South Bank and public officials as shall be reasonably requested by North to establish the existence of South, South Bank and the insurance of South Bank’s accounts by the FDIC.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on South.

(e) Federal Tax Opinion. North shall have received the (i) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of a date prior to the filing of the S-4, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

7.3 Conditions to Obligations of South. The obligation of South to effect the Merger is also subject to the satisfaction or waiver by South, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of North set forth in Sections 4.2(a) shall be true and correct (other than such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of North set forth in Sections 4.1, 4.2(b), 4.2(c), 4.3(a) and 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date). All other representations and warranties of North set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on North. South shall have received a certificate signed on behalf of North by the Chief Executive Officer and the Chief Financial Officer of North to the foregoing effect.

(b) Performance of Obligations of North. North shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and South shall have received a certificate signed on behalf of North by the Chief Executive Officer and the Chief Financial Officer of North to such effect.

(c) Other Documents and Information. As of the Closing Date, South shall have received the following documents with respect to North:

(i) a certificate of its corporate existence issued by the State of Delaware as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii) a true and complete copy of the North Charter and all amendments thereto, certified by the State of Delaware as of a recent date;

(iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv) a certificate from its Secretary or an Assistant Secretary certifying that the North Charter has not been amended since the date of the certificate described in subparagraph (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subparagraph (i) above that would adversely affect its existence;

(v) a true and complete copy of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

(vi) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(vii) a certificate of the Federal Reserve Bank with respect to North; and

(viii) such other certificates and documents of officers of North, North Bank and public officials as shall be reasonably requested by South to establish the existence of North, North Bank and the insurance of North Bank’s accounts by the FDIC.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on North.

(e) Federal Tax Opinion. South shall have received the (i) opinion of Haynsworth Sinkler Boyd, P.A., dated as of a date prior to the filing of the S-4, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the (ii) opinion of Haynsworth Sinkler Boyd, P.A., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) South Stockholder Vote. A majority of the votes entitled to be cast on the adoption and approval of this Agreement and the transactions contemplated hereby by the Minority Holders (in the aggregate) are not cast against the Merger.

ARTICLE VIII TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time and, except as specified below, whether before or after adoption of this Agreement by the stockholders of North or South:

(a) by mutual consent of North and South in a written instrument authorized by the Board of Directors of each;

(b) by either North or South if any Governmental Entity that must grant a Requisite Regulatory Approval has (i) denied approval of the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger or (ii) granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or results in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the Termination Date so as not to contain or result in a Materially Burdensome Regulatory Condition, unless, in either case, the failure to obtain a Requisite Regulatory Approval or to obtain a Requisite Regulatory Approval without it containing or resulting in the imposition of a Materially Burdensome Regulatory Condition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either North or South if the Merger shall not have been consummated on or before one year from the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either North or South if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 7.2 (in the case of a termination by North) or Section 7.3 (in the case of a termination by South) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured by the earlier of (A) the Termination Date or (B) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained herein such that any of the conditions set forth in Section 7.2 (in the case of a termination by South) or Section 7.3 (in the case of a termination by North) would not be satisfied;

(e) by either North or South if (i) the North Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 4.3(a) having been taken and the Requisite North Vote shall not have been obtained or (ii) the South Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) having been taken and the Requisite South Vote shall have not been obtained; provided that the party seeking to terminate this Agreement under this Section 8.1(e) shall have complied in all material respects with its obligations under Section 6.3 (including by complying with an adjournment or postponement request under Section 6.3(e));

(f) by North, prior to South obtaining the Requisite South Vote, if (i) the Board of Directors of South shall have effected a Change in Board Recommendation or (ii) South failed to comply in all material respects with its obligations under Section 6.3 or 6.11;

(g) by South, prior to North obtaining the Requisite North Vote, if North failed to comply in all material respects with its obligations under Section 6.3;

(h) by South, prior to obtaining the Requisite South Vote, if the Board of Directors of South shall have effected a Change in Board Recommendation; provided South has complied with the requirements of Sections 6.3(b) and 6.11;

(i) by North, pursuant to Section 6.13(c); or

(j) by North, if holders of 10% of South Common Stock are deemed Dissenting Shares pursuant to the terms of this Agreement.

The party desiring to terminate this Agreement other than pursuant to clause (a) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either North or South as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of North, South, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1 and, except as it relates to surviving provisions, Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither North nor South shall be relieved or released from any liabilities or damages arising out of its fraud or breach of any provision of this Agreement (to the extent such breach is willful, knowing and material) prior to termination.

(b)

(i) If South terminates this Agreement pursuant to Section 8.1(h) as a result of an Acquisition Proposal received by South within the 30-day period following the date of this Agreement, then South will pay to North $6,450,000 and an amount equal to North’s Documented Expenses.

(ii) If South terminates this Agreement pursuant to Section 8.1(h) as a result of an Intervening Event, then South will pay to North $10,000,000 and an amount equal to North’s Documented Expenses.

As used in this Agreement, “Documented Expenses” shall mean a party’s aggregate documented out-of-pocket expenses actually incurred in negotiating and preparing this Agreement, performing due diligence and otherwise in connection with or attempting to consummate the transactions described herein.

(c) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of South or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to South and thereafter this Agreement is terminated (i) by either North or South pursuant to Section 8.1(e)(ii), (ii) by North pursuant to Section 8.1(d), (iii) by South or North pursuant to Section 8.1(c) (if the Requisite South Vote had not been obtained prior to termination and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination), (iv) by North pursuant to Section 8.1(f), or (v) by South pursuant to Section 8.1(h) and no fee is payable by South pursuant to Section 8.2(b), then South shall pay to North an amount equal to (A) North’s Documented Expenses and (B) if, prior to the date that is 12 months after the date of termination of this Agreement pursuant to the preceding sentence, South enters into a definitive agreement with respect to, or consummates, an Alternative Transaction (whether or not involving the same Acquisition Proposal as that referred to in this subsection (c)), then South shall, on the date of entry into such agreement, or on the date of consummation if the Alternative Transaction is consummated without entry into a definitive agreement, pay North $22,574,000, provided, that for purposes of this Section 8.2(c), all references in the definition of Alternative Transaction to 15% shall instead refer to 50%.

(d) South shall not be required to pay the Termination Fee on more than one occasion. Each of North and South agrees that, upon termination of this Agreement under circumstances where a Termination Fee is payable to North and such Termination Fee is paid in full, North shall be precluded from any other remedy (other than with respect to any liability resulting from any willful breach of this Agreement or intentional misconduct) against South in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against South or its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. As used in this Agreement, “Termination Fee” shall mean the aggregate amount payable (other than interest, if any, due from South under Section 8.2(e)) by a party under this Section 8.2.

(e) South acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, North would not enter into this Agreement; accordingly, if South fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, North commences a suit which results in a judgment against South for the Termination Fee or any portion thereof, South shall pay the costs and expenses of North (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if South fails to pay the amounts payable pursuant to this Section 8.2, then it shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as reported in The Wall Street Journal) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

(f) All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by North, and shall be made (i) in the case of the Termination Fee payable pursuant to Section 8.2(b), for that portion of the Termination Fee constituting Documented Expenses, within two business days after receipt of an invoice for the Documented Expenses, and for the remainder of such Termination Fee, within two business days after the termination of this Agreement, and (ii) in the case of the Termination Fee payable pursuant to Section 8.2(c), for that portion of the Termination Fee constituting Documented Expenses, within two business days after receipt of an invoice for the Documented Expenses, and for the remainder of such Termination Fee, within two business days after entry into a definitive agreement with respect to, or consummation of, an Alternative Transaction.

(g) In the event that North shall have the right to receive the Termination Fee, the right to receive the Termination Fee, if any, shall be the sole and exclusive remedy (other than interest, if any, due from South under Section 8.2(e) and with respect to any liability resulting from any willful breach of this Agreement or intentional misconduct) against South and any of its Subsidiaries or Representatives for any and all losses suffered by North or any of North’s Subsidiaries or Representatives in connection with, or as a result of the failure, of the transactions contemplated by this Agreement to be consummated.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of North and South; provided, however, that, after adoption and approval of this Agreement and the transactions contemplated hereby by the respective stockholders of North or South, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of South Common Stock or that otherwise requires the approval of such stockholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption and approval of this Agreement and the transactions contemplated hereby by the respective stockholders of North or South, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of South Common Stock hereunder or that otherwise requires the approval of such stockholders under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. North Carolina time at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., on a date which shall be no later than two business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by North and South.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to South, to:

First Citizens Bancorporation, Inc.

1314 Park Street

Columbia, South Carolina 29201

Attention: Jim B. Apple

Facsimile: (803) 931-1448

With a copy (which shall not constitute notice) to:

Haynsworth Sinkler Boyd, P.A.

1201 Main Street, 22nd Floor

Columbia, SC 29201

Attention: Joseph D. Clark

Facsimile: (803) 765-1243

and

Robinson Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, NC 28246

Attention: Henry H. Ralston

Seth M. Huffstetler

Facsimile: (704) 373-3913

(b)    if to North, to:

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, NC 27609

Attention: Edward L. Willingham, IV

Barry P. Harris, IV

Facsimile: (919) 716-7518

With a copy (which shall not constitute notice) to:

Ward & Smith

1001 College Court

New Bern, NC 28562

Attention: William R. Lathan, Jr.

Facsimile: (252) 672-5477

and

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, 23rd Floor

Raleigh, NC 27601

Attention: Gerald F. Roach and

Geoffrey W. Adams

Facsimile: (919) 821-6800

9.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or

Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of South means the conscious awareness of any of the officers of South listed on Section 9.5 of the South Disclosure Schedule and includes matters of which such individuals should have been consciously aware in the ordinary course of business and performance of their managerial duties, and the “knowledge” of North means the conscious awareness of any of the officers of North listed on Section 9.5 of the North Disclosure Schedule and includes matters of which such individuals should have been consciously aware in the ordinary course of business and performance of their managerial duties. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by or is under common control with such specified person. The South Disclosure Schedule and the North Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable Law.

9.6 Disclosure Schedule.

(a) Before entry into this Agreement, South delivered to North a schedule (a “South Disclosure Schedule”) and North delivered to South a schedule (a “North Disclosure Schedule” and, together with the South Disclosure Schedule, the “Disclosure Schedules”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty or covenant if its absence would not result in the related representation or warranty being deemed untrue or incorrect or the related covenant being breached, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes and (iii) the mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect or is required to be disclosed by the terms of this Agreement.

(b) For purposes of this Agreement, “Previously Disclosed” means information set forth by South or North in the South Disclosure Schedule or North Disclosure Schedule, as applicable. Any fact or item set forth in any section of a Disclosure Schedule shall be deemed to be referred to and incorporated in any other section(s) of such Disclosure Schedule to which it is specifically referenced or cross-referenced, and also in any other section(s) of such Disclosure Schedule (whether or not a specific cross-reference appears therein) if the relevance of such fact or item (or its contents) to such other section(s) of such Disclosure Schedule is reasonably apparent on its face.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law, except that (i) the Merger and the Bank Merger shall be governed by the laws of the States of South Carolina, North Carolina and Delaware, as applicable, and (ii) matters relating to the fiduciary duties of the Board of Directors of South and the Board of Directors of North, dissenters’ rights and similar or related internal affairs matters shall be subject to the laws of the State of South Carolina or the State of Delaware, as applicable.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the United States District Court for the Eastern District of North Carolina or the North Carolina Business Court, Raleigh, North Carolina, or, if such court shall not have jurisdiction, any other North Carolina State court in Wake County, North Carolina (such courts, the “North Carolina Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the North Carolina Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the North Carolina Courts, (iii) waives any objection that the North Carolina Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as set forth in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a

“.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTH:

FIRST CITIZENS BANCORPORATION, INC.

By:	/s/ Jim B. Apple
Name: Jim B. Apple
Title: Chairman, President and CEO

NORTH:

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Edward L. Willingham, IV
Name: Edward L. Willingham, IV
Title: President

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of July 29, 2014 (this “First Amendment”), by and between First Citizens Bancorporation, Inc., a South Carolina corporation (“South”), and First Citizens BancShares, Inc., a Delaware corporation (“North”). North and South are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into an Agreement and Plan of Merger dated as of June 10, 2014 (the “Merger Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement;

WHEREAS, the Parties now desire to amend the Merger Agreement in accordance with Section 8.3 of the Merger Agreement and in accordance with the terms of this First Amendment.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Merger Agreement. The Merger Agreement shall be, and it hereby is, amended as follows:

(a) Section 1.11 is hereby amended to delete the first sentence thereof in its entirety and replace it with the following:

“On the Closing Date and immediately following the Merger or at such other time after the Closing Date as determined by North, First Citizens Bank and Trust Company, Inc., a South Carolina state-chartered bank and a wholly-owned Subsidiary of South (“South Bank”), will merge (the “Bank Merger”) with and into First-Citizens Bank & Trust Company, a North Carolina state-chartered bank and a wholly-owned Subsidiary of North (“North Bank”).”

(b) Section 6.15 is hereby amended to delete the first sentence thereof in its entirety and replace it with the following:

“Prior to the record date of the South Meeting, South shall take all necessary action to effect the redemption of all of the outstanding shares of South Series A preferred stock, South Series B preferred stock, South Series C preferred stock, South Series E preferred stock, South Series F preferred stock and South Series G preferred stock (collectively, the “South Preferred Stock”) for an amount in cash equal to $50.00, $50.00, $100.00, $200.00, $50.00 and $50.00 per share, respectively, plus any dividends accrued but unpaid thereon.”

(c) Section 7.2(e) is hereby deleted in its entirety and replaced with the following:

“Federal Tax Opinion. North shall have received the (i) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of a date prior to the date the S-4 is declared effective under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

(d) A new Section 7.2(f) is hereby added to the Merger Agreement to read in its entirety as follows:

“Resignations of Certain Directors and Executive Officers. North shall have received resignations from such directors and executive officers of South and South Bank as requested by North.”

(e) Section 7.3(e) is hereby deleted in its entirety and replaced with the following:

“Federal Tax Opinion. South shall have received the (i) opinion of Haynsworth Sinkler Boyd, P.A., dated as of a date prior to the date the S-4 is declared effective under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the (ii) opinion of Haynsworth Sinkler Boyd, P.A., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.”

2. Reference to and Effect on the Merger Agreement.

(a) From and after the effective date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Merger Agreement, and each reference in any agreement to be delivered in connection with the Closing under the Merger Agreement to the “Merger Agreement”, “Agreement”, “thereunder”, “thereof” or words of like import referring to the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended hereby.

(b) Except as specifically amended above, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. The execution, interpretation and performance of this First Amendment shall be governed in the manner described in Section 9.9(a) of the Merger Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

SOUTH:

FIRST CITIZENS BANCORPORATION, INC.

By:	/s/ Jim B. Apple
Name:	Jim B. Apple
Title:	Chairman, President and CEO

NORTH:

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Edward L. Willingham, IV
Name:	Edward L. Willingham, IV
Title:	President

Appendix B

APPRAISAL RIGHTS

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

CODE OF LAWS OF SOUTH CAROLINA, 1976, AS AMENDED

SOUTH CAROLINA BUSINESS CORPORATION ACT

CHAPTER 13

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

Appendix D

June 10, 2014

Evaluation Committee of the Board of Directors (the “Evaluation Committee”)

Board of Directors

First Citizens Bancshares, Inc.

4300 Six Forks Road

Raleigh, NC 27609

Ladies and Gentlemen:

First Citizens Bancshares, Inc. (“Company”) and First Citizens Bancorporation, Inc. (“Seller”) have entered into an Agreement and Plan of Merger, which is dated as of June 10, 2014 (the “Agreement”), pursuant to which Seller will merge with and into Company (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Seller common stock, $5.00 par value per share (the “Seller Voting Stock”), and Seller nonvoting common stock, $5.00 par value per share (the “Seller Nonvoting Stock” and, collectively with the Seller Voting Stock, the “Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, except for those shares as described in the Agreement, shall be converted into the right to receive 4.00 shares of Company Class A Common Stock and $50.00, unless a holder elects (the “Class B Election”) in the holder’s letter of transmittal for each share of such holder’s Seller Common Stock to be converted into (x) 3.58 shares of Company Class A Common Stock and (y) 0.42 shares of Company Class B Common Stock. The Agreement provides that no cash (other than cash in lieu of fractional shares) shall be payable with respect to the shares of Seller Common Stock for which the holder thereof made a Class B Election. The shares of Company Common Stock issuable upon conversion of Seller Common Stock, together with any cash in lieu of fractional shares payable pursuant to the Agreement, are referred to herein as the “Merger Consideration”. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Company and its stockholders.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Seller that we deemed relevant; (iv) certain financial projections for Company for the years ending December 31, 2014 through December 31, 2018 as provided by the senior management of Company; (v) certain financial projections for the years ending December 31, 2014 through December 31, 2018 as provided by the senior management of Seller; (vi) the pro forma financial impact of the Merger on Company based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Company; (vii) a comparison of certain financial information for Company and Seller with similar institutions for which publicly available information is available; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of senior management of Seller regarding the business, financial condition, results of operations and prospects of Seller.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company and Seller or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Company and Seller that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or

D-1

completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company and Seller or any of their respective subsidiaries. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company and Seller or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company and Seller or any of their respective subsidiaries, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company and Seller or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Seller and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain financial projections for Company and Seller as provided by the respective senior managements of Company and Seller. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Company. With respect to those projections, estimates and judgments, the respective managements of Company and Seller confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Company and Seller, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s and Seller’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Seller will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Company has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company and Seller and their affiliates.

Our opinion is directed to the Evaluation Committee and the Board of Directors of Company in connection with their consideration of the Merger and does not constitute a recommendation to any shareholder of either Company or Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Company and its stockholders and does not address the underlying business decision of Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Company or the effect of any other transaction in which Company might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill has consented to the inclusion of this opinion in any regulatory filings or required correspondence with Company’s stockholders. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee, or class of such persons, relative to the compensation to be received in the Merger by any other stockholder, if any.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Company and its stockholders from a financial point of view.

Very truly yours,

D-2

Appendix E

GLOBAL CORPORATE & INVESTMENT BANKING
Merrill Lynch, Pierce, Fenner & Smith Incorporated

June 10, 2014

Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

1225 Lady Street, Columbia, SC 29201

Members of the Special Committee:

We understand that First Citizens Bancorporation, Inc. (“Bancorp”) proposes to enter into an Agreement and Plan of Merger, dated as of June 10, 2014 (the “Agreement”), between Bancorp and First Citizens BancShares, Inc. (“BancShares”), pursuant to which, among other things, Bancorp will merge with and into BancShares (the “Merger”) and each outstanding share of the common stock, par value $5.00 per share, of Bancorp (the “Bancorp Voting Common Stock”) and the nonvoting common stock, par value $5.00 per share, of Bancorp (the “Bancorp Nonvoting Common Stock” and, together with the Bancorp Voting Common Stock, the “Bancorp Common Stock”) will be converted into the right to receive the following consideration (collectively, the “Merger Consideration”): (i) 4.0 shares of the Class A common stock, par value $1.00 per share, of BancShares (the “BancShares Class A Common Stock”) and $50.00 in cash (such consideration, the “Default Consideration”) or (ii) if a holder so elects (the “Class B Election”) in lieu of receiving the Default Consideration, 3.5800 shares of BancShares Class A Common Stock and 0.4200 shares of the Class B common stock, par value $1.00 per share, of BancShares (the “BancShares Class B Common Stock” and, together with the BancShares Class A Common Stock, the “BancShares Common Stock”) (such consideration, the “Class B Election Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You (the “Special Committee”) have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the Minority Holders (as defined in the Agreement) of Bancorp Common Stock who do not make a Class B Election.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Bancorp and BancShares;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Bancorp furnished to or discussed with us by the management of Bancorp, including certain financial forecasts relating to Bancorp prepared by the management of Bancorp (such forecasts, “Bancorp Forecasts”);

(iii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of BancShares furnished to or discussed with us by the management of BancShares, including certain financial forecasts relating to BancShares prepared by the management of BancShares (such forecasts, “BancShares

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

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Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

Forecasts”) and such forecasts as adjusted by the management of Bancorp (such forecasts, as adjusted, the “Adjusted BancShares Forecasts”), and discussed with the management of Bancorp its assessments as to the relative likelihood of achieving the future financial results reflected in the BancShares Forecasts and the Adjusted BancShares Forecasts;

(iv)	reviewed certain estimates as to the amount and timing of cost savings, revenue synergies and restructuring charges (“Synergies”) anticipated by the management of Bancorp to result from the Merger;

(v)	discussed the past and current business, operations, financial condition and prospects of Bancorp with members of the senior managements of Bancorp and BancShares, and discussed the past and current business, operations, financial condition and prospects of BancShares with members of the senior managements of Bancorp and BancShares;

(vi)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of BancShares, including the potential effect on BancShares’ estimated earnings per share;

(vii)	reviewed the trading histories for Bancorp Voting Common Stock and BancShares Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of Bancorp and BancShares with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	reviewed the relative financial contributions of Bancorp and BancShares to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft, dated June 3, 2014, of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Bancorp and BancShares that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Bancorp Forecasts and the Synergies, we have been advised by the Special Committee, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Bancorp as to the future financial performance of Bancorp and the other matters covered thereby. With respect to the BancShares Forecasts, we have been advised by

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

E-2	Merrill Lynch, Pierce, Fenner and Smith Incorporated One Bryant Park, New York, NY 10036

Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

BancShares, and have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BancShares as to the future financial performance of BancShares and other matters covered thereby. With respect to the Adjusted BancShares Forecasts, we have assumed, at the direction of the Special Committee, that the management of Bancorp’s review of and adjustments to the BancShares Forecasts were reasonably performed and that the Adjusted BancShares Forecasts reflect the best currently available estimates and good faith judgments of the management of Bancorp as to the future financial performance of BancShares and we have relied, at the direction of the Special Committee, on the Adjusted BancShares Forecasts for purposes of our analysis and opinion. We have relied, at the direction of the Special Committee, on the assessments of the management of Bancorp as to BancShares’ ability to achieve the Synergies and have been advised by the Special Committee, and have assumed, with the consent of the Special Committee, that the Synergies will be realized in the amounts and at the times projected. We are not experts in the evaluation of loan portfolios or allowances for losses with respect thereto and we have not been requested to, and we have not, conducted a review of individual credit files or made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of Bancorp’s or BancShares’ allowances for losses or any other matters with respect thereto. We have been advised and therefore have assumed that such allowances for losses for Bancorp and BancShares are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bancorp, BancShares or any other entity, nor have we made any physical inspection of the properties or assets of Bancorp, BancShares or any other entity and we have assumed, with the consent of the Special Committee, that there are no material undisclosed liabilities of or relating to Bancorp, BancShares or any other entity for which appropriate reserves or other provisions have not been made. We have not evaluated the solvency or fair value of Bancorp, BancShares or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Special Committee, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Bancorp, BancShares or any other entity or the Merger (including the contemplated benefits of the Merger). You have advised us and for purposes of our analyses and our opinion we have assumed, at your direction, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of the Special Committee, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to be received in the Merger by the Minority Holders of Bancorp Common Stock who do not make a Class B Election to the extent expressly specified herein), including, without limitation, the form or structure of the Merger Consideration or the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. You have advised us and for purposes of our analysis and our opinion we have assumed, at your direction, that certain of the holders of Bancorp Common Stock set forth in Section 3.25 of the South Disclosure Schedule (the “Holding Family Holders”) owning in the aggregate

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

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Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

40.87% of the outstanding Bancorp Voting Common Stock have informed the Special Committee of the Board of Directors of Bancorp that such Holding Family Holders would not support an acquisition of all or any part of Bancorp by, or any alternative transaction involving Bancorp with, a party other than BancShares. As you are aware, we also were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Bancorp or any alternative transaction involving Bancorp. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the Minority Holders of Bancorp Common Stock who do not make a Class B Election and no opinion or view is expressed with respect to (i) any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party, (ii) the allocation of the Merger Consideration among the holders of Bancorp Voting Common Stock and Bancorp Nonvoting Common Stock, (iii) the allocation of the Merger Consideration as between holders of Bancorp Common Stock who receive the Default Consideration, the Class B Election Consideration or any combination thereof, (iv) the fairness of the Class B Election Consideration or the relative fairness of the Default Consideration and the Class B Election Consideration or (v) the value of the voting rights associated with the Bancorp Voting Common Stock or the value of the voting rights associated with the BancShares Class B Common Stock relative to the value of the voting rights associated with the BancShares Class A Common Stock. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Bancorp or in which Bancorp might engage or as to the underlying business decision of Bancorp to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and have relied, with the consent of the Special Committee, upon the assessments of representatives of Bancorp regarding, legal, regulatory, accounting, tax and similar matters relating to Bancorp, BancShares or any other entity and the Merger (including the contemplated benefits of the Merger) as to which we understand that Bancorp obtained such advice as it deemed necessary from qualified professionals. We are also not expressing any opinion as to what the value of BancShares Common Stock actually will be when issued or the prices at which Bancorp Common Stock or BancShares Common Stock will trade at any time, including following the announcement or the consummation of the Merger. Furthermore, we express no opinion or recommendation as to how any stockholder should vote or act or make any election in connection with the Merger or any related matter, including, without limitation, whether such holder should make a Class B Election.

We have acted as financial advisor to the Special Committee of the Board of Directors of Bancorp in connection with the Merger and will receive a fee for our services, a portion of which was payable upon execution of our engagement letter, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Bancorp has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

E-4	Merrill Lynch, Pierce, Fenner and Smith Incorporated One Bryant Park, New York, NY 10036

Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Bancorp, BancShares and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to BancShares and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit and leasing facilities of BancShares and certain of its affiliates, (ii) having provided or providing certain foreign exchange and other trading services to BancShares and certain of its affiliates, and (iii) having provided or providing certain treasury management services and products to BancShares and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of Bancorp (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

E-5	Merrill Lynch, Pierce, Fenner and Smith Incorporated One Bryant Park, New York, NY 10036

Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received in the Merger by the Minority Holders of Bancorp Common Stock who do not make a Class B Election is fair to such Minority Holders from a financial point of view.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

E-6	Merrill Lynch, Pierce, Fenner and Smith Incorporated One Bryant Park, New York, NY 10036

Appendix F

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST CITIZENS BANCSHARES, INC.

First Citizens BancShares, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation to delete Article IV thereof in its entirety and insert a new Article IV, as set forth in Exhibit A, in its place.

And, the said resolutions of the Board of Directors declared the amendment to be advisable, and directed that the amendment be submitted to a vote of the stockholders of the Corporation at a special meeting of the Corporation’s stockholders held on September 16, 2014.

A copy of new Article IV, as adopted and approved by the Board of Directors and by the stockholders of the Corporation at the special meeting, is attached as Exhibit A to this Certificate of Amendment.

SECOND: That thereafter, pursuant to the resolutions of its Board of Directors, at the special meeting of the Corporation’s stockholders duly called and held on September 16, 2014, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, and by the requisite vote, the stockholders of the Corporation approved and adopted the foregoing amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this the [            ] day of [            ], 2014.

FIRST CITIZENS BANCSHARES, INC.

By:
Frank B. Holding, Jr. Chairman and Chief Executive Officer

F-1

Exhibit A

to

Certificate of Amendment

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is Twenty Eight Million (28,000,000) shares divided into three classes. The designation, the number of authorized shares, and the par value of the shares of each class are as follows:

Class	Number of Shares	Par Value Per Share
Class A Common Stock	16,000,000	$1.00
Class B Common Stock	2,000,000	$1.00
Preferred Stock	10,000,000	$0.01

Total Shares	28,000,000

Subject to the rights of the holders of any series of the Preferred Stock as set forth in a certificate of designation relating to that series, the number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware, and no vote of the holders of any of the Preferred Stock voting separately as a class shall be required therefor.

The preferences, powers and rights, and the qualification, limitations and restrictions, of the shares of each class are as follows:

A. Common Stock.

Class A Common Stock. The Class A Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as provided below or from time to time in this Restated Certificate of Incorporation with respect to another class of the corporation’s shares, or in a certificate of designation relating to a series of the Preferred Stock, or by applicable law, the holders of shares of Class A Common Stock shall be entitled to one (1) vote for each share outstanding upon all questions presented to the stockholders and, together with the Class B Common Stock, shall have the exclusive right to vote for the election of directors and for all other purposes; and, as to dividends and liquidation, the Class A Common Stock shall share with the Class B Common Stock as specified below. The Class A Common Stock shall not have class voting privileges except as required by law.

Class B Common Stock. The Class B Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as provided below or from time to time in this Restated Certificate of Incorporation with respect to another class of the corporation’s shares, or in a certificate of designation relating to a series of the Preferred Stock, or by applicable law, the holders of shares of Class B Common Stock shall be entitled to sixteen (16) votes for each share outstanding upon all questions presented to the stockholders and, together with the Class A Common Stock, shall have the exclusive right to vote for the election of directors and for all other purposes; and, as to dividends and liquidation, the Class B Common Stock shall share with the Class A Common Stock as specified below. The Class B Common Stock shall not have class voting privileges except as required by law.

Liquidation, Dividends, Spin-Offs, Distributions-in-Kind and other Benefits (Except Voting) of Class A and Class B Common Stock. As to liquidation, any amounts available shall be distributed between the outstanding Class A Common Stock and the outstanding Class B Common Stock pro rata, based upon the numbers of shares issued and outstanding of Class A Common Stock and Class B Common Stock.

F-2

Dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions (except voting) shall be paid or distributed on the Class A Common Stock and the Class B Common Stock as declared from time to time by the Board of Directors; provided, however, that the dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions shall be the same for each issued and outstanding share of Class A Common Stock and for each issued and outstanding share of Class B Common Stock as of the record date.

Fractional Shares. No certificates for fractional shares of Class A Common Stock or Class B Common Stock shall be issued by the corporation.

B. Preferred Stock.

The corporation’s Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other rights of the shares of each series, and any qualifications, limitations or restrictions thereon, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine with respect to each separate series:

(1) the designation of and the number of shares to constitute each series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors unless otherwise provided by the Board of Directors;

(2) the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preferences over or relation which such dividends shall bear to the dividends payable on any other class or classes, or any other series, of capital stock, including the Preferred Stock; whether such dividends will be cumulative or non-cumulative; and whether the shares will be participating or nonparticipating with other shares with respect to dividends;

(3) whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), and, if so, the redemption prices (or the method of determining such prices) and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(4) the terms and amount of any sinking, retirement, or purchase fund;

(5) the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(6) the voting rights, if any, of the holders of shares of each series;

(7) any restrictions on the issuance or reissuance of additional shares of the Preferred Stock;

(8) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; any preferences over any other class or classes, or any other series, of capital stock, including Preferred Stock; and whether the shares will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets upon liquidation, dissolution or winding up of the affairs of the corporation;

(9) any limitations or restrictions on transfer; and

(10) such other powers, rights and preferences, if any, for the benefit of the holders of, or other terms or limitations, qualifications or restrictions with respect to, the shares within that series as shall not be inconsistent with the provisions of this Restated Certificate of Incorporation, as amended, or applicable law.

The number, designations, powers, preferences, and the relative, participating, optional or other rights of, and any qualifications, limitations or restrictions on, shares within any one series may differ from those

F-3

of shares within any other series. Except as may otherwise be provided in this Restated Certificate of Incorporation, in a certificate of designation relating to a series of the Preferred Stock or by applicable law, holders of the Preferred Stock shall not be entitled to vote, separately or as a class, at or receive notice of any meeting of stockholders.

F-4

Appendix G

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OF FIRST CITIZENS BANCSHARES, INC.

(Pursuant to S.C. Code Section 33-11-103)

Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two fiscal years as well as income statements for each participating corporation for each of the preceding three fiscal years. The audited consolidated statements of condition (balance sheets) at December 31, 2013 and 2012 and audited consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 for First Citizens Bancorporation, Inc. appear at pages F-3 and F-4 of this joint proxy statement/prospectus. The attached unaudited condensed consolidated balance sheets at December 31, 2013 and 2012 and unaudited condensed consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 for First Citizens BancShares, Inc. satisfy the requirements of Section 33-11-103 with respect to First Citizens BancShares, Inc., and are presented solely to satisfy those requirements, and not for any other purpose. Although the unaudited condensed consolidated financial statements that are a part of this Appendix G are derived from historical audited consolidated financial statements of First Citizens BancShares, Inc., they do not contain all of the information or disclosure (including, without limitation, required footnote disclosure) required for audited financial statements under United States Generally Accepted Accounting Principles or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including without limitation Regulation S-X promulgated thereunder, and are, therefore, presented as unaudited condensed financial information of First Citizens BancShares, Inc. Accordingly, readers are cautioned that this Appendix G should be read in conjunction with the audited consolidated financial statements of First Citizens BancShares, Inc., and the notes to such audited consolidated financial statements contained in reports that First Citizens BancShares, Inc. has previously filed with the Securities and Exchange Commission, as set forth in this joint proxy statement/prospectus under “Where You Can Find More Information” beginning on page (i) of this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

First Citizens BancShares, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
	(dollars in thousands, except share data)
Assets
Cash and due from banks	$533,599	$639,730
Overnight investments	859,324	443,180
Investment securities available for sale (cost of $5,404,335 at December 31, 2013, and $5,192,419 at December 31, 2012)	5,387,703	5,226,228
Investment securities held to maturity (fair value of $974 at December 31, 2013, and $1,448 at December 31, 2012)	907	1,342
Loans held for sale	47,271	86,333
Loans and leases:
Acquired	1,029,426	1,809,235
Originated	12,104,298	11,576,115
Less allowance for loan and lease losses	233,394	319,018

Net loans and leases	12,900,330	13,066,332
Premises and equipment	876,522	882,768
Other real estate owned:
Covered under loss share agreements	47,081	102,577
Not covered under loss share agreements	36,898	43,513
Income earned not collected	48,390	47,666
Receivable from FDIC for loss share agreements	93,397	270,192
Goodwill	102,625	102,625
Other intangible assets	1,247	3,556
Other assets	263,797	367,610

Total assets	$21,199,091	$21,283,652

Liabilities
Deposits:
Noninterest-bearing	$5,241,817	$4,885,700
Interest-bearing	12,632,249	13,200,325

Total deposits	17,874,066	18,086,025
Short-term borrowings	511,418	568,505
Long-term obligations	510,769	444,921
Payable to FDIC for loss share agreements	109,378	101,641
Other liabilities	116,785	218,553

Total liabilities	19,122,416	19,419,645
Shareholders’ equity
Common stock:
Class A - $1 par value (11,000,000 shares authorized; 8,586,058 shares issued and outstanding at December 31, 2013; 8,588,031 shares issued and outstanding at December 31, 2012)	8,586	8,588
Class B - $1 par value (2,000,000 shares authorized; 1,032,883 shares issued and outstanding at December 31, 2013, and December 31, 2012)	1,033	1,033
Surplus	143,766	143,766
Retained earnings	1,948,558	1,792,726
Accumulated other comprehensive loss	(25,268)	(82,106)

Total shareholders’ equity	2,076,675	1,864,007

Total liabilities and shareholders’ equity	$21,199,091	$21,283,652

First Citizens BancShares, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Year ended December 31
	2013	2012	2011
	(dollars in thousands, except share and per share data)
Interest income
Loans and leases	$757,197	$967,601	$967,737
Investment securities:
U. S. Treasury	1,645	2,471	8,248
Government agency	12,265	15,688	19,848
Mortgage-backed securities	22,642	14,388	9,235
Corporate bonds	—	2,574	7,975
State, county and municipal	12	36	174
Other	320	340	548

Total investment securities interest and dividend income	36,884	35,497	46,028
Overnight investments	2,723	1,738	1,394

Total interest income	796,804	1,004,836	1,015,159
Interest expense
Deposits	34,495	57,568	101,888
Short-term borrowings	2,724	5,107	5,993
Long-term obligations	19,399	27,473	36,311

Total interest expense	56,618	90,148	144,192

Net interest income	740,186	914,688	870,967
Provision for loan and lease losses	(32,255)	142,885	232,277

Net interest income after provision for loan and lease losses	772,441	771,803	638,690
Noninterest income
Gains on acquisitions	—	—	150,417
Cardholder services	48,360	45,174	56,279
Merchant services	56,024	50,298	54,543
Service charges on deposit accounts	60,661	61,564	63,775
Wealth management services	59,628	57,236	54,974
Fees from processing services	22,821	34,816	30,487
Securities gains (losses)	—	2,277	(288)
Other service charges and fees	15,696	14,239	22,647
Mortgage income	11,065	8,072	6,597
Insurance commissions	10,694	9,974	9,165
ATM income	5,026	5,279	6,020
Adjustments to FDIC receivable and payable for loss share agreements	(72,342)	(101,594)	(19,305)
Other	45,970	1,965	29,055

Total noninterest income	263,603	189,300	464,366
Noninterest expense
Salaries and wages	308,941	307,331	308,088
Employee benefits	90,479	78,861	72,526
Occupancy expense	75,718	74,798	74,832
Equipment expense	75,545	74,822	69,951
FDIC insurance expense	10,175	10,656	16,459
Foreclosure-related expenses	17,134	40,654	46,133
Other	193,388	179,811	204,936

Total noninterest expense	771,380	766,933	792,925

Income before income taxes	264,664	194,170	310,131
Income taxes	96,965	59,822	115,103

Net income	$167,699	$134,348	$195,028

Per share information
Net income per share	$17.43	$13.11	$18.80
Dividends declared per share	1.20	1.20	1.20
Average shares outstanding	9,618,952	10,244,472	10,376,445

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Title 8, Section 145, of the General Corporation Law of the State of Delaware (“Section 145”), a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of threatened, pending or completed Proceedings by or in the right of the corporation to procure a judgment in the corporation’s favor, the corporation has the power to indemnify a person described above against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless and only to the extent that the court in which the Proceeding was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court deems proper.

To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in defense of any Proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the person’s heirs, executors and administrators.

Unless ordered by a court, any indemnification under Section 145 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. That determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) by a majority vote of the directors who are not parties to the Proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the corporation’s stockholders.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any Proceeding may be paid by the corporation in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it ultimately is determined that he or she is not entitled to be indemnified. Expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents, or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be paid upon terms and conditions, if any, as the corporation deems appropriate.

Indemnification and advancement of expenses provided by or granted under Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office.

References in Section 145 to “the corporation” include, in addition to the resulting corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents. As a result, any person who is or was a director, officer, employee or agent of such a constituent corporation, or is or was serving at the request of the constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under Section 145 with respect to the resulting or surviving corporation as that person would have with respect to the constituent corporation if its separate existence had continued.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant shall, to the full extent permitted by Section 145, indemnify all persons whom it may indemnify pursuant thereto. The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the Registrant or, while a director, officer, or employee of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, taxes, including ERISA excise taxes, or penalties, and amounts paid in settlement) reasonably incurred by such person. Such indemnification will continue as to any such person who has ceased to be a director, officer, employee, or agent and inure to the benefit or his or her heirs, executors, and administrators.

The Bylaws provide that the Registrant shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any of the foregoing persons in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, any such advance payment of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it ultimately is determined that he or she is not entitled to be indemnified.

The Bylaws do not limit the right of the Registrant, to the extent and in the manner permitted by law, to indemnify and advance expenses to other persons when and as authorized by appropriate corporate action. Further, the rights conferred on any person under the Bylaws are not exclusive of any other rights the person may have or acquire under any statute, provision of the Registrant’s Restated Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount the person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Under Section 145, a person’s right to indemnification or to advancement of expenses arising under a provision of the Registrant’s Restated Certificate of Incorporation or Bylaws shall not be eliminated or impaired by an amendment to the Restated Certificate of Incorporation or the Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act or omission explicitly authorizes such elimination or impairment after the action or omission has occurred.

A corporation has the power to purchase and maintain insurance on behalf of any person who is or was its director, officer, employee or agent, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145. The Registrant has purchased a policy of liability insurance that covers its directors and officers up to the limits prescribed therein.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

2.1	-	Agreement and Plan of Merger dated June 10, 2014 by and between South and North (attached as Appendix A to the joint proxy statement/prospectus).

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. North hereby agrees to furnish to the SEC, upon its request, any or all of such omitted exhibits or schedules.

2.2	-	Amendment No. 1 to Agreement and Plan of Merger, dated July 29, 2014, by and between North and South (included in Appendix A to the joint proxy statement/prospectus).

3.1	-	Restated Certificate of Incorporation of North, as amended (incorporated by reference from Exhibit 3.1 to North’s Form 8-K dated April 29, 2014).

3.2	-	Form of Certificate of Amendment to Certificate of Incorporation of North (attached as Appendix F to the joint proxy statement/prospectus).

3.3	-	Amended and Restated Bylaws of North (incorporated by reference from Exhibit 3.1 to North’s Form 8-K dated June 10, 2014).

4.1	-	Specimen Class A Common Stock Certificate of North (incorporated by reference from Exhibit 4.1 to North’s Annual Report on Form 10-K for the year ended December 31, 2008).
4.2	-	Specimen Class B Common Stock Certificate of North (incorporated by reference from Exhibit 4.2 to North’s Annual Report on Form 10-K for the year ended December 31, 2008).
4.3	-	Indenture dated June 1, 2005 between North’s subsidiary First-Citizens Bank & Trust Company and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference from Exhibit 4.1 to North’s Form 8-K dated June 3, 2005).
4.4	-	First Supplemental Indenture dated June 1, 2005 between North’s subsidiary First-Citizens Bank & Trust Company and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference from Exhibit 4.2 to North’s Form 8-K dated June 1, 2005).
4.5	-	Amended and Restated Trust Agreement of FCB/NC Capital Trust III (incorporated by reference from Exhibit 4.1 to North’s Form 10-Q for the quarter ended June 30, 2006).
4.6	-	Guarantee Agreement relating to North’s guarantee of the capital securities of FCB/NC Capital Trust III (incorporated by reference from Exhibit 4.2 to North’s Form 10-Q for the quarter ended June 30, 2006).
4.7	-	Junior Subordinated Indenture dated May 18, 2006 between North and Wilmington Trust Company, as Debenture Trustee (incorporated by reference from Exhibit 4.3 to North’s Form 10-Q for the quarter ended June 30, 2006).
5.1	-	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
8.1	-	Tax Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
8.2	-	Tax Opinion of Haynsworth Sinkler Boyd, P.A.
21	-	Subsidiaries of North (incorporated by reference from Exhibit 21 to North’s Annual Report on Form 10-K for the year ended December 31, 2013).
23.1	-	Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm of North.

23.2	-	Consent of Dixon Hughes Goodman LLP, Independent Auditor of South.
23.3	-	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P. (contained in exhibit 5.1).
23.4	-	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P. (contained in exhibit 8.1).
23.5	-	Consent of Haynsworth Sinkler Boyd, P.A. (contained in exhibit 8.2).
24.1	-	Power of Attorney. *
99.1	-	Form of Proxy to be used at South Special Meeting.
99.2	-	Form of Proxy to be used at North Special Meeting.
99.3	-	Consent of Sandler O’Neill + Partners, L.P.
99.4	-	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*Previously filed.

(b) Financial Statement Schedules

N/A

(c) Reports, Opinions or Appraisals

See Section (a) above.

Item 22. Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iv)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(v)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on August 6, 2014.

North

/s/ Glenn D. McCoy
Glenn D. McCoy Vice President and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 6, 2014.

Signature	Title

*	Chairman, Chief Executive Officer and Director (Principal executive officer)
Frank B. Holding, Jr.

/s/ Glenn D. McCoy	Vice President and Chief Financial Officer (Principal financial officer)
Glenn D. McCoy

*	Director
John M. Alexander, Jr.

*	Director
Victor E. Bell III

*	Director
Hope H. Bryant

*	Director
Hubert M. Craig III

*	Director
H. Lee Durham, Jr.

*	Director
Daniel L. Heavner

*	Director
Lucius S. Jones

*	Director
Robert E. Mason IV

*	Director
Robert T. Newcomb

*	Director
James M. Parker

*	Director
Ralph K. Shelton

* By:	/s/ Glenn D. McCoy
Name: Glenn D. McCoy
Title: Attorney-in-fact

EXHIBIT INDEX

2.1	—	Agreement and Plan of Merger dated June 10, 2014 by and between South and North (attached as Appendix A to the joint proxy statement/prospectus).

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. North hereby agrees to furnish to the SEC, upon its request, any or all of such omitted exhibits or schedules.

2.2	—	Amendment No. 1 to Agreement and Plan of Merger, dated July 29, 2014, by and between North and South (included in Appendix A to the joint proxy statement/prospectus).

3.1	—	Restated Certificate of Incorporation of North, as amended (incorporated by reference from Exhibit 3.1 to North’s Form 8-K dated April 29, 2014).

3.2	—	Form of Certificate of Amendment to Certificate of Incorporation of North (attached as Appendix F to the joint proxy statement/prospectus).

3.3	—	Amended and Restated Bylaws of North (incorporated by reference from Exhibit 3.1 to North’s Form 8-K dated June 10, 2014).

4.1	—	Specimen Class A Common Stock Certificate of North (incorporated by reference from Exhibit 4.1 to North’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.2	—	Specimen Class B Common Stock Certificate of North (incorporated by reference from Exhibit 4.2 to North’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.3	—	Indenture dated June 1, 2005 between North’s subsidiary First-Citizens Bank & Trust Company and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference from Exhibit 4.1 to North’s Form 8-K dated June 3, 2005).

4.4	—	First Supplemental Indenture dated June 1, 2005 between North’s subsidiary First-Citizens Bank & Trust Company and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference from Exhibit 4.2 to North’s Form 8-K dated June 1, 2005).

4.5	—	Amended and Restated Trust Agreement of FCB/NC Capital Trust III (incorporated by reference from Exhibit 4.1 to North’s Form 10-Q for the quarter ended June 30, 2006).

4.6	—	Guarantee Agreement relating to North’s guarantee of the capital securities of FCB/NC Capital Trust III (incorporated by reference from Exhibit 4.2 to North’s Form 10-Q for the quarter ended June 30, 2006).

4.7	—	Junior Subordinated Indenture dated May 18, 2006 between North and Wilmington Trust Company, as Debenture Trustee (incorporated by reference from Exhibit 4.3 to North’s Form 10-Q for the quarter ended June 30, 2006).

5.1	—	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

8.1	—	Tax Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

8.2	—	Tax Opinion of Haynsworth Sinkler Boyd, P.A.

21	—	Subsidiaries of North (incorporated by reference from Exhibit 21 to North’s Annual Report on Form 10-K for the year ended December 31, 2013).

23.1	—	Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm of North.

23.2	—	Consent of Dixon Hughes Goodman LLP, Independent Auditor of South.

23.3	—	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P. (contained in exhibit 5.1).

23.4	—	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P. (contained in exhibit 8.1).

23.5	—	Consent of Haynsworth Sinkler Boyd, P.A. (contained in exhibit 8.2).

24.1	—	Power of Attorney.*

99.1	—	Form of Proxy to be used at South Special Meeting.

99.2	—	Form of Proxy to be used at North Special Meeting.

99.3	—	Consent of Sandler O’Neill + Partners, L.P.

99.4	—	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*	Previously filed.